As filed with the Securities and Exchange Commission on January 22, 2024

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WaveDancer, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	54-1167364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

(703) 383-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Hannon

Chief Financial Officer

WaveDancer, Inc.

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

(703) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Jon Olsen Chief Executive Officer Firefly Neuroscience, Inc. 150 King St. W, 2nd Floor Toronto, Ontario, M5H 1J9 Tel. (416) 434-2389	Mark J. Wishner, Esq. Kyle R. Jaep, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard, Suite 1000 McLean, VA 22102 Tel. (703) 749-1300 Fax (703) 749-1301

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The securities being offered by the use of this preliminary joint proxy and consent solicitation statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED January 22, 2024

JOINT PROXY STATEMENT FOR THE SPECIAL MEETING OF WAVEDANCER, INC.,

CONSENT SOLICITATION STATEMENT FOR FIREFLY NEUROSCIENCE, INC.

AND PROSPECTUS FOR 28,709,802 SHARES OF COMMON STOCK OF WAVEDANCER, INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of WaveDancer, Inc. and Firefly Neuroscience, Inc.:

On November 15, 2023, WaveDancer, Inc., a Delaware corporation (“WaveDancer”), FFN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of WaveDancer (“Merger Sub”), and Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), entered into an Agreement and Plan of Merger (as amended by that certain Amendment No. 1, dated as of January 12, 2024 (the “Amendment”), and as may be further amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Firefly, with Firefly continuing as the surviving corporation and a wholly-owned subsidiary of WaveDancer (following the consummation of the merger and the name change described below, the “combined company”), on the terms and conditions set forth in the Merger Agreement. In connection with the consummation of the merger, (i) WaveDancer will amend and restate its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience, Inc.” and (ii) Firefly will amend its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience 2023, Inc.” The boards of directors of each of WaveDancer and Firefly have approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

If the merger is completed, (i) each holder of outstanding shares of Firefly common stock and Firefly Series C preferred stock (“Firefly Preferred Stock”) (referred to herein as the Firefly stockholders) will be entitled to receive the number of shares of WaveDancer common stock equal to the number of shares of Firefly common stock they hold (or into which their shares of Firefly Preferred Stock are convertible) multiplied by the exchange ratio, as calculated in accordance with the Merger Agreement (the “Exchange Ratio”), prior to giving effect to the proposed reverse stock split discussed below, or an aggregate of approximately 28,709,802 shares of WaveDancer common stock at closing using the assumed Exchange Ratio of 0.444462 (which is subject to change depending on the net amount of cash WaveDancer has and the number of outstanding securities of Firefly and WaveDancer at the effective time of the merger), (ii) each outstanding option to purchase Firefly common stock that has not been exercised prior to the closing of the merger will be assumed by WaveDancer subject to certain terms contained in the Merger Agreement and will become an option to purchase shares of WaveDancer common stock, subject to adjustment to give effect to the Exchange Ratio, (iii) each outstanding Firefly restricted share unit that is outstanding immediately prior to the closing of the merger will accelerate and vest pursuant to the terms thereof, and (iv) each outstanding warrant to purchase shares of common stock of  Firefly has not been exercised prior to the closing of the merger will be assumed by WaveDancer, subject to certain terms contained in the Merger Agreement.

Immediately upon completion of the merger and the transactions contemplated in the Merger Agreement (i) Firefly stockholders and holders of certain outstanding options and warrants to purchase shares of Firefly will own approximately 92% of the fully diluted equity of the combined company, subject to adjustment based on WaveDancer’s net cash at closing, as further described under “THE MERGER — General” in this joint proxy and consent solicitation statement/prospectus; and (ii) current WaveDancer stockholders, holders of certain outstanding options and warrants to purchase shares of WaveDancer common stock will own the balance of the fully diluted equity of the combined company. Immediately following the merger, subject to the approval of the current WaveDancer stockholders, it is anticipated that the combined company will effect a reverse stock split at a ratio between 1-for-1.5 and 1-for-20 with respect to its issued and outstanding common stock. The reverse stock split is intended to increase WaveDancer’s stock price to at least $5.00 per share.

WaveDancer common stock is currently listed on The Nasdaq Capital Market (also referred to herein as “Nasdaq”) under the symbol “WAVD.” On November 15, 2023, the last full trading day before the announcement of the merger, the last reported sale price of WaveDancer common stock was $1.51 per share, and on January 19, 2024, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, the last reported sale price of WaveDancer common stock was $1.52 per share. WaveDancer and Firefly urge you to obtain current market quotations for the price of WaveDancer common stock.

Each of WaveDancer and Firefly expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and a tax-deferred contribution under Section 351 of the Code.

WaveDancer will hold a special meeting of its stockholders, while Firefly will solicit its stockholders’ approval by written consent. WaveDancer stockholders will be asked to consider and vote upon the following proposals: (i) to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of WaveDancer common stock to Firefly stockholders and other parties in connection with the merger, the Merger Agreement, and the transactions contemplated thereby or in connection therewith, including with respect to the potential change of control of WaveDancer that may result following the completion of the merger (the “Nasdaq Proposal”), (ii) to approve an amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger (the “A&R Charter”) to effect a reverse stock split at the discretion of the WaveDancer Board of Directors with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”), (iii) to approve the A&R Charter, to be effective upon consummation of the merger, including, among other things, changing the name of the combined company to Firefly Neuroscience, Inc. (the “A&R Charter Proposal”), (iv) to approve the 2024 Plan (as defined herein) (the “Incentive Plan Proposal”), (v) to approve the sale of all of the outstanding shares of Tellenger, Inc. (the “Tellenger Sale Transaction”) pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of November 15, 2023, as it may be amended (the “Stock Purchase Agreement”), by and between WaveDancer and Wavetop Solutions, Inc., a Delaware corporation (the “Tellenger Sale Proposal”), and (vi) to adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to WaveDancer stockholders (the “Adjournment Proposal”).

The WaveDancer special meeting will be held on           , 2024 at           a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online by visiting                      at the appointed time and date and entering the control number included in your proxy card or voting instruction form. WaveDancer stockholders are encouraged to access the special meeting website before the start time. Please allow ample time for online check-in. WaveDancer stockholders will not be able to attend the special meeting in person.

Firefly stockholders will be asked to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger (the “Firefly Merger Proposal”).

Completion of the merger is conditioned upon satisfaction or waiver of all closing conditions under the Merger Agreement, including, among other things, (i) the approval by WaveDancer stockholders of (a) the Nasdaq Proposal, which requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter, (b) the Reverse Stock Split Proposal, which requires the number of votes cast for such proposal to exceed the number of votes cast against such proposal by the stockholders entitled to vote thereon, voting as a single class, (c) the A&R Charter Proposal, which requires the affirmative vote of the majority of outstanding shares entitled to vote thereon, (d) the Incentive Plan Proposal, which requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter, and (e) the Tellenger Sale Proposal, which requires the affirmative vote of the majority of outstanding shares entitled to vote thereon, and (ii) the adoption and approval of the Firefly Merger Proposal by written consent of the holders of a number of shares of Firefly common stock representing at least a majority of the outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class.

WaveDancer’s board of directors has determined that it is advisable and in the best interest of WaveDancer and its stockholders to enter into the Merger Agreement, and the WaveDancer board of directors has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby and recommends that WaveDancer stockholders vote “FOR” the Nasdaq Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Tellenger Sale Proposal, and “FOR” the Adjournment Proposal.

Firefly’s board of directors has (i) determined that the Merger Agreement and transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Firefly and its stockholders, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the merger and (iii) unanimously recommended that Firefly stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger, by written consent.

This joint proxy and consent solicitation statement/prospectus provides you with important information about the special meeting and solicitation of written consents, WaveDancer, Firefly, the proposed merger and the transactions and documents related to the merger. Please carefully read this entire joint proxy and consent solicitation statement/prospectus, including “RISK FACTORS” beginning on page 47.

For the WaveDancer stockholders: your vote is very important. Whether or not you plan to attend the WaveDancer special meeting, please take the time to vote by completing and returning the enclosed proxy card to WaveDancer or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

G. James Benoit, Jr.	Jon Olsen
Chief Executive Officer	Chief Executive Officer
WaveDancer, Inc.	Firefly Neuroscience, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the WaveDancer common stock to be issued in the merger or determined if this joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and consent solicitation statement/prospectus is dated           , 2024 and is first expected to be mailed or otherwise delivered to the stockholders of WaveDancer and Firefly on or about           , 2024.

WaveDancer, Inc.

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2024

          Eastern Time

To be Held Online at

To the Stockholders of WaveDancer, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “special meeting”) of WaveDancer, Inc., a Delaware corporation (“WaveDancer,” “we,” “our,” or “us”), will be held on           , 2024, at           , Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at         , to consider and vote upon the following matters:

(1)	The Nasdaq Proposal — to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of our common stock to stockholders of Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), and to other parties in connection with the merger of FFN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of WaveDancer (“Merger Sub”), with and into Firefly, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 15, 2023 (as amended by that certain Amendment No. 1, dated as of January 12, 2024, and as may be further amended from time to time, the “Merger Agreement”), by and among WaveDancer, Merger Sub and Firefly and the transactions contemplated thereby or in connection therewith, including with respect to the potential change of control of WaveDancer that may result following the completion of the merger (the “Nasdaq Proposal”);

(2)

The Reverse Stock Split Proposal — to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”);

(3)	The A&R Charter Proposal — to approve the amendment and restatement of our certificate of incorporation in its entirety (the “A&R Charter Proposal”);

(4)	The Incentive Plan Proposal — to approve the WaveDancer, Inc. 2024 Long-Term Incentive Plan (the “Incentive Plan Proposal”);

(5)

The Tellenger Sale Proposal — to approve the sale of all of the outstanding shares of Tellenger, Inc. (the “Tellenger Sale Transaction”) pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of November 15, 2023, as it may be amended (the “Stock Purchase Agreement”), by and between WaveDancer and Wavetop Solutions, Inc. (the “Tellenger Sale Proposal”); and

(6)

The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

The WaveDancer special meeting will be a virtual meeting via live webcast on the Internet. As a WaveDancer stockholder, you will be able to attend the special meeting, vote and submit questions during the special meeting by visiting           and entering the control number included in the proxy card that you receive. If you are a “street name” holder, you must obtain a proxy from your broker or nominee in order to attend the special meeting and vote your shares. WaveDancer stockholders are encouraged to access the special meeting before the start time of            Eastern Time on           , 2024. Please allow ample time for online check-in. WaveDancer stockholders will not be able to attend the special meeting in person.

Our board of directors has fixed the close of business on           , 2024 as the record date for the special meeting. Only holders of record of shares of WaveDancer capital stock at the close of business on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The email should state the purpose of the request and provide proof of ownership of our voting securities as of the record date. The stockholder list will also be available online during the special meeting.

Approval of each of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Approval of the Reverse Stock Split Proposal requires the number of votes cast for such proposal to exceed the number of votes cast against such proposal by the stockholders entitled to vote thereon, voting as a single class.

Approval of each of the A&R Charter Proposal and the Tellenger Sale Proposal requires the affirmative vote of the majority of outstanding shares entitled to vote thereon.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTEREST OF WAVEDANCER AND ITS STOCKHOLDERS TO ENTER INTO THE MERGER AGREEMENT AND THE STOCK PURCHASE AGREEMENT, AND THE BOARD HAS AUTHORIZED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE STOCK PURCHASE AGREEMENT AND RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE TELLENGER SALE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. If your shares are registered in your name as a stockholder of record of WaveDancer, whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, to ensure that your shares will be represented at the special meeting.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. If your shares are held in the name of a bank, brokerage firm, or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy and consent solicitation statement/prospectus. If you are a “street name” holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON           , 2024, TO BE HELD ONLINE AT           : This notice is not a form for voting and presents only an overview of the more complete joint proxy and consent solicitation statement/prospectus. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including its annexes and the section titled “RISK FACTORS” beginning on page 47, carefully and in their entirety. Copies of the joint proxy and consent solicitation statement/prospectus and the accompanying proxy card are available, without charge, on the internet, on our website www.wavedancer.com, and can be obtained by sending an e-mail to investors@wavedancer.com. To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the WaveDancer special meeting. If you have any questions concerning the merger, the Merger Agreement, the proposals, the WaveDancer special meeting or the accompanying joint proxy and consent solicitation statement/prospectus or need help voting your shares of WaveDancer capital stock, please contact WaveDancer’s investor relations department at investors@wavedancer.com.

By Order of the Board of Directors,

G. James Benoit
Chief Executive Officer

Firefly Neuroscience, Inc.
150 King St. W, 2nd Floor

Toronto, Ontario, M5H 1J9

NOTICE OF SOLICITATION OF WRITTEN CONSENT
FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

To the Stockholders of Firefly Neuroscience, Inc.:

Included in the accompanying joint proxy and consent solicitation statement/prospectus is a consent solicitation statement furnished by the board of directors of Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), to the holders of record (the “Firefly stockholders”) of the outstanding shares of Firefly common stock and Firefly Series C preferred stock (“Firefly Preferred Stock”), at the close of business on      , 2024 (the “record date”).

This joint proxy and consent solicitation statement/prospectus is being delivered to Firefly stockholders as of the record date, to solicit written consent to the adoption and approval of the Agreement and Plan of Merger, dated as of November 15, 2023 (as amended by that certain Amendment No. 1, dated as of January 12, 2024, and as may be further amended from time to time, the “Merger Agreement”), by and among WaveDancer, Inc., a Delaware corporation (“WaveDancer”), FFN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Firefly (“Merger Sub”), and Firefly, pursuant to which Merger Sub will merge with and into Firefly, with Firefly continuing as the surviving corporation and a wholly owned subsidiary of WaveDancer, and to the transactions contemplated by the Merger Agreement, including the merger (the “Firefly Merger Proposal”).

As a Firefly stockholder on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return the completed and executed written consent by one of the means described in “FIREFLY SOLICITATION OF WRITTEN CONSENT — Submission of Consents” beginning on page 127 of the enclosed joint proxy and consent solicitation statement/prospectus. Firefly’s board of directors has set      , 2024, as the target final date for receipt of written consents. Firefly reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.

The enclosed joint proxy and consent solicitation statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Annex A-1, the complete text of the Merger Agreement, as amended by Amendment No. 1 thereto attached as Annex A-2. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus and its annexes carefully and in their entirety. In particular, you should carefully read the section titled “RISK FACTORS” beginning on page 47 of the enclosed joint proxy and consent solicitation statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

Approval of the Firefly Merger Proposal requires the written consent of holders of at least a majority of the outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class.

In considering the recommendation of the board of directors of Firefly with respect to the Firefly Merger Proposal, you should be aware that certain of Firefly’s directors and executive officers have interests that are different from, or in addition to, the interests of Firefly stockholders generally, as further described in the accompanying joint proxy and consent solicitation statement/prospectus.

A Firefly stockholder will have the right to seek appraisal of the fair value of such Firefly stockholder’s shares of Firefly common stock if the merger is completed, in lieu of receiving the per share merger consideration, but only if such Firefly stockholder does not sign and return a written consent to the Firefly Merger Proposal and otherwise complies with the procedures of Section 262 of the Delaware General Corporation Law, which is the appraisal rights statute applicable to Delaware corporations. These appraisal rights are summarized in the accompanying joint proxy and consent solicitation statement/prospectus.

Your written consent is very important. The Merger Agreement must be adopted by the written consent of Firefly stockholders representing at least a majority of the outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class, in order for the merger to be consummated. PLEASE NOTE: Your consents, as evidenced by your signing and returning the signature page to the enclosed written consent, are irrevocable once they are received by Firefly, as explained in the joint proxy and consent solicitation statement/prospectus. If you have any questions concerning the merger, the Merger Agreement, the Firefly Merger Proposal, the written consent or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need help executing the written consent, please call Paul Krzywicki at (905) 975-9654.

FIREFLY’S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MERGER AND THE TERMS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF FIREFLY AND ITS STOCKHOLDERS. ACCORDINGLY, FIREFLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIREFLY STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Jon Olsen
Chief Executive Officer

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy and consent solicitation statement/prospectus includes important business and financial information about WaveDancer. Additional information about WaveDancer is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by WaveDancer at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

WaveDancer, Inc.:

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

Attention: Gwen Pal

Telephone: (703) 383-3000

E-mail: investors@wavedancer.com

Or

WaveDancer’s Proxy Solicitor:

Broadridge Investor Communications Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

Telephone: (631) 254-7400

Email: BSGProxyAgent.Services@Broadridge.com

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting or deadline for submitting written consents. This means that WaveDancer stockholders requesting documents must do so by       , 2024 and Firefly stockholders requesting documents must do so by           , 2024.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated January 22, 2024, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to WaveDancer stockholders or Firefly stockholders nor the issuance by WaveDancer of shares of WaveDancer common stock in connection with the merger will create any implication to the contrary.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding WaveDancer has been provided by WaveDancer and information contained in this document regarding Firefly has been provided by Firefly. See “Where You Can Find More Information” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS	9

QUESTIONS AND ANSWERS	14

SUMMARY	28

RISK FACTORS	47

Risks Related to the Proposed Merger	47
Risks Related to the Tellenger Sale Transaction	53
Risks Related to the Reverse Stock Split	53
Risks Related to the Combined Company Following the Merger	54
Risks Related to Firefly’s Financial Position	60
Risks Related to Firefly’s Business and Operations	61
Risks Related to the BNA Platform	64
Risks Related to Legal, Regulatory and Compliance Matters	68
Risks Related to Firefly’s Intellectual Property	80
Risks Related to WaveDancer Prior to the Consummation of the Merger	84
Risks Related to the Business of WaveDancer	85
Risks Related to Potential Acquisitions by WaveDancer	89
Risks Related to WaveDancer’s Intellectual Property and Technology Licensing	90
Risks Related to Cybersecurity Incidents, Privacy and Data Protection of WaveDancer	92
Risks Related to Tax, Accounting, Compliance and Regulation	92
Risks Related to WaveDancer’s Common Stock	94
Risks Related to WaveDancer’s Financial Position and Need for Additional Capital	95
General Risks Affecting WaveDancer	97

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	101

MARKET AND INDUSTRY DATA	102

THE COMPANIES	103

WaveDancer, Inc.	103
FFN Merger Sub, Inc.	103
Firefly Neuroscience, Inc.	103

THE SPECIAL MEETING OF WAVEDANCER STOCKHOLDERS	104

WAVEDANCER PROPOSAL 1 — APPROVAL OF THE NASDAQ PROPOSAL	108

WAVEDANCER PROPOSAL 2 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL	110

WAVEDANCER PROPOSAL 3 — APPROVAL OF A&R CHARTER PROPOSAL	113

WAVEDANCER PROPOSAL 4 — APPROVAL OF THE INCENTIVE PLAN PROPOSAL	114

WAVEDANCER PROPOSAL 5 — APPROVAL OF THE TELLENGER SALE PROPOSAL	122

WAVEDANCER PROPOSAL 6 — APPROVAL OF THE ADJOURNMENT PROPOSAL	125

FIREFLY SOLICITATION OF WRITTEN CONSENT	126

Firefly Stockholder Action by Written Consent	126
Record Date	126
Firefly Stockholders Entitled to Consent	126
Consent Required	126
Submission of Consents	127
Executing Consents; Revocation of Consents	127
Appraisal Rights	127
Solicitation of Consents; Expenses	128
Recommendation of Firefly’s Board of Directors	128
Assistance	128

THE MERGER	129

General	129
Background of the Merger	129
WaveDancer’s Reasons for the Merger	132
Firefly’s Reasons for the Merger	134
Analysis of WaveDancer’s Financial Advisor	136
Listing of WaveDancer’s Common Stock	137
Restrictions on Sales of Shares of WaveDancer Common Stock Received in the Merger	137
Ownership of WaveDancer Following the Merger	137
Board Composition and Management of WaveDancer after the Merger	138
Interests of WaveDancer’s Directors and Executive Officers in the Merger	138
Interests of Firefly’s Directors and Executive Officers in the Merger	142
Regulatory Approvals Required for the Merger	146
Accounting Treatment	146
U.S. Federal Income Tax Considerations	147
Appraisal Rights	147
Treatment of Firefly Stock Options	151
The Firefly Stock Incentive Plan	151
Stockholder Voting Agreements	152

THE MERGER AGREEMENT	153

Form, Effective Time and Closing of Merger	153
Effects of Merger; Merger Consideration	153
Treatment of Firefly Stock Options	154
Exchange Ratio	155
Exchange Procedures	155
Directors and Executive Officers of the Combined Company Following the Merger	156
Conditions to the Closing of the Merger	156
Representations and Warranties	159
No Solicitation	160
Meetings/Written Consent of Stockholders	161
Covenants; Conduct of Business Pending the Merger	162
Other Agreements	164
Termination of the Merger Agreement	166
Termination	167
Amendment	167

ANCILLARY AGREEMENTS	168

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION	173

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	174

MANAGEMENT OF THE COMBINED COMPANY	183

Executive Officers and Directors of the Combined Company Following the Merger	183
Family Relationships	185
Voting Agreement	185
Independence of the Board of Directors	185
Firefly’s Executive Officer Compensation	187
Summary Compensation Table	187
Narrative Disclosure to Summary Compensation Table (Firefly)	188
Equity Compensation (Firefly)	189
Other Elements of Compensation (Firefly)	189
Potential Payments Upon Termination of Employment or Change in Control	190
Outstanding Equity Awards at Fiscal Year-End (Firefly)	190
Incentive Plans	190
Director Compensation (Firefly)	195
Executive Officer Compensation (WaveDancer).	195
Summary Compensation Table	196
Narrative Disclosure to Summary Compensation Table	196
Outstanding Equity Awards at Fiscal Year-End	197
Director Compensation (WaveDancer)	197

PRINCIPAL STOCKHOLDERS OF WAVEDANCER AND THE COMBINED COMPANY	198

PRINCIPAL STOCKHOLDERS OF FIREFLY AND THE COMBINED COMPANY	200

RELATED PARTY TRANSACTIONS	202

WaveDancer Related Party Transactions	202
Firefly Related Party Transactions	202

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	203

INFORMATION ABOUT WAVEDANCER	206

Business Overview	206

WaveDancer Management’s Discussion and Analysis of Financial Condition and Results of Operations	211

INFORMATION ABOUT FIREFLY	222

Overview	222
Firefly Background and Corporate History	222
Strategy	223

Sales and Marketing	230
Competition	230
Intellectual Property	230
Government Regulations	232
Employees	237

Firefly Management’s Discussion and Analysis of Financial Condition and Results of Operations	239

DESCRIPTION OF Combined Company Securities	251

COMPARISON OF Corporate Governance and STOCKHOLDERS’ Rights	256

LEGAL MATTERS	265

EXPERTS	265

WHERE YOU CAN FIND MORE INFORMATION	265

FUTURE STOCKHOLDER PROPOSALS	266

WaveDancer	266
Inclusion of Proposals in WaveDancer’s Proxy Statement and Proxy Card under the SEC’s Rules
Bylaws Requirements for Stockholder Submissions of Nominations and Proposals
Firefly	266
Inclusion of Proposals in Firefly’s Proxy Statement and Proxy Card under the SEC’s Rules	266
Bylaws Requirements for Stockholder Submissions of Nominations and Proposals	266

WAVEDANCER FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FIREFLY FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-47

ANNEXES

A-1. Merger Agreement	A-1-1
A-2. Amendment No. 1 to the Merger Agreement	A-2-1
B. WaveDancer Amended and Restated Charter	B-1
C. WaveDancer Amended and Restated Bylaws	C-1
D. WaveDancer Reverse Stock Split Charter Amendment	D-1
E. Section 262 of DGCL	E-1
F. Stock Purchase Agreement	F-1
G. WaveDancer, Inc. 2024 Long-Term Incentive Plan	G-1
H. WaveDancer, Inc. Voting Agreement	H-1
I. Firefly Neuroscience, Inc. Voting Agreement	I-1

QUESTIONS AND ANSWERS

The following are answers to some questions that WaveDancer stockholders and Firefly stockholders may have regarding the proposed merger and the other proposals being considered by WaveDancer stockholders and Firefly stockholders. WaveDancer and Firefly urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this joint proxy and consent solicitation statement/prospectus to “WaveDancer” refers to WaveDancer, Inc., a Delaware corporation; “Merger Sub” refers to FFN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WaveDancer, and “Firefly” refers to Firefly Neuroscience, Inc., a privately-held Delaware corporation.

Questions and Answers About the Merger

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:

You are receiving this joint proxy and consent solicitation statement/prospectus because you are a stockholder of record of either WaveDancer, as of           , 2024, the record date for the WaveDancer special meeting, or Firefly, as of           , 2024, the record date for the Firefly solicitation of written consent.

WaveDancer, Merger Sub and Firefly have entered into an Agreement and Plan of Merger, dated as of November 15, 2023 (as amended by that certain Amendment No. 1, dated as of January 12, 2024, and as may be further amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Firefly, with Firefly continuing as the surviving company and a wholly owned subsidiary of WaveDancer (following the consummation of the merger and the name change described below, the “combined company”). See “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2. If the merger is completed, (i) each holder of outstanding shares of Firefly common stock and each holder of Firefly Series C preferred stock (the “Firefly Preferred Stock”) (referred to herein, collectively, as the Firefly stockholders) will be entitled to receive the number of shares of WaveDancer common stock equal to the number of shares of Firefly common stock they hold (or into which their shares of Firefly Preferred Stock are convertible) multiplied by the exchange ratio, as calculated in accordance with the Merger Agreement (the “Exchange Ratio”), prior to giving effect to the proposed reverse stock split discussed below, or an aggregate of approximately 28,709,802 shares of WaveDancer common stock at closing using the assumed Exchange Ratio of 0.444462 (which is subject to change depending on the net amount of cash WaveDancer has and the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger), (ii) each outstanding option to purchase Firefly common stock granted under the Firefly 2007 Share Option Plan (as amended and restated from time to time, the “Firefly 2007 Incentive Plan”) and the Firefly Neuroscience, Inc. 2023 Omnibus Equity Incentive Compensation Plan, as established and maintained by Firefly (as amended and restated from time to time, the “Firefly 2023 Incentive Plan”) that has not been exercised prior to the closing of the merger, whether or not vested, will be assumed by WaveDancer, subject to certain terms contained in the Merger Agreement, and become an option to purchase a number of shares of the WaveDancer common stock equal to the number of shares of Firefly common stock underlying such option multiplied by the Exchange Ratio, and the exercise price for each share of WaveDancer common stock underlying an assumed option to purchase Firefly common stock will be equal to the exercise price per share of the option to purchase Firefly common stock in effect immediately prior to the completion of the merger divided by the Exchange Ratio, rounded up to the nearest whole cent, (iii) each outstanding restricted share unit issued pursuant to the Firefly 2023 Incentive Plan will accelerate and vest pursuant to the terms thereof and the holders of such restricted share units will recieve shares of WaveDancer common stock, and (iv) each outstanding warrant to purchase shares of common stock of  Firefly has not been exercised prior to the closing of the merger will be assumed by WaveDancer, subject to certain terms contained in the Merger Agreement. In connection with the consummation of the merger, (i) WaveDancer will amend and restate its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience, Inc.” and (ii) Firefly will amend its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience 2023, Inc.”

For the merger to be consummated, the Merger Agreement requires, among other things, unless otherwise waived by WaveDancer and Firefly:

●

Approval of each of the proposals presented to WaveDancer stockholders to be voted on at the WaveDancer special meeting, including the approval of (i) the Nasdaq Proposal, the Incentive Plan Proposal, and, if necessary, the Adjournment Proposal, each of which requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on such matter, (ii) the Reverse Stock Split Proposal, which requires the votes cast for such proposal to exceed the votes cast against such proposal by the stockholders entitled to vote on such proposal, voting as a single class, and (iii) the Tellenger Sale Proposal and the A&R Charter Proposal, each of which requires the affirmative vote of the majority of outstanding shares entitled to vote on such proposals (collectively, the “Proposals”); and

●

Adoption and approval of the Firefly Merger Proposal, which requires the written consent of holders of at least a majority of the issued and outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class.

This joint proxy and consent solicitation statement/prospectus contains important information about the merger and the proposals being voted on by WaveDancer stockholders and Firefly stockholders, and you should read it carefully. This document collectively serves as a proxy statement of WaveDancer, consent solicitation statement of Firefly and a prospectus of WaveDancer. It is a joint proxy and consent solicitation statement because both the WaveDancer and Firefly boards of directors are soliciting proxies or written consents from their respective stockholders. It is a prospectus because WaveDancer will issue shares of WaveDancer common stock to Firefly stockholders in connection with the merger. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

Q:	What will happen in the merger?

A:	At the closing of the merger,

1.	Merger Sub will merge with and into Firefly, with Firefly surviving the merger as a wholly owned subsidiary of WaveDancer;

2.

WaveDancer will issue (or reserve for future issuance) approximately 28,709,802 shares of its common stock to Firefly stockholders in exchange for Firefly common stock using the assumed Exchange Ratio of 0.444462 (which is subject to change depending on the net amount of cash WaveDancer has and the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger), prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, as applicable, which will be comprised of:

a.

approximately 22,987,303 shares of WaveDancer common stock, which includes, in addition to WaveDancer common stock issued in exchange for Firefly common stock currently outstanding, (i) approximately 683,641 shares of WaveDancer common stock into which Firefly Preferred Stock will convert pursuant to mandatory conversion terms thereof, and (ii) approximately 103,363 shares of WaveDancer common stock issued to holders of Firefly restricted share units that will accelerate and vest pursuant to the terms of such restricted share units;

b.

approximately 1,973,388 shares of WaveDancer common stock underlying options, pursuant to the outstanding options to purchase Firefly common stock being assumed by WaveDancer and becoming options to purchase shares of WaveDancer common stock; and

c.

approximately 3,749,111 shares of WaveDancer common stock underlying warrants, pursuant to the outstanding warrants to purchase Firefly common stock being assumed by WaveDancer and becoming warrants to purchase shares of WaveDancer common stock.

In connection with the consummation of the merger, (i) WaveDancer will amend and restate its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience, Inc.” and (ii) Firefly will amend its certificate of incorporation to cause its name to be changed to “Firefly Neuroscience 2023, Inc.”

Q:	What will happen in the Tellenger Sale Transaction?

A:

At the closing of the Tellenger Sale Transaction, which is expected to occur simultaneous with, or immediately after, the effective time of the merger, Wavetop Solutions, Inc. (“Wavetop”) will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger, Inc. (“Tellenger”), a wholly owned subsidiary of WaveDancer through which WaveDancer operates its day-to-day business. Following the merger and the Tellenger Sale Transaction, it is anticipated that the combined company will focus its resources on executing Firefly’s current business plan. See “ANCILLARY AGREEMENTS – The Stock Purchase Agreement” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the Stock Purchase Agreement and the Tellenger Sale Transaction.

Q:	What equity stake will current WaveDancer stockholders and former Firefly stockholders hold in WaveDancer after the closing of the merger?

A:

It is anticipated that, immediately after the closing of the merger, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, (i) Firefly stockholders, optionholders, warrantholders, and holders of restricted share units (which will be converted to shares of common stock at closing) will own approximately 92% of the fully diluted equity of the combined company, as further described under “THE MERGER — General” in this joint proxy and consent solicitation statement/prospectus, and (ii) current WaveDancer stockholders and holders of certain outstanding options and warrants to purchase shares of WaveDancer common stock will own the balance of the fully diluted equity of the combined company. If the Reverse Stock Split Proposal is approved and the combined company effects the reverse stock split, the percentage ownership interest of the combined company’s stockholders will not change as a result, except to the extent that the reverse stock split would result in the rounding up of a fractional share issued to a combined company stockholder.

The Exchange Ratio, as calculated in accordance with the Merger Agreement, is currently assumed to be 0.444462 (which is subject to change depending on the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger).

Q:	When is the merger expected to be completed?

A:

WaveDancer and Firefly anticipate that the merger will be consummated promptly following the WaveDancer special meeting, provided that all other conditions to the consummation of the merger in the Merger Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Merger Agreement or other factors outside of WaveDancer’s or Firefly’s control could require WaveDancer and Firefly to complete the merger at a later time or not at all. See “THE MERGER AGREEMENT — Conditions to the Closing of the Merger” on page 156 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Q:	What happens if the merger is not consummated or is terminated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. If the Merger Agreement is terminated pursuant to its terms, the merger will not be consummated. If the merger is not completed for any reason, Firefly stockholders will not receive any merger consideration or shares of WaveDancer common stock for their equity in Firefly pursuant to the Merger Agreement or otherwise. Instead, WaveDancer and Firefly will remain separate companies, and WaveDancer expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The Nasdaq Capital Market, unless otherwise delisted.

If the merger does not close, the board of directors of WaveDancer (the “WaveDancer Board of Directors” or the “WaveDancer Board”) may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of WaveDancer or continue to operate the business of WaveDancer. In the event that the WaveDancer Board of Directors decides to dissolve and liquidate WaveDancer’s assets, WaveDancer would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. This would be a lengthy and uncertain process, and there can be no assurances as to the amount or timing of available cash, if any, that would be left to distribute to WaveDancer stockholders after paying the debts and other obligations of WaveDancer and setting aside funds for reserves. See “THE MERGER AGREEMENT — Termination of the Merger Agreement,” beginning on page 166 of this joint proxy and consent solicitation statement/prospectus for information regarding the parties’ specific termination rights.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy and consent solicitation statement/prospectus and have decided how you wish to vote your shares, in the case of WaveDancer stockholders, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the WaveDancer special meeting or, in the case of Firefly stockholders, please execute and return your written consent as soon as possible.

Questions and Answers for WaveDancer Stockholders

Q:	What will I receive in the merger?

A:	If the merger is completed, WaveDancer stockholders will not receive any merger consideration and will continue to hold the shares currently held by such stockholders.

Shares of WaveDancer’s common stock are currently traded on The Nasdaq Capital Market under the symbol “WAVD.” In connection with and at the effective time of the merger, Firefly will change its name to “Firefly Neuroscience 2023, Inc.” and immediately prior to the merger, WaveDancer will change its name to “Firefly Neuroscience, Inc.” WaveDancer will apply to change its trading symbol on The Nasdaq Capital Market to “_____.” WaveDancer stockholders will experience dilution as a result of the issuance of WaveDancer common stock to the Firefly stockholders in connection with the merger, including assumption of the Firefly options and warrants.

Q:	When and where is the WaveDancer special meeting?

A:

The WaveDancer special meeting will be held on      , 2024 at      Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at       at the appointed time and date. WaveDancer stockholders are encouraged to access the special meeting before the start time of      , Eastern Time on      , 2024. Please allow ample time for online check-in. WaveDancer stockholders will not be able to attend the special meeting in person.

Q:	Why are you holding a virtual special meeting?

A:

WaveDancer has designed the virtual format of its special meeting to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows WaveDancer stockholders to communicate with WaveDancer in advance of, and during, the special meeting so they can ask questions of the WaveDancer Board of Directors or management, as time permits.

Q:	What happens if there are technical difficulties during the special meeting?

A:

If you encounter any technical difficulties logging into the virtual meeting website (_____) or during the virtual meeting, there will be a domestic toll-free number and an international number identified on the website that you may call for assistance. Technical support will be available 15 minutes prior to the start time of the virtual meeting.

Q:	What is being voted on?

A:

At the WaveDancer special meeting, WaveDancer stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of WaveDancer, including the following:

(1) The Nasdaq Proposal — to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of WaveDancer common stock to Firefly stockholders and other parties in connection with the merger of Merger Sub with and into Firefly, pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated thereby or in connection therewith, including with respect to the potential change of control of WaveDancer that may result;

(2) The Reverse Stock Split Proposal — to approve an amendment to the A&R Charter to effect a reverse stock split at the discretion of the WaveDancer Board of Directors with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger. The reverse stock split is intended to increase WaveDancer’s stock price to at least $5.00 per share, and the final reverse stock split ratio will be subject to the mutual agreement of WaveDancer and Firefly;

(3) The A&R Charter Proposal — to approve the A&R Charter, to be effective upon consummation of the merger;

(4) The Incentive Plan Proposal — to approve the 2024 Plan (as defined herein);

(5) The Tellenger Sale Proposal — to approve the sale of all of the outstanding shares of Tellenger, Inc. pursuant to the Stock Purchase Agreement; and

(6) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q:	Are the proposals conditioned on one another?

A:

Each of the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal and Tellenger Sale Proposal are conditioned on the approval of the Nasdaq Proposal, and the approval of the Nasdaq Proposal is conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal and Tellenger Sale Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective. It is important for you to note that in the event that the Nasdaq Proposal does not receive the requisite vote for approval, then WaveDancer and Firefly will not consummate the merger.

Q:	What will happen if the Reverse Stock Split Proposal is approved?

A:

If the Reverse Stock Split Proposal is approved, at the discretion of the WaveDancer Board of Directors, WaveDancer will effect a reverse stock split with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger, thereby reducing the total number of outstanding shares of the combined company’s common stock from approximately 25,000,483 shares to between approximately 16,666,989 shares and 1,250,025 shares, excluding shares underlying options and warrants and any issued Fractional Shares (as defined below) in the aggregate. The final reverse stock split ratio will be subject to the mutual agreement of WaveDancer and Firefly. To the extent that the reverse stock split would result in any stockholders of the combined company otherwise owning a fractional share of the combined company’s common stock, such share will be rounded up to the nearest whole share (such fraction of a share issued pursuant to such rounding, a “Fractional Share”). The reverse stock split will affect all stockholders of the combined company uniformly and will not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in the rounding up of fractional shares. Unless otherwise set forth herein or unless the context indicates otherwise, all share amounts in this joint proxy and consent solicitation statement/prospectus do not give effect to the reverse stock split. You are encouraged to review the proposed amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger (the “A&R Charter”), subject to approval of the A&R Charter Proposal, effecting the reverse stock split, a copy of which is included in this joint proxy and consent solicitation statement/prospectus as Annex D. The reverse stock split is intended to cause the price of the issued and outstanding common stock of the combined company at the effective time to equal at least $5.00.

Q:	What constitutes a quorum for the WaveDancer special meeting?

A:

Pursuant to the Bylaws of WaveDancer, as amended from time to time, currently in effect (the “WaveDancer Bylaws”), at the WaveDancer special meeting, a majority in voting power of the shares of WaveDancer common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. Holders of WaveDancer common stock present at the special meeting or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the WaveDancer Bylaws, if a quorum is not present, the special meeting may be adjourned, without notice other than announcement at the meeting, to another place, date, or time by the stockholders entitled to vote thereat present in person or represented by proxy. As of the record date for the special meeting,       shares of our common stock would be required to achieve a quorum.

Q:	What is the record date and what does it mean?

A:

The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on      , 2024. The record date was established by the WaveDancer Board of Directors as required by Delaware law. On the record date,       shares of WaveDancer common stock were issued and outstanding.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of WaveDancer common stock at the close of business on the WaveDancer record date may vote at the special meeting.

Q:	How many votes do I have?

A:

If you are a holder of WaveDancer common stock, you are entitled to one vote on each proposal to be considered at the WaveDancer special meeting for each share of WaveDancer common stock that you owned as of the close of business on           , 2024 which is the WaveDancer record date.

Q:	Why is my vote important?

A:

It is important for you to note that in the event that the Nasdaq Proposal does not receive the requisite vote for approval, then WaveDancer and Firefly will not consummate the merger. Moreover, each of the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal and Tellenger Sale Proposal are conditioned on the approval of the Nasdaq Proposal, and the Nasdaq Proposal is conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal and Tellenger Sale Proposal; therefore, if the Nasdaq Proposal is not approved, WaveDancer will not be able to implement the actions proposed under the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Tellenger Sale Proposal, and if the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal or the Tellenger Sale Proposal is not approved, WaveDancer will not be able to implement the actions proposed under the Nasdaq Proposal.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of WaveDancer capital stock on the matters to be presented at the WaveDancer special meeting in any of the following ways:

During the Special Meeting — To vote at the special meeting, you can participate in the meeting online at       at the appointed time and date, and you will be able to vote by online ballot. To ensure that your shares of WaveDancer capital stock are voted at the WaveDancer special meeting, the WaveDancer Board of Directors recommends that you submit a proxy even if you plan to attend the WaveDancer special meeting. WaveDancer stockholders will not be able to attend the special meeting in person. Instructions on how to vote while participating in the special meeting via live webcast are posted at      .

By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to WaveDancer before the WaveDancer special meeting, the persons named as proxies will vote your shares of WaveDancer capital stock as you direct.

By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and the 16-digit control number from the enclosed proxy card.

By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in “street name” and you wish to vote at the WaveDancer special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	What is the vote required to approve each proposal?

A:

Assuming the presence of a quorum, (i) approval of each of the Nasdaq Proposal (for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b)), the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such proposal, (ii) approval of the Reverse Stock Split Proposal requires the number of votes cast for such proposal to exceed the number of votes cast against such proposal by the stockholders entitled to vote thereon, voting as a single class, and (iii) approval of each of the A&R Charter Proposal and the Tellenger Sale Proposal requires the affirmative vote of the majority of outstanding shares entitled to vote thereon. A WaveDancer stockholder’s abstention from voting will have the effect of a vote against the Nasdaq Proposal, the A&R Charter Proposal, Incentive Plan Proposal, the Tellenger Sale Proposal and the Adjournment Proposal and will have no effect on the outcome of any vote on the Reverse Stock Split Proposal.

The failure of a WaveDancer stockholder who holds his or her shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee will have the effect of a vote against each of the A&R Charter Proposal and the Tellenger Sale Proposal and will have no effect on the outcome of any vote on the Nasdaq Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Adjournment Proposal. In the event of such failure to give voting instructions, the applicable bank, broker or other nominee will not have discretionary authority to vote such stockholder’s shares on any of the proposals to be presented to the WaveDancer stockholders at the special meeting. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish your shares to be voted at the special meeting.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the special meeting?

A:

No. WaveDancer stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed merger or with respect to any of the matters to be voted on at the special meeting.

Q:	How does the WaveDancer Board of Directors recommend that I vote at the special meeting?

A:

The WaveDancer Board of Directors recommends that you vote “FOR” the following proposals: (i) the Nasdaq Proposal, (ii) the Reverse Stock Split Proposal, (iii) the A&R Charter Proposal, (iv) the Incentive Plan Proposal, (v) the Tellenger Sale Proposal, and (vi) the Adjournment Proposal.

Q:	What interests do WaveDancer’s current executive officers and directors have in the merger?

A:	WaveDancer’s directors and executive officers may have interests in the merger that are different from, or in addition to, or in conflict with, yours. These interests include:

●

after the merger, Mr. Benoit, WaveDancer’s current chief executive officer and chairman of the board of directors will serve on the board of directors of the combined company as the designee of WaveDancer. Mr. Benoit may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of the directors of the combined company;

●	the continued indemnification of current directors and officers of WaveDancer and the continuation of directors’ and officers’ liability insurance after the merger;

●

upon the merger, the vesting of outstanding equity awards held by WaveDancer’s directors and officers will accelerate, and Messrs. Benoit and Hannon will be entitled to certain severance benefits in connection with changes in their employment; and

●	Mr. Benoit will be the principal stockholder of Wavetop, which will purchase Tellenger in connection with the merger.

These interests may influence the WaveDancer directors in making their recommendation that you vote in favor of the approval of the Nasdaq Proposal, the Tellenger Sale Proposal and other proposals. For a more complete description of these interests, see “THE MERGER — Interests of WaveDancer’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy and consent solicitation statement/prospectus.

Q:	What happens if I abstain from voting or fail to instruct my bank or broker?

A:

WaveDancer will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present, but for purposes of approval, an abstention will have no effect on the Reverse Stock Split Proposal and will have the effect of a vote against the Nasdaq Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Tellenger Sale Proposal, and the Adjournment Proposal.

In addition, if you hold your shares of record and fail to submit a proxy or vote at the WaveDancer special meeting or if you hold your shares in “street name” and fail to instruct your bank, broker or other nominee how to vote with respect to any of the proposals, it will have the effect of a vote against the A&R Charter Proposal and the Tellenger Sale Proposal and will have no effect on the Nasdaq Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Adjournment Proposal. In the event of such failure to give voting instructions, the applicable bank, broker or other nominee will not have discretionary authority to vote such stockholder’s shares on any of the proposals to be presented to the WaveDancer stockholders at the special meeting. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish your shares to be voted at the special meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

All proxies will be voted in accordance with the instructions contained therein. Signed and dated proxies received by WaveDancer without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Nasdaq Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Tellenger Sale Proposal, and the Adjournment Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

Brokers, banks or other nominees who hold shares of WaveDancer capital stock on behalf of their customers may not give a proxy to WaveDancer to vote those shares with respect to any of the proposals to be presented to the WaveDancer stockholders at the special meeting without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a WaveDancer stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares on these proposals, your shares will NOT be voted on such proposals at the WaveDancer special meeting, which will have the effect described above under “What happens if I abstain from voting or fail to instruct my bank or broker?” with respect to each such proposal.

Q:	Can I attend the WaveDancer special meeting and vote my shares?

A:

Yes. All holders of WaveDancer common stock as of the record date, including stockholders of record and stockholders who hold their shares through brokers, banks, nominees or any other holder of record, are invited to attend the WaveDancer special meeting. Holders of record of WaveDancer common stock can vote at the WaveDancer special meeting by submitting their votes electronically during the special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the WaveDancer special meeting. If you plan to attend the WaveDancer special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change or revoke my vote?

A:	Yes. If your shares of WaveDancer capital stock are registered in your own name, you may revoke your proxy in one of the following ways:

●

Attending the WaveDancer special meeting and voting. Your attendance at the WaveDancer special meeting will not by itself revoke a proxy. You must vote your shares by accessing the voting link at the WaveDancer special meeting to revoke your proxy;

●	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the WaveDancer special meeting will be counted);

●	Completing and submitting a new valid proxy card bearing a later date; or

●	Sending notice of revocation to WaveDancer by emailing Gwen Pal, at investors@wavedancer.com, which notice must be received before noon, Eastern Time, on _____.

If your shares of WaveDancer capital stock are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. WaveDancer urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

WaveDancer, Inc.:

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

Attention: Gwen Pal

Telephone: (703) 383-3000

E-mail: investors@wavedancer.com

or

WaveDancer’s Proxy Solicitor:

Broadridge Investor Communications Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

Telephone: (631) 254-7400

Email: BSGProxyAgent.Services@Broadridge.com

Questions and Answers for Firefly Stockholders

Q:	What will I receive in the merger?

A:

If the merger is completed, Firefly stockholders will be entitled to receive the number of shares of WaveDancer common stock per share of Firefly common stock they hold or into which their shares of Firefly Preferred Stock convert at the Exchange Ratio, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, or an aggregate of approximately 28,709,802 shares of WaveDancer common stock at closing using the assumed Exchange Ratio of 0.444462 (which is subject to change depending the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger). For more information, see the section titled “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” on page 153 of this joint proxy and consent solicitation statement/prospectus.

Q:	Will the value of the merger consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?

A:

No. The Merger Agreement contains an Exchange Ratio that will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into WaveDancer common stock or Firefly common stock), reorganization, recapitalization or other like change with respect to WaveDancer common stock or Firefly common stock or issuance of WaveDancer common stock or Firefly common stock occurring after the date of the Merger Agreement and prior to the effective time. However, pursuant to the Exchange Ratio, if Firefly issues any additional shares of capital stock prior to the effective time of the merger and other than as contemplated by the Merger Agreement, then the value of the merger consideration will be reduced for each Firefly stockholder.

Q:	What will happen to the Firefly 2007 Incentive Plan and Stock Options?

A:

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the stock options granted pursuant to the Firefly 2007 Incentive Plan, that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of WaveDancer common stock, subject to adjustment to reflect the Exchange Ratio as set forth in the Merger Agreement. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Stock Options” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Q:	What will happen to the Firefly 2023 Incentive Plan, Stock Options and Restricted Share Units?

A:	At the effective time of the merger, (i) WaveDancer will assume all of Firefly’s rights and obligations under the stock options granted pursuant to the Firefly 2023 Incentive Plan, that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of WaveDancer common stock, subject to adjustment to reflect the Exchange Ratio as set forth in the Merger Agreement and (ii) Firefly’s restricted share units issued pursuant to the Firefly 2023 Incentive Plan shall accelerate and vest pursuant to the terms of such restricted share units and the holders of such restricted share units will recieve shares of WaveDancer common stock. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Stock Options” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus and the section titled “THE MERGER AGREEMENT — Treatment of Firefly Restricted Share Units” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Q:	What will happen to the Firefly Warrants?

A:

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the Firefly warrants that are outstanding and unexercised as of immediately prior to the effective time of the merger. Such warrants shall become exercisable for shares of WaveDancer common stock, subject to adjustment to reflect the Exchange Ratio as set forth in the Merger Agreement. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Warrants” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger to holders of Firefly stock and warrants?

A:

A Firefly stockholder whose Firefly stock is exchanged for WaveDancer common stock in the merger, as well as holders of Firefly warrants that are exchanged for warrants to purchase WaveDancer common stock, should generally not recognize any taxable gain or loss in the merger. In such case, (i) a Firefly stockholder’s aggregate tax basis in the WaveDancer common stock and WaveDancer warrants received in the merger will equal the aggregate tax basis of the corresponding Firefly stock and warrants surrendered by such stockholder in the merger; and (ii) a Firefly stockholder’s holding period for the WaveDancer common stock and warrants received in the merger will include the holder’s holding period for the corresponding Firefly stock and warrants surrendered in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Firefly stockholder or warrant holder will depend in part on such holder’s circumstances. Accordingly, Firefly urges you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 203 of this joint proxy and consent solicitation statement/prospectus.

Q:	What am I being asked to approve?

A:

You are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement, which we refer to as the Firefly Merger Proposal. See the section titled “THE MERGER AGREEMENT” beginning on page 153 for additional information.

Q:	What is the record date and what does it mean?

A:

The record date to determine the Firefly stockholders entitled to notice of solicitation of written consent is the close of business on _____, 2024. If you are a stockholder of Firefly on the record date, you are entitled to notice of and to provide written consent to the Firefly Merger Proposal. The record date was established by Firefly’s board of directors as permitted by Delaware law.

Q:	Who is entitled to give a written consent?

A:	Firefly stockholders of record as of the record date are entitled to vote on the Firefly Merger Proposal by written consent.

Q:	What approval is required to adopt the Firefly Merger Proposal?

A:

Approval is required from the holders of at least a majority of the issued and outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class, in order to approve the Firefly Merger Proposal.

It is expected that in accordance with the terms of the Merger Agreement, (i) certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the outstanding Firefly common stock will enter into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of WaveDancer (solely in their respective capacities as WaveDancer stockholders) holding approximately 13.5% of the outstanding WaveDancer common stock will enter into the WaveDancer Voting Agreements with Firefly to vote all of their shares of WaveDancer common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

As of the close of business on the Firefly record date, the directors and executive officers of Firefly and their affiliates collectively beneficially owned _____ shares of Firefly common stock, which represent, in the aggregate, approximately _____% of Firefly voting stock outstanding and entitled to vote on that date. Firefly currently expects that Firefly’s directors and executive officers will provide written consents to the Firefly Merger Proposal.

Q:	Can I dissent and require appraisal of my shares?

A:

Yes. Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), holders of Firefly common stock and Firefly Preferred Stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Firefly common stock, as determined by the Delaware Court of Chancery, if the merger is completed.

Q:	Why is my written consent important?

A:	The Merger Agreement and the transactions contemplated thereby, including the merger, cannot be consummated unless the requisite approval of Firefly stockholders is obtained.

Q:	How do I return my written consent?

A:

You may provide your written consent to the Firefly Merger Proposal by completing, dating and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus, and promptly returning it to Firefly. Once you have completed, dated and signed the written consent, you may deliver it to Firefly by emailing a .pdf copy of your written consent to info@fireflyneuro.com, or by mailing your written consent to Firefly Neuroscience, Inc., 150 King St. W, 2nd Floor, Toronto, Ontario, M5H 1J9, Attention: Administration.

Q:	What is the deadline for returning Firefly written consents?

A:	, 2024.

Q:	What if I am a record holder and return my signed written consent without indicating a decision with respect to the Firefly Merger Proposal?

A:

If you are a Firefly stockholder as of the record date and you return an executed written consent without indicating your decision on the Firefly Merger Proposal, you will be deemed to have given your consent to approve the Firefly Merger Proposal.

Q:	What if I am a record holder and do not return my consent?

A:	If you are a Firefly stockholder as of the record date and you do not return your executed written consent, it will have the same effect as a vote against the Firefly Merger Proposal.

Q:	Can I change or revoke my written consent?

A:

No. Your written consent, as evidenced by your signing and returning the written consent furnished with this joint proxy and consent solicitation statement/prospectus is irrevocable once it is received by Firefly as explained in this joint proxy and consent solicitation statement/prospectus. For more information, see “FIREFLY SOLICITATION OF WRITTEN CONSENT — Executing Consents; Revocation of Consents” on page 127 of this joint proxy and consent solicitation statement/prospectus.

Q:	What is Firefly’s board of directors’ recommendation for the Firefly Merger Proposal?

A:

Firefly’s board of directors recommends that Firefly stockholders approve the Firefly Merger Proposal by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. Firefly’s board of directors believes the merger consideration provided to Firefly’s stockholders, as well as the terms and provisions of the Merger Agreement and Firefly’s consummation of the merger, is advisable and fair to and in the best interests of Firefly and its stockholders.

Q:	Should I send in my Firefly stock certificates now?

A:

No. Please do not send in your Firefly stock certificates with your written consent. After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging Firefly stock certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my Firefly stock certificate(s) after the merger?

A:

After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging Firefly stock certificates for the merger consideration, including instructions for completing an affidavit of lost, stolen or destroyed certificate for Firefly common stock. Promptly following receipt of a duly completed affidavit, the exchange agent will issue you shares of WaveDancer common stock in exchange for your lost, stolen or destroyed certificate; provided, however, that WaveDancer in its discretion and as a condition precedent to the issuance of WaveDancer common stock, may require you to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against WaveDancer or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. WaveDancer urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact Tim Hannon, Chief Financial Officer of WaveDancer, at (703) 383-3000 or by email at investors@wavedancer.com.

SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the Annexes, and the other documents to which WaveDancer and Firefly refer for a more complete understanding of the merger. In addition, WaveDancer and Firefly encourage you to read the information about WaveDancer in the section titled “INFORMATION ABOUT WAVEDANCER” beginning on page 206 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about WaveDancer, and to read the information in the section titled “INFORMATION ABOUT FIREFLY” beginning on page 220 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Firefly. Stockholders of WaveDancer and Firefly may obtain additional information about WaveDancer without charge by following the instructions in the section titled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 101 of this joint proxy and consent solicitation statement/prospectus.

The Companies

WaveDancer, Inc.

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

(703) 383-3000

WaveDancer was originally founded as Information Analysis Incorporated in 1979 as a pioneering information technology consulting and systems engineering company, focused on helping government and commercial organizations move into the information age. In the early 2000s, WaveDancer began specializing in modernization and business transformation to help organizations increase productivity, gain efficiencies, and improve their results through technological transformations. With our acquisition in 2021 of Tellenger, an IT consulting and software development firm, we acquired competencies in web-based solutions, software development, and data analytics. In December 2021, we reorganized our professional services practice into Tellenger, and as a result, our professional services capabilities were consolidated under a single entity. Soon after WaveDancer also converted from a Virginia corporation to a Delaware corporation.

Helping organizations achieve their enterprise digital transformation goals, Tellenger applies its technology, services and experience to migrating and modernizing legacy software, developing web-based and mobile device solutions - including dynamic electronic forms development and conversion - as well as data analytics. Tellenger has modernized over 100 million lines of COBOL code for over 35 governmental and commercial customers. Tellenger maintains a pool of skilled COBOL programmers, providing us with a competitive advantage as the labor pool of such programmers is shrinking as aging software professionals retire.

WaveDancer believed combining web-based solutions and IT enterprise capabilities with system modernization would provide them with the skill sets that would be needed to help organizations achieve their enterprise-wide digital transformation goals. WaveDancer foresaw this as a key component of their modernization growth since there are billions of lines of code, in both the governmental and commercial sectors, that eventually must be modernized.

As a trusted partner, Tellenger offers a full suite of IT services including consulting, development, training, migration and modernization implementation, and on-site project support. With our IT consulting and software development processes appraised at CMMI Level 3 for their ability to consistently deliver high-quality work using metrics to proactively manage risk, Tellenger offers a project framework that meets the “gold standard” of larger firms. Tellenger constantly monitors project metrics to ensure they are meeting objectives and identifying areas for improvement. Tellenger has performed software development and conversion projects for over 100 commercial and government entities across health, military, and homeland security organizations including, but not limited to, the Department of Agriculture, Department of Defense, Department of the Navy, Department of Education, Department of Homeland Security, Department of the Treasury, Department of Labor, Department of Logistics Agency, Census Bureau, U.S. Small Business Administration, U.S. Army, U.S. Air Force, U.S. Marine Corps, Department of Veterans Affairs, and General Dynamics Information Technology (formerly Computer Sciences Corporation), publicly traded firms, non-profits, and more.

Through WaveDancer’s acquisition of Gray Matters, Inc. (“GMI” or “Gray Matters”) in December 2021, WaveDancer gained access to blockchain and encryption algorithm technology. Gray Matters’ focus is on the supply chain management software market and in United States intelligence, national security and diplomatic organizations. Based on GMI’s initial technology we developed a commercial blockchain-enabled platform, called Maverix, to provide end-to-end visibility, transparency, and security over complex supply chains.

Prior to March 17, 2023, WaveDancer had two operating segments: Tellenger and Blockchain SCM. Blockchain SCM was comprised of GMI.

On March 17, 2023, WaveDancer sold effectively 75.1% of the equity of GMI to Gray Matters Data Corporation (“GMDC”). In return, the Company received common stock in GMDC representing approximately 24.9% of the equity of GMDC. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. As of September 30, 2023 the Company has no equity investment in GMDC and no other equity exposure to the GMI business.

Subsequent to the sale on March 17, 2023, WaveDancer discontinued consolidating GMI and the Company reflected GMI as a discontinued operation in its consolidated statements of operations. The classification of GMI comprised all of the material operations of the Blockchain SCM segment as a discontinued operation. After March 17, 2023, the Company managed its business as one reportable operating segment, comprised of Tellenger.

Prior to the execution of the Merger Agreement with Firefly, WaveDancer’s strategy was to grow its business organically as well as through acquisitions. However, challenges in providing services to citizens throughout the pandemic heightened awareness and accelerated the progress of modernizations efforts with the U.S. Government. Many government agencies became focused on developing their own government digital strategies in order to improve productivity, streamline data sharing, reduce errors and reduce expenses. Automation also gives governments the information they need to make data-driven decisions.

As a result, WaveDancer’s strategy now is to merge with an operating company without regard to its comparability to WaveDancer’s existing business, and to divest its existing business in connection with such merger.

WaveDancer’s principal executive offices are located at 12015 Lee Jackson Memorial Highway, Fairfax, VA 22033, its telephone number is (703) 383-3000, and its website is located at https://wavedancer.com/. Information on or accessed through WaveDancer’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about WaveDancer can be found in the sections titled “INFORMATION ABOUT WAVEDANCER — Overview” beginning on page 206, “WAVEDANCER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 211 and WaveDancer’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

FFN Merger Sub, Inc.

c/o WaveDancer, Inc.

12015 Lee Jackson Memorial Highway, Suite 210

Fairfax, Virginia, 22033

(703) 383-3000

FFN Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of WaveDancer that was recently incorporated solely for the purpose of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as WaveDancer set forth above. In the merger, Merger Sub will merge with and into Firefly, with Firefly surviving as WaveDancer’s wholly owned subsidiary, and Merger Sub will cease to exist.

Firefly Neuroscience, Inc.

150 King St. W, 2nd Floor

Toronto, Ontario, M5H 1J9

1-888-237-6412

Firefly Neuroscience, Inc. is a Delaware corporation incorporated in April, 2022.

Firefly is a medical technology company that has developed its FDA-510(k) cleared Brain Network Analytics software platform (the “BNA Platform”) and is focused on advancing diagnostic and treatment approaches for people suffering from mental illnesses and cognitive disorders, including depression, dementia, anxiety disorders, concussions, and attention-deficit/hyperactivity disorder (“ADHD”). It has taken a period of 15 years and an investment of approximately $60 million, to develop the software, compile the requisite database of brain wave tests, gain patent protection, and receive FDA approval to market and sell the BNA Platform so, as of today, Firefly is in a position to undertake a commercial launch of the BNA Platform. Firefly believes there is great potential for such commercialization, both with respect to pharmaceutical companies in their drug research and clinical trial activities, as well as medical practitioners in their clinics.

The BNA Platform is a software as a medical solution (“SAMS”) that was developed using artificial intelligence (“AI”) and machine learning (“ML”) on Firefly’s extensive proprietary database of standardized, high-definition longitudinal electroencephalograms (“EEG”) of over 17,000 patients representing twelve disorders, as well as clinically normal patients. The BNA Platform, in conjunction with an FDA-cleared EEG system, can provide clinicians with comprehensive insights into brain function (cognition). These insights can enhance a clinician’s ability to accurately diagnose mental illnesses and cognitive disorders and to evaluate what therapy or drug is best suited to optimize a patient’s outcome.

The clinical utility of EEG technology to support better outcomes for patients with mental illnesses and cognitive disorders has been well documented. Historically, clinical adoption of EEG by medical professionals, including psychiatrists, neurologists, nurse practitioners and general practitioners, has been limited due to the complexity of interpreting EEG recordings and the inability to practically compare a patient’s brain function to that of a clinically normal age -matched patient. Firefly believes that without defining a standard deviation to the norm, it is not possible to objectively assess brain function. By establishing an objective baseline measurement of brain function, the BNA Platform enables clinicians to optimize patient care, leading to improved outcomes for people suffering from mental illnesses and cognitive disorders.

Firefly’s value proposition is supported by real-world use of the BNA Platform. Incorporating the BNA Platform as part of a patient management protocol demonstrated improved response rates, enhanced therapy compliance, reduced non-responder rates and a reduction in need for medication switching among patients. Further, Firefly believes that its extensive clinical database, when combined with advanced AI, provides the opportunity to identify clinically relevant biomarkers that will support better patient outcomes through precision medicine and companion diagnostics. We expect to gather additional data through the clinical deployments and clinical studies conducted by drug companies. This additional data should allow us to discover new biomarkers and objectively measure the impact of therapeutic interventions on patients of different types, further enhancing our platform’s effectiveness. Firefly believes that it will be able to enhance accurate diagnosis and predict what therapy or drug, or a combination thereof, is best suited to optimize patient outcomes. This represents a paradigm shift in how clinicians manage patients with mental illnesses and cognitive disorders holding the potential to transform brain health.

Firefly’s principal executive offices are located at 150 King St. W, 2nd Floor, Toronto, Ontario, M5H 1J9, its telephone number is 1-888-237-6412, and its website is located at https://fireflyneuro.com/. Information on or accessed through Firefly’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Firefly can be found in the sections titled “INFORMATION ABOUT FIREFLY — Overview” beginning on page 220, “INFORMATION ABOUT FIREFLY — Firefly Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 237 and Firefly’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The Merger

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, to this joint proxy and consent solicitation statement/prospectus, are intended only to provide information regarding the terms of the Merger Agreement. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about Firefly, WaveDancer, or WaveDancer’s subsidiaries, and the following summary of the Merger Agreement and the copy thereof included as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, are not intended to modify or supplement any factual disclosure about WaveDancer in any documents WaveDancer has or will publicly file with the Securities Exchange Commission (“SEC”). The Merger Agreement contains representations and warranties by, and covenants of, Firefly, WaveDancer and certain subsidiaries of WaveDancer that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in WaveDancer’s public disclosures.

The Merger Agreement

On November 15, 2023, WaveDancer, Merger Sub and Firefly entered into the Merger Agreement. The Merger Agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2. All descriptions in this Summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the merger. For a more detailed description of the merger, see the section titled “THE MERGER” beginning on page 129 of this joint proxy and consent solicitation statement/prospectus.

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of WaveDancer, will merge with and into Firefly, with Firefly continuing as the surviving corporation and a wholly owned subsidiary of WaveDancer. Immediately prior to the merger, WaveDancer will change its name to “Firefly Neuroscience, Inc.” and at the effective time of the merger Firefly will change its name to “Firefly Neuroscience 2023, Inc.”

Effects of Merger; Merger Consideration

Treatment of Firefly Common Stock

At the effective time of the merger, each outstanding share of Firefly common stock will be converted into the right to receive the number of shares of WaveDancer common stock equal to the Exchange Ratio, as described below.

All shares of Firefly capital stock held by Firefly as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

Treatment of Firefly Stock Options

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the stock options granted pursuant to the Firefly 2007 Firefly Incentive Plan and the Firefly 2023 Incentive Plan that are outstanding and unexercised immediately prior to the effective time of the merger, and such options shall become exercisable for shares of WaveDancer common stock. The number of shares of WaveDancer common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement.

Treatment of Firefly Restricted Share Units

At the effective time of the merger, all restricted share units of Firefly issued pursuant to the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger will accelerate and vest pursuant to the terms of such restricted share units and the holders of such restricted share units will receive shares of WaveDancer common stock. The number of shares of WaveDancer common stock issued to holders of such restricted share units will be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement.

Treatment of Firefly Warrants

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the warrants that are outstanding and unexercised as of immediately prior to the effective time of the merger, and such warrants shall become exercisable for shares of WaveDancer common stock. The number of shares of WaveDancer common stock that may be purchased pursuant to such warrants and the exercise price for such warrants shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. Each Firefly warrant shall continue to be governed by and be subject to the terms of the applicable warrant following the effective time of the merger.

Treatment of Firefly Preferred Stock

At the effective time of the merger, shares of Firefly Preferred Stock that are outstanding immediately prior to the effective time of the merger will convert into shares of WaveDancer common stock pursuant to the mandatory conversion provisions set forth in the certificate of designation for the Firefly Preferred Stock. The number of shares of WaveDancer common stock into which such shares of Firefly Preferred Stock convert shall be adjusted to reflect the Exchange Ratio.

A&R Charter

The A&R Charter, subject to the approval of the A&R Charter Proposal, will become effective upon consummation of the merger. The certificate of incorporation and bylaws of the surviving corporation will be the certificate of incorporation and bylaws of Firefly until thereafter amended.

For a more detailed description of the effects of the merger and merger consideration, see the sections titled “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

WaveDancer’s Reasons for the Merger

In evaluating strategic alternatives, the WaveDancer Board of Directors consulted with WaveDancer’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors regarding the combined company that the WaveDancer Board of Directors viewed as supportive of its decision to approve the merger with Firefly, as being in the best interests of WaveDancer’s stockholders:

●	The combined company will be led by an experienced senior management team from Firefly and a board of directors, one member of which will be designated by WaveDancer.

●	Firefly has the potential, if successful, to create value for the stockholders of the merged company and present Firefly with additional fund-raising opportunities in the future.

●

The WaveDancer Board of Directors also reviewed the current plans of Firefly for continuing to expand its business to confirm the likelihood that Firefly would possess sufficient financial resources to allow management to continue to operate and develop Firefly’s product and service offerings and expansion into new markets.

●

The WaveDancer Board of Directors considered the opportunity, as a result of the merger, for WaveDancer stockholders to participate in the potential value that may result from development of the Firefly business and the potential increase in value of Firefly following the merger.

The WaveDancer Board of Directors considered the analysis of B. Riley, which provided data to support the valuation of Firefly and the exchange ratio under the Merger Agreement. See “The Merger — Analysis of WaveDancer’s Financial Advisor” on page 136 of this prospectus.

The WaveDancer Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for WaveDancer, including:

●

the strategic alternatives of WaveDancer to the merger, including potential transactions that could have resulted from discussions that WaveDancer management conducted with other potential merger partners;

●

the consequences of current market conditions, WaveDancer’s current liquidity position, its depressed stock price and continuing net operating losses, and the likelihood that the resulting circumstances of WaveDancer would not change for the benefit of the WaveDancer stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate WaveDancer on a stand-alone basis, including the need to continue to support its current business with insufficient capital resources; and

●	WaveDancer’s management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all.

The WaveDancer Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

●

the Exchange Ratio used to establish the number of shares of WaveDancer common stock to be issued in the merger, and the expected relative percentage ownership of WaveDancer stockholders and Firefly stockholders immediately following the completion of the merger;

●

the limited number and nature of the conditions to the Firefly obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

●

the respective rights of, and limitations on, WaveDancer and Firefly under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should WaveDancer or Firefly receive a superior competing proposal;

●

the support agreements, pursuant to which certain directors, officers and affiliated stockholders of Firefly agreed, solely in their capacity as stockholders, to vote all their shares of Firefly capital stock in favor of adoption of the Merger Agreement; and

●

the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberations relating to the merger, the WaveDancer Board of Directors also considered a variety of risks and other countervailing factors related to the merger, including:

●	the substantial expenses to be incurred in connection with the merger;

●	the possible volatility, at least in the short term, of the trading price of the WaveDancer common stock resulting from the merger announcement;

●

the risk that the merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of WaveDancer;

●	the risk to WaveDancer’s business, operations and financial results in the event the merger is not consummated;

●	the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors; and

●	various other risks associated with the combined company and the merger, including those described in the section titled “Risk Factors” starting on page 47 of this proxy statement/prospectus.

The WaveDancer Board of Directors believes that, overall, the potential benefits to WaveDancer stockholders of the Merger Agreement, Tellenger Sale Transaction and liquidation of all remaining assets contemplated under the Merger Agreement outweigh the risks and potential losses that WaveDancer is expected to incur if it continues operating its current business without consummating the merger.

Although this discussion of the information and factors considered by the WaveDancer Board of Directors is believed to include the material facts it considered, it is not intended to be exhaustive and may not include all of the factors considered by the WaveDancer Board of Director. The WaveDancer Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of WaveDancer and its stockholders. The WaveDancer Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the WaveDancer Board of Directors may have given differing weights to different factors.

For a more complete discussion of WaveDancer’s reasons for the merger, see the section titled “THE MERGER — WaveDancer’s Reasons for the Merger” beginning on page 132 of this joint proxy and consent solicitation statement/prospectus.

Firefly’s Reasons for the Merger

Firefly’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that Firefly’s stockholders approve the Firefly Merger Proposal. In arriving at its decision, Firefly’s board of directors consulted with Firefly’s management and scientific and technical advisors and consultants and legal and financial advisors, reviewed a significant amount of information, and reviewed a number of factors, including the following material facts (not in any relative order of importance):

●

the expectation that the merger with WaveDancer would be a more time- and cost-effective means than other available options, including an initial public offering or additional rounds of private financing, in order to finance the continued development and regulatory approval process with respect Firefly’s products;

●

the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than Firefly continuing as a privately held company;

●

the view that the proposed merger with WaveDancer would provide Firefly stockholders with greater liquidity and thus greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Firefly and its stockholders, including the strategic alternatives to the proposed merger with WaveDancer;

●	the historical and current information concerning WaveDancer’s business, including its financial performance and condition, operations, and management;

●	the competitive nature of the industry in which Firefly operates;

●

the projected financial position, operations, management structure, operating plans, cash burn rate and financial projections of the combined company, and the expected cash resources of the combined company (including the ability to support the combined company’s current and planned clinical trials and operations);

●	the likelihood that the merger would be consummated on a reasonably timely basis, including the likelihood that the merger would receive all necessary approvals;

●

the opportunity for Firefly stockholders to hold shares of a publicly traded company, and expanding the range of potential investors Firefly could otherwise gain access to if it continued to operate as a privately held company;

●

the availability of Firefly stockholders to seek appraisal rights under the DGCL so long as they comply with the required procedures under the DGCL, which allow such stockholders to seek appraisal of the fair value of their shares of Firefly common stock rather than to receive merger consideration and become stockholders of the combined company; and

●	the terms and conditions of the Merger Agreement.

For a more complete discussion of Firefly’s reasons for the merger, see the section titled “THE MERGER — Firefly’s Reasons for the Merger” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

Recommendation of the WaveDancer Board of Directors

WaveDancer’s Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of WaveDancer common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interest of WaveDancer and its stockholders and has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. The WaveDancer Board of Directors believes that each of the Nasdaq Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Tellenger Sale Proposal, and the Adjournment Proposal to be presented at the special meeting are in the best interests of WaveDancer and its stockholders, and recommends that its stockholders vote “FOR” each of the proposals.

For the factors considered by the WaveDancer Board of Directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — WaveDancer’s Reasons for the Merger” beginning on page 132 of this joint proxy and consent solicitation statement/prospectus. For the factors considered by the WaveDancer Board of Directors in reaching its decision to approve the Tellenger Sale, see the section titled “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal — Recommendation of the WaveDancer Board of Directors and Reasons for the Recommendation” beginning on page 122 of this joint proxy and consent solicitation statement/prospectus.

Recommendation of Firefly’s Board of Directors

Firefly’s board of directors believes the merger consideration provided to Firefly’s stockholders, as well as the terms and provisions of the Merger Agreement and Firefly’s consummation of the merger, is advisable and fair to and in the best interests of Firefly and its stockholders. Firefly’s board of directors unanimously recommends that Firefly stockholders’ consent to the adoption and approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the merger.

For the factors considered by Firefly’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the sections titled “THE MERGER — Firefly’s Reasons for the Merger” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

The WaveDancer Special Meeting

The WaveDancer special meeting will be held on             , 2024 at             , Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at              at the appointed time and date. At the special meeting, WaveDancer stockholders will be asked to consider and vote on the following matters:

(1)

The Nasdaq Proposal — to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of our common stock to stockholders of Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), and to other parties in connection with the merger of FFN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WaveDancer (“Merger Sub”), with and into Firefly, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 15, 2023 as it may be amended, by and among WaveDancer, Merger Sub and Firefly (as amended by that certain Amendment No. 1, dated as of January 12, 2024, and as may be further amended from time to time, the “Merger Agreement”), the Merger Agreement and the transactions contemplated thereby or in connection therewith, including with respect to the potential change of control of WaveDancer that may result (the “Nasdaq Proposal”);

(2)

The Reverse Stock Split Proposal — to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-1.5 and 1-for-20 with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”);

(3)	The A&R Charter Proposal — to approve the amendment and restatement of our certificate of incorporation in its entirety (the “A&R Charter Proposal”);

(4)	The Incentive Plan Proposal — to approve the WaveDancer, Inc. 2024 Long-Term Incentive Plan (the “Incentive Plan Proposal”);

(5)

The Tellenger Sale Proposal — to approve the sale of all of the outstanding shares of Tellenger, Inc. (the “Tellenger Sale Transaction”) pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of November 15, 2023, as it may be amended (the “Stock Purchase Agreement”), by and between WaveDancer and Wavetop Solutions, Inc. (the “Tellenger Sale Proposal”); and

(6)

The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

As of the close of business on the WaveDancer record date, the directors and executive officers of WaveDancer and their affiliates collectively beneficially owned         shares of WaveDancer common stock, which represent, in the aggregate, approximately        % of WaveDancer common stock outstanding and entitled to vote on that date. WaveDancer currently expects that a majority of its directors and all of its executive officers will vote in favor of the Proposals.

Assuming the presence of a quorum, (i) approval of each of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such proposal, (ii) approval of the Reverse Stock Split Proposal requires the number of votes cast for such proposal to exceed the number of votes cast against such proposal by the stockholders entitled to vote thereon, voting as a single class, and (iii) approval of each of the A&R Charter Proposal and the Tellenger Sale Proposal requires the affirmative vote of the majority of outstanding shares entitled to vote thereon.

Firefly Solicitation of Written Consent

Firefly stockholders are being asked to adopt the Merger Agreement and thereby approve the Firefly Merger Proposal by written consent.

Only Firefly stockholders of record on the record date will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of Firefly eligible to consent with respect to the Firefly Merger Proposal consisted of (i)         shares of Firefly common stock and (ii)          shares of Firefly Preferred Stock. Under the Certificate of Incorporation of Firefly, (i) each holder of Firefly common stock is entitled to one vote for each share of common stock held of record and (ii) each holder of Firefly Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Firefly common stock into which the shares of Firefly Preferred Stock held by such holder are convertible as of the record date.

It is expected that in accordance with the terms of the Merger Agreement, (i) certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the outstanding Firefly common stock will enter into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of WaveDancer (solely in their respective capacities as WaveDancer stockholders) holding approximately 13.5% of the outstanding WaveDancer common stock will enter into the WaveDancer Voting Agreements with Firefly to vote all of their shares of WaveDancer common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

As of the close of business on the Firefly record date, the directors and executive officers of Firefly and their affiliates collectively beneficially owned              shares of Firefly common stock, which represent, in the aggregate, approximately             % of Firefly voting stock outstanding and entitled to vote on that date. Firefly currently expects that Firefly’s directors and executive officers will provide written consents to the Firefly Merger Proposal.

The adoption and approval of the Firefly Merger Proposal requires the written consent of the number of shares of Firefly common stock representing at least a majority of the outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class.

For a more complete description of Firefly solicitation of written consent of its stockholders, see “FIREFLY SOLICITATION OF WRITTEN CONSENT” beginning on page 126 of this joint proxy and consent solicitation statement/prospectus.

Interests of WaveDancer’s Directors and Executive Officers in the Merger

In considering the recommendation of the WaveDancer Board of Directors that WaveDancer stockholders vote to approve all of the presented proposals, WaveDancer stockholders should be aware that certain of WaveDancer’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of WaveDancer stockholders generally. These interests and arrangements may create potential conflicts of interest. The WaveDancer Board of Directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that WaveDancer stockholders approve the Nasdaq Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Tellenger Sale Proposal, and the Adjournment Proposal.

These interests include, among other things:

●

after the merger, Mr. Benoit, WaveDancer’s current chief executive officer and chairman of the board of directors will serve on the board of directors of the combined company as the designee of WaveDancer. Mr. Benoit may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of the directors of the combined company;

●	the continued indemnification of current directors and officers of WaveDancer and the continuation of directors’ and officers’ liability insurance after the merger;

●

upon the merger, the vesting of outstanding equity awards held by WaveDancer’s directors and officers will accelerate, and Messrs. Benoit and Hannon will be entitled to certain severance benefits in connection with changes in their employment; and

●

Mr. Benoit will be the principal stockholder of Wavetop, which will purchase Tellenger in connection with the merger for $1.5 million. See “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal” for an explanation of certain assumptions and qualifications of the sale price, as well as how the WaveDancer Board of Directors determined the fairness of the sale price.

For a more complete description of these interests, see “THE MERGER — Interests of WaveDancer’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy and consent solicitation statement/prospectus.

Interests of Firefly’s Directors and Executive Officers in the Merger

In considering the recommendation of Firefly’s board of directors that Firefly stockholders consent to approve the Merger Agreement and the merger, Firefly stockholders should be aware that some of Firefly’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Firefly stockholders generally. These interests and arrangements may create potential conflicts of interest. Firefly’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that Firefly stockholders approve the Firefly Merger Proposal.

When Firefly’s stockholders consider the recommendation of Firefly’s board of directors in favor of approval of the merger, Firefly’s stockholders should keep in mind that Firefly’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of its stockholders. These interests include, among other things:

●

as current stockholders of Firefly, certain of Firefly’s executive officers and directors, and entities in which they have an ownership interest, will obtain an ownership stake in WaveDancer after the closing of the merger;

●

each outstanding option to acquire shares of Firefly common stock held by Firefly’s directors and executive officers, and entities in which they have an ownership interest, will be converted into an option to acquire shares of WaveDancer common stock;

●	Jon Olsen, Paul Krzywicki and Gil Issachar are expected to be employed by the combined company as executive officers and each will receive compensation and other consideration; and

●	continued indemnification of current directors and officers of Firefly and expected continuation of coverage of directors’ and officers’ liability insurance after the merger.

For a more complete description of these interests, see “THE MERGER — Interests of Firefly’s Directors and Executive Officers in the Merger” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

Board Composition and Management of WaveDancer After the Merger

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will be fixed at five members, one of whom will be a director designated by WaveDancer, provided that such member must be acceptable to Firefly. The four remaining directors of the combined company will be designated by Firefly.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Position(s)
Executive Officers
Jon Olsen	Chief Executive Officer
Paul Krzywicki	Chief Financial Officer
Gil Issachar	Chief Technology Officer

Directors
Scott Reeves	Director
Greg Lipschitz	Director
Dave DeCaprio	Director
Jon Olsen	Director
G. James Benoit, Jr.	Director

Following the merger, the management team of the combined company is expected to be composed of certain current members of the management team of Firefly, listed as follows:

Jon Olsen – Chief Executive Officer

Paul Krzywicki – Chief Financial Officer

Gil Issachar – Chief Technology Officer

For more information on the Board composition and management of the combined company after the Merger, please see the further discussion under “THE MERGER — Board Composition and Management of the Combined Company after the Merger” beginning on page 138 of this joint proxy and consent solicitation statement/prospectus.

Appraisal Rights

If the merger is completed, Firefly stockholders are entitled to appraisal rights under Section 262 of the DGCL. In view of the complexity of Section 262 of the DGCL, Firefly stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. A Firefly stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement or deliver a signed consent without indicating a decision on the Firefly Merger Proposal. Any signed written consent returned without indicating a decision on the Firefly Merger Proposal will be counted as approving the Firefly Merger Proposal.

WaveDancer stockholders do not have any dissenters’ or appraisal rights under the DGCL in connection with the merger or with respect to any of the matters to be voted on at the WaveDancer special meeting.

For a more complete discussion of the appraisal rights, see the provisions of Section 262 of the DGCL, referred to as Section 262, and attached to this joint proxy and consent solicitation statement/prospectus as Annex E, and the section titled “THE MERGER — Appraisal Rights” beginning on page 147 of this joint proxy and consent solicitation statement/prospectus.

No Solicitation

The Merger Agreement contains provisions that make it more difficult for each of WaveDancer and Firefly to solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal,” as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an acquisition proposal, including the following:

●

any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction involving WaveDancer or Firefly;

●

any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any subsidiaries that constitute or account for 10% or more of the fair market value of the consolidated assets of WaveDancer or Firefly, or to which 10% or more of the net revenues or net income on a consolidated basis of WaveDancer or Firefly are attributable; or

●	any liquidation or dissolution, or the declaration or payment of an extraordinary dividend of WaveDancer or Firefly.

However, prior to the adoption of the Merger Agreement by the WaveDancer stockholders, WaveDancer is not prohibited from furnishing non-public information regarding WaveDancer or its subsidiaries to, or entering into discussions with, any person in response to any bona fide written acquisition proposal that is, or would reasonably be expected to result in, a superior offer (which is not withdrawn), subject to certain conditions.

Conditions to Completion of the Merger

Currently, WaveDancer and Firefly expect to complete the merger during the first quarter of 2024. As more fully described in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

●

there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no action shall be taken or law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling, decree or other legal requirement shall be in effect which has the effect of making the closing of the merger illegal;

●

the holders of a majority of the issued and outstanding shares of Firefly common stock shall have duly approved the adoption of the Merger Agreement and duly approved of the merger, and the stockholders of WaveDancer shall have duly approved the Proposals;

●

the existing shares of WaveDancer’s common stock shall have been continually listed on Nasdaq from the date of the Merger Agreement through the closing date of the Merger, the approval of the listing of additional shares of WaveDancer’s common stock on Nasdaq shall have been obtained, and the shares of WaveDancer’s common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

●

the registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of WaveDancer common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of WaveDancer and Firefly shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop Order or proceeding seeking a stop Order with respect to the registration statement on Form S-4 that has not been withdrawn.

The obligation of WaveDancer to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of Firefly shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of Firefly in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on Firefly;

●

Firefly shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;

●	Firefly shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

immediately prior to and as of the Effective Time, the sum of (A) Firefly’s unrestricted and unencumbered cash and cash equivalents and (B) the aggregate amount of binding commitments to invest in Firefly within 60 days of the Closing shall be equal to or greater than $2,500,000;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition operations or results of operations of Firefly and its subsidiaries, taken as a whole, or (ii) prevents Firefly from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on Firefly:

○	general conditions affecting the industry in which Firefly or its subsidiaries operate;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement; or

○

any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, or any national or international calamity or crisis.

The obligation of Firefly to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of Firefly shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of Firefly in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on Firefly;

●

Firefly shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;

●	Firefly shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

immediately prior to and as of the Effective Time, the sum of (A) Firefly’s unrestricted and unencumbered cash and cash equivalents and (B) the aggregate amount of binding commitments to invest in Firefly within 60 days of the Closing shall be equal to or greater than $2,500,000;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition operations or results of operations of Firefly and its subsidiaries, taken as a whole, or (ii) prevents Firefly from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on Firefly:

○	general conditions affecting the industry in which Firefly or its subsidiaries operate;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement; or

○

any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, or any national or international calamity or crisis.

The obligation of Firefly to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of WaveDancer and Merger Sub shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of WaveDancer and Merger Sub in the Merger Agreement and the other documents to be executed by WaveDancer in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on WaveDancer and its subsidiaries, taken as a whole;

●

WaveDancer and Merger Sub shall have, in all material respects, performed or complied with all of their covenants and agreements in the Merger Agreement and the other documents to be executed by WaveDancer in connection with the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;

●	WaveDancer shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

WaveDancer shall have delivered to Firefly written resignations of the directors of WaveDancer or any of its subsidiaries, as applicable, who are not to continue as directors of WaveDancer or its subsidiaries pursuant to the terms of the Merger Agreement;

●

immediately prior to and as of the Effective Time, the sum of (A) WaveDancer’s unrestricted and unencumbered cash and cash equivalents and (B) the aggregate amount of binding commitments to invest in WaveDancer within 60 days of the Closing shall be greater than $0.

●

Firefly shall have received written acknowledgements from the persons who performed services for or on behalf of WaveDancer or is otherwise entitled to compensation from WaveDancer as a transaction cost in connection with the merger of the transaction costs payable to such person and that upon such payment such person will have been paid in full and is not owed any other transaction costs;

●

WaveDancer shall have caused all issued and outstanding preferred stock of WaveDancer to be converted, redeemed, exchanged, cancelled or retired, such that at the effective time of the merger, no preferred stock of WaveDancer is outstanding;

●

Firefly will have received a duly executed copy of an acknowledgment or similar documentation satisfactory to Firefly from each of G. James Benoit, Jr., Gwen Pal and Stan Reese releasing WaveDancer from any and all claims to severance, separation pay, termination pay or similar compensation;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or results of operations of WaveDancer and its subsidiaries, taken as a whole, or (ii) prevents WaveDancer or the Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on WaveDancer, including without limitation:

●	conditions generally affecting the industry in which WaveDancer operates;

●

any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, or any national or international calamity or crisis;

●	changes generally affecting the United States or global economy or capital markets as a whole; and

●	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement; or

●

any changes in the trading price or trading volume of WaveDancer common stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of WaveDancer common stock may, if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a material adverse effect and may be taken into account in determining whether material adverse effect has occurred).

Neither WaveDancer nor Firefly can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “THE MERGER AGREEMENT — Conditions to Closing of the Merger” on page 156 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Listing of WaveDancer Common Stock

WaveDancer common stock is currently listed on The Nasdaq Capital Market under the symbol “WAVD”. Pursuant to the Merger Agreement, WaveDancer has agreed to obtain approval for listing on The Nasdaq Capital Market the shares of WaveDancer common stock to be issued in connection with the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that WaveDancer must have caused such shares of WaveDancer common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with the merger, Firefly will change its name to “Firefly Neuroscience 2023, Inc.,” and WaveDancer will change its name to “Firefly Neuroscience, Inc.” WaveDancer will apply to change its trading symbol on The Nasdaq Capital Market to “_____.”

The closing price of the WaveDancer common stock on The Nasdaq Capital Market on November 15, 2023, the last full trading day prior to the public announcement of the merger, was $1.51. The closing price of WaveDancer common stock on The Nasdaq Capital Market on January 19, 2024, the last practicable full trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, was $1.52.

Firefly is a privately held company, and there is no established public trading market for its securities.

Ancillary Agreements

In connection with the execution of the Merger Agreement, (i) WaveDancer entered into Stock Purchase Agreement to effectuate the Tellenger Sale Transaction, the completion of which is to occur simultaneous with, or immediately after, the effective time of the merger, (ii) each of the officers and directors of WaveDancer entered into a voting agreement with Firefly, and (iii) certain stockholders of Firefly each entered into a voting agreement with WaveDancer, which include, among other things, covenants to vote such shares in favor of approving the Merger Agreement.

Stock Purchase Agreement

On November 15, 2023, WaveDancer entered into the Stock Purchase Agreement with Wavetop and Tellenger. The Stock Purchase Agreement provides that Wavetop will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger prior to the merger, for an aggregate purchase price of $1.5 million, plus the assumption of the employment agreements that WaveDancer possesses with G. James Benoit, Jr., Gwen Pal and Stan Reese which includes provisions to pay severance under certain circumstances. The purchase price will be paid in full in cash at the closing less the outstanding balance of WaveDancer’s $500,000 credit facility with Summit Commercial Bank, N.A (“SCB”), should SCB allow Wavetop and/or Tellenger to assume the credit facility.

The Stockholder Voting Agreements

It is expected that in accordance with the terms of the Merger Agreement, (i) certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the outstanding Firefly common stock will enter into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of WaveDancer (solely in their respective capacities as WaveDancer stockholders) holding approximately 13.5% of the outstanding WaveDancer common stock will enter into the WaveDancer Voting Agreements with Firefly to vote all of their shares of WaveDancer common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

For additional information, see “ANCILLARY AGREEMENTS” on page 168 of this joint proxy and consent solicitation statement/prospectus. Copy of the complete text of the Stockholder Voting Agreements are included in this joint proxy and consent solicitation statement/prospectus as Annexes H and I, respectively.

Termination of Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of Firefly and WaveDancer duly authorized by each of their respective boards of directors;

●	by either WaveDancer or Firefly if the merger has not been consummated by April 30, 2024, referred to as the End Date, subject to extension as provided below;

●

by either WaveDancer or Firefly if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

●	by WaveDancer upon Firefly Consent Failure (as defined below);

●

by either WaveDancer or Firefly, if WaveDancer’s stockholder meeting has been held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

●	by Firefly if the WaveDancer Board of Directors has withdrawn or modified its recommendation to WaveDancer stockholders to vote for the Proposals for a superior offer;

●	by WaveDancer upon Firefly Breach Termination Event (as defined below); and

●	by Firefly upon WaveDancer Breach Termination Event (as defined below).

Termination Costs

Subject to certain exceptions set forth in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, the Merger Agreement will become void and there will be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except: (A) (i) all transaction costs shall be paid by the party incurring such expenses, whether or not the merger is consummated and (ii) if the Merger Agreement is terminated other than in a termination by WaveDancer due to (a) Firefly Consent Failure or (b) Firefly’s Breach Termination Event, then all outstanding promissory notes shall automatically and immediately be canceled and termination and the obligations of the parties under such promissory note shall immediately cease (B) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in the Merger Agreement.

Comparison of Corporate Governance and Stockholders’ Rights

Each of WaveDancer and Firefly is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently, and will continue to be, governed by the DGCL. If the merger is completed, Firefly stockholders will become stockholders of WaveDancer, and their rights will be governed by the DGCL, as well as the A&R Charter and the combined company’s amended and restated bylaws (the “A&R Bylaws”). The rights of WaveDancer stockholders contained in the amended and restated certificate of incorporation of WaveDancer, as amended from time to time, currently in effect (the “WaveDancer Charter”) and the WaveDancer Bylaws, will differ from the rights of Firefly stockholders under the A&R Charter and the A&R Bylaws, as more fully described under the section titled “COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS” on page 256 of this joint proxy and consent solicitation statement/prospectus.

U.S. Federal Income Tax Considerations

A Firefly stockholder whose Firefly stock is exchanged for WaveDancer common stock in the merger, as well as holders of Firefly warrants that are exchanged for warrants to purchase WaveDancer common stock, should generally not recognize any taxable gain or loss in the merger. In such case, (i) a Firefly stockholder’s aggregate tax basis in the WaveDancer common stock and WaveDancer warrants received in the merger will equal the aggregate tax basis of the corresponding Firefly stock and warrants surrendered by such holder in the merger; and (ii) a Firefly stockholder’s holding period for the WaveDancer common stock and warrants received in the merger will include the holder’s holding period for the corresponding Firefly stock and warrants surrendered in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular WaveDancer or Firefly stockholder or warrant holder will depend in part on such holder’s circumstances. Accordingly, WaveDancer and Firefly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 203 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals

WaveDancer and Firefly believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. WaveDancer must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of WaveDancer common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part. For a more complete discussion of the regulatory approvals required in connection with the merger, see the section titled “THE MERGER — Regulatory Approvals Required for the Merger” on page 146 of this joint proxy and consent solicitation statement/prospectus.

Summary of Risk Factors

Below is a summary of the principal risk factors related to the merger and the combined company. This summary does not address all of the risks related to the merger and the combined company. Additional discussion of the risks summarized in this summary of risk factors, and other risks related to the businesses of WaveDancer and Firefly, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this joint proxy and consent solicitation statement/prospectus before deciding how to vote.

Risks Related to the Proposed Merger

●

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the potential benefits that WaveDancer and Firefly expect to obtain from the merger.

●

The issuance of shares of WaveDancer common stock to Firefly stockholders in the merger will substantially dilute the voting power of current WaveDancer stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of WaveDancer.

●	The issuance, or expected issuance, of WaveDancer common stock in connection with the merger could decrease the market price of WaveDancer common stock.

●	The intended benefits of the merger may not be realized.

●

Because the lack of a public market for Firefly common stock makes it difficult to evaluate the fairness of the merger, Firefly stockholders may receive consideration in the merger that is greater than or less than the fair market value of Firefly common stock.

Risks Related to the Tellenger Sale Transaction

●

While the Tellenger Sale Transaction is pending, it creates unknown impacts on WaveDancer’s future which could materially and adversely affect its business, financial condition and results of operations.

●	Certain of WaveDancer’s executive officers have interests in the Tellenger Sale Transaction that may be in addition to, or different from, the interests of WaveDancer’s stockholders.

Risks Related to the Reverse Stock Split

●	The reverse stock split may not increase the combined company’s stock price over the long term.

●	The reverse stock split would have the effect of increasing the amount of common stock that the combined company is authorized to issue without further approval by the combined company’s stockholders.

●	The reverse stock split may decrease the liquidity of WaveDancer’s common stock.

●	The reverse stock split may lead to a decrease in overall market capitalization of the combined company.

Risks Related to the Combined Company Following the Merger

●	WaveDancer stockholders and Firefly stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

●

The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.

●

If the merger is consummated, the business operations, strategies and focus of the combined company will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

●

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy and consent solicitation statement/prospectus.

●	The combined company may issue additional equity securities in the future, which may result in dilution to existing investors.

●

The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.

●

Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

●	WaveDancer and Firefly do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

●

In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.

●	An active trading market for combined company common stock may not develop.

●	The combined company may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

In addition, WaveDancer and Firefly face other business, financial operational, and legal risks and uncertainties discussed in the sections titled “RISK FACTORS” beginning on page 47 of this joint proxy and consent solicitation statement/prospectus.

RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones WaveDancer and Firefly face, and these factors should be considered in conjunction with general investment risks and other information included in this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 101 of this joint proxy and consent solicitation statement/prospectus. You should read and consider the risks associated with the business of Firefly beginning on page 60 of this joint proxy and consent solicitation statement/prospectus as these risk factors will also affect the operations of the combined company going forward because the business of the combined company will be Firefly’s business. You should also read and consider the risk factors associated with WaveDancer beginning on page 84 of this joint proxy and consent solicitation statement/prospectus because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Proposed Merger

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the potential benefits that WaveDancer and Firefly expect to obtain from the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, as set forth in the Merger Agreement, including the approval by WaveDancer’s stockholders, approval by Nasdaq of WaveDancer’s application for the initial listing of WaveDancer’s common stock to be issued in connection with the merger, and other customary closing conditions. There can be no assurance that WaveDancer and Firefly will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled “THE MERGER AGREEMENT — Conditions to the Closing of the Merger” beginning on page 156 of this joint proxy and consent solicitation statement/prospectus. If the conditions are not satisfied or waived, the merger may not occur or may not be completed within the expected timeframe, and WaveDancer and Firefly each may materially and adversely lose some or all of the potential benefits that WaveDancer and Firefly expect to achieve as a result of the merger and could result in additional transaction costs or other effects associated with uncertainty about the merger. In addition, pursuant to the Merger Agreement, WaveDancer may extend the originally scheduled End Date (defined in the Merger Agreement as April 30, 2024) by up to thirty-one (31) calendar days (to May 30, 2024). Moreover, each of WaveDancer and Firefly has incurred and expects to continue to incur significant expenses related to the merger, such as legal and accounting fees, some of which must be paid even if the merger is not completed.

WaveDancer and Firefly can agree at any time to terminate the Merger Agreement, even if WaveDancer’s stockholders and/or Firefly’s securityholders have already adopted the Merger Agreement and thereby approved the merger and the other transactions contemplated by the Merger Agreement. WaveDancer and Firefly can also terminate the Merger Agreement under other specified circumstances.

In addition, if the Merger Agreement is terminated and WaveDancer’s or Firefly’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the WaveDancer Board of Directors may elect to, among other things, divest all or a portion of WaveDancer’s business, or take the steps necessary to liquidate all of WaveDancer’s business and assets, and in either such case, the consideration that WaveDancer receives may be less attractive than the consideration to be received by WaveDancer pursuant to the Merger Agreement.

If the Merger Agreement is not consummated, it is anticipated that WaveDancer will be delisted from The Nasdaq Capital Market and may need to consider whether to remain a public company, since the current Tellenger business cannot support WaveDancer being a public company. For risks related to a delisting from The Nasdaq Capital Market, see “—In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.,” which risks would also apply to WaveDancer.

The issuance of shares of WaveDancer common stock to Firefly stockholders in the merger will substantially dilute the voting power of current WaveDancer stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of WaveDancer.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, WaveDancer will issue (or reserve for future issuance) approximately 28,709,802 shares of its common stock using the assumed Exchange Ratio of 0.444462 (which is subject to change depending on the net amount of cash WaveDancer has and the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger), without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, to Firefly stockholders as merger consideration. As a result, upon completion of the merger, the current WaveDancer stockholders and holders of certain outstanding options and warrants to purchase shares of WaveDancer common stock will hold approximately 2,609,982 pre-reverse stock split shares, which is currently expected to be approximately 8% of the fully diluted equity of the combined company as further described under “THE MERGER — General” in this joint proxy and consent solicitation statement/prospectus. Accordingly, the issuance of the shares of WaveDancer common stock to Firefly stockholders in the merger will significantly reduce the ownership stake and relative voting power of each share of WaveDancer common stock held by current WaveDancer stockholders. Consequently, following the merger, the ability of WaveDancer’s current stockholders to influence the management of WaveDancer will be substantially reduced.

The issuance, or expected issuance, of WaveDancer common stock in connection with the merger could decrease the market price of WaveDancer common stock.

In connection with the merger and as part of the merger consideration, WaveDancer expects to issue shares of WaveDancer common stock to Firefly stockholders. The anticipated issuance of WaveDancer common stock in the merger may result in fluctuations in the market price of WaveDancer common stock, including a stock price decrease. In addition, the perception in the market that the holders of a large number of shares of WaveDancer common stock may intend to sell shares could reduce the market price of WaveDancer common stock.

The intended benefits of the merger may not be realized.

The merger poses risks for WaveDancer’s and Firefly’s ongoing operations, including, among others:

●	that senior management’s attention may be diverted from the management of WaveDancer’s and Firefly’s current operations and development of its products;

●	costs and expenses associated with any undisclosed or potential liabilities; and

●	unforeseen difficulties may arise in integrating Firefly’s and WaveDancer’s business in the combined company.

As a result of the foregoing, the combined company may be unable to realize the full strategic and financial benefits currently anticipated from the merger, and WaveDancer or Firefly cannot assure you that the merger will be accretive to WaveDancer or Firefly in the near term or at all. Furthermore, if WaveDancer or Firefly fails to realize the intended benefits of the merger, the market price of the combined company’s common stock could decline to the extent that the market price reflects those benefits. WaveDancer’s stockholders will have experienced substantial dilution of their ownership interests in WaveDancer without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

Because the lack of a public market for Firefly common stock makes it difficult to evaluate the fairness of the merger, Firefly stockholders may receive consideration in the merger that is greater than or less than the fair market value of Firefly common stock.

The outstanding common stock of Firefly is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Firefly shares. Since the percentage of WaveDancer’s common stock to be issued to Firefly stockholders was determined based on negotiations between the parties, it is possible that the value of the WaveDancer common stock to be issued in connection with the merger will be greater than the fair market value of Firefly shares. Alternatively, it is possible that the value of the shares of WaveDancer common stock to be issued in connection with the merger will be less than the fair market value of Firefly shares.

Directors and officers of WaveDancer and Firefly may have interests in the merger that are different from, or in addition to, those of WaveDancer stockholders and Firefly stockholders generally that may influence them to support or approve the merger.

The officers and directors of WaveDancer and Firefly may have interests in the merger that are different from, or are in addition to, those of WaveDancer stockholders and Firefly stockholders generally. Effective upon the closing of the merger, Gil Issachar, Jon Olsen and Paul Krzywicki are expected to be employed as executive officers by the combined company. It is expected that four of the current directors of Firefly, Mr. Lipschitz, Mr. Reeves, Mr. DeCaprio and Mr. Olsen, and one of the current directors of WaveDancer, Mr. Benoit, are to be appointed as directors of the combined company after the completion of the merger and will receive cash and equity compensation in consideration for such service as described in more detail in the section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 183 of this joint proxy and consent solicitation statement/prospectus. Upon the merger, the vesting of outstanding equity awards held by WaveDancer’s directors and officers will accelerate, and certain WaveDancer officer, including Mr. Benoit, will be entitled to certain severance benefits in connection with changes in their employment. Mr. Benoit will be the principal stockholder of Wavetop, which will purchase Tellenger in connection with the merger. Each outstanding option to acquire shares of Firefly common stock held by executive officers and directors of Firefly will be converted into an option to acquire shares of WaveDancer common stock. In addition, the directors and executive officers of WaveDancer and Firefly also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the merger. These interests may have influenced the directors and executive officers of WaveDancer and Firefly to support or recommend the proposals presented to WaveDancer and Firefly stockholders. See the sections titled “THE MERGER — Interests of WaveDancer’s Directors and Executive Officers in the Merger” beginning on page 138 and “THE MERGER — Interests of Firefly’s Directors and Executive Officers in the Merger” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

If the merger is completed, Firefly executive officers and Firefly appointees to the combined company’s board of directors will have the ability to significantly influence the combined company’s management and business affairs, as well as matters submitted to the combined company’s board of directors or stockholders for approval, especially if they decide to act together with the current Firefly stockholders.

Upon completion of the merger, the former Firefly stockholders, optionholders, warrantholders, and holders of restricted share units (which will be converted to shares of common stock at closing) will own approximately 92% of the combined company on a fully diluted basis, excluding the effects of adjustments based on WaveDancer’s net cash at closing. If the merger is completed, the combined company is expected to be led by Firefly executive officers. Furthermore, the combined company’s anticipated board of directors will consist of five members, four of which will be appointed by Firefly pursuant to the terms of the Merger Agreement. As a result, such persons, if they choose to act together, will have the ability to significantly influence the combined company’s management and business affairs, as well as matters submitted to the combined company’s board of directors or stockholders for approval.

The announcement and pendency of the merger could have an adverse effect on WaveDancer’s or Firefly’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt WaveDancer’s and/or Firefly’s businesses in the following ways, among others:

●

WaveDancer’s or Firefly’s current and prospective employees could experience uncertainty about their future roles within the combined company, and this uncertainty might adversely affect WaveDancer’s or Firefly’s ability to retain, recruit and motivate key personnel;

●

the attention of WaveDancer’s or Firefly’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of WaveDancer or Firefly, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to WaveDancer or Firefly, as applicable;

●

customers, prospective customers, suppliers, collaborators and other third parties with business relationships with WaveDancer or Firefly may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with WaveDancer or Firefly as a result of the merger, whether pursuant to the terms of their existing agreements with WaveDancer or Firefly; and

●	the market price of WaveDancer’s common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, WaveDancer or Firefly.

During the pendency of the merger, WaveDancer or Firefly may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of WaveDancer or Firefly to make dispositions or acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger, potential spin-off of all or a portion of WaveDancer’s assets prior to the consummation of the merger, other than the Tellenger Sale, the parent restructuring (as defined in the Merger Agreement) and certain permitted financings as set forth in the Merger Agreement. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition, a tender offer, a merger or other business combination outside the ordinary course of business. These restrictions may prevent each of WaveDancer and Firefly from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to their business or executing certain of their business strategies prior to the completion of the merger, which could be favorable to WaveDancer stockholders or Firefly stockholders. See the section titled “THE MERGER AGREEMENT — No Solicitation” beginning on page 160 of this joint proxy and consent solicitation statement/prospectus.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of WaveDancer and Firefly from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances if the WaveDancer Board of Directors determines in good faith, after consultation with its independent financial advisor and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the WaveDancer Board of Directors. In the event that the WaveDancer Board of Directors withdraws or modifies its recommendation for Proposal 1— Approval of the Nasdaq Proposal based on such superior competing proposal, Firefly may terminate the Merger Agreement. See “THE MERGER AGREEMENT —Termination of the Merger Agreement.”

The rights of Firefly stockholders who become WaveDancer stockholders in the merger and WaveDancer stockholders following the merger will be governed by the A&R Charter and the WaveDancer Bylaws.

Upon consummation of the merger, outstanding shares of Firefly common stock will be converted into the right to receive shares of WaveDancer common stock. Firefly stockholders who receive shares of WaveDancer common stock in the merger will become WaveDancer stockholders. As a result, Firefly stockholders who become stockholders in WaveDancer will be governed by A&R Charter and the A&R Bylaws, rather than being governed by Firefly’s organizational documents and bylaws. Pursuant to the Merger Agreement, the WaveDancer Charter will be amended and restated, subject to WaveDancer stockholders’ approval of the A&R Charter Proposal, immediately prior to the effective time of the merger. See the section titled “COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS” beginning on page 256 of this joint proxy and consent solicitation statement/prospectus.

The Exchange Ratio is not adjustable based on the market price of WaveDancer common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio formula for the Firefly common stock, and the Exchange Ratio is only adjustable upward or downward to reflect WaveDancer’s and Firefly’s equity capitalization as of immediately prior to the effective time of the merger and the excess cash WaveDancer has at the effective time of the merger. Any changes in the market price of common stock before the completion of the merger will not affect the number of shares Firefly securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger, the market price of WaveDancer common stock declines from the market price on the date of the Merger Agreement, then Firefly securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger, the market price of WaveDancer common stock increases from the market price on the date of the Merger Agreement, then Firefly securityholders could receive merger consideration with substantially more value for their shares of Firefly common stock than the parties had negotiated for in the establishment of the Exchange Ratio. For a discussion of the Exchange Ratio, see the section titled “THE MERGER AGREEMENT — Exchange Ratio” beginning on page 155 of this joint proxy and consent solicitation statement/prospectus.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or is otherwise taxable to U.S. Firefly stockholders, then such holders may be required to pay U.S. federal income taxes.

For U.S. federal income tax purposes, the merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the Internal Revenue Service (the “IRS”) or a court determines that the merger should not be treated as a reorganization, a holder of Firefly stock or warrants would recognize taxable gain or loss upon the exchange of Firefly stock or warrants for WaveDancer common stock or warrants pursuant to the Merger Agreement.

WaveDancer is expected to incur substantial expenses related to the merger with Firefly.

WaveDancer has incurred, and expects to continue to incur, substantial expenses in connection with the merger, as well as operating as a public company. WaveDancer will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the merger. Actual transaction costs may substantially exceed WaveDancer’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure to complete the merger could negatively affect the value of WaveDancer common stock and the future business and financial results of both WaveDancer and Firefly.

If the merger is not completed, the ongoing businesses of WaveDancer and Firefly could be adversely affected. Moreover, each of WaveDancer and Firefly will be subject to a variety of risks associated with the failure to complete the merger, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

●	reputational harm due to the adverse perception of any failure to successfully complete the merger; and

●	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.

If the merger is not completed, the market price of WaveDancer common stock and the business and financial results of both WaveDancer (including the cessation of its operations) and Firefly could be materially affected.

The merger is expected to result in a limitation on the combined company’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of WaveDancer’s net operating loss carryforwards (“NOLs”) will be limited if WaveDancer experiences a cumulative change in ownership of greater than 50% in a moving three-year period. At December 31, 2022, WaveDancer had approximately $9.4 million of net operating loss carryforwards, of which $1.3 million will expire, if unused, between the years 2023 and 2027. WaveDancer will experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the merger will be limited. The limitation will be determined by the fair market value of WaveDancer’s common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. It is expected that the merger will impose a limitation on WaveDancer’s NOLs. Limitations imposed on WaveDancer’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The analysis received by the WaveDancer Board of Directors from B. Riley has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the analysis.

Such analysis was one of many factors considered by the WaveDancer Board of Directors in approving the merger. The analysis does not speak as of the time the merger will be completed or any date other than the date of such analysis. Subsequent changes in the operation and prospects of WaveDancer or Firefly, general market and economic conditions and other factors that may be beyond the control of WaveDancer or Firefly, may significantly alter the value of WaveDancer or Firefly or the prices of the shares of WaveDancer common stock by the time the merger is to be completed. The analysis does not address the fairness of the merger consideration from a financial point of view to WaveDancer at the time the merger is to be completed, or as of any other date other than the date of such analysis, and the Merger Agreement does not require that the analysis be updated, revised or reaffirmed prior to the closing of the merger to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger as a condition to closing the merger. See the section titled “THE MERGER —Analysis of WaveDancer’s Financial Advisor” beginning on page 136 to this joint proxy and consent solicitation statement/prospectus.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either party can refuse to complete the merger if there is a material adverse effect (as defined in the Merger Agreement) affecting the other party between November 15, 2023, the date of the Merger Agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on WaveDancer or Firefly, as the case may be:

●	changes or events affecting the industries or industry sectors in which the parties operate generally;

●	changes or events generally affecting the U.S. or global economy or capital markets as a whole;

●	hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event; or

●	changes in GAAP or other applicable law or legal requirement.

If adverse changes occur but WaveDancer and Firefly must still complete the merger, the market price of WaveDancer common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on WaveDancer or Firefly under the Merger Agreement, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus.

WaveDancer and Firefly may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of WaveDancer and Firefly management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. WaveDancer and Firefly may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of WaveDancer, Firefly and the combined company.

Risks Related to the Tellenger Sale Transaction

While the Tellenger Sale Transaction is pending, it creates unknown impacts on WaveDancer’s future which could materially and adversely affect its business, financial condition and results of operations.

While the Tellenger Sale Transaction is pending, it creates unknown impacts on WaveDancer’s future. Therefore, WaveDancer’s current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with WaveDancer pending consummation of the Tellenger Sale Transaction. The occurrence of these events individually or in combination could materially and adversely affect WaveDancer’s business, financial condition and results of operations.

Certain of WaveDancer’s executive officers have interests in the Tellenger Sale Transaction that may be in addition to, or different from, the interests of WaveDancer’s stockholders.

Stockholders should be aware that WaveDancer’s executive officers have financial interests in the Tellenger Sale Transaction that may be in addition to, or different from, the interests of WaveDancer’s stockholders generally. See “INTERESTS OF CERTAIN PERSONS IN THE TELLENGER SALE TRANSACTION” beginning on page 123 of this joint proxy and consent solicitation statement/prospectus. The WaveDancer Board of Directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Tellenger Sale Transaction and Stock Purchase Agreement and in recommending to WaveDancer’s stockholders that they approve the Tellenger Sale Proposal.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long term.

If the Reverse Stock Split Proposal is approved, the combined company anticipates effecting a reverse stock split in order to cause its stock price to be at least $5.00 with a ratio between 1-for-1.5 and 1-for-20 immediately following the merger. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of the combined company’s common stock upon effectiveness of the reverse stock split, it cannot be assured that the reverse stock split will result in any sustained proportionate increase in the market price of the combined company’s common stock, which is dependent upon many factors, including the business and financial performance of the combined company, general market conditions, and prospects for future success, which are unrelated to the number of shares of the combined company’s common stock outstanding. Thus, while the stock price of the combined company might meet the initial listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split would have the effect of increasing the amount of common stock that the combined company is authorized to issue without further approval by the combined company’s stockholders.

As a result of the reverse stock split, and after giving effect to the merger, the combined company expects that it will have between approximately 16,666,989 shares and 1,250,025 shares of common stock outstanding, excluding shares underlying options and warrants and any issued Fractional Shares in the aggregate, compared to approximately 25,000,483 shares of common stock outstanding of the combined company after giving effect to the merger and in the absence of a reverse stock split, based on the assumed Exchange Ratio of 0.444462. The proposed A&R Charter for the combined company is anticipated to authorize the combined company to issue up to 100,000,000 shares of common stock and does not anticipate reducing this amount in connection with the reverse stock split. As a result, it is anticipated that, following the reverse stock split, the combined company will have the ability to issue between approximately 83,333,011 and 98,749,975 additional shares of common stock, including shares that may be issued pursuant to awards that have been granted and outstanding warrants. Except in certain instances, as required by law or by the rules of the securities exchange that lists the combined company’s common stock, these additional shares may be issued by the combined company without further vote of the combined company’s stockholders. If the combined company’s board of directors chooses to issue additional shares of the combined company’s common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of the combined company’s stockholders.

The reverse stock split may decrease the liquidity of WaveDancer’s common stock.

Although the WaveDancer Board of Directors believes that the anticipated increase in the market price of WaveDancer’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for WaveDancer’s common stock.

The reverse stock split may lead to a decrease in overall market capitalization of the combined company.

Should the market price of WaveDancer’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the combined company. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels and, accordingly, it cannot be assured that the total market value of WaveDancer’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on WaveDancer’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to the Combined Company Following the Merger

WaveDancer stockholders and Firefly stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the merger, WaveDancer stockholders and Firefly stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the merger. Furthermore, if the combined company fails to realize the intended benefits of the merger, the market price of WaveDancer common stock could decline to the extent that the market price reflects those benefits.

The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.

There has not been a public market for the combined company’s common stock. The market price of the combined company’s common stock could be subject to significant fluctuation following the merger. The current business of WaveDancer differs from that of Firefly in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock following the merger may be affected by factors different from those currently affecting the results of operations of WaveDancer. Market prices for securities of life sciences and medical technology companies in particular have historically been particularly volatile and have shown extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the combined company’s common stock, regardless of the actual operating performance of the combined company. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

●	investors reacting negatively to the effect on the combined company’s business and prospects from the merger;

●	the announcement of new products, new developments, services or technological innovations by the combined company or the combined company’s competitors;

●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in the combined company’s business, operations or prospects;

●

announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by the combined company or the combined company’s competitors;

●	conditions or trends in the life sciences and medical technology industries;

●	changes in the economic performance or market valuations of other life sciences and medical technology companies;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to the combined company’s performance or financial condition;

●	sale of the combined company’s common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of the combined company’s common stock;

●	volatility in the market prices and trading volumes of the life sciences and medical technology stocks;

●	the combined company’s ability to finance its business;

●	ability to secure resources and the necessary personnel to pursue the plans of the combined company;

●	failure to meet external expectations or management guidance;

●	changes in the combined company’s capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;

●	the combined company’s cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;

●	investigations by regulators into the operations of the combined company or those of the combined company’s competitors;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of the combined company’s control.

In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigation has often been instituted against these companies. Litigation of this type, if instituted against the combined company, could result in substantial costs and a diversion of management’s attention and resources of the combined company. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that the combined company make significant payments.

If the merger is consummated, the business operations, strategies and focus of the combined company will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the consummation of the merger it is currently anticipated that the combined company would focus its resources on executing Firefly’s current business plan. Accordingly, prior to the merger, WaveDancer has agreed to sell WaveDancer’s legacy assets and, as such, the stockholders of WaveDancer and Firefly will not participate in the future prospects of such WaveDancer legacy assets.

Following the merger, it is expected that the combined company’s primary product will be Firefly’s BNA Platform. Consequently, if the merger is consummated, an investment in WaveDancer’s common stock will primarily represent an investment in the business operations, strategies and focus of Firefly. The failure to successfully commercialize the BNA Platform, or to develop and market other products, will significantly diminish the anticipated benefits of the merger and have a material adverse effect on the business of the combined company. There is no assurance that the combined company’s business operations, strategies or focus will be successful following the merger, and the merger could depress the value of the combined company’s common stock.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial statements contained in this joint proxy and consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of WaveDancer and Firefly and adjustments and assumptions have been made regarding the combined company. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of WaveDancer common stock.

The combined company may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent the combined company raises additional capital by issuing equity securities, the combined company’s stockholders may experience substantial dilution. The combined company may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If the combined company sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under the combined company’s equity compensation plans may be increased in the future. In addition, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to the combined company’s stockholders upon any such exercise or conversion.

All of WaveDancer’s outstanding shares of common stock are, and any shares of WaveDancer common stock that are issued in the merger will be, freely tradable without restrictions or further registration under the Securities Act, except for any shares held by affiliates of the combined company, as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the combined company and would include persons such as the combined company’s directors and executive officers and large stockholders. In turn, resales, or the perception by the market that a substantial number of resales could occur, could have the effect of depressing the market price of the combined company’s common stock.

The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.

Following the merger, the executive officers, directors, five percent or greater stockholders, and the respective affiliated entities of the combined company will, in the aggregate, beneficially own approximately 4.81% of the combined company’s outstanding common stock. As a result, these stockholders, acting together, have control over matters that require approval by the combined company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

Certain stockholders could attempt to influence changes within WaveDancer, which could adversely affect WaveDancer’s operations, financial condition and the value of WaveDancer’s common stock.

The combined company’s stockholders may from time to time seek to acquire a controlling stake in the combined company, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming and could disrupt the combined company’s operations and divert the attention of the combined company’s Board of Directors and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect the combined company’s operations, financial condition, ability to consummate the merger and the value of the combined company’s common stock.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Immediately following the closing of the merger, the combined company will have outstanding approximately 25,000,483 shares of common stock, without giving effect to the proposed reverse stock split and excluding securities underlying options and warrants, based on the assumed Exchange Ratio of 0.444462. This includes the shares being issued to Firefly stockholders as merger consideration, which may be resold in the public market immediately without restriction. WaveDancer and Firefly are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

The combined company also expects to assume approximately 1,973,388 shares of common stock subject to outstanding options to purchase Firefly common stock (on an as converted to WaveDancer common stock basis and prior to giving effect to the proposed reverse stock split). The combined company intends to register all of the shares of common stock issuable upon exercise of outstanding options to purchase Firefly common stock, and upon the exercise of any options or other equity incentives the combined company may grant in the future, for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements.

If securities analysts do not publish research or reports about the business of the combined company, or if they publish negative evaluations, the price of the combined company’s common stock could decline.

The trading market for the combined company’s common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about the combined company. There are many large, publicly traded companies active in the life sciences and medical technology industries, which may mean it will be less likely that the combined company receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the combined company (if any) downgrades its stock, its stock price would likely decline. If one or more of these analysts cease coverage of the combined company, the combined company could lose visibility in the market, which in turn could cause its stock price to decline. Additionally, if securities analysts publish negative evaluations of competitors in the life sciences and medical technology industries, the comparative effect could cause the combined company’s stock price to decline.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses that Firefly did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of Firefly and will make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). The combined company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company will likely need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the combined company. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The combined company may not be able to timely and effectively implement controls and procedures required by Section 404 that will be applicable to the combined company after the merger.

Firefly is not currently subject to Section 404. However, following the merger, the combined company will be subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of Firefly as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the merger. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined company to adverse regulatory consequences and could harm investor confidence and cause the market price of the combined company’s common stock to decline.

Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although WaveDancer and Firefly have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of WaveDancer’s and Firefly’s control will not later arise. As a result, the combined company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

Anti-takeover provisions under Delaware corporate law may make it difficult for the combined company stockholders to replace or remove its board of directors and could deter or delay third parties from acquiring the combined company, which may be beneficial to the stockholders of the combined company.

The combined company will be subject to the anti-takeover provisions of Delaware law, including Section 203 of the DGCL. Under these provisions, which will become effective upon the closing of the merger, if anyone becomes an “interested stockholder,” the combined company may not enter into a “business combination” with that person for three (3) years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning fifteen percent (15%) or more of the combined company’s outstanding voting stock during the past three (3) years, subject to certain exceptions as described in Section 203 of the DGCL.

WaveDancer and Firefly do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.

Following the merger, the combined company’s common stock is expected to be listed on The Nasdaq Capital Market. For continued listing on The Nasdaq Capital Market, the combined company will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted. If the combined company is unable to list on The Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of the combined company’s common stock. If the combined company’s securities are delisted from trading on The Nasdaq Capital Market, and the combined company is not able to list its securities on another exchange or to have them quoted on Nasdaq, the combined company’s securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, the combined company could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;

●

a determination that its common stock is a “penny stock,” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the combined company’s securities;

●	a limited amount of news and analyst coverage for the combined company; and

●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or to obtain additional financing in the future.

An active trading market for combined company common stock may not develop.

The listing of combined company common stock on The Nasdaq Capital Market does not assure that a meaningful, consistent and liquid trading market exists. An active trading market for shares of combined company common stock may never develop or be sustained. If an active market for the combined company common stock does not develop, it may be difficult for investors to sell their shares either without depressing the market price for the shares or at all.

The combined company may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

The combined company may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that it believes will complement or augment its existing business. If the combined company acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. The combined company may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. There is no assurance that, following any such acquisition, the combined company will achieve the synergies expected to justify the transaction, which could result in a material adverse effect on the combined company’s business and prospects.

Risks Related to Firefly’s Financial Position

References in this section to the “Company,” “we,” “our,” or “us” generally refer to Firefly Neuroscience, Inc.

The Company is in the development stage with minimum revenues and has no operating history in the broad commercialization of medical devices or platforms for consumer use.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. We have no operating history as a distributor of medical devices to clinicians. The Company is currently generating minimum revenues and does not expect to generate significant revenue until it has successfully launched broad commercialization of the BNA Platform.

Investors should understand that an investment in a start-up business is significantly riskier than an investment in a business with any significant operating history. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

The financial statement footnotes of the Company include disclosure regarding the substantial doubt about the ability of the Company to continue as a going concern.

Our financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern. As of each of September 30, 2023 and December 31, 2022, we had stockholder’s deficits of $1,913 and $2,111, respectively. In addition, we had negative cash flows from operating activities for the nine months-ended September 30, 2023 of $1,664 and negative cash flows from operating activities for the nine months-ended September 30, 2022 of $2,440. Further, the footnotes to our financial statements indicated that, as of September 30, 2023, we had recurring losses with minimal revenue from operations.

To strengthen our liquidity in the foreseeable future, we have taken the following measures: (i) negotiating with existing and new investors to raise additional capital; and (ii) taking various cost control measures to reduce the operational cash burn. While our management believes that we can continue raising additional equity capital to continue in operational existence for the foreseeable future, if we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity. No assurances can be provided that new financing will be available to us on commercially acceptable terms, if at all.

We may be unable to raise additional capital, which could harm our ability to compete.

We expect to expend significant capital to launch our commercialization program for the BNA Platform, build our brand, and continue to improve our product offerings. These initiatives may require us to raise additional capital over the next few years. We may consume available resources more rapidly than anticipated and we may not be able to raise additional funds when needed or on acceptable terms.

If we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. While our management team believes that the Company can continue raising additional equity capital to continue in operational existence for the foreseeable future, if we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition, and prospects could be materially adversely affected.

Risks Related to Firefly’s Business and Operations

References in this section to the “Company,” “we,” “our,” or “us” generally refer to Firefly Neuroscience, Inc.

We are subject to operating risks, including excess or constrained capacity and operational inefficiencies, which could adversely affect our results of operations.

We are subject to operating risks, including excess or constrained capacity and pressure on our internal systems and personnel. In order to manage current and anticipated future operations effectively, we must continually implement and improve our operational, financial and management information systems, hire, train, motivate, manage and retain employees. We may be unable to balance near-term efforts to meet existing demand with future customer demand, including adding personnel, creating scalable, secure and robust systems and operations, and automating processes needed for long term efficiencies. Any such failure could have a material impact on our business, operations and prospects.

Our products and information technology systems are critical to our business. Issues with product development or enhancements, IT system integration, implementation, updates and upgrades could disrupt our operations and have a material impact on our business and operating results.

We rely on the efficient, uninterrupted and secure operation of our IT systems and are dependent on key third-party software embedded in our products and IT systems as well as third-party hosted IT systems to support our operations. All software and IT systems are vulnerable to damage, cyber attacks or interruption from a variety of sources. To effectively manage and improve our operations, our IT systems and applications require an ongoing commitment of significant expenditures and resources to maintain, protect, upgrade, enhance and restore existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, increasingly sophisticated cyber threats, and changing consumer preferences. Failure to adequately protect and maintain the integrity of our products and IT systems may result in a material effect on our financial position, results of operations and cash flows.

We plan to continuously upgrade and issue new releases of our products and customer-facing software applications, upon which our operations depend. Software applications and products containing software frequently contain errors or defects, especially when first introduced or when new versions are released. Additionally, the third-party software integrated into or interoperable with our products and services will routinely reach end of life, and as a consequence, may be exposed to additional vulnerabilities, including increased security risks, errors and malfunctions that may be irreparable or difficult to repair. The discovery of a defect, error or security vulnerability in our products, software applications or IT systems, incompatibility with future customers’ computer operating systems and hardware configurations with a new release or upgraded version or the failure of our products or primary IT systems may cause adverse consequences, including: delay or loss of revenues, significant remediation costs, delay in market acceptance, loss of data, disclosure of financial, health or other personal information of any customers or patients, product recalls, damage to our reputation, or increased service costs, any of which could have a material effect on our business, financial condition or results of our operations and the operations of our potential customers or our business partners.

Our operations and financial performance depend on global and regional economic conditions. Inflation, fluctuations in currency exchange rates, changes in consumer confidence and demand, and weakness in general economic conditions and threats, or actual recessions, could materially affect our business, results of operations, and financial condition.

Macroeconomic conditions impact consumer confidence and discretionary spending, which could adversely affect demand for any products we bring to market. Consumer spending habits are affected by, among other things, inflation, fluctuations in currency exchange rates, weakness in general economic conditions, threats or actual recessions, pandemics, wars and military actions, levels of employment, wages, debt obligations, discretionary income, interest rates, volatility in capital, and consumer confidence and perceptions of current and future economic conditions. Changes and uncertainty can, among other things, reduce or shift spending away from treatments and procedures to address mental illness and cognitive disorders, and could drive patients and clinicians towards other options in the marketplace that may cost less than our products, reduce patient traffic in clinicians’ offices or reduce demand for services to treat mental illness and cognitive disorder generally. The recent declines in, or uncertain economic outlooks for, the U.S., European and certain other international economies has and may continue to adversely affect consumer and healthcare practice spending. The increase in the cost of fuel and energy, food and other essential items along with elevated interest rates could reduce consumers’ disposable income, resulting in less discretionary spending for products like ours. Decreases in disposable income and discretionary spending or change in consumer confidence and spending habits may adversely affect our revenues and operating results.

Inflation continues to adversely impact spending and trade activities and we are unable to predict the impacts of higher inflation on global and regional economies. Higher inflation has also increased domestic and international shipping costs, raw material prices, and labor rates, which could adversely impact the costs of producing, procuring and shipping any products we bring to market. If similar trends continue once we begin marketing our BNA Platform, our ability to recover these cost increases through price increases may have limited effectiveness, resulting in downward pressure on our operating results. Attempts to offset cost increases with price increases could reduce sales, increase customer dissatisfaction or otherwise harm our reputation. Further, we are unable to predict the impact of efforts by central banks and federal, state and local governments to combat elevated levels of inflation. If their efforts to reduce inflation are too aggressive, they may lead to a recession. Alternatively, if they are insufficient or are not sustained long enough to lower inflation to more acceptable levels, consumer spending may be adversely impacted for a prolonged period of time. Any of these events could materially affect our business and operating results.

Our business could be impacted by major public health issues, including pandemics such as the spread of COVID-19.

Major public health issues, including pandemics such as the spread of COVID-19, could in the future materially affect our business due to their impact on the global economy and regional economies, demand for consumer products, the imposition or removal of public safety measures. Public health concerns may also limit the movement of products between regions, disrupt or delay supply chains and sales and distribution channels, resulting in interruptions of the supply of products.

COVID-19 has created significant, widespread and unprecedented volatility, uncertainty, and economic instability, disrupting broad aspects of global and regional economies. Many of these effects continue to varying degree as variants of COVID-19 and outbreaks globally or regionally continue to harm recovering consumer confidence. As a result of outbreaks of COVID-19 and its variants, consumer demand and doctor availability has been inconsistent and difficult to predict. The effects of the pandemic continue to linger and evolve and we cannot predict future direct and ancillary impacts on our business or results of operations, although they may be material to our business as well as economic activity generally.

Our business could be impacted by political events, trade and other international disputes, war, and terrorism, including the military conflict between Russia and Ukraine.

Political events, trade and other international disputes, war, and terrorism could harm or disrupt international commerce and the global economy and could have a material effect on our business as well as our potential customers, suppliers, contract manufacturers, distributors, and other business partners.

Political events, trade and other international disputes, wars, and terrorism can lead to unexpected tariffs or trade restrictions, which could adversely impact our business. Once we begin marketing our products, these increased costs could adversely impact our gross margin and make our products less competitive or reduce demand. Countries could also adopt other measures, such as controls on imports or exports of goods, technology or data, that could adversely impact our operations and supply chain and limit our ability to offer products and services. These measures could require us to take various actions, including changing suppliers or restructuring business relationships. Complying with new or changed trade restrictions is expensive, time-consuming and disruptive to our operations. Such restrictions can be announced with little or no advance notice and we may be unable to effectively mitigate the adverse impacts of such measures. If disputes and conflicts escalate in the future, actions by governments in response could be significantly more severe and restrictive and could materially affect our business.

Political unrest, threats, tensions, actions and responses to any social, economic, business, geopolitical, military, terrorism, or acts of war involving key commercial, development or manufacturing markets such as China, Mexico, Israel, Europe, or other countries or regions could materially impact any international operations we undertake. For example, our employees in Israel could be obligated to perform annual reserve duty in the Israeli military and be called for additional active duty under emergency circumstances. If any of these events or conditions occur, the impact on us, our employees and potential customers is uncertain, particularly if emergency circumstances, armed conflicts or an escalation in political instability or violence disrupts our product development, data or information exchange, payroll or banking operations, product or materials shipping by us or our suppliers and other unanticipated business disruptions, interruptions and limitations in telecommunication services or critical systems or applications reliant on a stable and uninterrupted communications infrastructure.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. In response to the military conflict, the United States and other North Atlantic Treaty Organization member states, as well as non-member states, announced targeted economic sanctions on Russia, including certain Russian citizens and enterprises, and the continuation of the conflict may trigger additional economic and other sanctions. The potential impacts of the conflict and related sanctions could include supply chain and logistics disruptions, macro financial impacts resulting from the exclusion of Russian financial institutions from the global banking system, volatility in foreign exchange rates and interest rates, inflationary pressures on raw materials and energy and heightened cybersecurity threats. We have no way to predict the progress or outcome of the conflict in Ukraine or the reactions by governments, businesses or consumers. A prolonged conflict, intensified military activities or more extensive sanctions impacting the region and the resulting economic impact could have a material effect on our business, results of operations, financial condition, liquidity, growth prospects and business outlook.

We conduct certain of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

We currently have four full-time employees, as well as engagements with two contractors, who are located in and/or reside in Israel. As a result, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a greater regional conflict.

Any hostilities involving Israel could adversely affect our operations and results of operations. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our employees’ ability to effectively perform their daily tasks.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Several of our employees are subject to military service in the IDF and have been and may be called to serve. It is possible that there will be further or longer military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, which may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations.

Our operations may be impacted by natural disasters, which may become more frequent or severe as a result of climate change and may adversely impact our business and operating results as well as those of our potential customers and suppliers.

Natural disasters can impact us and our potential customers, as well as suppliers critical to our operations. Natural disasters include earthquakes, tsunamis, floods, droughts, hurricanes, wildfires, and other extreme weather conditions that can cause deaths, injuries, and critical health crises, power outages, restrictions and shortages of food, water, shelter, and medical supplies, telecommunications failures, materials scarcity, price volatility and other ramifications. Climate change is likely to increase both the frequency and severity of natural disasters and, consequently, risks to our business and operations.

The effects of climate change on regional and global economies could change the supply, demand or availability of sources of energy or other resources material to our products and operations and affect the availability or cost of natural resources and goods and services on which we and our suppliers rely.

Risks Related to the BNA Platform

References in this section to the “Company,” “we,” “our,” or “us” generally refer to Firefly Neuroscience, Inc.

If we are not successful in enhancing awareness of our BNA Platform, driving adoption across our current target population and expanding the population of eligible patients, our sales, business, financial condition and results of operations will be negatively affected.

Our business currently depends primarily on our ability to successfully market our BNA Platform, which involves successfully launching our commercialization program, increasing adoption of and driving utilization our BNA Platform by target clinicians. We are aiming to increase awareness about our BNA Platform, as well as grow the number of clinicians that utilize our BNA Platform after the launch of our commercialization program, but there can be no assurance that we will succeed.

The commercial success of our BNA Platform will continue to depend on a number of factors, including the following:

●	the actual and perceived effectiveness and clinical benefit, of our BNA Platform;

●	the prevalence and severity of any adverse patient events involving our BNA Platform;

●	our ability to provide earlier awareness of and education about our BNA Platform to patients and clinicians;

●	the degree to which clinicians and patients adopt our BNA Platform;

●	the availability, relative cost and perceived advantages and disadvantages of alternative technologies or treatment methods for cognitive disorders;

●	the results of future clinical and other studies relating to the health, economic or other benefits of our BNA Platform;

●	whether key thought leaders in the medical community accept that our future clinical utility is sufficiently meaningful to influence their decision to adopt our BNA Platform;

●	the extent to which we are successful in educating clinicians and patients about the benefits of our BNA Platform;

●	our reputation among clinicians and patients;

●	our ability to predict product performance;

●	the strength of our marketing and distribution infrastructure, including our ability to drive adoption and utilization of our BNA Platform;

●	our ability to obtain, maintain, protect, enforce and defend our intellectual property rights, including those covering our BNA Platform;

●	our ability to maintain compliance with all legal and regulatory requirements, including those applicable to our BNA Platform; and

●	our ability to continue to attract and retain key talent.

If we fail to successfully initiate our broad commercialization program, market and sell our BNA Platform cost-effectively, our sales, business, financial condition and results of operations will be negatively affected.

Our commercial success will depend on the future adoption of the BNA platform into patient work streams in clinics. If we are unable to successfully drive interest in our BNA Platform, our business, financial condition and results of operations would be harmed.

Our commercial success will depend in large part on the future adoption of the BNA platform into patient work streams in clinics. We cannot predict how quickly, if at all, clinicians and patients will adopt our BNA Platform. Moreover, we cannot predict how quickly, if at all, those currently living with mental illness or cognitive disorders but who are not being treated will seek treatment. Our ability to grow sales of our BNA Platform and drive market acceptance will depend on successfully educating clinicians and patients of the relative benefits of our BNA Platform. If we are unable to successfully drive interest in our BNA Platform, our business, financial condition and results of operations would be harmed.

We may be unable to compete successfully with competitive technologies, which could harm our sales, business, financial condition and results of operations.

Our industry is competitive and has been evolving rapidly. Our BNA Platform is indicated for use in in individuals 12 to 85 years of age for the post-hoc statistical analysis of the human electroencephalogram, including event-related potentials, and we currently market our device primarily to qualified medical professionals. Once we commence a broad commercialization program of our BNA Platform, we will face competition in the market for our BNA Platform from competing technologies, and we expect competition from new companies that may enter the market or introduce new technologies in the future. Third-party payors may encourage the use of competitors’ products due to lower costs of competing products or alternatives. Additionally, treating neurologists may promote the use of other competitors’ products or alternative therapies.

Our current and future competitors may include large, well-capitalized companies with significant market share and resources. They may have more established sales and marketing programs than we do and have greater name recognition. In addition to competing for market share, competitors may develop or acquire patents or other rights that may limit our ability to compete.

We believe that the competitive advantages of our BNA Platform will be important factors in our future success. Our continued success depends on, among other things, our ability to:

●	successfully launch our commercialization program to target clinicians;

●	drive awareness to increase the number of mental illness and cognitive impairment patients referred to target clinicians;

●	attract and retain skilled research, development, sales, marketing and clinical personnel;

●	continue to innovate in order to improve our BNA Platform and enhance the patient and provider experience;

●	adequately predict product performance;

●	obtain and maintain regulatory clearances and approvals, including for expanded indications;

●	cost-effectively market and sell our BNA Platform;

●

obtain, maintain, protect, enforce and defend our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others; and

●	acquire products or technologies complementary to or necessary for our business.

The medical device industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. There can be no assurance that other companies or institutions will not succeed in developing or marketing devices and products that are more effective than our BNA Platform or that would render our BNA Platform obsolete or noncompetitive.

Use of our BNA Platform requires appropriate training and inadequate training may lead to negative clinician experiences, which could harm our business, financial condition, and results of operations.

The successful use of our BNA Platform depends in part on the training and skill of the clinician performing EEG recording and reading BNA reports. Clinicians could experience difficulty interpreting the results of BNA reports. Moreover, clinicians rely on their previous medical training and experience when recommending or utilizing our BNA Platform, and we cannot guarantee that all clinicians will have the necessary skills to properly utilize the BNA Platform. We cannot be certain that clinicians that will use our BNA Platform will have received sufficient training, and clinicians who have not received adequate training may nonetheless attempt to use our BNA Platform with their patients. If clinicians utilize our BNA Platform incorrectly, or without adhering to or completing all relevant training, their patient outcomes may not be consistent with the outcomes achieved in our research studies and any future clinical studies. Adverse safety outcomes that arise from improper or incorrect use of our BNA Platform may negatively impact the perception of patient benefit and the safety of our BNA Platform, notwithstanding results from our research studies and any future clinical studies. These results could limit adoption of our BNA Platform, which would harm our sales, business, financial condition, and results of operations.

We are highly dependent on our senior management team and key personnel, and our business could be harmed if we are unable to attract and retain personnel necessary for our success.

We are highly dependent on our senior management and key personnel. Our success will depend on our ability to retain senior management and to attract and retain qualified personnel in the future, including sales and marketing professionals, engineers, scientists, data science specialists and other highly skilled personnel and to integrate current and additional personnel in all departments.

Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have issued stock options that vest over time, restricted share units subject to vesting conditions, and certain performance warrants. The value to employees of stock options that vest over time may be significantly affected by fluctuations in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management and other key personnel may terminate their employment with us on short notice. Our employment arrangements with our employees provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We also do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

As we launch the commercialization program for our BNA Platforms, expand our product offerings in the future and increase our future marketing efforts, we will need to build and expand the reach of our marketing and sales networks. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled employees with significant technical knowledge in various areas. An inability to attract, hire, train and retain employees will harm our sales, business, financial condition, and results of operations.

We expect to increase the size of our organization in the future, and we may experience difficulties in managing the operational elements or timing of this growth. If we are unable to manage or appropriately time the anticipated growth of our business, our future revenue and operating results may be harmed.

As of December 31, 2023, we had eight employees and five consultants. As our sales and marketing strategies evolve and as we launch commercialization of our BNA Platform, we may need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;

●	managing our internal development efforts effectively, while complying with our contractual obligations to contractors and other third parties; and

●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully market and sell our BNA Platform will depend, in part, on our ability to effectively manage or time any future growth, and our management may also have to divert a disproportionate amount of attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

As demand for our BNA Platform increases in the future, we will need to expand customer service, billing and systems processes and enhance our internal quality assurance program. We cannot be certain that any increases in scale, related improvements and quality assurance will be successfully implemented or that appropriate personnel will be available to facilitate the growth of our business. If we encounter difficulty meeting market demand, quality standards or clinician expectations, our reputation will be harmed and our business will suffer. Additionally, additional growth may result in higher fixed costs and may slow our ability to reduce costs in the face of a sudden decline in demand for our products.

We may not be able to achieve or maintain satisfactory pricing and margins for our BNA Platform, which could harm our business and results of operations.

The medical device industry has a history of price competition, and we can give no assurance that we will be able to maintain satisfactory prices for our BNA Platform or any future products at competitive levels. The pricing of our products could be impacted by several factors, including pressure to reduce prices by our customers due to a decline in the amount that third-party payors reimburse for EEG tests for clinicians utilizing our BNA Platform. If we are forced to lower or are unable to increase the price we charge for our BNA Platform, our gross margins will decrease, which will harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode, which could harm our business and results of operations.

Future sales of our BNA Platform may depend on patients’ ability to obtain reimbursement from third-party payors, such as insurance carriers.

Future sales of our BNA Platform may depend on patients’ ability to obtain reimbursement from third-party payors, such as insurance carriers. Where such insurance or third-party reimbursement becomes available in the future, any reduction in insurance or other third-party payor reimbursement for our BNA Platform may cause negative price pressure, which would reduce our revenues. Without a corresponding reduction in the cost to produce such products, the result would be a reduction in our overall gross profit. Similarly, any increase in the cost of such products would reduce our overall gross profit unless there was a corresponding increase in third-party payor reimbursement. Failure by our patients to obtain or maintain coverage or to secure adequate reimbursement for our treatment by third-party payors could have an adverse effect on our business, results of operations, and financial condition.

Our results of operations may be harmed if we are unable to accurately forecast clinician demand for our BNA Platform or any future products.

Our ability to accurately forecast demand for our BNA Platform or our future our products could be negatively affected by many factors, including our failure to accurately manage our expansion strategy, product introductions by competitors, our inability to forecast the lifecycle of our products, an increase or decrease in customer demand for our products or for competitor products, our failure to accurately forecast customer adoption of new products, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand, which may negatively affect our business, financial condition, and results of operations.

Adoption of our BNA Platform depends on positive clinical data as well as clinician acceptance of the data and our products, and negative clinical data or perceptions among these clinicians would harm our sales, business, financial condition, and results of operations.

The rate of adoption and sales of our products is heavily influenced by clinical data. Although we have positive research data from a 2023 white paper study, there can be no assurance that future clinical studies, including those to demonstrate the efficacy of our BNA Platform or future products in current target patient populations and those to support label retention and expansion for our products, will demonstrate clinical utility and effectiveness. Unfavorable or inconsistent clinical data from future clinical studies conducted by us, our competitors, or third parties, or the negative interpretation of our clinical data internally and externally, including by customers, competitors, patients, and regulators could harm our business, financial condition, and results of operations.

The rate of adoption and sales of our products are also influenced by clinician perceptions. Negative perceptions of our products by clinicians, including due to negative clinical data, could result in decreased adoption or use of our products, which would harm our business, financial condition, and results of operations. Further, if we are not able to attain strong working relationships with clinicians and receive their advice and input, the marketing of our products could suffer, which could harm our business, financial condition and results of operations.

Our future success also depends upon patients having an experience with our products that meets their expectations in order to increase clinician demand for our products as a result of positive feedback and word-of-mouth. Patients may be dissatisfied if their expectations of the BNA Platform are not met or if the performing clinicians are not adequately trained on use of our BNA Platform. If the results of our products do not meet the expectations of the patients it could discourage the patient from continuing to use our device or referring our products to others. Dissatisfied patients may express negative opinions through social media, advocacy, or other publicity. Any failure to meet patient expectations and any resulting negative publicity could harm our reputation and future sales.

Risks Related to Legal, Regulatory and Compliance Matters

References in this section to the “Company,” “we,” “our,” or “us” generally refer to Firefly Neuroscience, Inc.

Complying with regulations enforced by FDA and other regulatory authorities is expensive and time consuming, and failure to comply could result in substantial penalties.

Our product, the BNA Platform (for which we have obtained FDA 510(k) clearance), and our future products are considered medical devices and, accordingly, are subject to rigorous regulation by government agencies in the U.S. and other countries in which we intend to sell our products. Compliance with these rigorous regulations will affect capital expenditures, earnings and the competitive position of the Company. These regulations vary from country to country but cover, among other things, the following activities with respect to medical devices:

●	design, development and manufacturing;

●	testing, labeling, content and language of instructions for use and storage;

●	product storage and safety;

●	marketing, sales and distribution;

●	pre-market clearance and approval;

●	record keeping procedures;

●	advertising and promotion;

●	recalls and field safety corrective actions;

●	post-market surveillance;

●	post-market approval studies; and

●	product import and export.

The regulations to which we are subject are complex. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated sales. Our failure to comply with applicable regulatory requirements could result in enforcement action by FDA or state agencies, which may include any of the following sanctions:

●	warning letters, fines, injunctions, consent decrees, and civil penalties;

●	repair, replacement, refunds, recall, or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing our requests for 510(k) clearance or pre-market approval of new products, new intended uses, or modifications to existing products;

●	withdrawing clearance or pre-market approvals that have already been granted; and

●	criminal prosecution.

If any of these events were to occur, they could harm our business.

We may not receive the necessary authorizations to market our BNA Platform or any future new products, and any failure to timely do so may adversely affect our ability to grow our business.

Before we can sell a new medical device in the U.S., or market a new use of, new claim for, or significant modification to a legally marketed device, we must first obtain either FDA 510(k) clearance or approval, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the applicant must submit a premarket notification to FDA under Section 510(k) of the FD&C Act, and FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics, not raise different questions of safety or effectiveness than the predicate device, and be as safe and as effective as the predicate device. The 510(k) clearance process can be expensive and uncertain and typically takes from three to 12 months, but may last significantly longer. Clinical data may be required in connection with an application for 510(k) clearance. Furthermore, even if we are granted regulatory clearances or approvals, they may include limitations on the indications for use or intended uses of the device, which may limit the market for the device.

Our BNA Platform is a Class II medical device, which was cleared by FDA for commercialization in the U.S. pursuant to the 510(k) notification process for the post-hoc statistical analysis of the human electroencephalogram in December 2020 for use in individuals 12 to 85 years of age.

FDA can delay, limit, or deny 510(k) clearance, or other approval or reclassification, of a device for many reasons, including:

●	we may be unable to demonstrate to FDA’s satisfaction that the products or modifications are substantially equivalent to a proposed predicate device or safe and effective for their intended uses;

●	we may be unable to demonstrate that the clinical and other benefits of the device outweigh the risks; and

●	the applicable regulatory authority may identify deficiencies in our submissions or in the facilities or processes of our third party contract manufacturers.

Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. For example, if we decide to market the BNA Platform for a broader or additional indication(s) for use and/or make any material modifications to any element of the device and/or the manufacturing or distribution thereof in the future, an additional 510(k) submission, and FDA clearance thereof, will be required prior to making any promotional communications expressly or impliedly claiming that the device may be used for such indication(s) and/or prior to making such modification, respectively.

In addition, FDA may change its policies, adopt additional regulations, revise existing regulations, or take other actions, or Congress may enact different or additional statutory requirements, which may prevent or delay clearance of our future products under development or impact our ability to modify our currently marketed products on a timely basis. Such policy, statutory, or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current marketing authorizations.

We received our European CE mark, indicating that we affirm our product’s conformity with European health, safety and environmental protection standards, in 2021. We will also need to obtain regulatory approval in other foreign jurisdictions in which we plan to market and sell our products. The time required to obtain registrations or approvals, if required by other countries, may be longer than that required for FDA clearance, and requirements for such registrations, clearances, or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Failure to comply with these rules, regulations, self-regulatory codes, circulars, and orders could result in significant civil and criminal penalties and costs and could have a material adverse impact on our business. Also, these regulations may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses. Even unsuccessful challenges by regulatory authorities or private relators could result in reputational harm and the incurring of substantial costs. In addition, many of these laws are vague or indefinite and have not been interpreted by the courts and have been subject to frequent modification and varied interpretation by prosecutorial and regulatory authorities, increasing compliance risks.

Certain modifications to our products may require new 510(k) clearance or other marketing authorizations.

Once a medical device is permitted to be legally marketed in the U.S. pursuant to a 510(k) clearance, a medical device developer may be required to notify FDA of certain modifications to the device. Medical device developers determine in the first instance whether a change to a product requires a new premarket submission, but FDA may review any such decision.

While our BNA Platform received 510(k) clearance in December 2020, we may in the future apply for 510(k) clearance for updated components of our BNA Platform, which must, then, be found by the FDA to be substantially equivalent to the cleared BNA Platform and, thus, may not be lawfully marketed in the U.S. until FDA make a substantial equivalence determination and issues the requisite 510(k) clearance for the updated BNA Platform. Although the development of our BNA Platform has been carefully monitored and documented by professionals who are experienced in the FDA clearance process, there is no assurance that the FDA will agree that an updated component of our BNA Platform is substantially equivalent to the cleared BNA Platform and allow the updated BNA Platform to be marketed in the United States. The FDA may determine that the device is not substantially equivalent and require a premarket approval (“PMA”) or, more likely, a de novo reclassification, and/or require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can delay market introduction of an updated BNA Platform. Delays in receipt of or failure to receive any necessary 510(k) clearance, de novo classification, or PMA, or the imposition of stringent restrictions for our BNA Platform, could have a material adverse effect on our business, results of operations and financial condition.

In the future, we may make other modifications to our products, including our BNA Platform, and determine, based on our review of the applicable FDA regulations and guidance, that in certain instances new 510(k) clearances or other premarket submissions are not required. If FDA disagrees with our determinations, we may be subject to a wide range of enforcement actions, including, for example, a warning letter, among other consequences, after which we will likely have to cease marketing the applicable modified product and/or to recall distributed units of such modified product until we obtain the requisite clearance or approval.

Ongoing changes in healthcare regulation could negatively affect our revenues, business and financial condition.

The United States healthcare system has been continually evolving at the federal and state level due to comprehensive reforms relating to the payment for, the availability of and reimbursement for healthcare services. Key reforms have ranged from fundamentally changing federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under government-funded programs, to minor modifications to existing programs, and many have been challenged (with some being overturned or modified) along the way. One example, among countless others, is the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was the most significant federal healthcare reform law enacted in the U.S. in recent history. The Affordable Care Act has undergone substantial challenges and changes since its enactment in 2010, and numerous other federal healthcare reform legislation, executive orders, and judicial rulings have been implemented in the years since, most of which have been or are aimed at lowering healthcare costs in the U.S. To the extent any such reform measures or any future initiatives reduce reimbursement or coverage eligibility or amount(s) for our BNA Platform and/or any future products we may market in the U.S. (if any), our business may be adversely affected.

Healthcare reform initiatives will continue to be proposed and may reduce healthcare related funding. It is impossible to predict the ultimate content and timing of any healthcare reform legislation and its resulting impact on us. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may increase our costs or otherwise negatively effect on our business, results of operations, and financial condition.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Device Directive and became effective on May 26, 2021. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The new regulations, among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

●	strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Any change in the laws or regulations that govern the clearance and approval processes relating to our current, planned and future products could make it more difficult and costly to obtain clearance or approval for new products or to produce, market and distribute existing products. Significant delays in receiving clearance or approval or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

Our products may cause or contribute to adverse medical events that we are required to report to FDA and other governmental authorities, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, results of operations, and financial condition. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of FDA or another governmental authority, could have a negative impact on us.

We are required to timely file various reports with FDA, including reports required by the medical device reporting regulations which require us to report to FDA when we receive or become aware of information that reasonably suggests that one of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur in the device or a similar device that we market, could cause or contribute to a death or serious injury. If we fail to comply with our reporting obligations, FDA or other governmental authorities could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance, seizure of our products, or delay in clearance of future products. FDA and certain foreign regulatory bodies have the authority to require the recall of commercialized products under certain circumstances.

A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, labeling or design deficiencies, packaging defects, or other deficiencies, or failures to comply with applicable regulations. If we do not adequately address problems associated with our devices, we may face additional regulatory requirements or enforcement action, including required new marketing authorizations, FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal proceedings.

We may initiate voluntary withdrawals, removals, or corrections for our products in the future that we determine do not require notification of FDA because no material compliance issue or safety risk is involved. If FDA disagrees with our determinations, it could require us to report those actions and we may be subject to enforcement action. A future recall announcement or other corrective action could harm our financial results and reputation, potentially lead to product liability claims against us, require the dedication of our time and capital, and negatively affect our sales.

In addition, FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our future products. For example, in November 2018, FDA announced that it plans to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. It is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances.

We also cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative or executive action, either in the U.S. or abroad. For example, the Trump Administration previously enacted several executive actions that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine regulatory and oversight activities. It is difficult to predict how these executive actions and executive actions that may be taken under the Biden Administration may affect FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

Changes in internet regulations could adversely affect our business.

Laws, rules, and regulations governing internet communications, advertising, and e-commerce are dynamic, and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines, and internet tracking technologies. Future taxation on the use of the internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could increase our operating expenses and expose us to significant liabilities.

Disruptions at the FDA, other agencies or notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain, or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved, or commercialized in a timely manner, or at all, which could negatively impact our business.

The ability of the FDA, other agencies and notified bodies to review and authorize or certify for marketing new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, agency’s or notified body’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the agency’s or notified body’s ability to perform routine functions. Average review times at the FDA and other agencies and notified bodies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and notified bodies may also slow the time necessary for new medical devices or modifications to be reviewed and/or cleared, approved or certified by necessary agencies or notified bodies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. In addition, in recent years, the FDA postponed most inspections of domestic and foreign manufacturing facilities at various points in response to the global COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns, including pandemics, were to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

In the EU, notified bodies must be officially designated to certify products and services in accordance with the MDR, which regulates the development and sale of medical devices in Europe. While several notified bodies have been designated, the COVID-19 pandemic significantly slowed down their designation process and the current designated notified bodies are facing a large amount of requests with the new regulation, as a consequence of which review times have lengthened although a regulation amending the EU MDR was adopted in March 2023, extending existing transitional provisions to December 31, 2028. This situation could significantly impact the ability of notified bodies to timely review and process our regulatory submissions, which could have a material adverse effect on our business in the EU and EEA (which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland).

The misuse or off-label use of our BNA Platform may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies, particularly if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Our BNA Platform is a Class II medical device cleared by FDA for commercialization in the U.S. pursuant to the 510(k) notification process for the post-hoc statistical analysis of the human electroencephalogram in December 2020 for use in individuals 12 to 85 years of age. We, thus, are not currently able to promote the BNA Platform for any other indications for use or make any promotional claims that are inconsistent with, or outside the scope of, such FDA clearance (often referred to as “off-label” claims). However, the assessment of whether a given claim is or is not consistent with a given FDA clearance or approval can often be subjective, and we cannot guarantee that FDA will always agree with our position regarding a particular claim or that all of our employees, representatives, and agents will abide by our marketing policies. If FDA determines that we have promoted any product without the requisite clearance or approval and/or for an off-label or unapproved use, it could take any number of enforcement actions against us, including (among others), issuing untitled or warning letters and/or pursuing an injunction, seizure, civil fine and/or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as laws prohibiting false claims for reimbursement, any of which would have a material adverse effect on our financial condition and/or business as a whole.

Additionally, we must have competent and reliable scientific evidence or, where applicable, other adequate substantiation for each reasonable interpretation of every promotional claim we make. In particular, comparative or superiority claims generally require adequate, well controlled, head-to-head clinical studies, comparing the product to the applicable competing products. To the extent we make any claims, or are otherwise held responsible for third-party claims about any product we may market in the United States, without the requisite clinical substantiation, we could be subject to enforcement action by FDA and/or the Federal Trade Commission (FTC), as well as a competitor challenge via the National Advertising Division (NAD) of the Better Business Bureau. Our plans to utilize social media as a primary promotional tool for our device(s) increases the applicable enforcement risk, as it makes it easier for our employees, affiliates, and any third parties with which we may have a relationship and/or arrangement under which we are deemed responsible for such party’s claims about our product(s) to disseminate promotional claims about our product(s) that may be inconsistent with applicable regulations governing device promotions. Further, consumers can bring private false-advertising lawsuits, including class actions, against us for any material misrepresentations and/or deceptive or unsubstantiated claims (among other similar causes of action) in our promotional materials or other advertising. Any of the foregoing could have a material adverse effect on our business.

We may be subject to certain federal, state, and foreign fraud and abuse laws, health information privacy and security laws, and transparency laws, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

There are numerous U.S. federal and state, as well as foreign, laws pertaining to healthcare fraud and abuse, including anti-kickback, false claims, and physician transparency laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. Our business practices and relationships with providers and patients are subject to scrutiny under these laws. We may also be subject to patient information privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

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the federal healthcare Medicare and Medicaid Patient Protection Act of 1987 (the “Anti-Kickback Statute”), which prohibits, among other things, persons, and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arrange for or recommend a good or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the law or a specific intent to violate. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal healthcare Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Although there are a number of statutory exceptions and regulatory safe harbors to the federal healthcare Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration to those who prescribe, purchase, or recommend medical device products, including discounts, or engaging individuals as speakers, consultants, or advisors, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti- kickback liability. Moreover, there are no safe harbors for many common practices, such as reimbursement support programs, educational or research grants, or charitable donations;

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the federal civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment of federal government funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. Private individuals, commonly known as “whistleblowers,” can bring civil False Claims Act qui tam actions, on behalf of the government and such individuals and may share in amounts paid by the entity to the government in recovery or settlement. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and serious mandatory penalties for each false or fraudulent claim or statement. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the federal civil False Claims Act. Many pharmaceutical and medical device manufacturers have been investigated and have reached substantial settlements under the federal civil False Claims Act in connection with alleged off-label promotion of their products and allegedly providing free products to customers with the expectation that the customers would bill federal health care programs for the product. In addition, manufacturers can be held liable under the federal civil False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. There are also criminal penalties, including imprisonment and criminal fines, for making or presenting false, fictitious or fraudulent claims to the federal government;

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Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payers, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements or representations, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal healthcare Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal Physician Payments Sunshine Act under the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, information related to payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and applicable manufacturers and group purchasing organizations, as well as ownership and investment interests held by physicians and their immediate family members. Since January 2022, applicable manufacturers are also required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives;

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HIPAA, as amended by Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, which imposes privacy, security, and breach reporting obligations with respect to Protected Health Information (“PHI”), upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, and their respective business associates that perform services on their behalf that involve PHI. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make HIPAA compliance as well as civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; and

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analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require the licensure of sales representatives; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; data privacy and security laws and regulations in foreign jurisdictions that may be more stringent than those in the United States (such as the EU, which adopted the General Data Protection Regulation, which became effective in May 2018); state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

These laws and regulations, among other things, constrain our business, marketing, and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with physicians or other potential purchasers of our products. We have also entered into consulting agreements with physicians, which are subject to these laws. Further, while we do not submit claims and our future customers will make the ultimate decision on how to submit claims, we may provide reimbursement guidance and support regarding our products. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

To enforce compliance with healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. For example, U.S. federal and state regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, including pursuing novel theories of liability under these laws. These government agencies recently have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and patient support programs, including bringing criminal charges or civil enforcement actions under the federal healthcare Anti-Kickback statute, federal civil False Claims Act, the health care fraud statute, and HIPAA privacy provisions. Responding to investigations can be time and resource consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to.

If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other healthcare regulations that apply to us, we may be subject to administrative, civil and criminal penalties, damages, fines, disgorgement, substantial monetary penalties, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, additional reporting obligations, and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, reputational harm, and the curtailment or restructuring of our operations.

Since our BNA Platform will utilize cloud-based information systems and the exchange of information between patents and doctors, we will be subject to numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, including health information.

Among other data-privacy and/or confidentiality laws to which we may be subject, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI and require covered entities and business associates to implement administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of individually identifiable health information in electronic form, among other requirements.

Violations of HIPAA may result in civil and criminal penalties. We must also comply with HIPAA’s breach notification rule which requires notification to affected individuals and the Secretary of Health and Human Services (“HHS”), and in certain cases to media outlets, in the case of a breach of unsecured PHI. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states, and HIPAA standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. For example, California passed the California Consumer Privacy Act or CCPA on June 28, 2018, which went into effect January 1, 2020. On November 3, 2020, the California Privacy Rights Act of 2020 (“CPRA”), which amends the CCPA and adds new privacy protections that became effective on January 1, 2023, was enacted through a ballot initiative. While information we maintain that is covered by HIPAA may be exempt from the CCPA, other records and information we maintain on our patients may be subject to the CCPA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state and federal privacy laws subject to frequent change.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security, laws that place specific requirements on certain types of activities, such as data security and texting, and laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach.

Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the U.S. The E.U., for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the U.S. In May 2018, the GDPR, governing data practices and privacy in the E.U., became effective and replaced the data protection laws of the individual member states. GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals in the E.U. These more stringent requirements include expanded disclosures to inform members about how we may use their personal data, increased controls on profiling members, and increased rights for members to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to 20 million Euros or 4% of a company’s worldwide turnover, whichever is higher. GDPR and other similar regulations require companies to give specific types of notice, and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing. The GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked consents. It remains unclear how the U.K. data protection laws or regulations will develop in the medium to longer term and how data transfer to the U.K. from the E.U. will be regulated. Outside of the E.U., there are many other countries with data protection laws, and new countries are adopting data protection legislation with increasing frequency.

Many of these laws may require consent from individuals for the use of data for various purposes, including marketing, which may reduce our ability to market our products.

There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws and regulations when we expand internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, limit the effectiveness of our marketing activities, adversely affect our business, results of operations, and financial condition, and subject us to additional liabilities.

Our business could be adversely affected by professional and legal challenges to our business model or by new state actions restricting our ability to provide our products and services in certain states.

Since the success of our business will be dependent on the widespread adaptation of our BNA Platform as a valid method for statistical analysis of EEG scans, neurologists across multiple geographies will be needed to use our BNA Platform and provide positive feedback and results. This will expose the Company to legal risk of patients or neurologists who may have a negative experience with our BNA Platform filing lawsuits claiming damages or other claims. Although the Company will seek insurance coverage for such legal actions, there is no assurance that the amount of coverage will be sufficient to cover these claims. In addition, such legal actions from consumers and neurologists may result in material and adverse effects on our ability to continue to conduct business due to negative press.

Security breaches, data breaches, cyber attacks, other cybersecurity incidents or the failure to comply with privacy, security and data protection laws could materially impact our operations, patient care could suffer, we could be liable for damages, and our business, operations and reputation could be harmed.

We expect to retain confidential customer personal and financial, patient health information and our own proprietary information and data essential to our business operations. We will rely upon the effective operation of our IT systems, and those of our service providers, vendors, and other third parties to safeguard the information and data. Additionally, our success may be dependent on the success of healthcare providers, many of whom are comprised of individual or small operations with limited IT experience and inadequate or untested security protocols, in managing data privacy and data security requirements. It is critical that the facilities, infrastructure and IT systems on which we depend to run our business and the products we develop remain secure and be perceived by the marketplace and our potential customers to be secure. Despite the implementation of security features in our products and security measures in our IT systems, we and our service providers, vendors, and other third parties may become subject to physical break-ins, computer viruses or other malicious code, unauthorized or fraudulent access, programming errors or other technical malfunctions, hacking or phishing attacks, malware, ransomware, employee error or malfeasance, cyber attacks, and other breaches of IT systems or similar disruptive actions, including by organized groups and nation-state actors. For example, we may experience cybersecurity incidents and unauthorized internal employee exfiltration of company information.

Further, the frequency of third-party cyber-attacks has increased over the last several years. The military conflict in Ukraine may cause nation-state actors or hackers sympathetic to either side of the conflict to carry out cyber-attacks to achieve their goals, which may include espionage, information gathering operations, monetary gain, ransomware, disruption, and destruction. Significant service disruptions, breaches in our infrastructure and IT systems or other cybersecurity incidents could expose us to litigation or regulatory investigations, impair our reputation and competitive position, be distracting to our management, and require significant time and resources to address. Affected parties or regulatory agencies could initiate legal or regulatory action against us, which could prevent us from resolving the issues quickly or force us to resolve them in unanticipated ways, cause us to incur significant expense and liability, or result in judicial or governmental orders forcing us to cease operations or modify our business practices in ways that could materially limit or restrict the products and services we provide. Concerns over our privacy practices could adversely affect others’ perception of us and deter potential customers, patients and partners from using our products. In addition, patient care could suffer, and we could be liable if our products or IT systems fail to deliver accurate and complete information in a timely manner. We have internal monitoring and detection systems as well as cybersecurity and other forms of insurance coverage related to a breach event covering expenses for notification, credit monitoring, investigation, crisis management, public relations and legal advice. However, damages and claims arising from such incidents may not be covered or may exceed the amount of any coverage and do not cover the time and effort we may incur investigating and responding to any incidents, which may be material. The costs to eliminate, mitigate or recover from security problems and cyber attacks and incidents could be material and depending on the nature and extent of the problem and the networks or products impacted, may result in network or systems interruptions, decreased product sales, or data loss that may have a material impact on our operations, net revenues and operating results.

Our business will expose us to potential liability for the quality and safety of our products and services, how we advertise and market those products and services and how and to whom we sell them, and we may incur substantial expenses or be found liable for substantial damages or penalties if we are subject to claims or litigation.

Our products and services involve an inherent risk of claims concerning their design, manufacture, safety and performance, how they are marketed and advertised in a complex framework of highly regulated domestic and international laws and regulations, how we package, bundle or sell them to potential customers, who may be private individuals or companies or public entities such as hospitals and clinics, and how we train and support doctors, their staffs and patients who administer or use our products. Moreover, consumer products and services are routinely subject to claims of false, deceptive or misleading advertising, consumer fraud and unfair business practices. Additionally, we may be held liable if any product we develop or manufacture or services we offer or perform causes injury or is otherwise found unhealthy. If our products are safe but they are promoted for off-label usage, we may be investigated, fined or have our products or services enjoined or approvals rescinded or we may be required to defend ourselves in litigation. Although we maintain insurance for product liability, business practices and other types of activities we make or offer, coverage may not be available on acceptable terms, if at all, and may be insufficient for actual liabilities. Any claim for product liability, sales, advertising and business practices, regardless of its merit or eventual outcome, could result in material legal defense costs and damage our reputation, increase our expenses and divert management’s attention.

Increased focus on current and anticipated environmental, social and governance (“ESG”) laws and increased scrutiny of our ESG policies and practices may materially increase our costs, expose us to potential liability, adversely impact our reputation, employee retention, willingness of potential customers and suppliers to do business with us and willingness of investors to invest in us.

Our operations are subject to a variety of existing local, regional and global ESG laws and regulations, and we will likely be required to comply with new, broader, more complex and more costly laws and regulations that focus on ESG matters. Our compliance obligations will likely span all aspects of our business and operations, including product design and development, materials sourcing and other procurement activities, product packaging, product safety, energy and natural resources usage, facilities design and utilization, recycling and collection, transportation, disposal activities and workers’ rights.

Environmental regulations related to greenhouse gases are expected to have an increasingly larger impact on our or our suppliers’ energy sources. Many U.S. and foreign regulators have enacted or are considering enacting new or additional disclosure requirements or limits on the emissions of greenhouse gases, including, but not limited to, carbon dioxide and methane, from power generation units using fossil fuels. The effects of greenhouse gas emission limits on power generation are subject to significant uncertainties, including the timing of any new requirements, levels of emissions reductions and the scope and types of emissions regulated. These limits may have the effect of increasing our costs and those of our suppliers and could result in manufacturing, transportation and supply chain disruptions and delays if clean energy alternatives are not readily available in adequate amounts when required. Moreover, alternative energy sources, coupled with reduced investments in traditional energy sources and infrastructure, may fail to provide the predictable, reliable, and consistent energy that we, our suppliers and other businesses need for operations.

Meeting our obligations under existing ESG laws, rules, or regulations is already costly to us and our suppliers, and we expect those costs to increase as new laws are enacted, possibly materially. Additionally, we expect regulators to perform investigations, inspections and periodically audit our compliance with these laws and regulations, and we cannot provide assurance that our efforts or operations will be compliant. If we fail to comply with any requirements, we could be subject to significant penalties or liabilities and we may be required to implement new and materially more costly processes and procedures to come into compliance. Further, these laws are subject to unpredictable changes. Even if we successfully comply with these laws and regulations, our suppliers may fail to comply. We may also suffer financial and reputational harm if future customers require, and we are unable to deliver, certification that our products are conflict free. In all of these situations, our future customers may stop purchasing products from us, and may take legal action against us, which could harm our reputation, revenues and results of operations.

Investor advocacy groups, institutional investors, investment funds, proxy advisory services, stockholders, and consumers are also increasingly focused on corporate ESG practices. Additionally, public interest and legislative pressure related to public companies’ ESG practices continues to grow. If our ESG practices fail to meet investors’ or other industry stakeholders’ evolving expectations and standards, including environmental stewardship, support for local communities, board of director and employee diversity, human capital management, employee health and safety practices, product quality, supply chain management, corporate governance and transparency and employing ESG strategies in our operations, our brand, reputation and employee retention may be negatively impacted, potential customers and suppliers may be unwilling to do business with us and investors may be unwilling to invest in us. In addition, as we work to align our ESG practices with industry standards, we have expanded and will likely continue to expand our disclosures in these areas. We also expect to incur additional costs and require additional resources to monitor, report, and comply with our various ESG practices. If we fail to adopt ESG standards or practices as quickly as stakeholders desire, report on our ESG efforts or practices accurately, or satisfy the disclosure and other expectations of stakeholders, our reputation, business, financial performance, growth, and stock price may be adversely impacted.

We are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts or practices. Our actual or perceived failure to comply with such obligations could harm our business, and changes in such regulations or laws could require us to modify our products, marketing or advertising efforts.

In connection with the marketing or advertisement of our products and services, we could be the target of claims relating to false, misleading, deceptive, or otherwise noncompliant advertising or marketing practices, including under the auspices of the FTC and state consumer protection statutes. If we rely on third parties to provide any marketing and advertising of our products and services, we could be liable for, or face reputational harm as a result of, their marketing practices if, for example, they fail to comply with applicable statutory and regulatory requirements.

If we are found to have breached any consumer protection, advertising, unfair competition, or other laws or regulations, we may be subject to enforcement actions that require us to change our marketing and business practices in a manner which may negatively impact us. This could also result in litigation, fines, penalties, and adverse publicity that could cause reputational harm and loss of patient trust, which could have an adverse effect on our business.

Risks Related to Firefly’s Intellectual Property

References in this section to the “Company,” “we,” “our,” or “us” generally refer to Firefly Neuroscience, Inc.

Our success depends in part on our proprietary technology, and if we are unable to successfully enforce our intellectual property rights, our competitive position may be harmed.

Our success will depend in part on our ability to maintain existing intellectual property and to obtain and maintain further intellectual property protection for our products and services, both in the U.S. and in other countries. We intend to protect our intellectual property rights, including our AI technology and related algorithms, through a combination of patent, trademark, copyright, and trade secret laws, as well as third-party confidentiality and assignment agreements. Our inability to do so could harm our competitive position.

We rely on our portfolio of issued and pending patent applications in the U.S. and other countries to protect a large part of our intellectual property and our competitive position; however, our currently pending or future patent filings may not result in the issuance of patents. While we generally apply for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file for a patent, we may be precluded from doing so at a later date.

Patent rights are territorial, and patent protection extends only to those countries where we have issued patents. Filing, prosecuting and defending patents on our products and our future products in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. Many countries do not protect intellectual property to the same extent as the U.S. or Europe, and their litigation processes differ. Competitors may successfully challenge or avoid our patents, or manufacture products in countries where we have not applied for patent protection. Changes in the patent laws in the U.S. or other countries may diminish the value of our patent rights. As a result of these and other factors, the scope, validity, enforceability, and commercial value of our patent rights are uncertain and unpredictable.

Furthermore, the patent positions of medical device companies involve complex legal and factual questions, and, therefore, the issuance, scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. The issuance of a patent, while presumed valid and enforceable, is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Any patents issued to us may be challenged, invalidated, held unenforceable, circumvented, or may not be sufficiently broad to prevent third parties from producing competing products similar in design to our products. In addition, any protection afforded by foreign patents may be more limited than that provided under U.S. patent and intellectual property laws. There can be no assurance that any of our patents, any patents licensed to us, or any patents which we may be issued in the future, will provide us with a competitive advantage or afford us protection against infringement by others, or that the patents will not be successfully challenged or circumvented by third parties, including our competitors. Further, there can be no assurance that we will have adequate resources to enforce our patents. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods.

Our ability to enforce our patent rights depends on our ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product, particularly in litigation in countries other than the U.S. that do not provide an extensive discovery procedure. Any litigation to enforce or defend our patent rights, if any, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

Moreover, advances in AI technology may generate developments that existing IP laws do not adequately protect. The legislative and regulatory environment is out of our control, may change rapidly and unpredictably, and may negatively influence our revenue, costs, earnings, and growth. Some rules and regulations may be subject to litigation or other challenges that delay or modify their implementation and impact on us.

We also may seek to rely on protection of copyright, trade secrets, know how, and confidential and proprietary information. We generally enter into confidentiality and non-compete agreements with our employees, consultants, and collaborative partners upon their commencement of a relationship with us. However, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition, and future growth prospects. In particular, a failure to protect our proprietary rights might allow competitors to copy our technology, which could adversely affect our pricing and market share. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees. Further, other parties may independently develop substantially equivalent know-how and technology.

We currently own registered trademarks for our BNA Platform, and we intend to rely on both registered and common law rights for our trademarks in the future. There can be no assurance that our future trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

Litigation, interferences, oppositions, re-exams, inter partes reviews, post grant reviews, or other proceedings are, have been, and may in the future be necessary in some instances to determine the validity and scope of certain of our proprietary rights, and in other instances to determine the validity, scope, or non-infringement of certain proprietary rights claimed by third parties to be pertinent to the manufacture, use, or sale of our products or provision of our services. These types of proceedings are unpredictable and may be protracted, expensive, and distracting to management. The outcome of such proceedings could adversely affect the validity and scope of our patent or other proprietary rights, hinder our ability to manufacture and market our products and provide our services, require us to seek a license for the infringed product or technology, or result in the assessment of significant monetary damages. An unfavorable ruling could include monetary damages or, in cases where injunctive relief is sought, an injunction prohibiting us from selling our products or providing our services. Any of these results from litigation could adversely affect our business, financial condition, and results of operations.

Successful cybersecurity attacks, data breaches, unapproved use of machine learning or AI tools, or other security incidents could result in the loss of IP and key technological advantages. Security incidents could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, patient, or other third party data; theft or import of sensitive, regulated, or confidential data including personal information and IP, such as key innovations in AI; the loss of access to critical data or systems through ransomware; and business delays.

If we infringe or violate the patents or proprietary rights of other parties or are subject to an intellectual property infringement or misappropriation claim, our ability to grow our business may be severely limited.

Our commercial success also depends upon our ability, and the ability of any third party with which we may partner, to develop, manufacture, market and sell our products, if approved, and use our patent-protected technologies without infringing the patents of third parties. Extensive litigation over patents and other intellectual property rights is common in the medical device industry.

We may not have identified all patents, published applications or published literature that affect our business either by blocking our ability to commercialize our products, by preventing the patentability of one or more aspects of our products, or by covering the same or similar technologies that may affect our ability to market our products. For example, we may not have conducted a patent clearance search sufficient to identify potentially obstructing third party patent rights. Moreover, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the USPTO, for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside of the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. We cannot be certain that we were the first to invent, or the first to file, patent applications covering our products. We also may not know if our competitors filed patent applications for technology covered by our pending applications or if we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

We may therefore in the future be the subject of patent or other litigation. From time to time, we may in the future receive letters from third parties drawing our attention to their patent rights. While we do not believe that we infringe upon any valid and enforceable rights that have been brought to our attention, and we take necessary steps to ensure that we do not infringe on the rights of others, there may be other more pertinent rights of which we are presently unaware. The defense and prosecution of intellectual property suits, interference proceedings, and related legal and administrative proceedings could result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination of any litigation or interference proceeding to which we may become a party could subject us to significant liabilities. An adverse determination of this nature could also put our patents at risk of being invalidated or interpreted narrowly or require us to seek licenses from third parties. Licenses may not be available on commercially reasonable terms or at all, in which event, our business would be materially adversely affected. Intellectual property litigation or claims could force us to cease developing, selling or otherwise commercializing one or more of our products; to pay substantial damages for past use of the asserted intellectual property; and redesign, or rename in the case of trademark claims, our product(s) to avoid such third party rights, which may not be possible or which could be costly and time-consuming. Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Any future trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Obtaining and maintaining patent protection depends on compliance with various procedures and other requirements, and our patent protection could be reduced or eliminated in case of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the relevant patent agencies in several stages over the lifetime of the patents and /or applications. The relevant patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which the failure to comply with the relevant requirements can result in the abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to use our technologies and know-how which could have a material adverse effect on our business, prospects, financial condition and results of operation.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired for a product, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor or an author. For example, we may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or our ownership of our patents or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We use AI in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our results of operations.

We incorporate AI solutions into our BNA platform, services, and features, and these applications are important in our operations. Our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations.

Additionally, if the content, analyses, or recommendations that AI applications assist in producing are or are alleged to be deficient, inaccurate, or biased, our business, financial condition, and results of operations may be adversely affected. Our use of AI and machine learning is subject to risks related to flaws in our algorithms and datasets that may be insufficient or contain biased information. The development of AI technologies is complex, and there are several challenges associated with achieving the desired level of accuracy, efficiency, and reliability. The algorithms and models used in our AI systems may have limitations, including biases, errors, or inability to handle certain data types or scenarios. There is a risk of system failures, disruptions, or vulnerabilities that could compromise the integrity, security, or privacy of our platform. These failures could result in reputational damage, legal liabilities, or loss of user confidence, which could materially affect our business.

The use of AI applications has resulted in, and may in the future result in, cybersecurity incidents that implicate the personal data of patients and users of such applications. Any such cybersecurity incidents related to our use of AI applications could adversely affect our reputation and results of operations. AI also presents emerging ethical issues, and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation of AI, will require significant resources to develop, test and maintain our platform, services, and features to help us implement AI ethically in order to minimize unintended, harmful impact.

Legislative and governmental activity in the privacy area may result in new laws or regulations that are applicable to us and that may hinder our business, for example, by restricting use or sharing of patient data, limiting our ability to provide certain data to our customers, limiting our ability to develop or modify our AI systems, or otherwise regulating AI and machine learning, including the use of algorithms and automated processing in ways that could materially affect our business, or which may lead to significant increases in the cost of compliance.

Risks Related to WaveDancer Prior to the Consummation of the Merger

Unless otherwise indicated, reference in this section and elsewhere in this joint proxy and consent solicitation statement/prospectus to the WaveDancer business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of the combined company. References in this section to the “Company,” “we,” “our,” or “us” generally refer to WaveDancer, Inc.

Risks Related to the Business of WaveDancer

We have had operating losses in each of three of the last four years and may not achieve or maintain profitability in the future.

We have incurred operating losses in each of three of the last four years, including net losses of $17,753,838, $1,131,449, and $717,246 during the years ended December 31, 2022, 2021, and 2019, respectively. For the nine months ended September 30, 2023, our net loss was $1,265,099. Any failure to increase our revenue and manage our cost structure as we grow our business could prevent us from achieving or, if achieved, maintaining profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to become and remain profitable, the value of our company could decrease and our ability to raise capital, maintain our research and development efforts, and expand our business could be negatively impacted.

We are subject to the seasonality of U.S. government spending.

We derive a substantial portion of our revenues from U.S. government contracting, and as a result, we are subject to the annual seasonality of the U.S. government purchasing. Because the U.S. government fiscal year ends on September 30, it is not uncommon for U.S. government agencies to award extra tasks in the weeks immediately prior to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. As a result of this seasonality, we have historically experienced higher revenues in the third and fourth fiscal quarters, ending September 30 and December 31, respectively, with the pace of orders typically substantially reduced during the first and second fiscal quarters ending March 31 and June 30, respectively.

Our pricing structures for our solutions and services may change from time to time.

We expect that we may change our pricing model from time to time, including as a result of competition, global economic conditions, and general reductions in our customers’ spending levels, pricing studies, or changes in how our solutions are broadly consumed. Similarly, as we introduce new products and services, or as a result of the evolution of our existing solutions and services, we may have difficulty determining the appropriate price structure for our products and services. In addition, as new and existing competitors introduce new products or services that compete with ours, or revise their pricing structures, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, as we continue to target selling our solutions and services to larger organizations, these larger organizations may demand substantial price concessions. In addition, we may need to change pricing policies to accommodate government pricing guidelines for our contracts with federal, state, local, and foreign governments and government agencies. If we are unable to modify or develop pricing models and strategies that are attractive to existing and prospective customers, while enabling us to significantly grow our sales and revenue relative to our associated costs and expenses in a reasonable period of time, our business, financial condition, and results of operations may be adversely impacted.

We depend on computing infrastructure operated by Amazon Web Services (“AWS”), Microsoft, and other third parties to support some of our solutions and customers, and any errors, disruption, performance problems, or failure in their or our operational infrastructure could adversely affect our business, financial condition, and results of operations.

We rely on the technology, infrastructure, and software applications of certain third parties, such as AWS and Microsoft Azure, in order to host or operate some of certain key platform features or functions of our business. Additionally, we rely on computer hardware and cloud capabilities purchased in order to deliver our solutions and services. We do not have control over the operations of the facilities of the third parties that we use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that our solutions become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in our solutions, cause our solutions to fail, our revenue and margins could decline, or our reputation and brand to be damaged, we could be exposed to legal or contractual liability, our expenses could increase, our ability to manage our operations could be interrupted, and our processes for managing our sales and servicing our customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase our costs, and could adversely affect our business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, we may have additional liability to our customers or third-party providers.

We have experienced, and may in the future experience, disruptions, failures, data loss, outages, and other performance problems with our infrastructure and cloud-based offerings due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, employee misconduct, capacity constraints, denial of service attacks, phishing attacks, computer viruses, malicious or destructive code, or other security-related incidents, and our disaster recovery planning may not be sufficient for all situations. If we experience disruptions, failures, data loss, outages, or other performance problems, our business, financial condition, and results of operations could be adversely affected.

Our systems and the third-party systems upon which we and our customers rely are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, cybersecurity threats, terrorist attacks, natural disasters, public health crises such as the COVID-19 pandemic, geopolitical events such as the conflict in Ukraine, and similar events, or acts of misconduct. Despite any precautions we may take, the occurrence of a catastrophic disaster or other unanticipated problems at our or our third-party vendors’ hosting facilities, or within our systems or the systems of third parties upon which we rely, could result in interruptions, performance problems, or failure of our infrastructure, technology, or solutions, which may adversely impact our business. In addition, our ability to conduct normal business operations could be severely affected. In the event of significant physical damage to one of these facilities, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. In addition, any negative publicity arising from these disruptions could harm our reputation and brand and adversely affect our business.

Furthermore, our solutions are in many cases important or essential to our customers’ operations, including in some cases, their cybersecurity or oversight and compliance programs, and subject to service level agreements (“SLAs”). Any interruption in our service, whether as a result of an internal or third-party issue, could damage our brand and reputation, cause our customers to terminate or not renew their contracts with us or decrease use of our solutions and services, require us to indemnify our customers against certain losses, result in our issuing credit or paying penalties or fines, subject us to other losses or liabilities, cause our solutions to be perceived as unreliable or unsecure, and prevent us from gaining new or additional business from current or future customers, any of which could harm our business, financial condition, and results of operations.

Moreover, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations could be adversely affected. The provisioning of additional cloud hosting capacity requires lead time. AWS, Microsoft Azure, and other third parties have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If AWS, Microsoft Azure, or other third parties increase pricing terms, terminate or seek to terminate our contractual relationship, establish more favorable relationships with our competitors, or change or interpret their terms of service or policies in a manner that is unfavorable with respect to us, we may be required to transfer to other cloud providers or invest in a private cloud. If we are required to transfer to other cloud providers or invest in a private cloud, we could incur significant costs and experience possible service interruption in connection with doing so, or risk loss of customer contracts if they are unwilling to accept such a change.

A failure to maintain our relationships with our third-party providers (or obtain adequate replacements), and to receive services from such providers that do not contain any material errors or defects, could adversely affect our ability to deliver effective products and solutions to our customers and adversely affect our business and results of operations.

We are dependent on a few key customer contracts for a significant portion of our future revenue, and a significant reduction in services to one or more of these contracts would reduce our future revenue and harm our anticipated operating results.

The services we provide to the Small Business Administration in connection with its 7A and 504 loan programs are expected to comprise a significant portion of our future revenue. Our business will likely be harmed if the services we provide do not generate as much revenue as we forecast, and the termination or delay of the related contracts could have a material adverse effect on our revenue and profitability. Adverse events affecting the programs subject to these contracts could also negatively affect our ability to process transactions under those contracts, which could adversely affect our revenue and results of operations.

Changes in the funding priorities of the U.S. federal government, and changes in the way the U.S. federal government contracts with businesses, may materially and adversely affect our revenue and earnings.

Since the U.S. federal government is our largest customer, both directly and with us as a subcontractor, changes in the funding priorities of the U.S. federal government may materially and adversely affect us if funding is cut or shifted away from the information technology services that we are equipped to provide. Additionally, changes in the way the government awards contracts may create a disadvantage for us to compete in certain markets.

Temporary or extended budget-related shutdowns of parts of the U.S. federal government may materially and adversely affect our revenue and earnings.

Since the U.S. federal government is our largest customer, both directly and with us as a subcontractor, budget impasses that lead to temporary or extended shutdowns of agencies of the U.S. federal government with which we contract or for which we provide services may adversely affect cash flow and earnings as we carry key personnel during periods in which they are unable to perform work which can be invoiced to the customers.

U.S. federal government contracts are generally subject to terms more favorable to the customer than commercial contracts.

U.S. federal government contracts generally contain provisions and are subject to laws and regulations that give the federal government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to:

●	terminate our existing contracts;

●	reduce potential future income from our existing contracts;

●	modify some of the terms and conditions in our existing contracts;

●	suspend or permanently prohibit us from doing business with the federal government or with any specific government agency;

●	impose fines and penalties;

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subject the award of some contracts to protest or challenge by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest or challenge and which may also require the government to solicit new proposals for the contract or result in the termination, reduction or modification of the awarded contract;

●	suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

●	decline to exercise an option to extend an existing multiple year contract; and

●	claim rights in technologies and systems invented, developed, or produced by us.

The U.S. federal government may terminate a contract either “for convenience” (for instance, due to a change in its perceived needs or its desire to consolidate work under another contract) or if a default occurs by failing to perform under the contract. If the federal government terminates a contract for convenience, we generally would be entitled to recover only our incurred or committed costs, settlement expenses and profit on the work completed prior to termination. If the federal government terminates a contract based upon a default, we generally would be denied any recovery for undelivered work, and instead may be liable for excess costs incurred by the federal government in procuring undelivered items from an alternative source and other damages as authorized by law.

The failure to generate a sufficient level of professional fees will cause us to sustain losses.

Although software sales have constituted a significant part of our overall revenue, the gross profit we derive from such sales is very modest, generally less than three percent. Consequently, we are reliant on professional fee revenue to maintain and operate our business. The number of our professional services engagements is limited and we have relied upon several key engagements to provide us with the level of revenue we require to breakeven or gain a modest degree of profitability. Any loss of a key contract will have a detrimental effect on the Company.

The opportunities among our existing customers for forms modernization is nearing maturity.

Over the last several years, we have modernized nearly all of the forms for which modernization was needed to meet compliance standards within agencies that have been our key electronic forms customers. While we continue to assist these customers with incremental changes on their internal and external forms, we must position ourselves to find forms business within some new agencies. While we do not anticipate a material effect on our overall results of operations, we may experience a material decline in revenue.

We are subject to intense competition from other companies engaged in software development, cloud services, and other computer-related services.

The market for our products and services is competitive, rapidly evolving, and can be affected by new product introductions and other market activities of industry participants. Some of these companies have longer operating histories, greater financial, marketing and other resources, greater name recognition in other markets and a larger base of customers than the Company. In addition, some companies have well-established relationships with our current and prospective customers. As a result, these competitors may be able to devote greater resources to the development, promotion and sale of their products and services than we can. Should we not be able to maintain our competitive advantages in light of these factors, it could have a material negative impact on the results of our operations.

Additionally, federal government customers are increasingly utilizing systems to accept software bids that make it easier for a larger number of sellers to participate in the bid process, which puts downward pressure on prices. At the same time, we obtain software licenses and related software maintenance contracts for resale from third-party suppliers. Increases in costs from these suppliers may affect our ability to bid winning prices to potential customers, which could have a material effect on software sales revenue. Also, any delay in our suppliers’ fulfillment of our orders could impair our ability to deliver products and maintenance to customers and, accordingly, could have a material adverse effect on business, results of operations, financial condition, and reputation.

If we are unable to accurately estimate the cost of services and the timeline for completion of contracts, the profitability of our contracts may be materially and adversely affected.

Our commercial and federal government contracts are typically awarded on a competitive basis. Our bids are based upon, among other items, the cost of providing the services. To generate an acceptable return on our investment in these contracts we must be able to accurately estimate our costs to provide the services required by the contract and be able to complete the contracts in a timely manner. If we fail to accurately estimate our costs or the time required to complete a contract the profitability of our contracts may be materially and adversely affected.

Contracts on which we utilize subcontractors or suppliers may be adversely affected if our subcontractors or suppliers fail to perform required obligations under the contract.

We frequently utilize subcontract labor on contracts where we lack specific functional expertise or where the subcontractor has brought the opportunity to us. If our subcontractors or suppliers fail to perform as specified, it may adversely affect our contracts and subject us to loss of the contracts, unintended expenses, and/or the inability to secure future contracts due to our nonperformance.

Our federal government contracts typically have terms of one or more base years and one or more option years. Federal governmental agencies generally have the right not to exercise options to extend a contract. A decision to terminate or not to exercise options to extend our existing contracts could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Potential Acquisitions by WaveDancer

We may acquire other businesses, products or technologies; if we do, we may be unable to integrate them with our business effectively or at all, which may adversely affect our business, financial condition and operating results.

If we find appropriate opportunities and have adequate funding, we may acquire other businesses, product lines or technologies. However, if we acquire a business, product line or technology, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Further, the acquisition of a business may result in the assumption of unknown liabilities or create risks with respect to our existing relationships with suppliers and customers. If we make acquisitions, we may issue shares of stock that dilute other stockholders, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets, any of which may adversely affect our business, financial condition or operating results.

Recent, past and future acquisitions and investments could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our platform and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may decide to do so through the acquisition of complementary businesses and technologies rather than through internal development, including, for example, our acquisitions of Tellenger and Gray Matters.

The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete acquisitions that we target in the future. The risks we face in connection with acquisitions, including the above-mentioned acquisitions, include:

●	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

●	our ability to successfully achieve billings and revenue targets of acquired businesses;

●	coordination of research and development and sales and marketing functions;

●	integration of solution and service offerings;

●	retention of key employees from the acquired company;

●	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company’s accounting, management information, human resources and other administrative systems, as well as the acquired operations, technology and rights to our offerings, and any unanticipated expenses related to such integration;

●	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;

●	financial reporting, revenue recognition or other financial or control deficiencies of the acquired company that we do not adequately address and that cause our reported results to be incorrect;

●

liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	completing the transaction and achieving or utilizing the anticipated benefits of the acquisition within the expected timeframe, or at all;

●	unanticipated write-offs or charges; and

●

litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties which may differ from or be more significant than the risks our business faces.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of equity securities, as happened with our Gray Matters acquisition.

There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the write-off of goodwill, any of which could harm our financial condition or operating results.

Risks Related to WaveDancer’s Intellectual Property and Technology Licensing

Our proprietary rights may be difficult to enforce or protect, which could enable others to copy or use aspects of our products or subscriptions without compensating us.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or subscriptions or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors, and end-customers, and generally limit access to and distribution of our proprietary information. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached. We cannot guarantee that any of the measures we have taken will prevent misappropriation of our technology. Because we may be an attractive target for computer hackers, we may have a greater risk of unauthorized access to, and misappropriation of, our proprietary information. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States. From time to time, we may need to take legal action to protect our intellectual property rights, to protect our trade secrets, if any, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, and financial condition. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. If we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time, and effort required to create the innovative products that have enabled us to be successful to date. Any of these events would have a material adverse effect on our business, financial condition, and operating results.

Our use of open-source software in our products and subscriptions could negatively affect our ability to sell our products and subscriptions and subject us to possible litigation.

Our products and subscriptions contain software modules licensed to us by third-party authors under open-source licenses. Some open-source licenses contain requirements that we make available applicable source code for modifications or derivative works we create based upon the type of open-source software we use. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products or subscriptions with lower development effort and time and ultimately could result in a loss of product sales for us.

Although we monitor our use of open-source software to avoid subjecting our products and subscriptions to conditions we do not intend, the terms of many open-source licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products and subscriptions. From time to time, there have been claims against companies that distribute or use open-source software in their products and subscriptions, asserting that open-source software infringes the claimants’ intellectual property rights. We could be subject to suits by parties claiming infringement of intellectual property rights in what we believe to be licensed open-source software. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products and subscriptions on terms that are not economically feasible, to reengineer our products and subscriptions, to discontinue the sale of our products and subscriptions if reengineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition.

In addition to risks related to license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or assurance of title or controls on origin of the software. In addition, many of the risks associated with usage of open-source software, such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have established processes to help alleviate these risks, including a review process for screening requests from our development organizations for the use of open-source software, but we cannot be sure that our processes for controlling our use of open-source software in our products and subscriptions will be effective.

We intend to license technology from third parties, and our inability to maintain those licenses could harm our business.

We may incorporate technology that we intend to license from third parties, including software, into our products and subscriptions. We cannot be certain that our licensors are not infringing the intellectual property rights of third parties or that our licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our products and subscriptions. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Some of our agreements with our licensors may be terminated for convenience by them. We may also be subject to additional fees or be required to obtain new licenses if any of our licensors allege that we have not properly paid for such licenses or that we have improperly used the technologies under such licenses, and such licenses may not be available on terms acceptable to us or at all. If we are unable to continue to license any of this technology because of intellectual property infringement claims brought by third parties against our licensors or against us, or claims against us by our licensors, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop and sell products and subscriptions containing such technology would be severely limited, and our business could be harmed. Additionally, if we are unable to license necessary technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, and we may be required to use alternative technology of lower quality or performance standards. This would limit and delay our ability to offer new or competitive products and subscriptions and increase our costs of production. As a result, our margins, market share, and operating results could be significantly harmed.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Our employees may have been previously employed at other companies in the industry, including our competitors or potential competitors. Although we are not aware of any claims currently pending against us, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of the former employers of our employees. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize.

Risks Related to Cybersecurity Incidents, Privacy and Data Protection of WaveDancer

We are dependent on information technology, and disruptions, failures or security breaches of our information technology infrastructure could have a material adverse effect on our operations. In addition, increased information technology security threats and more sophisticated computer crime pose a risk to our systems, networks, products, and services.

We rely on information technology networks and systems, including the Internet, blockchain and cloud services, many of which are managed by third parties, to securely process, transmit and store electronic information of financial, marketing, legal and regulatory nature to manage our business processes and activities. Although we have implemented enhanced controls around our information technology systems, these systems may be susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases, power outages, hardware failures, telecommunication failures, user errors, natural disasters, terrorist attacks or other catastrophic events. If any of our significant information technology systems suffer severe damage, disruption or shutdown, and our disaster recovery and business continuity plans do not effectively resolve the issues in a timely manner, our product and services sales, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results, or our operations may be disrupted, exposing us to performance failures with customers. In addition, cybersecurity threats, such as computer viruses, attacks by computer hackers or other cybersecurity threats pose a risk to the security of our systems and networks and the confidentiality, availability, and integrity of our data.

There can be no assurance that our security controls and safeguard measures taken to improve our cybersecurity protection will be sufficient to mitigate all potential risks to our systems, networks and data. Potential consequences of a cybersecurity attack include disruption to systems, corruption of data, unauthorized release of confidential or otherwise protected information, reputational damage, and litigation with third parties, any of which could have a material adverse effect on our business, financial condition, and results of operations. The amount of insurance coverage we maintain may be inadequate to cover claims or liabilities related to a cybersecurity attack.

Internal system or service failures, or failures in the systems or services of third parties on which we rely, could disrupt our business, and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, whether through our shared services organization or outsourced services, if not anticipated and appropriately mitigated, could materially and adversely affect our business including, among other things, an adverse effect on our ability to perform on contracts, bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We, and the service providers, suppliers and subcontractors on which we rely, are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cybersecurity threats, malicious insiders, natural disasters, power shortages, terrorist attacks, pandemics or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications, or those of our service providers, suppliers, or subcontractors, could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption.

Risks Related to Tax, Accounting, Compliance and Regulation

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. For more information, refer to the section titled “Critical Accounting Estimates” in “INFORMATION ABOUT WAVEDANCER — WaveDancer Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this joint proxy and consent solicitation statement/prospectus. In general, if our estimates, judgments, or assumptions relating to our critical accounting policies change or if actual circumstances differ from our estimates, judgments or assumptions, including uncertainty in the current economic environment due to COVID-19, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

We must maintain effective internal controls over financial reporting, and if we are unable to do so, the accuracy and timeliness of our financial reporting may be adversely affected, which could have a material adverse effect on our business and stock price.

We must maintain effective internal control over financial reporting in order to accurately and timely report our results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our disclosure controls and procedures quarterly and the effectiveness of our internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that our audit committee be advised and regularly updated on management’s review of internal control over financial reporting.

Our management may not be able to effectively and timely implement controls and procedures which respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we fail to staff our accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, or to otherwise prevent material weaknesses in internal control over financial reporting, or identify any additional material weaknesses, our business and reputation may be harmed, and our stock price may decline. Furthermore, investor perceptions of us may be adversely affected, which could cause a decline in the market price of our common stock.

Changes in accounting principles or their application to us could result in unfavorable accounting charges or effects, which could adversely affect our results of operations and growth prospects.

We prepare consolidated financial statements in accordance with GAAP. In particular, we make certain estimates and assumptions related to the adoption and interpretation of these principles including the recognition of our revenue and the accounting of our stock-based compensation expense with respect to our consolidated financial statements. If these assumptions turn out to be incorrect, our revenue or our stock-based compensation expense could materially differ from our expectations, which could have a material adverse effect on our financial results. A change in any of these principles or guidance, or in their interpretations or application to us, may have a significant effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results or our forecasts, which may negatively impact our financial statements. For example, recent new standards issued by the Financial Accounting Standards Board (“FASB”) could materially impact our consolidated financial statements. The adoption of these new standards may potentially require enhancements or changes in our processes or systems and may require significant time and cost on behalf of our financial management. This may in turn adversely affect our results of operations and growth prospects.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, privacy and data-protection laws, anti-bribery laws (including the U.S. Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act), import/export controls, federal securities laws, and tax laws and regulations. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation resulting from any alleged noncompliance, our business, operating results, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions, litigation, and sanctions could harm our business, operating results, and financial condition.

Risks Related to WaveDancer’s Common Stock

Our actual operating results may differ significantly from our guidance.

From time to time, we have released, and may continue to release, guidance in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, has been and will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties, and contingencies, many of which are beyond our control, such as COVID-19, and are based upon specific assumptions with respect to future business decisions, some of which will change. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results will vary from our guidance and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section in this joint proxy and consent solicitation statement/prospectus could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

The issuance of additional stock in connection with financings, acquisitions, investments, our stock incentive plans, or exercise of the related warrants, or otherwise will dilute all other stockholders.

Our certificate of incorporation authorizes us to issue up to 100 million shares of common stock and up to 10.0 million shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue shares of common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans, the settlement of our warrants, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our common stock to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment, which could also reduce the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

●	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with three-year staggered terms;

●	authorize our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

●	provide our board of directors with the exclusive right to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director;

●	specify that special meetings of our stockholders may be called only by the chairman of our board of directors, our president, our secretary, or a majority vote of our board of directors;

●	authorize our board of directors to amend our bylaws by majority vote; and

●	establish advance notice procedures with which our stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for our stockholders to replace members of our board of directors, which is responsible for appointing the members of management. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

The exercise of outstanding options and warrants to purchase our common stock could substantially dilute stockholders’ investments.

Under the terms of outstanding options and warrants to acquire our common stock issued to employees and others, the holders thereof are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of such options and warrants, could result in dilution in the interests of our other stockholders.

The extent to which we can reach and encourage the participation of enough of our investors to secure minimum thresholds for stockholder approval for matters subject to stockholder approval is uncertain.

Given the limited amount trading our shares have experienced over the last several years, we have relied on relationships with investors owning material amounts of shares to reach minimum thresholds needed for stockholder approval of matters that were subject to a stockholder vote. The voting control over some of those shares has changed, and there is some question as to whether we can garner enough votes to decide stockholder matters by simple proxy solicitation. We may need to engage a third-party proxy solicitor if we obtain too little response to a proxy solicitation.

Risks Related to WaveDancer’s Financial Position and Need for Additional Capital

If we are unable to raise additional capital when needed, we may not be able to consummate the acquisition of other businesses.

We may require additional capital to fund operations, capital expenditures and the acquisition of other businesses. We may finance future cash needs through public or private equity offerings, debt financings, or corporate collaborations. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our acquisition opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution, and debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

In the future, we may seek to enter into credit facilities to help fund our working capital needs. These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility.

We may seek to enter into credit facilities with third-party lenders to help fund our business. Such credit facilities will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lenders could accelerate the maturity of any debt outstanding, and we may be prohibited from making any distributions to our stockholders. Such debt may be secured by our assets, including the stock we may own in subsidiaries and the rights we have under intercompany loan agreements that we may enter into in the future with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by our business. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

In addition, we expect that such credit facilities will bear interest at floating rates which will generally change as interest rates change. We will bear the risk that the rates that we are charged by our lenders will increase faster than we can grow the cash flow from our businesses, which could reduce profitability, materially adversely affect our ability to service our debt and cause us to breach covenants contained in our third-party credit facilities.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products and subscriptions could reduce our ability to compete and could harm our business.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional equity or equity-linked financing, our stockholders may experience significant dilution of their ownership interests and the market price of our common stock could decline. If we engage in future debt financings, the holders of such additional debt would also have priority over the holders of our common stock. Current and future indebtedness may also contain terms that, among other things, restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and would require us to maintain specified liquidity or other ratios, any of which could harm our business, operating results, and financial condition. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

The Russian invasion of Ukraine and Israeli-Palestinian conflict may expand into broader international conflicts that could adversely affect multiple channels of commerce and markets.

The Russian invasion of Ukraine and resulting market volatility could adversely affect our business, financial condition, or results of operations. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline.

On October 7, 2023, Israel formally declared war against Hamas, starting a military operation in Gaza, the effect of which on global financial markets will depend on the involvement of other major regional powers. As of December 31, 2023, we did not operate in these countries. However, the Company is monitoring any possible effects which could result in operational and financial risks conditions.

General Risks Affecting WaveDancer

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market, and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming, or costly, and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and operating results. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to meet the requirements of this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to hire, integrate, train and retain qualified personnel, including members for our board of directors, could harm our business.

Our future success is substantially dependent on our ability to hire, integrate, train, retain and motivate the members of our management team and other key employees throughout our organization, including key employees obtained through our acquisitions. Competition for highly skilled personnel is intense where we have a substantial presence and need for highly skilled personnel. We may not be successful in hiring or retaining qualified personnel to fulfill our current or future needs, and potential changes in U.S. immigration and work authorization laws and regulations, including those that restrain the flow of technical and professional talent, may make it difficult to renew or obtain visas for highly skilled personnel that we have hired or are actively recruiting. We remain highly dependent on the services of G. James Benoit, Jr., our Chief Executive Officer, who is critical to our thought leadership, market presence, reputation, future vision, and strategic direction. We are also substantially dependent on the continued service of our existing engineering personnel because of the complexity of our solutions. Engineering personnel and other employees in the technology industry, including the cybersecurity industry, are increasingly able to work remotely, which in turn increases employee mobility and our risk of unwanted employee attrition. Our competitors and other companies in the technology industry may be successful in recruiting and hiring members of our management team or other key employees, including key employees obtained through our acquisitions, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. Also, to the extent we hire employees from mature public companies with significant financial resources, we may be subject to allegations that such employees have been improperly solicited, or that they have divulged proprietary or other confidential information or that their former employers own such employees’ inventions or other work product.

We have made a number of organizational changes over the past year and, from time to time, key personnel may leave our company. Leadership transitions and management changes can be inherently difficult to manage, may cause uncertainty or a disruption to our business, and may increase the likelihood of turnover in other key officers and employees. Our success depends in part on having a successful leadership team. If we cannot effectively manage these and other leadership transitions and management changes, it could make it more difficult to successfully operate our business and pursue our business goals.

In addition, we believe that it is important to establish and maintain a corporate culture that facilitates the maintenance and transfer of institutional knowledge within our organization and also fosters innovation, teamwork, a passion for customers and a focus on execution. Any of our organizational changes may result in a loss of institutional knowledge and cause disruptions to our business. Furthermore, if we are not successful in identifying and recruiting new key employees and integrating them into our organization and creating effective working relationships among them and our other key employees, such failure could delay or hinder our development and the achievement of our strategic objectives, which could adversely affect our business, financial condition and results of operations.

Our employees, other than our chief executive officer and chief financial officer, work for us on an “at-will” basis, which means they may terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our key employees. If Mr. Benoit or one or more of our other key employees resigns or otherwise ceases to provide us with their service, our business could be harmed.

Our continued success is dependent upon our ability to hire, retain and utilize qualified personnel.

The success of our business and our ability to operate profitably is dependent upon our ability to hire, retain and utilize qualified personnel, including personnel with expertise in very old computing languages, for which there is a limited supply, and personnel with expertise in cutting-edge immature technologies. We also must be able to hire and retain corporate management professionals who have the required experience and expertise at a reasonable cost. The market for these and other personnel is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the expertise, and in the timeframe, demanded by our clients, or to replace such personnel when needed in a timely manner. In certain geographic areas, for example, we may not be able to satisfy the demand for our services because of our inability to successfully hire and retain a sufficient number of qualified personnel. Furthermore, some of our personnel may be required to obtain or hold government-granted clearances to obtain government projects. Loss of the services of, or failure to recruit, qualified technical and management personnel could limit our ability to successfully complete existing projects and compete for new projects.

Our results of operations may vary significantly from period to period, which could cause the trading price of our common stock to decline or fluctuate materially.

Our results of operations have varied significantly from period to period, and we expect that our results of operations, including, but not limited to our GAAP and non-GAAP measures, will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

●	our ability to attract new and retain existing customers or sell additional solutions to our existing customers;

●	changes in our mix of solutions, subscriptions and services sold, including changes in the average contract length for subscriptions and support;

●	budgeting cycles, seasonal buying patterns and purchasing practices of customers;

●	the timing of new contracts for our solutions and length of our sales cycles;

●	changes in customer, distributor or reseller requirements or market needs;

●	changes in the growth rate of the digital logistics or IT security market;

●

any change in the competitive landscape of the digital logistics or IT security market, including consolidation among our customers or competitors and strategic partnerships entered into by and between our competitors;

●	our ability to successfully and continuously expand our business;

●	decisions by organizations to purchase digital logistics or IT security solutions from larger, more established security vendors or from their primary IT equipment vendors or IT service providers;

●	changes in our pricing policies or those of our competitors;

●	the timing and costs related to the development or acquisition of technologies or businesses or strategic partnerships;

●	the lack of synergy or the inability to realize expected synergies, resulting from acquisitions or strategic partnerships;

●	our inability to execute, complete or integrate efficiently any acquisition that we may undertake;

●	increased expenses, unforeseen liabilities, or write-downs and any impact on our operating results from any acquisitions we consummate;

●	insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products and services;

●	the cost and potential outcomes of future litigation;

●	the departure of key employees;

●	seasonality or cyclical fluctuations in our business;

●	political, economic and social instability, including with respect to the conflict in Ukraine;

●	public health crises, such as the COVID-19 pandemic, and related measures to protect the public health;

●	future accounting pronouncements or changes in our accounting policies or practices;

●	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure; and

●	the amount and timing of costs related to any cost reduction initiatives and the impact of such initiatives.

Any of the above factors, individually or in aggregate, may result in significant fluctuations in our financial and other operating results from period to period. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we fail to effectively manage our growth, if such growth occurs, our business, financial condition and results of operations would be harmed.

There is no assurance that we will be able to successfully implement or scale improvements to our systems, processes, and controls or that such systems, processes and controls will be effective in preventing or detecting errors, omissions or fraud.

As part of our efforts to improve our internal systems, processes, and controls, we might license technology from third parties. The support services available for such third-party technology might be outside of our control and may be negatively affected by consolidation in the software industry. In addition, if we do not receive adequate support for the software underlying our systems, processes and controls, our ability to provide solutions and services to our customers in a timely manner may be impaired, which may cause us to lose customers, limit us to smaller deployments of our platform or increase our technical support costs.

Many of our expenses are relatively fixed, at least in the short term. If our projections or assumptions on which we base our projections are incorrect, we may not be able to adjust our expenses rapidly enough to avoid an adverse impact on our profitability or cash flows.

In order to achieve organic growth, we must continue to improve our operational, financial and management systems and controls by, among other things:

●	effectively hiring, training, and integrating new employees, particularly members of our sales, services and management teams;

●	further improving our key business applications, processes, and IT infrastructure, including our data centers and enterprise resource planning system, to support our business needs;

●	continuing to refine our ability to forecast our bookings, billings, revenues, expenses, and cash flows;

●	enhancing our information and communication systems to ensure that our employees and offices are well coordinated and can effectively communicate with each other and our customers;

●	improving our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results; and

●	appropriately documenting and testing our IT systems and business processes.

These and other improvements in our systems and controls will require significant capital expenditures and the allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations applicable to public reporting companies would be impaired, and our business, financial condition and results of operations would be harmed.

If we are not able to maintain and enhance our brand and our reputation as a provider of high-quality security solutions and services, our business and results of operations may be adversely affected.

We believe that maintaining and enhancing our brand and our reputation as a provider of high-quality security solutions and services is critical to our relationship with our existing customers, and future channel partners and technology alliance partners and our ability to attract new customers and partners. The successful promotion of our brand will depend on a number of factors, including our marketing efforts, and ultimately our ability to continue to develop additional high-quality security solutions and our ability to continue to provide services valued by customers. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue.

Any litigation against us could be costly and time-consuming to defend.

From time to time, we are and may become subject to legal proceedings and claims, such as claims brought by our customers in connection with commercial disputes, employment claims made by our current or former employees, intellectual property claims, or securities class actions or other claims related to our business or any volatility in the trading price of our common stock.

Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Our business is subject to the risks of natural disasters, such as fire, power outages, floods, health risks and other catastrophic events, and to interruption by man-made problems such as terrorism.

Natural disasters, such as fire or floods, a significant power outage, telecommunications failure, terrorism, an armed conflict, cyberattacks, epidemics and pandemics such as COVID-19, or other geo-political unrest could affect our supply chain, manufacturers, logistics providers, or end-customers or the economy as a whole and such disruption could impact our shipments and sales. These risks may be further increased if the disaster recovery plans for us and our suppliers prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, the loss of customers, or the delay in the manufacture, deployment, or shipment of our products, our business, financial condition, and operating results would be adversely affected.

Failure to keep pace with a changing technological environment could negatively impact our business.

The IT industry in general, and the market for our application software offerings and services, is characterized by rapidly changing technology, frequent new technology introductions, and significant competition. In order to keep pace with this rapidly changing market environment, we must continually develop and incorporate into our services new technological advances and features desired by the marketplace at acceptable prices. If we are unsuccessful in identifying, developing and marketing our services and technology or adapting our business to rapid technological change, it will have a material negative impact on our results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus and other documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between WaveDancer and Firefly including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of WaveDancer and Firefly and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “RISK FACTORS” beginning on page 47 of this joint proxy and consent solicitation statement/prospectus, and those set forth under “Risk Factors” in WaveDancer’s Annual Report on Form 10-K filed on April 17, 2023 with the SEC and in its other public filings with the SEC.

Following the merger, important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include but are not limited to:

●	fluctuation and volatility in market price of the combined company’s common stock due to market and industry factors, as well as general economic, political and market conditions;

●	the impact of dilution on the stockholders of the combined company, including through the issuance of additional equity securities in the future;

●	the combined company’s ability to realize the intended benefits of the merger;

●	the impact of the combined company’s ability to realize the anticipated tax impact of the merger;

●	the outcome of litigation or other proceedings the combined company may become subject to in the future;

●	delisting of the combined company’s common stock from the Nasdaq or the failure for an active trading market to develop;

●	the failure of altered business operations, strategies and focus of the combined company to result in an improvement for the value of its common stock;

●	the availability of and Firefly’s ability to continue to obtain sufficient funding to conduct planned operations and realize potential profits;

●	Firefly’s limited operating history;

●	the impact of the complexity of the regulatory landscape on Firefly’s ability to seek and obtain regulatory approval for its BNA Platform, both within and outside of the U.S.;

●	challenges Firefly may face with maintaining regulatory approval, if achieved;

●	the impact of the concertation of capital stock ownership with insiders of the combined company after the merger on stockholders’ ability to influence corporate matters.

●	the impacts of future acquisitions of businesses or products and the potential to fail to realize intended benefits of such acquisition.

●	the potential impact of changes in the legal and regulatory landscape, both within and outside of the U.S.;

●	Firefly’s dependence on third parties;

●	challenges Firefly may face with respect to its BNA Platform achieving market acceptance;

●	the impact of pricing of Firefly’s BNA Platform;

●	emerging competition and rapidly advancing technology in Firefly’s industry;

●

Firefly’s ability to obtain, maintain and protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on its proprietary rights; and

●	Firefly’s ability to maintain adequate cyber security and information systems.

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 47, “INFORMATION ABOUT WAVEDANCER — WaveDancer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “INFORMATION ABOUT FIREFLY — Firefly Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this joint proxy and consent solicitation statement/prospectus.

WaveDancer and Firefly do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of WaveDancer and Firefly believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus.

MARKET AND INDUSTRY DATA

Information and management estimates contained in this joint proxy and consent solicitation statement/prospectus concerning the pharmaceutical industry, including general expectations and market position and market opportunity, are based on publicly available information, such as market studies, consumer research reports and other research reports, as well as information from industry reports provided by third-party sources, such as analysis firms. Estimates from the management of Firefly and WaveDancer are also derived from knowledge of the industry and markets in which Firefly and WaveDancer operate and expect to compete. None of the sources cited in this joint proxy and consent solicitation statement/prospectus have consented to the inclusion of any data from its reports, and Firefly and WaveDancer have not sought their consent. Firefly and WaveDancer’s internal research has not been verified by any independent source, and Firefly and WaveDancer have not independently verified any third-party information. In addition, while Firefly and WaveDancer believe the market position and market opportunity information included in this joint proxy and consent solicitation statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “RISK FACTORS” beginning on page 47 of this joint proxy and consent solicitation statement/prospectus.

THE COMPANIES

WaveDancer, Inc.

Founded in 1979 as Information Analysis Incorporated (“IAI”), IAI changed its name to WaveDancer, Inc. (“WaveDancer”) and converted from a Virginia corporation to a Delaware corporation in December 2021. WaveDancer is in the business of developing and maintaining information technology (“IT”) systems, modernizing client information systems, and performing other IT-related professional services to government and commercial organizations.

Prior to March 17, 2023, we had two operating segments: Tellenger and Blockchain SCM. Blockchain SCM was comprised of our Gray Matters, Inc. subsidiary (“GMI” or “Gray Matters”).

On March 17, 2023, WaveDancer sold effectively 75.1% of the equity of GMI to Gray Matters Data Corporation (“GMDC”). In return, the Company received common stock in GMDC representing approximately 24.9% of the equity of GMDC. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. As of September 30, 2023 the Company has no equity investment in GMDC and no other equity exposure to the GMI business.

Subsequent to the sale on March 17, 2023, WaveDancer discontinued consolidating GMI and the Company reflected GMI as a discontinued operation in its consolidated statements of operations. The classification of GMI, comprised all of the material operations of the Blockchain SCM segment as a discontinued operation. After March 17, 2023, the Company managed its business as one reportable operating segment, comprised of Tellenger.

FFN Merger Sub, Inc.

FFN Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of WaveDancer that was recently incorporated solely for the purpose of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as WaveDancer set forth above. In the merger, Merger Sub will merge with and into Firefly, with Firefly surviving as WaveDancer’s wholly owned subsidiary, and Merger Sub will cease to exist.

Firefly Neuroscience, Inc.

Firefly Neuroscience, Inc. is a Delaware corporation incorporated in April 2022. Firefly is a pioneering AI company developing innovative neuroscientific solutions that improve outcomes for patients with mental illnesses and cognitive disorders. Today, Firefly is focused on the commercialization of its Brain Network Analytics (BNA™) software platform (the “BNA Platform”) and the discovery and clinical development of biomarkers in support of better outcomes for people suffering from mental illnesses and cognitive disorders.

Firefly’s principal executive offices are located at 150 King St. W, 2nd Floor, Toronto, Ontario, M5H 1J9, its telephone number is 1-888-237-6412, and its website is located at https://fireflyneuro.com/. Information on or accessed through Firefly’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

After the completion of the merger, Firefly will become a wholly owned subsidiary of WaveDancer.

Additional information about Firefly can be found in the sections titled “INFORMATION ABOUT FIREFLY — Overview” beginning on page 220, “INFORMATION ABOUT FIREFLY — Firefly Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 237 and Firefly’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

THE SPECIAL MEETING OF WAVEDANCER STOCKHOLDERS

This section contains information for WaveDancer’s stockholders about the special meeting of WaveDancer’s stockholders that has been called to consider the approval of the Nasdaq Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Tellenger Sale Proposal, and the Adjournment Proposal.

General

WaveDancer is furnishing this proxy statement/prospectus to WaveDancer’s stockholders as part of the solicitation of proxies by the WaveDancer Board for use at the special meeting of WaveDancer stockholders to be held on                , 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to WaveDancer’s stockholders on or about                , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides WaveDancer’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

The special meeting will be held at         Eastern Time, on                , 2024, at        , and via a virtual meeting, or at such other date and at such other place to which the meeting may be adjourned.

Purpose of the Special Meeting of WaveDancer

The purposes of the special meeting are:

1.	To approve the Nasdaq Proposal;

2.	To approve the Reverse Stock Split Proposal;

3.	To approve the A&R Charter Proposal;

4.	To approve the Incentive Plan Proposal;

5.	To approve the Tellenger Sale Proposal; and

6.	To approve the Adjournment Proposal.

To complete the Merger, WaveDancer stockholders must approve the Nasdaq Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, and the Tellenger Sale Proposal. Except for the Adjournment Proposal, each proposal is conditioned on the approval and adoption of the other proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the WaveDancer Board

The WaveDancer Board believes that the proposals to be presented at the special meeting are in the best interest of WaveDancer and its stockholders and recommends that its stockholders vote “FOR” the Nasdaq Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Tellenger Sale Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of one or more of WaveDancer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of WaveDancer and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WaveDancer’s officers have interests in the merger that may conflict with your interests as a stockholder. See the section titled “The Merger — Interests of WaveDancer’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

WaveDancer stockholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the special meeting if they owned WaveDancer common stock at the close of business on        , 2024, which is the “record date” for the special meeting. Stockholders will have one (1) vote for each share of WaveDancer common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were         shares of WaveDancer common stock issued and outstanding, of which         were issued and outstanding public shares.

Quorum

A quorum of WaveDancer stockholders is necessary to hold a valid meeting. A majority in voting power of the shares of WaveDancer entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions are included for purposes of determining whether a quorum is present. Broker non-votes are not included for purposes of determining whether a quorum is present. As of the record date for the special meeting,         shares of WaveDancer common stock would be required to achieve a quorum.

Abstentions and Broker Non-Votes and Vote Required for Approval

The vote required for each proposal and the treatment and effect of abstentions, broker non-votes, and signed but unmarked proxy cards with respect to each proposal are as follows:

Proposal	Votes Required for Approval	Effect of Abstentions	Effect of Nominee’s Uninstructed Shares	Signed but Unmarked Proxy Cards(3)
Proposal 1 Nasdaq Proposal	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter(1)	Same effect as a vote “Against”	Broker non-vote; no effect(2)	Voted “For”
Proposal 2 Reverse Stock Split Proposal	Votes cast for such proposal to exceed the votes cast against the amendment by the stockholders entitled to vote thereon, voting as a single class	No effect	Broker non-vote; no effect(2)	Voted “For”
Proposal 3 A&R Charter Proposal	Affirmative vote of the majority of outstanding shares entitled to vote thereon	Same effect as a vote “Against”	Broker non-vote; same effect as a vote “Against’	Voted “For”

Proposal 4 Incentive Plan Proposal	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter(1)	Same effect as a vote “Against”(2)	Broker non-vote; no effect(2)	Voted “For”
Proposal 5 Tellenger Sale Proposal	Affirmative vote of the majority of outstanding shares entitled to vote thereon.	Same effect as a vote “Against”	Broker non-vote; same effect as a vote “Against”	Voted “For”
Proposal 6 Adjournment Proposal	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.	Same effect as a vote “Against”	Broker non-vote; no effect	Voted “For”

(1)	Vote required is pursuant to the provisions of WaveDancer’s bylaws.
(2)

Abstentions are included for purposes of determining whether a quorum is present and are considered “present in person or represented by proxy at the meeting and entitled to vote” but are not considered “votes cast.” Broker non-votes are not included for purposes of determining whether a quorum is preset, are not considered “present in person or represented by proxy at the meeting and entitled to vote” and are not considered “votes cast.”

(3)

Except for broker non-votes, if a holder of record completes and returns its proxy card properly, but does not provide instructions on its proxy card as to how to vote its shares, its shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Meeting.

Voting Your Shares

Each share of WaveDancer common stock that you own in your name entitles you to one (1) vote. Your proxy card shows the number of shares of WaveDancer common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares at the special meeting:

●

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the WaveDancer Board “FOR” the Nasdaq Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Tellenger Sale Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

●

You can attend the special meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way WaveDancer can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a WaveDancer stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify WaveDancer in writing before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares, you may call Broadridge Investor Communications Solutions, Inc. (“Broadridge”), our proxy solicitor, by calling (631) 254-7400 or by emailing BSGProxyAgent.Services@Broadridge.com.

Appraisal Rights

Firefly’s stockholders have appraisal rights in connection with the merger under the DGCL.

Proxy Solicitation Costs

WaveDancer is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, email or in person. WaveDancer and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. WaveDancer will bear the cost of the solicitation.

WaveDancer has retained Broadridge to assist in the proxy solicitation process. WaveDancer will pay that firm a variable fee based on the type and volume of stockholder communications undertaken by Broadridge, plus disbursements, which is estimated will be in range between $2,000 and $10,000.

WaveDancer will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

PROPOSALS SUBMITTED TO WAVEDANCER STOCKHOLDERS

WAVEDANCER PROPOSAL 1 — APPROVAL OF THE NASDAQ PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, WaveDancer is asking its stockholders to approve the Nasdaq Proposal, which includes approval of the issuance of shares in connection with the merger, the Merger Agreement and the transactions contemplated thereby or in connection therewith, including with respect to the potential change of control of WaveDancer that may result. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of shares of WaveDancer common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections titled “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT” beginning on page 153. A copy of the Merger Agreement is attached as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement attached hereto in their entirety before voting on this proposal.

The Merger Agreement provides that WaveDancer will issue shares of WaveDancer common stock at the Exchange Ratio for each outstanding share of Firefly common stock. Based on the assumed Exchange Ratio of 0.444462 (which is subject to change depending on the net amount of cash WaveDancer has and the number of outstanding securities of WaveDancer and Firefly at the effective time of the merger), at the effective time of the merger, WaveDancer will issue (or reserve for future issuance) approximately 28,709,802 shares of its common stock, without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, to Firefly stockholders as merger consideration. The terms of, reasons for and other aspects of the Merger Agreement, the merger and the change of control resulting from the merger are described in detail in the sections titled “THE MERGER AGREEMENT” and “THE MERGER.”

Stockholder Approval Requirement

WaveDancer’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “WAVD,” and WaveDancer is subject to the Nasdaq listing standards set forth in the Nasdaq Listing Rules.

Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, if, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding common stock prior to the issuance. The aggregate number of shares of common stock that WaveDancer will issue pursuant to the terms of the Merger Agreement and as described herein will be in excess of twenty percent (20%) of WaveDancer’s pre-merger outstanding shares of common stock and voting power.

Additionally, Nasdaq Listing Rule 5635(b) requires stockholder approval prior to an issuance of securities that will result in a “change of control” of the company. Although Nasdaq has not adopted any rule as to what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. In addition, WaveDancer expects that the staff of Nasdaq will deem the merger to be a “change of control.”

Accordingly, WaveDancer is asking its stockholders to approve the Nasdaq Proposal in order to ensure compliance with Nasdaq Listing Rules 5635(a) and 5635(b).

Pursuant to the Merger Agreement, approval of the Nasdaq Proposal is a condition to the closing of the merger. Accordingly, if the Nasdaq Proposal is not approved, the merger will not be completed. Each of the Reverse Stock Split Proposal, A&R Charter Proposal, Incentive Plan Proposal and the Tellenger Sale Proposal are conditioned on the approval of the Nasdaq Proposal, and the approval of the Nasdaq Proposal is conditioned on the approval of the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal and the Tellenger Sale Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective.

Vote Required for Approval

Approval of the Nasdaq Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

A FAILURE TO VOTE OR ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE NASDAQ PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE NASDAQ PROPOSAL.

WAVEDANCER PROPOSAL 2 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Reverse Stock Split Proposal will only be presented to the special meeting of WaveDancer if the Nasdaq Proposal is approved. After careful consideration, the WaveDancer Board of Directors consented to approve, and to recommend to its stockholders to approve, subject to the approval of the Nasdaq Proposal, a proposal to amend the A&R Charter to effect a reverse stock split with a ratio between 1:1.5 and 1:20 with respect to the issued and outstanding common stock of the combined company immediately following the merger, which reverse stock split shall be implemented prior to the closing of the merger in accordance with the terms of the Merger Agreement. If the WaveDancer stockholders approve this proposal and the combined company effects the reverse stock split, then between every 1.5 and 20 issued and outstanding shares of the combined company’s common stock (and between every 1.5 and 20 shares of the combined company’s common stock, if any, that are treasury shares) would be combined and reclassified into one share of the combined company’s common stock. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock above $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists WaveDancer’s common stock and the securities exchange where the combined company intends to list its common stock. The final reverse stock split ratio is subject to the mutual agreement of WaveDancer and Firefly.

If the combined company effects the Reverse Stock Split Proposal, then, except for adjustments that may result from the treatment of fractional shares as described below, each combined company stockholder will hold the same percentage of then-outstanding combined company common stock immediately following the reverse stock split that such combined company stockholder held immediately prior to the reverse stock split, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. The par value of the combined company common stock would remain unchanged at $0.001 per share.

If approved, this proposal would approve the amendment to the A&R Charter set forth in Annex D solely to the extent such amendment relates to the reverse stock split. Stockholders are urged to carefully read Annex D.

Principal Effects of the Reverse Stock Split

If WaveDancer stockholders approve the Reverse Stock Split Proposal and the combined company effects the reverse stock split, each stockholder of the combined company will own a reduced number of shares of the combined company’s common stock upon the effectiveness of the certificate of amendment to the A&R Charter providing for the reverse stock split. The reverse stock split would be effected simultaneously for all outstanding shares of the combined company’s common stock immediately after the merger. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The reverse stock split would affect all WaveDancer stockholders uniformly and would not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. Therefore, voting rights and other rights and preferences of the holders of combined company common stock will not be affected by the reverse stock split (other than as a result of the payment of a full share in lieu of a fractional share). Shares of combined company common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable.

As of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the number of shares of the combined company’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and other rights to acquire the combined company’s common stock. In addition, as of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the total number of shares of the combined company’s common stock that may be the subject of future grants under the combined company’s stock option and incentive plans.

The reverse stock split will not affect the number of authorized shares of the combined company’s common stock, which will continue to be 100,000,000 shares following adoption of the A&R Charter immediately prior to the merger. As a result, an additional effect of the reverse stock split would be to increase the number of authorized but unissued shares of the combined company’s common stock. This could result in the combined company being able to issue more shares without further stockholder approval.

Fractional Shares

The combined company will not issue any fractional shares of its common stock in connection with the reverse stock split. Instead, all shares of the combined company’s common stock issuable to its stockholders as a result of the reverse stock split will be aggregated and rounded up to the nearest whole share. The certificate of amendment to the A&R Charter provides that each stockholder who does not have a number of shares evenly divisible pursuant to the reverse stock split ratio and who would otherwise be entitled to receive a fractional share of the combined company’s common stock shall be entitled to receive an additional share of common stock.

Effect on Registered “Book-Entry” Stockholders and Registered Certificated Stockholders

Registered stockholders of the combined company may hold some or all of their shares of the combined company’s common stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the combined company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Registered stockholders of the combined company may also hold shares of the combined company’s common stock in certificate form or a combination of certificate and book-entry form. All registered holders who were legacy holders of WaveDancer’s common stock will be sent a letter of transmittal from the combined company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of a legacy WaveDancer stockholder’s properly completed and executed letter of transmittal and any stock certificates held by such stockholder, the combined company will issue such stockholder the appropriate number of shares of the combined company’s common stock electronically in book-entry form (or in certificated form if physical certificates are requested) and provide a statement reflecting the number of shares registered in such stockholder’s account. The combined company will not issue any stockholder new shares of the combined company’s common stock in book-entry form (or certificated form if physical certificates are requested) until all outstanding certificate(s) have been surrendered, together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of a statement reflecting the number of shares registered in a stockholder’s book-entry account, such stockholder may request a stock certificate representing his or her ownership interest.

All Firefly stockholders will receive a letter of transmittal containing instructions for exchanging Firefly stock certificates and book-entry shares for the merger consideration. Upon returning a duly completed letter of transmittal to the exchange agent, Firefly stockholders will be sent stock certificates of the combined company that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved and a reverse stock split is implemented.

Effect on Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, it is anticipated that the combined company will treat shares of its common stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding combined company common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who expect to hold shares of the combined company’s common stock with a bank, broker, custodian or other nominee following the merger and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If combined company stockholders approve the Reverse Stock Split Proposal and the combined company effects the reverse stock split, it is anticipated that the combined company will file the proposed certificate of amendment to the A&R Charter with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger, but with the effectiveness of the reverse stock split being immediately following the effective time of the merger. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse split shares of the combined company’s common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the effective date of the reverse stock split, the combined company will notify its stockholders that it has effected the reverse stock split. It is anticipated that the combined company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares and book-entry shares in exchange for post-reverse stock split shares in electronic book-entry form (unless such stockholder requests physical certificates) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the combined company’s transfer agent. The combined company will not issue any shares to a combined company stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reverse stock split shares. COMBINED COMPANY STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the total common stockholders’ equity on the combined company’s balance sheet. The per share earnings or losses and net book value of the combined company will be increased because there will be fewer shares of the combined company’s common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Rationale for the Reverse Stock Split

The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock to at least $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists WaveDancer’s common stock and the securities exchange where the combined company intends to list its common stock. If, following the merger, the combined company’s common stock does not equal a bid price of at least $4.00 per share after giving effect to the reverse stock split, the combined company may not meet the listing requirements of The Nasdaq Capital Market and its listing application may be rejected. Pursuant to the Merger Agreement, approval of the Reverse Stock Split Proposal, as well as the listing of the combined company’s common stock on The Nasdaq Capital Market are conditions to the closing of the merger. If the Reverse Stock Split Proposal is not approved, it may make it more difficult for the combined company to meet the initial listing criteria of The Nasdaq Capital Market, and as a result, the merger may not be consummated. The WaveDancer Board of Directors approved the reverse stock split in order to help ensure that the combined company’s share price meets the listing requirements of The Nasdaq Capital Market.

Vote Required for Approval

Approval of the Reverse Stock Split Proposal requires the number of votes cast for such proposal to exceed the number of votes cast against such proposal by the stockholders entitled to vote thereon, voting as a single class.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

A FAILURE TO VOTE OR ABSTENTION WILL HAVE NO EFFECT ON THE REVERSE STOCK SPLIT PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE REVERSE STOCK SPLIT PROPOSAL.

WAVEDANCER PROPOSAL 3 — APPROVAL OF THE A&R CHARTER PROPOSAL

Description of Amendments

The A&R Charter Proposal will only be presented to the special meeting of WaveDancer if the Nasdaq Proposal is approved. Holders of WaveDancer capital stock are being asked to approve the adoption of amendments to the WaveDancer Charter, which are referred to as the A&R Charter Proposal, if the Nasdaq Proposal is approved. The A&R Charter is included as Annex B to this joint consent solicitation statement/prospectus. If the A&R Charter Proposal is approved and the Nasdaq Proposal is approved but the Merger Agreement is terminated prior to the closing, the WaveDancer Board of Directors will abandon its amended and restated certificate of incorporation without further action by WaveDancer stockholders.

Holders of WaveDancer capital stock should read the A&R Charter in its entirety. The key amendments included in the A&R Charter are as follows:

●	the name of the company will be “Firefly Neuroscience, Inc.”;

●

the quorum requirement for all meetings of stockholders, except where otherwise required by law or by the A&R Charter or by the A&R Bylaws, will be reduced to the holders of one third (1/3) of the outstanding shares of stock entitled to vote at such meeting;

●

with respect to removal of a director provisions “for cause,” revising the threshold of the affirmative vote of stockholders required for such removal to 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the combined company entitled to vote generally at an election of directors, voting together as a single class;

●

with respect to amendments of A&R Bylaws, revising the threshold of the affirmative vote of stockholders required for such amendment to 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the combined company entitled to vote thereon, voting together as a single class;

●	affirmative opt-out from provisions of Section 242(b)(2) of the Delaware General Corporation Law (or any successor provision thereto); and

●

simplification and consolidation of various clauses, which substantially provide the same rights, procedures, policies and restrictions regarding, among other things, meetings of stockholders, stockholder voting rights, prohibition on cumulative voting, and powers granted to the board of directors.

Please see the section titled “COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS” on page 256 of this joint proxy and consent solicitation statement/prospectus for further description of the material differences between the WaveDancer Charter currently in effect and the proposed A&R Charter.

Pursuant to the Merger Agreement, approval by the holders of WaveDancer capital stock of the A&R Charter Proposal is a condition to the closing of the merger. Accordingly, if the A&R Charter Proposal is not approved, the merger will not be completed unless such condition has been waived.

The members of the WaveDancer Board of Directors approved the Merger Agreement and the contemplated transactions, including the adoption of amendments to the WaveDancer Charter, as further described in the sections titled “THE MERGER” and “THE MERGER AGREEMENT.”

Vote Required for Approval

Approval of the A&R Charter Proposal requires the affirmative vote of the majority of outstanding shares entitled to vote thereon.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE A&R CHARTER PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE A&R CHARTER PROPOSAL.

WAVEDANCER PROPOSAL 4 — APPROVAL OF THE INCENTIVE PLAN PROPOSAL

The board of directors is seeking stockholder approval of the WaveDancer, Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”), which was adopted by our board of directors on ______, 2024, subject to stockholder approval. The 2024 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of our common stock. We believe that operation of the 2024 Plan is important in attracting and retaining the services of key employees, key contractors, and non-employee directors of WaveDancer and our subsidiaries in a competitive labor market, which is essential to our long-term growth and success.

The board of directors recommends that the stockholders vote “FOR” the approval of the 2024 Plan.

A copy of the 2024 Plan is included as Annex G to this Form S-4. Below is a summary of certain key provisions of the 2024 Plan, which are qualified in their entirety by reference to the full text of the 2024 Plan.

Description of the 2024 Plan

Purpose. The purpose of the 2024 Plan is to enable us to remain competitive and innovative in our ability to attract and retain the services of key employees, key contractors, and non-employee directors of WaveDancer or any of our subsidiaries. The 2024 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of our common stock. The 2024 Plan is expected to provide flexibility to our compensation methods in order to adapt the compensation of our key employees, key contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws.

Effective Date and Expiration. The 2024 Plan was approved by our board of directors on _____, 2024, subject to the 2024 Plan’s approval by our stockholders, and will become effective on the date of such approval (the “Effective Date”). The 2024 Plan will terminate on the tenth anniversary of the Effective Date, unless sooner terminated by our board of directors. No awards may be made under the 2024 Plan after its termination date, but awards made prior to the termination date may extend beyond that date in accordance with their terms.

Share Authorization. Subject to certain adjustments, the number of shares of our common stock that are reserved for issuance pursuant to awards under the 2024 Plan is                     (              ) shares, 100% of which may be delivered as incentive stock options. Shares to be issued may be made available from authorized but unissued shares of our common stock, shares held by us in our treasury, or shares purchased by us on the open market or otherwise. During the term of the 2024 Plan, we will at all times reserve and keep enough shares available to satisfy the requirements of the 2024 Plan. If an award under the 2024 Plan is cancelled, forfeited, or expires, in whole or in part, the shares subject to such forfeited, expired, or cancelled award may again be awarded under the 2024 Plan. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the 2024 Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. An award will not reduce the number of shares that may be issued pursuant to the 2024 Plan if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash. Shares of common stock that are otherwise deliverable pursuant to an award under the 2024 Plan that are withheld in payment of the option price of an option or for payment of applicable employment taxes and/or withholding obligations resulting from the award shall be treated as delivered to the award recipient and shall be counted against the maximum number of shares of our common stock that may be issued under the 2024 Plan. Only shares forfeited back to us or cancelled on account of termination, expiration, or lapse of an award shall again be available for grant of incentive stock options under the 2024 Plan but shall not increase the maximum number of shares described above as the maximum number of shares of our common stock that may be delivered pursuant to incentive stock options.

Administration. Subject to the terms of the 2024 Plan, the 2024 Plan shall be administered by the Board of Directors or such committee of the Board of Directors as is designated by the Board of Directors to administer the Plan (the “Committee”). Membership on the Committee shall be limited to “non-employee directors” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee may delegate certain duties to one or more officers of WaveDancer as provided in the 2024 Plan. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the 2024 Plan, establish and revise rules and regulations relating to the 2024 Plan and make any other determinations that it believes necessary for the administration of the 2024 Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of WaveDancer or any of our subsidiaries, whose judgment, initiative, and efforts contributed to or may be expected to contribute to our successful performance, are eligible to participate in the 2024 Plan. As of the record date, we had             employees,             contractors, and             non-employee directors who would be eligible for awards under the 2024 Plan.

Stock Options. The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options, provided that only employees of WaveDancer and our subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years or, in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary), a term exceeding five years.

Recipients of stock options may pay the option price (i) in cash, check, bank draft, or money order payable to the order of WaveDancer; (ii) by delivering to us shares of our common stock (included restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from us within six months prior to the exercise date; (iii) by delivering to us or our designated agent an executed irrevocable option exercise form, together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to us, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to us the amount of sale or loan proceeds necessary to pay the purchase price; (iv) by requesting us to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares having an aggregate fair market value equal to the aggregate option price at the time of exercise (i.e., a cashless net exercise); and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion. No dividends or dividend equivalent rights may be paid or granted with respect to any stock options granted under the 2024 Plan.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the 2024 Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of our common stock on the date of grant. The exercise price of a SAR cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR. Distributions to the recipient may be made in common stock, cash, or a combination of both as determined by the Committee. No dividends or dividend equivalent rights may be paid or granted with respect to any SARs granted under the 2024 Plan.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of our common stock that may not be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made; the number of shares or units to be granted; the price to be paid, if any; the time or times within which the shares covered by such grants will be subject to forfeiture; the time or times at which the restrictions will terminate; and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time, or other restrictions and conditions. Except as otherwise provided in the 2024 Plan or the applicable award agreement, a participant shall have, with respect to shares of restricted stock, all of the rights of a stockholder of WaveDancer the class of common stock that is the subject of the restricted stock, including, if applicable, the right to vote the common stock and the right to receive any dividends thereon.

Performance Awards. The Committee may grant performance awards payable at the end of a specified performance period in cash, shares of common stock, units, or other rights based upon, payable in, or otherwise related to our common stock. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the applicable performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2024 Plan and, to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the maximum amount of any potential awards. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in our business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals. Awards (whether relating to cash or common stock) under the 2024  Plan may be made subject to the attainment of performance goals relating to one or more business criteria, and may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of WaveDancer’s common stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of WaveDancer and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in WaveDancer’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with WaveDancer’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of WaveDancer’s annual report.

Other Awards. The Committee may grant other forms of awards, based upon, payable in, or that otherwise relate to, in whole or in part, shares of our common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2024 Plan. The terms and conditions of such other form of award shall be specified in the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant.

Vesting of Awards, Forfeiture, Assignment. The Committee, in its sole discretion, may determine that an award will be immediately vested, in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2024 Plan. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of employment or service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of employment or service during the applicable restriction period. In addition, we may recoup all or any portion of any shares or cash paid to a participant in connection with any award in the event of a restatement of WaveDancer’s financial statements as set forth in WaveDancer’s clawback policy, if any, as such policy may be approved or modified by our board of directors from time to time.

Awards granted under the 2024 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit transfers of awards to (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (a) such Immediate Family Members and/or (b) entities which are controlled by the participant and/or his or her Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such awards are granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of WaveDancer, issuance of warrants or other rights to purchase shares of common stock or other securities of WaveDancer, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards; (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards; (iii) the option price of each outstanding stock option; (iv) the amount, if any, we pay for forfeited shares in accordance with the terms of the 2024 Plan; and (v) the number of or exercise price of shares then subject to outstanding SARs previously granted and unexercised under the 2024 Plan, to the end that the same proportion of our issued and outstanding shares of common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of shares of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2024 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which we are subject.

Amendment or Discontinuance of the 2024 Plan. Our board of directors may, at any time and from time to time, without the consent of participants, alter, amend, revise, suspend, or discontinue the 2024 Plan in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the 2024 Plan and any awards under the 2024 Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which our stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of our stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by our board of directors regarding amendment or discontinuance of the 2024 Plan may adversely affect any rights of any participants or obligations of WaveDancer to any participants with respect to any outstanding awards under the 2024 Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not “reprice” any stock option or SAR without stockholder approval. For purposes of the 2024 Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a share of WaveDancer common stock in exchange for cash or a stock option, SAR, award of restricted stock or other equity award, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing shall prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2024 Plan.

Recoupment for Restatements. The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of the Company’s financial statements as set forth in WaveDancer’s clawback policy, if any, approved by the Board of Directors from time to time.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2024 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe any potential state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the applicable treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the option price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to the later of: (i) two years after the date the ISO was granted or (ii) one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as a short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares. If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s option price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of our common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the option price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the option price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the exercise price, if any, will be taxed as ordinary income to the participant at the time it is received.

Other Awards. In the case of an award of restricted stock units, performance awards, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the 2024 Plan, as applicable, is subject to withholding of applicable federal, state, and local income tax and to withholding of the participant’s share of any tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy those withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares (that the participant has not acquired from us within six months prior to the date of exercise) with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by WaveDancer to employees no later than January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to Us. To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code discussed below. While deductibility of executive compensation for federal income tax purposes is among the factors the Board and Committee considers when structuring executive compensation arrangements, it is not the sole or primary factor considered. The Committee retains the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of WaveDancer.

Million Dollar Deduction Limit and Other Tax Matters. We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date. To the extent that compensation is payable pursuant to a prior plan award granted on or before November 2, 2017, and if WaveDancer determines that Section 162(m) of the Code will apply to any such awards, WaveDancer intends that the terms of those awards will not be materially modified and will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2024 Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, then the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by us of a corresponding compensation deduction on such amounts.

Interest of Directors and Executive Officers

All members of our board of directors and all of our executive officers are eligible for awards under the 2024 Plan and, therefore, have a personal interest in the approval of the 2024 Plan.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2024 Plan because the grant of awards and the terms of such awards are to be determined in the sole discretion of the Committee at the time of grant.

The fair market value of our common stock is $1.52 per share based on the closing price of our common stock on January 19, 2024.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

A FAILURE TO VOTE OR ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE INCENTIVE PLAN PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE INCENTIVE PLAN PROPOSAL.

WAVEDANCER PROPOSAL 5 — APPROVAL OF THE TELLENGER SALE PROPOSAL

The following is a description of the material aspects of the Tellenger Sale Proposal and the Tellenger Sale Transaction, including background information relating to the proposed Tellenger Sale Transaction. While we believe that the following description covers the material terms of the Tellenger Sale Transaction, the description may not contain all of the information that is important to you. In particular, please see the section “ANCILLARY AGREEMENTS – Stock Purchase Agreement” for a more detailed summary of the Stock Purchase Agreement and the complete copy of the Stock Purchase Agreement attached as Annex F to this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. You should carefully read this joint proxy and consent solicitation statement/prospectus and the other documents to which we refer, including the Stock Purchase Agreement, for a complete understanding of the terms of the Tellenger Sale Transaction.

Overview

Parties to the Sale Transaction

WaveDancer, as the sole stockholder of Tellenger, and Wavetop Solutions, Inc. (“Wavetop”), a company which WaveDancer’s chief executive officer has organized, are the parties to the Stock Purchase Agreement.

Background

When negotiations first progressed between WaveDancer and Firefly, the intent was to complete the merger and then commence a process to sell Tellenger. In order to present a concise message to the capital markets, the parties determined that Tellenger would be sold concurrently with, or immediately after, the effectiveness of the merger in an all-cash transaction under which WaveDancer would retain no liability associated with the sale.

A sale of Tellenger in conjunction with the merger requires WaveDancer stockholder approval under Delaware law because Tellenger comprises substantially all of WaveDancer’s assets. Firefly needed to assure itself that any such sale represented a binding commitment on behalf of WaveDancer and made it part of the Merger Agreement. Certain members of WaveDancer’s management including its chief executive officer and chairman, G. James Benoit, Jr. and its Chief Administrative Officer and Corporate Secretary, Gwen Pal, agreed to purchase Tellenger for $1.5 million and to assume the employment obligations of WaveDancer under employment agreements with Mr. Benoit, Ms. Pal and Stan Reese, who now runs Tellenger. Absent any such assumption, WaveDancer would need to satisfy $575,000 in severance obligations to these three individuals upon the closing of the merger.

The WaveDancer Board of Directors considered whether the related party sale to management was fair and reasonable especially in the absence of a process to sell Tellenger. The WaveDancer Board of Directors believed that it was unrealistic that a bona fide non-contingent offer could be obtained in a few weeks’ time. It was also deemed unrealistic that a purchaser would acquire Tellenger in the absence of standard buyer protections such as comprehensive representations and warranties, indemnities, and escrows. In addition, since Tellenger was reliant on subcontracts which are generally subject to termination upon short notice, the WaveDancer Board of Directors concluded that the maximum value for Tellenger could only be achieved on an earn-out basis. Although this maximum value may have exceeded the price management was willing to pay, Firefly desired a “clean” break from Tellenger and would not support an earn-out transaction. Finally, the potential market for Tellenger would most likely be limited to smaller companies that often lack the financial resources to complete a transaction on an all-cash basis especially given the risks. Under the circumstances the WaveDancer Board of Directors concluded it was unlikely that any purchaser would pay more than management in an all-cash transaction.

For the WaveDancer Board of Directors’ benefit, Mr. Benoit introduced the WaveDancer Board of Directors to Southwind Capital, a boutique investment banking firm that specializes in lower and mid-market government contractor mergers and acquisitions. Southwind confirmed that the overall value of Tellenger exceeded the Benoit offer but the value would only be achieved upon an earn-out or other structured transaction. It was not possible to gauge with any reasonable certainty the amount a third-party purchaser would pay in an all-cash transaction without standard buyer protections. In addition, a sale under a traditional process, even if one could be arranged, would most likely not result in cash at closing exceeding the cash derived from the sale to management. Moreover, the WaveDancer Board of Directors determined that it was unlikely that a purchaser would execute a binding contract to acquire Tellenger and then await the closing of the merger some three or four months later. The WaveDancer Board of Directors was also of the opinion that it was more important to complete the merger with Firefly and any additional issues resulting from the sale of Tellenger could adversely affect the merger. The WaveDancer Board of Directors then approved the sale of Tellenger on a four to one vote with Mr. Benoit recusing himself.

Terms of the Sale.

On November 15, 2023, WaveDancer entered into the Stock Purchase Agreement with Wavetop and Tellenger. The Stock Purchase Agreement provides that Wavetop will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger prior to the merger, for an aggregate purchase price of $1.5 million, plus the assumption of the employment agreements that WaveDancer was obligated under with G. James Benoit, Jr., Gwen Pal and Stan Reese, which includes provisions to pay severance under certain circumstances. The purchase price will be paid in full in cash at the closing less the outstanding balance of WaveDancer’s $500,000 credit facility with Summit Commercial Bank, N.A (“SCB”), should SCB allow Wavetop and/or Tellenger to assume the credit facility. The Tellenger Sale Transaction is expected to close simultaneous with, or immediately after, the effective time of the merger. The Stock Purchase Agreement contains customary limited representations and warranties of the parties, events of default and termination provisions. See “ANCILLARY AGREEMENTS – The Stock Purchase Agreement” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the Stock Purchase Agreement and the Tellenger Sale Transaction.

Recommendation of WaveDancer’s Board of Directors

The WaveDancer Board of Directors has (i) determined that the Stock Purchase Agreement and the Tellenger Sale Transaction are advisable and in the best interests of WaveDancer and its stockholders, (ii) approved the Stock Purchase Agreement and the Tellenger Sale Transaction and declared the same to be advisable and fair to, and in the best interest of WaveDancer and its stockholders, (iii) approved the execution, delivery and performance by WaveDancer of the Stock Purchase Agreement and the consummation of the Tellenger Sale Transaction upon the terms and subject to the conditions of the Stock Purchase Agreement, (iv) recommended the approval of the Tellenger Sale Proposal by the stockholders of WaveDancer, and (v) directed that the approval of the Tellenger Sale Proposal be submitted to a vote of WaveDancer’s stockholders.

After careful consideration, the WaveDancer Board of Directors recommends that you vote “FOR” The Tellenger Sale Proposal.

Reasons for Recommendation

The sale is to close in conjunction with the merger and the Board is of the opinion that the interests of the stockholders are better served by the merger than continuing to conduct the legacy business of WaveDancer through Tellenger.

Use of Net Proceeds from the Tellenger Sale Transaction

The proceeds of the Tellenger Sale Transaction, along with additional funds WaveDancer will be required to raise, will be applied to payment of WaveDancer liabilities. The liabilities must be satisfied to close the Merger.

Interests of Certain Persons in the Tellenger Sale Transaction

Mr. Benoit, WaveDancer’s chief executive officer and chairman, will be the principal stockholder of Wavetop and will provide most of the capital required to fund the purchase price. Other employees of Tellenger and WaveDancer may also hold shares in Wavetop.

Effects on WaveDancer Business if the Tellenger Sale is Consummated

All of WaveDancer’s business is conducted through Tellenger. Therefore, if Tellenger is sold incidental to the merger, WaveDancer’s sole business will be conducted through Firefly and the Tellenger business will no longer be owned by WaveDancer.

Effects on WaveDancer Business if the Tellenger Sale is Not Consummated

If the Tellenger Sale is not consummated, the merger may not occur and the WaveDancer business will continue to be conducted as it currently is. In such case, if WaveDancer is unable to obtain sufficient funding through capital raises or otherwise, it is anticipated that WaveDancer will be delisted from The Nasdaq Capital Market and may need to consider remaining a public company since the current Tellenger business cannot support WaveDancer being a public company.

Appraisal Rights in Respect of the Tellenger Sale Transaction

The sale of Tellenger will not give rise to appraisal rights under Delaware law. A sale of substantially all of a corporation’s assets does not result in appraisal rights unless otherwise provided in the corporation’s certificate of incorporation. No such right exists in the WaveDancer Charter.

Anticipated Accounting Treatment of the Tellenger Sale Transaction

The Tellenger Sale will be accounted for by WaveDancer as a sale of all of the common stock of Tellenger. WaveDancer will recognize a gain or loss on the sale to the extent the fair value of the consideration received as of the closing date is greater or less than the carrying value of Tellenger’s net assets on the closing date of the sale transaction.

Vote Required for Approval

Approval of the Tellenger Sale Proposal requires the affirmative vote of the majority of outstanding shares entitled to vote thereon.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE TELLENGER SALE PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TELLENGER SALE PROPOSAL.

WAVEDANCER PROPOSAL 6 — APPROVAL OF THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the WaveDancer Board of Directors to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the WaveDancer Board of Directors adjourn the special meeting, without further notice, to a date that is more than 30 days after the date for which the special meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, WaveDancer is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the WaveDancer Board of Directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If WaveDancer’s stockholders approve the Adjournment Proposal, WaveDancer could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WaveDancer stockholders who have previously voted.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the WaveDancer stockholders, the WaveDancer Board of Directors may not be able to adjourn the special meeting to a later date in the event if, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Nasdaq Proposal. In such event, the merger would not be completed.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Recommendation of the WaveDancer Board of Directors

THE WAVEDANCER BOARD OF DIRECTORS RECOMMENDS THAT WAVEDANCER STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

A FAILURE TO VOTE OR ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADJOURNMENT PROPOSAL. BROKER NON-VOTES WILL HAVE NO EFFECT ON THE ADJOURNMENT PROPOSAL.

FIREFLY SOLICITATION OF WRITTEN CONSENT

Firefly Stockholder Action by Written Consent

As discussed in this joint proxy and consent solicitation statement/prospectus, Firefly’s board of directors is providing this consent solicitation and these consent solicitation materials to the Firefly stockholders and asking Firefly stockholders to execute and deliver the written consent furnished with this joint proxy and consent solicitation statement/prospectus to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby, which is referred to as the Firefly Merger Proposal. For a summary of and detailed information regarding the Firefly Merger Proposal, see the information about the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections titled “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT” beginning on page 153. A copy of the Merger Agreement is attached as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement in their entirety before providing your consent on this proposal.

The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of WaveDancer, be merged with and into Firefly, with Firefly as the surviving corporation. In connection with the merger, shares of Firefly common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration described in the Merger Agreement. In addition, each outstanding option to purchase Firefly common stock that has not been exercised prior to the closing of the merger and each outstanding Firefly restricted share unit, whether or not vested, will be assumed by WaveDancer subject to certain terms contained in the Merger Agreement and will become convertible into shares of WaveDancer common stock, subject to adjustment to give effect to the Exchange Ratio, and each outstanding warrant to purchase shares of common stock of Firefly has not been exercised prior to the closing of the merger will be assumed by WaveDancer, subject to certain terms contained in the Merger Agreement . For a summary of and detailed information regarding the merger consideration, see “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

Record Date

The record date to determine the Firefly stockholders entitled to notice of this solicitation of written consent is the close of business on             , 2024 (the “record date”). The record date was established by Firefly’s board of directors as permitted by the Delaware law.

Firefly Stockholders Entitled to Consent

Only Firefly stockholders of record on the record date will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of Firefly eligible to consent with respect to the Firefly Merger Proposal consisted of (i)         shares of Firefly common stock and (ii)         shares of Firefly Preferred Stock. Under the Firefly’s certificate of incorporation, (i) each holder of Firefly common stock is entitled to one vote for each share of common stock held of record and (ii) each holder of Firefly Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Firefly common stock into which the shares of Firefly Preferred Stock held by such holder are convertible as of the record date.

Consent Required

Approval is required from the holders of at least a majority of the issued and outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class, to approve the Firefly Merger Proposal.

In accordance with the terms of the Merger Agreement, certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the voting power of outstanding Firefly common stock and Firefly Preferred Stock have entered into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock or Firefly Preferred Stock in favor of adoption of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

As of the close of business on the Firefly record date, the directors and executive officers of Firefly and their affiliates collectively beneficially owned              shares of Firefly common stock, which represent, in the aggregate, approximately             % of Firefly voting stock outstanding and entitled to vote on that date. Firefly currently expects that Firefly’s directors and executive officers will provide written consents to the Firefly Merger Proposal.

Submission of Consents

You may consent to the Firefly Merger Proposal with respect to your shares of Firefly common stock or Firefly Preferred Stock by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to Firefly on or before        , 2024, the date Firefly’s board of directors has set as the targeted final date for receipt of written consents. Firefly reserves the right to extend the final date for receipt of written consents beyond        , 2024 in the event that consents approving the Firefly Merger Proposal have not been obtained by that date from holders of a sufficient number of shares of Firefly common stock and Firefly Preferred Stock. Any such extension may be made without notice to Firefly stockholders. Once all conditions to the merger have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of Firefly common stock or Firefly Preferred Stock as of the record date and you wish to give your written consent to the Firefly Merger Proposal, you must complete the enclosed written consent, date and sign it, and promptly return it to Firefly. Once you have completed, dated and signed the written consent, you may deliver it to Firefly by emailing a .pdf copy of your written consent to info@fireflyneuro.com , or by mailing your written consent to Firefly Neuroscience, Inc., 150 King St. W, 2nd Floor Toronto, Ontario, M5H 1J9, Attention: Administration.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the Firefly Merger Proposal (which is equivalent to a vote for the Firefly Merger Proposal) or disapprove the Firefly Merger Proposal (which is equivalent to a vote against the Firefly Merger Proposal). If you do not return your executed written consent, it will have the same effect as a vote against the Firefly Merger Proposal. If you are a record holder and you return an executed written consent without indicating your decision on the Firefly Merger Proposal, you will be deemed to have given your consent to approve the Firefly Merger Proposal.

Your written consent to the Firefly Merger Proposal, as evidenced by your signing and returning the signature page of the enclosed written consent, may not be changed or revoked once it is received by Firefly.

Appraisal Rights

You have the right to seek appraisal of the fair value of your shares of Firefly common stock or Firefly Preferred Stock if the merger is completed, in lieu of receiving the per share merger consideration, but only if you do not sign and return a written consent to the Firefly Merger Proposal and otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations. If you elect to consent to the Firefly Merger Proposal by executing and delivering the signature page of the enclosed written consent, you will not be entitled to appraisal rights under the DGCL and will be deemed to have waived any rights to receive payment of the fair value of your shares of Firefly common stock or Firefly Preferred Stock in lieu of the per share merger consideration. For a summary of and detailed information regarding your ability to seek appraisal rights with respect to your shares of Firefly common stock or Firefly Preferred Stock, see “THE MERGER — Appraisal Rights” beginning on page 147 of this joint proxy and consent solicitation statement/prospectus. The information contained in this joint proxy and consent solicitation statement/prospectus constitutes notice to you, in your capacity as a Firefly stockholder, from Firefly of the availability of appraisal rights under the DGCL.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Firefly. Firefly’s officers and employees may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of Firefly’s Board of Directors

Firefly’s board of directors recommends that Firefly stockholders approve the Firefly Merger Proposal by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. Firefly’s board of directors believes the merger consideration provided to Firefly’s stockholders, as well as the terms and provisions of the Merger Agreement and Firefly’s consummation of the merger, is advisable and fair to and in the best interests of Firefly and its stockholders. Firefly’s management and its board of directors, after careful study and evaluation of the economic, financial, legal and other factors, also believe that the merger could provide the combined company with increased opportunity for expansion of its business, which in turn should benefit Firefly’s stockholders who become stockholders of WaveDancer. See the section titled “THE MERGER — Firefly’s Reasons for the Merger” beginning on page 134 of this joint proxy and consent solicitation statement/prospectus.

Assistance

If you need assistance in completing written consent or have questions regarding the written consent, please contact Firefly:

Firefly Neuroscience, Inc.

150 King St. W, 2nd Floor

Toronto, Ontario, M5H 1J9

Attention: Paul Krzywicki

E-mail: paul.krzywicki@fireflyneuro.com

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, to this joint proxy and consent solicitation statement/prospectus. WaveDancer and Firefly urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, for a more complete understanding of the merger.

General

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of WaveDancer, will merge with and into Firefly, with Firefly continuing as the surviving corporation and a wholly owned subsidiary of WaveDancer. In connection with the merger, Firefly will change its name to “Firefly Neuroscience 2023, Inc.” and WaveDancer will change its name to “Firefly Neuroscience, Inc.”

Each of WaveDancer and Firefly’s respective boards of directors has approved the Merger Agreement and the transactions contemplated therein, including the merger.

The Merger Agreement provides that, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of WaveDancer, will merge with and into Firefly. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and Firefly will continue as the surviving corporation and as a wholly owned subsidiary of WaveDancer. At the effective time of the merger, Firefly will change its name to “Firefly Neuroscience 2023 Inc.” and, immediately prior to the effective time of the merger, WaveDancer will change its name to “Firefly Neuroscience, Inc.”

The closing of the merger will occur no later than three (3) business Days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “THE MERGER AGREEMENT— Conditions to the Closing of the Merger” beginning on page 156 of this joint proxy and consent solicitation statement/prospectus, or on such other date as WaveDancer and Firefly may mutually agree. At the closing, WaveDancer, Firefly and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the acceptance of such certificate or at such later time as may be specified in such certificate of merger.

In connection with the merger, WaveDancer entered into a Stock Purchase Agreement with Wavetop to sell all of the outstanding shares of Tellenger to Wavetop.

The closing price of WaveDancer common stock on The Nasdaq Capital Market on November 15, 2023, the last full trading day prior to the public announcement of the merger, was $1.51. The closing price of WaveDancer common stock on The Nasdaq Capital Market on January 19, 2024, the last practicable full trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, was $1.52.

Firefly is a privately held company, and there is no established public trading market for its securities.

Background of the Merger

WaveDancer Overview

WaveDancer has regularly evaluated capital raising opportunities along with potential strategic transactions. These assessments have included various transactions, including mergers, private placements, public offerings and reverse merger transactions as a means to enhance stockholder value and secure capital.

On September 10, 2021, WaveDancer engaged B. Riley Securities (“B. Riley”) to assist it with finding potential merger and reverse merger candidates. WaveDancer engaged in active discussions with a private company in the motorcycling industry. WaveDancer analyzed the relevant issues associated with consummating a business combination with this company, including the valuation split between each of their respective stockholders and WaveDancer’s stockholders, the timing of such a transaction, projected financial returns, and whether such a transaction would provide sufficient capital to finance the combined company’s business plan.

After due consideration, WaveDancer determined not to further pursue such transaction because the company’s board of directors was unsupportive of a potential transaction.

Firefly Overview

Firefly has regularly evaluated capital raising opportunities along with potential strategic transactions. These assessments have included various transactions, including mergers, private placements, public offerings and reverse merger transactions as a means to enhance stockholder value and secure capital.

Beginning in the fourth quarter of 2022, Firefly started to initiate discussions with several investment banks and potential reverse merger candidates. Of these, Firefly found WaveDancer to be the most suitable candidate due the factors described in more detail below under the heading “— Firefly’s Reasons for the Merger”. None of the discussions with other reverse merger candidates advanced beyond preliminary stages.

Background of the Merger Between WaveDancer and Firefly

In early 2021, WaveDancer’s current CEO was introduced to WaveDancer Board of Director, which was then known as Information Analysis Incorporated (“IAI”). IAI’s business had remained stagnant for years and the WaveDancer Board of Director understood that unless fundamental changes were made to the IAI business, the prospects for the growth of the business were not favorable. Mr. Benoit proposed a transformational business strategy that envisioned combining a blockchain software company with sensor technology for supply chain and asset management purposes. The blockchain software piece was accomplished through the acquisition of Gray Matters in December 2021. In March 2022, IAI, then renamed WaveDancer, entered in an agreement to acquire Knowmadics, Inc. (“Knowmadics”), which possessed the sensor technology and other cyber technologies that WaveDancer thought it could leverage in multiple markets. A material capital raise was needed to complete the Knowmadics transaction. The downturn in the capital markets which occurred in the spring of 2022, foreclosed the possibility of raising the capital to purchase Knowmadics.

Although WaveDancer proceeded with the development of the Gray Matters software, it was becoming apparent that additional investment capital was needed to support Gray Matters and the return on investment was speculative. Therefore, the board began to consider other strategic alternatives. In the latter part of 2022, a possible business combination was pursued with a company whose business was synergistic with that of WaveDancer. When that did not materialize, other combinations were considered. The inclination was to undertake a transaction with a company with considerable growth potential from a value perspective.

A stockholder of Firefly that had a prior relationship with Mr. Benoit had initially contacted Mr. Benoit in January 2023. At that time WaveDancer was precluded from engaging in discussions with Firefly. In March, 2023, another strategic opportunity was presented to WaveDancer which it pursued for several months until the candidate presented new terms to WaveDancer that it did not accept.

In July 2023, the Company reengaged with Firefly. Mr. Benoit had numerous calls in July 2023 to better understand Firefly’s BNA technology, the management team’s backgrounds and qualifications, and assess Firefly’s readiness for public company requirements.

On July 8, 2023, the parties executed a Non-Disclosure Agreement. On July 8 and July 10, Mr. Benoit had three calls with Firefly management to better understand Firefly’s BNA technology, the management team’s backgrounds and qualifications, and assess Firefly’s readiness for public company requirements and to determine the potential merit of a transaction. On July 10, 2023, Mr. Benoit and an artificial intelligence expert associated with WaveDancer discussed the BNA platform at length with Firefly management. On July 10, after Firefly answered a range of due diligence requests, Mr. Benoit introduced the opportunity to the WaveDancer Board of Directors.

On July 14, 2023, WaveDancer was granted access to a data room established by Firefly management.

On July 17, 2023, Firefly sent WaveDancer an initial draft of an Exclusivity and Term Sheet contemplating prospective business combination between the parties.

On July 18, 2023, a weekly Board update at which all Directors and certain members of management were in attendance took place. At the meeting, Mr. Benoit introduced the potential opportunity with Firefly. Following this discussion, the WaveDancer Board of Directors directed management to further evaluate the Firefly opportunity.

Between July 18, 2023 and August 18, 2023, Firefly and Haynes and Boone, LLP, counsel to Firefly (“Haynes and Boone”), on the one hand, and WaveDancer and Greenberg Traurig, LLP, counsel to WaveDancer (“Greenberg Traurig”), on the other hand, engaged in discussions and negotiations of the Exclusivity and Term Sheet. Throughout this period, WaveDancer and Firefly exchanged proposals regarding the terms of the proposed equity split and conducted discussions on key legal issues.

Firefly subsequently presented an overview of its business and its plans as a public company to the WaveDancer Board on July 25, 2023. Due diligence and negotiations of an Exclusivity Agreement took place throughout July and early August 2023.

On July 27, 2023, Mr. Wishner, of Greenberg Traurig, advised the parties of the critical issues and a proposed a path forward that centered on the sale of Tellenger after the Merger. Based on the discussions during a video call held on July 31, 2023 among the parties and their respective counsels to discuss these issues, Firefly’s counsel provided a revised term sheet on August 2, 2023. Discussions between the parties’ counsel regarding restrictions on WaveDancer’s incurring liabilities occurred on August 8, 2023, and were resolved in the course of a video conference held on August 14, 2023.

On August 18, 2023, the WaveDancer Board of Directors held a meeting to discuss the Exclusivity Agreement. After discussion, the Exclusivity Agreement was approved and was signed on August 18, 2023, which was subsequently extended on September 25, October 3, October 10, October 23, November 2, and November 13, 2023. The Exclusivity Agreement contemplated an up to 88%/12% equity split between Firefly and WaveDancer.

Throughout August and September 2023, WaveDancer conducted extensive due diligence on Firefly’s business plan and negotiated the Merger Agreement. On August 28, 2023, Haynes and Boone sent Greenberg Traurig an initial draft of the Merger Agreement. During the period between execution of the Exclusivity Agreement (and subsequent extensions) and signing of the Merger Agreement, the parties exchanged drafts and held negotiations regarding the Merger Agreement with Mr. Wishner’s assistance. During these negotiations, the parties discussed the key points, including the post-closing ownership of WaveDancer, net-cash of the combined companies upon the closing of the merger, termination rights, fees between the parties and the capital raising requirements.

WaveDancer was presented with the initial draft of the Agreement and Plan of Merger on August 28, 2023 and subsequently responded with an issues list. A video conference was held on September 27, 2023 to resolve these issues with the primary issue centering on the sale of Tellenger. Firefly advised that it would accept no liability associated the sale nor become subject to security arrangements and therefore Tellenger must be sold upon closing of the Merger in an all cash transaction. Therefore, it was agreed that a management buyout of Tellenger would occur. WaveDancer provided Firefly with a mark-up of the original draft sale agreement on October 6, 2023.

Beginning in October 2023, Firefly and WaveDancer management began having twice-weekly calls to advance negotiations. On October 1, 2023 Greenberg Traurig sent over Greenberg Traurig’s October 1, 2023 draft of the Merger Agreement, which contained various changes throughout. Mr. Benoit visited Firefly management and key investors on October 18, 2023 and October 19, 2023. On October 27, 2023, Greenberg Traurig sent over Greenberg Traurig’s October 27, 2023 draft of the Stock Purchase Agreement. Mr. Benoit and counsel continued to provide weekly updates to the Board about the transaction. Mr. Benoit shared an extensive set of deliberation documents to aid the Board’s deliberations.

Throughout October 2023 and until November 15, 2023, the Haynes and Boone and Greenberg Traurig continued to exchange drafts of the Merger Agreement, the Stock Purchase Agreement and disclosure schedules to the Merger Agreement.

On October 30, 2023, the WaveDancer Board of Directors held a Board meeting to conclude its deliberations and vote upon the transaction. The Board appreciated the speculative nature of the transaction but believed that Firefly’s cutting edge proprietary technology especially when combined with artificial intelligence, the barriers to entry other potential competitors would confront and the total addressable markets in both clinical and drug testing environments, justified the risks inherent in the transaction. In addition to analysis of the transaction by Mr. Benoit, Mr. Hannon, Ms. Pal and counsel, the WaveDancer Board of Directors was advised by B. Riley and Southwind Capital during its deliberations. Subsequently, revised drafts were exchanged and on October 31, 2023, a conference call was held to discuss the only remaining material issue of how to account for common stock derivatives in the exchange ratio. The parties agreed that all derivatives would be included in each party’s capitalization in determining the exchange ratio.

B. Riley provided analysis and its guidance on expected market capitalization of the company after closing using a market comparables analysis. Given the phase of Firefly’s commercialization plans, B. Riley focused on other healthcare public companies to assess the market potential of Firefly, B. Riley further analyzed the dilution the Company might face if Firefly raised capital after closing. Southwind Capital advised the company on the Tellenger sale and what net cash proceeds the Company could expect in a traditional third-party sale and the structure of cash payments and fees the Company could expect to pay versus a purchase of Tellenger by management. Mr. Wishner presented an overview of the key legal considerations of the transaction. See “Tellenger Sale Transaction.” At the conclusion of the presentations, the Board voted 5-1 in favor of consummating the merger with Firefly. Ms. Wachtel voted against.

On November 15, 2023, the parties executed the Merger Agreement and the Stock Purchase Agreement.

As of January 12, 2024, the parties executed the First Amendment to the Merger Agreement, clarifying, among other things, the treatment of outstanding warrants of Firefly at the effective time.

WaveDancer’s Reasons for the Merger

The WaveDancer Board of Directors considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and the transactions contemplated thereby and to recommend that the WaveDancer stockholders approve the transactions contemplated by the Merger Agreement, including the issuance of shares of WaveDancer common stock in the merger and the business combination with Firefly.

The WaveDancer Board of Directors believes, based in part on the judgment, advice and analysis of WaveDancer management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Firefly), that:

●	The combined company will be led by an experienced senior management team from Firefly and a board of directors, one member of which will be designated by WaveDancer.

●	Firefly has the potential, if successful, to create value for the stockholders of the merged company and present Firefly with additional fund-raising opportunities in the future.

●

The WaveDancer Board of Directors also reviewed the current plans of Firefly for continuing to expand its business to confirm the likelihood that Firefly would possess sufficient financial resources to allow management to continue to operate and develop Firefly’s product and service offerings and expansion into new markets.

●

The WaveDancer Board of Directors considered the opportunity, as a result of the merger, for WaveDancer stockholders to participate in the potential value that may result from development of the Firefly business and the potential increase in value of Firefly following the merger.

The WaveDancer Board of Directors considered the analysis of B. Riley as to the market capitalization that Firefly could achieve if it generates its 2024 projected revenue and the value associated with the shares that the WaveDancer stockholders could possess based upon dilution assumptions. See “The Merger — Analysis of WaveDancer’s Financial Advisor” on page 136 of this prospectus.

The WaveDancer Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for WaveDancer, including:

●

the strategic alternatives of WaveDancer to the merger, including potential transactions that could have resulted from discussions that WaveDancer management conducted with other potential merger partners;

●

the consequences of current market conditions, WaveDancer’s current liquidity position, its depressed stock price and continuing net operating losses, and the likelihood that the resulting circumstances of WaveDancer would not change for the benefit of the WaveDancer stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate WaveDancer on a stand-alone basis, including the need to continue to support its current business with insufficient capital resources; and

●	WaveDancer management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all.

The WaveDancer Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

●

the Exchange Ratio used to establish the number of shares of WaveDancer common stock to be issued in the merger, and the expected relative percentage ownership of WaveDancer stockholders and Firefly stockholders immediately following the completion of the merger;

●

the limited number and nature of the conditions to the Firefly obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

●

the respective rights of, and limitations on, WaveDancer and Firefly under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should WaveDancer or Firefly receive a superior competing proposal;

●

the support agreements, pursuant to which certain directors, officers and affiliated stockholders of Firefly agreed, solely in their capacity as stockholders, to vote all their shares of Firefly capital stock in favor of adoption of the Merger Agreement; and

●

the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberations relating to the merger, the WaveDancer Board of Directors also considered a variety of risks and other countervailing factors related to the merger, including:

●	the substantial expenses to be incurred in connection with the merger;

●	the possible volatility, at least in the short term, of the trading price of the WaveDancer common stock resulting from the merger announcement;

●

the risk that the merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of WaveDancer;

●	the risk to WaveDancer’s business, operations and financial results in the event the merger is not consummated;

●	the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors; and

●	various other risks associated with the combined company and the merger, including those described in the section titled “Risk Factors” starting on page 47 of this proxy statement/prospectus.

The WaveDancer Board of Directors believes that, overall, the potential benefits to WaveDancer stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the WaveDancer Board of Directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the WaveDancer Board of Directors. The WaveDancer Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of WaveDancer and its stockholders. The WaveDancer Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the WaveDancer Board of Directors may have given differing weights to different factors.

Firefly’s Reasons for the Merger

Firefly’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the Firefly Merger Proposal. In arriving at its decision, Firefly’s board of directors consulted with Firefly’s management and scientific and technical advisors and consultants and legal and financial advisors, reviewed a significant amount of information, and reviewed a number of factors, including the following material facts (not in any relative order of importance):

●

the expectation that the merger with WaveDancer would be a more time–and cost-effective means than other available options, including an initial public offering or additional rounds of private financing, in order to finance the continued development and commercialization of Firefly’s products;

●

the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than Firefly continuing as a privately held company;

●

the view that the proposed merger with WaveDancer would provide Firefly stockholders with greater liquidity and thus greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Firefly and its stockholders, including the strategic alternatives to the proposed merger with WaveDancer;

●	the historical and current information concerning WaveDancer’s business, including its financial performance and condition, operations, and management;

●	the competitive nature of the industry in which Firefly operates;

●

the projected financial position, operations, management structure, operating plans, cash burn rate and financial projections of the combined company, and the expected cash resources of the combined company (including the ability to support the combined company’s current and planned clinical trials and operations);

●	the likelihood that the merger would be consummated on a reasonably timely basis, including the likelihood that the merger would receive all necessary approvals;

●

the opportunity for Firefly stockholders to hold shares of a publicly traded company, and expanding the range of potential investors Firefly could otherwise gain access to if it continued to operate as a privately held company;

●

the availability of Firefly stockholders to seek appraisal rights under the DGCL so long as they comply with the required procedures under the DGCL, which allow such stockholders to seek appraisal of the fair value of their shares of Firefly common stock rather than to receive merger consideration and become stockholders of the combined company; and

●	the terms and conditions of the Merger Agreement, including without limitation the following:

○

the determination by Firefly’s board of directors that the relative percentage ownership of Firefly and WaveDancer stockholders is fair and based on the valuations of each company at the time of Firefly’s board of directors’ approval of the Merger Agreement;

○

the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, Firefly’s stockholders, warrant holders and optionholders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;

○

the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current Firefly and WaveDancer stockholders would own after the merger;

○

the conclusion of the Firefly board of directors that Firefly’s remedies in the event of a breach or termination of the Merger Agreement by WaveDancer were sufficient to protect the interests of Firefly and its stockholders;

○	the minimum amount of unrestricted cash of the combined company expected to be on hand immediately following the effective time of the merger; and

○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, Firefly’s board of directors also considered a variety of risks, uncertainties and other countervailing factors related to entering into the Merger Agreement and consummating the merger, including:

●

the time, effort and substantial costs involved in connection with entering into the Merger Agreement and consummating the merger and the related disruptions to the operation of Firefly’s business and development activities, including the risk of diverting management’s attention from other strategic priorities to the merger, and the risk that the operations of Firefly would be disrupted by employee concerns or departures or by changes to or termination of Firefly’s relationships with its vendors, contractors, and other third parties;

●

the restrictions on the conduct of Firefly’s business during the pendency of the merger, which may delay or prevent Firefly from undertaking potential business opportunities that may arise or may negatively affect Firefly’s ability to attract, retain and motivate key personnel;

●	the risk that WaveDancer’s stockholders may fail to approve the merger;

●

the expenses and obligations to which the combined company would be subject as a result of being a public company that could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

●	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;

●	the trading price of the combined company’s common stock may be subject to significant fluctuations and volatility;

●

the risk that future sales of common stock by existing stockholders of the combined company may cause the price of such common stock to fall, thus reducing the potential value of common stock received by Firefly stockholders following the merger;

●

the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Firefly and the ability of Firefly to obtain financing in the future in the event the merger is not completed;

●

the expectation that the anticipated cash resources of the combined company expected to be available at the effective time of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;

●	the risk to the business, operations and financial results of Firefly in the event that the merger is not consummated in a timely manner or at all;

●

the possibility that WaveDancer could, under certain circumstances, consider unsolicited acquisition proposals if superior to the merger or change its recommendation to approve the transactions contemplated by the Merger Agreement upon the occurrence of certain events;

●	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

●

various other risks associated with the combined company and the merger, including those described in the section titled “RISK FACTORS” beginning on page 47 of this joint proxy and consent solicitation statement/prospectus.

The foregoing discussion of the factors considered by Firefly’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Firefly’s board of directors in determining whether to approve and adopt the Merger Agreement, the merger and the other transactions contemplated thereby and to submit the same to its stockholders for approval and adoption. In reaching its decision, Firefly’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Firefly’s board of directors considered the factors as a whole, including discussions with, and questioning of, WaveDancer’s management and WaveDancer’s outside financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination to approve and adopt the Merger Agreement, the merger and the transactions contemplated thereby and to recommend that Firefly’s stockholders approve and adopt the same.

Analysis of WaveDancer’s Financial Advisor

The WaveDancer Board of Directors retained B. Riley to analyze the proposed merger and provide data to support the equity allocation between WaveDancer and Firefly, which was used in calculating the Exchange Ratio pursuant to the Merger Agreement. However, B. Riley did not provide any formal opinion or recommendation. The WaveDancer Board of Directors believed that incurring the expense of a fairness opinion was not warranted especially given WaveDancer’s limited resources. Both B. Riley and the WaveDancer Board of Directors recognized that Firefly’s technology is novel and that it is a pre-revenue company. In addition, other companies which may be deemed Firefly competitors are venture backed and not public. Therefore, the WaveDancer Board of Directors appreciated that a high degree of speculation would exist in attempting to determine the equity allocation used in calculating the Exchange Ratio.

Against this backdrop, B. Riley analyzed the merger and discussed the Firefly business with Firefly management. Using Firefly’s 2024 projected revenue, the market capitalizations of other public companies in the health care sector (none of which has a business comparable to Firefly) and certain dilution assumptions that the WaveDancer stockholders could incur, B. Riley provided a projected end of year 2024 valuation for Firefly and the corresponding value that the current shares of WaveDancer could possess, yielding the equity allocation ultimately agreed to in the Merger Agreement. The WaveDancer Board of Directors determined that the data provided by B. Riley supported such equity allocation, which was used in calculating the Exchange Ratio of 0.444462.

Listing of WaveDancer’s Common Stock

WaveDancer common stock is currently listed on The Nasdaq Capital Market under the symbol “WAVD”. Pursuant to the Merger Agreement, WaveDancer has agreed to obtain approval for listing on The Nasdaq Capital Market the shares of WaveDancer common stock to be issued in connection with the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that WaveDancer must have caused such shares of WaveDancer common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with the merger, Firefly will change its name to “Firefly Neuroscience 2023, Inc.,” and WaveDancer will change its name to “Firefly Neuroscience, Inc.” WaveDancer will apply to change its trading symbol on The Nasdaq Capital Market to “       .”

Restrictions on Sales of Shares of WaveDancer Common Stock Received in the Merger

The shares of WaveDancer common stock to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable, except for shares of WaveDancer common stock issued to any person who is deemed to be an “affiliate” of WaveDancer after the effective time of the Merger. Firefly stockholders who become affiliates of WaveDancer as a result of the Merger may not sell any of the shares of WaveDancer common stock received by them in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144, if available, or otherwise under the Securities Act.

Material U.S. Federal Income Tax Consequences of the Merger

It is intended and expected that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, Firefly stockholders and warrant holders who exchange their Firefly stock and warrants for WaveDancer common stock and warrants, respectively, in the merger should not recognize any taxable gain or loss.

Please review carefully the information in the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 203 of this joint proxy and consent solicitation statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Ownership of WaveDancer Following the Merger

WaveDancer and Firefly anticipate that upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, the combined company will have approximately 31,319,784 shares of common stock outstanding on a fully diluted basis, including (i) 3,749,111 shares of combined company common stock underlying warrants exercisable for shares of Firefly common stock assumed at closing and (ii) 1,973,388 shares of combined company common stock underlying options to purchase shares of Firefly common stock assumed at closing, with (I) Firefly stockholders, optionholders, warrantholders, and holders of restricted share units (which will be converted to shares of common stock at closing) owning approximately 92% of the fully diluted equity of WaveDancer, as further described under “THE MERGER — General” in this joint proxy and consent solicitation statement/prospectus and (II) WaveDancer stockholders, holders of outstanding options and warrants to purchase shares of WaveDancer common stock owning the balance of the fully diluted equity of the combined company.

Board Composition and Management of the Combined Company after the Merger

Immediately after the effective time of the merger, the board of directors of the combined company will consist of five (5) directors, serving until the next annual meeting of WaveDancer stockholders.

Dave DeCaprio, a current member of the Firefly Board of Directors, is expected to continue to serve as the chairman of the board of the combined company, and each of Scott Reeves, Jon Olsen, Greg Lipschitz, Dave DeCaprio are expected to continue to serve on the board of directors of the combined company. WaveDancer has the right to designate one (1) member of the board of the combined company and has selected G. James Benoit, Jr., and Firefly has the right to designate up to four (4) members of the combined company and has selected Scott Reeves, Greg Lipschitz, Jon Olsen and Dave DeCaprio to the board of directors, so that such persons shall serve on the board of directors of the combined company at the effective time of the merger.

Resignation of the directors of WaveDancer who will not continue to serve on the board of the combined company following the merger from his or her position, effective immediately following the effective time of the merger, if any, is a condition to the closing of the merger.

Information about the individuals who will be directors and executive officers of the combined company, including biographical information, executive compensation and stock ownership, can be found in the sections titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 183, “PRINCIPAL STOCKHOLDERS OF WAVEDANCER AND THE COMBINED COMPANY” beginning on page 198, and “PRINCIPAL STOCKHOLDERS OF FIREFLY AND THE COMBINED COMPANY” beginning on page 200 of this joint proxy and consent solicitation statement/prospectus.

Interests of WaveDancer’s Directors and Executive Officers in the Merger

In considering the recommendation of the WaveDancer Board with respect to issuing shares of WaveDancer Common Stock as contemplated by the Merger Agreement and the other matters to be acted upon by WaveDancer Stockholders at the Special Meeting, WaveDancer Stockholders should be aware that certain members of the WaveDancer Board and executive officers of WaveDancer have interests in the Merger that may be different from, or in addition to, the interests of WaveDancer stockholders. These interests relate to or arise from the matters described below. The board of directors of each of WaveDancer and Firefly were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the WaveDancer stockholders approve the Proposals to be presented to the WaveDancer stockholders for consideration at the special meeting as contemplated by this proxy statement/prospectus/consent solicitation statement, and that the Firefly stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/consent solicitation statement.

Directors and Executive Officers of WaveDancer

The following table sets forth the name and position of each individual who is currently a director or executive officer of WaveDancer.

Name	Position
G. James Benoit, Jr.	Chairman, Director, Chief Executive Officer
Timothy G. Hannon	Chief Financial Officer
Paul B. Becker	Director
James C. DiPaula, Jr.	Director
Jack L. Johnson, Jr.	Director
William H. Pickle	Director
Bonnie K. Wachtel	Director

Common Stock Ownership

As of January 12, 2024, WaveDancer’s current directors and executive officers beneficially owned, in the aggregate, approximately 15% of the shares of WaveDancer common stock, which for purposes of this subsection excludes any WaveDancer shares issuable upon exercise or settlement of WaveDancer stock options and warrants held by such individual. No affiliate of any executive officer or director holds WaveDancer common stock.

Stockholder	Number of Shares of Common Stock held
G. James Benoit, Jr.	198,579
Timothy G. Hannon	-
Paul B. Becker	-
James C. DiPaula, Jr.	50,110
Jack L. Johnson, Jr.	5,500
William H. Pickle	17,312
Bonnie K. Wachtel	29,880

Warrants

Under the Merger Agreement, each WaveDancer warrant that is outstanding and unexercised immediately prior to the effective time of the Merger shall survive the consummation of the Merger and remain outstanding in accordance with its terms.

The table below sets forth information regarding the WaveDancer warrants held as of January 12, 2024, by each of WaveDancer’s current executive officers and directors. No affiliate of any executive officer or director holds WaveDancer warrants.

Warrant Holder	Number of Shares of Common Stock Subject to Warrants
Warrants issued on August 26, 2021 with an exercise price of $30.00
G. James Benoit, Jr.	75,000
Jack L. Johnson, Jr.	3,500
William H. Pickle	6,500
Bonnie K. Wachtel	2,500
Warrants issued on December 10, 2021 with an exercise price of $45.00
G. James Benoit, Jr.	2,333
James C. DiPaula	5,856
William H. Pickle	329

Stock Options

Under the WaveDancer 2021 Stock Incentive Plan, upon WaveDancer’s sale of substantially all of its assets or upon a merger by a subsidiary of WaveDancer and another entity in which the owners of WaveDancer before such merger do not own a majority of WaveDancer’s equity immediately following the merger, outstanding stock options become immediately exercisable in full and will remain exercisable in accordance with their terms, or, upon approval by the compensation committee of WaveDancer, cash or common stock with a value equal to the excess of the fair market value of such underlying shares over the exercise price thereof. Accordingly, at the effective time of the sale of Tellenger and the Merger, each outstanding option to acquire shares of WaveDancer common stock, whether vested or unvested, will become immediately exercisable or the holder thereof will be entitled to a cash payment in an amount equal to the excess of the fair market value of such underlying share over the exercise price of such option.

The table below sets forth information regarding the WaveDancer stock options held as of January 12, 2024, by each of WaveDancer’s current executive officers and directors. No affiliate of any executive officer or director holds WaveDancer stock options.

Optionholder	Number of Shares of Common Stock Subject to WaveDancer Options	Exercise Price	Grant Date
G. James Benoit, Jr.	3,000	$28.00	08/26/2021
G. James Benoit, Jr.	100,000	$48.90	12/30/2021
G. James Benoit, Jr.	36,000	$8.60	11/21/2022
G. James Benoit, Jr.	12,500	$2.03	11/03/2023
Sub-total	151,500
Timothy G. Hannon	2,500	$48.90	12/30/2021
Timothy G. Hannon	22,500	$49.90	03/22/2022
Timothy G. Hannon	4,000	$8.60	11/21/2022
Timothy G. Hannon	12,500	$2.03	11/03/2023
Sub-total	41,500
Paul B. Becker	5,000	$48.90	12/30/2021
Paul B. Becker	1,000	$8.60	11/21/2022
Paul B. Becker	5,000	$2.03	11/03/2023
Sub-total	11,000
James C. DiPaula, Jr.	5,000	$48.90	12/30/2021
James C. DiPaula, Jr.	5,000	$2.03	11/03/2023
Sub-total	10,000
Jack L. Johnson, Jr.	2,000	$29.00	03/31/2021
Jack L. Johnson, Jr.	5,000	$48.90	12/30/2021
Jack L. Johnson, Jr.	5,000	$2.03	11/03/2023
Sub-total	12,000
William H. Pickle	1,000	$2.00	01/06/2015
William H. Pickle	1,000	$1.45	04/11/2016
William H. Pickle	500	$17.40	02/04/2021
William H. Pickle	1,500	$29.00	03/31/2021
William H. Pickle	5,000	$48.90	12/30/2021
William H. Pickle	1,000	$8.60	11/21/2022
William H. Pickle	5,000	$2.03	11/03/2023
Sub-total	15,000
Bonnie K. Wachtel	1,000	$1.45	04/11/2016
Bonnie K. Wachtel	500	$17.40	02/04/2021
Bonnie K. Wachtel	1,500	$29.00	03/31/2021
Bonnie K. Wachtel	5,000	$48.90	12/30/2021
Bonnie K. Wachtel	1,000	$8.60	11/21/2022
Bonnie K. Wachtel	5,000	$2.03	11/03/2023
Sub-total	14,000
Grand Total	255,000

For more detailed information on WaveDancer directors’ and executive officers’ beneficial ownership of WaveDancer common stock and options held by WaveDancer directors and executive officers, please refer to “PRINCIPAL STOCKHOLDERS OF WAVEDANCER AND THE COMBINED COMPANY” beginning on page 198 of this joint proxy and consent solicitation statement/prospectus.

Management Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 183 of this joint proxy and consent solicitation statement/prospectus, G. James Benoit, Jr., WaveDancer’s chief executive officer and chairman of the WaveDancer Board of Directors, is expected to become a director of the combined company upon the closing.

Indemnification and Liability Insurance

The Merger Agreement provides that, from and after the effective time of the merger, the combined company and Firefly Neuroscience 2023, Inc. will fulfill and honor in all respects the obligations of WaveDancer and Firefly which exist prior to the execution of the Merger Agreement to indemnify WaveDancer’s and Firefly’s, as applicable, present and former directors and officers and their heirs, executors and assigns. The combined company and Firefly Neuroscience 2023, Inc. will each enter into standard indemnification agreement with its directors and officers, which will be in addition to any other contractual rights to indemnification. The A&R Charter and A&R Bylaws of the combined company and the certificate of incorporation and bylaws of Firefly Neuroscience 2023, Inc. will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Firefly.

Firefly currently maintains directors’ and officers’ liability insurance policy. It is expected that, upon completion of the merger, Firefly will obtain and maintain a directors’ and officers’ liability insurance policy that would cover directors and executive officers who will serve as a director or executive officer of the combined company.

Tellenger Sale Transaction

In connection with the merger, on November 15, 2023, WaveDancer entered into the Stock Purchase Agreement with Wavetop and Tellenger. The Stock Purchase Agreement provides that Wavetop will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger prior to the merger, for an aggregate purchase price of $1.5 million, plus the assumption of the employment agreements that WaveDancer possesses with Mr. Benoit, Gwen Pal and Stan Reese which includes provisions to pay severance under certain circumstances. The purchase price will be paid in full in cash at the closing less the outstanding balance of WaveDancer’s $500,000 credit facility with Summit Commercial Bank, N.A (“SCB”), should SCB allow Wavetop and/or Tellenger to assume the credit facility. The Tellenger Sale Transaction is expected to close simultaneous with, or immediately after, the effective time of the merger. The Stock Purchase Agreement contains customary representations and warranties of the parties, events of default and termination provisions. Mr. Benoit will be the principal stockholder of Wavetop and will provide most of the capital required to fund the purchase price. Other employees of Tellenger and WaveDancer may also hold shares in Wavetop. See “ANCILLARY AGREEMENTS – The Stock Purchase Agreement” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the Stock Purchase Agreement and the Tellenger Sale Transaction. See also the section titled “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal — Recommendation of the WaveDancer Board of Directors and Reasons for the Recommendation” for further information.

Change in Control and Severance Benefits for WaveDancer’s Executive Officers

WaveDancer has employment agreements with Messrs. Benoit and Hannon that provide change in control and severance benefits as summarized below. Under each such agreement, the consummation of the Merger would be considered a change of control.

G. James Benoit, Jr.

On August 26, 2021, an employment agreement was executed between the Company and G. James Benoit, Jr., who was named as the Chief Executive Officer of the Company. Under the agreement, Mr. Benoit receives a base salary of $60,000, which may be adjusted periodically by the board of directors, with eligibility to receive an annual performance bonus up to 100% of his base salary based on measurement standards to be determined by the Board’s compensation committee. Under the agreement, and as adjusted to accommodate the 1-for-10 reverse stock split effected on October 18, 2023, Mr. Benoit was granted options to purchase 3,000 shares of Company’s common stock under its 2016 Stock Incentive Plan and 100,000 options upon the adoption of its 2021 Stock Incentive Plan. The board of directors voted on March 18, 2022, with an effective date of the same, to increase Mr. Benoit’s base rate of pay by $107,500, and to further increase his base rate of pay by an additional $107,500 effective August 26, 2022, the anniversary date of his employment agreement.

Under the agreement, termination for “Good Reason” includes Mr. Benoit’s termination of his own employment due to any material diminution by WaveDancer of his duties or authority such that he does not generally have the same relative authority with respect to the business of WaveDancer following a merger or business combination. Accordingly, the change in Mr. Benoit’s duties or authority in connection with the Merger would be considered Good Reason under the agreement. Upon such termination, which could also constitute termination without Cause by WaveDancer, Mr. Benoit would be entitled to receive any base salary earned but not paid, any eligible payments earned but unpaid under any benefit plan, any earned by but unpaid bonus awards from prior years, a pro-rated bonus for the year of termination, severance payments at the same rate as the base salary for a period of twelve months following the date of termination, and continued participation in all benefit plans for which he is legally eligible during the severance period. Under the proposed Tellenger Sale Transaction, Wavetop will assume the obligations in connection with such severance benefits pursuant to its assumption of Mr. Benoit’s employment agreement.

Timothy G. Hannon

On March 22, 2022, an employment agreement was executed between the Company and Timothy G. Hannon, who was named as the Chief Financial Officer of the Company. Under the agreement, Mr. Hannon receives a base salary of $270,000, with eligibility to receive an annual performance bonus up to 50% of his base salary based on measurement standards to be determined by the Board’s compensation committee.

Under the agreement, termination for “Good Reason” includes Mr. Hannon’s termination of his own employment due to a merger by WaveDancer in which the owners of WaveDancer before such merger do not own a majority of WaveDancer’s equity immediately following the merger. Accordingly, Mr. Hannon’s termination of his employment in connection with the Merger would be considered termination for Good Reason under the agreement. Upon such termination, Mr. Hannon would be entitled to receive any base salary earned but not paid, any eligible payments earned but unpaid under any benefit plan, any earned by but unpaid bonus awards from prior years, a pro-rated bonus for the year of termination, severance payments at the same rate as the base salary for a period of twelve months following the date of termination, and continued payment for Mr. Hannon’s COBRA coverage during the severance period, if eligible. The approximate value of such severance benefits is $285,000.

Interests of Firefly’s Directors and Executive Officers in the Merger

In considering the recommendation of the Firefly board of directors with respect to approving the merger, Firefly stockholders should be aware that certain of Firefly’s directors and executive officers, and their affiliates, have interests in the merger that may be different from, or in addition to, the interests of Firefly stockholders generally. However, Firefly’s officers and directors owning shares and options to purchase shares of Firefly common stock, and their affiliates, will be treated as other stockholders of Firefly and will experience the same stock appreciation, if any, as a result of the merger. The Firefly board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of Firefly

The following table sets forth the name and position of each individual who is currently a director or executive officer of Firefly.

Name	Position
Jon Olsen	Chief Executive Officer & Director
Gil Issachar	Chief Technology Officer
Paul Krzywicki	Chief Financial Officer
Dave DeCaprio	Director
Greg Lipschitz	Director
Scott Reeves	Director

Common Stock Ownership

As of December 31, 2023, Firefly’s current directors and executive officers beneficially owned, in the aggregate approximately 3.72% of the shares of Firefly common stock, which for purposes of this subsection excludes any Firefly shares issuable upon exercise or settlement of Firefly stock options, if any, or Firefly warrants, if any, held by such individual.

Stockholder	Number of Shares of Common Stock held
Jon Olsen	304,326
Gil Issachar	-
Paul Krzywicki	-
Dave DeCaprio	-
Greg Lipschitz	-
Scott Reeves	-

Certain Firefly stockholders affiliated with Firefly’s directors also currently hold shares of Firefly common stock. The table below sets forth the ownership of Firefly capital stock of certain affiliates of Firefly’s directors as of December 31, 2023.

Stockholder	Number of Shares of Common Stock held
2686225 Ontario Inc.(1)	1,343,278
2123611 Alberta Ltd.(2)	269,947

(1)	Greg Lipschitz, a director of Firefly, is the sole owner of 2686225 Ontario Inc.
(2)	Scott Reeves, a director of Firefly, is the sole owner of 2123611 Alberta Ltd.

Stock Options

At the effective time of the merger, each outstanding option to acquire shares of Firefly common stock, whether vested or unvested, that has not previously been exercised will be assumed by WaveDancer and converted into an option to purchase, on the same terms and conditions, a number of shares of WaveDancer common stock equal to the product of (a) the number of shares of Firefly common stock subject to such option, multiplied by (b) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of WaveDancer, at an exercise price per share of WaveDancer common stock equal to the quotient of (i) the exercise price per share of Firefly common stock subject to such option immediately prior to the effective time of the merger divided by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

The table below sets forth information regarding the Firefly stock options held as of December 31, 2023, by each of Firefly’s current executive officers, directors, and their affiliates.

Optionholder	Number of Shares of Common Stock Subject to Firefly Options	Exercise Price	Grant Date
Jon Olsen	1,333	$3.00	9/15/2020
	25,333	$3.00	12/14/2020
	8,000	$3.00	6/21/2021
	112,280	$3.00	11/17/2022
	725,168	(2)	7/8/2023
Gil Issachar	124	$75.00	8/13/2018
	2,133	$7.50	10/14/2020
	733	$7.50	4/1/2021
	12,573	$7.50	6/21/2021
	28,070	$3.00	11/17/2022
	725,168	(2)	7/8/2023
Paul Krzywicki	-	-	-
Greg Lipschitz(1)	530,610	(2)	7/8/2023
Scott Reeves	70,748	(2)	7/8/2023

(1)	Options held by 2686225 Ontario Inc. Greg Lipschitz is the sole owner of 2686225 Ontario Inc.
(2)

Equals 25% discount to the issue price of Firefly’s equity securities issued in an “IPO Transaction”  (defined as any transaction that results in Firefly’s common stock being listed (directly or indirectly) on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market, including but not limited to an initial public offering, plan of arrangement, amalgamation, reverse merger or other business combination pursuant to which the common stock of Firefly (or the equity securities of any resulting issuer or parent thereof)).

Restricted Share Units

At the effective time of the merger, all restricted share units of Firefly issued pursuant to the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger will accelerate and vest pursuant to the terms of such restricted share units and the holders of such restricted share units shall receive shares of WaveDancer common stock. The number of shares of WaveDancer common stock issued to holders of such restricted share units will be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement.

The table below sets forth information regarding the Firefly restricted share units held as of December 31, 2023, by each of Firefly’s current executive officers, directors, and their affiliates.

Restricted Share Unit Holder	Number of Shares of Common Stock Underlying Restricted Share Units	Grant Date
Jon Olsen	(1)	7/8/2023
Gil Issachar	(1)	7/8/2023
Paul Krzywicki	-	-
Dave DeCaprio	-	-
Greg Lipschitz	-	-
Scott Reeves	-	-

(1) The number of shares of common stock underlying restricted share units equals the quotient of $200,000 divided by the trading price of the shares of common stock of Firefly on the first trading day of such shares of common stock on a recognized North American stock exchange.

Warrants

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the warrants that are outstanding and unexercised as of immediately prior to the effective time of the merger, and such warrants shall become exercisable for shares of WaveDancer common stock. The number of shares of WaveDancer common stock that may be purchased pursuant to such warrants and the exercise price for such warrants shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. Each Firefly warrant shall continue to be governed by and be subject to the terms of the applicable warrant following the effective time of the merger.

The table below sets forth information regarding the Firefly warrants held as of December 31, 2023, by each of Firefly’s current executive officers, directors, and their affiliates.

Warrantholder	Number of Shares of Common Stock Underlying the Warrants		Issuance Date
Jon Olsen	-		-
Gil Issachar	-		-
Paul Krzywicki	-		-
Dave DeCaprio	-		-
Greg Lipschitz	16,679	(1)	July-Aug 2022
	23,649		February 2, 2022
Scott Reeves	-		-

(1) Excludes 864,068 shares underlying Series A Warrants held by Mr. Lipschitz which are subject to certain designated milestones that had not been met as of the date of this table.

Upon the closing of the merger, Firefly’s directors and executive officers will be entitled to receive the merger consideration for the securities of Firefly which they hold. For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

Upon the closing of the merger, Firefly’s directors and executive officers will be entitled to receive the merger consideration for the securities of Firefly which they hold. For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

For more detailed information on Firefly’s directors’ and executive officers’ beneficial ownership of Firefly common stock and options held by Firefly’s directors and executive officers, please refer to “PRINCIPAL STOCKHOLDERS OF FIREFLY AND THE COMBINED COMPANY” beginning on page 200 of this joint proxy and consent solicitation statement/prospectus.

Management Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus, certain of Firefly’s directors and executive officers are expected to become the directors and executive officers of the combined company upon the closing.

Indemnification and Liability Insurance

The Merger Agreement provides that, from and after the effective time of the merger, the combined company and Firefly Neuroscience 2023, Inc. will fulfill and honor in all respects the obligations of WaveDancer and Firefly which exist prior to the merger to indemnify WaveDancer’s and Firefly’s, as applicable, present and former directors and officers and their heirs, executors and assigns. The combined company and Firefly Neuroscience 2023, Inc. will each enter into standard indemnification agreements with directors and officers of the combined company and Firefly Neuroscience 2023, Inc., which will be in addition to any other contractual rights to indemnification. The WaveDancer Charter and WaveDancer Bylaws currently in effect, as well as proposed forms of A&R Charter and A&R Bylaws, require WaveDancer and will require the combined company, as applicable, to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Firefly currently maintains directors’ and officers’ liability insurance. It is expected that, upon completion of the merger, Firefly will obtain and maintain a directors’ and officers’ liability insurance policy that would cover directors and executive officers who will serve as a director or executive officer of the combined company.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, WaveDancer and Firefly agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Merger Agreement.

WaveDancer and Firefly believe that the merger does not raise substantial antitrust or other significant regulatory concerns. However, at any time before or after the effective time of the merger, the Federal Trade Commission, the U.S. Department of Justice Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the merger and take action under antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

WaveDancer must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of WaveDancer common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

The Merger will be accounted for as a reverse recapitalization for which Firefly has been determined to be the accounting acquirer, in accordance with U.S. GAAP. Under this method of accounting, WaveDancer will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of Firefly issuing stock for the net assets of WaveDancer, accompanied by a recapitalization. The net assets of WaveDancer will be stated at historical cost, which at the time of the Merger is expected to be $0 since all assets and liabilities of WaveDancer and its Tellenger business will either be sold, settled or written off immediately or prior to Reverse Recapitalization with Firefly, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Firefly.

The financial condition and results of operations of Firefly after completion of the merger will reflect WaveDancer’s balances and results but will not be restated retroactively to reflect the historical financial condition or results of operations of WaveDancer.

U.S. Federal Income Tax Considerations

A Firefly stockholder whose Firefly stock is exchanged for WaveDancer common stock in the merger, as well as holders of Firefly warrants that are exchanged for warrants to purchase WaveDancer common stock, should generally not recognize any taxable gain or loss in the merger. In such case, (i) a Firefly stockholder’s aggregate tax basis in the WaveDancer common stock and WaveDancer warrants received in the merger will equal the aggregate tax basis of the corresponding Firefly stock and warrants surrendered by such holder in the merger; and (ii) a Firefly stockholder’s holding period for the WaveDancer common stock and warrants received in the merger will include the holder’s holding period for the corresponding Firefly stock and warrants surrendered in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular WaveDancer or Firefly stockholder or warrant holder will depend in part on such holder’s circumstances. Accordingly, WaveDancer and Firefly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 203 of this joint proxy and consent solicitation statement/prospectus.

Appraisal Rights

Under the DGCL, only Firefly stockholders are entitled to appraisal rights in connection with the merger. WaveDancer stockholders are not entitled to appraisal rights in connection with the merger. The text of the relevant provisions of the DGCL is attached to this joint proxy and consent solicitation statement/prospectus as Annex E.

Under the DGCL, if a Firefly stockholder of record does not wish to accept the merger consideration provided for in the Merger Agreement and the merger is consummated, such Firefly stockholder has the right to seek appraisal of his, her or its shares of Firefly stock and to receive payment in cash for the fair value of his, her or its shares of Firefly stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Firefly stock. These rights are known as appraisal rights. The “fair value” of such shares of Firefly stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that Firefly stockholder of record is otherwise entitled to receive for the same number of shares of Firefly stock under the terms of the Merger Agreement. Firefly stockholders of record who elect to exercise appraisal rights must not consent in writing to the Firefly Merger Proposal and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A Firefly stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement, or deliver a signed consent without indicating a decision on the Firefly Merger Proposal. Any signed written consent returned without indicating a decision on the Firefly Agreement Proposal will be counted as approving the Firefly Merger Proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a Firefly stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this joint proxy and consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Firefly stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “Firefly stockholders” or “you” are to the record holders of shares of Firefly stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Firefly stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than ten (10) days after the effective time of the merger. Only those Firefly stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Firefly, if sent prior to the effective time of the merger, or the surviving corporation in the merger, if given after the effective time of the merger. If given at or after the effective time of the merger, the notice must also specify the effective time of the merger; otherwise, a supplementary notice will provide this information.

Following Firefly’s receipt of sufficient written consents to adopt the Merger Agreement, Firefly will send all non-consenting Firefly stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. A Firefly stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Firefly stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement, or deliver a signed written consent without indicating a decision on the Firefly Merger Proposal. Consents that are executed and delivered without indicating a decision on the Firefly Merger Proposal will be counted as approving the Firefly Merger Proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of Firefly stock, you must deliver to Firefly or the surviving corporation, as applicable, at the specific address which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of Firefly stock within twenty (20) days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Firefly stockholder wishing to exercise appraisal rights must hold of record the shares of Firefly stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Firefly stock through the effective time of the merger. Appraisal rights will be lost if your shares of Firefly stock are transferred prior to the effective time of the merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Firefly stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive payment for your shares of Firefly stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Firefly stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Firefly stock must reasonably inform Firefly or the surviving corporation, as applicable, of the identity of the Firefly stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Firefly stock, fully and correctly, as the stockholder’s name appears on the Firefly stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Firefly stock in connection with the merger. The demand cannot be made by the beneficial owner of shares of Firefly stock if such beneficial owner does not also hold of record the shares of Firefly stock. The beneficial owner of shares of Firefly stock must, in such cases, have the holder of record of such shares of Firefly stock submit the required demand in respect of such shares.

If shares of Firefly stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of Firefly stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Firefly stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of Firefly stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Firefly stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Firefly stock as to which appraisal is sought. Where no number of shares of Firefly stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Firefly stock held in the name of the record holder.

At any time within sixty (60) days after the effective time of the merger, any Firefly stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Firefly stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Firefly stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Firefly stock.

Within one hundred twenty (120) days after the effective time of the merger, but not thereafter, either the surviving corporation or any Firefly stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Firefly stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a Firefly stockholder, service of a copy of such petition shall be made upon the surviving corporation. WaveDancer has no present intent to cause Firefly to file such a petition and has no obligation to cause such a petition to be filed, and Firefly stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a Firefly stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within one hundred twenty (120) days after the effective time of the merger, any Firefly stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Firefly stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Firefly stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a Firefly stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Firefly stockholders who have demanded an appraisal of their shares of Firefly stock and with whom agreements as to the value of their shares of Firefly stock have not been reached. After notice to Firefly stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Firefly stockholders who have demanded payment for their shares of Firefly stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the Firefly stockholders entitled to appraisal of their shares of Firefly stock, the Delaware Court of Chancery will appraise the shares of Firefly stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Firefly stock certificates representing their shares of Firefly stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and Firefly stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither Firefly nor WaveDancer anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and Firefly and WaveDancer reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Firefly stock is less than the per share merger consideration.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Firefly stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Firefly stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a Firefly stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any Firefly stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Firefly stock entitled to appraisal. Any Firefly stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares of Firefly stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Firefly stock, other than with respect to payments as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger, or if a Firefly stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Firefly stockholder to appraisal will cease and that Firefly stockholder will only be entitled to receive the merger consideration for his, her or its shares of Firefly stock pursuant to the Merger Agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, Firefly stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Pursuant to the terms of the Merger Agreement, it is a condition to WaveDancer and Merger Sub’s obligations to complete the merger that holders of no more than five percent (5%) of the outstanding shares of Firefly stock immediately prior to the effective time of the merger, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Firefly stock.

Treatment of Firefly Stock Options

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the stock options granted pursuant to the Firefly 2007 Incentive Plan and the Firefly 2023 Incentive Plan that are outstanding and unexercised immediately prior to the effective time of the merger, and such options shall become exercisable for shares of WaveDancer common stock. The number of shares of WaveDancer common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement; provided, however, that the conversion of each option to purchase Firefly common stock into an option to purchase shares of WaveDancer common stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an option to purchase Firefly common stock will not constitute a “modification” of such option to purchase Firefly common stock for purposes of Section 409A or Section 424 of the Code. For more information on the assumption of outstanding stock options of Firefly, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Stock Options” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Treatment of Firefly Restricted Share Units

At the effective time of the merger, all restricted share units of Firefly issued pursuant to the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger will accelerate and vest pursuant to the terms of such restricted share units and the holders of such restricted share units will receive shares of WaveDancer common stock. The number of shares of WaveDancer common stock issued to holders of such restricted share units will be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. For more information on the treatment of outstanding restricted share units of Firefly, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Restricted Share Units” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Treatment of Firefly Warrants

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under the warrants that are outstanding and unexercised as of immediately prior to the effective time of the merger, and such warrants shall become exercisable for shares of WaveDancer common stock. The number of shares of WaveDancer common stock that may be purchased pursuant to such warrants and the exercise price for such warrants shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. Each Firefly warrant shall continue to be governed by and be subject to the terms of the applicable warrant following the effective time of the merger. For more information on the treatment of outstanding warrants of Firefly, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Warrants” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Treatment of Firefly Preferred Stock

At the effective time of the merger, shares of Firefly Preferred Stock that are outstanding immediately prior to the effective time of the merger will convert into shares of WaveDancer common stock pursuant to the mandatory conversion provisions set forth in the certificate of designation for the Firefly Preferred Stock. The number of shares of WaveDancer common stock into which such shares of Firefly Preferred Stock convert shall be adjusted to reflect the Exchange Ratio. For more information on the treatment of outstanding shares of Firefly Preferred Stock, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Preferred Stock” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

The Firefly 2007 Incentive Plan

The Firefly 2007 Incentive Plan will be assumed by WaveDancer at the effective time of the merger such that no additional awards may be issued thereunder.

The Firefly 2023 Incentive Plan

The Firefly 2023 Incentive Plan will be assumed by WaveDancer at the effective time of the merger such that no additional awards may be issued thereunder.

Stockholder Voting Agreements

It is expected that in accordance with the terms of the Merger Agreement, (i) certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the outstanding Firefly common stock will enter into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of WaveDancer (solely in their respective capacities as WaveDancer stockholders) holding approximately 13.5% of the outstanding WaveDancer common stock will enter into the WaveDancer Voting Agreements with Firefly to vote all of their shares of WaveDancer common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

The Stock Purchase Agreement

On November 15, 2023, WaveDancer entered into the Stock Purchase Agreement with Wavetop and Tellenger. The Stock Purchase Agreement provides that Wavetop will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger prior to the merger, for an aggregate purchase price of $1.5 million, plus the assumption of the employment agreements that WaveDancer possesses with G. James Benoit, Jr., Gwen Pal and Stan Reese which include provisions to pay severance under certain circumstances. The purchase price will be paid in full in cash at the closing less the outstanding balance of WaveDancer’s $500,000 credit facility with Summit Commercial Bank, N.A (“SCB”), should SCB allow Wavetop and/or Tellenger to assume the credit facility.

See “ANCILLARY AGREEMENTS – The Stock Purchase Agreement” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the Stock Purchase Agreement and the Tellenger Sale Transaction.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A-1, as amended by Amendment No. 1 thereto attached as Annex A-2, and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger and the other transactions contemplated thereby.

The Merger Agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy and consent solicitation statement/prospectus. Neither Firefly nor WaveDancer intends that the Merger Agreement will be a source of business or operational information about Firefly or WaveDancer. The Merger Agreement contains representations and warranties made by and to WaveDancer, Firefly and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of WaveDancer, Merger Sub, Firefly or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy and consent solicitation statement/prospectus.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of WaveDancer, will merge with and into Firefly. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and Firefly will continue as the surviving corporation and as a wholly owned subsidiary of WaveDancer. At the effective time of the merger, Firefly will change its name to “Firefly Neuroscience 2023 Inc.” and, immediately prior to the effective time of the merger, WaveDancer will change its name to “Firefly Neuroscience, Inc.”

The closing of the merger will occur no later than three (3) Business Days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “THE MERGER AGREEMENT — Conditions to the Closing of the Merger” beginning on page 156 of this joint proxy and consent solicitation statement/prospectus, or on such other date as WaveDancer and Firefly may mutually agree. At the closing, WaveDancer, Firefly and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the acceptance of such certificate or at such later time as may be specified in such certificate of merger.

Effects of Merger; Merger Consideration

Treatment of Common Stock

At the effective time of the merger, each outstanding share of Firefly common stock will be converted into the right to receive the number of shares of WaveDancer common stock equal to the Exchange Ratio, as described below.

Each share of Firefly common stock issued and outstanding immediately prior to the effective time of the merger that is either unvested or subject to a repurchase option, risk of forfeiture or other conditions under any applicable restricted stock purchase agreement or other contract with Firefly will be exchanged, pursuant to the Exchange Ratio, for shares of WaveDancer common stock which will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

All shares of Firefly capital stock held by Firefly as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

Treatment of Firefly Stock Options

At the effective time of the merger, each outstanding option to acquire shares of Firefly common stock under the Firefly 2007 Incentive Plan and the Firefly 2023 Incentive Plan, whether vested or unvested, that has not previously been exercised will be assumed by WaveDancer and converted into an option to purchase, on the same terms and conditions, a number of shares of WaveDancer common stock equal to the product of (a) the number of shares of Firefly common stock subject to such option, multiplied by (b) the Exchange Ratio and rounding the resulting number to the nearest whole share of WaveDancer common stock, at an exercise price per share of WaveDancer common stock equal to the quotient of (i) the exercise price per share of Firefly common stock subject to such option immediately prior to the effective time of the merger divided by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 4,439,950 shares of Firefly common stock were subject to issuance pursuant to such stock options.

Treatment of Firefly Restricted Share Units

At the effective time of the merger, all restricted share units of Firefly issued pursuant to the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger will accelerate and vest pursuant to the terms of such restricted share units, and the holders of such restricted share units will receive shares of WaveDancer common stock. The number of shares of WaveDancer common stock issued to holders of such restricted share units will be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 232,558 shares of Firefly common stock were subject to issuance pursuant to such restricted share units.

Treatment of Firefly Preferred Stock

At the effective time of the merger, shares of Firefly Preferred Stock that are outstanding immediately prior to the effective time of the merger will convert into shares of WaveDancer common stock pursuant to the mandatory conversion provisions set forth in the certificate of designation for the Firefly Preferred Stock. The number of shares of WaveDancer common stock into which such shares of Firefly Preferred Stock convert shall be adjusted to reflect the Exchange Ratio.

Treatment of Warrants

At the effective time of the merger, each warrant of Firefly (collectively the “Company Warrants”) that is outstanding and unexercised immediately prior to the Effective Time, will be assumed by WaveDancer and become a warrant to purchase WaveDancer Common Stock (each, an “Assumed Warrant”), and WaveDancer shall assume the terms of the Company Warrant by which such Company Warrant is evidenced (but with changes to such documents as WaveDancer and Company mutually agree are appropriate to reflect the substitution of the Company Warrant by WaveDancer to purchase shares of WaveDancer Common Stock). All rights with respect to Company Common Stock under the Company Warrants assumed by WaveDancer will thereupon be converted into rights with respect to WaveDancer Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by WaveDancer may be exercised solely for shares of WaveDancer Common Stock; (ii) the number of shares of WaveDancer Common Stock subject to each Company Warrant assumed by WaveDancer will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by, (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of WaveDancer Common Stock; (iii) the per share exercise price for the WaveDancer Common Stock issuable upon exercise of each Company Warrant assumed by WaveDancer will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time by, (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by WaveDancer will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant assumed by WaveDancer, such Company Warrant will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to WaveDancer Common Stock subsequent to the Effective Time. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 8,435,169 shares of Firefly common stock were subject to issuance pursuant to such Company Warrants.

A&R Charter

The A&R Charter, subject to the approval of the A&R Charter Proposal, will become effective upon consummation of the merger. The certificate of incorporation and bylaws of the surviving corporation will be the certificate of incorporation and bylaws of Firefly until thereafter amended.

Exchange Ratio

The “Exchange Ratio” (rounded to four decimal places) is the quotient obtained by dividing (a) the Merger Shares by (b) the Company Outstanding Shares, which shall be calculated in the same manner as set forth on Schedule B of the Merger Agreement.

For the purpose of determining the Exchange Ratio, “Merger Shares” means the product of (a) the sum of (i) the total number of shares of WaveDancer common stock outstanding immediately prior to the effective time of the merger and (ii) the total number of shares of WaveDancer common stock that, immediately prior to the effective time of the merger, are issuable upon exercise of options or warrants to purchase WaveDancer common stock (whether or not vested or currently exercisable), multiplied by (b) the quotient determined by dividing (i) $110,000,000 by (ii) $110,000,000 plus the Parent Valuation. “Parent Valuation” is defined by the Merger Agreement as $15,000,000 less, or plus if a negative number, the difference between $5,000,000 and the aggregate amount of cash and cash equivalents available to WaveDancer as of the closing date of the Merger Agreement.

For the purpose of determining the Exchange Ratio, “Company Outstanding Shares” means the (a) the total number of shares of Firefly common stock outstanding immediately prior to the effective time of the merger, and (b) the total number of shares of Firefly common stock that, immediately prior to the effective time of the merger, are issuable upon exercise of options and warrants to purchase shares of common stock (whether or not vested or currently exercisable).

Exchange Procedures

On or prior to the closing date of the merger, WaveDancer will select its transfer agent or another reputable bank or trust company to act as exchange agent in connection with the merger. As soon as practicable after the effective time of the merger, WaveDancer will issue and cause to be deposited with the exchange agent non-certificated shares of WaveDancer common stock, and the exchange agent will mail to the record holders of Firefly common stock certificates a letter of transmittal containing instructions for exchanging Firefly stock certificates for the merger consideration. Upon delivery of a duly completed letter of transmittal to the exchange agent and such other documents as may be reasonably required by the exchange agent, a Firefly stockholder will receive in exchange the number of shares of common stock of the combined company such stockholder is entitled to receive pursuant to the Merger Agreement that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved and if a reverse stock split is effected, represented by book-entry. Until surrendered by the Firefly stockholder, each Firefly stock certificate held by a Firefly stockholder will be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration under the Merger Agreement, and no dividends or other distributions declared or made with respect to WaveDancer common stock with a record date after the effective time will be paid to the holder of any unsurrendered Firefly stock certificates until such holder surrenders such Firefly stock certificates.

At the effective time, all shares of Firefly common stock represented by Firefly stock certificates that were outstanding immediately prior to the effective time will automatically be canceled and retired and cease to exist. If any Firefly stock certificate has been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Firefly stock certificate will be required to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against WaveDancer, an exchange agent under the Merger Agreement, or the surviving corporation with respect to such Firefly stock certificate. In addition, no transfer of Firefly common stock after the effective time of the merger will be registered on the stock transfer books of Firefly.

Directors and Executive Officers of the Combined Company Following the Merger

Board of Directors

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will consist of five members, one of whom will be a director designated by WaveDancer, provided that such member must be acceptable to Firefly. The four remaining directors of the combined company will be designated by Firefly.

Collectively, designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. Each new member of the board of directors of WaveDancer that was not a member immediately prior to the closing shall enter into an indemnification agreement with WaveDancer, on a term to be mutually agreed between WaveDancer and Firefly (and absent such agreement, on WaveDancer’s form indemnification agreement) within fifteen (15) days of such member’s appointment to the board.

For information about the directors expected to serve on the board of directors of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus.

Executive Officers

Pursuant to the Merger Agreement, the officers of WaveDancer following the effective time of the merger will be appointed by the WaveDancer Board of Directors immediately following the effective time of the merger.

For information about the executive officers expected to serve as the executive officers of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●

there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no action shall be taken or law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling, decree or other legal requirement shall be in effect which has the effect of making the closing of the merger illegal;

●

the holders of a majority of the issued and outstanding shares of Firefly common stock shall have duly approved the adoption of the Merger Agreement and duly approved of the merger, and the stockholders of WaveDancer shall have duly approved the Proposals;

●

the existing shares of WaveDancer’s common stock shall have been continually listed on Nasdaq from the date of the Merger Agreement through the closing date of the Merger, the approval of the listing of additional shares of WaveDancer’s common stock on Nasdaq shall have been obtained, and the shares of WaveDancer’s common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

●

the registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of WaveDancer common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of WaveDancer and Firefly, shall have become effective under the Securities Act, and shall not be the subject of any stop Order or proceeding seeking a stop Order with respect to the registration statement on Form S-4 that has not been withdrawn.

The obligation of WaveDancer to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of Firefly shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of Firefly in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on Firefly;

●

Firefly shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;

●	Firefly shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

immediately prior to and as of the Effective Time, the sum of (A) Firefly’s unrestricted and unencumbered cash and cash equivalents and (B) the aggregate amount of binding commitments to invest in Firefly within 60 days of the Closing shall be equal to or greater than $2,500,000;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition operations or results of operations of Firefly and its subsidiaries, taken as a whole, or (ii) prevents Firefly from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on Firefly:

○	general conditions affecting the industry in which Firefly or its subsidiaries operate;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement; or

○

any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, or any national or international calamity or crisis.

The obligation of Firefly to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of WaveDancer and Merger Sub shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of WaveDancer and Merger Sub in the Merger Agreement and the other documents to be executed by WaveDancer in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on WaveDancer and its subsidiaries, taken as a whole;

●

WaveDancer and Merger Sub shall have, in all material respects, performed or complied with all of their covenants and agreements in the Merger Agreement and the other documents to be executed by WaveDancer in connection with the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;

●	WaveDancer shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

WaveDancer shall have delivered to Firefly written resignations of the directors of WaveDancer or any of its subsidiaries, as applicable, who are not to continue as directors of WaveDancer or its subsidiaries pursuant to the terms of the Merger Agreement;

●

immediately prior to and as of the Effective Time, the sum of (A) WaveDancer’s unrestricted and unencumbered cash and cash equivalents and (B) the aggregate amount of binding commitments to invest in WaveDancer within 60 days of the Closing shall be greater than $0;

●

Firefly shall have received written acknowledgements from each person who performed services for or on behalf of WaveDancer or is otherwise entitled to compensation from WaveDancer as a transaction cost in connection with the merger of the transaction costs payable to such person and that upon such payment such person will have been paid in full and is not owed any other transaction costs;

●

WaveDancer shall have caused all issued and outstanding preferred stock of WaveDancer to be converted, redeemed, exchanged, cancelled or retired, such that at the effective time of the merger, no preferred stock of WaveDancer is outstanding;

●

Firefly shall have received a duly executed copy of an acknowledgment or similar documentation satisfactory to Firefly from each of G. James Benoit, Jr., Gwen Pal and Stan Reese releasing WaveDancer from any and all claims to severance, separation pay, termination pay or similar compensation;

●

the WaveDancer restructuring, whereby all assets of WaveDancer other than net cash will be transferred to Tellenger, shall have been completed to the satisfaction of Firefly and the Tellenger Sale shall have been consummated pursuant to the Stock Purchase Agreement that is satisfactory to Firefly;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or  results of operations of WaveDancer and its subsidiaries, taken as a whole, or (ii) prevents WaveDancer or the Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on WaveDancer, including without limitation:

●	conditions generally affecting the industry in which WaveDancer operates;

●

any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, or any national or international calamity or crisis;

●	changes generally affecting the United States or global economy or capital markets as a whole;

●	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement; or

●

any changes in the trading price or trading volume of WaveDancer common stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of WaveDancer common stock may, if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a material adverse effect and may be taken into account in determining whether material adverse effect has occurred).

Representations and Warranties

The Merger Agreement contains customary representations and warranties of WaveDancer, Merger Sub, and Firefly for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, authority and power, and similar corporate matters;
●	subsidiaries;
●	capitalization;
●	authority to enter into the Merger Agreement and the related agreements;
●	non-contravention and required consents;
●	governmental authorizations;
●	inapplicability of anti-takeover statutes;
●	financial statements and, with respect to WaveDancer, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2020;
●	absence of undisclosed liabilities;
●	absence of certain changes or events;
●	tax matters;
●	intellectual property;
●	regulatory compliance, permits and restrictions;
●	legal proceedings and orders;
●	any brokerage or finder’s fee or other fee or commission in connection with the merger;
●	employee and labor matters and benefit plans;
●	title to assets;
●	real property and leaseholds;
●	environmental matters;
●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;
●	books and records with respect to Firefly and the accuracy of information contained in those documents;
●	insurance;
●	with respect to WaveDancer, government contracts;
●	transactions with affiliates and interested party transactions;
●	solvency;
●	with respect to WaveDancer, the validity of shell company status;
●	with respect to WaveDancer, the valid issuance in the merger of WaveDancer common stock; and
●	with respect to WaveDancer, absence of assets and liabilities.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of WaveDancer and Firefly to complete the merger.

No Solicitation

Each of WaveDancer and Firefly agreed that, subject to certain exceptions, during the pre-closing period, WaveDancer and Firefly and any of their respective subsidiaries will not, and each party will not authorize or permit any of its officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives, retained by it or any of its subsidiaries to, directly or indirectly:

●

solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of, any “acquisition proposal” as defined below, or take any action that would reasonably be expected to lead to an acquisition proposal;

●

furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

●	engage in discussions or negotiations with any person with respect to any acquisition proposal;

●	subject to certain exceptions for WaveDancer which would allow the change in recommendation of the WaveDancer Board of Directors, approve, endorse or recommend any acquisition proposal; or

●	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an “acquisition transaction,” as defined below.

An “acquisition proposal” means any offer or proposal, whether written oral, contemplating or otherwise relating to any “acquisition transaction,” as defined below.

An “acquisition transaction” means any transaction or series of transactions involving the following:

●

any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction in which WaveDancer (or its subsidiaries) or Firefly (or its subsidiaries) is a constituent corporation, in which any individual, entity, governmental entity or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of WaveDancer or Firefly or any of their subsidiaries or in which WaveDancer or Firefly or any of their subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;

●

any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any subsidiaries that constitute or account for 10% or more of the fair market value of the consolidated assets of WaveDancer or Firefly (or their subsidiaries), or to which 10% or more of the net revenues or net income on a consolidated basis of WaveDancer or Firefly (or their subsidiaries) are attributable; and

●

any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) or the declaration or payment of an extraordinary dividend (whether in cash or other property) of any of WaveDancer or Firefly and their subsidiaries.

However, before obtaining the applicable WaveDancer stockholder approvals required to consummate the merger, WaveDancer may furnish non-public information regarding WaveDancer and its subsidiaries to, and may enter into discussions with, any third-party in response to a bona fide written acquisition proposal, which the WaveDancer Board of Directors determines in good faith, after consultation with a financial advisor and outside legal counsel, constitutes or could be reasonably expected to result in a “superior offer” (which is not withdrawn), as defined below, if:

●	neither WaveDancer nor any of WaveDancer’s representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●

the WaveDancer Board of Directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is would result in a breach of its fiduciary obligations to stockholders under applicable legal requirements;

●

at least two Business Days prior to taking such action, WaveDancer gives Firefly written notice of the identity of the third-party, the terms and conditions of any proposals or offers from the third-party, and WaveDancer’s intention to furnish information to, or enter into discussions with, the third-party;

●

WaveDancer receives from the third-party an executed confidentiality agreement on terms no less favorable to WaveDancer as those contained in the confidentiality agreement between WaveDancer and Firefly and containing customary limitations on the use and disclosure of all non-public written and oral information furnished to the third-party, as well as customary “standstill” provisions; and

●	substantially contemporaneously with the furnishing of any such non-public information to a third-party, WaveDancer furnishes the same information to Firefly to the extent not previously furnished.

A “superior offer” means an unsolicited bona fide written acquisition proposal made by a third party that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (b) is on terms and conditions that the WaveDancer Board of Directors determines in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable, from a financial point of view, to WaveDancer stockholders than the terms of the transactions contemplated by the Merger Agreement, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable third party.

Meetings/Written Consent of Stockholders

WaveDancer is obligated under the Merger Agreement to take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the approval of the Merger Agreement, other documents to be executed by WaveDancer in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the Nasdaq Proposal, the A&R Charter Proposal and the Reverse Stock Split Proposal, the Tellenger Sale Proposal and the Incentive Plan Proposal and to use its reasonable best efforts to obtain the approval of such matters by WaveDancer’s stockholders. The recommendation of the WaveDancer Board of Directors that WaveDancer stockholders approve the Merger Agreement, other documents to be executed by WaveDancer in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of WaveDancer common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal, shall not be withheld, amended, withdrawn or modified in a manner adverse to Firefly, and no resolution by the WaveDancer Board of Directors or any committee thereof to withdraw or modify the recommendation of the WaveDancer Board of Directors in a manner adverse to Firefly shall be adopted or proposed. However, at any time prior to the approval of the Merger Agreement, other documents to be executed by WaveDancer in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of WaveDancer common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal by the WaveDancer stockholders, the WaveDancer Board of Directors’ recommendation may be withdrawn or modified if the WaveDancer Board of Directors concludes in good faith, after having consulted with its outside legal counsel and financial advisors, that as a result of WaveDancer’s receipt of an acquisition proposal that did not result from a violation of the no solicitation provision of the Merger Agreement and that constitutes a superior offer, the withdrawal or modification of the WaveDancer Board of Directors’ recommendation is required in order for the WaveDancer Board of Directors to comply with its fiduciary obligations to WaveDancer stockholders under applicable legal requirements, subject to certain notification and negotiation rights of Firefly.

Firefly is obligated under the Merger Agreement to obtain written consents of its stockholders holding a number of shares of Firefly common stock representing at least a majority of the issued and outstanding shares of Firefly common stock and Firefly Preferred Stock on an as-converted basis, voting together as a single class, for purposes of (i) adopting the Merger Agreement and the other documents to be executed by Firefly in connection with the Merger Agreement, and approval of the merger and the other transactions contemplated by the Merger Agreement, (ii) acknowledging that approval is irrevocable and that the stockholder is aware of its right to demand appraisal for its shares under applicable law, and (iii) acknowledging that by such stockholder’s approval of the merger it is not entitled to appraisal rights under applicable law. The recommendation of the board of directors of Firefly that Firefly stockholders approve the Merger Agreement and the transactions contemplated thereby shall not be withdrawn or modified in a manner adverse to WaveDancer, and no resolution by Firefly’s board of directors or any committee thereof to withdraw or modify such recommendation in a manner adverse to WaveDancer shall be adopted or proposed. Firefly is obligated to promptly provide written notice of the stockholder written consent to all Firefly stockholders who did not execute such written consent, in accordance with Section 228(e) of the DGCL.

Covenants; Conduct of Business Pending the Merger

WaveDancer has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Firefly shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, WaveDancer will carry on its business in accordance with good commercial practice and in the usual, regular and ordinary course consistent with past practice, pay its debts and taxes when due, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization and preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. WaveDancer has also agreed that, subject to certain limited exceptions, without the written consent of Firefly, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Firefly has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof provided that at least one full Business Day is included, such consent shall be deemed irrevocably granted), it will not, and it will not permit its subsidiaries to, do any of the following during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●

except for the adoption of the A&R Charter and amendment of the A&R Charter to implement the reverse stock split proposed under the Reverse Stock Split Proposal, amend or otherwise change the WaveDancer Charter or WaveDancer’s bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

●

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options or warrants, as the case may be, are outstanding on the date of the Merger Agreement to the extent such issuances comply with all applicable law, and in connection with a permitted financing as contemplated in the Merger Agreement;

●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of WaveDancer capital stock;
●

incur any indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others, or sell, pledge, dispose of or create an encumbrance over any assets (except for (i) sales of assets in the ordinary course of business consistent with past practices, and (ii) dispositions of obsolete or worthless assets);

●

accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any WaveDancer stock option plan, contract or the Merger Agreement or as may be required by applicable law;

●

other than with respect to the Reverse Split or as contemplated by terms of warrants or preferred stock of WaveDancer, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which WaveDancer or its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

●

sell, assign, transfer, license, sublicense or otherwise dispose of any of WaveDancer’s intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

●

(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract, subject to certain exceptions, or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $25,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000, taken as a whole; or (iv) subject to certain exceptions, enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subsections (i) through (iii);

●	forgive any loans to any person, including its employees, officers, directors or affiliates;

●

(i) except in the ordinary course of business and consistent with prior practices, increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii), for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by the Merger Agreement or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to Firefly prior to the date of the Merger Agreement, or except as required by law;

●	hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;
●

make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

●

pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of WaveDancer, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

●	enter into any material partnership arrangements, joint development agreements or strategic alliances;
●	accelerate the collection of, or otherwise modify WaveDancer’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;
●

initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where one or more of WaveDancer and its subsidiaries is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

●	dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;
●	enter into or amend or modify any material contract of WaveDancer or any lease with respect to material real estate;
●

except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the Merger Agreement;

●	cause or permit WaveDancer to become an issuer identified in Rule 144(i)(1)(i) of the Securities Act; or
●	take, or agree in writing or otherwise take, any of the actions described above.

During the pre-closing period, in the event that WaveDancer consummates a transaction that is a Permitted Financing (as defined below), all proceeds from such transaction shall first be used to pay off all outstanding indebtedness of WaveDancer other than indebtedness that is being assumed in the Tellenger Sale. After the payment of all outstanding indebtedness of WaveDancer, fifty percent (50%) of any remaining proceeds in excess of $1,500,000 shall be given to Firefly in exchange for a promissory note made by Firefly to WaveDancer. Failure by the WaveDancer to give Firefly the proceeds above in exchange for a promissory note and which remain ungiven to Firefly within five (5) Business Days after receipt of the proceeds will bear interest, accruing daily and being calculated and payable monthly in arrears on the last day of each and every month, at the lesser of 15% per annum or the maximum rate allowed by law.

“Permitted Financing” means the sale of WaveDancer Common Stock pursuant to that certain Common Stock Purchase Agreement, dated July 8, 2022, between WaveDancer and B. Riley Principal Capital II, LLC, and, subject to the consent of Firefly which shall not be unreasonably withheld, other sales or issuances of shares of WaveDancer Common Stock; provided, however, that Firefly may withhold consent, in its sole discretion, in the following sales or issuances of equity securities by the WaveDancer: (i) sales of WaveDancer Common Stock which include any rights, obligations or liabilities granted to any holder of WaveDancer Common Stock which did not exist as of the date of the Merger Agreement; (ii) any issuances of preferred stock of WaveDancer; and (iii) any sales or issuances of equity securities which are at a discount that is greater than 10% to the volume weighted average price for the five trading days prior to the sale or issuance.

Firefly has agreed that, except as permitted by the Merger Agreement, as required by law, or unless WaveDancer shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, Firefly will carry on its business in the ordinary course consistent with past practices, pay its debts and taxes when due, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services its present officers and employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Firefly has also agreed that, subject to certain limited exceptions, without the written consent of WaveDancer, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if WaveDancer has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof provided that at least one full Business Day is included, such consent shall be deemed irrevocably granted), Firefly will not, and will not permit its subsidiaries to, do any of the following during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;
●

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Firefly common stock, other than pursuant to a repurchase right in favor of Firefly with respect to unvested shares at no more than cost;

●

incur any indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others, or sell, pledge, dispose of or create an encumbrance over any assets (except for (i) sales of assets in the ordinary course of business consistent with past practices, and (ii) dispositions of obsolete or worthless assets);

●

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or (ii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which Firefly or its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

●

(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $100,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subsections (i)-(iii);

●	forgive any loans to any person, including its employees, officers, directors or affiliates;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;

●	dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;
●

except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the Merger Agreement; or

●	take, or agree in writing or otherwise to take, any of the actions described above.

Other Agreements

Each of WaveDancer and Firefly has agreed to:

●

use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed with respect to the transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to take satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;

●	afford to the other party reasonable access during normal business hours to such party’s personnel, properties, assets, books, contracts, commitments and records (including tax records);

●	furnish promptly all information concerning its business, properties, assets, personnel, commitments and records, as such other party may reasonable request;

●

make available to the other party the appropriate individuals (including attorneys, accountant and other professionals) for discussion of the other party’s business, properties, assets, personnel, commitments and records as either party may reasonably request;

●

notify each other if either party becomes aware of any notice alleging that the consent of any person is required in connection with the merger, any notice or communication from any governmental body in connection with the merger or the transactions contemplated by the Merger Agreement, of any legal proceeding against the other party that relates to the merger or the other transactions contemplated by the Merger Agreement, of any material inaccuracy in any representations or warranties made by such party, or the failure of such party to comply with any covenant or obligation under the Merger Agreement; and

●

treat, and not take any tax reporting position inconsistent with the treatment of, the merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code;

WaveDancer and Firefly also agreed that, among other things:

●

WaveDancer shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of WaveDancer and Firefly relating to the meeting of stockholders, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of WaveDancer common stock in the merger, of which such proxy statement will form a part;

●

WaveDancer and Firefly shall use commercially reasonable efforts to cause this joint proxy and consent solicitation statement/prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff;

●

WaveDancer, immediately following the effective time of the merger, will adopt a stock incentive plan, pursuant to which 10% of the issued and outstanding shares of WaveDancer common stock post-merger, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers of WaveDancer and its subsidiaries;

●

for purposes of employee benefits provided under any benefit plans or arrangements after the closing of the merger, each employee who continues to be employed by WaveDancer, Firefly or their subsidiaries immediately following such closing shall be credited with his/her years of service with WaveDancer, Firefly or their subsidiaries, and WaveDancer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of any benefit plans in effect after closing to be waived for any such employee;

●

WaveDancer shall use commercially reasonable efforts to cause the shares of WaveDancer common stock to be issued in connection with the merger to be approved for listing on the Nasdaq at or prior to the effective time of the merger, and shall prepare and submit to Nasdaq a notification form for the listing of the shares of WaveDancer common stock to be issued in connection with the transactions contemplated by the Merger Agreement and to cause such shares to be approved for listing (subject to official notice of issuance) and shall, to the extent required by Nasdaq rules, file an initial listing application for the WaveDancer common stock on Nasdaq and cause such listing application to be conditionally approved prior to the effective time;

●

from and after the effective time of the merger, WaveDancer and Firefly as the surviving corporation in the merger will fulfill and honor the obligations of WaveDancer and Firefly existing prior to the date of the Merger Agreement to indemnify each of the directors and officers of WaveDancer and Firefly and shall include in the certificate of incorporation and bylaws of WaveDancer and certificate of incorporation and bylaws of Firefly (as the surviving corporation in the merger) provisions at least as favorable as the provisions relating to indemnification and limitation of liability set forth in the certificate of incorporation and bylaws of Firefly prior to the merger, and will not amend such certificate of incorporation, certificate of incorporation and bylaws for a period of six (6) years after the closing of the merger in any manner that would adversely affect the rights of such persons thereunder, unless required by applicable law;

●

WaveDancer shall take all action required to cause all issued and outstanding WaveDancer preferred stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the effective time of the merger, there is no WaveDancer preferred stock issued or outstanding; and

●

if applicable and approved by the WaveDancer stockholders, WaveDancer shall cause the amendment to the A&R Charter effecting the reverse stock split proposed under the Reverse Stock Split Proposal to be implemented immediately prior to the effective time of the merger, such reverse stock split to become effective immediately after the effective time of the merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of Firefly and WaveDancer duly authorized by each of their respective boards of directors;

●	by either WaveDancer or Firefly if the merger has not been consummated by April 30, 2024, referred to as the End Date, subject to extension as provided below;

●

by either WaveDancer or Firefly if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

●

by WaveDancer if Firefly stockholder approval is not obtained within ten (10) Business Days following the date this S-4 Registration Statement is declared effective, subject to certain exceptions (“Firefly Consent Failure”);

●

by either WaveDancer or Firefly, if WaveDancer’s stockholder meeting has been held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

●	by Firefly if the WaveDancer Board of Directors has withdrawn or modified its recommendation to WaveDancer stockholders to vote for the Proposals for a superior offer;

●

by WaveDancer upon breach of any of the representations, warranties, covenants or agreements on the part of Firefly set forth in the Merger Agreement or the other documents to be executed by Firefly in connection with the Merger Agreement, or if any representation or warranty of Firefly will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Firefly, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by WaveDancer to Firefly of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of Firefly to obtain Firefly’s stockholder approval (collectively, a “Firefly Breach Termination Event”); and

●

by Firefly upon breach of any of the representations, warranties, covenants or agreements on the part of WaveDancer or Merger Sub set forth in the Merger Agreement or the other documents to be executed by WaveDancer or Merger Sub in connection with the Merger Agreement, or if any representation or warranty of WaveDancer or Merger Sub will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by WaveDancer or Merger Sub, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Firefly to WaveDancer of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of WaveDancer to obtain WaveDancer’s stockholder approval (collectively, a “WaveDancer Breach Termination Event”).

The End Date may be extended by WaveDancer or Firefly, upon written notice to the other party, by up to thirty-one (31) calendar days (to May 30, 2024) so long as such party giving notice is not in material breach of the Merger Agreement.

If the Merger Agreement is terminated other than in a termination by WaveDancer in connection with a Firefly Breach Termination Event or by Firefly in connection with a WaveDancer Breach Termination Event, then any outstanding promissory note shall automatically and immediately be canceled and terminated and the obligations of the parties under such promissory note shall immediately cease.

Effect of Termination

Subject to certain exceptions set forth in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, the Merger Agreement will become void and there will be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except: (A) (i) all transaction costs shall be paid by the party incurring such expenses, whether or not the merger is consummated and (ii) if the Merger Agreement is terminated other than in a termination by WaveDancer due to (a) Firefly's failure to obtain written consent within ten (10) business days following the date the S-4 Registration Statement is declared effective (subject to certain exceptions ) or (b) Firefly's Breach Termination Event, then all outstanding promissory notes shall automatically and immediately be canceled and termination and the obligations of the parties under such promissory note shall immediately cease (B) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties, by written action taken by or on behalf of their respective boards of directors, at any time prior to the effective time, except that after the Merger Agreement has been adopted and approved by the stockholders of WaveDancer or Firefly, no amendment which by law requires further approval by the stockholders of WaveDancer or Firefly, as the case may be, shall be made without such further approval.

ANCILLARY AGREEMENTS

The following summary describes the material provisions of the Stock Purchase Agreement, the WaveDancer Voting Agreements and the Firefly Voting Agreements. This summary may not contain all of the information about the foregoing transaction documents that are important to you. This summary, as it pertains to the Stock Purchase Agreement, the WaveDancer Voting Agreements and the Firefly Voting Agreements, which are attached as Annexes F, H and I, respectively. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of the transactions described herein.

The Stock Purchase Agreement

On November 15, 2023, WaveDancer entered into the Stock Purchase Agreement with Wavetop and Tellenger. The Stock Purchase Agreement provides that Wavetop will purchase from WaveDancer all of the issued and outstanding shares of common stock, par value $1.00 per share, of Tellenger prior to the merger, for an aggregate purchase price of $1.5 million, plus the assumption of the employment agreements that WaveDancer possesses with G. James Benoit, Jr., Gwen Pal and Stan Reese, which include provisions to pay severance under certain circumstances. The purchase price will be paid in full in cash at the closing less the outstanding balance of WaveDancer’s $500,000 credit facility with Summit Commercial Bank, N.A (“SCB”), should SCB allow Wavetop and/or Tellenger to assume the credit facility.

Completion of the Tellenger Sale Transaction

The Tellenger Sale Transaction is expected to close simultaneous with, or immediately after, the effective time of the merger (the “closing” and such date, the “closing date”). At the closing, WaveDancer and Wavetop will exchange various closing deliverables, including but not limited to a bill of sale, an assignment and assumption agreement, termination and release agreements and certain other customary closing deliverables.

Purchase Price

The aggregate purchase price of $1.5 million is payable in cash.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties made by WaveDancer and Tellenger regarding their respective organization and good standing, authority to enter into the Tellenger Sale Transaction and solvency, as well as other facts pertinent to the Tellenger Sale Transaction. The Stock Purchase Agreement also includes similar customary representations and warranties of Wavetop. The assertions in the representations and warranties may be subject to important qualifications and limitations agreed to by WaveDancer, Tellenger and Wavetop in connection with the negotiated terms of the Stock Purchase Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts. Moreover, some of the representations and warranties may have only been true as of a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between WaveDancer and Wavetop rather than establishing matters of fact. WaveDancer’s stockholders are not third-party beneficiaries under the Stock Purchase Agreement.

WaveDancer and Tellenger made a number of representations and warranties to Wavetop in the Stock Purchase Agreement, including representations and warranties relating to the following:

●	WaveDancer’s and Tellenger’s corporate organization, qualifications to do business and corporate authorization to enter into and carry out its obligations under the Stock Purchase Agreement;

●	capitalization of Tellenger;

●

the absence of any conflict or violation of each of WaveDancer’s and Tellenger’s governing documents, any applicable law, or any contract or agreement WaveDancer and Tellenger have with third parties, in each case as a result of the Tellenger Sale Transaction;

●	the consents, registrations, notices or filings of or to any governmental authority required in connection with the Tellenger Sale Transaction;

●	the absence of broker’s or finder’s fees;

●	the sufficiency of the assets included in the Tellenger Sale Transaction to conduct the operation of the WaveDancer business consistent with past practice; and

●	the absence of litigation affecting the Tellenger Sale Transaction.

Wavetop made a number of representations and warranties to WaveDancer in the Stock Purchase Agreement, including representations and warranties regarding Wavetop as a company relating to the following:

●	Wavetop’s corporate organization, qualifications to do business and corporate authorization to enter into and carry out its obligations under the Stock Purchase Agreement;

●

the absence of any conflict or violation of Wavetop’s governing documents, any applicable law, or any contract or agreement Wavetop has with third parties or the creation of any lien, in each case resulting from the Stock Sale Transaction;

●	the consents, registrations, notices or filings of or to any governmental authority required in connection with the Stock Sale Transaction;

●	the absence of broker’s or finder’s fees;

●	solvency of Wavetop;

●	the absence of litigation affecting the Tellenger Sale Transaction; and

●

the conduct of Wavetop’s independent investigation, review and analysis of the Tellenger business and the purchased assets and acknowledgement that Wavetop was provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of WaveDancer and Tellenger for such purpose.

Some of the representations and warranties in the Stock Purchase Agreement are qualified by materiality qualifications or a “material adverse effect” qualification.

For purposes of this summary of the Stock Purchase Agreement, a “material adverse effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Tellenger business, taken as a whole, or (b) the ability of Wavetop to consummate the transactions contemplated thereby; provided, however, that “Material Adverse Effect” does not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Tellenger business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Stock Purchase Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Wavetop; (vi) any matter of which Wavetop is aware on the date of entry into the Stock Purchase Agreement; (vii) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by the Stock Purchase Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with WaveDancer, Tellenger and Tellenger business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Tellenger business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) are not excluded).

Conduct of Business

WaveDancer agreed in the Stock Purchase Agreement to (a) conduct the Tellenger’s business in the ordinary course of business and (b) use commercially reasonable efforts to maintain and preserve intact Tellenger’s current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Tellenger business.

Recommendation

The WaveDancer Board of Directors recommends that you vote for the Tellenger Sale Proposal.

Additional Covenants

The Stock Purchase Agreement contains additional agreements between WaveDancer and Wavetop relating to, among other things:

●	the maintenance of confidential information;

●

use of reasonable best efforts to obtain all consents, authorizations, order and approvals from all governmental authorities that may be necessary for the execution and delivery of the Stock Purchase Agreement and the performance of each party’s obligations pursuant thereto;

●

disclosure by each party of any analyses, discussions, filings, arguments, proposals and so forth made by or on behalf of any party before any governmental authority in connection with the Tellenger Sale Transaction;

●	the parties’ use of commercially reasonable efforts to give all required notices and obtain all required consents;

●	the retention of Wavetop’s books and records for a period of six (6) years following the closing of the Tellenger Sale Transaction;

●	obtaining the written consent of the other party prior to making any public announcements regarding the Tellenger Sale Transaction; and

●	the payment of transfer taxes when due.

Conditions to Closing

The Tellenger Sale Transaction is subject to the satisfaction or waiver of certain closing conditions including, among others:

●	the absence of any governmental order making the transactions contemplated by the Stock Purchase Agreement illegal;

●	the consummation of a change in control transaction, which will occur as a result of the merger;

●	the affirmative vote of the holders of a majority of the outstanding shares of capital stock of WaveDancer entitled to vote on the approval of the Tellenger Sale Proposal;

●	the representations and warranties continuing to be true and correct in all respects;

●	due performance and compliance with all agreements, covenants and conditions required by the Stock Purchase Agreement;

●	the delivery by Wavetop of the purchase price; and

●	the delivery by the parties of certain customary closing deliverables.

Termination

The Stock Purchase Agreement may be terminated:

●

by either party (i) upon mutual consent, (ii) if the closing has not occurred on or prior to April 30, 2024, subject to certain possible extensions, provided the terminating party’s action or failure to act has not been a principal cause of the failure of the transactions to occur by April 30, 2024 and such action or failure to act constitutes a breach of the Stock Purchase Agreement, (iii) in the event any law makes consummation of the transactions contemplated by the Stock Purchase Agreement illegal or otherwise prohibited or (iv) in the event any governmental authority issues a governmental order restraining or enjoining the transactions contemplated by the Stock Purchase Agreement;

●	by Wavetop if any of the closing conditions of WaveDancer have not been completed by April 30, 2024 and Wavetop is not in material breach; and

●	by WaveDancer if any of the closing conditions of Wavetop have not been completed by April 30, 2024 and WaveDancer is not in material breach.

Specific Performance

The parties are entitled to specific performance of the terms of the Stock Purchase Agreement in addition to any other remedy to which they would be entitled at law or in equity.

Amendments and Waivers

The Stock Purchase Agreement may only be amended by a written agreement executed by the parties thereto.

Expenses

Each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Stock Purchase Agreement and the related transaction agreements, and the contemplated transactions, including all fees and expenses of representatives.

Governing Law

The Stock Purchase Agreement is governed by the laws of the State of Delaware.

Stockholder Voting Agreements

WaveDancer

WaveDancer’s directors and executive officers, who beneficially held approximately 13.5% of WaveDancer’s common stock on January 12, 2024, are party to voting agreements with Firefly pursuant to which, among other things, each of such stockholders agreed, solely in their capacity as a stockholder, to vote all of their shares of WaveDancer common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of WaveDancer held by the signatories thereto.

Firefly

Certain Firefly stockholders, who beneficially held approximately 40.1% of Firefly’s common stock on January 12, 2024, are party to voting agreements with WaveDancer pursuant to which, among other things, each such stockholder agreed, solely in their capacity as a Firefly stockholder, to vote all of their shares of Firefly common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of Firefly held by the signatories thereto.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

WaveDancer’s common stock has been listed on The Nasdaq Capital Market under the symbol “WAVD” since November 26, 2021.

Firefly is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of WaveDancer common stock on November 15, 2023, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on January 19, 2024, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus:

	WaveDancer Common Stock	Firefly Common Stock
January 19, 2024	$1.52	N/A
November 15, 2023	$1.51	N/A

Stockholders of WaveDancer and Firefly are urged to obtain current market quotations for WaveDancer common stock and to review carefully the other information contained in this joint proxy and consent solicitation statement/prospectus or documents filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus.

Holders

As of January 19, 2024, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, there were 206 holders of record of WaveDancer common stock.

As of January 19, 2024, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were approximately 172 holders of record of Firefly’s common stock and approximately 20 holders of record of Firefly Preferred Stock.

Dividends

WaveDancer has never paid any cash dividends on its common stock and does not anticipate paying cash dividends within the foreseeable future. WaveDancer’s management anticipates that all earnings, if any, will be retained for development of its business.

Firefly has never paid any dividends to its stockholders since its inception. While subject to periodic review, the current policy of Firefly’s board of directors is to retain all earnings, if any, primarily to finance future growth.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

You should read the unaudited pro forma condensed combined financial statements presented below in conjunction with WaveDancer’s consolidated financial statements and related notes beginning on page F-1 of this joint proxy and consent solicitation statement/prospectus and Firefly’s consolidated financial statements and related notes beginning on page F-47 of this joint proxy and consent solicitation statement/prospectus. In addition, please see the section titled “RISK FACTORS - The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy/consent solicitation statement and prospectus.” for discussion of risks associated with the pro forma financial statements.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions (collectively the “Business Combination”):

●	the merger between Merger Sub and Firefly (the “Merger”);

●

the sale of all of the outstanding shares of Tellenger, Inc. pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of November 15, 2023, by and between WaveDancer and Wavetop Solutions, Inc. (the “Tellenger Sale Transaction”); and

●	the sale, write-off, or settlement of virtually all of WaveDancer’s assets and liabilities that are not included in the Tellenger sale (“Wind-down of WaveDancer Corporate”).

The Merger will be accounted for as a reverse acquisition for which Firefly has been determined to be the accounting acquirer (the “Reverse Recapitalization”) based on the following predominate factors:

●	Firefly’s stockholders will have the largest voting interest in the post-combination company;

●	the board of directors of will have five members, and Firefly will designate four members of the Board;

●	Firefly’s management will be the management of the post-combination company; and

●	the post-combination company will assume Firefly’s name.

In accordance with GAAP, there will be no goodwill or other intangible assets recorded in connection with the Reverse Recapitalization. For financial reporting purposes, WaveDancer will be treated as the “acquired” company and the Reverse Recapitalization will be treated as the equivalent of Firefly issuing stock for the net assets of WaveDancer, accompanied by a recapitalization.

The net assets of WaveDancer will be stated at historical cost, which at the time of the Merger is expected to be $0 since all assets and liabilities of WaveDancer and its Tellenger business will either be sold, settled or written off immediately or prior to Reverse Recapitalization with Firefly.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical condensed balance sheet of Firefly as of September 30, 2023 and the historical condensed consolidated balance sheet of WaveDancer as of September 30, 2023, giving pro forma effect to the Merger, the Tellenger Sale Transaction, and Wind-down of WaveDancer Corporate as if such transactions had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the nine months ended September 30, 2023, combine the historical audited condensed statement of operations of WaveDancer for its fiscal year ended December 31, 2022 and the historical unaudited condensed statement of operations of WaveDancer for the nine months ended September 30, 2023, respectively, and the historical audited condensed statements of operations of Firefly for its fiscal year ended December 31, 2022 and the historical unaudited condensed statements of operations of Firefly for the nine months ended September 30, 2023, respectively, giving pro forma effect to the Merger and the Tellenger Sale Transaction as if such transactions had been completed on January 1, 2022. The historical financial information has been adjusted in the respective unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger or the Tellenger Sale Transaction, and (2) factually supportable.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would have been if the proposed Merger or the Tellenger Sale Transaction had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

You should read the unaudited pro forma condensed combined financial statements presented below in conjunction with WaveDancer’s consolidated financial statements and related notes beginning on page F-1 of this joint proxy/consent solicitation statement and prospectus and Firefly’s consolidated financial statements and related notes beginning on page F-47 of this joint proxy/consent solicitation statement and prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023 (thousands except per share amounts)

			Pro Forma Adjustments
	Firefly	WaveDancer	Tellenger Sale	Note 3.	Wind-down of WaveDancer Corporate	Note 3.	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$893	$877	$1,500	a.	$(1,029)	d.	$2,241
Accounts receivable	-	1,480	(1,480)	b.	-		-
Prepaid expenses and other current assets	54	364	(109)	b.	(222)	e.	54
					(33)	f.
Total current assets	947	2,721	(89)		(1,284)		2,295

Intangible assets, net	-	1,050	(1,050)	b.	-		-
Goodwill	-	1,125	(1,125)	b.	-		-
Other assets	52	366	(262)	b.	(91)	g.	65
Total assets	$999	$5,262	$(2,526)		$(1,375)		$2,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$432	$496	$(118)	b.	$(378)	h.	$432
Revolving line of credit	-	500	-		(500)	i.	-
Accrued payroll and related liabilities	-	604	(486)	b.	(118)	h.	-
Other accrued liabilities	844	557	(87)	b.	(94)	e.	844
					(156)	g.
					(220)	h.
Related party payable	177	-	-		-		177
Contract liabilities	459	26	(26)	b.	-		459
Total current liabilities	1,912	2,183	(717)		(1,466)		1.912

Other liabilities	-	194	(135)	b.	(59)	j.	-
Total liabilities	1,912	2,377	(852)		(1,525)		1,912

Stockholders’ equity
Common stock	-	2	-		29	k.	31
Additional paid-in capital	74,519	36,304	-		(36,335)	k.	75,849
					1,361	l.
Accumulated deficit	(75,432)	(32,456)	(1,674)	c.	(34,130)	k.	(75,432)
Treasury stock	-	(965)			965	k.	-
Total stockholders’ equity	(913)	2,885	(1,667)		150		448
Total liabilities and stockholders’ equity	$999	$5,262	$(2,526)		$(1,375)		$2,360

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023 (thousands except share and per share amounts)

			Pro Forma Adjustments
	Firefly	WaveDancer	Tellenger Sale	Note 4	Merger	Note 4	Pro Forma Combined
Revenues	$479	$6,152	$(6,152)	a.	$-		$479
Cost of revenues	-	4,140	(4,140)	a.	-		-
Gross profit	479	2,012	(2,012)		-		479

Research and development expenses, net	712	-	-		-		712
Selling and marketing expenses	399	-	-		-		399
General and administrative expenses	879	4,433	(1,085)	a.	(3,348)	b.	879
Gain on litigation settlement	-	(1,442)			1,442	c.	-
Total operating expenses	1,990	2,991	(1,085)		(1,906)		1,990

Operating loss from continuing operations	(1,511)	(979)	(927)		1,906		(1,511)

Gain on sale of equity investment and settlement of contingent consideration receivable	-	(383)			383	c.	-
Equity in net loss of affiliate	-	245	-		(245)	c.	-
Other (income) expense, net	2	(3)	-		3	c.	2
Interest expense	13	91	-		(91)	d.	13
Provision for income taxes	-	-	-		-		-

Net loss from continuing operations	$(1,526)	$(929)	$(927)		$3,684		$(1,526)

Net loss from continuing operations per common share – basic and diluted	$(0.07)	$(0.48)					$(0.06)

Pro forma weighted average shares outstanding used in computing basic and diluted net loss per common share	22,987,303	1,929,067					24,919,370

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022 (thousands except per share amounts)

			Pro Forma Adjustments
	Firefly	WaveDancer	Tellenger Sale	Note 5	Merger	Note 5	Pro Forma Combined
Revenues	$-	$11,023	$(11,023)	a.	$-		$-
Cost of revenues	-	8,165	(8,165)	a.	-		-
Gross profit	-	2,858	(2,858)		-		-

Research and development expenses, net	1,272	-	-		-		1,272
Selling and marketing expenses	524	-	-		-		524
General and administrative expenses	1,533	8,278	(2,054)	a.	(6,224)	b.	1,533
Total operating expenses	3,329	8,278	(2,054)		(6,624)		3,329

Operating loss from continuing operations	(3,329)	(5,420)	(804)		6,624		(3,329)

Other (income) expense, net	(114)	(7)	-		7	c.	(114)
Interest expense	574	82	-		(82)	d.	574
Provision for income taxes	-	-	-		-		-

Net loss from continuing operations	$(3,789)	$(5,495)	$(804)		$6,299		$(3,789)

Net loss from continuing operations per common share – basic and diluted	$(0.16)	$(3.04)					$(0.15)

Pro forma weighted average shares outstanding used in computing basic and diluted net loss per common share	22,987,303	1,805,746					24,793,049

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(thousands except per share amounts)

Note 1. Description of Transactions

On November 15, 2023, WaveDancer, Merger Sub, and Firefly entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”). In accordance with the Merger Agreement, Merger Sub will merge into Firefly which will become a wholly owned subsidiary of WaveDancer, WaveDancer will change its name to Firefly Neuroscience, Inc., and the Firefly shares will be converted into WaveDancer shares (“Merger”). In connection with the Merger Agreement, On November 15, 2023, WaveDancer entered into a Stock Purchase Agreement with Wavetop Solutions, Inc. (“Wavetop”), a company owned and controlled by WaveDancer’s chief executive officer, to sell all of the outstanding shares of Tellenger to Wavetop. Tellenger is the company through which WaveDancer operates its day-to-day business. In addition, at the effective time of the Merger, WaveDancer is required, with limited exception, to have no liabilities and to not retain any material assets other than cash.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (“Effective Time”), (a) each outstanding share of capital stock of Firefly will be converted into the right to receive the number of shares of the combined company’s common stock equal to the exchange ratio described below and (b) each outstanding Firefly stock option, whether vested or unvested, and warrant that has not been exercised prior to the Effective Time will be assumed by WaveDancer and converted into a stock option or warrant, as the case may be, to purchase shares of WaveDancer common stock at the Exchange Ratio.

Under the Exchange Ratio formula in the Merger Agreement, as of immediately following the Merger, Firefly equity holders are expected to own approximately 92% of the aggregate number of shares of the combined company and WaveDancer equity holders are expected to own approximately 8% of the combined company. The Exchange Ratio will be fixed immediately prior to the Effective Time to reflect WaveDancer’s and Firefly’s equity capitalization as of immediately prior to such time. See “The Merger Agreement — Exchange Ratio” for more information.

Note 2. Basis of Presentation

The merger between Merger Sub and Firefly will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, WaveDancer will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Firefly issuing stock for the net assets of WaveDancer, accompanied by a recapitalization. The net assets of WaveDancer will be stated at historical cost, which is expected to be $0, with no goodwill or other intangible assets recorded. Subsequent to the Merger, the historical registrant financial statements prior to the Reverse Recapitalization will be those of Firefly, since Firefly’s business will be considered the predecessor.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present pro forma effect of the Merger as if it had been completed on January 1, 2022. These periods are presented on the basis of Firefly being the accounting acquirer.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●	WaveDancer’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, as contained in the Form 10-K filed on April 17, 2023, with the SEC.

●

WaveDancer’s unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2023, as contained in its Quarterly Report on Form 10-Q filed on November 13, 2023 with the SEC.

●	Firefly’s audited financial statements as of and for the years ended December 31, 2022 and 2021, contained elsewhere herein.

●	Firefly’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2022, contained elsewhere herein.

●	The other information contained in or incorporated by reference into this filing.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, dis-synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, and (2) factually supportable. The pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that WaveDancer believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Weighted Average Common Shares Outstanding

For purposes of computing basic and fully diluted net loss per common shares for the nine months ended September 30, 2023 and for the year ended December 31, 2022, we have used the following amounts:

WaveDancer –	The weighted average common shares outstanding as reported in our Forms 10-Q and 10-K, resepectively.

Firefly –	We have used the number of shares of common stock estimated to be issued to Firefly shareholders as of the closing of the Merger, calculated as follows:

Estimated Firefly shares to be exchanged for WaveDancer shares at closing	51,719,390
Estimated Exchange Ratio	0.444462
Estimated WaveDancer shares to be issued to Firefly shareholders at closing	22,987,303

Note 3. Pro Forma Adjustments – Unaudited Pro Forma Condensed Balance Sheets as of September 30, 2023

a.	Represents receipt of $1.5 million of cash consideration for Tellenger Sale Transaction.
b.

Tellenger’s assets and liabilities, except for cash, will be transferred to Wavetop as part of the Tellenger Sale Transaction. These adjustment amounts remove those balances that are recorded on the Tellenger subsidiary books and/or are directly related to the Tellenger operation and would be included in the Tellenger Sale Transaction.

c.	The Tellenger Sale Transaction results in a net loss which is recorded to accumulated deficit. The loss on sale is estimated as follows:

Cash consideration	$1,500
Liabilities assumed	852
Total consideration	2,352
Net book value of assets sold	(4,026)
Loss on sale	$(1,674)

d.

The adjustment to cash represents the net cash generated from liquidating any monetary assets and settling its outstanding liabilities as of the effective date of the Merger. The adjustment excludes payments for fees and expenses related to the Merger such as legal and professional fees and severance costs. The adjustment is estimated as follows:

Total WaveDancer liabilities eliminated	$(1,525)
Add back operating lease liability not settled in cash (see g.)	156
Deferred taxes not settled in cash	59
Net cash settlement of liabilities	(1,251)
Prepaid insurance premium assumed to be reimbursed (see e.)	222
Net cash adjustment	$(1,029)

e.

Represents prepaid amounts that are subject to cash refund, primarily related to directors and officers insurance. We assume that the prepaid amount would be refunded to WaveDancer in cash by the insurance carrier and would be used to settle liabilities, including the premium financing note payable balance of $94. See note d.

f.	Represents the write-off of prepaid expense amounts that cannot be settled for cash.
g.

WaveDancer has two office leases accounted for under ASC 842: Annapolis, MD and Fairfax, VA. The Fairfax lease amounts are included in the Tellenger sale adjustment amounts. The Annapolis lease will remain in force after the Merger. The remaining lease term is less than one year from the assumed Merger date, and we assume that Firefly will not record the right of use ("ROU") asset or related operating lease liabilities.  This adjustment removes the ROU asset ($91) and related operating lease liability ($156). The security deposit for the Annapolis office is $13 and is assumed to carryover to Firefly.

h.	Reflects the payment of WaveDancer liabilities that, under the terms of the Merger Agreement, are to be settled for cash on or prior to the closing of the Merger.
i.	Reflects the repayment of the Summit revolving line of credit balance at the closing of the Merger.
j.

Represents the elimination of WaveDancer's net deferred tax liability as of the closing. We have assumed that any deferred tax assets of the combined company after giving effect to the sale of Tellenger and the Merger would have been subject to a full valuation allowance.

k.

To eliminate the capital account balances in connection with the reverse capitalization accounting and to reflect the recording on the Common Stock line of the par value of the shares issued to Firefly stockholders.

l.

Represents the amount of monetary assets to be conveyed from WaveDancer to Firefly and recorded as additional paid-in capital on the combined company balance sheet. Amount comprises $1,348 of cash and $13 of refundable security deposit for the Annapolis lease.

Note 4. Pro Forma Adjustments - Unaudited Pro Forma Condensed Statement of Operations for the Nine Months Ended September 30, 2023

a.	To remove the revenue, cost of revenue and operating expenses of Tellenger.
b.	To remove WaveDancer's corporate expenses.
c.

To remove the gain on litigation settlement, the gain on sale of equity investment and settlement of contingent consideration receivable, the equity in the net loss of affiliate, and other income to reflect the disposal of WaveDancer's assets on or prior to the closing of the Merger.

d.	To remove interest expense, which is primarily related to the Summit revolving line of credit, since the line of credit is to be paid off at the closing of the Merger.

Note 5. Pro Forma Adjustments - Unaudited Pro Forma Condensed Statement of Operations for the Twelve Months Ended December 31, 2022

a.	To remove the revenue, cost of revenue and operating expenses of Tellenger.
b.	To remove WaveDancer's corporate expenses.
c.	To remove other expense items incurred by WaveDancer.
d.	To remove interest expense, which is primarily related to the Summit revolving line of credit, since the line of credit is to be paid off at the closing of the Merger.

Note 6. Financial Statement Captions

The following tables summarize the elements of other assets, other accrued liabilities, and other liabilities as they appear on the unaudited condensed consolidated balance sheet as reported on our Form 10-Q as of September 30, 2023.

Other Assets

Right of use operating lease asset	$279
Property and equipment, net of accumulated depreciation and amortization of $423	67
Other Assets	20
Total	$366

Other Accrued Liabilities

Premium financing note payable	$94
Commissions payable	24
Income taxes payable	3
Operating lease liabilities - current	219
Other accrued liabilities	217
Total	$557

Other Liabilities

Operating lease liabilities – non-current	$135
Deferred tax liabilities, net	59
Total	$194

Note 7. Reconciliation of WaveDancer’s Statement of Operations for the Twelve Months Ended December 31, 2022 to its Form 10-K

The WaveDancer column of the Unaudited Pro Forma Condensed Statement of Operations for the Twelve Months Ended December 31, 2022 is presented after removing the results of WaveDancer’s Gray Matters segment (GMI) which was deconsolidated as of March 31, 2023. GMI’s results have been reported as discontinued operations in WaveDancer’s comparative statements of operations since GMI’s deconsolidation. The following is a reconciliation between the statement of operations included in our 2022 Form 10-K and the unaudited proforma condensed statement of operations for the twelve months ended December 31, 2022. We have also combined certain line items on the unaudited proforma condensed statement of operations, as shown below.

	As Reported	Excluded GMI Discontinued Operations	WaveDancer Continuing Operations
Revenues
Professional fees	$9,346	$(999)	$8,347
Software sales	2,676	-	2,676
Total revenues	12,022	(999)	11,023

Cost of revenues
Cost of professional fees	6,933	(1,277)	5,656
Cost of software sales	2,509	-	2,509
Total cost of revenues excluding depreciation and amortization	9,442	(1,277)	8,165

Gross profit	2,580	278	2,858

Selling, general and administrative expenses	12,065	(3,787)	8,278
Change in fair value of contingent consideration	(930)	930	-
Impairment of long-lived assets	3,763	(3,763)	-
Goodwill impairment	6,460	(6,460)	-

Loss from operations	(18,778)	13,358	(5,420)

Other income (expense)
Interest expense	(82)	-	(82)
Other income, net	7	-	7

Loss before provision for income taxes	(18,853)	13,358	(5,495)

Income tax benefit	1,098	(1,098)	-

Net loss	$(17,755)	$(12,260)	$(5,495)

Net loss per common share - basic and diluted	$(9.83)	$(6.79)	$(3.04)

Weighted average common shares outstanding
Basic and diluted	1,805,746	-	1,805,746

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will be fixed at five members, four of whom will be directors designated by the Firefly Board of Directors and is expected to include Greg Lipschitz, Jon Olsen, Scott Reeves, and Dave DeCaprio. Firefly’s current director and Chairman of the Board of Directors, Dave DeCaprio, will serve as chairman of the board of directors of the combined company. The one remaining director will be designated by WaveDancer, which will be G. James Benoit, Jr. Collectively, designees to the combined company’s board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. It is expected that Mr. Lipschitz, Mr. Reeves and Mr. DeCaprio will qualify as “independent” as such term is defined under Nasdaq Listing Rule 5605.

Following the merger, the management team of the combined company is expected to be led by Jon Olsen, Paul Krzywicki and Gil Issachar. In connection with the consummation of the merger and in order to accommodate the appointment of such directors and officers of the combined company, each of Mr. Benoit, Timothy G. Hannon, Paul B. Becker, James C. DiPaula, Jr., Jack L. Johnson, Jr., William H. Pickle, and Bonnie K. Wachtel will tender resignations with respect to their positions as executive officers and directors of WaveDancer, with such resignations to become effective at or immediately prior to the effective time of the merger, except that Mr. Benoit will continue as director of the combined company.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Age	Position(s)
Executive Officers
Jon Olsen	58	Chief Executive Officer
Paul Krzywicki	39	Chief Financial Officer
Gil Issachar	41	Chief Technology Officer

Directors
Greg Lipschitz(1)	35	Director
Jon Olsen(1)	58	Director
Scott Reeves(1)	54	Director
Dave DeCaprio(1)	51	Director, Chairman of the Board
G. James Benoit, Jr.(2)	51	Director

(1) Firefly designee

(2) WaveDancer designee

Jon Olsen has served as Firefly’s CEO since September 2020. Jon is a global executive leader who has spent 25+ years in the Medical Technology industry. Prior to joining Firefly Neuroscience, Mr. Olsen was the Managing Director of Smith & Nephew Canada. Prior to Smith & Nephew, Mr. Olsen had an extensive career at Medtronic PLC in North America and Europe. Mr. Olsen received an MBA from the Asper School of Business, and an undergraduate degree in Science (Hons) from the University of Manitoba.

Paul Krzywicki, CPA-CGA joined Firefly as Chief Financial Officer in November 2023. Over the last 5 years, Mr. Krzywicki has held senior leadership positions in a variety of organizations such as Nucor Canada, EllisDon and Canadian Curtis Refrigeration with a focus on modernization and increasing operating efficiency. Mr. Krzywicki is a Chartered Professional Accountant and holds an Honours Bachelors Degree in Commerce from Laurentian University.

Gil Issachar has served as Firefly’s Chief Technology Officer since November 2022. Mr. Issachar is a biomedical engineer and a neuroscientist with an extensive experience working as a director of data-science, team leader, data scientist, and software engineer in the medical device industry (under FDA PMA regulations). Mr. Issachar has managed multiple research and development projects in collaboration with pharmaceutical companies, neuroscientists and other start-up companies. Prior to serving as Firefly’s Chief Technology Officer, Mr. Issachar served as Firefly’s Vice-President of Research and Data Science, Director of Research and Data-Science, Data-Science Team Leader. Prior to joining Firefly, Mr. Issachar served as R&D Software Engineer for Dune Medical Devices. Mr. Issachar received his Master’s Degree in Biomedical/Medical Engineering and Bachelor’s Degree from Tel Aviv University.

Greg Lipschitz has served as Firefly’s director since December 2022. Mr. Lipschitz has over 13 years of combined experience in private equity, merchant banking, capital markets and finance. Since June 2018, Mr. Lipschitz has also served as the Vice President of Lazer Capital. Mr. Lipschitz has advised on over $1 billion of transactions. Mr. Lipschitz is a Chartered Financial Analyst and received his bachelor’s degree in Business from the Richard Ivey Business School at the University of Western Ontario.

Scott Reeves has served as a member of Firefly’s board of directors since July 2023. Mr. Reeves has been a corporate securities lawyer based in Calgary, Alberta, Canada for 26 years and a partner at TingleMerrett LLP, a law firm, since October 2003. He has acted as corporate and securities counsel to numerous Canadian, U.S. and international public and private corporations, including pharma, oil and gas, technology, mining and industrial issuers, and has wide experience in private and public debt and equity offerings, corporate acquisitions of assets and/or shares, corporate structuring and debt financing. He is currently a director of several Canadian and U.S. public companies, including Radiko Holdings, Inc. since February 2017, Tree of Knowledge International Corp. since May 2018, Navion Capital Corp. since May 2018, CBD Global Sciences Inc. since July 2019, and Starrex International Ltd. since December 2019. Mr. Reeves previously served as a director of Quattro Exploration and Production Ltd. from November 2011 to March 2017, Perisson Petroleum Corporation from November 2016 to September 2017, and EastWest Biosciences Inc. from January 2015 to March 2019. Mr. Reeves received a Bachelor of Commerce Degree in Business Administration and Bachelor of Laws degree from University of Alberta.

Dave DeCaprio has served as a member of Firefly’s board of directors since January 2024. Mr. DeCaprio has served in various capacities within the genome research, pharmaceutical development, health insurance, computer vision, sports analytics, speech recognition, transportation logistics, operations research, real-time collaboration, robotics and financial industries since 2003. Mr. DeCaprio has significant experience transitioning advanced technology from academic research labs into successful businesses. Since January 2017, Mr. DeCaprio has served and continues to serve as Chief Technology Officer of ClosedLoop.ai, an award-winning startup focused on building a healthcare specific data science and machine learning platform. Prior to founding ClosedLoop.ai, Mr. DeCaprio was involved in various successful startups. Among other positions, Mr. DeCaprio has served as Chief Technology Officer of Fina Technologies from June 2008 to January 2015 and as Vice President of Engineering of GNS Healthcare from September 2005 to January 2017. Since May 2015, Mr. DeCaprio has served and presently serves as Chief Executive Officer of Cizr, a technology company focused on improving sports coaching efficiency. Mr. DeCaprio also has significant consulting experience, serving as a consultant for various organizations from 2006 to January 2015, for Baylor College of Medicine from January 2015 to June 2015 and for the Icahn School of Medicine at Mount Sinai from September 2016 to April 2017. Mr. DeCaprio received a Bachelor of Science Degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

G. James Benoit, Jr. has served as WaveDancer’s Chairman, Chief Executive Officer and a member of its board of directors since August 2021. Mr. Benoit has spent his career devoted to the intelligence and national security missions of the United States. From 2009 to 2019, he served as the CEO of FedData and Domain5, a pair of technology companies supplying secure hardware, engineering, analytics, network engineering and computer network operations support services to the National Intelligence Community and the Department of Defense. On his watch, FedData grew from start-up to nearly $500 million in revenue and over $30 million in earnings. In 2015, Mr. Benoit led FedData through the acquisition of a distressed asset and successfully turned the asset around. He sold FedData in 2018, earning the stockholders and private equity partners an IRR greater than 80%. As CEO, Mr. Benoit secured over $300 million in asset-based credit facilities, $40 million in revolving facilities and over $75 million in senior unsecured debt. Mr. Benoit most recently led the FedData through the successful capture of a 5-year, more than $500 million, contract supporting the intelligence community. Mr. Benoit retired as CEO of FedData in December 2019. Prior to becoming FedData’s CEO, Mr. Benoit’s career spanned distinguished service as an officer in the United States Army, important work in civilian government, and work in the private sector. A licensed attorney, he spent several years at prominent law firms where he worked on a range of matters including corporate formation, mergers and acquisitions, securities, leveraged buyouts, banking and finance. Mr. Benoit is a graduate of St. Mary’s College of Maryland, the University of Baltimore and the Georgetown University Law Center.

Family Relationships

There are no family relationships among the directors and executive officers of WaveDancer and Firefly.

Voting Agreements

It is expected that in accordance with the terms of the Merger Agreement, (i) certain stockholders of Firefly (solely in their respective capacities as Firefly stockholders) holding approximately 40.1% of the outstanding Firefly common stock will enter into the Firefly Voting Agreements with WaveDancer to vote all of their shares of Firefly common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of WaveDancer (solely in their respective capacities as WaveDancer stockholders) holding approximately 13.5% of the outstanding WaveDancer common stock will enter into the WaveDancer Voting Agreements with Firefly to vote all of their shares of WaveDancer common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. The Voting Agreements also place certain restrictions on the transfer of the shares of WaveDancer and Firefly, as applicable, held by the signatories thereto.

Independence of the Board of Directors

The WaveDancer Board of Directors undertook a review of the independence of the proposed directors of the combined company and considered whether any director has a material relationship with the combined company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the WaveDancer Board of Directors has determined that Mr. Lipschitz, Mr. Reeves and Mr. DeCaprio are “independent” as that term is defined under the rules of Nasdaq Listing Rule 5605.

In making these determinations, the WaveDancer Board of Directors considered the current and prior relationships that each proposed non-employee director has with the combined company and all other facts and circumstances the WaveDancer Board of Directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, among other items.

Board Oversight of Risk

Upon the consummation of the merger, one of the key functions of the combined company’s board of directors will be informed oversight of its risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the combined company’s board of directors will be responsible for monitoring and assessing strategic risk exposure and combined company’s audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The combined company’s compensation committee will also assess and monitor whether combined company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Presently, the WaveDancer Board has the following standing committees: audit committee, compensation committee and governance and nominating committee. Effective upon the consummation of the merger, the combined company (i) will continue to have the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee and (ii) will adopt amended written charters for each of these committees, which will comply with the applicable requirements Nasdaq. Copies of the charters for each committee will be available on the investor relations portion of the combined company’s website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

Pursuant to its charter, the primary responsibilities and functions of the audit committee are, among other things, to:

●	appoint, compensate, and oversee the work of any independent auditor;

●	resolve any disagreements between management and the independent auditor regarding financial reporting;

●	pre-approve all audit and permitted non-audit services by the independent auditor;

●

retain independent counsel, accountants, or other advisors or consultants to advise and assist the audit committee in carrying out its duties, without needing to seek approval for the retention of such advisors or consultants from the board of directors, and determine the appropriate compensation for any such advisors or consultants retained by the audit committee;

●

seek any information it requires from employees of the combined company or any direct or indirect subsidiary of the combined company, all of whom are directed to cooperate with the audit committee’s requests, or external parties;

●

meet with any officer or employee of the combined company (or any subsidiary), the independent auditor or outside counsel, as necessary, or request that any such persons meet with any members of, or advisors or consultants to, the combined company; and

●	oversee that management has established and maintained processes to assure compliance by the combined company with applicable laws, regulations and corporate policy.

Compensation Committee

The compensation committee will have the overall responsibility for reviewing and recommending to the board of directors the compensation of the combined company’s Chief Executive Officer and the annual base salaries and annual incentive opportunities of the combined company’s executive officers. The combined company may utilize the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations will be conveyed to the compensation committee, and the compensation committee takes such information into consideration in making its compensation decisions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for, among other things:

●	assisting the board of directors by identifying qualified candidates for director, and recommending to the board of directors the director nominees for the next annual meeting of stockholders;

●	leading the board of directors in its annual review of the board of directors’ performance;

●	recommending to the board of directors director nominees for each board of directors committee; and

●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters.

Director Nominations Process

Each year the board of directors will be expected to nominate a slate of directors for election by stockholders at the annual meeting of stockholders based on the recommendations of the nominating and corporate governance committee. In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the board of directors, management, stockholders and other sources, including third-party recommendations.

Code of Ethics

The combined company will adopt an amended written code of business conduct and ethics (the “Code of Ethics”), which covers areas such as conflicts of interest, insider trading and compliance with laws and regulations. The complete text of the Code of Ethics will be available on will be available on the investor relations portion of combined company’s website upon consummation of the merger. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.

Anti-Hedging Policy

The combined company’s board of directors will adopt an insider trading policy (the “Insider Trading Policy”), which will prohibit, among other things, our directors, officers, and employees from engaging in any hedging or monetization transactions with respect to the combined company’s securities. In addition, our Insider Trading Policy will prohibit our directors, officers, and employees from engaging in certain short-term or speculative transactions in the combined company’s securities, such as short-term trading, short sales, and publicly traded options, which could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our directors, officers, and employees.

Compensation Committee Interlocks and Insider Participation

In connection with the consummation of the merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the merger.

Firefly’s Executive Officer Compensation

The following is a discussion of the material components of the executive compensation arrangements of Firefly’s named executive officers who are expected to serve as executive officers or directors of the combined company, comprised of (1) Jon Olsen, Firefly’s principal executive officer, and (2) Gil Issachar, Firefly’s Chief Technology Officer. Following the consummation of the merger, Mr. Olsen is expected to serve as a director of the combined company and Mr. Issachar is expected to serve as Chief Technology Officer of the combined company.

Summary Compensation Table

The following table sets forth total compensation paid to Mr. Olsen and Mr. Issachar for the years ended December 31, 2022 and 2023. All amounts in the table below are rounded to the nearest whole dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		All other compensation ($)	Total ($)
Jon Olsen	2022	$159,336	$-	$336,840	(2)	$-	$496,176
Chief Executive Officer	2023	$168,380	$-	-	(3)	$1	$168,381
Gil Issachar	2022	$177,899	$13,009	$84,210	(4)	$56,768	$331,886
Chief Technology Officer	2023	$133,556	$12,575	-	(5)	$46,738	$192,869

(1)

Amounts reflect the full grant-date fair value of option awards granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Firefly provides information regarding the assumptions used to calculate the value of all option awards made to its executive officers in Note 11 to the audited consolidated financial statements for the year ended December 31, 2022 contained elsewhere in this joint proxy and consent solicitation statement/prospectus.

(2)

Consists of a grant of options to purchase 112,280 shares of Firefly common stock at an exercise price of $3.00 per share made to Mr. Olsen on November 17, 2022. 40,545 of such options are currently exercisable.

(3)

Consists of a grant of options to purchase 725,168 shares of Firefly common stock made to Mr. Olsen on July 8, 2023, of which 271,938 are exercisable as of December 31, 2023. The options have a term of 5 years and an exercise price equal to a 25% discount to the issue price of Firefly's equity securities in an initial public offering that results in Firefly's shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market.

(4)

Consists of a grant of options to purchase 28,070 shares of Firefly common stock at an exercise price of $3.00 per share made to Mr. Issachar on November 17, 2022. 10,136 of such options are currently exercisable.

(5)

Consists of a grant of options to purchase 725,168 shares of Firefly common stock made to Mr. Issachar on July 8, 2023, of which 271,938 are exercisable as of December 31, 2023. The options have a term of 5 years and an exercise price equal to a 25% discount to the issue price of Firefly's equity securities in an initial public offering that results in Firefly's shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market.

Narrative Disclosure to Summary Compensation Table

Firefly has entered into written employment agreements or other arrangements with each of Jon Olsen and Gil Issachar. The material terms of the employment agreements or other arrangements with such individuals, as applicable and as currently in effect, are summarized below.

Jon Olsen

Effective September 4, 2020, Firefly and Mr. Olsen entered into a letter agreement, pursuant to which Firefly offered to employ Mr. Olsen as Chief Executive Officer and a member of the Firefly Board of Directors on a consultancy basis for a period of 90 days (the “Olsen Letter Agreement”). Under the Olsen Letter Agreement, Mr. Olsen was entitled to an effective annual base salary of $102,000, payable monthly.

Mr. Olsen’s employment with Firefly pursuant to the Olsen Employment Agreement commenced as of the effective date of the Olsen Employment Agreement and expired 90 days later.

Effective January 4, 2024, Firefly and Slate Water Ltd., a corporation incorporated pursuant to the laws of Ontario, entered into an agreement pursuant to which Mr. Olsen was hired on a consultancy basis to serve as Chief Executive Officer of Firefly (the “CEO Consultancy Agreement”). Pursuant to the CEO Consultancy Agreement, Mr. Olsen is entitled to an effective annual base salary of $180,000, payable monthly. Additional performance bonuses, stock options and targets may be established on an annual basis by the board of directors of Firefly. The CEO Consultancy Agreement shall continue indefinitely unless terminated by the parties thereto pursuant to its terms. Either party may terminate the CEO Consultancy Agreement for any reason with 90 days notice or without such notice in certain designated cases of cause.

The CEO Consultancy Agreement also contains certain standard confidentiality, non-competition, non-solicit, waiver and indemnity provisions.

Gil Issachar

Effective February 2, 2017, Firefly and Mr. Issachar entered into an employment agreement, which was subsequently amended by four amendments dated April 28, 2018, December 16, 2018, July 1, 2019 and December 11, 2019, respectively, each of which raised Mr. Issachar’s base salary in connection with promotions or other events, and that certain Contract Addendum, dated June 21, 2021 (such agreement, as amended, the “Issachar Employment Agreement”), pursuant to which Mr. Issachar was hired as a research and data scientist. Mr. Issachar now serves as Firefly’s Chief Technology Officer. Under the Issachar Employment Agreement, as amended, Mr. Issachar is entitled to a monthly base salary of approximately $13,340 on an as-converted basis in U.S. dollars. Mr. Issachar is also eligible to receive bonus compensation in the form of a one-time lump-sum cash payment equal to two months of salary and payable within 120 days of the date of the addendum to the Issachar Employment Agreement or the date upon which the Merger is completed, whichever is less. Mr. Issachar will also be entitled to an annual bonus in the amount of one month’s salary at the end of each calendar year. Firefly also agrees to provide contributions for the cost of pension and education funds, managers’ insurance, disability policies, and other benefits for Mr. Issachar during the term of employment under the Issachar Employment Agreement.

Mr. Issachar’s employment with Firefly pursuant to the Issachar Employment Agreement commenced as of the effective date of the Issachar Employment Agreement and will continue until terminated by either party, with such termination effective upon the provision of written notice to the other party. In any event of termination of employment by applicable prior written notice, Firefly shall be entitled to terminate Mr. Issachar’s employment, immediately or at any time during the prior notice period, and in such event, if and to the extent required by applicable law, Firefly shall pay Mr. Issachar full or partial prior notice redemption, as applicable. Notwithstanding the foregoing, in the event of termination of the Issachar Employment by Firefly for cause, Firefly shall not be required to pay the redemption of the advance notice period.

The Issachar Employment Agreement also contains certain standard confidentiality and assignment of inventions provisions.

Equity Compensation

Firefly has offered stock options to Firefly’s named executive officers (in addition to certain non-executive employees) as the long-term incentive component of Firefly’s compensation program. Firefly’s stock options are subject to the terms and conditions of the Firefly 2007 Incentive Plan and allow employees to purchase shares of Firefly common stock at a price per share not less than the fair market value of a share of Firefly common stock on the date of grant. Other terms of such stock options, such as vesting schedules, exercise periods and forfeiture upon termination of the participant’s employment with Firefly, are subject to the discretion of the board of directors of Firefly and as set forth in the individual award agreements evidencing the grant of such options.

On November 17, 2022, Mr. Olsen was granted options to purchase 112,280 shares of Firefly common stock, at an exercise price of $3.00. All such options vest monthly. The options have a term of ten years and expire on November 17, 2032. 40,545 of such options are currently exercisable.

On July 8, 2023, Mr. Olsen was granted options to purchase 725,168 shares of Firefly common stock, at an exercise price described in footnote (3) above. All such options vest monthly. The options had an original term of five years from the date of grant, subject to earlier termination in the case of Mr. Olsen’s termination of employment with Firefly, death, disability, retirement or termination for cause. 271,938 of such options are currently exercisable.

On November 17, 2022, Mr. Issachar was granted options to purchase 28,070 shares of Firefly common stock, at an exercise price of $3.00. All such options vest monthly. The options have a term of ten years and expire on November 17, 2032. 10,136 of such options are currently exercisable.

On July 8, 2023, Mr. Issachar was granted options to purchase 725,168 shares of Firefly common stock, at an exercise price of described in footnote (5) above. All such options vest monthly. The options had an original term of five years from the date of grant, subject to earlier termination in the case of Mr. Olsen’s termination of employment with Firefly, death, disability, retirement or termination for cause. 271,938 of such options are currently exercisable.

Other Elements of Compensation

Pursuant to the terms of their respective employment agreements or arrangements, Firefly provides and covers the costs of disability insurance policies and provides contributions to a pension fund for each of Mr. Olsen and Mr. Issachar. For fiscal year 2022, there were no health insurance expenses for either of Mr. Olsen or Mr. Issachar.

Potential Payments Upon Termination of Employment or Change in Control

Upon consummation of the Merger, each outstanding option to acquire shares of Firefly common stock held by executive officers of Firefly will be converted into an option to acquire shares of WaveDancer common stock. In addition, the executive officers of Firefly also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the merger.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of Firefly’s named executive officers and which remain outstanding as of December 31, 2023. Firefly does not have any equity incentive plans other than the Firefly 2007 Incentive Plan and the Firefly 2023 Incentive Plan. As of the date hereof, there are no share-based award plans for any of Firefly’s named executive officers or directors. All options vest monthly, beginning as of their respective grant dates.

Named Executive Officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date
Jon Olsen	1,333	-	-	$3.00	9/25/2030
	25,333	-	-	$3.00	12/14/2030
	8,000	-	-	$3.00	6/21/2031
	40,545	71,735	-	$3.00	11/17/2032
	271,983	453,230	-	(1)	7/8/2028
Gil Issachar	124	-	-	$75.00	8/13/2018
	2,133	-	-	$7.50	10/14/2030
	610	123	-	$7.50	4/1/2031
	12,573	-	-	$7.50	6/21/2031
	10,136	17,934	-	$3.00	11/17/2032
	271,938	453,230	-	(1)	7/8/2028

(1)	Equals 25% discount to the issue price of Firefly’s equity securities issued in an IPO Transaction.

Firefly 2007 Incentive Plan

Firefly adopted the Firefly 2007 Incentive Plan in 2007 for the purpose of granting stock options to employees, service providers, and consultants under Israeli law. The Firefly 2007 Incentive Plan provides for grants to be issued at the determination of the Board and/or any committee of the Board so appointed by the Board in accordance with applicable laws.

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under all stock options granted under the Firefly 2007 Incentive Plan that are outstanding immediately prior to the effective time of the merger. In addition, the Firefly 2007 Incentive Plan will be assumed by WaveDancer at the effective time of the merger, provided that no additional awards may be issued thereunder. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Stock Options” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Authorized Shares. A total of 300,000 shares of Firefly common stock have been authorized for the grant of awards under the Firefly 2007 Incentive Plan.

Plan Administration. The Firefly 2007 Incentive Plan is administered by the Board, either directly or upon the recommendation of any committee of the Board so appointed by the Board (the “Committee”). Except as otherwise provided in the Firefly 2007 Incentive Plan, the Committee shall have the power to recommend to the Board, and the Board has full power and authority, to designate optionees, determine the terms and provisions of stock option agreements, determine the fair market value of the shares of common stock covered by each stock option, classify whether an award shall be granted pursuant to Section 102 (as defined below) or Section 3(i) (as defined below), designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee, alter any restrictions and conditions of any awards, and make all other determinations deemed necessary or advisable for the administration of the Firefly 2007 Incentive Plan.

Stock Options. The Firefly 2007 Incentive Plan provides for the grant of stock options pursuant and subject to (i) Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Income Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively, “Section 102”) and to classify them as (x) either grants made through a trustee or not through a trustee; and (y) grants qualified under capital gain or ordinary income tax treatment; and (ii) Section 3(i) of the Income Tax Ordinance (“Section 3(i)”). In connection with a grant of stock options, grantees receive the right to purchase a specified number of shares of common stock at a specified option exercise price, vesting schedule, and other terms and conditions as are specified by the Board and included in the applicable award agreement. The purchase price of each share of common stock shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time.

Options may be exercised by the optionee by giving written notice to Firefly and/or to any third party designated by Firefly, in such form and method as may be determined by Firefly and when applicable, by the trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice and the payment of the purchase price. Such notice shall specify the number of shares of common stock with respect to which the option is being exercised. Options may be exercised by the optionee in whole at any time or in part from time to time, to the extent that the options become vested and exercisable, prior to their expiration date, and provided that the optionee is employed by or providing services to Firefly or any of its affiliates during the period beginning with grant date and ending upon the date of exercise. Options, to the extent not previously exercised, shall terminate upon the earlier of: (i) the date set forth in the option agreement; (ii) ninety days after a termination without cause; (iii) six months following a termination as a result of death or disability; or (iv) if further extended by the Committee prior to date of termination.

Dividends. With respect to all shares of common stock allocated or issued upon the exercise of options purchased by the optionee and held by the optionee or by the trustee, as the case may be, the optionee shall be entitled to receive dividends in accordance with the quantity of such shares of common stock, subject to Firefly’s Articles of Association (and all amendments thereto) and any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

Certain Adjustments; Corporate Transaction Events. In the event of a merger, acquisition or reorganization of Firefly with one or more other entities in which Firefly is not the surviving entity or a sale of all or substantially all of the assets of Firefly, the Board or the Committee may resolve that the unexercised options then outstanding under the Firefly 2007 Incentive Plan shall be assumed or substituted for an appropriate number of shares or other securities of the successor company (or a parent or subsidiary of the successor company) as were distributed to the shareholders of Firefly in connection and with respect to such a transaction. In the case of such assumption and/or substitution of options, appropriate adjustments shall be made to the purchase price so as to reflect such action and all other terms and conditions of the option agreements shall remain unchanged, including, but not limited to, the vesting schedule, subject to the determination of the Committee or the Board, which determination shall be in their sole and absolute discretion.

Amendment, Termination. The Board may at any time, but when applicable, after consultation with the trustee, amend, alter, suspend or terminate the Firefly 2007 Incentive Plan. No amendment, alteration, suspension, or termination of the Firefly 2007 Incentive Plan shall impair the rights of any optionee, unless mutually agreed otherwise between the optionee and Firefly, which agreement must be in writing and signed by the optionee and Firefly. Termination of the Firefly 2007 Incentive Plan shall not affect the Committee’s ability to exercise the powers granted to it under the Firefly 2007 Incentive Plan prior to the date of such termination.

Firefly 2023 Incentive Plan

Firefly adopted the Firefly 2023 Incentive Plan on July 8, 2023. The Firefly 2023 Incentive Plan was adopted to advance the interest of Firefly’s stockholders by enhancing Firefly’s ability to attract, retain, and motivate persons who are expected to make important contributions to Firefly by (i) providing Firefly with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and consultants, (ii) aligning the interests of such persons with those of Firefly’s stockholders, and (iii) enabling and encouraging such persons to participate in the long-term growth of Firefly. The Firefly 2023 Incentive Plan authorizes the grant of stock options, share appreciation rights, deferred share units, restricted share units, and performance share units, or a combination of the foregoing.

At the effective time of the merger, WaveDancer will assume all of Firefly’s rights and obligations under all stock options granted under the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger. In addition, the Firefly 2023 Incentive Plan will be assumed by WaveDancer at the effective time of the merger, provided that no additional awards may be issued thereunder. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of Firefly Stock Options” beginning on page 154 of this joint proxy and consent solicitation statement/prospectus.

Authorized Shares. A total of 4,440,355 shares of Firefly common stock have been authorized for the grant of awards under the Firefly 2023 Incentive Plan.

Plan Administration. The Firefly 2023 Incentive Plan is administered by the Firefly board of directors or if so delegated in whole or in part by the Firefly board of directors, the Compensation Committee of the Firefly board of directors, or any other duly authorized committee of the board of directors appointed by the board of directors to administer the Firefly 2023 Incentive Plan (the “Committee”). The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Firefly 2023 Incentive Plan and any award agreement or other agreement ancillary to or in connection with the Firefly 2023 Incentive Plan, to determine eligibility for awards, and to adopt such rules, regulations and guidelines for administering the Firefly 2023 Incentive Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including grant, exercise price, issue price and vesting terms, whether awards payout in cash or shares where applicable, determining any performance goals applicable to awards and whether such performance goals have been achieved and adopting modifications and amendments to the Firefly 2023 Incentive Plan or any award agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which Firefly and its affiliates operate.

Stock Options. Options granted under the Firefly 2023 Incentive Plan may be granted to participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion. Each stock option grant shall be evidenced by an award agreement that shall specify the option price, the duration of the option, the number of shares to which the option pertains, the conditions, if any, upon which an option shall become vested and exercisable, and any such other provisions as the Committee shall determine. Options may not have an exercise price per share of less than 100% of the fair market value of a share on the date of grant. Subject to any provisions of the Firefly 2023 Incentive Plan or the applicable award agreement relating to acceleration of vesting of options, regulatory requirements and the policies of the designated stock exchange or trading platform, the Committee shall determine the vesting provisions of each grant of options at the time. Notwithstanding the foregoing, options granted to any consultant or persons retained to provide investor relations activities shall vest in stages over a period of not less than twelve months with no more than one-quarter of the options vesting in any three-month period. Each option shall expire at such time as the Committee shall determine at the time of grant, provided, however, that, subject to any blackout periods, no option shall be exercisable later than the seventh anniversary date of its grant. The treatment of options under the Firefly 2023 Incentive Plan upon a participant’s termination of employment with or service to Firefly is set forth in the applicable award agreement or the Firefly 2023 Incentive Plan, but in no event can options terminate more than one year following the participant’s termination.

Share Appreciation Rights (“SARS”). Subject to any provisions of the Firefly 2023 Incentive Plan or an applicable award agreement, SARs may be granted to participants at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. Each SAR award shall be evidenced by an award agreement that shall specify the grant price, the term, and any such other provisions as the Committee shall determine. No SAR shall be exercisable later than the tenth anniversary date of its grant. Upon the exercise of a SAR, a participant shall be entitled to receive payment from Firefly in an amount representing the difference between the of the underlying shares on the date of exercise over the grant price. At the discretion of the Committee, the payment upon the exercise of a SAR may be in cash, shares of equivalent value (based on the fair market value of the shares on the date of exercise of the SAR, as defined in the award agreement or otherwise defined by the Committee thereafter), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The treatment of SARs under the Firefly 2023 Incentive Plan upon a participant’s termination of employment with or service to Firefly is set forth in the applicable award agreement or the Firefly 2023 Incentive Plan, but in no event can SARs terminate more than one year following the participant’s termination.

Deferred Share Units. Subject to any provisions of the Firefly 2023 Incentive Plan or an applicable award agreement, the Committee, at any time and from time to time, may grant Deferred Share Units to participants in such amounts and upon such terms as the Committee shall determine. Each Deferred Share Unit grant shall be evidenced by an award agreement that shall specify the number of Deferred Share Units granted, the settlement date for Deferred Share Units, and any other provisions as the Committee shall determine, including, but not limited to, a requirement that participants pay a stipulated purchase price for each Deferred Share Unit, restrictions based upon the achievement of specific performance criteria, time-based restrictions, restrictions under applicable laws or other requirements, or holding requirements or sale restrictions placed on the shares upon vesting of such Deferred Share Units. The treatment of Deferred Share Units under the Firefly 2023 Incentive Plan upon a participant’s termination of employment with or service to Firefly is set forth in the applicable award agreement or the Firefly 2023 Incentive Plan, but in no event can Deferred Share Units terminate more than one year following the participant’s termination.

Restricted Share Units. Subject to any provisions of the Firefly 2023 Incentive Plan or an applicable award agreement, the Committee, at any time and from time to time, may grant Restricted Share Units to participants in such amounts and upon such terms as the Committee shall determine. Each Restricted Share Unit grant shall be evidenced by an award agreement that shall specify the period of any restrictions, the number of Restricted Share Units granted, the settlement date for Restricted Share Units, whether such Restricted Share Unit is settled in cash, shares or a combination thereof or if the form of payment is reserved for later determination by the Committee, and any such other provisions as the Committee shall determine, provided that unless otherwise determined by the Committee or as set out in any award agreement. The Committee shall impose, in the award agreement at the time of grant, such other conditions and/or restrictions on any Restricted Share Units granted pursuant to the Firefly 2023 Incentive Plan as it may deem advisable, including, without limitation, restrictions based upon the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or other requirements.

Performance Share Units. Subject to any provisions of the Firefly 2023 Incentive Plan or an applicable award agreement, the Committee, at any time and from time to time, may grant Performance Share Units to participants in such amounts and upon such terms as the Committee shall determine. Each Performance Share Unit shall have an initial value equal to the fair market value of a share on the date of grant. The Committee shall set performance criteria for a performance period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the award agreement, the value and/or number of each Performance Share Unit that will be paid to the participant. Subject to the terms of the Firefly 2023 Incentive Plan and the applicable award agreement, after the applicable performance period has ended, the holder of Performance Share Units shall be entitled to receive payout on the value and number of Performance Share Units, determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, Firefly shall have the ability to require the participant to hold any shares received pursuant to such award for a specified period of time. Payment of earned Performance Share Units shall be as determined by the Committee and as set forth in the award agreement. Subject to the terms of the Firefly 2023 Incentive Plan, the Committee, in its sole discretion, may pay earned Performance Share Units in the form of: (i) cash equal to the value of the earned Performance Share Units at the end of the applicable performance period, (ii) a number of shares issued from treasury equal to the number of earned Performance Share Units at the end of the applicable performance period, or (iii) in a combination thereof in the discretion of Firefly. Any shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such awards shall be set forth in the award agreement for the grant of the award or reserved for later determination. The treatment of Performance Share Units under the Firefly 2023 Incentive Plan upon a participant’s termination of employment with or service to Firefly is set forth in the applicable award agreement or the Firefly 2023 Incentive Plan, but in no event can Performance Share Units terminate more than one year following the participant’s termination.

Certain Adjustments; Corporate Reorganization Events. In the event of any corporate event or transaction (collectively, a “Corporate Reorganization”) (including, but not limited to, a change in the shares or the capitalization of Firefly) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of Firefly, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of Firefly, or any similar corporate event or transaction, the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of shares that may be issued under the Firefly 2023 Incentive Plan, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the limit on issuing awards other than options granted with an option price equal to at least the fair market value of a share on the date of grant or SARs with a grant price equal to at least the fair market value of a share on the date of grant, and any other value determinations applicable to outstanding awards or to the Firefly 2023 Incentive Plan, as are equitably necessary to prevent dilution or enlargement of participants’ rights under the Firefly 2023 Incentive Plan that otherwise would result from such corporate event or transaction. In connection with a Corporate Reorganization, the Committee shall have the discretion to permit a holder of options to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Firefly 2023 Incentive Plan and the applicable award agreement) and the holder will then accept on the exercise of such option, in lieu of the shares that such holder would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that such holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, that holder had owned all shares that were subject to the option. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares.

The Committee shall also make appropriate adjustments in the terms of any awards under the Firefly 2023 Incentive Plan as are equitably necessary to reflect such Corporate Reorganization and may modify any other terms of outstanding awards, including modifications of performance criteria and changes in the length of performance periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on participants under the Firefly 2023 Incentive Plan, provided that any such adjustments must comply with Section 409A of the Code with respect to any U.S. participants. Subject to the Firefly 2023 Incentive Plan and any applicable law or regulatory requirement, without affecting the number of shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of awards under the Firefly 2023 Incentive Plan in connection with any Corporate Reorganization, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Firefly 2023 Incentive Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

Amendment, Termination. The Firefly board at any time, and from time to time, may amend or suspend any provision of an award or the Firefly 2023 Incentive Plan, or terminate the Firefly 2023 Incentive Plan, subject to those provisions that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary.

Firefly’s Director Compensation

The following table sets forth summary information concerning the total compensation earned for each non-employee member of the Firefly board of directors during the years ended December 31, 2022 and 2023, and is contemplated to continue serving as a director of the combined company. All compensation paid to Mr. Olsen is reported above under the heading “— Summary Compensation Table.”

Name	Year	Salary	Bonus	Stock Awards	Option awards (1)	All other compensation	Total
Greg Lipschitz	2022	-	-	-	-	-	-
	2023	-	-	-	(2)	-	-
Scott Reeves	2022	-	-	-	-	-	-
	2023	-	-	-	(3)	-	-
Dave DeCaprio(4)	2022	-	-	-	-	-	-
	2023	-	-	-	-	-	-

(1)

Amounts reflect the full grant-date fair value of option awards granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Firefly provides information regarding the assumptions used to calculate the value of all option awards made to its executive officers in the section entitled “Firefly’s Management’s Discussion and Analysis and Results of Operations” contained elsewhere in this joint proxy and consent solicitation statement/prospectus.

(2)

Consists of a grant of options to purchase 530,610 shares of Firefly common stock made to 2686255 Ontario Inc., an entity controlled by Mr. Lipschitz, on July 8, 2023, of which 88,435 are currently exercisable.

(3)	Consists of a grant of options to purchase 70,748 shares of Firefly common stock made to Mr. Reeves on July 8, 2023, of which 9,826 are currently exercisable.
(4)	Mr. DeCaprio has served as a director of Firefly since January 2024 and received no compensation in the reported period in his capacity as a director.

Narrative Disclosure to Director Compensation Table

During the periods covered by the table above, Firefly’s non-employee directors received no monetary compensation for their service as directors during such periods. The directors’ compensation in the form of option awards is reported above.

WaveDancer Director and Executive Officer Compensation

The following is a discussion of the material components of the director and executive compensation arrangements of WaveDancer’s director, chief executive officer and chairman, G. James Benoit, Jr., age 51, who will serve on the board of directors of the combined company. Mr. Benoit, a named executive officer of WaveDancer, is the only individual among WaveDancer’s directors or executive officers who will serve on the board of directors of the combined company. No current directors or executive officers of WaveDancer will serve as an executive officer of the combined company.

Mr. Benoit has been a director of WaveDancer since 2021, and is serving a term that expires at the next annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Benoit was appointed Chairman and Chief Executive Officer in August 2021 and will serve as such until his successor is elected and qualified or until his earlier death, resignation, or removal.

Mr. Benoit has spent his career devoted to the intelligence and national security missions of the United States. From 2009 to 2019, he served as the CEO of FedData and Domain5, a pair of technology companies supplying secure hardware, engineering, analytics, network engineering and computer network operations support services to the National Intelligence Community and the Department of Defense. On his watch, FedData grew from start-up to nearly $500 million in revenue and over $30 million in earnings.

Summary Compensation Table

The Summary Compensation Table below sets forth compensation information for Mr. Benoit as CEO:

Name and principal position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Option awards(2) ($) (f)	All other compensation(3) ($) (i)	Total ($) (j)
G. James Benoit Jr.	2022	181,311	-	115,200	2,681	299,192
Chief Executive Officer	2023	127,633	-	8,363	3,591	139,587

(1)

During 2022, Mr. Benoit elected to forego portions of his salary and received stock option awards instead. The salary amounts foregone and included in column (c) for Mr. Benoit was $89,870. Mr. Benoit was granted 36,000 stock options on November 21, 2022. See note 2 below for further details on these grants.

(2)

Assumptions used to determine the fair value of option awards in column (f) for 2022 can be found in Note 14 to WaveDancer’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022. Fair values of option awards in column (f) for 2023 were computed in accordance with ASC Topic 718. The vesting of all option awards granted in 2023 and 2022 are subject only to the term of service.

The 2023 option award for Mr. Benoit represents an award of 12,500 options on November 3, 2023, exercisable at $2.03 per share with approximately 4,167 shares exercisable on each of October 24, 2024, 2025, and 2026. The 2022 option award for Mr. Benoit represents an award of 36,000 options on November 21, 2022, exercisable at $8.60 per share with 12,000 shares exercisable on each of November 21, 2023, 2024 and 2025, and expiring on November 21, 2032. Upon closing of the Merger Agreement, all outstanding options will become immediately exercisable.

(3)	Amounts in column (i) are for employer matching contributions to each individual’s 401(k) defined contribution account under our company-wide 401(k) Pension and Profit-Sharing Plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On August 26, 2021, an employment agreement was executed between the Company and Mr. Benoit, Jr., who was named as the Chief Executive Officer of the Company. Under the agreement, Mr. Benoit receives a base salary of $60,000, which may be adjusted periodically by the board of directors, with eligibility to receive an annual performance bonus up to 100% of his base salary based on measurement standards to be determined by the Board’s compensation committee. Under the agreement, Mr. Benoit was granted options to purchase 30,000 shares of Company’s common stock under its 2016 Stock Incentive Plan and 1,000,000 options upon the adoption of its 2021 Stock Incentive Plan. The board of directors voted on March 18, 2022, with an effective date of the same, to increase Mr. Benoit’s base rate of pay by $107,500, and to further increase his base rate of pay by an additional $107,500 effective August 26, 2022, the anniversary date of his employment agreement. In the event of Mr. Benoit’s termination other than for Cause (as defined in the agreement), death or disability, or by Mr. Benoit Without Good Reason (as defined in the agreement), he is entitled to receive pro-rated bonus, severance payments at the same rate as the base salary for a period of twelve months following the date of termination, and continued participation in all benefit plans for which he is legally eligible during the severance period.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards as of December 31, 2023 for Mr. Benoit:

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)		Option exercise price ($) (e)	Option expiration date (f)
G. James Benoit Jr.	-	36,000	(1)	$8.60	11/21/32
G. James Benoit Jr.	-	3,000	(2)	$28.00	08/26/26
G. James Benoit Jr.	100,000	-		$48.90	12/30/26

(1)	One third vested on November 21, 2023, and each of the remaining two thirds vest on November 21, 2024 and 2025, respectively.
(2)	Vests on August 26, 2024.

Mr. Benoit is a salaried employee, without any guaranteed incentives. Bonuses and stock option awards are at the discretion of the Compensation Committee of the Board of Directors. Mr. Benoit is eligible to participate in the WaveDancer 401(k) Pension and Profit-Sharing Plan under the same terms and matching percentages as other salaried employees.

The Company has no outstanding stock awards to Mr. Benoit.

Retirement Plans

The Company has a Cash or Deferred Arrangement Agreement (CODA), which satisfies the requirements of section 401(k) of the Internal Revenue Code. This defined contribution retirement plan covers substantially all employees. Participants can elect to have up to the maximum percentage allowable of their salaries reduced and contributed to the plan. The Company may make matching contributions equal to a discretionary percentage of the participants’ elective deferrals. In 2022, the Company matched 25% of the first 6% of the participants’ elective deferrals. The Company may also make additional contributions to all eligible employees at its discretion. The Company did not make additional contributions during 2022.

Compensation of Directors

Mr. Benoit was not compensated for his services as director for the years ended December 31, 2023 or 2022.

PRINCIPAL STOCKHOLDERS OF WAVEDANCER AND THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/consent solicitation statement does not give effect to the proposed Reverse Stock Split described in WaveDancer Proposal 2, beginning on page 105 in this joint proxy and consent solicitation statement/prospectus.

The following table sets forth information regarding the beneficial ownership of WaveDancer’s voting securities as of January 12, 2024 by (i) each person known to WaveDancer to beneficially own five percent (5%) or more of any class of WaveDancer’s voting securities; (ii) each of WaveDancer’s named executive officers and directors; and (iii) all of WaveDancer’s directors and executive officers as a group. The percentages of voting securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. The percentage of common stock ownership is based on 2,013,180 shares of common stock issued and outstanding as of January 12, 2024.

Additionally, the table sets forth the number of shares of WaveDancer common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming a merger closing date of January 12, 2024 and an Exchange Ratio of 0.444462, after giving effect to the issuance of an aggregate of approximately 28,709,802 shares of WaveDancer common stock as merger consideration to Firefly stockholders, 22,987,303 of which will be issued and outstanding immediately upon the closing of the merger. Percentage of common stock ownership upon the closing of the merger is based on 25,000,483 shares of common stock of the combined company issued and outstanding as of immediately upon the closing of the merger, assuming a merger closing date of January 12, 2024.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of January 12, 2024 by that stockholder are deemed outstanding.

	As of January 12, 2024		After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Closing of the Merger

Name	Number of Shares of WaveDancer Common Stock Beneficially Owned	Percentage Class	Number of Shares of WaveDancer Common Stock Beneficially Owned	Percentage Class

Management and Directors(1)
G. James Benoit, Jr.(2)	387,912	17.6%	427,412	1.7%
Timothy G. Hannon(3)	11,333	*	41,500	*
Paul B. Becker(4)	5,500	*	11,000	*
James C. DiPaula(5)	60,966	3.0	65,966	*
Jack L. Johnson, Jr.(6)	16,000	*	21,000	*
William H. Pickle(7)	33,641	1.7	39,141	*
Bonnie K. Wachtel(8)	40,880	2.0	46,380	*

All executive officers and directors as a group (5 persons)	556,232	24.5	652,399	2.5

* Less than 1%.

(1)	The address of record for all directors and executive officers is care of the Company at 12015 Lee Jackson Memorial Hwy, Ste 210, Fairfax VA 22033.

(2)

As of January 12, 2024, includes 112,000 shares issuable upon the exercise of options and 77,333 shares issuable upon the exercise of warrants to purchase common stock. Upon closing of the merger, an additional 39,500 shares will be issuable upon the exercise of options.

(3)	As of January 12, 2024, includes 11,333 shares issuable upon the exercise of options. Upon closing of the merger, an additional 30,167 shares will be issuable upon the exercise of options.

(4)	As of January 12, 2024, includes 5,500 shares issuable upon the exercise of options. Upon closing of the merger, an additional 5,500 shares will be issuable upon the exercise of options.

(5)

As of January 12, 2024, includes 5,000 shares issuable upon the exercise of options and 5,856 shares issuable upon the exercise of warrants to purchase common stock. Upon closing of the merger, an additional 5,000 shares will be issuable upon the exercise of options.

(6)

As of January 12, 2024, includes 7,000 shares issuable upon the exercise of options and 3,500 shares issuable upon the exercise of warrants to purchase common stock. Upon closing of the merger, an additional 5,000 shares will be issuable upon the exercise of options.

(7)

As of January 12, 2024, includes 9,500 shares issuable upon the exercise of options and 6,829 shares issuable upon the exercise of warrants to purchase common stock. Upon closing of the merger, an additional 5,500 shares will be issuable upon the exercise of options.

(8)

As of January 12, 2024, includes 8,500 shares issuable upon the exercise of options and 2,500 shares issuable upon the exercise of warrants to purchase common stock. Upon closing of the merger, an additional 5,500 shares will be issuable upon the exercise of options.

PRINCIPAL STOCKHOLDERS OF FIREFLY AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of Firefly’s voting securities as of January 12, 2024 by (i) each person known to Firefly to beneficially own five percent (5%) or more of any class of Firefly’s voting securities; (ii) each of Firefly’s named executive officers and directors; and (iii) all of Firefly’s directors and executive officers as a group. The percentages of voting securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Firefly Neuroscience, Inc., 150 King St. W, 2nd Floor, Toronto, Ontario, M5H 1J9. Percentage of common stock ownership is based on 49,948,700 shares of common stock issued and outstanding as of January 12, 2024.

Additionally, the table sets forth the number of shares of WaveDancer common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on January 12, 2024 and an Exchange Ratio of 0.444462, after giving effect to the issuance of an aggregate of approximately 28,709,802 shares of WaveDancer common stock as merger consideration to Firefly stockholders, 22,987,303 of which will be issued and outstanding immediately upon the closing of the merger. Percentage of common stock ownership upon the closing of the merger is based on 25,000,483 shares of common stock of the combined company issued and outstanding as of immediately upon the closing of the merger, assuming the merger will close on January 12, 2024.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of January 12, 2024 by that stockholder are deemed outstanding.

	As of January 12, 2024		After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Closing of the Merger

Name	Number of Shares of Firefly Common Stock Beneficially Owned	Percentage Class	Number of Shares of WaveDancer Common Stock Beneficially Owned	Percentage Class
5% Beneficial Owner
Windsor Private Capital LP / Jordan Kupinsky	15,537,380	30.96%	6,905,775	27.51%
Roxy Capital Corporation	5,512,181	11.00%	2,449,955	9.77%
RJL18 Capital Canada LP	3,640,121	7.27%	1,617,895	6.46%
Profis Investment Corp (4)	2,699,785	5.41%	1,199,952	4.80%

Named Executive Officers and Directors
Dave DeCaprio (5)	12,283	*	5,459	*
Jon Olsen (6)	651,475	1.30%	289,556	1.15%
Scott Reeves (7)	279,773	*	124,349	*
Greg Lipschitz (8)	1,472,041	2.94%	654,266	2.61%
Gil Issachar (9)	297,514	*	132,234	*
Paul Krzywicki	-	-	-	-

All executive officers and directors as a group (6 persons)	2,713,086	5.41%	1,205,864	4.81%

* Less than 1%.

1)

Shares beneficially owned prior to the merger consist of (1) 14,643,355 shares of Firefly common stock held by Windsor Private Capital LP (“Windsor”), (2) shares underlying warrants to purchase up to 232,864 shares of common stock held by Windsor that are currently exercisable or exercisable within 60 days of December 31, 2024, and (3) 661,161 shares of Firefly common stock held by Jordan Kupinsky. Jordan Kupinsky has voting control and investment discretion over, and therefore may be deemed to have beneficial ownership of, the securities held by Windsor.

2)

Shares beneficially owned prior to the merger consist of (1) 5,364,288 shares of Firefly common stock and (2) shares underlying warrants to purchase up to 147,893 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023. Eric Lazer has voting control and investment discretion over, and therefore may be deemed to have beneficial ownership of, the securities held by Roxy Capital Corp.

3)

Shares beneficially owned prior to the merger consist of (1) 3,530,590 shares of Firefly common stock and (2) shares underlying warrants to purchase up to 109,531 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023. Dean Lazer has voting control and investment discretion over, and therefore may be deemed to have beneficial ownership of, the securities held by RJL Capital Canada LP.

4)

Shares beneficially owned prior to the merger consist of 2,699,785 shares of Firefly common stock. Eugene Profis has voting control and investment discretion over, and therefore may be deemed to have beneficial ownership of, the securities held by Profis Investment Corp.

5)

Shares beneficially owned prior to the merger consist of shares underlying options to purchase up to 12,283 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023.

6)

Shares beneficially owned prior to the merger consist of (1)  19,362 shares of Firefly common stock held by Mr. Olsen, (2) 284,964 shares of Firefly common stock held by Slate Water Ltd., an entity controlled by Mr. Olsen, and (3) shares underlying options to purchase up to 347,149 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023.

7)

Shares beneficially owned prior to the merger consist of (1) 269,947 shares of Firefly common stock and (2) shares underlying options to purchase up to 9,826 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023, held by 2123611 Alberta Ltd, an entity in which Mr. Reeves is the sole stockholder.

8)

Shares beneficially owned prior to the merger consist of (1) 1,343,278 shares of Firefly common stock and (2) shares underlying warrants to purchase up to 40,328 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023, and (3) shares underlying options to purchase up to 88,435 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023, held by 2686225 Ontario Inc., an entity in which Mr. Lipschitz is the sole stockholder.

9)

Shares beneficially owned prior to the merger consist of shares underlying options to purchase up to 297,514 shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2023.

RELATED PARTY TRANSACTIONS

WaveDancer Related Party Transactions

The following is a summary of transactions since January 1, 2021 to which WaveDancer has been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of WaveDancer’s total assets as of the end of the last two completed fiscal years and in which any of the expected directors, executive officers or holders of more than 5% of capital stock of the continuing company, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

WaveDancer believes the terms obtained or consideration that WaveDancer paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In connection with a private placement of its shares, on August 26, 2021, WaveDancer sold 140,000 shares of its common stock at a price of $20.00 per share to several accredited investors. For each share purchased, purchasers were issued a warrant granting the right to purchase an additional share of common stock at a price of $30.00 per share, with the warrants expiring on August 31, 2026. The investors included G. James Benoit, Jr., Chairman and Chief Executive Officer, who purchased 75,000 shares and 75,000 warrants at an aggregate price of $1,500,000, and William H. Pickle, director, who purchased 6,500 shares and 6,500 warrants at an aggregate price of $130,000.

In connection with a private placement of its shares, on December 10, 2021, WaveDancer sold 328,987 shares of its common stock at a price of $30.40 per share to several investors. For each five shares purchased, purchasers were issued a warrant granting the right to purchase an additional share of common stock at a price of $45.00 per share, with the warrants exercisable on January 1, 2023, expiring on December 31, 2026. The investors included G. James Benoit, Chairman and CEO, who purchased 11,665 shares and 2,333 warrants at an aggregate price of $354,600, and James C. (“Chip”) DiPaula, Jr., director, who purchased 29,277 shares and 5,856 warrants at an aggregate price of $890,000.

In connection with a private placement of its shares, in August 2022, WaveDancer sold 157,256 shares of its common stock at a price of $12.00 per share to 16 accredited investors. The investors included G. James Benoit, Jr., Chairman and Chief Executive Officer, who purchased 50,000 shares at an aggregate price of $600,000, James C. DiPaula, director, who purchased 20,834 shares at an aggregate price of $250,000, and William C. Pickle, director, who purchased 4,167 shares at an aggregate price of $50,000.

On September 29, 2023, WaveDancer sold 35,000 shares of common stock to G. James Benoit, Jr., Chairman and Chief Executive Officer, at a price of $5.00 per share in a private placement offering from which it raised aggregate gross proceeds of $175,000.

Mr. Benoit will be the principal stockholder of Wavetop, which will purchase Tellenger in connection with the merger for $1.5 million. See “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal” for an explanation of certain assumptions and qualifications of the sale price, as well as how the WaveDancer Board of Directors determined the fairness of the sale price.

For information concerning the holdings of WaveDancer’s directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF WAVEDANCER AND THE COMBINED COMPANY” beginning on page 198 of this joint proxy and consent solicitation statement/prospectus.

Firefly Related Party Transactions

Since January 1, 2021, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $120,000, and in which any of the expected directors, executive officers or holders of more than 5% of capital stock of the continuing company, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

For information concerning the holdings of Firefly’s directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF FIREFLY AND THE COMBINED COMPANY” beginning on page 200 of this joint proxy and consent solicitation statement/prospectus. For a description of the compensation arrangements of Firefly’s directors and officers, please refer to “THE MERGER — Interests of Firefly’s Directors and Executive Officers in the Merger”, “MANAGEMENT OF THE COMBINED COMPANY — Firefly’s Executive Officer Compensation,” and “MANAGEMENT OF THE COMBINED COMPANY — Firefly’s Directors Compensation” beginning on pages 142, 187 and 195 of this joint proxy and consent solicitation statement/prospectus.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of certain U.S. federal income tax consequences of the merger to U.S. holders (as defined below) (i) of Firefly common stock and Firefly Preferred Stock (together, “Firefly Stock”) that exchange their Firefly Stock for WaveDancer common stock (for purposes of this section, the “WaveDancer Stock”) and (ii) of Firefly warrants that exchange their Firefly warrants (“Firefly Warrants” and together with Firefly Stock, “Firefly Securities”) for WaveDancer warrants with the same terms (the “WaveDancer Warrants” and together with WaveDancer Stock, “WaveDancer Securities”). This summary does not address the tax consequences of Firefly options or restricted stock units that are exchanged pursuant to the merger. This summary assumes the merger will be consummated in accordance with the Merger Agreement and as described in this joint proxy and consent solicitation statement/prospectus.

This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes nor does it address any tax consequences arising under the unearned income Medicare contribution tax. This summary is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this summary.

This summary addresses only those U.S. holders who hold their Firefly Securities as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular U.S. holder in light of its particular circumstances, or to a U.S. holder who is subject to special rules, including, without limitation:

●	banks, insurance companies or certain other financial institutions;

●	regulated investment companies, real estate investment trusts, mutual funds or grantor trusts;

●	a holder of Firefly Securities that holds its Firefly Securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

●	brokers, dealers, or traders in securities;

●	traders in securities who elect a mark-to-market method of accounting;

●	a holder of Firefly Stock that received Firefly Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

●	a holder of Firefly Securities subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	founders, sponsors, officers or directors of Firefly;

●	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	persons having a functional currency other than the U.S. dollar; and

●	persons who hold shares of Firefly Securities through a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Firefly Securities that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The tax consequences of the merger to a U.S. holder of Firefly Securities may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder of Firefly Securities should consult its own tax advisor as to the tax consequences of the merger in its particular circumstances.

Qualification of the Merger as a Reorganization

A U.S. holder whose Firefly Stock is exchanged in the merger for the WaveDancer Stock and a U.S. holder whose Firefly Warrants are exchanged in the merger for the WaveDancer Warrants should not recognize gain or loss in the merger. A U.S. holder’s aggregate tax basis in the WaveDancer Securities received in the merger should equal the aggregate tax basis of the corresponding Firefly Securities surrendered by such U.S. holder in the merger. A U.S. holder’s holding period for the WaveDancer Securities received in the merger should include the U.S. holder’s holding period for the corresponding Firefly Securities surrendered in the merger. The discussion herein assumes that the merger qualifies as a tax-free reorganization under Section 368(a) of the Code unless it explicitly states otherwise.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger were to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and if the merger were to also not qualify as a tax-deferred contribution under Section 351 of the Code, then each U.S. holder of Firefly Securities will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the WaveDancer Securities, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and (2) its adjusted tax basis in the Firefly Securities surrendered in exchange therefor. Such gain or loss should be included in taxable income in the taxable year of the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the merger. Long-term capital gain of individuals is currently eligible for a twenty percent (20%) rate of taxation. There are limitations on the deductibility of capital losses.

Material U.S. Federal Income Tax Treatment of the Reverse Stock Split

The reverse stock split pursuant to the Reverse Stock Split Proposal is intended to be treated as a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(E) of the Code. Firefly has not requested, and does not intend to request, any ruling from the IRS with respect to the tax consequences of the Reverse Stock Split Proposal. This disclosure is not binding on the IRS or any court and relies on the present and continuing accuracy of certain assumptions, representations, warranties, and covenants of the parties. If any of these assumptions, representations, warranties or covenants is or becomes incorrect, incomplete or inaccurate, or is violated, or if the IRS were to successfully challenge the status of the reverse stock split as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, the tax consequences of the Reverse Stock Split Proposal could differ from those set forth below and U.S. holders exchanging stock of the combined company in the reverse stock split could be subject to U.S. federal income tax. The following discussion, as it relates to the U.S. holders of Firefly Stock assumes the reverse stock split will qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes.

A U.S. holder generally will not recognize income, gain or loss upon the consummation of the reverse stock split, except with respect to any payment of a full share in lieu of a fractional share. A U.S. holder’s aggregate tax basis in the stock of the combined company received in the reverse stock split will generally equal the aggregate tax basis in such U.S. holder’s pre-reverse stock split shares immediately prior to the reverse stock split, and such U.S. holder’s holding period for the shares of stock of the combined company received in the reverse stock split will include such U.S. holder’s holding period for the shares surrendered. U.S. holders that acquired different blocks of Firefly Stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of the combined company received in the reverse stock split.

Backup Withholding

Non-corporate U.S. holders of Firefly Stock may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives (or, if the merger does not qualify as a reorganization or tax deferred contribution, with respect to the entire merger consideration). A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

●

furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 included in the letter of transmittal that the U.S. holder will receive; or

●	establishes that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

If a U.S. holder of Firefly Stock that receives WaveDancer Stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Firefly Stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of Firefly Stock that, immediately before the merger, (y) owned at least five percent (5%) (by vote or value) of the outstanding stock of Firefly or (z) owned Firefly securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Firefly Stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

BUSINESS OF WAVEDANCER

The following section describes the business and operations of WaveDancer. As used in this section, the terms “the Company,” “we,” “our,” and “us” refer to WaveDancer, Inc.

Review of Strategic Alternatives and the Merger

In September 2021, the WaveDancer Board of Directors initiated a review of strategic alternatives that could result in changes to WaveDancer’s business strategy and future operations, which ultimately resulted in the execution of the Merger Agreement. If the Merger Agreement is consummated, WaveDancer’s business, which to date has been solely conducted through Tellenger, Inc. (“Tellenger”), will no longer be operated.

Overview

WaveDancer was originally founded as Information Analysis Incorporated in 1979 as a pioneering information technology consulting and systems engineering company, focused on helping government and commercial organizations move into the information age. In the early 2000s, WaveDancer began specializing in modernization and business transformation to help organizations increase productivity, gain efficiencies, and improve their results through technological transformations. With our acquisition in 2021 of Tellenger, an IT consulting and software development firm, we acquired competencies in web-based solutions, software development, and data analytics. In December 2021, we reorganized our professional services practice into Tellenger, and as a result, our professional services capabilities were consolidated under a single entity. Soon after WaveDancer also converted from a Virginia corporation to a Delaware corporation.

Helping organizations achieve their enterprise digital transformation goals, Tellenger applies its technology, services and experience to migrating and modernizing legacy software, developing web-based and mobile device solutions - including dynamic electronic forms development and conversion - as well as data analytics. Tellenger has modernized over 100 million lines of COBOL code for over 35 governmental and commercial customers. Tellenger maintains a pool of skilled COBOL programmers, providing us with a competitive advantage as the labor pool of such programmers is shrinking as aging software professionals retire.

WaveDancer believed combining web-based solutions and IT enterprise capabilities with system modernization would provide them with the skill sets that would be needed to help organizations achieve their enterprise-wide digital transformation goals. WaveDancer foresaw this as a key component of their modernization growth since there are billions of lines of code, in both the governmental and commercial sectors, that eventually must be modernized.

As a trusted partner, Tellenger offers a full suite of IT services including consulting, development, training, migration and modernization implementation, and on-site project support. With our IT consulting and software development processes appraised at CMMI Level 3 for their ability to consistently deliver high-quality work using metrics to proactively manage risk, Tellenger offers a project framework that meets the “gold standard” of larger firms. Tellenger constantly monitors project metrics to ensure they are meeting objectives and identifying areas for improvement. Tellenger has performed software development and conversion projects for over 100 commercial and government entities across health, military, and homeland security organizations including, but not limited to, the Department of Agriculture, Department of Defense, Department of the Navy, Department of Education, Department of Homeland Security, Department of the Treasury, Department of Labor, Department of Logistics Agency, Census Bureau, U.S. Small Business Administration, U.S. Army, U.S. Air Force, U.S. Marine Corps, Department of Veterans Affairs, and General Dynamics Information Technology (formerly Computer Sciences Corporation), publicly traded firms, non-profits, and more.

Through WaveDancer’s acquisition of Gray Matters, Inc. (“GMI” or “Gray Matters”) in December 2021, WaveDancer gained access to blockchain and encryption algorithm technology. Gray Matters’ focus is on the supply chain management software market and in United States intelligence, national security and diplomatic organizations. Based on GMI’s initial technology we developed a commercial blockchain-enabled platform, called Maverix, to provide end-to-end visibility, transparency, and security over complex supply chains.

Prior to March 17, 2023, WaveDancer had two operating segments: Tellenger and Blockchain SCM. Blockchain SCM was comprised of GMI.

On March 17, 2023, WaveDancer sold effectively 75.1% of the equity of GMI to Gray Matters Data Corporation (“GMDC”). In return, the Company received common stock in GMDC representing approximately 24.9% of the equity of GMDC. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. As of September 30, 2023 the Company has no equity investment in GMDC and no other equity exposure to the GMI business.

Subsequent to the sale on March 17, 2023, WaveDancer discontinued consolidating GMI and the Company reflected GMI as a discontinued operation in its consolidated statements of operations. The classification of GMI comprised all of the material operations of the Blockchain SCM segment as a discontinued operation. After March 17, 2023, the Company managed its business as one reportable operating segment, comprised of Tellenger.

Our Strategy

Prior to the execution of the Merger Agreement with Firefly, WaveDancer’s strategy was to grow its business organically as well as through acquisitions. However, challenges in providing services to citizens throughout the pandemic heightened awareness and accelerated the progress of modernizations efforts with the U.S. Government. Many government agencies became focused on developing their own government digital strategies in order to improve productivity, streamline data sharing, reduce errors and reduce expenses. Automation also gives governments the information they need to make data-driven decisions.

As a result, WaveDancer’s strategy now is to merge with an operating company without regard to its comparability to WaveDancer’s existing business, and to divest its existing business in connection with such merger. See the section titled “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal — Recommendation of the WaveDancer Board of Directors and Reasons for the Recommendation” for more information.

Products and Services

While WaveDancer offers a range of services, historically, two areas of focus have been modernization, including cloud services and migrations, and cybersecurity. With its acquisition of Gray Matters, WaveDancer began expanding its business by adding blockchain-enabled supply chain management capabilities. Each of these areas are more fully described below. As noted above, on March 17, 2023, we sold an approximate 75.1% equity stake in the Gray Matters business.

Modernization

Tellenger’s modernization focus has spanned legacy system modernizations as well as cloud assessment and migration efforts. Through its services, Tellenger aims to address client requirements, determine the best plan of action, and execute on that plan. Tellenger has provided modernization solutions to more than 40 government and private sector clients, with a particular focus on modernizing older, proprietary mainframe COBOL applications.

Tellenger helps organizations understand their current level of cloud maturity and plan for their next phase of cloud adoption, be it a full cloud or hybrid solution or a private or public cloud and aims to address security concerns in the process. Tellenger offers consulting and engineering services that range from cloud adoption to application migrations to cloud optimization. Tellenger’s customer engagements utilize Amazon Web Services, Microsoft Azure, Google Cloud, and Red Hat.

Cybersecurity

Tellenger specializes in cybersecurity by leveraging its resources within software development and cloud services, and took part in designing, developing, and deploying a large cybersecurity initiative for the U.S. Department of Homeland Security’s Continuous Diagnostics and Mitigation (“CDM”) program, which enabled the agency to continuously manage its cybersecurity posture through a dynamic approach to fortifying their networks and systems. Most recently, we have also helped design, develop, and implement a multi-tenant cybersecurity-managed service for government agencies known as Dashboard-as-a-Service (DBaaS).

Blockchain-Enabled Supply Chain Platform

With our purchase of Gray Matters we acquired a U.S. government contract to provide a cloud based software platform for tracking, auditing, and monitoring a complex global supply chain. During 2022, we developed a commercial focused platform, that could also be sold to governmental entities, Maverix, that offers a standard user interface (UI) and user experience (UX) to customers and could also be customized for the defense and intelligence sectors. The thesis of the Maverix platform is that it will bring together all transactions, documentation, authorizations – every aspect of a process – in one zero-trust, web-based interface, giving customers an unprecedented level of accountability, auditability, and predictability.

In light of delays in generating revenue from the Blockchain SCM business and the need to invest significant additional capital into the business over at least the next two years to cover continuing operating cash losses, along with the uncertainty inherent in any early-stage technology business, WaveDancer concluded that its best course of action was to sell a majority stake in the business. As explained above, we sold effectively all of our equity stake in the GMI business and GMDC during fiscal year 2023.

Professional Services

The majority of our revenue is derived from services that we provide our U.S. government customers through our subsidiary, Tellenger. Tellenger offers a suite of IT services including consulting, development, training, migration and modernization implementation, and on-site project support. Tellenger’s current contracts extend into 2024.

Overview of Market

The market in which WaveDancer operates includes the cloud solutions marketplace, information collection and dissemination, and legacy migration and modernization.

Cloud Solutions Marketplace

The Cloud Solutions Marketplace is an online platform where various cloud service providers offer their products, services, and solutions for businesses and individual users. It serves as a one-stop-shop for organizations looking to adopt or expand their use of cloud-based technologies. These marketplaces often include a wide range of offerings, such as infrastructure-as-a-service (IaaS), platform-as-a-service (PaaS), and software-as-a-service (SaaS) solutions. Tellenger has the expertise to develop these more sophisticated web applications, both internally and through strategic business relationships with software firms.

Information Collection and Dissemination

Given executive level directives to improve outreach to stakeholders, federal and state government agencies are now empowered to find means of facilitating dissemination of information quickly and efficiently. Government requirements are unique in that most government processes are based on forms. Many government agencies rely on thousands of internal and external forms to conduct their business. Forms usage within the federal government is also subject to Section 508 of the Rehabilitation Act and its related accessibility requirements for information and communications technology. Of particular concern are PDF documents, which need special remediation due to generally being inaccessible from mobile devices. PDFs are the predominant format for forms in the federal government, and we support several agencies in Section 508 PDF remediation through our solutions partnership with Adobe Systems. The U.S. federal government has been employing more form data entry and citizen communication using mobile devices such as iPhones, iPads, and mobile devices employing the Android and other operating systems. Working with Adobe’s latest versions of Adobe Experience Manager (“AEM”), Tellenger has been able to build applications for several federal clients employing mobile devices, as well as converting paper-based forms into “dynamic” or “adaptive” forms.

Legacy Migration and Modernization

The migration and modernization market is complex and diverse. Many large legacy systems remain in use because of the enormous cost to re-engineer these systems. Typically, these legacy systems have been patched and modified without adequate documentation for decades and utilize multiple reporting applications and methods used to recall the information contained within the systems. Currently, the options available to modernize these systems are many and include introduction of new hardware systems, employing advanced software languages, and utilization of the Internet or Intranets to achieve desired efficiencies. All of these options are often very expensive and time consuming because they require starting all over in defining requirements, designing structures, programming, and testing. The Company was a major partner in the successful modernization effort of the Small Business Administration (“SBA”) 504 loan program through 2017 and 2018, and we are currently working with those same partners on another modernization effort at the SBA.

Competition

There are hundreds of firms performing traditional information technology services, business intelligence and cybersecurity, and general consulting for the federal government. A great number of them are much larger than we are, and are more established in the marketplace, and have more resources to pursue individual prospects.

The competition in the conversion and modernization market is very strong. Many software professional services companies have had some involvement in this area and profess proficiency in performing these projects. We also face competition from other companies that purport to substantially automate the process through software tools including Blue Phoenix Solutions, Fujitsu, and IBM. Software for enterprise resource planning, such as SAP and Oracle, provides an additional source of competition, although to date, the cost and lengthy installation time for enterprise resource planning software has slowed its implementation in the marketplace. No matter what type of solution is offered, many of our competitors have greater name recognition than our company, a larger, more established customer base, and significantly greater financial and market resources. In addition, our ability to compete in an increasingly crowded marketplace may be hindered by missing credentials and past performance due to the fact that our services to the federal government are principally provided through subcontracts to other firms.

In the realm of enterprise-based web content management systems, there are a number of small and large companies offering such software products and related consulting services. We believe that the Adobe Experience Manager, or AEM, product suite will continue to excel against such competition, including offerings such as Microsoft’s SharePoint solution. AEM has performed well in the federal marketplace due to its full offering of powerful capabilities such as cloud integration and intuitive customization. AEM is a solution that optimizes the authoring, management and delivery of digital media and content across owned channels, including web, mobile, email, print and social communities. From 2019 to 2020, Gartner named Adobe as a leader in multiple categories of its Magic Quadrant reporting including, but not limited to, digital experience platforms, personalization engines, CRM lead management, ad tech, digital commerce, and multichannel marketing hubs.

Government Regulation

We are bound by various rules and regulations promulgated by the federal government and agencies thereunder. We have not experienced undue expense beyond those expenses normally incurred in our ordinary course of business in adhering to such rules and regulations. Since historically most of our business is derived from contracts either directly with the U.S. federal government or as a subcontractor on behalf of U.S. federal government customers, most of our contracts are subject to termination at the election of the government.

Intellectual Property

We depend upon a combination of trade secret and copyright laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our methodologies, databases and software. We have not filed any patent applications covering our methodologies and software. In addition, we attempt to protect the secrecy of our proprietary databases and other trade secrets and proprietary information through agreements with employees and consultants.

We also seek to protect the source code of our proprietary ICONS legacy code conversion tools suite as trade secrets. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data can be protected, the actual data is not, and others are free to create software performing the same function. We believe, however, that the creation of competing databases would be very time-consuming and costly.

Employees

As of January 5, 2024, WaveDancer and Tellenger together had 42 full-time employees and one part-time employee. All of our billable professionals have at least four years of related experience.

We have no collective bargaining agreements or other such labor contracts with our employees and believe that our employee relationships are satisfactory. In the long term, management will likely hire additional staff to meet its anticipated growth requirements. We do not anticipate encountering material problems in our ability to hire individuals with the requisite employee skill sets, despite a competitive market for our requisite technical skill sets and government clearances, when required. We utilize fee-based recruiting firms when it is necessary to speed up the process of locating and hiring employees with specialized skill sets and clearances.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to WaveDancer’s knowledge, threatened against us or any members of WaveDancer’s management team in their capacity as such.

Properties

WaveDancer currently maintains its registered offices at 12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033. Upon consummation of the merger, the principal executive offices of the combined company will be located at 150 King St. W, 2nd Floor, Toronto, Ontario, M5H 1J9.

WAVEDANCER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of WaveDancer’s financial condition and results of operations in conjunction with WaveDancer’s consolidated financial statements and the related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. WaveDancer’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this joint proxy and consent solicitation statement/prospectus. References to the “Company,” “we”, “us”, and “our” in this section refers to WaveDancer.

Our Business

Founded in 1979 as Information Analysis Incorporated, the Company changed its name to WaveDancer, Inc. and converted from a Virginia corporation to a Delaware corporation in December 2021. The Company is in the business of developing and maintaining information technology (“IT”) systems, modernizing client information systems, and performing other IT-related professional services to government and commercial organizations.

On March 17, 2023, the Company sold effectively 75.1% of the equity of its Gray Matters, Inc. subsidiary (“GMI”) to Gray Matters Data Corporation (“GMDC”). In return, the Company received common stock in GMDC representing approximately 24.9% of the equity of GMDC. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. As of September 30, 2023 the Company has no equity investment in GMDC and no other equity exposure to the GMI business.

The Company is an IT provider primarily for the benefit of federal government agencies. At present, we primarily apply our technology, services and experience to legacy software migration and modernization, developing web-based and mobile device solutions, including dynamic electronic forms development and conversion, data analytics, and we are in the process of acquiring talent and expertise in developing cybersecurity and cloud services practices. Our focus is on enterprise IT solutions primarily relating to system modernization, cloud-based solutions and cybersecurity protection.

Since the Company’s inception, we have performed software development and conversion projects for over 100 commercial and government customers including, but not limited to, the Department of Agriculture, Department of Defense, Department of Education, Department of Homeland Security, Department of the Treasury, U.S. Small Business Administration, U.S. Army, U.S. Air Force, Department of Veterans Affairs, and General Dynamics Information Technology (formerly Computer Sciences Corporation, CSRA).

Modernization has been a core competency of the Company for over 20 years. We have modernized over 100 million lines of COBOL code for over 35 governmental and commercial customers. We maintain a pool of skilled COBOL programmers. This provides us with a competitive advantage as the labor pool of such programmers is shrinking as aging software professionals retire. Our business has also historically relied upon the reselling of applications, primarily for forms development.

Through our acquisition in April 2021 of Tellenger, Inc. (“Tellenger”), which is now a wholly owned subsidiary of the Company, we acquired competencies in web-based solutions and cybersecurity. Tellenger is a boutique IT consulting and software development firm specializing in modernization, software development, cybersecurity, cloud solutions, and data analytics. We believe combining web-based solutions with system modernization will provide us with the skill sets that are needed to migrate legacy systems to the cloud. We foresee this as a key component of our modernization growth since there are billions of lines of code, in both the governmental and commercial sectors, that eventually must be modernized. It is also our intention to better leverage our resources, largely gained through the acquisition of Tellenger, to take advantage of the growth in the cybersecurity market.

In December 2021, we announced the reorganization of our entire professional services practice into Tellenger, and as a result, our professional services are contained in a single entity. Through Tellenger, we perform services such as business process re-engineering, cloud migrations, and Software-as-a-Service (“SaaS”) implementations on behalf of clients in the private and public sector with an aim to increase productivity, gain efficiencies, and achieve key performance indicators.

Our Strategy

Prior to the execution of the Merger Agreement with Firefly, WaveDancer’s strategy was to grow its business organically as well as through acquisitions. However, challenges in providing services to citizens throughout the pandemic heightened awareness and accelerated the progress of modernizations efforts with the U.S. Government. Many government agencies became focused on developing their own government digital strategies in order to improve productivity, streamline data sharing, reduce errors and reduce expenses. Automation also gives governments the information they need to make data-driven decisions.

As a result, WaveDancer’s strategy now is to merge with an operating company without regard to its comparability to WaveDancer’s existing business, and to divest its existing business in connection with such merger. See the section titled “WAVEDANCER PROPOSAL 5 — Approval of the Tellenger Sale Proposal — Recommendation of the WaveDancer Board of Directors and Reasons for the Recommendation” for more information.

Results of Continuing Operations – Three Months Ended September 30, 2023 and 2022

Revenue

Total revenue was $1,967,277 for the three months ended September 30, 2023, compared with $2,306,379 in the prior year quarter, a decrease of $339,102, or 14.7%. The decrease in revenue was driven by our de-emphasis of third-party software sales which accounted for just 2.3% of our sales in the third quarter of 2023 as compared to 8.3% in the prior year quarter. Professional services revenue decreased by $192,712, or 9.1%, to $1,921,300 in the third quarter of 2023 from $2,114,012 in the third quarter of 2022. The decline in professional services revenue is driven primarily by one software modernization project where we had fewer resources deployed in the third quarter of 2023 as compared to the comparable prior year quarter based on current project deliverables.

Gross Profit

Gross profit decreased by $88,784 or 12.0%, to $649,812 for the three months ended September 30, 2023 as compared to $738,596 in the prior year quarter. The decrease in gross profit includes an increase from professional services of $5,533 and a decrease from third-party software sales of $94,317. Professional services gross profit as a percent of revenue declined from 37.5% to 35.8% due to a change in the mix of contracts generating revenue and the related billing rates resulting as well as increases in our costs of labor that outpaced billing rate increases.

Selling, General and Administrative Expenses

The following table shows the major elements of SG&A expenses for the three months ended September 30, 2023 and 2022 and the changes between periods:

	2023	2022	Increase/ (Decrease)
Salaries and benefits	$500,301	$611,053	$(110,752)
Stock based compensation	180,816	398,319	(217,503)
Legal and professional fees	84,671	444,547	(359,876)
Depreciation & Amortization	56,644	53,597	3,047
Acquisition costs	68,457	38,617	29,840
Software, IT and office expenses	88,349	78,812	9,537
Governance and investor relations	38,901	97,800	(58,899)
Insurance	89,338	81,979	7,359
Marketing and promotions	460	29,629	(29,169)
All other	58,720	34,361	24,359
Total SG&A	$1,166,657	$1,868,714	$(702,057)

Operating Income from Continuing Operations

Our operating loss from continuing operations was $516,845 in the third quarter of 2023 as compared to a loss of $1,130,118 in the corresponding quarter in 2022, an improvement of $613,273, or 54.3%. The decrease in the operating loss from continuing operations is primarily the result of the decrease in SG&A expenses of $702,057, as shown above, partially offset by the decrease in gross profit of $88,784.

Results of Discontinued Operations – Three Months Ended September 30, 2023 and 2022

The sale of GMI to GMDC occurred on March 17, 2023, and as a result, there was no activity for GMI in the third quarter of 2023. Following is the detail of discontinued operations for the third quarter of 2022:

2022
Revenue	$-
Cost of revenue	256,974
Gross profit	(256,974)
Operating expenses -
Salaries and benefits	463,502
Depreciation and amortization	303,791
Stock based compensation	215,775
Other operating expenses	113,078
Goodwill impairment	2,254,624
Loss before income tax benefit	(3,607,744)
Income tax benefit	77,592
Net income on discontinued operations	$(3,530,152)

Results of Continuing Operations – Nine Months Ended September 30, 2023 and 2022

Revenue

Total revenue was $6,152,022 for the nine months ended September 30, 2023, compared with $9,052,411 in the corresponding prior year period, a decrease of $2,900,389, or 32.0%. The decrease in revenue was driven primarily by our de-emphasis of third-party software sales which accounted for just 2.6% of our sales in the nine months ended September 30, 2023, as compared to 28.7% in the nine months ended September 30, 2022. Professional services revenue decreased by $465,819 to $5,992,715 for the nine months ended September 30, 2023, from $6,458,534 in the corresponding nine months of 2022. The decline in professional services revenue arose after the first quarter and is driven primarily by one software modernization project where we had fewer resources deployed in the second and third quarters of 2023 as compared to the comparable prior year quarters based on current project deliverables.

Gross Profit

Gross profit decreased by $327,284 or 14.0%, to $2,011,623 for the nine months ended September 30, 2023, as compared to $2,338,907 in the prior year. The decrease in gross profit includes a decrease from professional services of $161,513 and from third-party software sales of $165,771. Professional services gross profit as a percent of revenue declined slightly from 33.7% to 33.6% due primary to changes in the mix of contracts generating revenue and the related billing rates.

Selling, General and Administrative Expenses

The following table shows the major elements of SG&A expenses for the nine months ended September 30, 2023 and 2022 and the changes between periods:

	2023	2022	Increase/ (Decrease)
Salaries and benefits	$1,595,216	$2,022,252	$(427,036)
Stock based compensation	557,146	971,777	(414,631)
Legal and professional fees	672,582	1,467,736	(795,154)
Depreciation & Amortization	164,472	165,977	(1,505)
Acquisition costs	512,975	829,478	(316,503)
Software, IT and office expenses	267,693	327,210	(59,517)
Governance and investor relations	246,439	376,904	(130,465)
Insurance	253,384	188,931	64,453
Marketing and promotions	1,328	102,996	(101,668)
All other	161,315	292,096	(130,781)
Total SG&A	$4,432,550	$6,745,357	$(2,312,807)

Operating Loss from Continuing Operations

Our operating loss from continuing operations was $978,459 for the nine months ended September 30, 2023 as compared to $4,406,450 for the comparable prior year period, a decrease in the loss of $3,427,991 or 77.8%. The decrease in the operating loss from continuing operations is primarily the result of the gain on litigation settlement of $1,442,468 along with the decrease in SG&A expenses of $2,312,807, as shown above, partially offset by the decrease in gross profit of $327,284.

Results of Discontinued Operations – Nine Months Ended September 30, 2023 and 2022

The sale of GMI to GMDC occurred on March 17, 2023, and as a result we had approximately two fewer weeks of costs and expenses for GMI for the first quarter of 2023 as compared to the first quarter of 2022, and no activity for the second and third quarters of 2023 as compared to full activity during the second and third quarters of 2022, as follows:

			Increase/
	2023	2022	(Decrease)
Revenue	$-	$566,862	$(566,862)
Cost revenue	74,223	1,118,301	(1,044,078)
Gross profit	(74,223)	(551,439)	477,216
Operating expenses -
Salaries and benefits	484,249	1,076,781	(592,532)
Depreciation and amortization	85,338	917,496	(832,158)
Stock based compensation, before forfeitures	65,487	268,283	(202,796)
Forfeiture of stock options	(407,322)	-	(407,322)
Other operating expenses	134,633	702,534	(567,901)
Change in fair value of contingent consideration	-	(930,000)	930,000
Goodwill impairment	-	2,254,624	(2,254,624)
Gain on disposal of business	(100,615)	-	(100,615)
Loss before income tax benefit	(335,993)	(4,841,157)	4,505,164
Income tax benefit	-	1,788,509	(1,788,509)
Net income (loss) on discontinued operations	$(335,993)	$(3,052,648)	$2,716,655

Results of Continuing and Discontinued Operations – Fiscal Years Ended December 31, 2022 and 2021

The following table sets forth, for the periods indicated, selected information from our Consolidated Statements of Operations and the notes to the consolidated financial statements, expressed as a percentage of revenue:

Consolidated

	Year Ended December 31,
	2022	2021
Revenues
Professional fees	77.7%	70.5%
Software sales	22.3%	29.5%
Total revenues	100.0%	100.0%
Cost of revenues
Cost of professional fees	57.6%	47.1%
Cost of software sales	20.9%	28.8%
Total cost of revenues excluding depreciation and amortization	78.5%	75.9%
Gross profit	21.5%	24.1%
Selling, general and administrative expenses	100.4%	41.5%
Change in fair value of contingent consideration	-7.7%	0.0%
Impairment of long-lived assets	31.3%	0.0%
Goodwill impairment	53.7%	0.0%
Loss from operations	-156.2%	-17.4%
Other income (expense):
Interest expense	-0.7%	-0.2%
Other income (expenses), net	0.1%	0.1%
Gain on forgiveness of note payable	0.0%	3.0%
Loss before income tax benefit	-156.8%	-14.5%
Income tax benefit	9.1%	7.1%
Net loss	-147.7%	-7.4%

Prior to the acquisition of GMI and through June 30, 2022, we managed our business as a single operating segment. During the quarter ended September 2022, we reassessed our business strategy and our CODM changed his approach to managing the business and allocating resources. As a result, we determined that beginning July 1, 2022 we had two operating segments: Tellenger and Blockchain SCM. Tellenger provides professional services, primarily to U.S. government agencies, related to legacy software migration and modernization, developing web-based and mobile device solutions, including dynamic electronic forms development and conversion, and data analytics. The Blockchain SCM segment is an early-stage business focused on developing, marketing, and selling a SaaS supply chain management platform built on blockchain technology.

For purposes of discussing our results of operations, we will discuss revenue and gross profit for the discrete Blockchain SCM and Tellenger segments and operating expenses will be discussed on a combined basis. Where possible and meaningful, we discuss specific elements of operating expenses, such as impairments of long-lived assets and goodwill, with reference to the operating segment responsible for such operating expense.

The following table summarizes revenue and gross profit by segment:

	Tellenger		Blockchain SCM		Consolidated
	2022	2021	2022	2021	2022	2021
Revenue:
Professional services	$8,347,052	$10,592,278	$998,970	$-	$9,346,022	$10,592,278
Third-party software	2,675,930	4,441,226	-	-	2,675,930	4,441,226
Total revenue	11,022,982	15,033,504	998,970	-	12,021,952	15,033,504

Gross profit:
Professional services	2,695,627	3,549,357	(282,685)	(39,846)	2,412,942	3,509,511
Third-party software	167,216	106,105	-	-	167,216	106,105
Total gross profit	$2,862,843	$3,655,462	$(282,685)	$(39,846)	$2,580,158	$3,615,616

Gross profit %:
Professional services	32.3%	33.5%	-28.3%	na	25.8%	33.1%
Third-party software	6.2%	2.4%	na	na	6.2%	2.4%
Total	26.0%	24.3%	-28.3%	na	21.5%	24.1%

Tellenger

Revenue

Revenue decreased by 26.7%, or $4.0 million, from $15.0 million in 2021 to $11.0 million in 2022. This net decrease includes a decrease in professional services revenue of 21.2%, or $2.2 million and a decrease in revenue from sales of third-party software, primarily Adobe products, of 39.7% or $1.8 million. Approximately $1.9 million, or 83%, of the $2.2 million decrease in services revenue is attributable to our largest software modernization program. In 2021, we deployed significant resources to achieve particular milestones while in 2022 the level of effort required from us has declined resulting in lower revenue in 2022 versus 2021. The balance of the approximately $0.3 million remaining net decrease in revenue includes incremental revenue as a result of having the Tellenger acquisition for all of 2022 versus just under nine months in 2021, partially offset by a forms modernization program that ended in 2021 having delivered $0.6 million in revenue. That contract generated approximately $0.1 million in gross profit in 2021.

During 2022, we continued to de-emphasize sales of third-party software products because they have generated very low gross profits in the 2.4% to 6.2% range (as shown in the table above) and also require relatively significant administrative effort.

Gross Profit

Gross profit decreased by $0.8 million, or 21.6%, from $3.7 million in 2021 to $2.9 million in 2021, with gross profit percentage increasing from 24.3% to 26.0%. This net decrease in gross profit is nearly all attributable to professional services, with $0.9 million of lower gross profit from our largest software modernization program discussed in “Tellenger—Revenue” above. Gross profit from forms modernization services increased from $0.2 million in 2021 to $0.4 million in 2022, notwithstanding the loss of $0.6 million in revenue from one contract that ended in 2021. The improvement in gross profit percentage for third-party software sales from 2021 to 2022, is a result of our eliminating very low gross margin sales in 2022 versus 2021.

Blockchain SCM

Revenue

We had $1.0 million of revenue in 2022 as compared to zero for the 21 days in 2021 when we owned GMI. At the time of our acquisition of GMI it was in the midst of performing under a prime contract with a U.S. government (“USG”) entity to finalize its supply chain management platform (“Doubtfire”) and gain authority to operate (“ATO”) with that customer. Achievement of ATO is a critical milestone for both expanding the scope of GMI’s initial customer’s use of the platform as well as providing the ability to offer the platform to other USG entities. In the first quarter of 2022 the platform was authorized for use on Amazon Web Services’ GovCloud. AWS GovCloud authorization is necessary for our web-based platforms to be accessed by USG agencies. During the second quarter of 2022, we continued to work towards achieving ATO and in the second quarter we recognized $0.5 million of revenue in connection with those efforts. During the third quarter of 2022, we expended significant time addressing myriad issues identified by our customer with Doubtfire and related processes. In December 2022, we billed and recognized, and subsequently collected, an additional $0.5 million of revenue associated with continued development and maintenance of Doubtfire. However, as of the date of issuing our financial statements Doubtfire has not yet been granted ATO and it is uncertain when or if ATO will be granted.

Gross Profit

During 2022, we had $1.3 million of costs related to the Doubtfire platform and revenue of $1.0 million, resulting in negative gross profit of $0.3 million. The negative margin is due to unanticipated issues with Doubtfire that caused us to expend significant time and resources to resolve. The delays in achieving ATO adversely impacted our ability to generate follow-on sales and gross profit and were a key element of the Company’s decision to divest GMI.

Change in Fair Value of Contingent Consideration

Under the terms of the Gray Matters purchase agreement, the Seller was eligible to receive up to $4,000,000 of additional consideration, payable in cash, based on the amounts of revenue and gross profit achieved by GMI for the year ended December 31, 2022 (the “Earnout Period”). In the purchase accounting for GMI in the fourth quarter of 2021, we recorded a contingent liability of $930,000 based on our estimate for GMI’s expected performance for 2022, which liability is marked to estimated fair value at each balance sheet date with changes in fair value being a component of our loss from operations. Since that initial estimate there have been delays in the timing of realizing revenue, as well as delays in obtaining new customer contracts which, together, have pushed a material amount of the projected revenue and related gross profit outside of the Earnout Period. As of June 30, 2022 we estimated that the contingent consideration was no longer probable of being realized by the seller and reduced the contingent consideration liability to zero. During the 2022 Earnout Period GMI generated revenue of $998,970 and gross profit of negative $318,337, neither of which meet the minimum revenue and gross profit thresholds for additional consideration of $3,500,000 and $1,500,000, respectively. The result of writing down the contingent liability to zero has been the recognition of non-cash operating income of $930,000.

Impairment of Long-lived Assets and Goodwill

The delays in GMI achieving ATO have resulted in a decline in its estimated future cash flows for this operating segment. Accordingly, we performed an interim goodwill impairment test of the GMI reporting unit as of September 30, 2022, prior to our annual impairment test and the estimated fair value of the Gray Matters reporting unit was determined to be lower than its carrying value. In the third quarter of 2022, we recorded a non-cash pre-tax and after-tax charge of $2,254,624 to impair the carrying value of this reporting unit’s goodwill.

In the fourth quarter 2022, further developments required us to further assess the carrying value of the GMI reporting unit. In December 2022, the Company entered into negotiations with an unrelated investor to provide the capital required to continue to support the Blockchain SCM business. On January 18, 2023, we executed a non-binding letter of intent to sell all of the shares of GMI to the investor (“Buyer”) in exchange for a mix of cash, Buyer common stock, and contingent consideration (the “January LOI”). We identified the ongoing discussions with the Buyer and arms-length negotiations of fair value of our Gray Matters reporting unit as a trigger event for purposes of assessing impairment of our Gray Matters reporting unit. As a result, in addition to our annual impairment test performed as of October 31, 2022, we performed an additional impairment test as of December 31, 2022.

We further determined that the consideration negotiated with the Buyer under the January LOI was the most objective measure available of the fair value of the GMI reporting unit as of December 31, 2022. As a result of the December 31, 2022 impairment testing of the GMI reporting unit we recorded an impairment of long-lived assets of $3,762,915 and an impairment for the remaining balance of goodwill of $4,205,544, bringing the total goodwill impairment to $6,460,168 for 2022.

Consolidated Expenses and Net Loss

Selling, General and Administrative Expenses (“SG&A")

SG&A expenses increased from $6.2 million in 2021 to $12.1 million in 2022 as follows:

	2022	2021	Increase
Blockchain SCM	$3,782,882	$125,787	$3,657,095
Tellenger	2,252,090	--	--
Corporate	6,029,711	--	--
Sub-total Tellenger and Corporate	8,281,801	6,116,978	2,164,823

	$12,064,683	$6,242,765	$5,821,918

The following table shows the major components of SG&A expenses and the changes from 2021 to 2022. We acquired our Blockchain SCM operating segment in December, 2021 and 2022 expenses include a full year of expenses while 2021 had less than one month.

	2022	2021	Increase
Salaries and benefits	$4,056,845	$2,114,517	$1,942,328
Stock based compensation	1,967,927	1,868,897	99,030
Legal and professional fees	1,604,657	424,970	1,179,687
Depreciation & Amortization	1,443,314	236,598	1,206,716
Acquisition costs	889,696	754,781	134,915
Software, IT & office expenses	546,217	274,576	271,641
Governance and investor relations	435,432	304,739	130,693
Recruiting	286,215	9,091	277,124
Marketing and promotions	235,940	52,241	183,699
All other	598,440	202,355	396,085
Total SG&A	$12,064,683	$6,242,765	$5,821,918

Gain on Debt Forgiveness

In 2021, we had $0.5 million of gain on debt forgiveness related to the Paycheck Protection Program and no gain on debt forgiveness for 2022.

Income Taxes

We recorded a tax benefit of $1.1 million in 2022 and 2021. In connection with our acquisitions of Tellenger and Gray Matters in 2021, we recorded deferred tax liabilities that arise because we have intangible assets that will be amortized for book purposes but not for tax purposes. The recording of these liabilities in 2021 has the effect of allowing us to recognize tax benefits that arose in prior years, primarily related to net operating loss carryforwards, that we were unable to recognize previously. See Note 12 in the notes to the consolidated financial statements for details.

Net Loss

For 2022 we had a net loss of $17.8 million versus $1.1 million in 2021. The $16.7 million increased loss in 2022 includes $10.2 million of impairment charges related to GMI, additional net operating losses of the Blockchain SCM segment of $3.0 million, Tellenger gross profit decrease of $0.8 million, $0.5 million gain on debt forgiveness in 2021 versus none in 2022, and increases of $2.2 million in other selling, general and administrative expenses.

Liquidity and Capital Resources

On September 30, 2023, the Company had net working capital of $537,375, including cash and cash equivalents of $877,198 and $500,000 outstanding under its line of credit with Summit Bank. For the nine months ended September 30, 2023, we generated a net loss from continuing operations of $929,106. As discussed below, our ability to generate sufficient cash flows to meet our obligations for the twelve months following the issuance of these financial statements is dependent upon factors which are sufficiently outside of management’s control. Accordingly, there is substantial doubt about our ability to continue as a going concern.

The Company will need to raise additional capital to grow its business either organically or through acquisition. The Company is also pursuing strategic alternatives which include the potential merger or sale of the Company. There is no assurance that our efforts will result in any transactions or provide additional capital, which creates substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the accompanying financial statements are issued. We estimate that within twelve months from the date of issuing these financial statements, the Company will need to raise additional capital to meet its ongoing operating cash flow requirements.

We used cash from continuing operations of $2,020,330 during the nine months ended September 30, 2023 and anticipate that over the twelve months from the date of these financial statements our operating activities may use as much as $1.0 million to $1.5 million.

On August 9, 2023, the Company received $1,400,000 of cash from GMDC from: 1) the sale of the common stock of GMDC held by the Company; and, 2) in satisfaction of the contingent consideration receivable due from GMDC to the Company. On August 9, 2023, the Company repaid $500,000 on the Summit line of credit and has no further borrowing capacity thereunder. The line of credit expired on January 16, 2024. The Company has no commitments for capital spending nor any plans for material capital expenditures.

Critical Accounting Estimates

Our accounting policies are described in Note 1 of our consolidated financial statements – Organization and Summary of Significant Accounting Policies. Our condensed consolidated financial statements and the accompanying notes thereto included elsewhere in this joint proxy and consent solicitation statement/prospectus are prepared in accordance with U.S. GAAP. The preparation of condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” The unit of account in ASC 606 is a performance obligation, which is a promise in a contract with a customer to transfer a good or service to the customer. ASC 606 prescribes a five-step model for recognizing revenue that includes identifying the contract with the customer, determining the performance obligation(s), determining the transaction price, allocating the transaction price to the performance obligation(s), and recognizing revenue as the performance obligations are satisfied. The timing of the satisfaction of performance obligations varies based on whether we are selling a product or service and the contractual terms. Significant judgment can be required in determining certain performance obligations, and these determinations could change the amount of revenue and profit recorded in a given period. Our contracts may have a single performance obligation or multiple performance obligations. When there are multiple performance obligations within a contract, we allocate the transaction price to each performance obligation based on our best estimate of standalone selling price. The estimate of standalone selling price for each performance obligation constitutes a critical accounting estimate, since it is particularly complex and subjective and prone to change from period to period.

Stock-Based Compensation

The Company estimates the fair value of options granted using a Black-Scholes valuation model to establish the expense. Determining the inputs for the valuation model requires significant judgment, particularly related to the estimation of stock price volatility. Historically there has been a limited public market for the Company’s stock, and as a result the Company estimates its expected volatility by using the volatility of a pool of several public company issuers that operate within its market segment as a benchmark. The Company adjusts the results of the benchmark analysis on the stock price volatility assumption to reflect differences in the size of the benchmark companies and their capital structures as compared to ours. The selection of comparable companies and the amount of the size adjustment require significant judgment and changes in those assumptions could have a material impact on our reported results of operations.

The fair values of option awards granted in 2022 and 2021 were estimated using the Black-Sholes option pricing model under the following assumptions:

	2022	2021
Risk-free interest rate	1.88% - 4.26%	0.46% - 1.26%
Dividend yield	0%	0%
Expected term	3.25 years – 6 years	2.5 years – 5 years
Expected volatility	45.8% - 48.1%	46.0% - 92.0%

Business Combinations and Acquired Intangible Assets

We allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. The purchase price allocation process requires management to make significant estimates of projected financial information and assumptions with respect to valuation of intangible assets. Although we believe the assumptions and estimates we have made are reasonable, they are based in part on historical experience, market conditions and information obtained from management of the acquired companies and are inherently uncertain. Examples of highly subjective judgments used to estimate the fair value of intangibles assets include, but are not limited to, projections of future expected cash flows, expected customer attrition rates, estimated technology obsolescence rates, and discount rates.

These estimates were particularly subjective and uncertain during the interim periods of 2022 and at the end of 2022 as it relates to the acquired intangibles in the Gray Matters acquisition due to the relative novelty of blockchain supply chain software solutions, the fast pace of emerging competitive solutions and our limited experience managing and monetizing blockchain technology.

Goodwill, Intangible Assets and Other Long-lived Assets

Management evaluates the recoverability of the Company’s indefinite-lived intangible assets (tradenames) annually on October 31, or more often when events or circumstances indicate a potential impairment exists.

Management evaluates the recoverability of the Company’s finite-lived intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets or asset groups that contain those assets. If impairment is indicated based on a comparison of an asset group’s carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Goodwill is not amortized but instead tested for impairment (i) on at least an annual basis and (ii) when changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit may be below its carrying value. These circumstances include, but are not limited to, significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period of time; and changes in the Company’s planned revenue or earnings. Management evaluates the recoverability of the Company’s goodwill annually on October 31 or more often as events or circumstances indicate the fair value of a reporting unit is below its carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the reporting unit carrying amount exceeds the estimated fair value of the reporting unit.

Prior to the acquisition of GMI and through June 30, 2022, we managed our business as a single operating segment. The Company determined that beginning July 1, 2022 we have two operating segments: Tellenger and Blockchain SCM., which are also its two reporting units and its two asset groups for purposes of impairment testing, including impairment of intangible assets, other long-lived assets and goodwill. As discussed further in Note 6 to our consolidated financial statements, during 2022 we recognized goodwill and long-lived asset impairment charges related to our Blockchain SCM unit of $6,460,168 and $3,762,915, respectively, which are separately identified in our consolidated statements of operations.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments. The Company has two operating and reportable segments as of December 31, 2022: Tellenger and Blockchain SCM. As of December 31, 2021, the Company had a single operating and reportable segment.

Equity Method Investment in GMDC

The Company received 993,768 common shares of GMDC representing 19.0 percent of the fully diluted capitalization of GMDC. Prior to closing the acquisition on March 17 and through March 31, 2023, GMDC raised $3,000,000 by issuing Series A preferred shares at $1.00 per share representing 57.2 percent of the fully diluted capitalization. The Series A transaction was considered by the Company to be the most reliable indication of the fair value of total equity of GMDC. We utilized an option pricing model backsolve method (“OPM Backsolve”) to solve for the total equity value that results in a value of Series A equal to its issuance price, and to estimate the fair value of common shares. The significant inputs utilized in the OPM Backsolve include an estimated time to exit of four years, an estimated volatility of 75.0 percent, and a risk-free rate of 4.29 percent. A minority interest discount of 23.5% was also applied.

The GMDC common stock was accounted for as an equity method investment from March 17, 2023, and through its sale on August 9, 2023. During this period, a net loss of $245,525 in the equity investment was recorded. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash and recognized a gain on sale of $64,525. The contingent consideration receivable of $682,000 was settled in cash for $1,000,000 and a gain of $318,000 was recognized during the three months ended September 30, 2023.

Government Regulation

We are bound by various rules and regulations promulgated by the federal government and agencies thereunder. We have not experienced undue expense beyond those expenses normally incurred in our ordinary course of business in adhering to such rules and regulations. Since historically most of our business is derived from contracts either directly with the U.S. federal government or as a subcontractor on behalf of U.S. federal government customers, most of our contracts are subject to termination at the election of the government.

INFORMATION ABOUT FIREFLY

The following section describes the business and operations of Firefly, which will be a substantial portion of the business and operations of the combined company following the consummation of the merger. As used in this section, the terms “Firefly,” “the Company,” “we,” “our,” and “us” refer to Firefly Neuroscience, Inc. and its subsidiaries.

Overview

Firefly is a medical technology company that has developed its FDA-510(k) cleared Brain Network Analytics software platform (the “BNA Platform”) and is focused on advancing diagnostic and treatment approaches for people suffering from mental illnesses and cognitive disorders, including depression, dementia, anxiety disorders, concussions, and attention-deficit/hyperactivity disorder (“ADHD”). It has taken a period of 15 years and an investment of approximately $60 million, to develop the software, compile the requisite database of brain wave tests, gain patent protection, and receive FDA approval to market and sell the BNA Platform so, as of today, Firefly is in a position to undertake a commercial launch of the BNA Platform. Firefly believes there is great potential for such commercialization, both with respect to pharmaceutical companies in their drug research and clinical trial activities, as well as medical practitioners in their clinics.

The BNA Platform is a software as a medical solution (“SAMS”) that was developed using artificial intelligence (“AI”) and machine learning (“ML”) on Firefly’s extensive proprietary database of standardized, high-definition longitudinal electroencephalograms (“EEG”) of over 17,000 patients representing twelve disorders, as well as clinically normal patients. The BNA Platform, in conjunction with an FDA-cleared EEG system, can provide clinicians with comprehensive insights into brain function (cognition). These insights can enhance a clinician’s ability to accurately diagnose mental illnesses and cognitive disorders and to evaluate what therapy or drug is best suited to optimize a patient’s outcome.

The clinical utility of EEG technology to support better outcomes for patients with mental illnesses and cognitive disorders has been well documented. Historically, clinical adoption of EEG by medical professionals, including psychiatrists, neurologists, nurse practitioners and general practitioners, has been limited due to the complexity of interpreting EEG recordings and the inability to practically compare a patient’s brain function to that of a clinically normal age -matched patient. Firefly believes that without defining a standard deviation to the norm, it is not possible to objectively assess brain function. By establishing an objective baseline measurement of brain function, the BNA Platform enables clinicians to optimize patient care, leading to improved outcomes for people suffering from mental illnesses and cognitive disorders.

Firefly’s value proposition is supported by real-world use of the BNA Platform. Incorporating the BNA Platform as part of a patient management protocol demonstrated improved response rates, enhanced therapy compliance, reduced non-responder rates and a reduction in need for medication switching among patients. Further, Firefly believes that its extensive clinical database, when combined with advanced AI, provides the opportunity to identify clinically relevant biomarkers that will support better patient outcomes through precision medicine and companion diagnostics. We expect to gather additional data through the clinical deployments and clinical studies conducted by drug companies. This additional data should allow us to discover new biomarkers and objectively measure the impact of therapeutic interventions on patients of different types, further enhancing our platform’s effectiveness. Firefly believes that it will be able to enhance accurate diagnosis and predict what therapy or drug, or a combination thereof, is best suited to optimize patient outcomes. This represents a paradigm shift in how clinicians manage patients with mental illnesses and cognitive disorders holding the potential to transform brain health.

Firefly's Background and Corporate History

Corporate Organization

Below is an overview of Firefly’s corporate structure:

*Elminda Inc. converted to Elminda 2022 Inc. so we could incorporate a new parentco Elminda Inc. (which became Firefly Neuroscience, Inc.)

Corporate History

Firefly’s corporate history began in April 2006 with the formation of Elminda Ltd, a company organized under the laws of the State of Israel, for the purpose of developing a system to provide clinicians with an objective assessment of brain function to support better outcomes for people with mental illnesses and cognitive disorders.

Firefly spent over ten years building a significant database of standardized longitudinal EEG brain scans using clinically defined paradigms that captured patients brain activity while resting and while activated (evoke response potential). Firefly collected this data in over 100 sites, over 20 countries, and over 40 studies. Significant time and resources went into analyzing and interpreting the data as well as preparing for an FDA 510k application process.

On May 2, 2014, management of Firefly Neuroscience Ltd. incorporated a new wholly owned subsidiary company named “Elminda Inc.” in the State of Delaware for the purpose of initiating the company’s United States marketing and distribution activity.

In July 2014, Firefly received Class II medical device 510(k) clearance from the U.S. Food and Drug Administration (the “FDA”) for the BNA Analysis System, the predicate device to the BNA Platform, with indication for use in individuals 14 to 24 years of age.

In September 2014, the company received the Conformity European approval for the BNA Platform allowing use in European Economic Area.

In December 2020, Firefly received Class II medical device 510(k) clearance from the FDA for Firefly’s current product, the BNA Platform, with indication for use in individuals 12 to 85 years of age.

On April 13, 2022, the name of Elminda Inc. was changed to “Elminda 2022 Inc.”

On April 21, 2022, management of Firefly Neuroscience Ltd. incorporated a new wholly owned subsidiary company named “Elminda Inc.” for the purpose of re-domiciling the company to enhance access to capital markets.

On July 5, 2022, Elminda Ltd. became a subsidiary of Elminda Inc. via a share exchange agreement wherein Elminda Inc. issued shares to shareholders of Elminda Ltd. against shares of Elminda Ltd.

On September 15, 2022 and October 24, 2022 management changed the name from Elminda Inc. and Elminda Ltd, respectively, to “Firefly Neuroscience, Inc.” and “Firefly Neuroscience Ltd.”, respectively.

Firefly’s Strategy

Firefly is dedicated to transforming brain health by advancing diagnostic and treatment approaches for people suffering from mental illnesses and cognitive disorders. Firefly’s strategy is to develop state-of-the-art technologies that bridge the gap between neuroscience and clinical practice.  Firefly’s next steps to realize this strategy include:

Commercially launching the BNA Platform to medical professionals, including neurologists, psychiatrists, nurse practitioners, and general practitioners in the United States. Firefly believes that there are significant clinical, societal, and economic benefits that can be realized when BNA Platform is used as part of a regular patient management protocol. Firefly aims to realize these benefits by providing medical professionals and their patients with objective, comparative data of their brain function (cognition). Poor outcomes associated with the treatment of mental illnesses and cognitive disorders often result from the subjective, trial and error approach to patient treatment. Through the BNA Platform, Firefly brings an objective quantifiable measurement of brain function (cognition) to medical professionals who are treating people suffering from mental illnesses and cognitive disorders.

Firefly believes that by providing clinicians with the ability to compare a patient’s EEG recordings to its FDA-cleared normative age-matched database will give both the clinician and the patient an objective baseline comparison of their brain function (cognition) that could aid in the diagnosis and optimization of the patient’s treatment pathway. This strategy is supported by the fact that real-world clinical use of the BNA Platform has shown that, when used as part of a patient management protocol, patients showed improved response rates, enhanced therapy compliance, and reduced non-responder rates and a reduction in the need for medication switching.

In addition to improving patient outcomes, there is a strong motivation for medical professionals to integrate the BNA Platform into their clinics. The BNA Platform is a new recurring revenue stream opportunity for the medical practitioner while providing new patient management strategies to improve patient outcomes.  In addition, the adoption of the BNA Platform represents an incremental recurring revenue opportunity to the clinic and is a competitive advantage for the clinic.

Performing research and clinical studies to identify clinically relevant biomarkers that could support diagnosis and possibly identify patients who are most likely to positively respond to a certain drug or treatment. Firefly is continuously improving the BNA Platform by actively analyzing its comprehensive database, which includes clinical and behavioral data, to discover biomarkers that can support diagnosis and optimize patient care pathways. In doing so, Firefly intends to empower the practitioners to apply principles of precision medicine to improve outcomes for people suffering from mental illnesses and cognitive disorders. By utilizing the Company’s ML pipeline to analyze its database, it is possible to identify patterns (EEG-based biomarkers) that are useful for predicting treatment outcomes (predictive biomarkers), predicting disease progression (prognostic biomarkers) and monitoring treatment effects (monitoring biomarkers). Leveraging such biomarkers can inform patient selection and stratification in clinical trials in a way that will optimize trial design, leading to improved outcomes while reducing the cost and time it takes to obtain approval for the drug.

Partnering with leading drug development companies in the central nervous system (“CNS”) space in support of clinical research and companion diagnostics. Firefly is focused on growing its CNS pharmaceutical company partnerships for drug development. Based on the work Firefly has done with pharmaceutical companies like Novartis, Takeda Pharmaceutical Company Limited, Bright Mind Bioscience and others, Firefly believes that EEG data, processed by the BNA Platform, can be effective in CNS drug development by providing objectively measured brain activations that indicate normal or pathological neuronal processes. The BNA-based EEG data can be used as objective endpoints for pharmacokinetic-pharmacodynamic modelling. Moreover, by measuring electrophysiology commonly associated with cognitive functions, BNA biomarkers can also assist in understanding the drug’s effects in the cognitive domain and identifying adverse cognitive events. By enabling a quantitative and objective measurement of the change in brain function following a treatment, drug developers could further optimize dose selection for next phases of development.

Management believes that through integration of the BNA Platform into drug development strategies, CNS pharmaceutical companies can realize significant savings of both cost and time by understanding a drug’s effect better and targeting patients who will respond better to the drug (patient enrichment). Improving patient targeting and effects on patient populations segments could lead to demonstrable improvement in clinical efficacy.

Many new CNS drugs being developed are considered to be high cost, often having annual costs of tens of thousands of dollars. There is considerable resistance from healthcare providers, governments, and Insurers to absorb the high cost of new CNS drugs without knowing who is most likely to benefit from the drug.  Firefly believes that biomarkers represent a significant opportunity for drug development companies and practicing medical professionals. For drug development companies, conducting clinical trials with patients who are more likely to respond positively to the drug (patient enrichment) can reduce the clinical trial size required to show positive clinical outcomes (efficacy) and significantly reduce the cost and speed of clinical trials. Furthermore, the ability to show increased efficacy of the drug within a targeted patient group could expedite regulatory approval and provide justification for the cost of the new drug with payors.  In concert with Firefly’s commercialization strategy, medical professionals who integrate the BNA Platform into their clinic will be able to prescribe the drug to their patients who will benefit the most based on the companion diagnostic criteria

Considering strategic acquisitions. Firefly may consider strategic acquisition opportunities where such transactions can accelerate Firefly’s market positioning through horizontal or vertical integration, expanding capacity, or gaining intellectual property that strengthens its competitive advantage.

Firefly believes that it is in a strong position to drive the adoption of objective assessment of brain function in clinical practice by making the BNA Platform accessible to medical professionals in the United States and other countries around the world. Initial clinical use of the BNA Platform has demonstrated significant improvements in patient outcomes. Based on this, Firefly believes that the BNA Platform has the potential to deliver significant benefits within the healthcare system to a broad range of stakeholders – patients, clinicians, and payors.

Firefly’s Solution – The BNA Platform

Firefly’s Database

The BNA Platform is an FDA 510(k) cleared product and is a direct result of applying data science AI and ML expertise to Firefly’s extensive proprietary database of standardized, high-definition longitudinal EEG recordings of over 17,000 (77,000 BNA assessments) patients representing twelve disorders, as well as clinically normal patients.

Firefly’s proprietary database will continue to grow with each use of the BNA Platform in the clinical and research settings, which, through its application of AI and ML, will allow the insights to continuously evolve and improve with the goal of continually increasing the value proposition of the BNA Platform to clinicians and pharmaceutical company clients. Firefly believes that this virtuous cycle will result in future product development, like biomarkers that will drive the commercial adoption of the BNA Platform to a wider universe of medical professionals, and also enhance its value proposition to drug development companies.

The BNA Platform

The BNA Platform is intended for the post-hoc statistical analysis of the human EEG, utilizing both resting-state EEG and Event-Related Potentials (“ERP”) in a patient’s response to outside stimuli during various states of alertness, disease, diagnostic testing, treatment, surgery, or drug related dysfunction. An ERP (or “evoked response”) is an electrical potential recorded from the nervous system following the presentation of a stimulus (e.g., as part of a cognitive task). An ERP signal consists of typical ERP components — positive or negative voltage spatiotemporal peaks within the ERP waveform that are measured within one second post-stimulus presentation.

The system consists of the following components: a computer environment; EEG data input software algorithms for BNA calculations; a report generator and a functionality for data transfer and storage. In the first step EEG data is measured using a dedicated, commercially available, and FDA-cleared EEG system, which complies with the BNA Platform specifications. The BNA Platform processes and analyzes the data using Firefly’s BNA Algorithm (as further described below). Lastly, the results are compiled into individualized easy-to-read reports that provide clinicians with objective insight into brain function. Each incremental scan further supports the growth of Firefly’s reference database. The steps are described in further detail below.

Figure 1. Overview of the BNA Platform Process

Measure – EEG Data

The BNA Platform is intended to analyze EEG data recorded at rest (“Resting-EEG”) and during the performance of two conventionally used ERP tasks: the Auditory Oddball (“AOB”) and the Visual Go-No-Go (“VGNG”). The EEG is recorded continuously while the patient is at rest with eyes-closed or performs one of the ERP tasks. This is highly useful to clinicians as the information from the Resting-EEG and ERP tasks are complementary to each other in many ways. The BNA Platform thus empowers clinicians by providing them with a multi-perspective, objective evaluation of the patient’s brain function in one product. The acquisition site is then asked to provide reliable samples of artifact-free digital EEG for purposes of analysis.

Figure 2. EEG Data Inputs

Analyze — The BNA Algorithm

After the recording, the artifact-free EEG data is imported into the BNA Platform and is automatically analyzed by the algorithm (the “BNA Algorithm”). The BNA Algorithm does so by detecting and quantifying the characteristics of EEG and ERP peaks (AOB task: P50, N100, P200, P3a, P3b; VGNG task: P200, N200, P3a, P3b). The BNA Algorithm leverages Firefly’s normative database to extract clinically meaningful information from EEG data.

EEG recordings are high-dimensional and complex. This is the result of the dynamic spatiotemporal nature of the neurophysiological signals. For example, the event-related potential wave measured at first, at a relatively focal location in time and space on the scalp, and then it evolves and propagates in the cortex while its amplitude changes simultaneously.

Traditional methods for EEG and ERP analysis follow waveform morphology over time at selected electrode locations, using either time-domain or frequency-domain tools, while neglecting the spatiotemporal dynamics associated with the electric field at the scalp. Moreover, focusing on a specific electrode or subset of electrodes, the traditional methods ignore the expected variability between patients in terms of where the ERP component appears on the scalp due to natural differences between cortex and scalp anatomy. The aim of the BNA Algorithm is to improve the accuracy of the ERP component detection by considering the spatiotemporal nature of the signal. It achieves this improvement by parceling the EEG activity into major spatiotemporal events – ERP peaks and their surrounding – spatiotemporal parcels.

The key strengths of the BNA Algorithm are:

1.

Adaptive peak detection – the ERP peaks are detected in a more patient-specific way, by incorporating some degree of freedom in both time and space in a way that is proportional to the normal variability in time and space of the ERP peaks.

2.

Displaying ERP-peak location – thanks to the adaptive peak detection by the BNA Algorithm, the ERP peak is identified and displayed in the BNA report on a topographical map together with the group ERP-peak position. This adds clinically useful information to the physician.

3.

Neural-Consistency score – another unique feature of the BNA report is the presentation of the Neural-Consistency score. Since this is a differentiating score, the Company will describe here shortly what this score is and why Firefly believes it is important.

Since the ERP signal is an average of multiple single-trial ERP signals which can differ largely from each other, assessing the consistency between them may provide complementary functional information to the average measure. As part of the new peak-analysis, the algorithm calculates a new score – ‘Neural Consistency’ based on the similarity of the amplitude activation between single-ERP trials. The score is calculated based on averaging the inter-single trials variability of the ERP-peak and its surrounding points.

Figure 3. Illustration of ERP single trial variability.

Act — Individualized Reports

The results of the data processed by the BNA Algorithm are compiled into individualized easy-to-read reports that provide clinicians with objective insight into brain function:

●	ERP Report
●	Behavioral Report
●	Summary Report
●	Resting-EEG Report

Scores are presented as z-scores based on comparing the patient to an age-matched relevant reference group based on Firefly’s proprietary standardized longitudinal normative database. This presentation expresses the differences between the patient and the reference group. The reports are intended to be used by clinicians to enable the evaluation of the patient’s brain activity during a specific task compared to an age-range matched reference group.

The following diagram breaks down the components of Firefly’s normative database that underpins the BNA Platform:

Figure 4. Components of the BNA Platform normative database.

The database is age-differentiated, featuring control for age-related effects; includes data from Resting-EEG and ERP tasks; includes test-retest database, measuring test-retest reliability and allowing to model test-retest expected variance; and enables standardization by using z-scores, which improves clinical interpretability.

Figure 5. The BNA Platform Database

Real-World Evidence for the BNA Platform Clinical Utility

The findings presented in 2023 white paper study “Brain Network Analytics (BNA) in the Psychiatric Practice: Real-Life Data Analysis” by Charlotte Baumeister, Ph.D., with analysis by Offir Laufer, Ph.D., strongly support the potential of the BNA Platform to transform psychiatric care by automating the analysis of EEG data. The comprehensive research involved a cohort of 2,253 patients seeking treatment at a prominent psychiatric and multispecialty clinic in the United States. The study demonstrated that the BNA Platform significantly improved disease management in psychiatric patients suffering from major depressive disorder (MDD), generalized anxiety disorder (“GAD”), and ADHD.

The study has unveiled valuable insights into how the BNA Platform can revolutionize disease management in the field of psychiatry. Key highlights from the research include:

●

Enhanced Treatment Compliance: Patients grappling with depression, who underwent therapy guided by BNA, exhibited a significant 15% increase in their adherence to MDD treatment protocols, encompassing both antidepressant medications and Transcranial Magnetic Stimulation (TMS).

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Decreased Medication Alteration Necessity: The study demonstrated a noteworthy reduction of over 50% in the requirement to switch antidepressant medications among the patient population. This emphasizes the potential of the BNA Platform in optimizing medication selection and dosing.

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Amplified Improvements in General Functionality: Individuals diagnosed with MDD, GAD, and ADHD experienced more than double the improvement in their overall general functioning when receiving BNA-guided interventions. This suggests that BNA Platform has the potential to comprehensively enhance patients' quality of life and daily functioning.

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Elevated Rates of Antidepressant Response: The application of the BNA Platform was associated with a notable 10% increase in antidepressant response rates, signaling its potential to augment the effectiveness of traditional treatment approaches.

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Reduction in Non-Responder Rates: Among MDD patients, the study observed a significant 17% decrease in the rate of treatment non-responders, indicating that the BNA Platform holds promise in mitigating treatment resistance and improving positive outcomes.

The study thus demonstrated that the BNA Platform represents a significant advancement in patient care in a real world setting and addressed the challenges associated with EEG utilization by medical professionals.

By automating EEG analysis and providing comprehensive insights into brain function (cognition), the BNA Platform has the potential to revolutionize disease management, enhance treatment outcomes, and improve the overall well-being of patients with mental illnesses and cognitive disorders. Based on the real-world results highlighted above, Management believes that the societal impact of better outcomes for patients suffering from mental illnesses and cognitive disorders is substantial and the associated cost savings to healthcare systems and payors could be significant. Firefly intends to study the potential health economic benefits associated with the above findings to support rapid adoption of the BNA Platform into standard patient management protocols.

Research and Development

Firefly focuses its research and development efforts on advancing the treatment of patients suffering from mental illnesses and cognitive disorders. These efforts are enhanced by the strong relationships that Firefly has developed with neurologists, psychiatrists, neuroscientists, and other experts. Firefly believes the BNA Platform can drive a better standard of care for patients suffering from mental illnesses and cognitive disorders.

Firefly’s research and development activities encompass basic research and product development. Firefly’s research and development team has biomedical engineering, neuroscience, software development, project management, data science, and AI and ML expertise. Firefly believes the strength and strategic vision of its research and development team will continue to drive Firefly’s leadership position in the category of advancing the understanding of brain function in support of better outcome for Firefly’s target patient population leveraging EEG hardware with the BNA Platform.

Firefly’s near-term research and development efforts are focused on continuing to improve the BNA Platform, enhancing the patient and provider experience, and expanding the population of patients that can be assessed with the BNA Platform. Since inception, Firefly’s research and development activities have resulted in significant improvements to the BNA Platform, Firefly’s first clearance and predicate device to the BNA Platform dates back to 2014 when Firefly received Class II medical device 510(k) clearance from FDA for the BNA Analysis System, with indication for use in individuals 14 to 24 years of age. In December 2020, Firefly received Class II medical device 510(k) clearance from the FDA for Firefly’s current product, the BNA Platform, with indication for use in individuals 12 to 85 years of age.

Additionally, Firefly’s near-term development pipeline includes enhancements that leverage its extensive normative database, its growing database, its advanced data analysis, ML and AI capabilities to enable medical professionals to enhance their clinical assessments, and to enable drug development companies to improve the success of their drug development programs, bringing new drugs to market faster while reducing the cost and risk associated with drug development.

Market Opportunity

The market for the BNA Platform and Firefly’s future products is vast and growing significantly. According to the World Health Organization, in 2019, 1 in every 8 people, or 970 million people around the world were living with a mental disorder, with anxiety and depressive disorders being the most common. The economic burden of people suffering from depression alone in the United States was estimated at $326.2 billion for the year 2020. As our societies age, the number of cases of mental illness and cognitive disorders is projected to increase, along with the associated economic costs. For example, the number of people with dementia is estimated to increase from 57.3 million cases globally in 2019 more than 150 million cases in 2050. Yet, despite the growing need for effective treatment and substantial unmet treatment needs, CNS drug development remains costly, with the cost of developing a new drug typically ranging from $10 to 15 billion per drug, with CNS drugs having the lowest success rate of all other drug categories.

Firefly believes that improving outcomes for people suffering from mental illnesses and cognitive disorders requires objective measurement. The clinical benefit of using EEG to understand how a person’s brain is functioning has been studied for decades. However, Firefly believes that, due to the complexity and time required to analyze and interpret EEG recordings, the inability to compare EEG recordings to what is clinically normal, and the inability to track changes over time, the clinical use of EEG has been limited. The BNA Platform holds the potential to transform brain health by allowing integration of EEG testing and analysis into patient care pathways to provide clinicians with an objective tool that can help them diagnosis and assess treatment efficacy, objectively and quickly. In addition, through Firefly’s research and development initiatives, the Company believes that by introducing biomarkers that could diagnose the illnesses or disorder and identify what treatment will provide the most benefit for the patient will drive adoption by clinicians and payors.

Through ongoing research of Firefly’s growing database, using the BNA Platform, Firefly will enter other markets including, executive medical health and wellness for consumers who want to more actively manage their healthcare and lifestyles.

Sales and Marketing

The BNA Platform is indicated for use by medical professionals in the United States. This includes but is not limited to neurologists, psychiatrists, nurse practitioners and general practitioners. Firefly has made the strategic decision to initially target neurologists working in clinics in the United States to adopt the BNA Platform into their patient care protocols. As of 2021, there were over 13,800 active neurologists practicing in the United States, with over 11,600 of these neurologists engaged in patient care. Through building strong relationships with neurologists, who are generally regarded as experts in cognition, Firefly will generate the necessary clinical validation to support defendable reimbursement for other medical professionals to integrate the BNA Platform into their practice.  In addition, Firefly believes that its current product will be able to provide more direct insight into diagnosis and therapy optimization by introducing clinical biomarkers that actively support streamlined decision-making by medical professionals who are not familiar with EEG.

Firefly plans to offer its BNA Platform on a subscription model basis. In addition, Firefly plans to provide EEG recording equipment on a monthly rental basis or as part of a bundle price.  Firefly’s management has a deep understanding of business development in the medical technology space. Driving adoption in the specialty of neurology will ensure that Firefly will be able to reach its full potential.  For this reason, Firefly will initially adopt a direct selling model that is supported by field based clinical specialists and medical affairs personnel. As adoption progresses, supported by clinical validation, biomarkers and improvements to the BNA Platform, Firefly aims to partner with national distributors that complement Firefly’s target markets, including EEG companies and installed bases of EEG systems in use today by medical professionals.

To further support the adoption of the BNA Platform in neurology, Firefly plans to attend trade shows and conferences at national and regional levels. In addition, Firefly plans to increase awareness of its BNA Platform amongst target clinicians who care for patients with cognitive disorders through education and outreach designed to drive patient referrals. As the Company grows awareness and utilization of the BNA Platform, Firefly plans to continue to enhance its marketing and analytics capabilities to support its growing customer base to include other medical professionals.

In concert with the commercialization of the BNA Platform to medical professionals, Firefly plans to actively engage with drug development companies and develop extensive strategic partnerships to support their drug development strategies. As of January 1, 2023, there were 187 trials assessing 141 unique treatments for Alzheimer’s disease. As of January 4, 2023, there were more than 160 pharmaceutical companies developing drugs to treat mental illnesses.  In order to take full advantage of the opportunity in the CNS drug development market, Firefly intends to invest in business development resources focused on the CNS drug development sector.

Competition

Firefly’s industry is competitive and has been evolving rapidly with the introduction of new products and technologies as well as the market activities of industry participants. The BNA Platform is indicated for use in individuals 12 to 85 years of age for the post-hoc statistical analysis of the human electroencephalogram, including event-related potentials and Firefly currently markets its device to qualified medical professionals. Firefly competes against other companies that have developed AI-driven platforms, in the target market of neurological disorders.

Firefly believes that the BNA Platform is a paradigm shift on the approach to treating cognitive disorders and mental illnesses. Firefly’s BNA Platform offers distinct advantages, including its BNA Algorithm for data analysis, its proprietary extensive normative age matched database underpinning the BNA Platform, and the ability of the BNA Platform to generate individual reports that clinicians can use to optimize patient care. Firefly believes the BNA Platform can become a standard of care tool in addressing the primary unmet needs in mental illness and cognitive disorders today. Firefly also believes that the BNA Platform has a wide range of additional applications, including the ability to leverage data gathered through BNA sessions for additional clinical insight, pharmaceutical drug development and new product development. The longitudinal nature of the data, along with clinical disease context, provides many future development opportunities.

Furthermore, EEG technology, in concert with BNA Platform, represents a scalable, low-cost solution when compared to other imaging technologies that assess brain function, such as functional magnetic resonance imaging (fMRI).

Intellectual Property

Firefly’s commercial success depends in part on its ability to obtain and maintain intellectual property protection for the BNA Platform and any future products, to prevent others from infringing, misappropriating, or otherwise violating its intellectual property rights, to defend and enforce its intellectual property rights, and to operate without infringing, misappropriating, or otherwise violating valid and enforceable intellectual property rights of others. Firefly actively seeks to protect intellectual property that it believes is important to its business, which includes patents covering the components of the BNA Platform and the methods used for optimizing the therapy that the BNA Platform delivers. Firefly also seeks patent protection for other processes and inventions that are commercially or strategically important to developing and maximizing the value of its enterprise. Firefly takes steps to build and maintain the integrity of its brand, for example, with trademarks and service marks, and Firefly seeks to protect the confidentiality of trade secrets that may be important to the development of its business. Firefly relies on a strategy that combines the use of patents, trademarks, trade secrets, know-how, and license agreements, as well as other intellectual property laws, employment, confidentiality and invention assignment agreements, and contractual protections, to establish and protect its intellectual property rights.

Patents

Our patents and patent applications assert claims generally related methods and systems. Specifically, there are multiple patent families relating to (i) ERP processing algorithms and the comparison to a reference group and estimation of brain function based on the comparison; (ii) prediction of TMS treatment outcome; (iii) method and system for estimating brain concussion; (iv) method and system for managing pain; (v) method for brain stimulation tool configuration. As of December 31, 2023, we owned eight issued U.S. patents, which have expiration dates ranging from November 2028 to November 2037. We own one issued patent in Japan and there are currently patent applications pending in each of Australia, Canada, China, European Union and Israel, which, if issued, are expected to expire in 2037.

The anticipated expiration dates are without taking into account all possible patent term adjustments, extensions, or abandonments, and assuming payment of all appropriate maintenance, renewal, annuity, and other governmental fees. We continue to evaluate our intellectual property portfolio as patents reach end of life to determine the optimal course for continuing to protect our technology. We cannot ensure that patents will issue from any of our pending applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection for our technology.

We recognize that the ability to obtain patent protection and the degree of such protection depends on a number of factors. The patent positions of medical device companies like ours are generally uncertain and involve complex legal, scientific, and factual questions. The protection afforded by a patent varies on a product-by-product basis, from jurisdiction-to-jurisdiction, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments and extensions, the availability of legal remedies, and the validity and enforceability of the patent.

In addition, the coverage claimed in a patent application can be significantly narrowed before the patent is issued, and patent claims can be reinterpreted or further altered even after patent issuance. We cannot predict whether the patent applications we are currently pursuing will issue as patents or whether the claims of any issued patents will provide sufficient protection from competitors. A competitor could develop systems, devices, or methods of manufacture or treatment that are not covered by our patents. Accordingly, our ability to stop third parties from commercializing any of our patented inventions, either directly or indirectly, will depend in part on our success in obtaining, maintaining, defending, and enforcing patent claims that adequately cover our inventions.

Our commercial success will also depend, in part, on not infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. Third parties own numerous patents in the U.S. and in jurisdictions outside the U.S. with claims directed to inventions in the fields in which we operate or plan to operate. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, seek licenses, cease certain activities, or participate in USPTO proceedings. Moreover, such licenses may not be available on commercially reasonable terms or at all. Our breach of any license agreements or failure to obtain a license necessary to our business may have a material adverse impact on us.

Trademarks

Our trademark portfolio is designed to protect the brands of our BNA Platform and any future products. As of December 31, 2023, we own one trademark registration for “BNA” in the United States and other countries, including Israel, Switzerland, European Union, Canada, and India. The trademark is also registered with WIPO International.

Trade Secrets

We also rely on trade secrets relating to our product and technology, including our data processing algorithms, and we maintain the confidentiality of such proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We seek to protect our trade secrets and know-how by entering into confidentiality and invention assignment agreements with employees, contractors, consultants, suppliers, customers, and other third parties, who have access to such information. These agreements generally provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us are to be kept confidential and not disclosed to third parties except in specific circumstances.

For more information regarding the risks related to our intellectual property, please see “Risk Factors-Risks Related to Firefly’s Intellectual Property.”

Manufacturing

Our BNA Platform is hardware-agnostic and we do not manufacture any compatible hardware.

Government Regulation

Our products (including our BNA Platform) are considered medical devices, and, accordingly, are subject to rigorous regulation by government agencies in the United States and other countries in which we intend to sell our products. These regulations vary from country to country but cover, among other things, the following activities with respect to medical devices:

●	design, development and manufacturing;

●	testing, labeling, content and language of instructions for use and storage;

●	product storage and safety;

●	marketing, sales and distribution;

●	pre-market clearance and approval;

●	record keeping procedures;

●	advertising and promotion;

●	recalls and field safety corrective actions;

●	post-market surveillance;

●	post-market approval studies; and

●	product import and export.

FDA Regulation

In the U.S., numerous laws and regulations govern the processes by which medical devices are developed, manufactured, brought to market and marketed. These include the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations issued by FDA, among others. Unless an exemption applies, each medical device commercially distributed in the United States requires FDA clearance of a 510(k) premarket notification (“510(k) clearance”), granting of a de novo request, or approval of an application for premarket approval (“PMA”). In general, under the FD&C Act, medical devices are classified in one of three classes on the basis of the controls necessary to reasonably assure their safety and effectiveness. A medical device’s classification determines the level of FDA review and approval to which the device is subject before it can be marketed to consumers:

●

Class I devices, the lowest-risk FDA device classification, include devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to FDA’s medical device general controls, including labeling, establishment registration, device product listing, adverse event reporting, and, for some products, adherence to good manufacturing practices through FDA’s Quality System Regulations.

●

Class II devices, moderate-risk devices, also require compliance with general controls and in some cases, special controls as deemed necessary by FDA to ensure the safety and effectiveness of the device. These special controls may include performance standards, particular labeling requirements, or post-market surveillance obligations. While most Class I devices are exempt from the 510(k) premarket notification requirement, typically a Class II device also requires pre-market review and 510(k) clearance as well as adherence to the Quality System Regulations/good manufacturing practices for devices.

●

Class III devices, high-risk devices that are often implantable or life-sustaining, also require compliance with the medical device general controls and Quality System Regulations, and generally must be approved by FDA before entering the market through a PMA application. Approved PMAs can include post-approval conditions and post-market surveillance requirements, analogous to some of the special controls that may be imposed on Class II devices.

Our BNA Platform is a Class II medical device, which was cleared by FDA for commercialization in the U.S. pursuant to the 510(k) notification process for the post-hoc statistical analysis of the human electroencephalogram, including ERP in December 2020. The marketing and distribution of the BNA Platform, is subject to continuing regulation and enforcement by FDA and other government authorities, which includes product listing requirements, medical device reporting regulations. If FDA finds that we have failed to comply with any legal or regulatory requirements, it or other government agencies may institute a wide variety of enforcement actions against us, ranging from Warning Letters to more severe sanctions, including but not limited to financial penalties, withdrawal of 510(k) clearances already granted, and criminal prosecution.

The 510(k) Process

Under the 510(k) process, the applicant must submit to FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or Class I, or another commercially available device that was cleared through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, FDA will refuse to accept the 510(k) notification. If it is accepted for filing, FDA begins a substantive review. By statute, FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device.

Post-Market Regulation

After a device is cleared or approved for marketing, numerous and extensive regulatory requirements may continue to apply. These include but are not limited to:

•	annual and updated establishment registration and device listing with FDA;

•	restrictions on sale, distribution, or use of a device;

•

labeling, advertising, promotion, and marketing regulations, which require that promotion is truthful, not misleading, and provide adequate risk disclosures and directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses (i.e., indications that are inconsistent with or beyond the scope of the applicable FDA approval or clearance) and impose other restrictions on labeling;

•	clearance or approval of product modifications to legally marketed devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use;

•	correction, removal, and recall reporting regulations, and FDA’s recall authority;

•	complying with the federal law and regulations requiring Unique Device Identifiers on devices; and

•	post-market surveillance activities and regulations, which apply when deemed by FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

FDA has broad regulatory compliance and enforcement powers. If FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees, and civil penalties;

•	recalls, withdrawals, or administrative detention, or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export or import approvals for our products; or

•	criminal prosecution.

International Regulation

Many countries throughout the world have established regulatory frameworks for marketing and commercialization of medical devices. As a designer and marketer of medical devices, we are obligated to comply with the respective frameworks of these countries to obtain and maintain access to these global markets. The frameworks often define requirements for marketing authorizations which vary by country. Failure to obtain appropriate marketing authorization and to meet all local requirements, including specific quality and safety standards in any country in which we currently market our products, could cause commercial disruption and/or subject us to sanctions and fines. Delays in receipt of, or a failure to receive, such marketing authorizations, or the loss of any previously received authorizations, could have a material adverse effect on our business, financial condition and results of operations.

There is currently no premarket government review of medical devices in the European Economic Area (“EEA”). However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices, or the Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment, and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Device Directive and became effective on May 26, 2021. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The new regulations, among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals, and the public with comprehensive information on products available in the E.U.; and

●	strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

We received our European CE mark, indicating that we affirm our product’s conformity with European health, safety and environmental protection standards, in 2021.

Healthcare Regulatory Laws

Within the United States, our products are subject to extensive regulation by a wide range of federal and state agencies that govern business practices in the medical device industry. These laws include federal and state anti-kickback, fraud and abuse, false claims and physician payment transparency laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or part by Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts, and free or reduced price items and services. Among other things, the Anti-Kickback Statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand and prescribers and purchasers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor.

Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate, in order to have committed a violation. Further, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute also constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs. Commercial payors may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act, or RICO.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws. Various states have also enacted false claim laws analogous to the federal civil False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HIPAA, among other things, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

Additionally, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The ACA, imposed, among other things, new annual reporting requirements for covered manufacturers for certain payments and “transfers of value” provided to physicians and certain other healthcare providers and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition, certain states require implementation of compliance programs and compliance with the device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices, and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of Personally Identifiable Information (“PII”), including health information. Among others, the federal Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, and their implementing regulations, which we collectively refer to as HIPAA, establish privacy and security standards that limit the use and disclosure of Protected Health Information (“PHI”) and require covered entities and business associates to implement administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of individually identifiable health information in electronic form, among other requirements.

Violations of HIPAA may result in civil and criminal penalties. We must also comply with HIPAA’s breach notification rule which requires notification to affected individuals and HHS, and in certain cases to media outlets, in the case of a breach of unsecured PHI. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states, and HIPAA standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. California passed the California Consumer Privacy Act or CCPA on June 28, 2018, which went into effect January 1, 2020. On November 3, 2020, the California Privacy Rights Act of 2020 (“CPRA”), which amends the CCPA and adds new privacy protections that became effective on January 1, 2023, was enacted through a ballot initiative. While information we maintain that is covered by HIPAA may be exempt from the CCPA, other records and information we maintain on our patients may be subject to the CCPA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state and federal privacy laws subject to frequent change.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security, laws that place specific requirements on certain types of activities, such as data security and texting, and laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach.

Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the U.S. The E.U., for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the U.S. In May 2018, the GDPR, governing data practices and privacy in the E.U., became effective and replaced the data protection laws of the individual member states. GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals in the E.U. These more stringent requirements include expanded disclosures to inform members about how we may use their personal data, increased controls on profiling members, and increased rights for members to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to 20 million Euros or 4% of a company’s worldwide turnover, whichever is higher. GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked consents. It remains unclear how the U.K. data protection laws or regulations will develop in the medium to longer term and how data transfer to the U.K. from the E.U. will be regulated. Outside of the E.U., there are many other countries with data protection laws, and new countries are adopting data protection legislation with increasing frequency.

Many of these laws may require consent from individuals for the use of data for various purposes, including marketing, which may reduce our ability to market our products.

There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws and regulations when we expand internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, limit the effectiveness of our marketing activities, adversely affect our business, results of operations, and financial condition, and subject us to additional liabilities.

Employees

As of December 31, 2023, Firefly had eight full-time employees. None of Firefly’s employees are represented by a labor union or covered by collective bargaining agreements, and Firefly considers its relationship with its employees to be good.

Facilities

We do not own or lease any real property or facilities. If we advance our business operations, we may seek to lease facilities of our own in order to support our operational and administrative needs. There can be no assurance that such facilities will be available, or that they will be available on suitable terms. Our inability to obtain such facilities could have a material adverse effect on our future plans and operations.

Legal Proceedings

From time to time, we may become party to legal proceedings in the ordinary course of business. Such legal proceedings may negatively impact our business and financial position, result in brand or reputational harm, and divert the attention of our management from core operations of our business. We are currently not a party to any material legal proceedings.

FIREFLY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Firefly’s financial condition and operating results together with Firefly’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion and analysis and other parts of this joint proxy and consent solicitation statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. See the section of this document titled “Cautionary Statement Regarding Forward-Looking Statements.” Firefly’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this joint proxy and consent solicitation statement/prospectus.

Overview

Firefly is a medical technology company that has developed its FDA-510(k) cleared Brain Network Analytics software platform (the “BNA Platform”) and is focused on advancing diagnostic and treatment approaches for people suffering from mental illnesses and cognitive disorders, including depression, dementia, anxiety disorders, concussions, and attention-deficit/hyperactivity disorder (“ADHD”). It has taken a period of 15 years and an investment of approximately $60 million, to develop the software, compile the requisite database of brain wave tests, gain patent protection, and receive FDA approval to market and sell the BNA Platform so, as of today, Firefly is in a position to undertake a commercial launch of the BNA Platform. Firefly believes there is great potential for such commercialization, both with respect to pharmaceutical companies in their drug research and clinical trial activities, as well as medical practitioners in their clinics.

The BNA Platform is a software as a medical solution (“SAMS”) that was developed using artificial intelligence (“AI”) and machine learning (“ML”) on Firefly’s extensive proprietary database of standardized, high-definition longitudinal electroencephalograms (“EEG”) of over 17,000 patients representing twelve disorders, as well as clinically normal patients. The BNA Platform, in conjunction with an FDA-cleared EEG system, can provide clinicians with comprehensive insights into brain function (cognition). These insights can enhance a clinician’s ability to accurately diagnose mental illnesses and cognitive disorders and to evaluate what therapy or drug is best suited to optimize a patient’s outcome.

The clinical utility of EEG technology to support better outcomes for patients with mental illnesses and cognitive disorders has been well documented. Historically, clinical adoption of EEG by medical professionals, including psychiatrists, neurologists, nurse practitioners and general practitioners, has been limited due to the complexity of interpreting EEG recordings and the inability to practically compare a patient’s brain function to that of a clinically normal age -matched patient. Firefly believes that without defining a standard deviation to the norm, it is not possible to objectively assess brain function. By establishing an objective baseline measurement of brain function, the BNA Platform enables clinicians to optimize patient care, leading to improved outcomes for people suffering from mental illnesses and cognitive disorders.

Firefly’s value proposition is supported by real-world use of the BNA Platform. Incorporating the BNA Platform as part of a patient management protocol demonstrated improved response rates, enhanced therapy compliance, reduced non-responder rates and a reduction in need for medication switching among patients. Further, Firefly believes that its extensive clinical database, when combined with advanced AI, provides the opportunity to identify clinically relevant biomarkers that will support better patient outcomes through precision medicine and companion diagnostics. We expect to gather additional data through the clinical deployments and clinical studies conducted by drug companies. This additional data should allow us to discover new biomarkers and objectively measure the impact of therapeutic interventions on patients of different types, further enhancing our platform’s effectiveness. Firefly believes that it will be able to enhance accurate diagnosis and predict what therapy or drug, or a combination thereof, is best suited to optimize patient outcomes. This represents a paradigm shift in how clinicians manage patients with mental illnesses and cognitive disorders holding the potential to transform brain health.

Recent Events

Development Partnership

On October 2, 2023, we initiated a development partnership with the Neurology Consultants of Dallas Venture Fund for use of BNA Platform at their facilities and to collaborate on clinical studies that will support the adoption of the BNA Platform.

Merger Agreement

On November 15, 2023, we entered into the Merger Agreement with WaveDancer and Merger Sub, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Firefly, with Firefly becoming a wholly-owned subsidiary of WaveDancer and the surviving corporation of the merger. For additional information, See “THE MERGER” beginning on page 129 and “THE MERGER AGREEMENT” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

Series C Financing

Between October 17, 2023 and December 21, 2023, the Company raised $1,968,000 from a private placement issuance of 1,538,132 Series C units, comprised of Series C Preferred Stock and warrants to purchase up to 117,187 shares of common stock, which were sold at a combined purchase price of $1.28 per unit. Each warrant has an exercise price of $2.56 per share (subject to adjustment from time to time in accordance with the terms thereof), is exercisable immediately upon issuance and expires at 4:30 p.m. (New York time) three years following the initial date of issuance.

Financial Operations Overview

Revenue

Revenue consists of BNA testing and the undertaking of projects.

Operating Expense

Research and Development Expense

Research and development expenses represent costs incurred to conduct research and development, such as the development of the BNA Platform. Firefly recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

●	salaries and benefits;

●	consulting arrangements; and

●	other expenses incurred to advance Firefly’s research and development activities.

The largest component of Firefly’s operating expenses has historically been the investment in research and development activities. Firefly expects research and development expenses will increase in the future as Firefly further refines and optimizes the BNA Platform and invests in is evolution. It is likely that Firefly will continue to evaluate opportunities and strategic partnerships to acquire or license other products and technologies, which may result in higher research and development expenses due to licensing fees and/or integrations.

Selling and Marketing Expenses

Selling and marketing expenses consist of employee-related expenses, including salaries, benefits, travel, clinical fees and other marketing functions, as well as fees paid for consulting services.

General and Administrative Expenses

General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel and noncash stock-based compensation, and other administrative functions, as well as fees paid for legal, and accounting services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. Firefly expects to incur additional expenses as a result of operating as a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Other Income (Expense), Net

Other income (expense) consists primarily of loss in interest bank fees and loan fees, loss on extinguishment of debt, gain on sale of investments and gain on sales of fixed assets.

Results of Operations

The following tables set forth Firefly’s results of operations for the periods presented:

	Three months ended September 30,		Nine months ended September 30,		Year Ended December 31,
	$US, in thousands
	2023	2022	2023	2022	2022	2021

REVENUE	23	-	479	-	-	32
OPERATING EXPENSES:
Research and development expenses, net	276	308	712	947	1,272	2,926
Selling and marketing expenses	112	96	399	447	524	754
General administration expenses	335	306	879	1,098	1,454	1,006
Impairment loss on equipment			-	79	79	-
TOTAL OPERATING EXPENSES	723	710	1,990	2,571	3,329	4,686

OPERATING LOSS	700	710	1,511	2,571	3,329	4,654

OTHER (INCOME) EXPENSE
Interest, bank fees and loan fees	3	182	13	526	574	135
Loss (Gain) on extinguishment of debt	0	(517)	-	59	59	449
Other (Income) Expenses	(1)	(3)	2	(169)	(173)	(857)
LOSS BEFORE INCOME TAX	702	372	1,526	2,987	3,789	4,381

Comparison of the Three and Nine Months Ended September 30, 2023 and 2022

Revenue

Revenue was $23,000 and $479,000 for the three and nine months ended September 30, 2023, respectively, as compared to $0 for the three and nine months ended September 30, 2022. Revenue for the three months ended September 30, 2023 was due to domestic and international sales of the BNA product, and revenue for the nine months ended September 30, 2023 was substantially due to satisfaction of performance obligations under a customer contract and in part due to sales of the BNA product.

Operating Expenses

Total operating expenses increased by $13,000 to $723,000 for the three months ended September 30, 2023 from $710,000 for the three months ended September 30, 2022, due to an increase in marketing and administration expenses pursuant to preparations of becoming a public company, partially offset by a decrease in research and development expenses, as outlined below.

Total operating expenses decreased by $581,000 to $1,990,000 for the nine months ended September 30, 2023 from $2,571,000 for the nine months ended September 30, 2022, due to an overall decrease in expenses for research and development, marketing, administration and impairment as outlined below.

Research and Development Expenses

The following table shows Firefly research and development expenses by category for the three months ended September 30, 2023 and 2022, as well as the nine months ended September 30, 2023 and 2022:

	Three months ended, September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	$US, in thousands
Payroll & Personnel costs	222	227	571	720
Consulting agreements	25	46	48	99
Depreciation and amortization	0	0	-	14
Clinical Trials	4	4	19	5
Other Expenses	25	31	74	109
TOTAL RESEARCH AND DEVELOPMENT EXPENSES	276	308	712	947

All Firefly research and development expenses relate to the development of the BNA platform.

Research and development expenses decreased by $32,000 to $276,000 for the three months ended September 30, 2023 from $308,000 for the three months ended September 30, 2022, primarily due to a reduction in use of consultants.

Research and development expenses decreased by $235,000 to $712,000 for the nine months ended September 30, 2023 from $947,000 for the nine months ended September 30, 2022, primarily due to a reduction in non-essential personnel, a reduction in use of consultants and the sale of underutilized fixed assets.

Selling and Marketing Expenses

The following table shows Firefly selling and marketing expenses by category for the three months ended September 30, 2023 and 2022, as well as the nine months ended September 30, 2023 and 2022:

	Three months ended, September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	$US, in thousands
Payroll & Personnel costs	108	88	380	374
Consulting agreements	1	4	6	23
Travel Expenses	2	0	12	38
Other Expenses	1	4	1	12
TOTAL SELLING AND MARKETING EXPENSES	112	96	399	447

Selling and marketing expenses increased by $16,000 to $112,000 for the three months ended September 30, 2023 from $96,000 for the three months ended September 30, 2022, primarily due to additional salary costs.

Selling and marketing expenses decreased by $48,000 to $399,000 for the nine months ended September 30, 2023 from $447,000 for the nine months ended September 30, 2022, primarily due to a reduction in use of consultants and travel expenses.

General and Administrative Expenses

The following table shows Firefly general and administrative expenses by category for the three months ended September 30, 2023 and 2022, as well as the nine months ended September 30, 2023 and 2022:

	Three months ended, September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	$US, in thousands
Payroll & Personnel costs	75	39	282	199
Consulting agreements	218	221	458	576
Rent and Maintenance	15	38	72	203
Travel Expenses	2	3	24	47
Other Expenses	25	5	43	73
TOTAL GENERAL AND ADMINISTRATION EXPENSES	335	306	879	1,098

General and administrative expenses increased by $29,000 to $335,000 for the three months ended September 30, 2023 from $306,000 for the three months ended September 30, 2022. The increase is due to an increase in salary costs and franchise taxes, partially offset by a decrease in rent and maintenance expenses.

General and administrative expenses decreased by $219,000 to $879,000 for the nine months ended September 30, 2023 from $1,098,000 for the nine months ended September 30, 2022. The decrease is primarily due to a reduction in use of consultants and a decrease in rent and maintenance costs due to a consolidation of international offices.

Other (Income) Expense

The following table shows Firefly other income by category for the three months ended September 30, 2023 and 2022, as well as the nine months ended September 30, 2023 and 2022:

	Three months ended, September 30		Nine months ended September 30,
	2023	2022	2023	2022
	$US, in thousands
Interest, Bank and Loan Fees	3	182	13	526
(Gain)/Loss on Extinguishment of Debt	0	(517)	0	59
Other (Income) / Expenses	(1)	(3)	2	(169)
TOTAL OTHER (INCOME) AND EXPENSES	2	(338)	15	416

Other income decreased by $340,000 from income of $338,000 for the three months ended September 30, 2022 to income of $(2,000) for the three months ended September 30, 2023, primarily due to a gain on extinguishment of debt in 2022 as a result of debt instruments being converted into equity, partially offset by the reduction of related interest costs.

Other expenses decreased by $401,000 from expense of $416,000 for the nine months ended September 30, 2022 to an expense of $15,000 for the nine months ended September 30, 2023, primarily due to a reduction of interest costs as a result of debt instruments being converted into equity.

Comparison of the Year Ended December 31, 2022 and 2021

Revenue

Revenue decreased from $32,000 for the year ended December 31, 2021 to $0 for the year ended December 30, 2022, primarily due to the cessation of previous contractual agreements in 2021 and the cessation of commercialization efforts in 2022 in connection with the Company’s development of and transition to its new BNA platform, as well as delays to the initiation of commercialization efforts in 2022 due to the COVID-19 pandemic.

Operating Expenses

Total operating expenses decreased by $1,357,000 to $3,329,000 for the year ended December 31, 2022 from $4,686,000 for the year ended December 31, 2021, primarily due to reductions in research and development expenses and marketing expenses, partially offset by an increase in administrative expenses and expenses in connection with an audit of Firefly.

Research and Development Expenses

The following table shows Firefly research and development expenses by category for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
	$US, in thousands
Payroll & Personnel costs	944	2,299
Consulting agreements	152	273
Depreciation and amortization	14	383
Clinical Trials	33	45
Other Expenses	129	366
TOTAL RESEARCH AND DEVELOPMENT EXPENSES	1,272	2,926

All Firefly research and development expenses relate to the development of the BNA platform. Research and development expenses decreased by $1,654,000 to $1,272,000 for the year ended December 31, 2022 from $2,926,000 for the year ended December 31, 2021. The decrease was primarily due to a reduction in non-essential personnel, a reduction in payments to consultants and the sale of assets, due to the cessation of commercialization efforts in 2022 in connection with the Company’s development of and transition to its new BNA platform, as well as delays to the initiation of commercialization efforts in 2022 due to the COVID-19 pandemic

Selling and Marketing Expenses

The following table shows Firefly selling and marketing expenses by category for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
	$US, in thousands
Payroll & Personnel costs	432	724
Consulting agreements	27	10
Travel	51	5
Other Expenses	14	15
TOTAL SELLING AND MARKETING EXPENSES	524	754

Selling and marketing expenses decreased by $230,000 to $524,000 for the year ended December 31, 2022 from $754,000 for the year ended December 31, 2021. The decrease is due to a reduction in non-essential marketing staff due to the cessation of commercialization efforts in 2022 in connection with the Company’s development of and transition to its new BNA platform, as well as delays to the initiation of commercialization efforts in 2022 due to the COVID-19 pandemic, which decrease was partially offset by increases in payments to consultants and travel expenses.

General and Administrative Expenses

The following table shows Firefly general and administrative expenses by category for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
	$US, in thousands
Payroll & Personnel costs	330	270
Consulting agreements	724	370
Rent and Maintenance	233	250
Depreciation and Amortization	0	45
Travel Expenses	72	0
Other Expenses	95	71
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	1,454	1,006

General and administrative expenses increased by $448,000 to $1,454,000 for the year ended December 31, 2022 from $1,006,000 for the year ended December 31, 2021. The increase is primarily due to increased payments to consultants and corporate restructuring costs, including accounting and legal fees.

Other (Income) Expense

Interest, bank fees and loan fees

The following table shows Firefly Other (Income) and Expenses by category for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
	$US, in thousands
Interest, Bank and Loan Fees	574	135
(Gain)/Loss on Extinguishment of Debt	59	449
Gain on sale of Investment	0	(551)
Gain on sale of Equipment	(166)	(309)
Other (Income) / Expenses	(7)	3
TOTAL OTHER (INCOME) AND EXPENSES	460	(273)

Other income decreased by $733,000 from income of $273,000 for the year ended December 31, 2021 to an expense of $460,000 for the year ended December 31, 2022, primarily due to an increase in interest expense as a result of the issuances of convertible debt and a gain on sale of investment in 2021, partially offset by a decrease in the loss on extinguishment of debt.

Liquidity and Capital Resources

Sources of Liquidity and Capital Resources

Our principal sources of liquidity were cash and cash equivalents totaling $893,000 and $58,000 as of September 30, 2023 and December 31, 2022, respectively, which were held and used for working capital purposes. Our cash and cash equivalents consist of demand deposits. We expect to begin generating revenue in the third quarter of 2024 through commercialization of our flagship product, the BNA Platform. While we prepare to undergo such commercialization efforts, we plan to strengthen our liquidity position by continuing to reduce operational costs and conduct capital raises with new and existing investors.

Such capital raises will also be conducted to satisfy certain closing conditions as set forth in the Merger Agreement. Namely, the combined company must satisfy the applicable initial listing requirements for the listing of the combined company’s common stock issued in connection with the merger on The Nasdaq Capital Market, including the requirement that the combined company have at least $5 million in stockholders’ equity (“Minimum Stockholders Equity Requirement”). We intend to raise equity capital in order to satisfy the Minimum Stockholders Equity Requirement, but we cannot guarantee that such financing will be sufficient. Such additional liquidity is subject to market conditions and other factors, including challenges associated with raising sufficient capital to meet our financing needs in light of the current market conditions.

Uses of Capital Resources

The Company had stockholders’ deficits of $913,000 and $2,111,000 as of September 30, 2023 and December 31, 2022, respectively, and negative cash flows from operating activities of $1,662,000 and $2,440,000 for the nine months ended September 30, 2023 and 2022, respectively. Our primary use of capital resources has been to maintain continuing operations and invest in the continuing development of the BNA Platform and its marketing.

Operating Capital Requirements

We expect that our cash position, together with the net proceeds from the merger, including any capital raises contemplated to satisfy the Minimum Stockholders Equity Requirement or other closing conditions under the Merger Agreement, if received, will satisfy our requirements for the next 12 months following the date of this joint proxy and consent solicitation statement/prospectus. However, until those net proceeds are received, if at all, we believe we will require additional capital over the next 12 months, the receipt of which there can be no assurance. To date, our monthly cash requirements have been met through issuance of equity to new and existing stockholders.

Beyond the next 12 months, our ability to achieve profitability depends on the commercialization of our flagship product, the BNA Platform. We expect to incur significant costs for at least two to four years to commercialize and distribute our products, and we expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development and expand our production capabilities as needed. As a result, we will require significant capital to support our ongoing operations and to drive our business strategy before we can be profitable.

Until we can generate adequate revenues from the sale of our products to cover our operating expenses and capital expenditure requirements, we expect to finance our operations through the sale of equity, debt financing, or other sources. There can be no guarantee that debt or equity financings will be available to us on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, the satisfaction of the Minimum Stockholders Equity Requirement might be delayed, causing a delay in the closing of the merger. Additionally, we may be unable to further pursue our business plan and we may be unable to continue operations. The report of our independent registered public accounting firm for the year ended December 31, 2022 states that there is substantial doubt about our ability to continue as a going concern.

The estimates and assumptions underlying our belief in the sufficiency of our capital resources in the short term and our ability to obtain capital resources in the long term may prove to be wrong, and we could exhaust our capital resources sooner than we expect and may not be able to obtain resources on favorable terms, or at all.

Cash Flows

The following table summarizes Firefly’s cash flows for the periods indicated:

	Nine months ended September 30,		Year ended December 31,
	$US, in thousands
	2023	2022	2022	2021

Cash Flows From Operating Activities	(1,662)	(2,440)	(2,892)	(3,820)
Cash Flows From Investing Activities	0	262	262	1,597
Cash Flows From Financing Activities	2,497	1,791	2,035	2,042

Net increase in cash, cash equivalents and restricted cash	835	(387)	(595)	(181)

Cash flows from operating activities

Cash used in operating activities decreased by $778,000 to $1,662,000 for the nine months ended September 30, 2023 compared to $2,440,000 used in operating activities for the nine months ended September 30, 2022. This is mainly attributable to a decreased net loss of $1,526,000 for the nine months ended September 30, 2023 compared to a net loss of $2,987,000 for the nine months ended September 30, 2022. The reduction in net loss is due to reduced consultant and salary costs and increased revenue generated in 2023.

Cash used in operating activities decreased by $928,000 to $2,892,000 for the year ended December 31, 2022 compared to $3,820,000 used in operating activities for the year ended December 31, 2021. This is mainly attributable to a decreased net loss of $3,789,000 for the year ended December 2022 compared to a net loss of $4,381,000 for the year ended December 31, 2023, which was primarily driven by a reduction in R&D costs.

Cash flow from investing activities

Cash provided by investing activities decreased by $262,000 to $0 for the nine months ended September 30, 2023 compared to $262,000 provided by investing activities for the nine months ended September 30, 2022, primarily due to a reduction in investments available for sale.

Cash provided by investing activities decreased by $1,335,000 to $262,000 for the year ended December 31, 2022 compared to $1,597,000 provided by investing activities for the year ended December 31, 2021, primarily due to a reduction in investments available for sale as well as optimization of equipment levels.

Cash flows from financing activities

Cash provided by financing activities increased by $706,000 to $2,497,000 for the nine months ended September 30, 2023 compared to $1,791,000 provided by financing activities for the nine months ended September 30, 2022, primarily due to an increase in share sales, offset by reduction in sales of convertible debt.

Cash provided by financing activities decreased by $7,000 to $2,035,000 for the year ended December 31, 2022 compared to $2,042,000 provided by investing activities for the year ended December 31, 2021, primarily due to a reduction in related party debt financing, offset by an increase in share sales.

Contractual Obligations and Other Commitments

Other Contracts

The Company is committed to pay royalties to the State of Israel, through the Israeli Innovation Authority (“IIA”), on proceeds from sales of products in which the IIA participated by way of grants for research and development. No grants were received in 2023 or 2022. Under the terms of the prior IIA grant agreements, the principal value of financial assistance received along with annual interest based on LIBOR is repayable in form of royalties based on 3.0% of BNA sales. In the case of lack of commercial feasibility of the project that was financed using the grant, the Company is not obligated to pay any royalty. The Company cannot reasonably determine the outcome of the commercialization of the technology and considers the liability to be contingent upon generation of sales, hence no liability has been recognized as of September 30, 2023 and December 31, 2022. The contingent liability amounts to $5,709,000 and $5,680,000 for September 30, 2023 and December 31, 2022, respectively.

Sale of the technology developed utilizing the grants from IIA is restricted and is subject to IIA’s approval.

Off-Balance Sheet Arrangements

Firefly has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Critical Accounting Polices and Estimates

Firefly management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Firefly to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. On an ongoing basis, Firefly evaluates these estimates and judgments. Firefly bases its estimates on historical experience and on various assumptions that Firefly believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Firefly believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of Firefly.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires Firefly’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

Stock-based Compensation

Firefly recognizes noncash stock-based compensation expense related to stock-based awards to employees, non-employees, and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s, non-employee’s, or director’s requisite service period (generally the vesting period). Noncash stock compensation expense is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures. Forfeitures are recorded as incurred.

In determining the fair value of stock options, Firefly uses the Black-Scholes option pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock—The fair value of the shares of common stock underlying stock options has historically been determined by Firefly’s board of directors. Because there has been no public market for its common stock, the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of Firefly’s common stock, including important developments in its operations, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term—Firefly’s expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) for employee options. In connection with the Merger Agreement, all options will be assumed by WaveDancer.

Expected Volatility—Since Firefly is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the product development life cycle. In connection with the Merger Agreement, all options will expire at the two-year anniversary of closing the merger.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend—Firefly has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Firefly uses an expected dividend yield of zero.

Firefly accounts for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of options granted to non-employees is measured using the Black-Scholes option pricing model reflecting similar assumptions for employees except that the expected term is based on the options’ remaining contractual term instead of the simplified method in each of the reported periods. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

For the nine months ended September 30, 2023, the year ended December 31, 2022 and the year ended December 31, 2021, stock-based compensation expense was $226,000, $60,000 and $608,000, respectively. As of September 30, 2023, Firefly had no unrecognized stock-based compensation costs.

DESCRIPTION OF COMBINED COMPANY SECURITIES

As a result of the merger, Firefly stockholders who receive shares of WaveDancer common stock in the merger will become stockholders of WaveDancer. The rights of stockholders of WaveDancer will be governed by Delaware law, the A&R Charter and the A&R Bylaws. The following briefly summarizes the material terms of WaveDancer’s common stock after giving effect to the merger, the amendment and restatement of the WaveDancer Charter, the amendment and restatement of the WaveDancer Bylaws and the other transactions contemplated hereunder. WaveDancer urges you to read the applicable provisions of the DGCL, the proposed A&R Charter and the proposed A&R Bylaws carefully in their entirety. A copy of the proposed amendments to the WaveDancer Charter in the form of A&R Charter and proposed amendments to the WaveDancer Bylaws in the form of A&R Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annex B and Annex C, respectively.

General

Following the consummation of the merger, the authorized capital stock of the combined company will consist of: 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Dividend Rights

Pursuant to the A&R Bylaws, dividends upon the capital stock of the combined company, subject to applicable law, if any, may be declared by the board of directors. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the combined company, subject to the provisions of applicable law.

Voting Rights

Each outstanding share of common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the combined company for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock shall not be entitled to vote on any amendment to this A&R Charter (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or the A&R Charter (including any certificate of designation filed with respect to any series of Preferred Stock).

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the prior or equal rights, if any, of the holders of shares of any series of Preferred Stock duly created hereafter, the holders of Common Stock shall be entitled (in the event of any dissolution. liquidation or winding-up of the combined company, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the combined company, to receive the remaining assets of the combined company, ratably according to the number of shares of Common Stock held.

Preferred Stock

The A&R Charter authorizes the board of directors to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such shares and as may be permitted by the DGCL.

Following the consummation of the merger, the combined company will have no shares of Preferred Stock outstanding.

Warrants

Legacy WaveDancer Warrants

August 2021 Warrants

On August 26, 2021, the Company sold 140,000 shares of its common stock, and for each share purchased, purchasers were issued a warrant granting the right to purchase an additional share of common stock at a price of $30.00 per share, with the warrants expiring on August 31, 2026. 140,000 shares of common stock issuable upon exercise of warrants in connection with the offering have been reserved for issuance.

Series A Warrants

On December 10, 2021, WaveDancer sold in a private placement offering from which it raised aggregate gross proceeds of $10,000,000, 328,987 units resulting in the issuance of a like number of shares of common stock and 65,802 Series A warrants exercisable for a like number of shares of common stock. The warrants are exercisable at a price of $45.00 per share, with the warrants exercisable from January 1, 2023, through December 31, 2026. If the shares underlying the warrants are not registered when the warrants become exercisable, the warrants can be exercised on a cashless basis. The warrants are subject to redemption at a price of $0.01 per warrant, if commencing January 1, 2024, the volume weighted average price per share for 10 consecutive trading days equals or exceeds $125.00. WaveDancer reserves the right to require the warrants to be exercised on a cashless basis following any notice of redemption.

Legacy Firefly Warrants

At the effective time of the merger, each holder of a Firefly warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s warrants, in lieu of Firefly common stock to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of WaveDancer common stock which the holder would have been entitled to receive as a result of the merger if, immediately prior to the effective time of the merger, such holder had been the registered holder of the number of shares of Firefly common stock to which such holder would have been entitled if such holder had exercised such holder’s warrants immediately prior to the effective time of the merger. Each Firefly warrant shall continue to be governed by and be subject to the terms of the applicable warrant following the effective time of the merger.

The following is a description of the material terms of the classes of warrants of the combined company following the consummation of the merger. However, share amounts underlying the warrants and related exercise price disclosed below do not reflect the application of the Exchange Ratio, which is necessary to determine the number of shares of WaveDancer common stock which the holder would be entitled to receive as a result of the merger.

July 2022 Warrants

On July 5, 2022, Firefly issued to certain holders warrants to purchase up to an aggregate of 171,806 shares of common stock (the “July 2022 Warrants”). The July 2022 Warrants have an exercise price of $3.00 per share (subject to adjustment in accordance with the terms of the July 2022 Warrants), are exercisable immediately upon issuance and expire on July 4, 2025 on 4:30 p.m. (Toronto time).

August 2022 Warrant

On August 15, 2022, Firefly issued to a certain holder a warrant to purchase up to 13,333 shares of common stock (the “August 2022 Warrant”). The August 2022 Warrant has an exercise price $3.00 per share (subject to adjustment in accordance with the terms of the August 2022 Warrant), is exercisable immediately upon issuance and expires on August 15, 2025 at 4:30 p.m. (Toronto time).

February 2023 Amended and Restated Warrants

On February 17, 2023, Firefly issued to a certain holder certain amended and restated warrants, initially issued to such holder on November 8, 2021 (the “February 2023 A&R Warrants”), to reflect the 1-for-750 reverse stock split effectuated on November 23, 2022 by Firefly (the “2022 Reverse Stock Split”) and to adjust the exercise price therein in accordance with the terms of the February 2023 A&R Warrants, among others. The February 2023 A&R Warrants are exercisable for up to an aggregate of 43,333 and 80,000 shares of common stock, respectively, each at an exercise price of $0.00473 per share (subject to adjustment in accordance with the terms of the February 2023 A&R Warrants) and expire on February 17, 2026.

Amended and Restated Tranche A Warrants

On March 1, 2023, Firefly issued to a certain holders the amended and restated tranche A warrants (the “Tranche A Warrants”), initially granted to such holders on February 2, 2022, to reflect the 2022 Reverse Stock Split and to adjust the exercise price therein in accordance with the terms of the Tranche A Warrants, among others. The Tranche A Warrants are exercisable for up to an aggregate of 526,749 shares of common stock at an exercise price of (x) $0.001 in the event that on or after July 5, 2022, Firefly issues warrants, options and/or convertible debt in exchange for aggregate proceeds of at least $5,000,000 within 18 months thereafter or aggregate proceeds of at least $10,000,000 within three years thereafter, (y) $0.001 in the event that after July 5, 2022, all or substantially all of Firefly’s assets are sold, Firefly completes an initial public offering, including but not limited to by way of a reverse transaction takeover or via other similar “Sale of the Company” event, or (z) the per share purchase price resulting from the division of $20,000,000 by the total number of duly authorized, validly issued and fully paid and non-assessable shares of common stock of Firefly then outstanding on a fully diluted basis. The Tranche A Warrants are fully vested upon issuance, are exercisable immediately upon issuance and expire on July 5, 2025.

Series A Warrants

On July 15, 2023, Firefly issued to certain holders the Series A warrants to purchase up to an aggregate of 6,048,476 shares of common stock (the “Series A Warrants”). The Series A Warrants have an exercise price of CAD$0.01 per share (subject to adjustment from time to time in accordance with the terms of the Series A Warrants) and expire on June 15, 2028 at on 4:30 p.m. (Toronto time). The Series A Warrants are additionally subject to certain vesting events, with the shares of common stock issuable upon the exercise of the Series A Warrants vesting, if Firefly is then publicly traded, in two equal installments upon the market capitalization of the common stock reaching $100,000,000 and $200,000,000 respectively, each for a period of three consecutive trading days.

Series C Warrants

             Between October 17, 2023 and December 21, 2023, the Company issued to certain holders Series C warrants to purchase up to an aggregate of 1,538,132 shares of common stock (the “Series C Warrants”). The Series C Warrants have an exercise price of $2.56 per share (subject to adjustment from time to time in accordance with the terms of the Series C Warrant), is exercisable immediately upon issuance and expires at 4:30 p.m. (New York time) three years following the initial date of issuance.

Options

At the effective time of the merger, the combined company will assume all of Firefly’s rights and obligations under the stock options granted pursuant to the Firefly 2007 Incentive Plan and the Firefly 2023 Incentive Plan that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of combined company common stock. The number of shares of Common Stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement.

Following the consummation of the merger, the combined company will have 2,364,388 options outstanding.

Anti-takeover Provisions

Delaware Law

         The combined company will be subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of the board of directors, the business combination is approved by the board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of combined company’s outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving combined company and the “interested stockholder” and the sale of more than 10% of combined company’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of combined company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of combined company’s existing stockholders that owned 15% or more of combined company’s outstanding voting stock upon the closing of combined company’s initial public offering.

Potential Effects of Authorized but Unissued Stock

The combined company will have shares of common stock and preferred stock available for future issuance without stockholder approval. The combined company may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable the combined company board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of combined company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of combined company’s management. In addition, the combined company’s board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in the A&R Charter. The purpose of authorizing the combined company board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of combined company’s outstanding voting stock.

Classified Board of Directors

Pursuant to the A&R Charter, the combined company board of directors will be divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Amendment of Certificate of Incorporation or Bylaws

DGCL Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Pursuant to A&R Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the combined company entitled to vote thereon, voting together as a single class, will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of A&R Bylaws.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Delaware Law

Section 145 of the DGCL, permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of combined company. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

A&R Charter

Pursuant to the A&R Charter, the combined company will indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the combined company to provide broader indemnification rights than such law permitted the combined company to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a proceeding (as defined in the A&R Charter), by reason of the fact that he or she is or was a director or executive officer (“executive officer” has the meaning defined in Rule 3b-7 promulgated under the Exchange Act) of the combined company, or while serving as a director or executive officer of the combined company, is or was serving at the request of the combined company as a director, executive officer, other officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the combined company will not be required to indemnify or advance expenses to any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) the proceeding (or part thereof) was authorized by the board of directors or (ii) the proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided in the A&R Charter or is a compulsory counterclaim brought by such person.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

Each of WaveDancer and Firefly is a Delaware corporation. As such, the rights of WaveDancer and Firefly stockholders are governed by the laws of the State of Delaware. Additionally, the rights of WaveDancer stockholders are governed by the WaveDancer Charter and the WaveDancer Bylaws, and the rights of Firefly stockholders are governed by the Firefly Amended and Restated Certificate of Incorporation (as further amended, the “Firefly Charter”) and the Firefly Bylaws (“Firefly Bylaws”). After completion of the merger, the A&R Charter and A&R Bylaws will be controlling.

After completion of the merger, all of Firefly’s stockholders will become stockholders of WaveDancer. Accordingly, their rights will be governed by the A&R Charter (unless approval of the A&R Charter Proposal is not obtained and the related condition to the consummation of the merger is waived) and the A&R Bylaws. While the rights and privileges of Firefly’s stockholders are, in many instances, comparable to those of WaveDancer’s stockholders, there are some differences. These differences arise from differences between the respective certificates of incorporation and bylaws of WaveDancer and Firefly.

Comparison of Corporate Governance and Stockholders’ Rights

The following discussion summarizes the material differences as of the date of this joint proxy and consent solicitation statement/prospectus between the rights of WaveDancer stockholders and the rights of Firefly stockholders. The following discussion is only a summary and does not purport to be a complete description of all differences. Please consult the respective certificates of incorporation and bylaws of WaveDancer and Firefly, each as amended, restated, supplemented or otherwise modified from time to time for a more complete understanding of these differences. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 263 of this joint proxy and consent solicitation statement/prospectus. Marked copies of the proposed amendments to the WaveDancer Charter and the WaveDancer Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and C, respectively.

	Firefly		WaveDancer		Combined Company (Effective upon the Merger)
Authorized Capital Stock	Firefly is authorized to issue a total of 2,500,000,000 shares of capital stock, consisting of the following:		WaveDancer is authorized to issue a total of 101,000,000 shares of capital stock, consisting of the following:		Combined Company authorized to issue a total of 101,000,000 shares of capital stock, consisting of the following:

	●	2,470,000,000 shares of common stock, par value $0.00001 per share; and	●	100,000,000 shares of common stock, par value $0.001 per share; and	●	100,000,000 shares of common stock, par value $0.0001 per share; and
	●	30,000,000 shares of preferred stock, par value $0.00001 per share.	●	1,000,000 shares of preferred stock, par value $0.01 per share.	●	1,000,000 shares of preferred stock, par value $0.0001 per share.

Number of directors

Pursuant to the Firefly Charter and the Firefly Bylaws, the board of directors consists of not fewer than one (1) and nor more than seven (7) members, with such number of directors fixed from time to time pursuant to a resolution adopted by the board directors.

Firefly currently has four directors.

Pursuant to the WaveDancer Charter and the WaveDancer Bylaws, the board of directors consists of not fewer than five (5) and nor more than eleven (11) members, with such number of directors fixed from time to time pursuant to a resolution adopted by the board directors.

WaveDancer currently has six (6) directors.

Pursuant to the A&R Charter, the number of directors of the combined company shall be fixed exclusively by the board of directors. The combined company will initially have five directors.
Quorum

Unless otherwise provided under the Firefly Charter or the Firefly Bylaws and DGCL, the presence, in person, by proxy, or by remote communication, of the holders of record of a majority of the then issued and outstanding capital stock of Firefly entitled to vote at a meeting of stockholders shall be necessary and sufficient to constitute a quorum.

Unless otherwise provided under the WaveDancer Charter or the WaveDancer Bylaws and the DGCL, a majority in voting power of the shares of WaveDancer entitled to vote at a meeting of the stockholders, present in person or represented by proxy, constitutes a quorum.

At all meetings of stockholders, except where otherwise required by law or by the A&R Charter or by the A&R Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of one third (1/3) of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business.

Classification of board of directors	Firefly has one class of directors and the Firefly Charter does not provide for a classified board of directors.

The WaveDancer Board of Directors is divided into three classes, with only one class of directors’ terms expiring at each annual meeting of stockholders, and each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one-third of the number of members of the Board of Directors.

Election of directors	The Firefly directors are elected at the annual meeting of the stockholders by the holders of a plurality of the votes cast by stockholders entitled to vote at such meeting.	Except as otherwise required by law, the WaveDancer Charter or the WaveDancer Bylaws, directors are elected by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election, except where the number of nominees for director exceeds the number of directors to be elected, a plurality of the votes of the shares represented in person or by proxy at a meeting of stockholders by the holders of shares entitled to vote in the election.	The combined company directors will be elected at the annual meeting of the stockholders by the holders of a plurality of the votes of the shares represented in person or by proxy by stockholders entitled to vote at such meeting.
Removal of directors

A director may be removed, with or without cause, at any time by the affirmative vote of the holders of the majority of the outstanding capital stock of Firefly entitled to vote in the election of directors.

Except as prohibited by applicable law or the WaveDancer Charter, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

A director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the combined company entitled to vote generally at an election of directors, voting together as a single class.

Vacancies on the board of directors	Vacancies in the board and newly created directorships resulting from an increase in the authorized number of directors to be elected by all the stockholders having the right to vote as a single class shall be filled exclusively by a sole remaining director or a majority of the directors then in office, even if less than a quorum. Each director so chosen shall be elected to hold office until his or her successor is elected and qualified, or until his or her death, resignation or removal.

Vacancies on the WaveDancer Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and are not filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Subject to any limitations imposed by DGCL and subject to the rights of the holders of any series of preferred stock, any vacancies and any newly created directorships shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Stockholder Action by Written Consent

Any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governed by Section 228 of the DGCL.

Subject to any rights of the holders of shares of any one or more series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of the combined company must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

Amendment of the Charter

The Firefly Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law, including the DGCL.

Subject to the foregoing, the affirmative vote of holders of at least a majority of the capital stock entitled to vote generally in an election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Firefly Charter.

		The WaveDancer Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law, including the DGCL, except that if applicable law permits a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of WaveDancer required by applicable law or the WaveDancer Charter, the affirmative vote of holders of at least a majority of the capital stock entitled to vote generally in an election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of the WaveDancer Charter.	The A&R Charter may be amended, altered, changed or repealed, at any time and from time to time in the manner prescribed by statute, except notwithstanding any other provisions of this A&R Charter or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the combined company required by applicable law or by the combined company or any certificate of designation filed with respect to a series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the combined company entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII, VIII and IX of the A&R Charter.
Amendment of By-Laws	The Firefly Bylaws may be altered, amended, amended and restated or repealed and new bylaws may be adopted by the stockholders or the board at any meeting of stockholders or the board, as applicable.	The WaveDancer Bylaws may be altered, amended, amended and restated or repealed and new bylaws may be adopted by the WaveDancer Board of Directors or by the stockholders at any meeting of stockholders, provided, however, that, in addition to any affirmative vote of the holders of any class or series of stock WaveDancer required by applicable law or by the WaveDancer Charter, such action by stockholders shall require the affirmative vote of the holders of more than 50% of the voting power of the shares of the then-outstanding voting stock of WaveDancer entitled to vote generally in the election of directors, voting together as a single class.

Subject to certain limitations set forth therein, the A&R Bylaws may be adopted, amended or repealed by the board or the stockholders of the combined company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the combined company required by applicable law or by the A&R Charter, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the combined company entitled to vote thereon, voting together as a single class

Voting Rights

Except as otherwise required by Firefly Charter and subject to the DGCL, each common stockholder of record is entitled at every meeting of stockholders to one vote for each then issued and outstanding share of common stock held by such stockholders. Except as otherwise required by statute, (i) directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election and (ii) all other corporate action shall be authorized by the affirmative vote of a majority of the shares of Firefly common stock and Firefly Preferred Stock present and entitled to vote at such meeting.

On any matter presented to the stockholders of Firefly at any meeting of stockholders of Firefly, each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Except as otherwise required by the WaveDancer Charter or applicable law, each stockholder of record is entitled at every meeting of stockholders to one vote for each then issued and outstanding share of capital stock held by such stockholder. Except as otherwise required by law, the WaveDancer Charter or the WaveDancer Bylaws, (i) directors are elected by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election, except where the number of nominees for director exceeds the number of directors to be elected, a plurality of the votes of the shares represented in person or by proxy at a meeting of stockholders by the holders of shares entitled to vote in the election, and (ii) all other corporate action shall be authorized by the affirmative vote of a majority of the shares of common stock present and entitled to vote on such corporate action.

Each outstanding share of common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the combined company for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock shall not be entitled to vote on any amendment to the A&R Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other such series of preferred stock, to vote thereon pursuant to applicable law or the A&R Charter (including any certificate of designation filed with respect to any series of preferred stock).

Special Meeting of Stockholders	Subject to the rights, if any, of the holders of preferred stock and the requirement of applicable law, special meetings of the stockholders of Firefly may be called, only by (a) the Chairman of the Board or the Chief Executive Officer, (b) a resolution of the board, (c) the Secretary of Firefly, at the request in writing of stockholders of record owning 15% of the then issued and outstanding capital stock of Firefly entitled to vote on the matters to be submitted to stockholders. Any such written request of stockholders shall state the proper purpose or purposes of the proposed meeting.	Special meetings of the stockholders of WaveDancer may be called only by (a) the WaveDancer Board of Directors or the Chair of the Board, or (b) the Secretary of WaveDancer, at the request in writing of stockholders of record owning 25% of the then issued and outstanding capital stock of WaveDancer entitled to vote on the matters to be submitted to stockholders. Any such written request of stockholders shall state the proper purpose or purposes of the proposed meeting.

Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the combined company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Delivery of Notice Requirements of Stockholder Nominations and Proposals	The Firefly Charter and Firefly Bylaws do not address notice for these matters.

A stockholder’s notice regarding proposals and nominations must set forth all information required and must be timely received by the secretary of WaveDancer. To be timely, a stockholder’s notice for an annual meeting must be delivered to the secretary: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of public disclosure of the date of such meeting.

In the event WaveDancer calls a special meeting for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons for election if such stockholder delivers a stockholder’s notice that sets forth all information required to the secretary not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first public disclosure of the date of the special meeting and of the nominees proposed by the WaveDancer Board of Directors to be elected at such meeting.

A stockholder’s notice regarding proposals and nominations must set forth all information required and must be timely received by the secretary of the combined company. To be timely, a stockholder’s notice for an annual meeting must be received by the secretary not later than the close of business on the ninetieth (90th) day, nor earlier than the one hundred and twentieth (120th) day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), the notice must be received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the later of the close of business on (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the combined company.

In the event the combined company calls a special meeting for the purpose of submitting a proposal for the election of one or more directors, any stockholder of record entitled to vote may nominate a person or persons for election if written notice setting forth all information required is received by the secretary not earlier than one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such meeting or (ii) the tenth (10th) day following the day on which the combined company first makes a public announcement of the date of such special meeting.

Dividends

Firefly’s board of directors, subject to any restrictions of applicable law, may declare and pay dividends upon the shares of Firefly’s capital stock in such amounts and at such times as the board may determine. Prior to the payment of any dividend, there may be set aside out of any funds available for dividends, such sum or sums as the Firefly board, in its absolute discretion, deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property, or for such other purpose as the Firefly board shall think conducive to the interests of Firefly.

Firefly shall declare dividends pro rata on the common stock and the Preferred Stock on a pari passu basis according to the number of shares of common stock held by such holders on an as-converted basis.

Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of common stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of WaveDancer if declared by the WaveDancer Board of Directors from time to time out of assets or funds of WaveDancer legally available therefor and shall have equal rights to receive the assets and funds of WaveDancer available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of WaveDancer, whether voluntary or involuntary.

Dividends may be declared by the board of directors. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the combined company, subject to the provisions of DGCL.

Before payment of any dividend, there may be set aside out of any funds of the combined company available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the combined company, or for such other purpose or purposes as the board of directors shall determine to be conducive to the interests of the combined company, and the board of directors may modify or abolish any such reserve in the manner in which it was created.

Indemnification of Officers and Directors; Insurance; Advancement of Expenses

Firefly shall indemnify to the fullest extent permitted by law any current or former director or officer who is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Firefly in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Firefly.

WaveDancer shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator or intestate or a person for whom he is a legal representative is or was a director or officer of WaveDancer or, while a director or officer of WaveDancer, is or was serving at the request of WaveDancer as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans. WaveDancer shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending any proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Payment of such expenses actually and reasonably incurred by such person, may be made by WaveDancer. WaveDancer may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of WaveDancer, or is or was serving at the request WaveDancer as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not WaveDancer would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The combined company shall indemnify to the fullest extent permitted by the DGCL any current or former directors or executive officers, including in connection with such directors’ or executive officers’ service at the request of the combined company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the combined company will not be required to indemnify or advance expenses to any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) the proceeding (or part thereof) was authorized by the board of directors or (ii) the proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided in the A&R Bylaws or is a compulsory counterclaim brought by such person.

The combined company shall advance prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by such indemnified person in any proceeding referred to above, provided, however, that, if the DGCL requires, or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the combined company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses.

Appraisal Rights	If the merger is consummated, Firefly stockholders who have not approved the adoption of the merger may seek appraisal of their shares of Firefly stock pursuant to Section 262 of the DGCL.	Governed by Section 262 of the DGCL.	Governed by Section 262 of the DGCL.

Exclusive Forum	Unless a majority of the board, acting on behalf of Firefly, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder to bring (A) any derivative action or proceeding brought on behalf of Firefly; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Firefly to Firefly or Firefly’s stockholders; (C) any action asserting a claim against Firefly or any director or officer or other employee of Firefly arising pursuant to any provision of the DGCL, the Firefly Charter or the Firefly Bylaws; (D) any action asserting a claim against Firefly or any director or officer or other employee of Firefly governed by the internal affairs doctrine; or © any other action asserting “internal corporate claim,” as defined in Section 115 of the DGCL and, if brought outside of Delaware, the stockholder brining the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. However, this provision does not apply to actions arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and unless Firefly consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.	Unless WaveDancer consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of WaveDancer; (B) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of WaveDancer to WaveDancer or WaveDancer’s stockholders; (C) any action asserting a claim arising pursuant to any provision of the DGCL, the WaveDancer Charter, or the WaveDancer Bylaws; or (D) any action asserting a claim governed by the internal affairs doctrine; in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any applicable action is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to: (A) the personal jurisdiction of the state and federal courts located within the State of Delaware; and (B) having service of process made upon such stockholder by service upon such stockholder’s counsel as agent for such stockholder. Unless WaveDancer consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.	Unless the combined company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the combined company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the combined company, to the combined company or the combined company’s stockholders; (C) any claim or cause of action against the combined company or any current or former director, officer or other employee thereof, arising out of or pursuant to any provision of the DGCL, the A&R Charter or the A&R Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the A&R Charter or the A&R Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the combined company or any current or former director, officer or other employee thereof, governed by the internal-affairs doctrine or otherwise related to the combined company’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, this provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless the combined company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Corporate Opportunity

The Firefly Charter provides that, to the fullest extent allowed by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Firefly or any of its officers or directors or any of their respective affiliates, and Firefly renounces any expectancy that any of the directors or officers of Firefly, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to Firefly, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Firefly only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of Firefly and such opportunity is one Firefly is legally and contractually permitted to undertake and would otherwise be reasonable for Firefly to pursue, and to the extent the director or officer is permitted to refer that opportunity to Firefly without violating any legal obligation.

The WaveDancer Charter and the WaveDancer Bylaws do not renounce the corporate opportunity doctrine.

The A&R Charter provides that the combined company will renounce any interest or expectancy in any business opportunity, transaction or other matter in which a director, who is not at the time also an officer of the combined company, participates or desires or seeks to participate in and that involves any aspect of the same or similar or related lines of business as those in which the combined company, directly or indirectly, may engage and/or business activities that overlap with or compete with those the combined company may engage, other than (A) a business opportunity first presented to a director in such person’s capacity as a director of the combined company and of which no other director has received notice or otherwise identified and (B) a business opportunity identified by a director solely through information disclosed by or on behalf of the combined company.

LEGAL MATTERS

The validity of the WaveDancer common stock to be issued in connection with the merger will be passed upon by Greenberg Traurig, LLP.

EXPERTS

The consolidated financial statements of WaveDancer, Inc. and subsidiaries, as of and for the years ended December 31, 2022 and 2021, have been audited by CohnReznick LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance upon such report, which includes an explanatory paragraph of WaveDancer, Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for Firefly Neuroscience, Inc. as of December 31, 2022 and 2021, have been included herein and in the registration statement in reliance upon the reports of Turner, Stone & Company LLP and TPS Thayer, LLC, respectively, each an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

WaveDancer is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

WaveDancer makes available free of charge on or through its website at www.wavedancer.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after WaveDancer electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and WaveDancer are inactive textual references and information on those websites is not part of this joint proxy and consent solicitation statement/prospectus.

WaveDancer has filed with the SEC a registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, under the Securities Act to register the shares of WaveDancer common stock to be issued to Firefly stockholders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about WaveDancer and WaveDancer common stock. However, this joint proxy and consent solicitation statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. WaveDancer and Firefly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

WaveDancer has supplied all the information contained in this joint proxy and consent solicitation statement/prospectus relating to WaveDancer, and Firefly has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Firefly.

You should rely only on the information contained in this joint proxy and consent solicitation statement/prospectus. Neither WaveDancer nor Firefly has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy and consent solicitation statement/prospectus is correct as of its date. It may not continue to be correct after this date. WaveDancer has supplied all of the information about WaveDancer and its subsidiaries contained in this joint proxy and consent solicitation statement/prospectus and Firefly has supplied all of the information contained in this joint proxy and consent solicitation statement/prospectus about Firefly. Each of WaveDancer and Firefly is relying on the correctness of the information supplied by the other.

FUTURE STOCKHOLDER PROPOSALS

WaveDancer

WaveDancer held its last regular annual meeting of stockholders (the “2023 Annual Meeting”) on October 11, 2023, and plans to hold its next annual meeting (the “2024 Annual Meeting”) regardless of whether the merger has been completed. The 2024 Annual Meeting is scheduled to be held in _____ 2024.

Under the WaveDancer Bylaws, any stockholder who intends to nominate a candidate for election to the WaveDancer Board or to propose any business at WaveDancer’s 2024 Annual Meeting (other than precatory (non-binding) proposals presented under Rule 14a-8 under the Exchange Act), then, pursuant to the advance notice provisions of the WaveDancer Bylaws, the stockholder must give notice which must be received at WaveDancer’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the 2023 Annual Meeting, or not earlier than June 13, 2024 and not later than July 13, 2024, in order to be considered. In the event that the 2024 Annual Meeting is not held within 30 days before or 60 days after such anniversary date, then such proposal or nominee shall have been received by WaveDancer not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the 10th day following the first date of public disclosure of the date of such meeting. In each case, the notice must include information specified in the WaveDancer Bylaws, including information concerning the nominee or proposal, as the case may be.

For the 2024 Annual Meeting, WaveDancer will be required pursuant to Rule 14a-19 under the Exchange Act to include on its proxy card all nominees for director for whom it have received notice under the rule, which must be received no later than 60 calendar days prior to the anniversary of our 2023 Annual Meeting, or August 12, 2024. However, if the date of the 2024 annual meeting has changed by more than 30 calendar days from the anniversary of the 2023 Annual Meeting, then notice must be provided by the later of: (1) 60 calendar days prior to the date of the 2024 Annual Meeting or (2) the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of the WaveDancer Bylaws described above.

Notwithstanding the inclusion on the proxy card of a stockholder’s nominee in accordance with Rule 14a-19 under the Exchange Act, if a stockholder intends for WaveDancer to include such nominee in its proxy statement for the 2024 Annual Meeting, then, pursuant to the proxy access provisions of the WaveDancer Bylaws, the submission must be received by WaveDancer’s principal executive offices not later than 120 days nor more than 150 days prior to the anniversary of the 2023 Annual Meeting, or not earlier than May 14, 2024 and not later than June 13, 2024 in order to be considered. However, if the date of the 2024 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2023 Annual Meeting, notice must be delivered not earlier than the close of business on the 150th day prior to the 2024 Annual Meeting and not later than the close of business on the later of: (1) the 120th day prior to the 2024 Annual Meeting or (2) the 10th day following the day on which public disclosure of the date of the 2024 Annual Meeting is first made by WaveDancer. Only proper nominations which are timely received will be included in the proxy statement for the 2024 Annual Meeting.

Additionally, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange must be received at WaveDancer’s principal executive offices not less than 120 calendar days before the anniversary of the date WaveDancer’s proxy statement was released to stockholders in connection with the 2023 Annual Meeting, or not later than May 8, 2024; provided, however, if the date of the 2024 Annual Meeting has been changed by more than 30 days from the anniversary of the 2023 Annual Meeting, then the deadline is a reasonable time before WaveDancer begins to print and send its proxy materials for the 2024 Annual Meeting.

Notice of proposals or nominees should be sent in writing to 12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia, 22033, Attention: Corporate Secretary.

Firefly

Inclusion of Proposals in Firefly’s Consent Solicitation under the SEC’s Rules

Firefly is currently a private company and, as a result, is not required to comply with the SEC’s regulations related to the submission of stockholder proposals.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

The Firefly Bylaws do not establish any advance notice requirements in connection with the submission of stockholder proposals.

WAVEDANCER, INC.

FIREFLY NEUROSCIENCE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-47

Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2023 and 2022	F-48

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Nine Months Ended September 30, 2023 and 2022	F-49

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-50

Notes to Unaudited Condensed Consolidated Financial Statements	F-51

Audited Consolidated Financial Statements

Report Of Independent Registered Public Accounting Firm (Turner, Stone & Company L.L.P.)	F-62

Report Of Independent Registered Public Accounting Firm (TPS Thayer, LLC)	F-64

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-66

Consolidated Statements of Operations for the Years Ended December 31, 2022 and 2021	F-67

Consolidated Statements of Changes in Shareholders’ Deficit for the Years Ended December 31, 2022 and 2021	F-68

Consolidated Statements of Cash Flows for the Years Ended December 31, 2022 and 2021	F-69

Notes to Consolidated Financial Statements	F-70

WAVEDANCER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$877,198	$731,081
Accounts receivable	1,479,780	1,629,559
Prepaid expenses and other current assets	363,668	442,445
Total current assets	2,720,646	2,803,085

Intangible assets, net of accumulated amortization of $440,400 and $308,217, respectively	1,049,600	1,181,783
Goodwill	1,125,101	1,125,101
Right-of-use operating lease asset	279,132	376,104
Property and equipment, net of accumulated depreciation and amortization of $423,916 and $391,628, respectively	66,703	98,991
Other assets	20,623	79,305
Assets held for sale	-	2,316,845
Total assets	$5,261,805	$7,981,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$495,895	$573,789
Revolving line of credit	500,000	425,000
Premium financing note payable	94,071	-
Accrued payroll and related liabilities	604,079	676,796
Commissions payable	24,296	125,033
Income taxes payable	3,101	3,101
Other accrued liabilities	217,108	283,497
Contract liabilities	26,026	182,756
Operating lease liabilities - current	218,695	203,342
Deferred acquisition consideration	-	1,415,098
Total current liabilities	2,183,271	3,888,412

Operating lease liabilities - non-current	134,790	303,778
Deferred tax liabilities, net	59,121	59,121
Total liabilities	2,377,182	4,251,311

Stockholders' equity
Common stock, $0.001 par value 100,000,000 shares authorized; 2,148,291 and 2,083,860 shares issued, 1,980,986 and 1,916,555 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	2,148	2,084
Additional paid-in capital	36,303,586	35,883,831
Accumulated deficit	(32,455,900)	(31,190,801)
Treasury stock, 167,305 shares at cost, as of September 30, 2023 and December 31, 2022	(965,211)	(965,211)
Total stockholders' equity	2,884,623	3,729,903
Total liabilities and stockholders' equity	$5,261,805	$7,981,214

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVEDANCER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2023	2022
Revenues
Professional fees	$1,921,300	$2,114,012
Software sales	45,977	192,367
Total revenues	1,967,277	2,306,379

Cost of revenues
Cost of professional fees	1,268,820	1,467,065
Cost of software sales	48,645	100,718
Total cost of revenues excluding depreciation and amortization	1,317,465	1,567,783

Gross profit	649,812	738,596

Selling, general and administrative expenses	1,166,657	1,868,714

Operating income (loss) from continuing operations	(516,845)	(1,130,118)

Gain on sale of equity investment and settlement of contingent consideration receivable	382,525	-
Other income (expense), net	3,113	3,188
Interest expense	(18,725)	(20,437)

Income (loss) from continuing operations before income taxes	(149,932)	(1,147,367)

Provision for income taxes	-	23,000

Net income (loss) from continuing operations	(149,932)	(1,170,367)

Loss from discontinued operations	-	(3,530,152)

Net income (loss)	$(149,932)	$(4,700,519)

Basic and diluted loss per share from continuing operations	$(0.08)	$(0.64)
Basic and diluted loss per share from discontinued operations	-	(1.92)
Basic and diluted net loss per share	$(0.08)	$(2.56)

Weighted average common shares outstanding
Basic and diluted	1,939,790	1,838,213

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVEDANCER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Revenues
Professional fees	$5,992,715	$6,458,534
Software sales	159,307	2,593,877
Total revenues	6,152,022	9,052,411

Cost of revenues
Cost of professional fees	3,979,059	4,283,365
Cost of software sales	161,340	2,430,139
Total cost of revenues excluding depreciation and amortization	4,140,399	6,713,504

Gross profit	2,011,623	2,338,907

Selling, general and administrative expenses	4,432,550	6,745,357
Gain on litigation settlement	(1,442,468)	-

Operating loss from continuing operations	(978,459)	(4,406,450)

Gain on sale of equity investment and settlement of contingent consideration receivable	382,525	-
Other income, net	3,335	3,977
Interest expense	(90,982)	(59,574)

Loss from continuing operations before income taxes and equity in net loss of affiliate	(683,581)	(4,462,047)

Provision for income taxes	-	789,573

Net loss from continuing operations before equity in net loss of affiliate	(683,581)	(5,251,620)

Equity in net loss of affiliate	(245,525)	-

Net loss from continuing operations	(929,106)	(5,251,620)

Income (loss) from discontinued operations	(335,993)	(3,052,648)

Net loss	$(1,265,099)	$(8,304,268)

Basic and diluted loss per share from continuing operations	$(0.48)	$(2.97)
Basic and diluted loss per share from discontinued operations	$(0.17)	$(1.73)
Basic and diluted net loss per share	$(0.65)	$(4.70)

Weighted average common shares outstanding
Basic and diluted	1,929,067	1,768,853

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVEDANCER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(1,265,099)	$(8,304,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	335,993	3,052,648
Depreciation and amortization	164,471	165,770
Stock-based compensation	557,147	1,187,552
Deferred income tax expense	-	775,257
Amortization of right-of-use assets	96,972	136,441
Accretion of deferred acquisition consideration	27,370	59,467
Gain on litigation settlement	(1,442,468)	-
Gain on sale of equity investment and settlement of contingent consideration receivable	(382,525)	-
Equity in loss of affiliate	245,525	-
Changes in operating assets and liabilities:
Accounts receivable	149,779	132,688
Prepaid expenses and other current assets	61,925	84,842
Other assets	58,682	-
Accounts payable	(77,894)	(422,939)
Contract liabilities	(156,730)	(149,149)
Accrued payroll and related liabilities and other accrued liabilities	(139,106)	653,786
Operating lease liability	(153,635)	(142,420)
Commissions payable	(100,737)	846
Cash used in operating activities of continuing operations	(2,020,330)	(2,769,479)
Cash used in operating activities of discontinued operations	(693,106)	(2,330,754)
Net cash used in operating activities	(2,713,436)	(5,100,233)

Cash flows from investing activities
Acquisition of property and equipment	-	(234,060)
Proceeds from sale of equity investment and settlement of contingent consideration receivable	1,400,000	-
Proceeds from disposal of business	935,974	-
Net cash provided by (used in) investing activities	2,335,974	(234,060)

Cash flows from financing activities
Borrowings under revolving line of credit	575,000	-
Repayments under revolving line of credit	(500,000)	-
Premium financing borrowings	305,759	-
Premium financing repayments	(211,688)	-
Proceeds from issuance of stock	347,108	1,887,000
Proceeds from exercise of stock options	7,400	37,642
Net cash provided by financing activities	523,579	1,924,642

Net increase (decrease) in cash and cash equivalents	146,117	(3,409,651)

Cash and cash equivalents, beginning of period	731,081	4,931,302
Cash and cash equivalents, end of period	$877,198	$1,521,651

Supplemental cash flow Information
Interest paid	$18,356	$1,002
Non-cash investing and financing activities:
Non-cash proceeds on disposal of business	$1,263,000	$-
Value of common stock issued in connection with common stock purchase agreement	$-	$112,500

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVEDANCER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Shares of
	Common		Additional
	Stock	Common	Paid-In	Accumulated	Treasury
	Issued	Stock	Capital	Deficit	Stock	Total
Balances at December 31, 2022	2,083,860	$2,084	$35,883,831	$(31,190,801)	$(965,211)	$3,729,903
Net loss	-	-	-	(1,349,952)	-	(1,349,952)
Stock option compensation	-	-	353,658	-	-	353,658
Forfeiture of stock options on disposal of business (Note 2)	-	-	(407,322)	-	-	(407,322)
Stock issued	7,431	7	56,259	-	-	56,266
Amortization of stock issue costs	-	-	(18,635)	-	-	(18,635)
Issuance of stock from exercise of options	2,000	2	7,398	-	-	7,400
Balances at March 31, 2023	2,093,291	2,093	35,875,189	(32,540,753)	(965,211)	2,371,318
Net income	-	-	-	234,785	-	234,785
Stock option compensation	-	-	88,159	-	-	88,159
Amortization of stock issue costs	-	-	(76,673)	-	-	(76,673)
Balances at June 30, 2023	2,093,291	2,093	35,886,675	(32,305,968)	(965,211)	2,617,589
Net loss	-	-	-	(149,932)	-	(149,932)
Stock option compensation	-	-	180,816	-	-	180,816
Stock issued	55,000	55	290,787	-	-	290,842
Amortization of stock issue costs	-	-	(54,692)	-	-	(54,692)
Balances at September 30, 2023	2,148,291	$2,148	$36,303,586	$(32,455,900)	$(965,211)	$2,884,623

	Shares of
	Common		Additional
	Stock	Common	Paid-In	Accumulated	Treasury
	Issued	Stock	Capital	Deficit	Stock	Total
Balances at December 31, 2021	1,888,231	$1,888	$31,806,458	$(13,436,963)	$(930,211)	$17,441,172
Net loss	-	-	-	(2,078,307)	-	(2,078,307)
Stock option compensation	-	-	312,176	-	-	312,176
Issuance of stock from exercise of options	10,500	11	26,788	-	-	26,799
Balances at March 31, 2022	1,898,731	1,899	32,145,422	(15,515,270)	(930,211)	15,701,840
Net loss	-	-	-	(1,525,442)	-	(1,525,442)
Stock option compensation	-	-	529,565	-	-	529,565
Issuance of stock from exercise of options	5,200	5	8,387	-	-	8,392
Balances at June 30, 2022	1,903,931	1,904	32,683,374	(17,040,712)	(930,211)	14,714,355
Net loss	-	-	-	(4,700,519)	-	(4,700,519)
Stock option compensation	-	-	614,094	-	-	614,094
Stock issued	166,300	166	1,999,334	-	-	1,999,500
Issuance of stock from exercise of options	10,700	11	37,440	-	(35,000)	2,451
Balances at September 30, 2022	2,080,931	$2,081	$35,334,242	$(21,741,231)	$(965,211)	$12,629,881

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

WAVEDANCER, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

Organization and Business

Founded in 1979 as Information Analysis Incorporated (“IAI”), IAI changed its name to WaveDancer, Inc. (“WaveDancer” or the “Company”) and converted from a Virginia corporation to a Delaware corporation in December 2021. The Company is in the business of developing and maintaining information technology (“IT”) systems, modernizing client information systems, and performing other IT-related professional services to government and commercial organizations.

On March 17, 2023, the Company sold effectively 75.1% of the equity of its Gray Matters, Inc. subsidiary (“GMI”) to Gray Matters Data Corporation (“GMDC”). Subsequent to the sale, the Company discontinued consolidating GMI and the Company has reflected GMI as a discontinued operation in its consolidated statements of operations for all periods presented. Unless otherwise noted, all amounts and disclosures throughout these Notes to Condensed Consolidated Financial Statements relate to the Company’s continuing operations. See Note 2 for further information about the sale transaction, the deconsolidation of GMI, and treatment of GMI as a discontinued operation.

Prior to March 17, 2023, we had two operating segments: Tellenger and Blockchain SCM. Given the classification of GMI, which comprised all of the material operations of the Blockchain SCM segment, as a discontinued operation (see Note 2). After March 17, 2023, the Company manages its business as one reportable operating segment.

Liquidity and Going Concern

During the nine months ended September 30, 2023, the Company generated an operating loss from continuing operations of $978,459. As of September 30, 2023, the Company had working capital of $537,375 including cash and cash equivalents of $877,198. We estimate that over the twelve months from the date of these financial statements our operating activities may use as much as $1.0 million to $1.5 million of cash. On August 2, 2023, the Company realized $118,655 of cash proceeds from the sale of 20,000 shares of common stock, and on August 9, 2023, the Company received $1,400,000 of cash from the sale of its remaining equity interest in GMDC and its contingent consideration receivable from GMDC. On August 9, 2023, the Company repaid $500,000 on the Summit line of credit and has no further borrowing capacity thereunder. On September 29, 2023, the Company issued 35,000 shares of its common stock to its chairman and CEO for $175,000 of cash. The transaction was approved by the board of directors and was at a premium to the trading price on the date of the transaction. We estimate that within twelve months from the issuance of these financial statements, the Company will need to raise additional capital to meet its ongoing operating cash flow requirements as well as to grow its business either organically or through acquisitions. The Company is evaluating strategic alternatives which include the potential merger or sale of the Company. There is no assurance that such activities will result in any transactions or provide additional capital. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the accompanying unaudited condensed consolidated financial statements are issued.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand, to meet its obligations as they become due. The Company’s unaudited condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Reverse Stock Split

On October 18, 2023, the Company effected a reverse stock split of its common stock, par value $0.001 per share, (the “Common Stock”) at a ratio of one-for-ten (the “Reverse Stock Split”). The Reverse Stock split affected all issued common stock and options and warrants to acquire common stock. No fractional shares were issued as a result of the reverse split and any fractional share otherwise issuable were rounded up to the nearest whole number. All shares and per share amounts in the condensed consolidated financial statements and accompanying notes have been retroactively adjusted to give effect to the Reverse Stock Split. Following the Reverse Stock Split, the Company’s issued and outstanding shares of Common Stock decreased from 19,809,834 pre-split shares to approximately 1,980,983 post-split shares, before finalizing the rounding of fractional shares. As a result of the Reverse Stock Split, the exercise prices of the outstanding options and warrants were increased by a factor of ten.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated financial statements (“financial statements”) have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, the financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair and not misleading presentation of the results of the interim periods presented. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022 included in the Annual Report on Form 10-K filed by the Company with the SEC on April 17, 2023 (the “Annual Report”), as amended. The accompanying December 31, 2022 condensed consolidated balance sheet was derived from the audited financial statements included in the Annual Report but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

The unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 include the accounts of WaveDancer and its condensed consolidated subsidiaries (collectively, the “Company,” “we” or “our”). All significant intercompany transactions and balances have been eliminated in consolidation.

Other than as discussed in “Equity Method Investments” below, there have been no changes in the Company’s significant accounting policies as of September 30, 2023, as compared to the significant accounting policies disclosed in Note 1, "Summary of Significant Accounting Policies" in the Company's Annual Report.

Equity Method Investments

The Company accounts for investments in which it owns between 20% to 50% of the common stock or has the ability to exercise significant influence, but not control, over the investee using the equity method of accounting in accordance with ASC 323 - Equity Method Investments and Joint Ventures (“ASC 323”). Under the equity method, an investor initially records an investment in the stock of an investee at cost and adjusts the carrying amount of the investment to recognize the investor’s share of the earnings or losses of the investee after the date of acquisition. The Company reflects its share of gains and losses from the investment in equity in net loss of affiliate in the unaudited condensed consolidated statements of operations using the most recently available earnings data at the end of the period.

In connection with the sale of GMI to GMDC on March 17, 2023, (the "Sale Date"), the Company received common stock in GMDC representing approximately 24.9% of the equity of GMDC. See Note 2 for further information about the sale transaction, the deconsolidation of GMI, and the treatment of GMI as a discontinued operation. The Company accounted for its investment in GMDC in accordance with the equity method from March 17, 2023 through August 9, 2023. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. As of September 30, 2023 the Company has no equity investment in GMDC and no other equity exposure to the GMI business.

Use of Estimates

Preparation of condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates due to uncertainties. On an ongoing basis, we evaluate our estimates, including those related to the allowance for credit losses; fair values of financial instruments, intangible assets, and goodwill, including the underlying estimates of cash flows of our products and reporting unit; useful lives of intangible assets and property and equipment; the valuation of stock-based compensation, and the valuation of deferred tax assets and liabilities, among others. We base our estimates on assumptions, both historical and forward looking, that are believed to be reasonable, and the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Concentration of Credit Risk

During the three months ended September 30, 2023, the Company’s prime contracts with U.S. government agencies represented 8.3% of revenue and subcontracts under federal procurements represented 90.6% of revenue. The terms of these contracts and subcontracts vary from single transactions to five years. Three subcontracts under federal procurements represented 29.3%, 19.9%, and 18.6% of revenue, respectively. Revenue from one prime contractor under which the Company has multiple subcontracts represented 56.6% of the Company’s revenue in aggregate.

During the three months ended September 30, 2022, the Company’s prime contracts with U.S. government agencies represented 11.4% of revenue and subcontracts under federal procurements represented 82.8% of revenue. The terms of these contracts and subcontracts vary from single transactions to five years. Three subcontracts under federal procurements represented 30.9%, 21.3%, and 13.0% of revenue, respectively. Revenue from one prime contractor under which the Company has multiple subcontracts represented 49.9% of the Company’s revenue in aggregate.

During the nine months ended September 30, 2023, the Company’s prime contracts with U.S. government agencies represented 9.1% of revenue and subcontracts under federal procurements represented 89.3% of revenue. The terms of these subcontracts vary from one to five years. Three subcontracts under federal procurements represented 30.3%, 21.1%, and 16.6% of revenue, respectively. Revenue from one prime contractor under which the Company has multiple subcontracts represented 54.5% of the Company’s revenue in aggregate.

During the nine months ended September 30, 2022, the Company’s prime contracts with U.S. government agencies represented 28.6% of revenue and subcontracts under federal procurements represented 67.8% of revenue. The terms of these contracts and subcontracts vary from single transactions to five years. Three subcontracts under federal procurements represented 27.4%, 16.5%, and 10.5% of revenue, respectively. Revenue from one prime contractor under which the Company has multiple subcontracts represented 41.4% of the Company’s revenue in aggregate.

The Company sold third-party software and maintenance contracts under agreements with one major supplier, accounting for 9.7% and 11.8% of total revenue during the three- and nine-months ended September 30, 2022, respectively.

As of September 30, 2023, the Company’s accounts receivable included receivables from two subcontracts under federal procurements that represented 42.2% and 17.2% of the Company’s outstanding accounts receivable, respectively. Receivables from one prime contractor under which the Company has multiple subcontracts represented 69.8% of the Company’s outstanding accounts receivable in aggregate.

As of September 30, 2022, the Company’s accounts receivable included receivables from two subcontracts under federal procurements that represented 46.5% and 13.6% of the Company’s outstanding accounts receivable, respectively. Receivables from one prime contractor under which the Company has multiple subcontracts represented 66.8% of the Company’s outstanding accounts receivable in aggregate.

Note 2.         Sale and Deconsolidation of GMI and Discontinued Operations

On March 17, 2023, the Company entered in and closed a Stock Purchase Agreement with GMDC, a company newly formed by StealthPoint LLC, a San Francisco based venture fund, under which the Company sold all of the shares of its subsidiary, Gray Matters, Inc. In exchange for this sale, the Company received common shares of GMDC representing on a primary share basis, assuming the conversion of the Series A preferred stock referenced below, 24.9% interest in the purchaser, cash consideration of $935,974 and contingent annual payments equal to five percent (5%) of the purchaser’s GAAP based revenue through December 31, 2029 attributable to the purchaser’s blockchain-enabled digital supply chain management platform and associated technologies. Payments will be calculated for each calendar year and are due by March 31 of the following year. GMDC also paid the Company $133,148 for certain of GMI’s operating expenses for the period beginning March 1, 2023 through March 17, 2023.

The equity interest StealthPoint and other GMDC investors received is in the form of Series A non-participating convertible preferred stock having a one-times (1x) liquidation preference and no cumulative dividends. In addition, the Company and GMDC entered into a transition services agreement whereby the Company continues to provide certain administrative services for GMI. The value of these services is estimated to be $65,000 which was paid by GMDC at closing and is not subject to adjustment. The $65,000 prepayment is included in other accrued liabilities on the unaudited condensed consolidated balance sheet as of March 31, 2023 and has been amortized as a reduction to selling, general and administrative expenses ratably over the three-month period ending June 30, 2023 after which time no further transition services were provided. The total cash received at closing was $1,000,974. The Company also has the right to appoint a representative to GMDC’s board of directors and a right to co-invest in the anticipated Series B preferred stock financing round which GMDC intends to consummate in the future. The Company recognized a gain on the sale of GMI of $100,615 in the first quarter of 2023, which was included in net loss on discontinued operations in the unaudited condensed consolidated statement of operations, and immediately deconsolidated GMI upon its sale. GMDC was not a related party of the Company at the time of its purchase of GMI. Subsequent to our deconsolidation of GMI, GMI and GMDC are related parties of the Company due to our equity interest in GMDC.

The components of the consideration received and the methods for determining their fair values as of March 17, 2023 were as follows:

Consideration	Amount	Description and Valuation Methodology
Cash at closing	$935,974	Cash received at closing less estimated value of transition services to be provided.
Cash after closing	133,148	Actual cash operating expenses of GMI from March 1 through March 17, 2023 (prior to the transfer of GMI to GMDC).
GMDC common stock	581,000

Based on Series A preferred stock issuance to other GMDC investors for $3,000,000 in cash and application of an option pricing model backsolve method and a minority interest discount to estimate the fair value of the common shares of GMDC.

Contingent payments	682,000	Estimated by applying a discount rate of 40.8% to the projected cash receipts expected over the 7-year horizon. (See Note 5).
Total consideration	$2,332,122

The GMDC common stock was accounted for as an equity method investment from March 17, 2023 and through its sale on August 9, 2023. During this period, a net loss of $245,525 in the equity investment was recorded. On August 9, 2023, the Company sold its remaining equity interest in GMDC in exchange for $400,000 in cash, and recognized a gain on sale of $64,525. The contingent consideration receivable of $682,000 was settled in cash for $1,000,000 and a gain of $318,000 was recognized during the three months ended September 30, 2023 (see Note 5).

The following table sets forth details of net earnings from discontinued operations for the nine months ended September 30, 2023 and 2022, which reflects the results of the Blockchain SCM operating segment through the date our controlling financial interest in it was sold – March 17, 2023 (See Note 1).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$-	$-	$-	$566,862
Cost of revenue	-	256,974	74,223	1,118,301
Excess of contract costs over revenue	-	(256,974)	(74,223)	(551,439)
Operating expenses -
Salaries and benefits	-	463,502	484,249	1,076,781
Intangibles amortization	-	303,791	85,338	917,496
Stock based compensation, before forfeitures	-	215,775	65,487	268,283
Forfeiture of stock options	-	-	(407,322)	-
Other operating expenses	-	113,078	134,633	702,534
Change in fair value of contingent consideration	-	-	-	(930,000)
Goodwill impairment	-	2,254,624		2,254,624
Gain on disposal of business	-	-	(100,615)	-
Loss before income tax benefit	-	(3,607,744)	(335,993)	(4,841,157)
Income tax benefit	-	77,592	-	1,788,509
Net loss on discontinued operations	$-	$(3,530,152)	$(335,993)	$(3,052,648)

During the nine months ended September 30, 2023, there was a total of 715,000 unvested stock options forfeited by GMI employees, including 527,500 forfeited by employees who resigned from WaveDancer, on the Sale Date, and were offered employment by GMDC. Stock-based compensation expense of $407,322, previously recognized for these forfeited options, was taken back into income in March 2023.

The following table presents the components of the assets of our discontinued operations that were classified as held for sale as of December 31, 2022. As of March 31, 2023, GMI had been sold and its accounts deconsolidated from the condensed consolidated balance sheet.

December 31,
2022
Customer relationship intangible asset, net of amortization	$1,057,722
Technology intangible asset, net of amortization	760,698
Capitalized software development costs	498,425
Total assets of discontinued operations	$2,316,845

Note 3.         Revenue from Contracts with Customers

Nature of Products and Services

We generate revenue from the sales of information technology professional services, sales of third-party software licenses and implementation and training services, sales of third-party support and maintenance contracts based on those software products, and incentive payments received from third-party software suppliers for facilitating sales directly between that supplier and a customer introduced by the Company. We sell through our direct relationships with end customers and under subcontractor arrangements.

Professional services are offered through several arrangements – through time and materials arrangements, fixed-price-per-unit arrangements, fixed-price arrangements, or combinations of these arrangements within individual contracts. Revenue under time and materials arrangements is recognized over time in the period the hours are worked or the expenses are incurred, as control of the benefits of the work is deemed to have passed to the customer as the work is performed. Revenue under fixed-price-per-unit arrangements is recognized at a point in time when delivery of units has occurred, and units are accepted by the customer or are reasonably expected to be accepted. Generally, revenue under fixed-price arrangements and mixed arrangements is recognized either over time or at a point in time based on the allocation of transaction pricing to each identified performance obligation as control of each is transferred to the customer. For fixed-price arrangements under which documentary evidence of acceptance or receipt of deliverables is not present or withheld by the customer, the Company recognizes revenue when it has the right to invoice the customer. For fixed-price arrangements for which the Company is paid a fixed fee to make itself available to support a customer, with no predetermined deliverables to which transaction prices can be estimated or allocated, revenue is recognized ratably over time.

Third-party software licenses are classified as enterprise server-based software licenses or desktop software licenses, and desktop licenses are further classified by the type of customer and whether the licenses are bulk licenses or individual licenses. The Company’s obligations as the seller for each class differ based on its reseller agreements and whether its customers are government or non-government customers. Revenue from enterprise server-based sales to either government or non-government customers is usually recognized in full at a point in time based on when the customer gains use of the full benefit of the licenses, after the licenses are implemented. If the transaction prices of the performance obligations related to implementation and customer support for the individual contract is material, these obligations are recognized separately over time, as performed. Revenue for desktop software licenses for government customers is usually recognized on a gross basis at a point in time, based on when the customer’s administrative contact gains training in and beneficial use of the administrative portal. Revenue for bulk desktop software licenses for non-government customers is usually recognized on a gross basis at a point in time, based on when the customer’s administrative contact gains training in and beneficial use of the administrative portal. For desktop software licenses sold on an individual license basis to non-government customers, where the Company has no obligation to the customer after the third-party makes delivery of the licenses, the Company has determined it is acting as an agent, and the Company recognizes revenue upon delivery of the licenses only for the net of the selling price and its contract costs.

Third-party support and maintenance contracts for enterprise server-based software include a performance obligation under the Company’s reseller agreements for it to be the first line of support (direct support) and second line of support (intermediary between customer and manufacturer) to the customer. Because of the support performance obligations, and because the amount of support is not estimable, the Company recognizes revenue ratably over time as it makes itself available to provide the support.

Incentive payments are received under reseller agreements with software manufacturers and suppliers where the Company introduces and courts a customer, but the sale occurs directly between the customer and the supplier or between the customer and the manufacturer. Since the transfer of control of the licenses cannot be measured from outside of these transactions, revenue is recognized when payment from the manufacturer or supplier is received.

Disaggregation of Revenue from Contracts with Customers

	Three Months Ended September 30,
	2023		2022
Contract Type	Amount	Percentage	Amount	Percentage
Services time & materials	$1,714,509	87.2%	$1,896,829	82.2%
Services fixed price over time	102,402	5.2%	58,965	2.6%
Services combination	33,090	1.7%	50,440	2.2%
Services fixed price per unit	71,299	3.6%	107,778	4.7%
Third-party software	45,977	2.3%	59,076	2.6%
Software support & maintenance	-	0.0%	44,804	1.9%
Incentive payments	-	0.0%	88,487	3.8%
Total revenue	$1,967,277	100.0%	$2,306,379	100.0%

	Nine Months Ended September 30,
	2023		2022
Contract Type	Amount	Percentage	Amount	Percentage
Services time & materials	$5,314,845	86.4%	$5,963,361	65.9%
Services fixed price over time	307,206	5.0%	161,273	1.8%
Services combination	99,270	1.6%	80,520	0.9%
Services fixed price per unit	271,394	4.4%	253,379	2.8%
Third-party software	159,307	2.6%	2,345,884	25.9%
Software support & maintenance	-	0.0%	142,891	1.6%
Incentive payments	-	0.0%	105,103	1.1%
Total revenue	$6,152,022	100.0%	$9,052,411	100.0%

Contract Balances

Accounts Receivable

Trade accounts receivable are recorded at the billable amount where the Company has the unconditional right to bill, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, each customer's expected ability to pay and collection history, when applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified. There were no such allowances recognized as of  September 30, 2023 and December 31, 2022.

Accounts receivable as of  September 30, 2023 and December 31, 2022, consist of the following:

	September 30, 2023	December 31, 2022
Billed federal government	$1,456,519	$1,573,407
Billed commercial and local government	22,000	56,152
Unbilled receivables	1,261	-
Accounts receivable	$1,479,780	$1,629,559

Billed receivables from the federal government include amounts due from both prime contracts and subcontracts where the federal government is the end customer.

Contract Liabilities

Contract liabilities consist of amounts that have been invoiced and for which the Company has the right to bill, but that have not been recognized as revenue because the related goods or services have not been transferred. Changes in contracts liabilities balances are as follows:

Balance at December 31, 2022	$182,756
Contract liabilities added	-
Revenue recognized	(55,665)
Balance at March 31, 2023	127,091
Contract liabilities added	-
Revenue recognized	(55,088)
Balance at June 30, 2023	72,003
Contract liabilities added	-
Revenue recognized	(45,977)
Balance at September 30, 2023	$26,026

Balance at December 31, 2021	$186,835
Contract liabilities added	19,280
Revenue recognized	(56,423)
Balance at March 31, 2022	149,692
Contract liabilities added	87,612
Revenue recognized	(71,461)
Balance as of June 30, 2022	165,843
Contract liabilities added	2,491
Revenue recognized	(130,648)
Balance at September 30, 2022	$37,686

Revenues recognized during the three months ended September 30, 2023 and 2022, from the balances as of  December 31, 2022 and 2021, were $45,977 and $48,708, respectively. Revenues recognized during the nine months ended September 30, 2023 and 2022, from the balances as of December 31, 2022 and 2021, were $156,730 and $160,809, respectively.

Deferred Costs of Revenue

Deferred costs of revenue consist of the costs of third-party support and maintenance contracts for enterprise server-based software. These costs are reported under the prepaid expenses and other current assets caption on the Company’s condensed consolidated balance sheets. The Company recognizes these direct costs ratably over time as it makes itself available to provide its performance obligation for software support, commensurate with its recognition of revenue. As of September 30, 2023, and December 31, 2022 the Company had $0 of deferred costs of revenue. Changes in deferred costs of revenue balances for the nine months ended September 30, 2022, are as follows:

Balance at December 31, 2021	$154,218
Deferred costs added	2,800
Deferred costs expensed	(55,362)
Balance at March 31, 2022	101,656
Deferred costs expensed	(53,434)
Balance as of June 30, 2022	48,222
Deferred costs expensed	(48,222)
Balance as of September 30, 2022	$-

Note 4.         Leases

The Company has two significant operating leases, one for its headquarters offices in Fairfax, Virginia and one for additional office space in Annapolis, Maryland. The leases both commenced in 2021 and have original lease terms ranging from 37 to 67 months and rental rates escalate by approximately 2.5% annually under both leases. The Company determines if an arrangement is a lease at inception.

As of  September 30, 2023 and December 31, 2022, the Company does not have any sales-type or direct financing leases.

Each of the Company’s operating lease assets represent its right to use an underlying asset for the lease term and the related lease liability represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement dates in determining the present value of lease payments. The operating lease assets also include any lease payments made and exclude lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease agreements include rental payments escalating annually for inflation at a fixed rate. These payments are included in the initial measurement of the operating lease liabilities and operating lease assets. The Company does not have any rental payments which are based on a change in an index or a rate that can be considered variable lease payments, which would be expensed as incurred.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictions or covenants.

The Company does not sublease any real estate to third parties.

As of September 30, 2023, our two operating leases had a weighted average remaining lease term of 28 months and a weighted average discount rate of 5.1%. Future lease payments under operating leases as of September 30, 2023, were as follows:

2023	58,041
2024	174,721
2025	74,804
2026	70,220
Total lease payments	377,786
Less: discount	(24,301)
Present value of lease liabilities	$353,485

The total expense incurred related to its operating leases was $38,053 and $53,560 for the three months ended September 30, 2023 and 2022, respectively, and $118,567 and $164,281 for the nine months ended September 30, 2023 and 2022, respectively, and is included in selling, general and administrative expenses on the condensed consolidated statements of operations.

Note 5.         Fair Value Measurements

The Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities;
•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents the fair value hierarchy for the Company’s financial instruments measured at fair value on a recurring basis as of  September 30, 2023 and December 31, 2022:

	September 30, 2023
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$809,997	$-	$-	$809,997

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$58,242	$-	$-	$58,242

As discussed in Note 2 above, in connection with its sale of GMI, the Company received contingent consideration that requires to GMDC to make annual payments equal to five percent (5%) of the purchaser’s GAAP based revenue through December 31, 2029, up to a cumulative maximum of $4,000,000, attributable to the purchaser’s blockchain-enabled digital supply chain management platform and associated technologies. The fair value of the contingent consideration was estimated based on GMDC’s forecast of revenue, the estimated after-tax payments to the Company, and the present value of the after-tax payments based on discount rate that reflects the risk of achieving the timing and amounts of forecasted payments. The significant inputs utilized in estimating the fair value of contingent consideration include the forecast of revenues, the income tax rate of 27.0 percent, and the discount rate of 40.75 percent. On August 9, 2023, the Company and GMDC agreed to terminate all rights and obligations with respect to the calculation and payment of future contingent payments from GMDC to the Company in exchange for the payment of $1,000,000 cash by GMDC to the Company, resulting in a gain of $318,000.

The following table is a roll-forward of the Level 3 fair value measurements, which are not considered financial instruments.

Fair value of contingent consideration:
December 31, 2022	$-
Additions	682,000
March 31, 2023	682,000
Additions	-
June 30, 2023	682,000
Settlements	(682,000)
September 30, 2023	$-

There were no unrealized gains or losses recognized in income for the three- or nine-month periods ended September 30, 2023.

Note 6.         Intangible Assets and Goodwill

Information regarding our intangible assets is as follows:

	Weighted Average Useful Life (Years)	Balance December 31, 2022	Additions	Balance September 30, 2023
Intangible assets with estimated useful lives
Customer relationships	8.0	$1,090,000	$-	$1,090,000
Non-compete agreements	3.0	120,000	-	120,000
Accumulated amortization		(308,217)	(132,183)	(440,400)
Sub-total		901,783	(132,183)	769,600
Intangible assets with indefinite lives
Trade names	Indefinite	280,000	-	280,000
Net identifiable intangible assets		$1,181,783	$(132,183)	$1,049,600

	Weighted Average Useful Life (Years)	Balance December 31, 2021	Additions	Balance September 30, 2022
Intangible assets with estimated useful lives
Customer relationships	8.0	$1,090,000	$-	$1,090,000
Non-compete agreements	3.0	120,000	-	120,000
Accumulated amortization		(131,973)	(132,183)	(264,156)
Sub-total		1,078,027	(132,183)	945,844
Intangible assets with indefinite lives
Trade names	Indefinite	280,000	-	280,000
Net identifiable intangible assets		$1,358,027	$(132,183)	$1,225,844

As of September 30, 2023, expected amortization expense relating to purchased intangible assets for each of the next five years and thereafter is as follows:

2023	$44,061
2024	146,307
2025	136,248
2026	136,248
2027	136,248
Thereafter	170,488
Total	$769,600

Note 7.         Stock-Based Compensation

We have three stock-based compensation plans. The 2006 Stock Incentive Plan was adopted in 2006 (“2006 Plan”) and had options granted under it through April 12, 2016. The 2016 Stock Incentive Plan was adopted in 2016 (“2016 Plan”) and had options granted under it through November 15, 2021. On October 11, 2021, the Board of Directors approved the 2021 Stock Incentive Plan (“2021 Plan”) and on December 2, 2021, our shareholders approved the 2021 Plan.

The Company recognizes compensation costs on a straight-line basis over the service period of the awards. There were no option awards granted in the three and nine months ended September 30, 2023. Fair values of option awards granted in the three and nine months ended September 30, 2022, were estimated using the Black-Scholes option pricing model under the following assumptions:

	Three Months	Nine Months
Risk-free interest rate	2.85% - 2.90%	1.91% - 2.90%
Dividend yield	0%	0%
Expected term (years)	3.25 - 6.00	3.25 - 6.00
Expected volatility	45.9% - 48.1%	45.8% - 48.5%

Determining the assumptions for the expected term and volatility requires management to exercise significant judgment. The expected term represents the weighted-average period that options granted are expected to be outstanding giving consideration to vesting schedules. Since the Company does not have an extended history of actual exercises, the Company has estimated the expected term using a simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. Given the limited public market for the Company’s stock, the Company has elected to estimate its expected volatility by benchmarking its volatility to that of several public company issuers that operate within its market segment. The guideline companies’ volatility was increased by a size adjustment premium of 30% to compensate for the difference in size between the guideline companies and the Company in its calculation.

There were 53,500 options with grant date fair values totaling $168,900, and 131,200 options with grant date fair values totaling $1,639,870, granted during the three and nine months ended September 30, 2022, respectively. There were zero and 10,700 options exercised during the three months ended September 30, 2023 and 2022, respectively. There were 2,000 and 26,400 options exercised during the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, there was $431,067 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the stock incentive plans; that cost is expected to be recognized over a weighted-average period of 11 months.

Total compensation expense related to these plans was $180,816 and $398,319 for the three months ended September 30, 2023 and 2022, respectively, and $557,146 and $971,777 for the nine months ended September 30, 2023 and 2022, respectively, and is included in selling, general and administrative expenses on the condensed consolidated statements of operations.

Note 8.         Settlement of Litigation

On April 28, 2023, the Company and Jeffrey Gerald, the individual from whom the WaveDancer purchased all the outstanding shares of GMI, executed an agreement to settle pending litigation between them (the “Settlement Agreement”). On January 25, 2023, Gerald, as the result of the termination of his employment, filed a lawsuit against the Company for one year’s severance of $150,000 and benefits to which he claimed he was entitled under his employment agreement with the Company. He had also claimed an anticipatory breach of the payment of $1,500,000 of deferred consideration otherwise due him on December 10, 2023, under the Stock Purchase Agreement between him and the Company and an anticipatory breach to release from escrow 43,648 shares of the Company’s common stock which are held in escrow for application against potential indemnity claims under the Stock Purchase Agreement.

The Company filed an answer denying Gerald’s claims. In addition, the Company filed a counterclaim seeking damages from Gerald associated with the acquisition transaction and arising under the Stock Purchase Agreement.

The principal terms of the Settlement Agreement were:

(a)	All amounts due to Gerald related to the GMI acquisition, including the $1,500,000 of deferred consideration, were deemed satisfied and such obligations were extinguished;

(b)	The Company removed restrictions from 43,648 shares of the Company’s common stock;

(c)	The Company paid Gerald $25,000 as reimbursement for legal costs; and,

(d)	Gerald and the Company agreed to mutual general releases of one another.

As a result of the settlement, the Company recognized a gain, net of expenses, of $1,442,468 in the second quarter of 2023.

Note 9.         Revolving Line of Credit and Notes Payable

On September 30, 2022, the Company entered a revolving line of credit with Summit Community Bank (“Summit”) that provided for on-demand or short-term borrowings of up to $1,000,000 at a variable interest rate equal to the prime rate as published in The Wall Street Journal, with a minimum rate of 3.99% and a maximum rate of 20.00%, and subject to a borrowing base calculated using outstanding accounts receivable. Borrowings under the line of credit are secured by the assets of the Company. There were no borrowings and $500,000 of repayments during the three months ended September 30, 2023, and there were $575,000 of borrowings and $500,000 of repayments during the nine months ended September 30, 2023. This line of credit expired on August 16, 2023.

On September 11, 2023, the Company and Summit entered a new line of credit agreement with the same terms as the preceding agreement, except that the maximum availability under the new line was reduced from $1,000,000 to $500,000. As of September 30, 2023, there was $500,000 outstanding and no borrowing availability under this line of credit. The line of credit expires on January 16, 2024.

Premium Financing Note Payable

The Company entered into a Premium Finance Agreement (“Premium Agreement”) on March 7, 2023, to purchase a one-year term directors and officers insurance policy. The Premium Agreement is for $305,759 at a fixed rate of 8.75% per annum, amortized over ten months. The Premium Agreement requires ten fixed monthly principal and interest payments of $31,815 from March 24, 2023 to December 24, 2023.

Note 10.         Sales of Shares Under Common Stock Purchase Agreement

On July 8, 2022, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement” or "ELOC") and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the Purchase Agreement, subject to certain limitations and conditions, the Company has the right, but not the obligation, to sell to B. Riley up to $15,000,000 of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from time to time. Sales of Common Stock to B. Riley under the Purchase Agreement, and the timing of any such sales, are solely at the Company’s option, and the Company is under no obligation to sell any securities to B. Riley under the Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the Securities Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by B. Riley of up to 450,000 shares of Common Stock that the Company may issue or elect, in the Company’s sole discretion, to issue and sell to B. Riley, from time to time under the Purchase Agreement.

On August 11, 2022 and November 10, 2022, the Company issued to B. Riley 8,984 and 2,995 shares, respectively, as a commitment fee in accordance with the Purchase Agreement. The total value of the commitment fee shares was $150,000 and is included in prepaid expenses and other current assets on the unaudited consolidated condensed balance sheet as of December 31, 2022. The commitment fee represents prepaid stock issuance cost and is being amortized to additional paid in capital as shares are sold under the Purchase Agreement. For the three and nine months ended September 30, 2023, the Company amortized $54,692 and $150,000 of the commitment fee, respectively.

During the three months ended September 30, 2023, the Company sold 20,000 shares of common stock under the ELOC at an average price of $5.90 per share, net of fees of $0.30 per share. The net proceeds from this sale were $118,655. During the nine months ended September 30, 2023, the Company sold 27,429 shares of common stock under the ELOC at an average price of $6.30 per share, net of fees of approximately $0.30 per share. The net proceeds from these sales were $172,108. There were no sales under the Purchase Agreement during the three and nine months ended September 30, 2022.

Note 11.         Income Taxes

For the three and nine months ended September 30, 2022, the Company’s effective tax rate was 0%. The difference between the statutory tax rate and the effective tax rate is primarily driven by the presence of a full valuation allowance against all deferred tax assets.

Note 12.         Earnings Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing the loss available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, except for periods when the Company reports a net loss because the inclusion of such items would be antidilutive. The antidilutive effects of 23,104 shares from stock options and zero shares from warrants, and 29,456 shares from stock options and zero shares from warrants, were excluded from diluted shares for the three and nine months ended September 30, 2022, respectively. The antidilutive effects of 43,735 shares from stock options and zero shares from warrants, and 57,009 shares from stock options and 15,000 shares from warrants, were excluded from diluted shares for the three and nine months ended September 30, 2022, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

WaveDancer, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WaveDancer, Inc. (formerly Information Analysis Incorporated) (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment Evaluation of Goodwill and Intangible Assets arising from the acquisition of Gray Matters, Inc. (“GMI”) (Notes 3, 6, 8 and 9 to the Financial Statements)

Critical Audit Matter

As disclosed in the financial statements, goodwill and indefinite-lived intangibles are tested for impairment annually at the reporting unit level on October 31 unless an interim test is required due to the presence of indicators that goodwill and indefinite-lived intangibles may be impaired. Management evaluates the recoverability of the Company’s finite-lived intangible assets and other long-lived assets when events or circumstances indicates a potential impairment exists. As discussed in Note 3 of the financial statements, the Company reassessed its business strategy and the Chief Operating Decision Maker changed his approach to managing the business and allocating resources, resulting in the Company having two operating segments which are also its two reporting units. As further discussed in Note 6 of the financial statements, the Company determined in the three months ended September 30, 2022 that there were indicators of impairment of its GMI reporting unit and, after performing an interim impairment test, determined goodwill was impaired and recorded an impairment charge of approximately $2,250,000. As of year-end, the Company determined there were again triggering events related to the GMI reporting unit resulting in impairment charges of approximately $3,650,000 of intangible assets, $114,000 of long-lived assets and $4,210,000 of goodwill.

The determination of the Company’s reporting units and the fair value of those reporting units and related intangibles in the impairment tests requires significant estimates and assumptions. Changes in these assumptions could have a significant impact on the determination of the need for, and amount of, impairment charges.

Given these factors, auditing management’s impairment tests for goodwill, indefinite-lived and finite-lived intangible assets involved especially challenging, subjective, and complex auditor judgment and increased audit effort.

How our audit addressed the Critical Audit Matter

Our principal audit procedures related to the Company’s impairment assessment of goodwill and intangibles included the following:

●	We gained an understanding of and evaluated the design and implementation of the Company’s controls that address the risk of material misstatement related to potential impairment.
●	We evaluated management’s significant accounting policies related to the post-acquisition accounting for acquired assets, including the determination of operating segments and reporting units.
●	We evaluated the reasonableness of management’s determination of reporting units.
●	We gained an understanding of the process used by management to estimate future cashflows, including methods, data, and significant assumptions used.
●

We evaluated management’s projected revenues and cash flows by comparing the projections to the underlying business strategies and growth plans and performed a sensitivity analysis related to the key inputs to projected cash flows, including revenue growth rates, to evaluate the changes in the fair value of the reporting unit that would result from changes in assumptions.

●

We evaluated management’s assessment of transactions subsequent to the balance sheet date that had the potential to provide evidence of the value of the reporting unit and related intangible assets as of the balance sheet date and how that information was utilized in management’s conclusions as to impairment.

●

With the assistance of our firm’s valuation professionals with specialized skills and knowledge, we tested the Company’s discounted cash flow models, including certain assumptions such as the discount rates and terminal value as well as the estimates of the fair value of rollover equity and contingent royalty payments.

Stock-based Compensation (Note 14 to the Financial Statements)

Critical Audit Matter

The Company measures stock-based awards at fair value and recognizes compensation expense related to such awards over the respective vesting or service period. The Company uses the Black-Scholes option pricing model to determine the fair value of the awards. Certain inputs in the model used for determination of fair value of the awards of the Company, such as the expected term, volatility, and fair value of stock, require management to make significant judgments.  As disclosed in the financial statements, historically there has been a limited public market for the Company’s stock, and as a result the Company estimates its expected volatility by using the volatility of a pool of several public company issuers that operate within its market segment as a benchmark. The Company adjusts the results of the benchmark analysis on the stock price volatility assumption to reflect differences in the size of the benchmark companies and their capital structures as compared to their own.

Significant judgment is exercised by the Company in determining the selection of guideline companies and, due to the size of the guideline companies chosen, required management to utilize a valuation specialist to determine a premium on the guideline companies’ volatility to increase the volatility used in the Company’s calculation in order to compensate for the size difference between the Company and the selected guideline companies.

Given these factors, the related audit effort in evaluating management’s judgments was challenging, subjective, and complex and required a high degree of auditor judgment.

How our audit addressed the Critical Audit Matter

Our principal audit procedures related to the Company’s calculation of volatility used in stock-based compensation included the following:

●

We gained an understanding of and evaluated the design and implementation of the Company’s controls that addressed the risk of material misstatement related to the selection of inputs into the valuation model used for the determination of the fair value of stock-based compensation.

●	We evaluated management’s significant accounting policies related to accounting for stock compensation expense and the selection of inputs in the valuation model for reasonableness.
●	We agreed the inputs of the grant date fair value calculation to the key terms of the underlying agreements and read such agreements to assess the completeness of the inputs utilized.
●

We assessed the appropriateness of the comparable companies used in the volatility calculation, recomputed expected volatility of the Company and volatility of the similar companies using the changes in the respective stock prices over the term.

●

With the assistance of our valuation professionals with specialized skills and knowledge, we assessed the methodology used in determining the volatility, in part by developing an independent range of reasonable values including the related premium to be applied to the comparable companies’ historical volatilities and comparing those to management’s estimates of expected volatility of its stock.

●	We recomputed the fair value of each grant using management’s inputs and compared to the fair value calculated by management.

We have served as the Company’s auditor since 2012.

/s/CohnReznick LLP

Tysons, Virginia

April 17, 2023

WAVEDANCER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$731,081	$4,931,302
Accounts receivable	1,629,559	1,664,862
Prepaid expenses and other current assets	442,445	276,990
Total current assets	2,803,085	6,873,154

Intangible assets, net of accumulated amortization of $1,600,604 and $201,032 and impairment of $3,649,193 and $0, respectively.	3,000,203	8,048,968
Goodwill, net of impairment of $6,460,168 and $0, respectively.	1,125,101	7,585,269
Right-of-use operating lease asset	376,104	672,896
Property and equipment, net of accumulated depreciation and amortization of $391,628 and $347,886, respectively	597,416	105,256
Other assets	79,305	77,100
Total assets	$7,981,214	$23,362,643

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$573,789	$650,499
Revolving line of credit	425,000	-
Accrued payroll and related liabilities	676,796	524,055
Commissions payable	125,033	224,250
Income taxes payable	3,101	-
Other accrued liabilities	283,497	204,080
Contract liabilities	182,756	186,835
Operating lease liabilities - current	203,342	192,128
Deferred acquisition consideration - current	1,415,098	-
Total current liabilities	3,888,412	1,981,847

Operating lease liabilities - non-current	303,778	507,120
Deferred tax liabilities, net	59,121	1,167,504
Contingent acquisition consideration	-	930,000
Deferred acquisition consideration - non-current	-	1,335,000
Total liabilities	4,251,311	5,921,471

Stockholders' equity
Common stock, $0.001 par value 100,000,000 shares authorized; 20,838,599 and 18,882,313 shares issued, 19,165,548 and 17,239,697 shares outstanding as of December 31, 2022 and December 31, 2021, respectively	20,839	18,882
Additional paid-in capital	35,865,076	31,789,464
Accumulated deficit	(31,190,801)	(13,436,963)
Treasury stock, 1,673,051 and 1,642,616 shares at cost, as of December 31, 2022 and December 31, 2021, respectively	(965,211)	(930,211)
Total stockholders' equity	3,729,903	17,441,172
Total liabilities and stockholders' equity	$7,981,214	$23,362,643

The accompanying notes are an integral part of the consolidated financial statements.

WAVEDANCER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
Revenues
Professional fees	$9,346,022	$10,592,278
Software sales	2,675,930	4,441,226
Total revenues	12,021,952	15,033,504

Cost of revenues
Cost of professional fees	6,933,080	7,082,767
Cost of software sales	2,508,714	4,335,121
Total cost of revenues excluding depreciation and amortization	9,441,794	11,417,888

Gross profit	2,580,158	3,615,616

Selling, general and administrative expenses	12,064,683	6,242,765
Change in fair value of contingent consideration	(930,000)	-
Impairment of long-lived assets	3,762,915	-
Goodwill impairment	6,460,168	-

Loss from operations	(18,777,608)	(2,627,149)

Other income (expense)
Interest expense	(81,621)	(37,325)
Other income, net	7,107	12,171
Gain on forgiveness of note payable	-	450,000

Loss before provision for income taxes	(18,852,122)	(2,202,303)

Income tax benefit	1,098,284	1,070,854

Net loss	$(17,753,838)	$(1,131,449)

Net loss per common share - basic and diluted	$(0.98)	$(0.09)

Weighted average common shares outstanding
Basic and diluted	18,057,455	12,574,016

The accompanying notes are an integral part of the consolidated financial statements.

WAVEDANCER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Shares of
	Common		Additional
	Stock	Common	Paid-In	Accumulated	Treasury
	Issued	Stock	Capital	Deficit	Stock	Total
Balances at December 31, 2020	12,904,376	$129,043	$14,720,065	$(12,305,514)	$(930,211)	$1,613,383
Net loss	-	-	-	(1,131,449)	-	(1,131,449)
Stock option compensation	-	-	1,868,897	-	-	1,868,897
Stock and warrants issued	5,524,937	55,249	14,939,305	-	-	14,994,554
Issuance of stock from exercise of options	453,000	4,530	91,257	-	-	95,787
Change in par value of common stock	-	(169,940)	169,940	-	-	-
Balances at December 31, 2021	18,882,313	18,882	31,789,464	(13,436,963)	(930,211)	17,441,172
Net loss	-	-	-	(17,753,838)	-	(17,753,838)
Stock option compensation	-	-	1,967,927	-	-	1,967,927
Stock issued	1,692,286	1,693	2,035,307	-	-	2,037,000
Issuance of stock from exercise of options	264,000	264	72,378	-	(35,000)	37,642
Balances at December 31, 2022	20,838,599	$20,839	$35,865,076	$(31,190,801)	$(965,211)	$3,729,903

The accompanying notes are an integral part of the consolidated financial statements.

WAVEDANCER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(17,753,838)	$(1,131,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,443,314	236,598
Impairment of long-lived assets	3,762,915	-
Goodwill impairment	6,460,168	-
Stock-based compensation	1,967,927	1,868,897
Gain on forgiveness of note payable	-	(450,000)
Deferred income tax expense (benefit)	(1,108,383)	(1,070,854)
Amortization of right-of-use assets	183,070	(621,491)
Accretion of deferred acquisition consideration	80,098	-
Change in fair value of contingent consideration liability	(930,000)	-
Changes in operating assets and liabilities:
Accounts receivable	35,303	388,840
Prepaid expenses and other current assets	(15,455)	(127,882)
Contract assets	-	210,688
Other assets	(2,205)	(12,138)
Accounts payable	(76,710)	(111,797)
Contract liabilities	(4,079)	(760,049)
Accrued payroll and related liabilities and other accrued liabilities	235,259	149,345
Operating lease liability	(192,128)	653,653
Commissions payable	(99,217)	42,624
Net cash used in operating activities	(6,013,961)	(735,015)

Cash flows from investing activities
Acquisition of property and equipment	(535,902)	(69,754)
Acquisition of Gray Matters, net of cash acquired	-	(7,278,546)
Acquisition of Tellenger, net of cash acquired	-	(2,233,884)
Net cash used in investing activities	(535,902)	(9,582,184)

Cash flows from financing activities
Borrowing under revolving line of credit	425,000	602,306
Repayments under revolving line of credit	-	(602,306)
Borrowing under long-term note	-	1,000,000
Repayments of long-term note	-	(1,000,000)
Proceeds from issuance of stock	1,887,000	13,294,554
Proceeds from exercise of stock options	37,642	95,787
Net cash provided by financing activities	2,349,642	13,390,341

Net (decrease) increase in cash and cash equivalents	(4,200,221)	3,073,142

Cash and cash equivalents, beginning of year	4,931,302	1,858,160
Cash and cash equivalents, end of year	$731,081	$4,931,302

The accompanying notes are an integral part of the consolidated financial statements.

WAVEDANCER, INC. AND SUBSIDIARIES

Supplemental Cash Flow Information

	Year Ended December 31,
	2022	2021
Interest paid	$1,250	$35,202
Non-cash investing and financing activities
Forgiveness of note payable	$-	$450,000
Deferred and contingent consideration in connection with the acquisition of Gray Matters, Inc.	$-	$2,265,000
Value of common stock issued in connection with:
Common stock purchase agreement	$150,000	$-
The acquisition of Tellenger, Inc.	$-	$200,000
The acquisition of Gray Matters, Inc.	$-	$1,500,000

The accompanying notes are an integral part of the consolidated financial statements.

WAVEDANCER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.         Summary of Significant Accounting Policies

Organization and Business

Founded in 1979 as Information Analysis Incorporated (“IAI”), IAI changed its name to WaveDancer, Inc. (“WaveDancer” or the “Company ”) and converted from a Virginia corporation to a Delaware corporation in December 2021. The Company is in the business of developing and maintaining information technology (“IT”) systems, modernizing client information systems, and performing other IT-related professional services to government and commercial organizations. With our acquisition of Gray Matters, Inc. (“GMI”) in 2021 we expanded our offerings to include licensing and implementation services for proprietary blockchain based Supply Chain Management (“SCM”) software. Our Chief Executive Officer, as the chief operating decision maker (“CODM”), organizes our company, manages resource allocations, and measures performance among two operating and reportable segments: Tellenger and Blockchain SCM.

Liquidity and Going Concern

During the year ended December 31, 2022, the Company generated a loss from operations of $18,777,608, which includes impairment charges of long-lived assets and goodwill at its Blockchain SCM segment totaling $10,223,083. As of December 31, 2022, the Company had net working capital of $329,771, excluding deferred acquisition consideration of $1,415,098 and including cash and cash equivalents of $731,081, and had an accumulated deficit of $31,190,801. As of December 31, 2022, the Company had availability of $575,000 under its bank line of credit. On March 17, 2023, the Company sold its GMI subsidiary to StealthPoint LLC for cash of $935,000, stock, and future cash payments contingent upon GMI revenues. See Note 19 for further information about this transaction. The cash consideration and the elimination of cash expenses from the Blockchain SCM segment provide additional short-term liquidity. However, we estimate that by the end of 2023 the Company will need to raise additional capital to meet its ongoing operating cash flow requirements as well as to grow its business either organically or through acquisition. The Company is evaluating strategic alternatives which include the potential merger or sale of the Company. There is no assurance that such activities will result in any transactions or provide additional capital, which creates substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date that the accompanying consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand, to meet its obligations as they become due. The Company’s consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. The accompanying consolidated financial statements include the accounts of WaveDancer, Inc. and its consolidated subsidiaries (collectively, the “Company,” “we” or “our”). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates due to uncertainties. On an ongoing basis, we evaluate our estimates, including those related to the allowance for credit losses; fair values of financial instruments, reporting units, intangible assets, and goodwill; useful lives of intangible assets and property and equipment; the valuation of stock-based compensation, the valuation of deferred tax assets and liabilities; and contingent liabilities, among others. We base our estimates on assumptions, both historical and forward looking, that are believed to be reasonable, and the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Revenue Recognition

See Note 2 for a detailed description of our revenue recognition policy.

Cash and Cash Equivalents

We consider all highly-liquid investments with maturities of ninety days or less at the time of purchase to be cash equivalents. Deposits are maintained with a federally insured bank. Balances at times exceed federally insured limits, but management does not consider this to be a significant concentration of credit risk.

Accounts Receivable

Our payment terms for accounts receivable vary by the types of our customers and the products or services offered. Typically, we invoice for services on a monthly basis, and we invoice for product sales upon delivery.

We maintain an allowance for credit losses for accounts receivable, which is recorded as an offset to accounts receivable, and changes in such are classified as general and administrative expense in the consolidated statements of operations. We assess collectability on an individual customer basis. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status and make judgments about the creditworthiness of customers based on ongoing credit evaluations. Our allowance for doubtful accounts as of December 31, 2022 and 2021 was immaterial.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over the lesser of the useful life or five years, purchased software is depreciated over the lesser of three years or the term of the license, and computer equipment is depreciated over three years. Leasehold improvements are amortized over the estimated term of the lease or the estimated life of the improvement, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. Gains and losses on dispositions are recorded in operations.

Software Development Costs

The Company capitalizes costs related to software developed or obtained for internal use in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software (“ASC 350-40”). The following illustrates the various stages and related processes of computer software development in accordance with ASC 350-40:

●

Preliminary project stage: (a) conceptual formulation of alternatives; (b) evaluation of alternatives; (c) determination of existence of needed technology; and (d) final selection of alternatives. Internal and external costs incurred during the preliminary project stage are expensed as incurred.

●

Application development stage: (a) design of chosen path, including software configuration and software interfaces; (b) coding; (c) installation to hardware; and (d) testing, including parallel processing phase. Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized.

●	Post-implementation-operation stage: (a) training; and (b) application maintenance. Internal and external costs incurred during the post-implementation-operation stage are expensed as incurred.

During 2022, the Company began to develop its Maverix blockchain SCM software which it marketed under a Software as a Service (“SaaS”) model, whereby, a customer would not take possession of the Company’s software; rather, the software would be accessed on an as-needed basis over the Internet.

Therefore, when the software is used to produce a product or in a process to provide a service to a customer, and the customer is not given the right to obtain or use the software, the related costs are accounted for in accordance with ASC 350-40. When a hosting arrangement includes multiple modules or components, capitalized costs are amortized on a module-by-module basis. When a module or component is substantially ready for its intended use, amortization begins, regardless of whether the overall hosting arrangement is being placed in service in planned stages. If the module’s functionality is entirely dependent on the completion of one or more other modules, then amortization does not begin until that group of interdependent modules is substantially ready for use.

Capitalized software development costs are included in property and equipment on the consolidated balance sheets, see Note 7.

Stock-Based Compensation

The Company’s stock-based compensation plans as of December 31, 2022 are described in Note 14 below. Total compensation expense related to these plans was $1,967,927 and $1,868,897 for the years ended December 31, 2022 and 2021, respectively, and is included in selling, general and administrative expenses on the consolidated statements of operations. The Company estimates the fair value of options granted using a Black-Scholes valuation model to establish the expense. When stock-based compensation is awarded, the expense is recognized ratably over the requisite service period. The Company recognizes forfeitures at the time the forfeiture occurs.

Income Taxes

Deferred tax assets and liabilities are computed based on the difference between the financial statement and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse. The Company expects that recent tax law changes contained in the Inflation Reduction Act and CHIPS Act will not have a material impact on its provision for income taxes. In addition, a valuation allowance is required to be recognized if it is believed more likely than not that a deferred tax asset will not be fully realized. Authoritative guidance prescribes a recognition threshold of more likely than not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those positions to be recognized in the financial statements. The Company continually reviews tax laws, regulations and related guidance in order to properly record any uncertain tax liabilities. See Note 12.

Loss Per Share

The Company’s loss per share calculation is based upon the weighted average number of shares of common stock outstanding. The dilutive effect of stock options, warrants, and other equity instruments are included for purposes of calculating diluted income per share, except for periods when the Company reports a net loss, in which case the inclusion of such equity instruments would be antidilutive. See Note 17.

Concentration of Credit Risk

During the year ended December 31, 2022, the Company’s prime contracts with U.S. government agencies represented 31.3% of revenue, subcontracts under federal procurements represented 65.4% of revenue, and 3.3% of revenue came from local government and commercial contracts. The terms of these contracts and subcontracts vary from single transactions to five years. Three subcontracts under federal procurements represented 26.0%, 15.8% and 10.3% of revenue, respectively. Revenue in our Tellenger operating segment from one prime contractor under which the Company has multiple subcontracts represented 39.9% of the Company’s revenue in aggregate.

During the year ended December 31, 2021, the Company’s prime contracts with U.S. government agencies represented 31.7% of revenue, subcontracts under federal procurements represented 66.4% of revenue, and 1.9% of revenue came from commercial contracts. The terms of these contracts and subcontracts vary from single transactions to five years. Three subcontracts under federal procurements represented 33.2%, 10.0% and 9.6% of revenue, respectively. Revenue in our Tellenger operating segment from one prime contractor under which the Company has multiple subcontracts represented 28.7% of revenue in aggregate.

The Company sold third-party software and maintenance contracts under agreements with one major supplier in 2022 and 2021, accounting for 22.3% and 29.3% of total revenue, respectively.

As of December 31, 2022, the Company’s accounts receivable included receivables from one prime contract and one subcontract under federal procurements that represented 26.5% and 25.8% of the Company’s outstanding accounts receivable, respectively. Receivables from one prime contractor under which the Company has multiple subcontracts represented 39.2% of the Company’s outstanding accounts receivable in aggregate.

As of December 31, 2021, the Company’s accounts receivable included receivables from two subcontracts under federal procurements that represented 52.6% and 19.6% of the Company’s outstanding accounts receivable, respectively. Receivables from one prime contractor under which the Company has multiple subcontracts represented 72.2% of the Company’s outstanding accounts receivable in aggregate.

Business Combinations

We include the results of operations of the businesses that we acquire as of the acquisition date. We allocate the purchase price of the acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. The Company amortizes identifiable intangible assets with finite lives over their respective estimate useful lives. Identifiable intangible assets that are subject to amortization are evaluated for impairment and the Company will periodically reassess the carrying value, useful lives, and classifications of all identifiable intangible assets. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Determining fair value of assets acquired and liabilities assumed requires management’s judgment, the utilization of independent valuation experts, and involves significant estimates and assumptions with respect to the timing and amount of future cash flows, discount rates, market prices, and asset lives, among other items. The judgments made in the determination of the estimated fair value assigned to the assets acquired and liabilities assumed and any noncontrolling interests in the investee, as well as the estimated useful life of each asset can materially impact the consolidated financial statements in periods after acquisition, such as through depreciation and amortization. See Note 8.

Intangibles and Goodwill

The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, Goodwill – Intangibles and Other (“ASC 350”) and has concluded that it has two operating segments, which are also its two reporting units for purposes of goodwill impairment testing. Goodwill is not amortized but instead tested for impairment (i) on at least an annual basis and (ii) when changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit may be below its carrying value. These circumstances include, but are not limited to, significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period of time; and changes in the Company’s planned revenue or earnings. Management evaluates the recoverability of the Company’s goodwill annually on October 31 or more often as events or circumstances indicate the fair value of a reporting unit is below its carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the reporting unit carrying amount exceeds the estimated fair value of the reporting unit.

Management evaluates the recoverability of the Company’s indefinite-lived intangible assets (tradenames) annually on October 31, or more often when events or circumstances indicate a potential impairment exists.

Management evaluates the recoverability of the Company’s finite-lived intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets or asset groups that contain those assets. If impairment is indicated based on a comparison of an asset group’s carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

As discussed further in Note 6, during 2022 we recognized goodwill and long-lived asset impairment charges related to our Blockchain SCM unit of $6,460,168 and $3,762,915, respectively, which are separately identified in our consolidated statements of operations.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU requires companies to measure contract assets and contract liabilities from contracts acquired in a business combination in accordance with ASC Topic 606 on the acquisition date. We early adopted the ASU as of January 1, 2022 and will apply it prospectively to future acquisitions. The adoption of this accounting standard had no impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2022.

No other recently issued accounting pronouncements are expected to have a material effect on our consolidated financial statements.

Note 2.         Revenue Recognition

Revenue is recognized when all the following steps have been taken and criteria met for each contract:

●

Identification of the contract, or contracts, with a customer - A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform and, (iii) it determines that collection of substantially all consideration to which the Company will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

●

Identification of the performance obligations in the contract - Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

●

Determination of the transaction price - The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer adjusted for estimated variable consideration, if any. The Company typically estimates the transaction price impact of discounts offered to the customers for early payments on receivables or rebates based on sales target achievements. Constraints are applied when estimating variable considerations based on historical experience where applicable.

●

Allocation of the transaction price to the performance obligations in the contract - If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Company determines standalone selling price by considering available information such as historical selling prices of the performance obligation, geographic location, overall strategic pricing objective, market conditions and internally approved pricing guidelines related to the performance obligations.

●

Recognition of revenue when, or as, the Company satisfies performance obligations - The Company satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Nature of Products and Services

We generate revenue from the sales of information technology professional services, sales of third-party software licenses and implementation and training services, sales of third-party support and maintenance contracts based on those software products, and incentive payments received from third-party software suppliers for facilitating sales directly between that supplier and a customer introduced by the Company. In addition, with the GMI acquisition, we expanded our offerings to include licensing and implementation services for proprietary blockchain based SCM software. We sell through our direct relationships with end customers and under subcontractor arrangements.

Professional services are offered through several arrangements – through time and materials arrangements, fixed-price-per-unit arrangements, fixed-price arrangements, or combinations of these arrangements within individual contracts. Revenue under time and materials arrangements is recognized over time in the period the hours are worked or the expenses are incurred, as control of the benefits of the work is deemed to have passed to the customer as the work is performed. Revenue under fixed-price-per-unit arrangements is recognized at a point in time when delivery of units has occurred and units are accepted by the customer or are reasonably expected to be accepted. Generally, revenue under fixed-price arrangements and mixed arrangements is recognized either over time or at a point in time based on the allocation of transaction pricing to each identified performance obligation as control of each is transferred to the customer. For fixed-price arrangements under which documentary evidence of acceptance or receipt of deliverables is not present or withheld by the customer, the Company recognizes revenue when it has the right to invoice the customer. For fixed-price arrangements for which the Company is paid a fixed fee to make itself available to support a customer, with no predetermined deliverables to which transaction prices can be estimated or allocated, revenue is recognized ratably over time.

Third-party software licenses are classified as enterprise server-based software licenses or desktop software licenses, and desktop licenses are further classified by the type of customer and whether the licenses are bulk licenses or individual licenses. The Company’s obligations as the seller for each class differ based on its reseller agreements and whether its customers are government or non-government customers. Revenue from enterprise server-based sales to either government or non-government customers is usually recognized in full at a point in time based on when the customer gains use of the full benefit of the licenses, after the licenses are implemented. If the transaction prices of the performance obligations related to implementation and customer support for the individual contract is material, these obligations are recognized separately over time, as performed. Revenue for desktop software licenses for government customers is usually recognized on a gross basis at a point in time, based on when the customer’s administrative contact gains training in and beneficial use of the administrative portal. Revenue for bulk desktop software licenses for non-government customers is usually recognized on a gross basis at a point in time, based on when the customer’s administrative contact gains training in and beneficial use of the administrative portal. For desktop software licenses sold on an individual license basis to non-government customers, where the Company has no obligation to the customer after the third-party makes delivery of the licenses, the Company has determined it is acting as an agent, and the Company recognizes revenue upon delivery of the licenses only for the net of the selling price and its contract costs.

Third-party support and maintenance contracts for enterprise server-based software include a performance obligation under the Company’s reseller agreements for it to be the first line of support (direct support) and second line of support (intermediary between customer and manufacturer) to the customer. Because of the support performance obligations, and because the amount of support is not estimable, the Company recognizes revenue ratably over time as it makes itself available to provide the support.

Incentive payments are received under reseller agreements with software manufacturers and suppliers where the Company introduces and courts a customer, but the sale occurs directly between the customer and the supplier or between the customer and the manufacturer. Since the transfer of control of the licenses cannot be measured from outside of these transactions, revenue is recognized when payment from the manufacturer or supplier is received.

Disaggregation of Revenue from Contracts with Customers

	Year ended December 31, 2022		Year ended December 31, 2021
Contract Type	Amount	Percentage	Amount	Percentage
Services time & materials	$7,521,165	62.6%	$9,383,810	62.5%
Services firm fixed price	998,970	8.3%	367,229	2.4%
Services fixed price over time	407,611	3.4%	634,036	4.2%
Services combination	113,610	0.9%	92,940	0.6%
Services fixed price per unit	304,666	2.5%	114,263	0.8%
Third-party software	2,427,937	20.2%	4,245,730	28.2%
Software support & maintenance	142,891	1.2%	106,428	0.7%
Incentive payments	105,102	0.9%	89,068	0.6%
Total revenue	$12,021,952	100.0%	$15,033,504	100.0%

Contract Balances

Contract Assets

Contract assets consist of assets resulting when revenue recognized exceeds the amount billed or billable to the customer due to allocation of transaction price, and of amounts withheld from payment of invoices as a financing component of a contract. Changes in contract assets balances in 2022 and 2021 are as follows:

Balance at December 31, 2020	$210,668
Contract assets added	312,475
Revenue billed	(523,143)
Balance at December 31, 2021	-
Contract assets added	-
Revenue billed	-
Balance at December 31, 2022	$-

Contract Liabilities

Contract liabilities consist of amounts that have been invoiced and for which the Company has the right to bill, but that have not been recognized as revenue because the related goods or services have not been transferred. Changes in contract liabilities balances in 2022 and 2021 are as follows:

Balance at December 31, 2020	$946,884
Contract liabilities added	359,896
Revenue recognized	(1,119,945)
Balance at December 31, 2021	186,835
Contract liabilities added	439,230
Revenue recognized	(443,309)
Balance at December 31, 2022	$182,756

Revenue recognized during 2022 from the balance as of December 31, 2021 was $160,809, and revenue recognized during 2021 from the balance as of December 31, 2020 was $946,884.

Costs to Obtain or Fulfill a Contract

When applicable, the Company recognizes an asset related to the costs incurred to obtain a contract only if it expects to recover those costs and it would not have incurred those costs if the contract had not been obtained. The Company recognizes an asset from the costs incurred to fulfill a contract if the costs (i) are specifically identifiable to a contract, (ii) enhance resources that will be used in satisfying performance obligations in future and (iii) are expected to be recovered. There were no such assets as of December 31, 2022, and 2021. When incurred, these costs are amortized ratably over the expected life of the customer.

Deferred Costs of Revenue

Deferred costs of revenue consist of the costs of third-party support and maintenance contracts for enterprise server-based software, as well direct costs associated with contract deliverables for which control of the work product has not passed to the customer and contract revenue has not been recognized. These costs are reported under the prepaid expenses and other current assets caption on the Company’s consolidated balance sheets. The Company recognizes these direct costs ratably over time as it makes itself available to provide its performance obligation for software support, commensurate with its recognition of revenue. Changes in deferred costs of revenue balances during 2022 and 2021 are as follows:

Balance at December 31, 2020	$89,068
Deferred costs added - maintenance	228,010
Deferred costs added - deliverables	17,406
Deferred costs expensed	(180,266)
Balance at December 31, 2021	154,218
Deferred costs added - maintenance	223,148
Deferred costs expensed	(220,647)
Balance at December 31, 2022	$156,719

Note 3.         Segment Information

Prior to the acquisition of GMI and through June 30, 2022, we managed our business as a single operating segment. During the quarter ended September 2022, we reassessed our business strategy and our CODM changed his approach to managing the business and allocating resources. As a result, we determined that beginning July 1, 2022 we have two operating segments: Tellenger and Blockchain SCM. Tellenger provides professional services, primarily to U.S. government agencies, related to legacy software migration and modernization, developing web-based and mobile device solutions, including dynamic electronic forms development and conversion, and data analytics. The Blockchain SCM segment is an early-stage business focused on developing, marketing, and selling a SaaS supply chain management platform built on blockchain technology.

For the year ended December 31, 2022:

	Tellenger	Blockchain SCM	Corporate	Consolidated
Revenue	$11,023,982	$998,970	$-	$12,022,952
Depreciation and amortization	211,360	1,223,328	8,626	1,443,314
Other significant non-cash items:
Stock-based compensation	175,693	691,472	1,100,762	1,967,927
Change in fair value of contingent consideration	-	(930,000)	-	(930,000)
Impairment of long-lived assets	-	3,762,915	-	3,762,915
Goodwill impairment	-	6,460,168	-	6,460,168
Total other significant non-cash items	175,693	9,984,555	1,100,762	11,261,010
Operating income (loss)	$610,753	$(13,358,651)	$(6,029,710)	$(18,777,608)
Interest expense				(81,621)
Other income, net				7,107
Income tax benefit				1,098,284
Net loss				$(17,753,838)

Acquisition of property and equipment	$10,447	$498,425	$27,030	$535,902

For the year ended December 31, 2021:

	Tellenger	Blockchain SCM	Consolidated
Revenue	$15,033,504	$-	$15,033,504
Depreciation and amortization	167,332	69,266	236,598
Operating loss			$(2,627,149)
Interest expense			(37,325)
Other income, net			12,171
Gain on forgiveness of note payable			450,000
Income tax benefit			1,070,854
Net loss			$(1,131,449)

Acquisition of property and equipment			$69,754

Total assets for each operating segment as of December 31 are as follows:

	2022	2021
Tellenger	$4,000,760	$4,812,450
Blockchain SCM	2,500,000	13,159,805
Corporate	1,480,454	5,390,388
Consolidated	$7,981,214	$23,362,643

Note 4.         Leases

The Company has two significant operating leases, one for its headquarters offices in Fairfax, Virginia and one for additional office space in Annapolis, Maryland. The leases both commenced in 2021 and have original lease terms ranging from 37 to 67 months and rental rates escalate by approximately 2.5% annually under both leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use operating lease assets and operating lease liabilities in the Company’s consolidated balance sheets as of December 31, 2022 and 2021. The Company previously had an operating lease for its headquarters offices which expired on June 30, 2021 at the end of its 49-month fixed term.

As of December 31, 2022 and 2021, the Company does not have any sales-type or direct financing leases.

The Company’s operating lease asset represents its right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease agreement includes rental payments escalating annually for inflation at a fixed rate. These payments are included in the initial measurement of the operating lease liability and operating lease asset. The Company does not have any rental payments which are based on a change in an index or a rate that can be considered variable lease payments, which would be expensed as incurred.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictions or covenants.

The Company does not sublease any real estate to third parties.

As of December 31, 2022, our two operating leases had a weighted average remaining lease term of 34 months and a weighted average discount rate of 5.0%. Future lease payments under operating leases as of December 31, 2022 were as follows:

2023	$228,862
2024	174,721
2025	74,804
2026	70,220
Total lease payments	548,607
Less: discount	(41,487)
Present value of lease liabilities	$507,120

The total expense incurred related to its operating leases was $214,241 and $129,709 for the years ended December 31, 2022 and 2021, respectively, and is included in selling, general and administrative expenses on the consolidated statements of operations.

Note 5.         Receivables

Accounts receivable as of December 31, 2022 and 2021, consist of the following:

	2022	2021
Billed federal government	$1,573,407	$1,594,473
Billed commercial	56,152	-
Unbilled receivables	-	70,389
Accounts receivable	$1,629,559	$1,664,862

Billed receivables from the federal government include amounts due from both prime contracts and subcontracts where the federal government is the end customer. Unbilled receivables include short-term contract assets where billing cycles differ from calendar months, or a monthly fixed billing amount does not reflect the revenue earned in a given month. The accounts receivable balance as of December 31, 2020, was $1,442,231.

Note 6.         Fair Value Measurements

The Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities;
•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table represents the fair value hierarchy for the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$58,242	$-	$-	$58,242
Other liabilities:
Fair value of contingent consideration	$-	$-	$-	$-

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$1,600,663	$-	$-	$1,660,663
Other liabilities:
Fair value of contingent consideration	$-	$-	$930,000	$930,000

The following table reflects the change in fair value of our financial instruments measured at fair value on a recurring basis based on Level 3 inputs:

December 31, 2020	$-
Change in fair value	930,000
December 31, 2021	930,000
Change in fair value	(930,000)
December 31, 2022	$-

Money market funds are highly-liquid investments and are included in cash and cash equivalents on the consolidated balance sheets. The pricing information on these investment instruments is readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. See Note 8 for a discussion of the fair value of contingent consideration.

The carrying amounts of financial instruments such as accounts receivable and accounts payable approximate the related fair value due to the short-term maturities of these instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following table is a summary of gains and losses on assets measured at fair value on a nonrecurring basis:

	2022	2021
Impairment of long-lived assets
Intangible assets	$3,649,193	$-
Right of use assets	113,722	-
	3,762,915	-
Impairment of goodwill	6,460,168	-
Total	$10,223,083	$-

During the third quarter of 2022, our Gray Matters reporting unit, which is the same as our Blockchain SCM operating segment, experienced delays in receiving approval from its government customer of certain milestone achievements specified in our contract with that customer. This delay, in turn, resulted in a decline in the reporting unit’s estimated future cash flows. Accordingly, we performed an interim goodwill impairment test as of September 30, 2022, prior to our annual impairment test and the estimated fair value of the Gray Matters reporting unit was determined to be lower than its carrying value. In the third quarter of 2022, we recorded a non-cash pre-tax and after-tax charge of $2,254,624 to impair the carrying value of this reporting unit’s goodwill.

For our third quarter 2022 interim goodwill impairment testing, the fair value of the reporting unit was determined using an income approach based on a discounted cash flow (“DCF”) model which requires a complex series of judgments about future events and uncertainties and relies heavily on estimates of expected cash flows, an appropriate discount rate, and a terminal growth rate. Any changes in key assumptions, including failure to grow the revenue and improve the profitability of GMI, or other unanticipated events and circumstances, may affect such estimates. Fair value assessments of the reporting unit are considered a Level 3 measurement due to the significance of unobservable inputs developed using company specific information. The discount rate and terminal growth rate used in our 2022 third quarter interim impairment test for the Gray Matters reporting unit were 22.5% and 3.0%, respectively.

In December 2022, the Company entered into negotiations with the venture capital firm StealthPoint LLC (“SP”) whereby GMI would be spun-off into a stand-alone entity and SP would make a cash investment into the spun-off GMI. In January 2023, SP determined that a spin-off was not acceptable to them and on January 18, 2023 we executed a non-binding letter of intent to sell of the shares of GMI to an affiliate of SP (“Buyer”). While the Company continued to believe in the long-term commercial viability of its Blockchain SCM product, we also believed that GMI would continue to incur losses for a longer period than was originally estimated and would require additional cash investment before it could generate positive cash flow. As of December 31, 2022, we determined that the ongoing discussions with the investor and negotiations of potential value of our Gray Matters reporting unit are considered trigger events for purposes of evaluating the recoverability of that reporting unit and its associated goodwill.

The components of the consideration and methods for valuing them to determine the fair value of the Gray Matters reporting unit are as follows:

Consideration	Amount	Description and Valuation Methodology
Cash, net	$935,000	Cash at closing of $1 million less estimated value of transition services to be provided.
Buyer stock	581,000	Based on estimated post-money valuation of GMI after SP investment, applying a minority interest discount.
Contingent payments	682,000	Annual cash payments, over approximately seven years, up to a total of $4 million, equal to 5% of GMI’s net revenue. Applied a discount rate of 40.8% to projected revenue.
Net working capital	302,000	Carrying value approximates fair value.
Estimated fair value of reporting unit	$2,500,000

As a result of the December 31, 2022 impairment testing of the GMI reporting unit, we recorded a non-cash pre-tax charge for impairment of definite lived intangible assets of $3,649,193, which resulted in a deferred tax benefit of $910,147 and a non-cash pre-tax and after-tax charge of $4,205,544 to impair the remaining balance of goodwill, bringing the total goodwill impairment to $6,460,168 for 2022. We also recorded a non-cash pre-tax impairment charge of right of use assets of $113,722 which resulted in a deferred tax benefit of $16,116.

Note 7.         Property and Equipment

Property and equipment consist of the following as of December 31:

	2022	2021
Software development costs	$498,425	$-
Computer equipment and purchased software	365,874	328,397
Furniture and equipment	117,307	117,307
Leasehold improvements	7,438	7,438
Property and equipment, gross	989,044	453,142
Less: Accumulated depreciation	(391,628)	(347,886)
Property and equipment, net	$597,416	$105,256

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2022 and 2021, totaled $43,742 and $35,566, respectively. During 2022, we recorded $498,425 of capitalized internal use software development costs related to the Blockchain SCM segment and zero amortization of software development costs.

Note 8.         Business Combinations

Gray Matters, Inc.

Initial Acquisition in 2021

On December 10, 2021, the Company purchased all the issued and outstanding shares of Gray Matters, Inc. GMI provides supply chain management software designed to aggregate customer data into a single, interconnected, blockchain secured framework. The purchase price of $11,005,100 was composed of the following:

Net cash consideration	$7,240,100
Buyer common stock	1,500,000
Fair value of deferred consideration	1,335,000
Fair value of contingent consideration	930,000
Total	$11,005,100

Common stock consideration consisted of 436,481 shares of WaveDancer common stock valued at $1,500,000 as of the transaction closing date. The deferred consideration of $1,335,000 is the estimated present value as of the closing date of the $1,500,000 cash payment due to the selling shareholder of GMI (the “Seller”) on the second anniversary of the acquisition. We applied a discount rate of 6% reflecting our recent secured borrowing rate adjusted to include a premium for the unsecured status of the deferred consideration liability. Accretion of the liability will be recorded as interest expense. Contingent consideration has been estimated using a probability weighted average of possible outcomes, discounted to its net present value as of the acquisition date. We identified the set of possible outcomes and assigned probabilities to each by applying management judgment to the assumptions underlying the projections of 2022 revenue and gross profit. Under the terms of the purchase agreement, the Seller is eligible to receive from zero up to $4,000,000 of additional consideration, payable in cash, based on the amounts of revenue and gross profit achieved by GMI during the year ended  December 31, 2022. We estimated that the outcomes to apply a probability weighting to range from $500,000 to $1,500,000, with an outcome of $1,000,000 given the highest probability weighting. The undiscounted probability weighted outcome was determined to be $1,000,000 and was discounted back to its present value of $930,000 as of December 31, 2021. We applied a discount rate of 6% reflecting our recent secured borrowing rate adjusted to include a premium for the unsecured status of the contingent consideration liability. The contingent consideration liability will be remeasured at fair value at the end of each reporting period and any changes in the fair value will be reported in the consolidated statements of operations until the liability is settled.

The Company incurred $246,045 of legal, valuation, accounting, consulting, and other fees related to the GMI acquisition, and these costs are included in acquisition costs in the consolidated statement of operations. Goodwill was attributable to human capital related intangible assets like the value of the acquired assembled workforce and strategic and enterprise related intangible assets including growth opportunities that were not reportable separately from goodwill. The transaction did not result in a step-up in tax basis and the Company carried over the legacy tax basis of $0 for all intangibles. Neither the intangible assets nor goodwill recorded for financial reporting purposes generates deductible amortization for tax purposes. The consolidated statement of operations includes no revenues and $165,633 net loss from December 10 through December 31, 2021 related to the GMI acquisition.

The purchase price for GMI was allocated as follows:

	Useful Lives (years)	Amounts	Valuation Methodology
Cash		$20,235
Fixed assets		8,902
Intangible assets with estimated useful lives:
Technology	5	2,900,000	Replacement cost and relief from royalty
Customer relationships	6	3,860,000	Multi-period excess earnings
Goodwill		4,560,099
Total assets acquired		11,349,236
Current liabilities		(344,136)
Net assets acquired		$11,005,100

Goodwill also arose from recognizing deferred tax liabilities from recording in the purchase accounting intangible assets that are amortizable for financial reporting but not for income tax purposes. We recorded goodwill of $1,900,069 for this timing difference which, when added to the $4,560,099 of purchase price allocation, resulted in total goodwill of $6,460,168 from the acquisition of GMI.

2022 Developments

We remeasured the contingent consideration liability as of December 31, 2022 and determined that the undiscounted probability weighted outcome had decreased to zero and we reduced the contingent consideration liability amount to zero with a corresponding pick up of $930,000 non-cash income for the year ended December 31, 2022. As discussed in Note 6, in 2022 we recorded impairment charges related to the technology and customer relationships assets of $1,526,564 and $2,122,629, respectively, and goodwill impairment charges of $6,460,168, which reduced the carrying value of goodwill to zero as of December 31, 2022. As discussed in Note 19, on March 17, 2023 the Company sold all the issued and outstanding shares of GMI.

Tellenger, Inc.

On April 7, 2021, the Company purchased all of the issued and outstanding shares of stock of Tellenger, Inc. (“Tellenger”). Tellenger is primarily engaged in providing professional services related to cybersecurity, cloud computing, and data analytics. Tellenger’s customers include U.S. government agencies, either as a prime contractor or sub-contractor, as well as several national not-for-profit organizations. The purchase price of $2,515,357 was paid with $2,315,357 of cash and 68,264 shares of Company common shares valued at $200,000 as of the transaction closing date. The value of the shares was determined by the closing price as of the transaction date. The Company incurred $165,827 of legal, valuation and other fees related to the Tellenger acquisition, and these costs are included in acquisition costs in the consolidated statement of operations. Goodwill is attributable to human capital related intangible assets like the value of the acquired assembled workforce and strategic and enterprise related intangible assets including growth opportunities that are not reportable separately from goodwill. Goodwill also arises from recognizing deferred tax liabilities from intangible assets that are amortizable for financial reporting but not for income tax purposes. The transaction did not result in a step-up in tax basis and neither the intangible assets nor goodwill recorded for financial reporting purposes results in deductible amortization for tax purposes. The consolidated statement of operations includes $2,446,607 of revenues and $167,721 of net income from April 7 through December 31, 2021.

The purchase price for Tellenger was allocated as follows:

	Useful Lives (years)	Amounts	Valuation Methodology
Cash		$81,473
Accounts receivable		611,471
Other current assets		6,338
Intangible assets with estimated useful lives:
Customer relationships	8	1,090,000	Replacement cost and relief from royalty
Non-compete agreements	3	120,000	Multi-period excess earnings
Intangible assets with indefinite lives:
Trade names		280,000
Goodwill		785,000
Total assets acquired		2,974,282
Current liabilities		(458,925)
Net assets acquired		$2,515,357

Goodwill also arises from recognizing deferred tax liabilities from recording in the purchase accounting intangible assets that are amortizable for financial reporting but not for income tax purposes. We recorded goodwill of $340,101 for this timing difference which, when added to the $785,000 of purchase price allocation, resulted in total goodwill of $1,125,101 from the acquisition of Tellenger.

Supplemental Combined Pro Forma Information

The following unaudited pro forma financial information presents combined results of operations for the periods presented as if the acquisitions of both Tellenger and Gray Matters had been completed on January 1, 2021. The pro forma information includes adjustments to amortization expense for the intangible assets acquired and interest expense for the additional debt used to partially fund the Tellenger acquisition.

The pro forma data are for informational purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisitions of both Tellenger and Gray Matters occurred on January 1, 2021, or the results of future operations of the combined business. For instance, planned or expected operational synergies following the acquisition are not reflected in the pro forma information. Consequently, actual results will differ from the unaudited pro forma information presented below. Pro forma results for 2021 have been adjusted to exclude $496,027 of legal, valuation and other transaction expenses directly related to the acquisitions.

	2022	2021
Revenues	$12,022,952	$16,789,286
Net loss	$(17,753,838)	$(3,012,182)

Note 9.         Intangible Assets and Goodwill

The following table summarizes our intangible assets as of December 31, 2022 and 2021 and the changes during 2022:

	Weighted Average Useful Life (Years)	December 31, 2021	Additions	Impairment	December 31, 2022
Intangible assets with estimated useful lives
Technology	5.0	$2,900,000	$-	$(1,526,564)	$1,373,436
Customer relationships	6.4	4,950,000	-	(2,122,629)	2,827,371
Non-compete agreements	3.0	120,000	-	-	120,000
Accumulated amortization		(201,032)	(1,399,572)	-	(1,600,604)
Sub-total		7,768,968	(1,399,572)	(3,649,193)	2,720,203
Intangible assets with indefinite lives
Trade names	Indefinite	280,000	-	-	280,000
Net identifiable intangible assets		$8,048,968	$(1,399,572)	$(3,649,193)	$3,000,203

As of December 31, 2022, expected amortization expense relating to purchased intangible assets for each of the next five years and thereafter is as follows:

2023	$578,088
2024	548,151
2025	538,092
2026	537,846
2027	347,538
Thereafter	170,488
Total	$2,720,203

Information regarding our goodwill for each operating segment is as follows:

	Tellenger	Blockchain SCM	Consolidated
Goodwill, gross
Balance at December 31, 2021	$1,125,101	$6,460,168	$7,585,269
Additions	-	-	-
Balance at December 31, 2022	1,125,101	6,460,168	7,585,269

Cumulative impairment loss
Balance at December 31, 2021	-	-	-
Impairment expense	-	(6,460,168)	(6,460,168)
Balance at December 31, 2022	-	(6,460,168)	(4,210,168)

Goodwill, net
Balance at December 31, 2021	$1,125,101	$6,460,168	$7,585,269
Balance at December 31, 2022	$1,125,101	$-	$1,125,101

See Note 6 for details on the impairments to intangible assets and goodwill recorded for the year ended December 31, 2022.

Note 10.         Revolving Lines of Credit

On September 30, 2022, the Company entered a revolving line of credit with Summit Community Bank (“Summit”) that provided for on-demand or short-term borrowings of up to $1,000,000 at a variable interest rate equal to the prime rate as published in The Wall Street Journal, with a minimum rate of 3.99% and a maximum rate of 20.00%, and subject to a borrowing base calculated using outstanding accounts receivable. Borrowings under the line of credit are secured by the assets of the Company. As of December 31, 2022, there was $425,000 outstanding and $575,000 of borrowing availability under this line of credit and the interest rate in effect was 7.5%.

As of December 31, 2022, the fair value of debt outstanding on our revolving line of credit approximates its carrying value due to the short term nature of the facility.

On April 16, 2021 the Company entered into a revolving line of credit with Summit Community Bank (“Summit”) that provides for on-demand or short-term borrowings of up to $1,000,000 at a variable interest rate equal to the greater of 3.25% or the prime rate as published in The Wall Street Journal, and subject to a borrowing base calculated using outstanding accounts receivable. Borrowings under the line of credit are secured by the assets of the Company. The line expired on April 16, 2022. As of December 31, 2021, there was no outstanding balance under this line of credit.

The Company previously had a revolving line of credit with another bank (“prior LOC”) providing for demand or short-term borrowings of up to $1,000,000 at an interest rate of the greater of 4.0% or LIBOR +3.5%. The prior LOC originally was due to expire on July 31, 2021 and was secured by the assets of the Company. The Summit line of credit was used to pay off the prior LOC and it was closed on May 3, 2021.

Note 11.         Notes Payable

Paycheck Protection Program (“PPP”) Loan

On April 20, 2020, we were granted a PPP loan in the amount of $450,000. During 2021, we applied for forgiveness of the full amount of the loan including interest and on October 13, 2021 our application for forgiveness was approved. The loan forgiveness is included in the ‘Other income (expense)’ section of the consolidated statements of operations as ‘Gain on forgiveness of note payable’.

There were no outstanding notes payable balances as of December 31, 2022 and 2021.

Summit Community Bank Loan

On April 16, 2021, we entered into a $1 million term loan agreement with Summit Community Bank. The term of the loan was two years with monthly installments comprising a fixed principal amount plus interest accruing at a fixed rate of 4.89%. The loan was collateralized by a security interest in substantially all the assets of the Company. On December 30, 2021, we fully repaid the outstanding balance of the loan.

Note 12.         Income Taxes

Income tax expense for the years ended December 31, 2022 and 2021 consists of the following:

	2022	2021
Current income tax (expense) benefit
Federal	$(2,533)	$-
State & Local	(7,566)	(1,813)
	(10,099)	(1,813)
Deferred income tax (expense) benefit
Federal	723,041	973,918
State & Local	385,342	98,749
	1,108,383	1,072,667
Income tax benefit	$1,098,284	$1,070,854

The provision for income taxes is at an effective rate different from the federal statutory rate due principally to the following:

	2022	2021
Loss before taxes	$(18,852,122)	$(2,202,303)
Income tax benefit at federal statutory rate	$3,957,892	$462,484
State income tax benefit, net of federal benefit	379,365	97,318
Permanent Differences	(1,313,947)	(111,237)
Net Operating Loss ("NOL") expirations	(12,431)	-
Other	163,945	19,485
Federal valuation allowance	(2,076,540)	602,804
Income tax benefit	$1,098,284	$1,070,854

Deferred Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities were as follows:

	2022	2021
Deferred tax assets
Net operating losses	$2,649,902	$547,035
Stock-based compensation	743,915	428,072
Accrued commissions	17,836	50,047
Accrued vacations	46,665	41,331
Fixed assets	1,509	-
Other	28,025	-
Deferred tax assets before valuation allowance	3,487,852	1,066,485
Valuation allowance	(2,793,271)	-
Net deferred tax assets	694,581	1,066,485
Deferred tax liabilities
Intangible Assets	(753,702)	(2,185,281)
Fixed Assets	-	(3,434)
Other	-	(45,274)
Deferred tax liabilities	(753,702)	(2,233,989)
Net deferred tax liabilities	$(59,121)	$(1,167,504)

The Company has net operating loss carryforwards of approximately $9.4 million, of which $1.3 million will expire, if unused, between the years 2023 and 2037. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets.

The Company has analyzed its income tax positions using the criteria required by U.S. GAAP and concluded that, as of December 31, 2022 and 2021, it has no material uncertain tax positions and no interest and penalties have been accrued. The Company has elected to recognize any estimated penalties and interest on its income tax liabilities as a component of its provision for income taxes.

Our income tax returns are subject to examination by income taxing authorities in all jurisdictions for which we file tax returns, generally for three years after each return was filed, but extending to years from which net operating loss carryforwards are utilized to reduce current year taxes. We are not currently under audit in any jurisdiction.

Note 13.         401(k) Plans

We have two 401(k) Savings Plans that qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Under these 401(k) Plans, matching contributions are based upon the amount of the employees’ contributions subject to certain limitations. We recognized expense of $195,367 and $85,199 for the years ended December 31, 2022 and 2021, respectively, which is included in cost of professional fees and selling, general and administrative expenses on the consolidated statements of operations.

Note 14.         Stock-Based Compensation

We have three stock-based compensation plans. The 2006 Stock Incentive Plan was adopted in 2006 (“2006 Plan”) and had options granted under it through April 12, 2016. The 2016 Stock Incentive Plan (“2016 Plan”) was adopted in 2016 (“2016 Plan”) and had options granted under it through November 15, 2021. On October 11, 2021, the Board of Directors approved the 2021 Stock Incentive Plan (“2021 Plan”) and on December 2, 2021, our shareholders approved the plan.

The Company recognizes compensation costs for those shares expected to vest on a straight-line basis over the requisite service period of the awards. The fair values of option awards granted in 2022 and 2021 were estimated using the Black-Sholes option pricing model under the following assumptions:

	2022			2021
Risk-free interest rate	1.88%	-	4.26%	0.46%	-	.26%
Dividend yield		0%			0%
Expected term (in years)	3.25	–	6	2.5	–	5
Expected volatility	45.8%	-	48.1%	46.0%	-	92.0%

Determining the assumptions for the expected term and volatility requires management to exercise significant judgment. The expected term represents the weighted-average period that options granted are expected to be outstanding giving consideration to vesting schedules. Since the Company does not have an extended history of actual exercises, the Company has estimated the expected term using a simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. Given the limited public market for the Company’s stock, the Company has elected to estimate its expected volatility by benchmarking its volatility to that of several public company issuers that operate within its market segment. The guideline companies’ volatility was increased by a size adjustment premium to compensate for the difference in size between the guideline companies and the Company in its calculation.

2021 Stock Incentive Plan

The 2021 Plan became effective October 11, 2021 and expires October 11, 2031. The 2021 Plan provides for the granting of equity awards to key employees, including officers and directors. The maximum number of shares for which equity awards may be granted under the 2021 Plan is 5,000,000. Options under the 2021 Plan expire no later than ten years from the date of grant or after prescribed periods of time after employment ceases, whichever comes first, and vest over periods determined by the Board of Directors. The minimum exercise price of each option is the fair market value of the Company’s stock on the date of grant. Under the Plan, fair market value means the average of the reported high and low sale prices of our common stock on the Nasdaq Stock Market. As of December 31, 2022 and 2021, there were 3,507,000 and 1,590,000, respectively, of outstanding unexpired options issued under the 2021 Plan, of which 1,295,000 and 1,000,000, respectively, were exercisable, and there were 1,458,000 and 3,410,000, respectively, options available to be granted.

2016 Stock Incentive Plan

The 2016 Plan became effective June 1, 2016 and expires April 4, 2026. The 2016 Plan provides for the granting of equity awards to key employees, including officers and directors. The maximum number of shares for which equity awards may be granted under the 2016 Plan is 1,000,000. Options under the 2016 Plan expire no later than ten years from the date of grant or after prescribed periods of time after employment ceases, whichever comes first, and vest over periods determined by the Board of Directors. The minimum exercise price of each option is the quoted market price of the Company’s stock on the date of the grant. As of December 31, 2022 and 2021, there were 773,500 and 940,500 options, respectively, of outstanding unexpired options under the 2016 Plan, of which 629,750 and 578,000 were exercisable, respectively. No additional options may be granted under the 2016 Plan.

2006 Stock Incentive Plan

The 2006 Plan became effective May 18, 2006, and expired April 12, 2016. The 2006 Plan provides for the granting of equity awards to key employees, including officers and directors. The maximum number of shares for which equity awards could be granted under the 2006 Plan was 1,950,000. Options under the 2006 Plan expire no later than ten years from the date of grant or after prescribed periods of time after employment ceases, whichever comes first, and vested over periods determined by the Board of Directors. There were 272,000 and 374,000 outstanding unexpired options remaining from the 2006 Plan as of December 31, 2022 and 2021, respectively, all of which were exercisable.

The status of the options issued under the foregoing option plans as of December 31, 2022 and 2021, and changes during the years then ended were as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	1,395,000	$0.31	4 years, 5 months	$1,591,223
Granted	1,982,500	4.48
Exercised	(453,000)	0.21
Expired	(20,000)	0.17
Outstanding at December 31, 2021	2,904,500	$3.17	4 years, 11 months	$5,195,253
Granted	1,952,000	2.82
Exercised	(264,000)	0.28
Expired	(5,000)	0.35
Forfeited	(35,000)	1.30
Outstanding at December 31, 2022	4,552,500	3.21	6 years, 5 months	$95,397
Exercisable at December 31, 2022	2,196,750	$3.31	4 years, 4 months	$95,397

The total intrinsic value of options exercised in the years ended December 31, 2022 and 2021 was $756,888 and $1,179,855, respectively.

Nonvested stock option awards as of December 31, 2022 and 2021, and changes during the years then ended were as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2020	235,000	$0.64	$0.36
Granted	1,982,500	4.48	1.55
Vested	(1,265,000)	4.07	1.35
Nonvested at December 31, 2021	952,500	$4.08	$1.51
Granted	1,952,000	2.82	1.36
Vested	(513,750)	3.90	1.47
Forfeited	(35,000)	1.30	0.62
Nonvested at December 31, 2022	2,355,750	$3.11	$1.32

As of December 31, 2022, unrecognized compensation cost associated with non-vested share-based employee and non-employee compensation totaled $1,709,838, which is expected to be recognized over a weighted average period of 9.5 months.

Note 15.         Common Stock Purchase Agreement

On July 8, 2022, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to the Purchase Agreement, subject to certain limitations and conditions, the Company has the right, but not the obligation, to sell to B. Riley up to $15,000,000 of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from time to time. Sales of Common Stock to B. Riley under the Purchase Agreement, and the timing of any such sales, are solely at the Company’s option, and the Company is under no obligation to sell any securities to B. Riley under the Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement with the Securities Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by B. Riley of up to 4,500,000 shares of Common Stock that the Company may issue or elect, in the Company’s sole discretion, to issue and sell to B. Riley, from time to time under the Purchase Agreement. We issued 119,780 common shares valued at $150,000 to B. Riley as a commitment fee. The cost of the shares is included in prepaid expenses and other current assets on the condensed consolidated balance sheet and will be charged to additional paid in capital as shares are sold under the ELOC. As of December 31, 2022, no shares have been sold to B. Riley under the Purchase Agreement.

Note 16.         Private Offerings of Common Stock

In August 2022 the Company sold 1,572,506 unregistered shares of its common stock in a private offering at a price of $1.20 per share from which it raised aggregate gross proceeds of $1,887,000.

In March 2021, the Company sold 330,666 unregistered shares of its common stock in a private offering at a price of $1.50 per share from which it raised aggregate gross proceeds of $495,999.

In August 2021, the Company sold 1,400,000 units at a price of $2.00 per unit, each unit consisting of one unregistered share of common stock and one warrant exercisable at $3.00 for one share of common stock, in a private offering from which it raised aggregate gross proceeds of $2,800,000. The warrants expire on August 31, 2026. 1,400,000 shares of common stock issuable upon exercise of warrants in connection with the offering have been reserved for issuance.

In December 2021, the Company sold 3,289,526 units at a price of $3.04 in a private offering from which it raised $10,000,000 resulting in the issuance of a like number of shares of common stock and Series A warrants exercisable for 657,933 shares of common stock. The warrants are exercisable at a price of $4.50 per share, with the warrants exercisable from January 1, 2023 through December 31, 2026. If the shares underlying the warrants are not registered when the warrants become exercisable, the warrants can be exercised on a cashless basis. The warrants are subject to mandatory exercise if, commencing January 1, 2024, the volume weighted average price per share for 10 consecutive trading days equals or exceeds $12.50.

The total offering costs associated with the sales of unregistered shares of common stock in 2022 and 2021 were not material.

The shares in the private offering transactions in August of 2022 are unregistered and subject to a six-month holding period under SEC Rule 144 before the securities are able to be sold in the public market.

The shares in the private offering transactions in August and December of 2021 were unregistered and were subject to a six-month holding period under SEC Rule 144 before the securities were able to be sold in the public market. The warrants are also exercisable for unregistered shares and are freely transferable after six months from their issuance. The shares underlying the warrants must be held for a period of at least six months if exercised for cash. If exercised on a cashless basis, the shares can be freely traded once the holding period of the warrants and the shares is at least six months combined. The warrants are freestanding securities that are separately exercisable and legally detachable from the common shares and have been classified as equity in accordance with ASC Topic 480, Distinguishing Liabilities from Equity. The proceeds from the offerings in August and December of 2021 were allocated using the relative fair value method as follows:

	Common	Paid-In
	Stock	Capital	Total
August 2021
Unregistered shares	$14,000	$2,142,000	$2,156,000
Warrants	-	644,000	644,000
Total	$14,000	$2,786,000	$2,800,000
December 2021
Unregistered shares	$32,895	$9,295,105	$9,328,000
Warrants	-	672,000	672,000
Total	$32,895	$9,967,105	$10,000,000

Note 17.         Loss Per Share

Basic loss per share excludes dilution and is computed by dividing the loss attributable to common shareholders by the weighted-average number of shares outstanding for the period. Diluted (loss) income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, except for periods when the Company reports a net loss, because the inclusion of such items would be antidilutive. The antidilutive effect of 841,724 and 692,312 shares from stock options and 75,371 and 39,847 shares from warrants were excluded from diluted shares for the years ended December 31, 2022 and 2021, respectively.

Note 18.        Financial Statement Captions

The following table summarizes the Company’s prepaid expenses and other current assets as of December 31, 2022 and 2021:

	2022	2021
Licenses and subscriptions	$196,277	$43,146
Stock issuance costs	150,000	-
Prepaid insurance	96,168	72,800
Deferred costs of software sales	-	154,218
Other	-	6,826
Total	$442,445	$276,990

The following table summarizes the Company’s other current liabilities as of December 31, 2022 and 2021:

	2022	2021
Legal and professional fees	$190,200	$144,486
Cost of professional services	45,762	-
Cost of software sales	19,180	7,652
Interest expense	1,195	1,002
Other	27,160	50,940
Total	$283,497	$204,080

Note 19.         Subsequent Event

On March 17, 2023, the Company entered into and closed a Stock Purchase Agreement with Gray Matters Data Corp. (“GMDC”), a company newly formed by StealthPoint LLC, a San Francisco based venture fund, under which the Company sold all of the shares of its subsidiary, Gray Matters, Inc. In exchange for this sale, the Company received shares of common stock of GMDC representing on a primary share basis, assuming the conversion of the Series A preferred referenced below, approximately a 19.9% interest in GMDC after completion of its initial anticipated fund raising, cash consideration of approximately $935,000 and contingent annual payments equal to five percent (5%) of the purchaser’s GAAP based revenue through December 31, 2029 attributable to the purchaser’s blockchain-enabled digital supply chain management platform and associated technologies. The equity interest StealthPoint and other GMDC investors, other than WaveDancer, are receiving is in the form of Series A non-participating convertible preferred stock having a one-time liquidation preference and no cumulative dividends. In addition, the Company and GMDC entered into a transition services agreement whereby the Company will continue to provide certain administrative services for GMI. The value of these services is estimated to be $65,000 which was paid by GMDC at closing and is not subject to adjustment. The total cash paid at closing was $1,000,000. The Company also has the right to appoint a designee to GMDC’s board of directors and a right to co-invest in the anticipated Series B preferred stock financing round which GMDC intends to consummate in the future. The Stock Purchase Agreement contains customary representations, warranties, indemnities, and covenants.

FIREFLY NEUROSCIENCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2023 (Unaudited)	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$893	$58
Other receivables	42	19
Prepaid expenses	12	6
Total current assets	947	83
Non-current assets
Long term deposits	52	52
Total non-current assets	52	52
TOTAL ASSETS	$999	$135

LIABILITIES
Current liabilities
Trade payables	$432	$420
Related party payable	177	177
Accrued liabilities	844	740
Deferred revenue	459	909
Total current liabilities	1,912	2,246
TOTAL LIABILITIES	1,912	2,246

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS’ DEFICIT
Shares of common stock, $0.00001 par value: 2,470,000,000 shares authorized at September 30, 2023 and December 31, 2022; 2,552,744 issued and outstanding at September 30, 2023 and December 31, 2022	-	-
Preferred shares, $0.00001 par value, 30,000,000 shares authorized at September 30, 2023 and December 31, 2022; no shares issued and outstanding at September 30, 2023 and December 31, 2022	-	-
Additional paid-in capital	74,519	71,795
Accumulated deficit	(75,432)	(73,906)
TOTAL SHAREHOLDERS’ DEFICIT	(913)	(2,111)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$999	$135

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Nine months ended
	September 30,
	2023	2022

REVENUE	$479	$-

OPERATING EXPENSES:
Research and development expenses, net	712	947
Selling and marketing expenses	399	447
General administration expenses	879	1,098
Impairment loss on equipment	-	79
TOTAL OPERATING EXPENSES	1,990	2,571

OPERATING LOSS	(1,511)	(2,571)

OTHER (INCOME) EXPENSE
Interest, bank fees and loan fees	13	526
Loss on extinguishment of debt	-	59
Other (Income) expenses	2	(169)
LOSS BEFORE INCOME TAX	(1,526)	(2,987)

Income tax provision	-	-

NET LOSS	$(1,526)	$(2,987)

BASIC AND DILUTED LOSS PER SHARE	(0.05)	(3.03)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING, BASIC	29,646,289	984,858

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(IN THOUSANDS, EXCEPT SHARE DATA)

	Preferred shares			Shares of common stock
	Number of Shares	Number of shares to be issued	Amount	Number of shares	Number of shares to be issued	Amount	Additional paid-in capital	Accumulated deficit	Total Shareholders’ deficit
BALANCE AT DECEMBER 31, 2022	-	-	-	2,552,744	-	-	$71,795	$(73,906)	$(2,111)
Common Stock Private Placement	-	-	-	-	32,536,386	-	133	-	133
Series B Preferred Stock offering	-	12,035,633	-	-	-	-	2,214	-	2,214
Units offering	-	117,187	-	-	-	-	150	-	150
Share-based compensation expense	-	-	-	-	-	-	226	-	226
Shares of common stock issued	-	-	-	-	284,964	-	1	-	1
Net loss	-	-	-	-	-	-	-	(1,526)	(1,526)
BALANCE AT SEPTEMBER 30, 2023	-	12,152,820	-	2,552,744	32,821,350	-	$74,519	$(75,432)	$(913)

BALANCE AT DECEMBER 31, 2021	816,229,456	-	$2,429	1,508	-	-	$61,888	$(67,331)	$(3,014)
Series A Preferred Stock issued	10,000,000	-	3	-	-	-	37	-	40
Converted to shares of common stock	(826,229,456)	-	(2,432)	1,101,764	-	-	2,432	-	-
Debt conversion	-	-	-	1,394,475	-	-	4,021	-	4,021
Warrant issued	-	-	-	-	-	-	321	-	321
Share-based compensation expense	-	-	-	-	-	-	24	-	24
Stock dividend paid	-	-	-	3,715	-	-	2,786	(2,786)	-
Net loss	-	-	-	-	-	-	-	(2,987)	(2,987)
BALANCE AT SEPTEMBER 30, 2022	-	-	-	2,501,462	-	-	$71,509	$(73,104)	$(1,595)

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(IN THOUSANDS)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,526)	$(2,987)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	-	14
Net gain from sale of equipment	-	(87)
Share-based compensation expense	226	24
Shares of common stock issued	1	-
Non-cash interest on convertible debt	-	460
Loss on extinguishment of debt	-	59
Changes in non-cash operating assets and liabilities:
Change in other receivables	(23)	20
Change in prepaid expense	(6)	(5)
Change in trade payables	12	(135)
Change in accrued liabilities	104	(103)
Change in deferred revenue	(450)	300
Net cash used in operating activities	$(1,662)	$(2,440)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	-	262
Net cash provided by investing activities	-	262

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of convertible debt	-	1,751
Proceeds from sale of shares	2,497	40
Net cash provided by financing activities	2,497	1,791
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	835	(387)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF PERIOD	58	653
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	$893	$266

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1: BUSINESS DESCRIPTION

Nature of organization and business

Firefly Neuroscience, Inc. (the “Company”) and its wholly owned subsidiaries Firefly Neuroscience Ltd. (formerly known as Elminda Ltd.), Elminda 2022 Inc., a Delaware corporation (formerly known as Elminda Inc.). and Elminda Canada Inc., a Canadian corporation, are engaged in the development, marketing and distribution of medical devices and technology allowing high resolution visualization and evaluation of the complex neuro-physiological interconnections of the human brain.

Firefly Neuroscience Ltd. was initially incorporated and commenced its operations as a development company in 2006 under the laws of the State of Israel, and in May 2014, initiated its USA marketing and distribution activity through Elminda 2022 Inc.

In July 2014, the U.S. Food and Drug Administration (“FDA”) cleared Firefly Neuroscience Ltd. Brain Network Analytics’ (BNA™) product for marketing in the USA. On September 11, 2014, the Company received the Conformity European (“CE”) approval for BNA™ allowing use in Europe.

Reorganization

Name change and corporate restructure

Elminda Inc. was incorporated in the State of Delaware on April 21, 2022.

On July 5, 2022, Elminda Ltd. became a subsidiary of Elminda Inc. via a share exchange agreement wherein Elminda Inc. issued shares to shareholders of Elminda Ltd. against shares of Elminda Ltd. (the “Flip Transaction”).

On September 15, 2022 and October 24, 2022 management changed the name from Elminda Inc. and Elminda Ltd. to Firefly Neuroscience Inc. and Firefly Neuroscience Ltd., respectively.

Shareholder Restructuring

On January 27, 2022, holders of shares of outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock of Firefly Neuroscience Ltd. voted to convert their shares of preferred stock into shares of common stock of Firefly Neuroscience Ltd. Upon completion of the transaction, Firefly Neuroscience Ltd. had 1,085,605 shares of common stock and 3,198,421 shares of Series A Preferred Stock outstanding.

On May 24, 2022, holders of the majority of shares of common stock Firefly Neuroscience Ltd. voted to exchange their shares on a 1-1 basis for shares in the newly incorporated Firefly Neuroscience, Inc.

In connection with the Flip Transaction, on July 5, 2022, (a) Firefly Neuroscience, Inc. became (i) an issuer of 1,085,605 shares of common stock of Firefly Neuroscience Ltd., and (ii) in accordance with a “bring along” provision of the Firefly Neuroscience Ltd. Bylaws, an issuer of 3,198,421 shares of Series A Preferred Stock of Firefly Neuroscience Ltd. and (c) and in accordance with the dividend rights provisions of the Firefly Neuroscience Ltd. Bylaws, 3,715 common share dividends were issued to holders of Series A Preferred Stock.

The original shareholders of Firefly Neuroscience Ltd. remain in control of the new group. The comparative financial information reflects the balances and transactions of the previous group whereas the current year information is consolidated under Firefly Neuroscience, Inc. as supported by the common control transaction guidance.

On November 23, 2022, Firefly Neuroscience, Inc. completed a reverse share split on a ratio of 1:750. These unaudited condensed consolidated financial statements and all financial notes referencing shares of common stock, stock dividends, stock options and their associated prices have been retroactively adjusted as to show the effect of the 1:750 reverse stock split.

NOTE 2: GOING CONCERN

As of September 30, 2023, the Company had a shareholders’ deficit of $913 (December 31, 2022: $2,111) and negative cash flow from operating activities for the nine months ended September 30, 2023 of $1,662 (for the nine months ended September 30, 2022: $2,440). Further, the Company has recurring losses with minimal revenue from operations. While the Company is attempting to raise funds for commercialization, its monthly cash requirements during the nine months period ended September 30, 2023 have been met through issuance of shares to  new and existing shareholders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company may be unable to realize its assets and discharge its liabilities in normal course of business. To strengthen the Company’s liquidity in the foreseeable future, the Company has taken the following measures:

i.	Negotiating further funding with existing and new investors to raise additional capital;
ii.	Taking various cost control measures to reduce the operational cash burn; and
iii.	Commercializing product to generate recurring sales.

Management of the Company has a reasonable expectation that the Company can continue raising additional equity capital to continue in operational existence for the foreseeable future.

NOTE 3: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Acceptance Accounting Principles in the United States of America (“U.S. GAAP”). The results reported in these unaudited condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for any subsequent period or for the entire year. These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in the Fiscal Year 2022. Certain information and footnote disclosures normally included in the audited consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in the accompanying unaudited condensed consolidated financial statements. All amounts are disclosed in thousands, except share and per share amounts. The accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, except as otherwise indicated, necessary for a fair statement of its financial position, results of operations, and cash flows of the Company for all periods presented.

a. Principles of consolidation

These unaudited condensed consolidated financial statements include the financial information of the Company and its subsidiaries. The Company consolidates legal entities in which it holds a controlling financial interest. The Company has a two-tier consolidation model: one focused on voting rights (the voting interest model) and the second focused on a qualitative analysis of power over significant activities and exposure to potentially significant losses or benefits (the variable interest model). All entities are first evaluated to determine whether they are variable interest entities (“VIE”). If an entity is determined not to be a VIE, it is assessed on the basis of voting and other decision-making rights under the voting interest model. The accounts of the subsidiaries are prepared for the same reporting period using consistent accounting policies. All intercompany balances and transactions were eliminated on consolidation.

b. Use of estimates in the preparation of financial statements

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

c. Significant accounting policies

There have been no new or material changes to the significant accounting policies discussed in the Company’s audited consolidated financial statements and the notes thereto included in the Fiscal Year 2022.

d. Impact of recently issued accounting standards

The Company has evaluated issued Accounting Standards Updates not yet adopted and believes the adoption of these standards will not have a material impact on its consolidated financial statements.

NOTE 4: OTHER RECEIVABLES

Detail of other receivables balance is as follows:

	September 30, 2023	December 31 , 2022
Other receivables	154	131
Allowance for doubtful receivables	(112)	(112)
Total	42	19

NOTE 5: DEFERRED REVENUE

Detail of deferred revenue balance is as follows:

	September 30, 2023	December 31, 2022
Pasithea Clinics Inc.	-	450
R.I. Mind Group Ltd	459	459
Total	459	909

In February 2019, the Company executed a $2,500 development and consulting agreement with R.I. Mind Group Ltd. The Company’s scope involved creating and developing BNA™ Biomarkers, the Database Infrastructure and the Delivery System (collectively, the “Work Products”), as well as consulting and advising on the development of Work Products or on the proper use of the Work Products. In accordance with the agreement, the Company received an advance of $500 against which the parties agreed to offset invoices amounting to $41.

In August 2022, the Company executed a Memorandum of Understanding (“MoU”) with Pasithea Clinics Inc. to enter into an agreement with respect to the marketing and commercialization of the BNA™ System. The Company received an advance of $300. The advance was recognized as deferred revenue.

In November 2022, the Company executed an additional MoU with Pasithea Clinics Inc. to enter into an agreement with respect to the marketing and commercialization of BNA™ System. The Company received an advance of $150 to offset certain subsequent invoices. The advance was recognized as deferred revenue.

During the nine months ended September 30, 2023, the Company determined that it satisfied its performance obligation under both MoUs and recognized $450 of revenue.

NOTE 6: LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT

Israeli labor law requires payment of severance pay upon dismissal of an employee or upon termination of employment under certain circumstances. Pursuant to Section 14 of the Israeli Severance Compensation Act, 1963 (the “Israeli Severance Compensation Act”), all the Company’s employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments made in accordance with Section 14 relieve the Company from any future severance payments in respect of those employees. In accordance with the Israeli Severance Compensation Act, payments of $22 and $39 were made in  the nine months ended September 30, 2023 and 2022, respectively, and are included in salary and employee benefits recorded in research and development, selling and marketing and general administration expenses.

NOTE 7: COMMITMENTS AND CONTINGENCIES

a. Rentals

In 2021, the Company rented a motor vehicle. The motor vehicle was returned in 2022. The Company rents office premises on a short-term monthly basis. The Company incurred $28 and $79 for rentals recorded in general administration expenses for the nine months ended September 30, 2023 and 2022, respectively.

The Company elected to apply the short-term lease guidance as per the requirements of ASC 842.

b. Royalty Commitment - Israeli Innovation Authority (“IIA”)

The Company is committed to pay royalties to the State of Israel, through the IIA, on proceeds from sales of products which the IIA participated by way of grants for research and development. No grants were received in 2023 or 2022. Under the terms of the prior IIA grant agreements, the principal value of financial assistance received along with annual interest based on London Inter-Bank Offered Rate (“LIBOR”) is repayable in form of royalties based on 3.0% of BNA™ sales. Since the elimination of LIBOR, the Secured Overnight Financing Rate (“SOFR”) subsequently replaced LIBOR as a reference rate of interest for IIA grant agreements. In the case of lack of commercial feasibility of the project that was financed using the grant, the Company is not obligated to pay any royalty. The Company cannot reasonably determine the outcome of the commercialization of the technology and considers the liability to be contingent upon generation of sales, hence no liability has been recognized as of September 30, 2023 and December 31, 2022. The contingent liability amounts to $5,709 and $5,680 for September 30, 2023 and December 31, 2022, respectively.

Sale of the technology developed utilizing the grants from IIA is restricted and is subject to IIA’s approval.

NOTE 8: EQUITY

a. Shares

On February 16, 2023, the Company sold 32,536,386 shares of common stock at a price per share of $0.0041. The Company received aggregate gross proceeds from the offering of $133. As of September 30, 2023, shares were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective. On October 4, 2023, the Company issued 32,536,386 shares of common stock pursuant to the terms of the offering.

On February 23, 2023, the Company offered up to 10,799,136 shares of Series B Preferred Stock at $0.1852 per share. On March 15, 2023, the Company increased the offering to up to 14,578,833 shares of Series B Preferred Stock, with the increase being subsequently approved by the board of directors on November 15, 2023. As of September 30, 2023, the Company received aggregate gross proceeds from the offering of $2,229. The Company incurred $15 of costs associated with the issuance. Series B Preferred Stock issued are equity classified instruments and will be recorded as permanent equity. As of September 30, 2023, the 12,035,633 shares were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective.

On May 1, 2023, the Company granted 284,964 shares of common stock to a related party as a payment for consulting services provided. The shares awarded are under the scope of ASC 718 and were accounted for as equity-classified awards. The shares were measured at fair value on the grant date at $0.0041 per share. As of September 30, 2023, the 284,964 shares were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective. On October 4, 2023, the Company issued 284,964 shares of common stock previously granted.

On August 29, 2023, the Company offered up to 7,812,500 units, each unit consisting of one share of Series C Preferred Stock and warrant to purchase one share of common stock, at a combined purchase price of $1.28 per unit. As of September 30, 2023, the Company received aggregate gross proceeds from the offering of $150. Series C Preferred Stock issued are equity classified instruments and are recorded as permanent equity. Each warrant entitles the purchasers to acquire one share of common stock at a price of $2.56 per share for a period of three years from the date of issue. As of September 30, 2023, both the 117,187 shares and warrants to purchase up to 117,187 shares of common stock were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective.

b. Rights attached to shares

The shares of common stock confer upon their holders’ voting rights and the right to participate in shareholders’ meetings, the right to share, on a per share pro rata basis, in Bonus Shares or Distributions (as defined in the Company’s Certificate of Incorporation) as may be declared by the board of directors and approved by the shareholders, if required (out of funds legally available therefore), and the right to a share in excess assets upon liquidation of the Company – all as set forth in the Company’s Certificate of Incorporation and in the Company’s Shareholders’ Agreement.

The preferred shares confer upon their holders voting rights and the right to participate in shareholders’ meetings, the right to share, on a per share pro rata basis, in Bonus Shares or Distributions (as defined in the Company’s Certificate of Incorporation) as may be declared by the board of directors and approved by the shareholders, if required (out of funds legally available therefore), on an “as converted” basis, and the right to a share in excess assets upon liquidation of the Company in preference to the shares of common stock. The shares have discretionary dividends and do not have a redemption date.

The Series C Preferred Stock rank, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company: (a) senior to the shares of common stock, (b) junior to the Series B Preferred Stock, which Series B Preferred Stock include mandatory conversion provisions in the event the Company issues and sells equity securities to investors in an equity financing with total gross proceeds of not less than $1,000,000 with at least a pre-money valuation of the Company of $18,000,000, and (c) on parity with all other classes and series of the Company’s preferred shares.

Series B Preferred Stock

Optional Conversion

Each share of Series B Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such shares into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price of such shares by the conversion price (subject to any adjustments as set forth in the Certificate of Designations of Series B Preferred Stock “Series B Certificate of Designations”), which conversion price shall initially be equal to the original issue price.

Mandatory Conversion

Upon (a) the closing of the sale of shares of common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (or a qualified offering statement under Regulation A under the Securities Act; (b) the date that the Company or a successor to the Company (including, without limitation by way of acquisition of all or substantially all of the Company’s assets) becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act or is required to file reports under Regulation A of the Securities Act; (c) the issuance and sale by the Company of its equity securities to investors in an equity financing with total gross proceeds to the Company of not less than $1,000,000 with at least a minimum pre-money valuation of the Company of $18,000,000, or (d) the date and time, or the occurrence of an event, by vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single class on an as-converted basis, all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of common stock at the applicable ratio set forth in the Series B Certificate of Designations.

Series C Preferred Stock

Optional Conversion

Each share of Series C Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such shares into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price of such shares by the conversion price (subject to any adjustments as set forth in the Certificate of Designations of Series C Preferred Stock, the “Series C Certificate of Designations”), which conversion price shall initially be equal to the original issue price.

Mandatory Conversion

Upon (a) the closing of the sale of shares of common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act or a qualified offering statement under Regulation A of the Securities Act, as amended); (b) the date that the Company or a successor to the Corporation (including, without limitation, by way of acquisition of all or substantially all of the Corporation’s assets, merger, or any other business combination) becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Exchange Act and is subject to the periodic and current reporting requirements of the Exchange Act or is required to file reports under Regulation A of the Securities Act; (c) the issuance and sale by the Company of its equity securities to investors in an equity financing with total gross proceeds to the Company of not less than $2,000,000 with at least a minimum pre-money valuation of the Company of $65,000,000, or (d) the date and time, or the occurrence of an event, specified by vote or written consent of at least a majority of the outstanding shares of Series C Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of common stock at the applicable ratio described in Series C Certificate of Designations.

c. Warrants

The following table summarizes the Company’s warrant activity for the nine months ended September 30, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding warrants, December 31, 2022	848,564	$2.26	2.50
Outstanding warrants, September 30, 2023	848,564	$1.17	1.86

On February 17, 2023, warrants to purchase up to 123,333 shares of common stock were modified pursuant to antidilution provision in the warrant agreement, triggered by common stock private placement on February 16, 2023. As a result of the modification, exercise price of the warrants was reduced to $0.00473 per share and the expiry date was extended to be three years from the modification date. The warrants were determined to be a freestanding equity instrument. Under ASC 815, the effect of a modification was calculated to be immaterial and was recorded as an equity issuance costs.

On August 29, 2023, the Company offered up to 7,812,500 units, comprised of Series C Preferred Stock and warrants to purchase up to 117,187 shares of common stock, which were sold at a combined purchase price of $1.28 per unit. As of September 30, 2023, the Company received aggregate gross proceeds from the offering of $150. Each warrant entitles the holder to acquire one share of common stock at a price of $2.56 per share for a period of three years from the date of issue. The warrants were determined to be a freestanding equity instrument. As of September 30, 2023, the warrants were not issued from an administrative perspective, but were considered substantially issued from an accounting perspective.

The warrants and prices have been changed to reflect the reverse stock split of 1:750, which occurred on November 23, 2022.

d. Series A Warrants

On June 15, 2023, the Company granted Series A warrants to purchase up to an aggregate 6,048,456 shares of common stock to certain investors at an exercise price of 0.01 Canadian dollars per share for a period of 5 years from the issuance date. The exercisability of the warrants is contingent upon meeting market capitalization goals and the occurrence of a liquidity event. The warrants were determined to be a liability-classified awards under ASC 718. Since warrants are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost would be recognized related to warrants until the occurrence of a liquidity event.

e. Employees stock option plan

The following table summarizes the Company’s stock option activity, including grants to non-employees, for the nine months ended September 30, 2023:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding Options, December 31, 2022	495,746	$4.70	6.90
Options granted	795,916	$0.58
Outstanding Options, September 30, 2023	1,291,662	$2.16	6.45

On July 8, 2023, the Company adopted a new Equity Incentive Plan, pursuant to which options to acquire shares of common stock and other forms of equity awards may be granted to the directors, officers and employees of the Company and to consultants retained by the Company.

Also, on July 8, 2023, the Company granted options to its advisors to purchase an aggregate of 795,916 shares of common stock at an exercise price of $0.58 per common share with a term of 5 years. These options shall vest in 36 equal installments at the end of each calendar month over a three year period, beginning from the date of grant.

The shares of common stock issuable upon the exercise of such stock options and their exercise prices have been retroactively adjusted as to reflect the 1:750 reverse stock split, which occurred on November 23, 2022.

The Company incurred share-based compensation expense of $226 and $24 for the nine months ended September 30, 2023 and 2022, respectively. The fair value of options granted for the nine months ended September 30, 2023 was immaterial. The Company reverses the expense recognized for options that are forfeited during the year. The expense for the fair value of each option granted is estimated on the date of the grant using the Black Scholes option pricing model, with the following weighted average assumptions.

	Nine Months Ended September 30,
	2023	2022
Risk free rate	4.35%	4.50%
Expected dividend yield	0%	0%
Expected volatility	86%	86%
Expected life (in years)	5	5
Stock price	$0.0041	$3.00

As of the period ended September 30, 2023, the Company had future share-based compensation expense of $503 (December 31, 2022: $729) related to unvested stock options.

f. Management options

On July 8, 2023, the Company granted stock options to its employees, officers, directors and consultants to purchase an aggregate of 3,148,288 shares of common stock at an exercise price with a term of 5 years, where the exercise price is equal to a 25% discount to the issue price of the Company’s equity securities in an initial public offering (an “IPO Transaction”), that results in the Company’s shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market. Options to purchase up to 362,584 shares of common stock shall vest immediately with the remaining options vesting in 36 equal installments at the end of each calendar month over a period of three years from the date of grant. The vesting of management options is contingent upon the occurrence of an IPO Transaction. Options were determined to be an equity-classified awards under ASC 718. Since options are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost would be recognized related to options until the occurrence of a liquidity event.

g. Restricted share units (“RSU”)

On July 8, 2023, the Company granted RSUs to certain management and directors. The number of RSUs is represented by $400 divided by the trading price of shares of common stock on liquidity event date and having an RSU vesting date on the IPO Transaction date, that results in the Company’s shares of common stock being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market. When vested, the RSUs represent the right to be issued the number of shares of the Company’s shares of common stock that is equal to the number of RSUs granted. The RSUs vesting is contingent upon IPO Transaction occurring. The RSUs were determined to be a liability-classified awards under ASC 718. Since RSUs are contingent on the occurrence of a liquidity event which is not probable for the purposes of ASC 718, no compensation cost would be recognized related to RSUs until the occurrence of a liquidity event.

NOTE 9: BASIC AND DILUTED NET LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss attributable to holders of common stock by the weighted average number of shares of common stock outstanding during the period. Weighted average number of shares of common stock outstanding during the period computation includes shares of common stock to be contractually issued as of the period end date. Diluted net loss per common share is computed by giving effect to all potential dilutive shares of common stock that were outstanding during the period when the effect is dilutive. Potential dilutive shares of common stock consist of shares issuable upon conversion of preferred shares, exercise of stock options, restricted stock units, and warrants. No adjustments have been made to the weighted average outstanding shares of common stock figures for the nine months ended September 30, 2023 or 2022, as the assumed conversion of preferred shares, exercise of outstanding options, warrants and restricted stock units would be anti-dilutive.

NOTE 10: RELATED PARTY TRANSACTIONS

As of the period ended September 30, 2023, $175 (December 31, 2022: $175) of director loans recorded in related party payables were still outstanding. These notes do not bear any interest and are payable on demand.

The remaining related party payables of $2 as of September 30, 2023 (December 31, 2022: $2) was for the services payable to a related company. These payables do not bear any interest and are payable on demand.

On May 1, 2023, the Company issued 284,964 shares of common stock to a related party as a payment for consulting services provided (Note 8).

The Company incurred $250 and $248 in officers’ consulting fees recorded in general administration expenses on the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2023 and 2022, respectively. At September 30, 2023 and December 31, 2022, $106 and $56, respectively remained outstanding and were accrued by the Company.

On July 8, 2023, the Company granted options to its employees, officers, directors and consultants to purchase an aggregate of 3,148,288 shares of common stock in the capital of the Company (Note 8.f), 2,776,861 of these options were granted to related parties. No compensation cost is recognized related to options until the occurrence of a liquidity event.

NOTE 11: REVENUE

	Nine months ended September 30,
	2023	2022
Type of goods and services
Service	459	-
Other miscellaneous products	20	-
Total	479	-

Timing of recognition of revenue
Point in time	-	-
Over time	479	-
Total	479	-

NOTE 12: RESEARCH AND DEVELOPMENT EXPENSES, NET

	Nine months ended September 30,

	2023	2022
Salary and employee benefits	571	720
Consultants and subcontractors	48	99
Depreciation and amortization	-	14
Clinical trials	19	5
Other	74	109
Total	712	947

NOTE 13: SELLING AND MARKETING EXPENSES

	Nine months ended September 30,
	2023	2022
Salary and employee benefits	380	374
Professional fees	6	23
Travel expenses	12	38
Other	1	12
Total	399	447

NOTE 14: GENERAL ADMINISTRATION EXPENSES

	Nine months ended September 30,
	2023	2022
Salary and employee benefits	282	199
Professional fees	458	576
Rent and maintenance	72	203
Travel expenses	24	47
Other	43	73
Total	879	1,098

NOTE 15: OTHER (INCOME) / EXPENSE

	Nine months ended September 30,
	2023	2022
Interest, bank fees and loan fees	13	526
Loss on extinguishment of debt	-	59
Gain on sale of equipment	-	(166)
Other	2	(3)
Total	15	416

In February 2022, the Company sold equipment for $262 resulting in a gain on sale of equipment of $166 which was recorded as part of other income.

NOTE 16: INCOME TAX

In order to fully utilize the net deferred tax assets, the Company will need to generate sufficient taxable income in future years. The Company analyzed all positive and negative evidence to determine if, based on the weight of available evidence, it is more likely than not to realize the benefit of the net deferred tax assets. The recognition of the net deferred tax assets and related tax benefits is based upon the Company’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available and current and anticipated customers, contracts, and product introductions, as well as historical operating results and certain tax planning strategies.

Based on the analysis of all available evidence, both positive and negative, the Company has concluded that it does not have the ability to generate sufficient taxable income in the necessary period to utilize the entire benefit for the deferred tax assets.

Similar to December 31, 2022, the net deferred tax assets as a result of non-capital loss carry-forwards from Canada, from the USA, and from Israel, stock options, research and development expenses were offset by a valuation allowance because it is not more likely than not the Company will realize the benefit of these deferred tax assets. The Company does not have any recognized tax benefits as of September 30, 2023.

The Company files unconsolidated federal income tax returns domestically and in foreign jurisdictions. The Company has open tax years from 2017 to 2022 in certain tax jurisdictions including Canada, the USA, and Israel. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations, as they relate to amount, timing, or inclusion of revenues and expenses, among others.

NOTE 17: SUBSEQUENT EVENTS

The subsequent events below are major events or transactions that occurred after the period ended September 30, 2023, but before the issuance of these unaudited condensed consolidated financial statements. The below events occurred between October 1, 2023 and December 29, 2023:

Israeli/Palestinian conflict

On October 7, 2023, an armed Israeli/Palestinian conflict broke out. As the Israeli/Palestinian conflict in Gaza develops, it could have an adverse impact on regional and global markets. While our operations are not directly impacted by these events, the duration of hostilities, imposition of sanctions and related events (including cyberattacks), among others, cannot be predicted. As a result, those events present uncertainty and risk. To date, conflict in Gaza has not had a material impact on the Company’s business.

Merger agreement

On November 16, 2023, WaveDancer, Inc. (“WaveDancer”) (NASDAQ: WAVD) announced that it has entered into a definitive merger agreement (the “Merger Agreement”) with the Company, to combine the companies in an all-stock transaction. The combined company will focus on continuing to develop and commercialize the Company’s Artificial Intelligence driven Brain Network Analytics (BNA™) platform, which was previously cleared by the FDA. Upon closing, the combined company is expected to operate under the name Firefly Neuroscience, Inc., and trade on the Nasdaq Capital Market.

Under the terms of the Merger Agreement, each share of the Company’s shares of common stock issued and outstanding will be converted into common shares of WaveDancer based on a fixed exchange ratio, with any resulting fractional shares to be rounded to the nearest whole share. At the effective time of the merger, securityholders of Firefly will own approximately 92% of the combined company and securityholders of WaveDancer will own approximately 8% of the combined company, on a fully diluted basis. WaveDancer’s ownership may increase if it raises capital in excess of the minimum detailed in the Merger Agreement. The closing of the transaction is subject to customary closing conditions, including the effectiveness of the registration statement on Form S-4 to be filed by WaveDancer, and the receipt of required shareholder approvals from the Company’s and WaveDancer shareholders. Following the merger, WaveDancer, Inc. will be renamed “Firefly Neuroscience, Inc.” and the corporate headquarters will be located in Toronto, Ontario.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders Firefly Neuroscience, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Firefly Neuroscience, Inc. as of December 31, 2022, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Firefly Neuroscience, Inc. as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has a shareholder deficit and negative cash flow from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Firefly Neuroscience, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Firefly Neuroscience, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Turner, Stone & Company, L.L.P. Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-

239-1665 Toll Free: 877-853-4195

Web site: turnerstone.com

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also includes evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

We have served as Firefly Neuroscience, Inc.’s auditor since 2023.

Dallas, Texas

September 18, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Board of Directors and Shareholders of Firefly Neuroscience, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Firefly Neuroscience, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in shareholders’ equity/deficit, and cash flows for the two year period then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the two year period ended December 31, 2021 and 2020 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has shareholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

TPS Thayer, LLC

We have served as the Company’s auditor since 2022

Sugar Land, TX

May 9, 2023

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARES DATA)

	December 31
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$58	$653
Other receivables	19	41
Prepaid expenses	6	9
Total current assets	83	703
Non-current assets
Long term deposits	52	61
Equipment, net	-	188
Intangible assets, net	-	1
Total non-current assets	52	250
TOTAL ASSETS	$135	$953

LIABILITIES
Current liabilities
Trade payables	$420	$500
Convertible notes	-	1,788
Related party payable	177	467
Accrued liabilities	740	753
Deferred revenue	909	459
Total current liabilities	2,246	3,967
TOTAL LIABILITIES	$2,246	$3,967

COMMITMENTS AND CONTINGENCIES		---

SHAREHOLDERS’ DEFICIT
Preferred Shares A, $0.0003 par value: 2022: 15,000,000 authorized; issued and paid – nil, 2021: authorized - 4,000,000; issued and paid - 3,958,784	-	11
Preferred Shares B, $0.003 par value: 2022 - 30,000,000 authorized; issued and paid – nil, 2021: authorized - 5,300,000; issued and paid - 5,004,643	-	14
Preferred Shares C, $0.0003 par value: 2022 - Nil; 2021: authorized - 6,000,000; issued and paid - 5,945,051	-	16
Preferred Shares D, $0.003 par value: 2022 - Nil; 2021: authorized -390,000,000; issued and paid – 239,213,448	-	667
Preferred Shares E, $0.0003 par value: 2022 - Nil; 2021: authorized -574,667,088; issued and paid – 562,107,530	-	1,721
Common Shares, $0.0075 par value: authorized – 3,333,333.; issued and paid – 2022: 2,552,744, 2021: 1,508	19	-
Additional paid-in capital	71,776	61,888
Accumulated deficit	(73,906)	(67,331)
TOTAL SHAREHOLDERS’ DEFICIT	(2,111)	(3,014)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$135	$953

The accompanying notes are an integral part of these consolidated financial statements.

1 There are no commitments or contingencies recognized, please see note 10 for further details.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARES DATA)

	December 31
	2022	2021

REVENUE	$-	$32
COST OF REVENUE	-	-
GROSS PROFIT	-	32

OPERATING EXPENSES:
Research and development expenses, net	1,272	2,926
Selling and marketing expenses	524	754
General administration expenses	1,454	1,006
Impairment loss on equipment	79	-
TOTAL OPERATING EXPENSES	3,329	4,686

OPERATING LOSS	(3,329)	(4,654)

OTHER (INCOME) EXPENSE
Interest, bank fees and loan fees	574	135
Loss on extinguishment of debt	59	449
Other Income	(173)	(857)
LOSS BEFORE INCOME TAX	(3,789)	(4,381)

Income tax provision	-	-

NET LOSS	$(3,789)	$(4,381)

BASIC AND DILUTED LOSS PER SHARE	$(1.66)	$(2,905.17)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC	2,278,511	1,508

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARES DATA)

	Preferred Shares		Common Shares
	Number of Shares	Amount	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Total Shareholder’s deficit
BALANCE AT JANUARY 1, 2021	816,229,456	$2,429	1,386	$-	$60,751	$(62,950)	$230
Exercise of options granted to employees	-	-	122	-	-	-	-
Share based compensation expense	-	-	-	-	608	-	608
Warrant issued	-	-	-	-	529	-	529
Net loss	-	-	-	-		(4,381)	(4,381)
BALANCE AT DECEMBER 31, 2021	816,229,456	$2,429	1,508	$-	$61,888	$(67,331)	$(3,014)
Preferred Series A issued	10,000,000	3	-	-	37	-	40
Converted to Common shares	(826,229,456)	(2,432)	1,101,764	8	2,424	-	-
Share based compensation expense	-	-	-	-	60	-	60
Common shares issued	-	-	51,282	-	250	-	250
Debt Conversion	-	-	1,394,475	11	4,010	-	4,021
Warrant issued	-	-	-	-	321	-	321
Stock dividend paid	-	-	3,715	-	2,786	(2,786)	-
Net loss	-	-	-	-	-	(3,789)	(3,789)
BALANCE AT DECEMBER 31, 2022	-	-	2,552,744	$19	$71,776	$(73,906)	$(2,111)

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

	December 31
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,789)	$(4,381)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	14	429
Net gain from sale of equipment	(87)	(308)
Gain from sale of investment X-trodes Ltd	-	(551)
Share-based compensation	60	608
Non-cash interest on convertible debt	460	63
Fees for issuance of convertible debt	-	64
Loss on extinguishment of debt	59	449
Changes in non-cash operating assets and liabilities:
Change in other receivables	27	36
Change in due from related party	-	(10)
Change in prepaid expense	3	49
Receipt of long-term deposits	9	4
Change in trade payables	(80)	206
Change in accrued liabilities	(18)	(108)
Change in deferred revenue	450	-
Change in deferred grant	-	(370)
Net cash used in operating activities	$(2,892)	$(3,820)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	262	597
Proceeds from sale of investment X-trodes	-	1,000
Cash flow provided by investing activities	262	1,597

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from promissory notes – related party	-	301
Proceeds from sale of shares	290	-
Proceeds from convertible notes	1,745	1,741
Net cash provided by financing activities	2,035	2,042
NET DECREASE IN CASH AND CASH EQUIVALENTS	(595)	(181)
BALANCE OF CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR
	653	834
BALANCE OF CASH AND CASH EQUIVALENTS AT THE END OF YEAR	$58	$653

Supplemental cash flow information:
Cash paid for interest; net of amounts capitalized	-	-
Cash paid for income taxes	-	-
Debt converted to equity	(4,021)	-

The accompanying notes are an integral part of these consolidated financial statements.

FIREFLY NEUROSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(In Thousands, except per share amounts)

NOTE 1: BUSINESS DESCRIPTION

Nature of organization and business

Firefly Neuroscience, Inc. (the “Company”) and its wholly owned subsidiaries Firefly Neuroscience Ltd. (formerly known as Elminda Ltd), Elminda 2022 Inc. (formerly known as Elminda Inc.). and Elminda Canada Inc., (together, the “Subsidiaries”) are engaged in the development, marketing and distribution of medical devices and technology allowing high resolution visualization and evaluation of the complex neuro-physiological interconnections of the human brain.

Firefly Neuroscience Ltd. was initially incorporated and commenced its operations as a development company in 2006 under the laws of the State of Israel, and in May 2014 initiated its USA marketing and distribution activity through Elminda 2022 Inc. a wholly owned subsidiary of Firefly Neuroscience Ltd. incorporated under the laws of Delaware, USA.

In July 2014, the U.S. Food and Drug Administration (“FDA”) cleared Firefly Neuroscience Ltd. Brain Network Analytics (BNA™) product for marketing in the USA. In September 2014, the Company received the Conformity European (“CE”) approval for BNA™ allowing use in Europe.

Reorganization

Name change and corporate restructure

On April 21, 2022, management incorporated a new company named Elminda Inc. in the State of Delaware.

On July 5, 2022, Elminda Ltd became a subsidiary of Elminda Inc. via a share exchange agreement wherein Elminda Inc issued shares to shareholders of Elminda Ltd against shares of Elminda Ltd (“Flip Transaction”).

On September 15, 2022 and October 24, 2022 management changed the name from Elminda Inc. and Elminda Ltd to Firefly Neuroscience Inc. and Firefly Neuroscience Ltd. respectively.

Shareholder Restructuring

On January 27, 2022, shareholders of Preferred Shares Series A, B, C, D, and E of Firefly Neuroscience Ltd. voted to transfer all their shares to common shares of Firefly Neuroscience Ltd. Upon completion of the transaction, Firefly Neuroscience Ltd. had 1,085,605 common shares and 3,198,421 preferred shares outstanding.

On May 24, 2022, the common shareholders of Firefly Neuroscience Ltd. voted in the majority to exchange their shares on a 1-1 basis for shares in the newly incorporated Firefly Neuroscience, Inc. On July 5, 2022, Firefly Neuroscience Ltd. and Firefly Neuroscience, Inc. engaged in a “Flip Transaction” in which Firefly Neuroscience, Inc. became owner of 1,085,605 common shares of Firefly Neuroscience Ltd. and in accordance with a “bring along” provision of the Firefly Neuroscience Ltd. bylaws, Firefly Neuroscience Inc. also became owner of 3,198,421 Preferred Shares Series A (“PSA”) of Firefly Neuroscience Ltd. In accordance with a Dividend Rights bylaw provision 3,715 common share dividends were issued to PSA shareholders.

The original shareholders of Firefly Neuroscience Ltd. remain in control of the new group. The comparative financial information reflects the balances and transactions of the previous group whereas the current year information is consolidated under Firefly Neuroscience, Inc. as supported by the common control transaction guidance.

On November 23, 2022, Firefly Neuroscience, Inc. completed a reverse share split on a ratio of 1:750. These consolidated financial statements and all financial notes referencing common shares, stock dividends, stock options and their associated prices have been presented to show the effect of the 1:750 reverse stock split for the years ended December 31, 2022 and 2021.

Covid – 19

The duration, scope and effects of the COVID-19 pandemic, government, and other third-party responses to it, it’s related macroeconomic effects, and the extent of its impact on the Company’s operational performance resulted in determination there were material adverse impacts on the consolidated financial statements for the years ended December 31, 2022, and 2021. Due to the COVID-19 pandemic disrupting the Company’s operations since March 2020, the work plans and budget were adjusted, thereby reducing activities, delaying certain activities, and terminating the majority of employees. In July 2021, the Company resumed a scaled down operation raised additional capital and proceeded to re-address commercialization opportunities.

NOTE 2: GOING CONCERN

As of December 31, 2022, the Company had a shareholder’s deficit of $2.11 million (2021: $3.01 million) and negative cash flow from operating activities of $2.89 million (2021: $3.82 million). Further, the Company has recurring losses with minimal revenue from operations. The Company is currently experiencing a cash outflow of $200,000 per month and negligible revenue from customers. The Company has minimal cash on hand to support any one month’s burn rate. While the Company is attempting to raise funds for commercialization, the monthly cash requirements are met from existing and new shareholders. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company may be unable to realize its assets and discharge its liabilities in normal course of business. To strengthen the Company’s liquidity in the foreseeable future, the Company has taken the following measures:

(i)	Negotiating with existing and new investors to raise additional capital;
(ii)	Taking various cost control measures to reduce the operational cash burn; and
(iii)	Commercializing product to generate recurring sales.

The management has a reasonable expectation that the Company can continue raising additional equity capital to continue in operational existence for the foreseeable future.

NOTE 3: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements as of and for the years ended December 31, 2022 and December 31, 2021 of the Company (“Consolidated Financial Statements”) and the Subsidiaries were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All amounts are disclosed in thousands, except per share amounts.

a. Principles of consolidation

These consolidated financial statements include the financial information of the Company and its subsidiaries. The Company consolidates legal entities in which it holds a controlling financial interest. The Company has a two-tier consolidation model: one focused on voting rights (the voting interest model) and the second focused on a qualitative analysis of power over significant activities and exposure to potentially significant losses or benefits (the variable interest model). All entities are first evaluated to determine whether they are variable interest entities (“VIE”). If an entity is determined not to be a VIE, it is assessed on the basis of voting and other decision-making rights under the voting interest model. The accounts of the subsidiaries are prepared for the same reporting period using consistent accounting policies. All intercompany balances and transactions were eliminated on consolidation.

b. Use of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

c. Functional currency and foreign currency translations

The currency of the primary economic environment in which the operations of the Company is conducted is the U.S. dollar ("$" or "Dollar"). All of the Company's revenues and finance are denominated in U.S dollars. The reporting and the functional currency of the Company is the U.S Dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non- monetary and monetary balances, respectively.

d. Fair value measurement

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
•	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The carrying amounts of cash and equivalents, accounts receivable, other receivables, long-term deposits, trade payables, balances to and from related party and convertible notes approximate their fair value due to the short-term maturity of such instruments. It is management’s opinion that the Company is not exposed to any significant market or credit risks arising from these financial instruments.

e. Fair value of financial instruments

Cash and cash equivalents, other receivables, trade payable, related party payable, convertible notes and accrued liabilities are carried at amortized cost, which management believes approximates their respective fair value due to the short-term nature of these instruments.

In 2021 and during the year ended December 31, 2022, convertible notes were carried at amortized cost. At initial recognition, the notes were recognized at fair value using observable market inputs.

f. Related party

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence, and related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties. The Company has disclosed its transactions with related parties.

g. Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use and the period to maturity of which did not exceed three months at time of investment, to be cash equivalents.

h. Equipment

Equipment is stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is computed using the straight-line method over the estimated useful life of each asset. Major additions and improvements are capitalized as additions to equipment account, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts

Annual rates of depreciation are as follows:
	Years
Lab Equipment	5
Furniture & Office Equipment	14
Computer Equipment	3	–	6.67

i. Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or at least annually. The Company recognizes an impairment when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between, the asset’s estimated fair value and its book value.

j. Convertible Notes

The Company issues convertible notes. Management bifurcates convertible note if (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. Where bifurcation is not required, convertible note is initially recognized at fair value and subsequently carried at amortized cost.

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The amendments were adopted during the fiscal year ended December 31, 2021.

k. Contingent liabilities

Certain conditions may exist as of the date the financial statements are issued, that may result in a loss to the Company but that will only be resolved when one or more future events occur or fail to occur. Such losses are disclosed are contingent liabilities it’s not both probable and reasonably estimable. The Company's management assesses such contingent liabilities and estimated legal fees, if any. Such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings. The Company's management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

l. Warrants

The Company issues warrants for an equity or debt issue to bring down the cost of financing and provide assurance of additional capital.

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. The Company has concluded that the warrants issued qualify for equity classification.

m. Stock Options

The Company grants stock options to certain employees and directors through an established stock option plan. All stock option grants or changes to existing grants, are subject to Board of Directors approval. For employees and directors, the fair value of the award is measured on the grant date. For non-employees, as per ASU No. 2018-7, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, remeasurement is not required. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Determining the appropriate fair value model and the related assumptions requires judgment. During the year ended December 31, 2022, and 2021, the fair value of each option grant was estimated using a Black-Scholes option-pricing model.

n. Revenue recognition

Revenue is recognized in accordance with ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). The Company performs the following five steps:

(i)	identify the contract(s) with a customer,
(ii)	identify the performance obligations in the contract,
(iii)	determine the transaction price,
(iv)	allocate the transaction price to the performance obligations in the contract, and
(v)	recognize revenue when (or as) the entity satisfies a performance obligation.

The Company applies this five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract, related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied at a point in time.

The Company’s revenues are measured based on the consideration specified in the contract with each customer, net of any sales incentives and taxes collected from customers that are remitted to government authorities. For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which the Company separately sells the products or services. The Company regularly reviews standalone selling prices and updates these estimates, as necessary.

o. Deferred Revenue

Deferred revenue consists of payments received from customers in advance of satisfying a performance obligation identified in accordance with ASC 606. The change in the deferred revenue balance for the years ended December 31, 2022, and 2021 was driven by payments from customers in advance of satisfying the performance obligations, offset by revenue recognized as performance obligations were completed. For 2021, the opening and closing balance was $459 and the ending balance for 2022 was $909.

p. Research and development expenses

Research and development expenses are expensed as incurred and consist primarily of personnel, facilities, equipment and supplies related to the Company’s research and development activities. At this operational development stage of the Company, these expenses generate the minimal recorded revenues.

q. Net Loss per share

Basic net loss per share is computed by dividing the loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the period. Dilutive loss per common share is not presented differently from basic loss per share as the conversion of outstanding options and warrants into common shares would be anti-dilutive. For the year ended December 31, 2022, 914,603 (2021: 281,736) shares from dilutive instruments were excluded from the Net Loss per share calculation.

r. Income taxes

Income taxes are accounted for using the asset/liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company adopted ASC 740 “Income Taxes,” which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

s. Leases

At the inception of the contract, the Company assesses whether the contract contains a lease in accordance with ASC 842. The Company determines whether an arrangement is a lease by establishing if the contract conveys the right to control the use of an identified asset, for a period of time in exchange for consideration. Leases are classified either as operating lease or finance lease. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. Short term leases are contracts that have lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The Company does not have any lease with lease term longer than 12 months.

t. Employee benefits

Short-term employee benefits are benefits for which full settlement is expected within twelve months of the end of the financial year in which the members of staff rendered the corresponding services. These benefits include, paid annual leave, paid sick leave, health and governmental social security contributions which are expensed as that the services are rendered. A liability for a cash bonus or plan profit-sharing is recognized when the Company has a legal obligation or implied to make such payments because of past services rendered by a member of staff, and it is possible to make a reasonable estimate of the amount.

For post-employment the Company has a defined contribution plan pursuant to section 14 to the Severance Pay Law under which the Company pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold enough to pay all employee benefits relating to employee service in the current and prior periods. Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed monthly, concurrently with performance of the employee’s services.

u. Segment Reporting

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment.

v. Geographic Segments

The Company has operations in Canada, the United States of America and Israel. The revenues and long-lived assets of the Company are generated and located in the following locations:

Geographic segment	Revenue 2022	Revenue 2021	Long-lived assets 2022	Long-lived assets 2021
Canada	-	-	-	-
United States of America	-	-	-	-
Israel	-	32	52	250

w. Use of Estimates in the Preparation of Financial Statements

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

i) Share based payments

In calculating share-based compensation expense, key estimates are used such as, the stock price of the Company, the rate of forfeiture of options granted, the expected life of the option, the volatility of the Company’s stock price, and the risk-free interest rate.

ii) Warrants

In calculating the fair value of warrants issued, the Company includes key estimates are used such as the stock price of the Company, the expected life of the warrant, the volatility of the Company’s stock price, and the risk-free interest rate.

iii) Convertible debentures

The discount rates used to calculate the fair value of the convertible debentures are based on management’s best estimates of an approximate industry peer group weighted average cost of capital and management’s best estimate of the Company’s risk levels.

iv) Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets, including property and equipment, whether events or changes in circumstances indicate that the carrying value of the asset, or asset group, may not be recoverable.

When the Company determines that the carrying value of the long-lived asset may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.

v) Contingent Liabilities

The Company recognizes a liability when there is a present obligation for the Company to transfer or provide an economic benefit. Management accrues a liability for a contingent loss only if the loss is both (1) probable and (2) reasonably estimable. Where the contingent loss is not probable, management discloses the contingencies if it is reasonably possible that a loss may be incurred.

x. Recent Accounting Pronouncements

As of December 31, 2022, there are no additional recently issued or adopted accounting standard that could have a material impact on the Consolidated Financial Statements.

Note 4: OTHER RECEIVABLES:

Detail of other receivables balance is as follows:

	December 31
	2022	2021

a. Other receivables
Other receivables	131	153
Allowance for doubtful receivables	(112)	(112)
Total	19	41

NOTE 5: LONG TERM DEPOSITS

Long term deposits consisted of rental deposits for month-to-month shared office lease. The balance as of December 31, 2022 and 2021 were $52 and $61, respectively.

NOTE 6: EQUIPMENT

Composition of equipment grouped by major classifications is as follows:

	December 31
	2022	2021

Lab equipment	2,716	3,474
Furniture & office equipment	79	79
Computer equipment	424	424
	3,219	3,977
Less - accumulated depreciation	3,219	3,789
Net Book Value	-	188

Annual depreciation and amortization for the years ended December 31, 2022 and 2021 were $14 and $429, respectively. In 2022, the Company sold equipment and recognized a gain of $166 (2021: $308). Additionally, in 2022, the Company impaired the equipment to the extent of its corresponding carrying value of $79 (2021: Nil).

NOTE 7: CONVERTIBLE NOTES

Windsor Private Capital Ltd. Partnership (“WPC”) and Origa Two Holdings Inc (“Origa")

In 2021, Firefly Neuroscience Ltd. had issued a secured convertible note for $1,500 in favor of WPC. The loan term was 1 year, bearing an annual interest rate of 10% payable monthly, subject to a 1-year renewal term and a 1.5% renewal fee. The note was convertible into Preferred Shares Series E of the Company at a price equal to $7.5 per share. The note has customary provisions for anti-dilution protection for stock splits, and consolidations and is secured by a floating charge debenture with a first ranked charge on the assets on Firefly Neuroscience, Inc., Firefly Neuroscience Ltd. and Elminda 2022 Inc. Additionally, the Elminda 2022 Inc. subsidiary provided a corporate payment guaranty in support of the Firefly Neuroscience Ltd’s note obligation. The note was subsequently amended in 2021. Additional loan of $325 and warrants were issued as part of the amendment.

On February 2, 2022, Origa and the Company signed a Side Letter in order to raise additional funds of $1,000 which were to be provided to the Company, as part of the original debt that was issued in 2021. The maturity date of the debentures was also extended to December 31, 2022. Along with the debt, there were also two tranches of warrants (Tranche A & B) issued. Please refer to note 11(d) below for details on the warrants issued. This amendment and warrant issuance resulted in the extinguishment of the original debt. Accordingly, the Company extinguished the original debt and recognized the convertible debt and warrants at their respective fair value. The Company recorded a loss on extinguishment of $576.

On July 4, 2022, the board of directors of the Company agreed to amend the conversion price on the convertible debt and reduce it from a price of $7.5 to $3 per share. This resulted in a fair value change of the conversion option, which resulted in the debt being extinguished. Furthermore, the Tranche A warrant’s exercise price was amended, and the Tranche B warrants were cancelled. Refer to note 11(d) on warrants. The Company recognized a gain on extinguishment of $509.

On September 30, 2022, the convertible debt including accrued interest was converted to 1,047,337 reverse stock split adjusted common shares of Firefly Neuroscience Inc.

Phyto IV Convertible debt issuance

On May 4, 2022, Firefly Neuroscience Inc. issued a convertible debenture to Phyto IV LP. The principal amount of the note was $150 and the interest rate on the note accrued at a fixed rate 10% per annum. The interest on the note is accrued semi-annually and shall be payable on the maturity date, calculated on the basis of actual days elapsed. The interest is not payable in cash but added to the principal amount semi-annually on June 30 and December 31 of each year. The loan had a maturity date of 1 year from issue with an option to extend maturity by 1 more year for a 1.5% fee of the then outstanding principal. The notes were convertible at a price of $7.5 per share. The conversion price for the convertible debt was also subject to adjustments resulting from subdivision, consolidation or any stock securities issuance by the way of stock dividend or other distribution. These adjustments were standard anti-dilution adjustments to compensate the warrant holders for any such event such that their rights were on par with other shareholders.

On July 4, 2022, the board of directors of Firefly Neuroscience Inc. agreed to amend the conversion price on the convertible debt and reduce it from a price of $7.5 to $3. This resulted in a fair value change of the conversion option, which resulted in the debt being extinguished resulting in a gain on modification of $8.

On September 30, 2022, the convertible debt including accrued interest was converted to 51,792 reverse stock split adjusted common shares of Firefly Neuroscience Inc.

Convertible debt issued to various investors

On July 4, 2022, Firefly Neuroscience Inc. signed a memorandum of understanding with Origa and WPC to raise funds. As part of the MOU, between July 4, 2022, and August 16, 2022, Firefly Neuroscience Inc. issued convertible debt along with warrants to 13 individual investors on identical terms. The raise resulted in a total issuance of $555. Interest is accrued at a fixed rate 10% per annum. The interest on the note is accrued semi-annually and shall be payable on the maturity date, calculated based on actual days elapsed. The interest is not payable in cash but added to the principal amount semi-annually on June 30 and December 31 of each year.

Each loan matures after 2 calendar years from the date of issue and had an option to extend the maturity date by 1 year at a fee of 1.5% of the then outstanding principal. The notes are also convertible into the common stock of Firefly Neuroscience Inc. at any time at the option of the holder at a price of $3 per share. The conversion price for the convertible debt was subject to adjustments resulting from subdivision, consolidation or any stock securities issuance by the way of stock dividend or other distribution. These adjustments were standard anti-dilution adjustments to compensate the warrant holders for any such event such that their rights were on par with other shareholders.

On September 30, 2022, the convertible debt including accrued interest was converted to 188,734 common shares of Firefly Neuroscience Inc. The share number has been adjusted to reflect the reverse stock split number of shares.

Conversion option added to director loans

On July 4, 2022, the board of directors of Firefly Neuroscience Inc. added a conversion option to the director loans outstanding to be converted at a price of $3. Although the debt was non-interest bearing, accrued interest was offered upon conversion.

On September 30, 2022, the convertible debt including accrued interest was converted to 106,612 consolidation adjusted common shares of Firefly Neuroscience Inc. Please refer to the table below for the movement of convertible debt and shares converted during the year:

	WPC & Origa	Individual investors	Director Loans	Total

Balance as at December 31, 2020	-	-	166	166
Add: New issues during the year	1,743	-	301	2,044
Less: Allocation to warrants issued with debt	-	-	-	-
Add: Accretion expense	143	-	-	143
Modification adjustment	(98)	-	-	(98)
Balance as at December 31, 2021	1,788	-	467	2,255
Add: New issues during the year	1,040	705	-	1,745
Less: Allocation to warrants issued with debt	-	(163)	-	(163)
Add: Accretion expense	398	32	30	460
Modification adjustment	(90)	(8)	-	(98)
Balance converted	(3,136)	(566)	(320)	(4,022)
Balance as at December 31, 2022	-	-	177	177

Total number of shares issued	1,047,337	240,526	106,612	1,394,475

There was no convertible debt outstanding as of December 31, 2022, except the director loans payable which are payable on demand.

NOTE 8: DEFERRED REVENUE

In August 2022, the Company executed a Memorandum of Understanding (“MoU”) to enter into an agreement with respect to the marketing and commercialization of the BNA™ System. The Company received an advance of $300. The project is yet to commence and no agreement has been signed between the parties. The advance is recognized as deferred revenue.

In November 2022, the Company executed an additional MoU to enter into an agreement with respect to the marketing and commercialization of BNA™ System. The Company received an advance of $150 to offset certain subsequent invoices. The project is yet to commence and no agreement has been signed between the parties. The advance is recognized as deferred revenue.

In February 2019, the Company executed a $2.5 million development and consulting agreement with R.I. Mind Group Ltd. The Company’s scope involved creating and developing BNA™ Biomarkers, the Database Infrastructure and the Delivery System (collectively, the “Work Products”), as well as consulting and advising on the development of Work Products or on the proper use of the Work Products. In accordance with the agreement, the Company received an advance of $500 against which the parties agreed to offset invoices amounting to $41.

	December 31
	2022	2021

Pasithea Clinics Inc.	450	-
R.I. Mind Group Ltd	459	459
	909	459

NOTE 9: LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT

Israeli labor law requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain circumstances. Pursuant to Section 14 of the Israeli Severance Compensation Act, 1963, all the Company’s employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments made in accordance with Section 14 relieve the Company from any future severance payments in respect of those employees. In accordance with the Israeli Severance Compensation Act, payments for 2022 and 2021 were $51 and $111, respectively, which are included in salary and employee benefits.

NOTE 10: COMMITMENTS AND CONTINGENCIES

a. Rental

In 2021, the Company rented a motor vehicle. The Company incurred $11 of rental expense during 2021. The motor vehicle was returned in 2022. The Company rents office premises on a short-term monthly basis. For the years 2022 and 2021, the Company incurred $90 and $95 of rent expenses, respectively. The Company elected to apply the short term lease guidance as per the requirements of ASC 842.

b. Royalty Commitment- Israeli Innovation Authority (IIA)

The Company is committed to pay royalties to the Government of Israel, through the IIA, on proceeds from sales of products which the IIA participated by way of grants for research and development. No grant was received in 2022 and 2021. Under the terms of the grant agreement, the principal value of financial assistance received along with annual interest based on LIBOR is repayable in form of royalties based on 3.0% of sales. In the case of lack of commercial feasibility of the project that was financed using the grant, the Company is not obligated to pay any royalty. The Company cannot reasonably determine the outcome of the commercialization of the technology and considers the liability to be contingent upon generation of sales. The contingent liability amounts to $5.68 million and $5.59 million for 2022 and 2021 respectively.

Sale of the technology developed utilizing the grants from IIA is restricted and is subject to IIA’s approval.

NOTE 11: EQUITY

a. Shares

On August 17, 2022, the Company closed a securities purchase agreement for the sale of 13,333 Preferred Series A shares at a price of $3 per share for gross proceeds of $40. This agreement also entitled the subscriber to 13,333 warrants to purchase common shares of the Company.

On September 15, 2022, the Company closed a securities purchase agreement for the sale of 51,282 consolidation adjusted common shares at a consolidation adjusted price of $4.87 per share for aggregate gross proceeds of $250.

As of December 31, 2022, the share capital of the Company is composed of common shares as all the preferred shares of the company were converted. As of December 31, 2021, the authorized share capital of the Company is composed of Common shares, Preferred A shares, Preferred B shares, Preferred C shares, Preferred D shares, and Preferred E shares, as follows:

	December 31
	2022	2021	2022	2021
	Number of authorized shares	Number of authorized shares	Number of issued shares	Number of issued shares
Common Shares	3,333,333	274,400,000	2,552,675	1,508
Preferred A Shares	15,000,000	4,000,000	-	3,958,784
Preferred B Shares	30,000,000	5,300,000	-	5,004,643
Preferred C shares	-	6,000,000	-	5,945,051
Preferred D Shares	-	390,000,000	-	239,213,448
Preferred E Shares	-	574,667,088	-	562,107,530

The issued common shares have been retrospectively adjusted to reflect the reverse stock split of 1:750 which occurred on November 23, 2022.

b. Rights attached to shares:

The Common shares confer upon their holders’ voting rights and the right to participate in shareholders’ meetings, the right to share, on a per share pro rata basis, in Bonus Shares or Distributions (as defined in the Company’s Certificate of Incorporation) as may be declared by the board of directors and approved by the shareholders, if required (out of funds legally available therefore), and the right to a share in excess assets upon liquidation of the Company – all as set forth in the Company’s Certificate of Incorporation and in the Company’s Shareholders’ agreement.

Preferred A convertible shares, Preferred B convertible shares, Preferred C convertible shares. Preferred D convertible shares and Preferred E Convertible shares (hereinafter referred as the “Preferred Shares”) confer upon their holders all rights accruing to holders of Common Shares of the Company, and in addition, bear some liquidation preferences over the Common shares, as was set forth in the Company’s articles of association. The shares have discretionary dividends and do not have a redemption date.

c. Conversion Rights

The holders of the preferred shares shall have conversion rights as follows:

Right to convert – each preferred share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such preferred shares into such number of fully paid common shares. The shares will be convertible at a rate which is determined by dividing the original issue price of such shares by the conversion price. The initial conversion price of all shares shall be the original issue price subject to anti-dilution adjustments.

Automatic conversion – each Preferred Share shall automatically convert into Common Shares at a conversion rate then in effect prior to the closing of a Qualifying IPO as set forth in the Company’s Article of Association.

d. Warrants

During 2022, part of the modification of the WPC convertible (refer Note 7), the Company issued 526,749 consolidation adjusted Tranche A and 262,051 consolidation adjusted Tranche B warrants. The features of the warrants were as below:

Tranche A:

●

Exercise price: (1) $0.75 – If funds of a minimum of $15m are raised, (2) $0.75 – If the sale of a company, IPO or RTO is completed or the (3) purchase price per share resulting from dividing $50m by the total number of valid issued ordinary shares outstanding.

●	Maturity/Expiration date: (a) if no IPO – 1 year after the delivery date of the 2021 audited financial statements (b) if IPO – then 1 year after the date of such IPO.

Tranche B:

●	Purchase price per share resulting from dividing $150m by the total number of valid issued ordinary shares outstanding.
●	Maturity/Expiration date: (a) if no IPO – 1 year after the delivery date of the 2021 audited financial statements (b) if IPO – then 5 years after the date of such IPO.

On July 4, 2022, as part of the Senior Lender’s Memo, the conversion price of the Tranche A warrant was amended to: (1) $0.75 – If after July 5, 2022 funds of a minimum of $5m are raised 18 months and $10m in total in the 3 years thereafter, (2) $0.75 – after the recapitalization date, if the sale of a company, IPO or RTO is completed or (3) the purchase price per share resulting from dividing $20m by the total number of valid issued ordinary shares outstanding. The Tranche B warrants were cancelled.

As part of the convertible debt issuance to various investors between July 4, 2022, and August 16, 2022, the Company issued 198,482 consolidation adjusted warrants concurrent with the convertible debt and preferred shares. The warrants were exercisable into one common share of the Company per warrant at a price of $3. The warrants had a maturity date of 3 years.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding warrants, January 1, 2021	-	-
Warrants issued pursuant to modification of convertible debt	123,333	$7.50
Outstanding warrants, December 31, 2021	123,333	$7.50	0.85
Warrants issued pursuant to issue of convertible debt and preferred shares to individual investors	198,482	$3.00
Warrants issued pursuant to modification of convertible debt	526,749	$0.75
Outstanding warrants, December 31, 2022	848,564	$2.26	2.5

The warrants and prices have been changed to reflect the reverse stock split of 1:750.

Under ASC Topic 815, the warrants were recorded as an equity instrument. The warrants which related to the various individual investors were initially measured at fair value on the date of issuance and an amount of $163 was recorded to equity. The Tranche A warrants were amended and were remeasured on July 4, 2022, with an amount of $551 recorded to equity.

The fair value of each warrants issued is estimated using the Black Scholes option pricing model, with the following assumptions.

	2022	2021
Risk free rate	4.5%	1.10%
Dividend yield	0%	0%
Expected volatility	86%	90%
Expected life (in years)	3	3

e. Employees stock option plan

In 2010, the Company’s board of directors approved an employee and service provider’s stock option plan (hereinafter – the “Plan”). The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

The plan is intended to allow the Company the grant of certain incentives by means of grant of Options to employees as well as service providers. In the event of termination of Optionee’s employment with the Company (i) termination is without cause, in which event any vested option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or- (ii) termination is the result of death or disability of the Optionee, in which event any vested option still in force and unexpired may be exercised within a period of 6 months after the date of such termination; or – (iii) prior to the date of such termination, the Company’s compensation committee may authorize an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable. In the event of termination of Optionee’s employment with the Company for “Cause” as defined in the Plan, all outstanding options granted to the Optionee whether vested or not shall, to the extent not theretofore exercised, be forfeited on the date of such termination, unless otherwise determined by the administrator, and the shares covered by such option shall revert to the Plan. This plan is intended to be governed by the terms stipulated by Section 102 and 3(i) of the Israeli Income Tax Ordinance. In accordance with the track chosen by the Company and pursuant to the terms thereof, the Company is not allowed to claim, as an expense for tax purposes, the amounts credited to employees as a benefit, including amounts recorded as salary benefits in the Company’s accounts, in respect of options granted to employees under the Plan – except for the work-income benefit component, if any, determined on the grant date.

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining life
Outstanding Options, December 31, 2020	98,508	$29.60	3.41
Options granted	109,333	$7.50
Options exercised	(122)	$7.50
Options forfeited	(9,352)	$64.55
Outstanding Options, December 31, 2021	198,367	$16.62	5.99
Options granted	329,086	$3.00
Options exercised	(56)	$7.50
Options forfeited	(31,618)	$39.02
Outstanding Options, December 31, 2022	495,779	$4.70	6.90

The options and prices have been changed to reflect the reverse stock split of 1:750. The intrinsic value of the options outstanding is nil.

The Company granted options in 2022 and 2021. According to the Plan, each option can be exercised into one share of the Company’s common shares of $0.0075 par value. Any option not exercised within 7-10 years (depending on the expiry period relevant per the personal grant letter) from the grant date will expire. The options vests monthly and equally on straight line basis over period of 3 years.

The expense related to stock compensation for December 31, 2022 was $60 (2021: $608). The fair value of options granted for the year ended December 31, 2022 and December 31, 2021 was $692 and $569, respectively. The Company reverses the expense recognized for options that are forfeited during the year. The expense for the fair value of each option granted is estimated on the date of the grant using the Black Scholes option pricing model, with the following weighted average assumptions.

	2022	2021
Risk free rate	4.5%	1.10%
Dividend yield	0%	0%
Expected volatility	86%	90%
Expected life (in years)	5	5

NOTE 12: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2022, notes payable to directors were converted to 106,612 common shares (Note 7). As of the year ended December 31, 2022, $177 (2021: $467) of director loans were still outstanding. These notes do not bear any interest and are payable on demand.

During the year ended December 31, 2022 and December 31, 2021, the Company expensed $332 and $200, respectively in officer’s consulting fees, which was recorded in general administration expenses on the consolidated statements of operations. At December 31, 2022 and December 31, 2021, the Company accrued related expenses of $56 and $15, respectively, which are included in “Accrued liabilities” on the Company’s consolidated balance sheets.

NOTE 13: REVENUE

	December 31
	2022	2021

Type of goods and services
Analytical reports	-	26
Service	-	6
Total	-	32

Timing of recognition of revenue
Point in time	-	26
Over time	-	6
Total	-	32

NOTE 14: RESEARCH AND DEVELOPMENT EXPENSE, NET

	December 31
	2022	2021

Salary and employee benefits	944	2,229
Consultants & subcontractors	152	273
Depreciation and amortization	14	383
Clinical trials	33	45
Expenses - other	129	366
	1,272	3,296
Less – grants received	-	(370)
Total	1,272	2,926

NOTE 15: SELLING AND MARKETING EXPENSES

	December 31
	2022	2021

Salary and employee benefits	432	724
Professional fees	27	10
Travel	51	5
Other	14	15
Total	524	754

NOTE 16: GENERAL AND ADMINISTRATION EXPENSES

	December 31
	2022	2021

Salary and employee benefits	330	270
Professional fees	724	370
Rent and maintenance	233	250
Depreciation and amortization	-	45
Travel expenses	72	-
Bad debts	(2)	34
Other	97	37
Total	1,454	1,006

NOTE 17: OTHER (INCOME) / EXPENSE

	December 31
	2022	2021

Interest, bank fees and loan fees	574	135
Loss on extinguishment of debt	59	449
Gain on sale of X-Trodes investment	-	(551)
Gain on sale of equipment	(166)	(309)
Other	(7)	3
Total	460	(273)

In February 2022, the Company sold equipment for $262 resulting in a gain on sale of $166 which was recorded as part of other income.

NOTE 18: INCOME TAX

The total provision for income taxes differs from the amount which would be computed by applying the US income tax rate to loss before income taxes. The reasons for these differences are as follows:

	December 31
	2022		2021
Statutory income tax rate		28.51%		28.51%

	$		$
Statutory income tax recovery		(1,080)		(1,249)

Increase (decrease) in income taxes
Non-deductible option expenses		19		167
Taxable capital gain on sale of investment and equipment		-		233
Difference in foreign tax rates		194		160
Prior year true-ups		(1)		-
Change in valuation allowance		868		689
Income tax expense (recovery)		-		-

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and certain carry-forward balances.

The primary components of the deferred tax assets and liabilities are as follows, for the periods indicated below:

	December
	2022	2021
	$	$
Deferred tax assets
Non-capital loss carry-forwards from Canada	1	-
Non-capital loss carry-forwards from US	1,576	1,538
Non-capital loss carry-forwards from Israel	17,457	16,288
Stock option	17	-
R&D expenditures	419	765
Reserves and others	-	14
	19,470	18,605

Valuation Allowances for deferred tax assets	(19,470)	(18,605)
Net deferred tax assets	-	-

The net deferred tax assets have been offset by a valuation allowance because it is not more likely than not the Company will realize the benefit of these deferred tax assets. The Company does not have any recognized tax benefits as of December 31, 2022 or December 31, 2021.

At December 31,2022, the Company's Canadian, US, and Israeli non-capital income tax losses, the benefit of which has not been recognized on the consolidated financial statements, expire as follows:

	Canada	US	Israel
2034	-	555	-
2035	-	1,767	-
2036	-	2,872	-
2037	-	-	-
2038	-	-	-
2039	-	-	-
2040	-	-	-
2041	-	-	-
2042	2	-	-
Indefinite	-	334	75,900
	2	5,528	75,900

At December 31, 2022, the Company had a cumulative carry-forward pool of Israeli Research & Experimental Development expenditures in the amount of $1,823 (2021 - $3,327) which will be amortized within the next three years.

The Company files unconsolidated federal income tax returns domestically and in foreign jurisdictions. The Company has open tax years from 2017 to 2022 with tax jurisdictions including Canada, U.S, and Israel. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations, as they relate to amount, timing, or inclusion of revenues and expenses.

NOTE 19: SUBSEQUENT EVENTS

Subsequent events listed are major events or transactions that occurred after the reporting period ended on December 31, 2022, but before financial statements are issued. The listed events occurring between January 1, 2023 and September 18, 2023 mainly comprised financial transactions, a name change and a reverse stock split.

Common Stock Private Placement

On February 16, 2023, the Company offered up 32,536,386 shares of its common stock, par value $0.0001 per share, to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act) at a price per share of $0.0041 with an intension to raise up to $133.

Warrant

Subsequent to the year end, on February 17, 2023, warrants were amended to 43,333 warrants issued with reduced variable pricing of $0.00473 and 80,000 warrants issued, with reduced variable pricing of $0.00473.

Preferred Series B Share Issued

On March 1, 2023, the Company offered Preference Shares Series B at $0.1852 per share. As of the issuance date of these financial statements, 11,711,666 Preference Shares Series B were subscribed.

Series A Warrants

On June 15, 2023, the Company granted 6,048,456 of Series A warrants to purchase up to an aggregate 6,048,456 common shares of the Company at an exercise price of $0.01 per share for a period of 5 years.

New directors

On July 8, 2023, new director was appointed to the board of directors of the Company.

Equity Incentive Plan

On July 8, 2023, the Company adopted new Equity Incentive Plan, pursuant to which options to acquire common shares in the capital of the Company and other forms of equity incentives may be granted to the directors, officers and employees of the Company and to consultants retained by the Company.

On July 8, pursuant to the terms of the Equity Incentive Plan, the Company granted options to its management to purchase an aggregate of 3,148,288 common shares in the capital of the Company, at the Exercise Price for a period of 5 years, where Exercise Price is equal to a 25% discount to the issue price of the Company’s equity securities in an IPO Transaction, that results in the Company’s common shares being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market. 362,584 of these options shall vest immediately with the remaining options shall vest as to one thirty-sixth of the options at the end of each calendar month over 3 years from the date of grant.

Additionally, on July 8, pursuant to the terms of the Equity Incentive Plan, the Company granted options to its advisors to purchase an aggregate of 795,916 common shares in the capital of the Company, at the exercise price of $0.58 per common share for a period of 5 years. These options shall vest as to one thirty-sixth of the options at the end of each calendar month over 3 years from the date of grant.

Restricted Share Units (“RSU”)

On July 8, 2023, the Company granted 400,000 RSUs under the Company’s RSU plan, with each such RSU being based upon a common share value equal to the issue price on IPO Transaction date and having an RSU vesting date on the IPO Transaction, that results in the Company’s common shares being listed on the Nasdaq Stock Market or another recognized securities exchange or traded on the over-the-counter market.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WAVEDANCER, INC.,

FFN MERGER SUB, INC.,

AND

FIREFLY NEUROSCIENCE, INC.

Dated as of November 15, 2023

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Stock Purchase Agreement
Exhibit C	Form of Promissory Note

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 15, 2023 (this “Agreement”), by and among WAVEDANCER, INC., a Delaware corporation (“Parent”), FFN MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and FIREFLY NEUROSCIENCES INC., a Delaware corporation (“Company”).  Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Common Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own the Parent Allocation Percentage of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Effective Time will own the Company Allocation Percentage of the outstanding equity of Parent immediately following the Effective Time subject to any adjustments pursuant to Section 1.11;

WHEREAS, the board of directors of Parent (the “Parent Board”) (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, (iii) has approved the Parent Charter Amendment and the Reverse Split; (iv) has approved the Tellenger Sale pursuant to the Stock Purchase Agreement (“Stock Purchase Agreement”) in the form attached hereto as Exhibit B; and (v) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote or consent to approve the Company Stockholder Matters; and

WHEREAS, as a condition to the willingness of and an inducement to each of Parent and Company to enter into this Agreement, prior to the Closing, each of the Voting Agreement Signatories of Company shall enter into a voting agreement in favor of Company, and each of the Voting Agreement Signatories of Parent shall enter into a voting agreement in favor of Parent, both such agreements being in forms mutually acceptable to Company and Parent.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.01    The Merger.  Subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation.  Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02    Closing; Effective Time.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.01 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date”.  On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in a form mutually acceptable to Parent and Company, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of Delaware Law.  The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.03    Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.04    Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change.  Unless otherwise determined by Parent and Company:

(a)    the certificate of incorporation of Company will be amended and restated at the Effective Time to (i) cause its name to be changed to Firefly Neurosciences 2023 Inc. and (ii) read in its entirety as subsequently agreed to as set forth in a form mutually acceptable to Parent and Company, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b)    the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c)    immediately prior to the Effective Time, Parent will amend and restate its certificate of incorporation and take all other actions necessary to (i) cause its name to be changed to Firefly Neurosciences Inc., and (ii) effect the Reverse Split to the extent applicable.

Section 1.05    Directors and Officers of the Surviving Corporation and Parent.  Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a)    unless otherwise determined by Company prior to the Effective Time, the directors of Company immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed;

(b)    unless otherwise determined by Company prior to the Effective Time, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c)    the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

Section 1.06    Conversion of Company Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a)    Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.06(c)) will be converted into and represent the right to receive the Merger Consideration. “Merger Consideration” means (i) a number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, par value of $0.001 per share (the “Parent Common Stock”), equal to the Exchange Ratio, with any resulting fractional shares to be rounded to the nearest whole share.

(b)    Merger Sub Common Stock.  Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c)    Cancellation.  Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d)    Company Options.  Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.16.  Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.06(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options.  In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e)    Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded to the nearest whole share.  Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder.

(f)    Restrictions.  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock, subject to Section 5.16,  will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

Section 1.07    Exchange of Certificates.

(a)    Exchange Agent.  On or prior to the Closing Date, Parent will select Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions on which Parent and Company may mutually agree (and which will include a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry (via DRS) equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.06(a), and (B) the Company Stock Certificate so surrendered will be canceled.  Until surrendered as contemplated by this Section 1.07(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration.  If any Company Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)    Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.07 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)    Transfers of Ownership.  If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)    Unclaimed Portion of the Exchange Fund.

(i)

Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.07 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii)

Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f)    Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.08    Stock Transfer Books.  At the Effective Time:  (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock will be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.06 and Section 1.07.

Section 1.09    No Further Rights.  The Merger Consideration delivered upon the surrender for exchange of Company Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

Section 1.10    Tax Consequences.  For United States federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and will report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulation

Section 1.11    Additional Actions.  If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, Company represents and warrants to Parent and Merger Sub as follows:

Section 2.01    Organization and Qualification; Charter Documents.

(a)    Section 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization.  Neither Company nor any of the Entities identified in Section 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.01(a) of the Company Disclosure Schedule.  None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No Acquired Company is, or has otherwise been a party to, member of, or participant in, any partnership, joint venture or similar Entity.

(b)    Each of the Acquired Companies is a corporation, limited liability company or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Except as set forth in Section 2.01(c) of the Company Disclosure Schedule, each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    Company has made available to Parent accurate and complete copies of:  (1) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (2) the stock records of each Acquired Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company.  The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.02    Capital Structure.

(a)    The authorized capital stock of Company consists of: (i) 2,470,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 35,374,094 shares are issued and outstanding and which (A) 1,239,189 are issuable upon the exercise of options (the “Common Options”), (B) 4,440,355 are issuable pursuant to the Company Option Plan, (C) 6,048,476 are issuable upon the exercise of performance warrants (the “Performance Warrants”), (D) an amount of shares equal to $400,000 at the go-public price, estimated to be 287,451 based on a valuation of $75,000,000, are issuable upon the vesting of RSUs (the “Company RSUs”), and (E) 2,375,000 are issuable upon the exercise of series c warrants (the “Series C Warrants”); and (ii) 30,000,000 shares of preferred stock, 14,578,833 of which are designated Series B Preferred Stock and issued and outstanding (the “Series B Preferred Stock”) and 2,375,000 of which are designated Series C Preferred Stock and issued and outstanding (the “Series C Preferred Stock”). All outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock (collectively the “Company Capital Stock”) are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements. No shares of Company Capital Stock are held in Company’s treasury as of the date of this Agreement.

(b)    As of the date of this Agreement, no more than 12% of the Company Common Stock can be issued to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 4,440,355 shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.   Section 2.02(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of such stock held by such holder, each outstanding Company Option, Company RSUs, Series C Warrant, and Performance Warrant and for each (if applicable): (1) the name of the holder, (2) the number of shares subject thereto; (3) the exercise, the vesting schedule; and (4) whether the exercisability will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.

(c)    Except as set forth on Section 2.02(c) of the Company Disclosure Schedule:  (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; and (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock.  Except as set forth on Section 2.02(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

Section 2.03    Authority; Non-Contravention; Approvals.

(a)    Company has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Company in connection with the Transactions (the “Company Documents”) and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions.  Except as set forth on Section 2.03(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company and the Company Documents, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Delaware Law.  Except as set forth on Section 2.03(a) of the Company Disclosure Schedule, the affirmative vote of the holders of a majority of the issued and outstanding shares of all Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of Company necessary to adopt this Agreement and approve the Merger and the other Transactions.  This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)    The Company Board, by resolutions duly adopted by vote at a meeting of directors of Company duly called and held or by unanimous written Consent of the Company Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Company Documents and the Merger, and determined that this Agreement, the Company Documents and the Transactions, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and the Company Documents and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

(c)    The execution and delivery of this Agreement or the Company Documents by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.03(d) below, conflict with or violate any Legal Requirement applicable to any Acquired Company or by which any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger.

(d)    Except as set forth on Section 2.03(d) of the Company Disclosure Schedule, no material Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement, the Company Documents or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, Orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents, orders, registrations, declarations, filings or approvals as may be required under the HSR Act or any other applicable Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

Section 2.04    Anti-Takeover Statutes Not Applicable.  The Company Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The Company Board has taken all action necessary to render inapplicable to this Agreement and the Transactions any restrictions on business combinations under Delaware Law.

Section 2.05    Company Financial Statements; No Undisclosed Liabilities.

(a)    The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2021 and December 31, 2022 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of September 30, 2023 (collectively, the “Company Financials”) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company.  The balance sheet of Company as of September 30, 2023 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b)    Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)    Since January 1, 2020 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof.  Since the Company Lookback Date, except as set forth on Section 2.05(c) of the Company Disclosure Schedule, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d)    Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements under GAAP) (each, a “Liability”), except Liabilities: (i) identified, reflected or reserved against in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Section 2.05(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Section 2.05(e) of the Company Disclosure Schedule contains a complete and accurate list of all Indebtedness, accounts payable and other non-contingent Liabilities of Company and/or its Subsidiaries. Neither Company nor any of its Subsidiaries have any Indebtedness other than the Indebtedness set forth on Section 2.05(e) of the Company Disclosure Schedule.

Section 2.06    Absence Of Certain Changes Or Events.  Since December 31, 2022, through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement and the Company Documents, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been:

(a)    any event that has had a Company Material Adverse Effect;

(b)    any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, applicable Law, or as disclosed in the Company Financials;

(c)    any revaluation of Company’s material assets; or

(d)    any other action, event or occurrence that would have required the Consent of Parent pursuant to Section 4.01 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement, except as set forth on Section 2.06(d) of the Company Disclosure Schedule.

Section 2.07    Taxes.

(a)    Except as set forth on Section 2.07(a) of the Company Disclosure Schedule, each income and other Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all respects.  All Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by an Acquired Company and are properly reserved for on the books or records of Company and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(c)    No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquired Company has ever been part of a consolidated group (other than a consolidated group in which an Acquired Company is the parent) or has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)    Except as set forth on Section 2.07(d) of the Company Disclosure Schedule, none of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)    No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f)    Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g)    No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)    [Reserved].

(i)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of obtaining an advance of a credit with respect to Taxes on or prior to the Closing Date that was not otherwise available on or prior to the Closing Date, including, but not limited to, the delay of payment of employment Taxes under Section 2302 of the CARES Act, the advance refunding of credits under Section 3606 of the CARES Act, and any delay in the payment of estimated Taxes.

Section 2.08    Intellectual Property.

(a)    Section 2.08(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property (“Company IP Registrations”), and (ii) all other Company Intellectual Property material to Company and its Subsidiaries, taken as a whole.

(b)    Except as set forth on Section 2.08(b) of the Company Disclosure Schedule, Company or its Subsidiaries own or have the valid and enforceable right to use all Company Intellectual Property, free and clear of all Encumbrances. All of the Company Intellectual Property is, to the knowledge of Company, not invalid or unenforceable, and all Company Intellectual Property listed in Section 2.08(a) of the Company Disclosure Schedule that is applied for, issued, or registered is subsisting and in full force and effect. Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property. The Company Intellectual Property has not been adjudged invalid or unenforceable in whole or in part.

(c)    Each current and former employee, officer, consultant and contractor of Company and of its Subsidiaries that develops or otherwise creates, or has developed or otherwise created, Intellectual Property for the Company or its Subsidiaries has executed a valid, written proprietary information and inventions agreement irrevocably assigning to the Company or its applicable Subsidiary any and all of such Person’s right, title and interest in and to any Intellectual Property that was created, developed, reduced to practice, contributed to, modified or improved by such Person within the scope of such Person’s employment or engagement with Company or its applicable Subsidiary and no such Person has made any material exclusion therefrom relating to the business of the Company and its Subsidiaries.

(d)    The conduct of Company’s and its Subsidiaries’ business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any third-party, and (i) no action alleging any of the foregoing is pending or, to the knowledge of Company, threatened, and (ii) no Claim has been asserted or, to the knowledge of the Company, threatened, against Company or its Subsidiaries alleging any of the foregoing in the past three (3) years. To the knowledge of Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates Company’s or its Subsidiaries’ right, title and interest in and to Company Intellectual Property.

(e)    No Company Intellectual Property necessary to the operation of the business as currently conducted or as proposed to be conducted is subject to any outstanding decree, order, injunction, judgment or ruling of any Governmental Body restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

Section 2.09    Compliance with Legal Requirements.

(a)    Except as set forth on Section 2.09(a) of the Company Disclosure Schedule, Company and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, or Order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquired Company or any product of Company, nor has any Governmental Body indicated to an Acquired Company or its parent in writing an intention to conduct the same.

(b)    Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are material to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.

(c)    None of the Acquired Companies, and to the knowledge of Company, no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(d)    No product of the Acquired Companies has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).

(e)    Each of the Acquired Companies (i) is, and since January 1, 2020, has been, in compliance with (A) all written policies of Company and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Acquired Companies (the “Company Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Company or any of its Subsidiaries is bound; and (D) contractual commitments by which Company or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Company Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information. “Company Personal Information” means all data or information controlled, owned, stored, used or processed by Company or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Company Personal Information also includes any information maintained in association with the foregoing information. Company Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(f)    There has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Company IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration disclosure, or other Processing of, Company Data (each, in the case of (i) and (ii), a “Company Security Incident”). None of the Acquired Companies, nor, to the knowledge of Company, all vendors, partners or other third parties that Process Company Personal Information on behalf of, or that otherwise share Company Personal Information with, the Acquired Companies (in the case of such vendors, partners, and other third parties, relating to the Acquired Companies) (“Company Data Partners”) has made, or been required to make, any disclosure or notification to any Person under any Company Privacy Obligation in connection with any Company Security Incident. None of the Acquired Companies has received any notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Company Data, or alleging any violation of any Company Privacy Obligation. To the knowledge of Company, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Company Security Incident or violation of any Company Privacy Obligation

Section 2.10    Legal Proceedings; Orders.

(a)    Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has, to the knowledge of Company, threatened in writing to commence any Legal Proceeding:  (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies or any present or former officer, director or employee of the Acquired Companies in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions or (iii) that involves any product of the Acquired Companies.  Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, no Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.10(a).

(b)    There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies (including, without limitation, any product of the Acquired Companies), is subject.  To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 2.11    Brokers’ And Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.12    Employee Benefit Plans.

(a)    Section 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquired Company or any ERISA Affiliate of any Acquired Company (collectively, the “Company Employee Plans”). Neither Company nor, to the knowledge of Company, any other Person or Entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Company Employee Plan, Company has made available to Parent, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(b)    Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. No Acquired Company is in material default or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of the Company Employee Plans.  All contributions required to be made by any Acquired Company or any ERISA Affiliate of any Acquired Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials, if required under GAAP.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(c)    No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action is currently pending, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any currently pending audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    Except as set forth on Section 2.12(d) of the Company Disclosure Schedule, no Acquired Company nor any ERISA Affiliate of any Acquired Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Acquired Company nor any ERISA Affiliate of any Acquired Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)    The Merger will not (i) entitle any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company to severance benefits or any other payment (including unemployment, compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Acquired Company pursuant to any Company Employee Plan in connection with the Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 2.13    Title to Assets; Real Property.

(a)    The Acquired Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquired Companies taken as a whole.  All of said assets are owned, or in the case of leased assets, leased by the Acquired Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens. Each of the Acquired Companies has complied with the terms of all leases to real and personal property to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect

(b)    Section 2.13(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Acquired Companies and (ii) all real property leased for the benefit of the Acquired Companies

(c)    All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time.  The Acquired Companies do not own and have never owned any real property or any interest in real property.  Section 2.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

(d)    Nothing in this Section 2.13 relates to Intellectual Property, which is covered with respect to the Acquired Companies solely by Section 2.08.

Section 2.14    Environmental Matters.

(a)    No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

(b)    Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c)    Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and Consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

Section 2.15    Labor Matters.

(a)    To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b)    Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)    Neither Company nor any of its Subsidiaries is a party to any written or oral:  (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 2.16    Company Contracts.

(a)    Except for Excluded Contracts or as set forth in Section 2.16(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)

any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or Contract between:  (i) any of the Acquired Companies; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements, or, in the case of consulting agreements, following the notice period required in the Contract) without any obligation on the part of any Acquired Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii)	any Contracts identified or required to be identified in Section 2.13(b) of the Company Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;

(iv)

any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates with an annual value in excess of $100,000;

(v)

any agreement or plan providing equity benefits to current or former employees of an Acquired Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)

any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)

any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company:  (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)

any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise, other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations;

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(x)	any joint marketing or development agreement;

(xi)

any commercial Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 2.03 of the Company Disclosure Schedule;

(xii)

any Contract that provides for:  (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company;

(xiii)

any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, in each case, following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)

any Contract that does not allow Company or any of its Subsidiaries to terminate the Contract for convenience with not more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $250,000 in the aggregate.

(b)    Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Section 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  Neither Company nor any of its Subsidiaries, nor to Company’s knowledge, any other party to a Company Contract, has, since the Company Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  Except as set forth on Section 2.16(b) of the Company Disclosure Schedule to the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Each Company Contract is in full force and effect and is the legal, valid and binding obligation of Company and its Subsidiaries and, to the knowledge of Company, of the other parties thereto, enforceable against Company and its Subsidiaries and, to the knowledge of Company, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 2.17    Books And Records.  The minute books of the Acquired Companies made available to Parent or counsel for Parent are the only minute books of the Acquired Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written Consent since the time of incorporation of Company or such Subsidiaries, as the case may be.  The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.18    Insurance.

(a)    Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Company’s and its Subsidiaries’ businesses in all material respects.  The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Company Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent.

(b)    There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received written notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 2.19    [Reserved]

Section 2.20    Interested Party Transactions.  Except as set forth on Section 2.20 of the Company Disclosure Schedule, no event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.21    Solvency. Immediately after giving effect to the Transactions, Company and its Subsidiaries will be Solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Company or any of its Subsidiaries.

Section 2.22    Disclaimer of Other Representations and Warranties. Except for the representations and warranties as previously set forth in this Article II (as modified by the applicable part of Company Disclosure Schedule), Company makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Company makes no representation or warranty with respect to respect to anything provided or made available to Acquiring Companies or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule or (b) as disclosed in the Parent SEC Documents filed with the SEC from and after January 1, 2020 but prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.01, Section 3.02 or Section 3.03, and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to Company as follows:

Section 3.01    Organization and Qualification.

(a)    Section 3.01(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Entities identified in Section 3.01(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.01(a) of the Parent Disclosure Schedule. No Acquiring Company is, or has otherwise been, a party to, member of or participant in any partnership, joint venture or similar Entity. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Acquiring Companies is a corporation, limited liability company, or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority:  (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c)    Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d)    The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. Parent has made available accurate and complete copies of the articles of incorporate, bylaws, and other charter and organizational documents of each of its direct and indirect Subsidiaries.

Section 3.02    Capital Structure.

(a)    The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, $0.001 par value, of which 2,013,180 shares are issued and outstanding and none of which are issuable upon the vesting of RSUs, as of the close of business on the day prior to the date hereof and 10,000,000 shares of preferred stock, $.001 par value (“Parent Preferred Stock”), of which no shares are issued and outstanding as of the close of business on the day prior to the date hereof.  167,306 shares of common stock are held in Parent’s treasury.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b)    As of the date of this Agreement, Parent has reserved an aggregate of 560,300 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which 390,000 options are outstanding. 205,802 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 3.02(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Common Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the vesting schedule and post-termination exercise period thereof and whether the exercisability of such Parent Option will be accelerated in any way by the Transactions, indicating the extent of acceleration, if any. In addition, Section 3.02(b) of the Parent Disclosure Schedule lists each outstanding warrant to purchase shares of Parent Common Stock, and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the terms of exercise thereof, the exercise date thereof, and whether the exercisability of such warrant will be accelerated in any way by the Transactions, indicating the extent of acceleration, if any.

(c)    The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will be, as of the date of such issuance, duly authorized, validly issued, fully paid and non-assessable.

(d)    Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule:  (i) none of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock are subject to any right of first refusal in favor of Parent or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; and (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock.  None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

Section 3.03    Authority; Non-Contravention; Approvals.

(a)    Parent has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Acquiring Companies in connection with the Transactions (the “Parent Documents”) and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery by Parent of this Agreement and the Parent Documents, the performance by Parent of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, the filing and recordation of a certificate of amendment reflecting the matters contemplated pursuant to Section 1.04(c) (the “Parent Charter Amendment”) and the filing and recordation of the Certificate of Merger pursuant to Delaware Law.  The affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Common Stock necessary to adopt or approve the Tellenger Sale and Parent Charter Amendment.  This Agreement has been, and the Parent Documents will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes, and the Parent Documents when so executed and delivered will constitute, the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)    The Parent Board, by resolutions duly adopted by a vote at a meeting of all directors of Parent duly called and held, or by unanimous written Consent of the Parent Board,  and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Parent Documents and the Merger, and determined that this Agreement, the Parent Documents and the Transactions, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting.  The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby.  Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written Consent adopting this Agreement and the relevant Parent Documents.

(c)    The execution and delivery of this Agreement and the Parent Documents by Parent and Merger Sub, as applicable, does not, and the performance of this Agreement and the Parent Documents by Parent or Merger Sub, as applicable, will not, (i) conflict with or violate the certificate of incorporation or bylaws of any Acquiring Company, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.03(d) below, conflict with or violate any Legal Requirement, Order, judgment or decree applicable to any Acquiring Company or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquiring Company, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Merger.

(d)    No Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement, the Parent Documents or the consummation of the Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four Business Days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.15, (vi) such Consents, Orders, registrations, declarations, filings or approvals as may be required under applicable federal or state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (vii) such Consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

Section 3.04    Anti-Takeover Statutes Not Applicable.  The Parent Board and the board of directors of Merger Sub have taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The Parent Board and the board of directors of Merger Sub have taken all action necessary to render inapplicable to this Agreement and the Transactions any restrictions on business combinations under Delaware Law.

Section 3.05    SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)    Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2020 (such date, the “Parent Lookback Date,” and such documents, the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”).   Since May 1, 2022, all Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by:  (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.  As used in this Section 3.05(a), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. As of the date of this Agreement, Parent has no outstanding or unresolved SEC comments. As of the date of this Agreement, Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c)    Since the Parent Lookback Date, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e)    Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f)    The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.  Parent has not effected any securitization transactions or “off-balance sheet arrangements”(as defined in Item 303(c) of SEC Regulation S-K).  Parent is not a party to any off-balance sheet partnerships, joint ventures, or similar arrangements. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent Financials in accordance with GAAP.

(g)    Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any Liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Transactions, (iii) disclosed in Section 3.05(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since the date of the Parent Unaudited Interim Balance Sheet  in the ordinary course of business consistent with past practices.

Section 3.06    Absence Of Certain Changes Or Events.  Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business, and, except as set forth in Section 3.06 of the Parent Disclosure Schedule:

(a)    there has not been any event that has had a Parent Material Adverse Effect;

(b)    no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $10,000;

(c)    there has not been any revaluation of any Acquiring Company’s material assets;

(d)    no Acquiring Company has incurred any Indebtedness; or

(e)    there has not been any other action, event or occurrence that would have required the Consent of Company pursuant to Section 4.02 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.07    Taxes.

(a)    Each of the income and other Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(c)    No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d)    None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e)    No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f)    No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(g)    No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.08    Intellectual Property. To the knowledge of Parent, Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, Copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received in the past three (3) years any written notice of a claim or otherwise has any knowledge of any claim that any Parent Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.09    Compliance with Legal Requirements.

(a)    Parent and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, Order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  No investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries or any product of Parent, nor has any Governmental Body indicated to an Acquiring Company or its parent in writing an intention to conduct the same.

(b)    Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. The rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time.  Parent has made available to Company all Parent Permits.

(c)    None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(d)    Since January 1, 2020, no product of the Acquiring Companies has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).

(e)    Each of the Acquiring Companies (i) is, and since January 1, 2020, has been, in compliance in all material respects with (A) all written policies of Parent and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Acquiring Companies (the “Parent Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Parent Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Parent or any of its Subsidiaries is bound; and (D) contractual commitments by which Parent or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Parent Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Parent Personal Information maintained by or on behalf of Parent or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Parent Personal Information maintained by or on behalf of any of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Parent Privacy Policy or any law pertaining to privacy, data protection user data or Parent Personal Information. “Parent Personal Information” means all data or information controlled, owned, stored, used or processed by Parent or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Parent Personal Information also includes any information maintained in association with the foregoing information. Parent Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(f)    Since January 1, 2020, there has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Parent IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration disclosure, or other Processing of, Parent Data (each, in the case of (i) and (ii), a “Parent Security Incident”). None of the Acquiring Companies, nor, to the knowledge of Parent, all vendors, partners or other third parties that Process Parent Personal Information on behalf of, or that otherwise share Parent Personal Information with, the Acquiring Companies (in the case of such vendors, partners, and other third parties, relating to the Acquiring Companies) (“Parent Data Partners”), or been required to make, any disclosure or notification to any Person under any Parent Privacy Obligation in connection with any Parent Security Incident. None of the Acquiring Companies has received any notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Parent Data, or alleging any violation of any Parent Privacy Obligation. To the knowledge of Parent, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Parent Security Incident or violation of any Parent Privacy Obligation

Section 3.10    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding, and no Person has, to the knowledge of Parent, threatened in writing to commence any Legal Proceeding:  (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or to the knowledge of Parent any present or former officer, director or employee of the Acquiring Companies in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions or (iii) that involves any product of the Acquiring Companies.  No Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.  To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b)    There is no Order to which any of the Acquiring Companies, or the assets owned or used by any of the Acquiring Companies (including, without limitation, any product of the Acquiring Companies), is subject.  To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11    Brokers’ and Finders’ Fees.  Except as set forth in Section 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquiring Company or any of their ERISA Affiliates (collectively, the “Parent Employee Plans”).  Neither Parent nor, to the knowledge of Parent, any other Person, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(b)    Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  No Acquiring Company is in material default under or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans. All contributions required to be made by any Acquiring Company or any their ERISA Affiliates to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(c)    No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)    No Acquiring Company nor any of their ERISA Affiliates has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Acquiring Company nor any of their ERISA Affiliates has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)    Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of an Acquiring Company or any of their ERISA Affiliates to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by an Acquiring Company pursuant to any Parent Employee Plan in connection with the Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 3.13    Title to Assets; Real Property.

(a)    The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquiring Companies taken as a whole.  All of said assets are owned or, in the case of leased assets, leased by the Acquiring Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens. Each of the Acquiring Companies has complied with the terms of all leases to real and personal property to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Acquiring Companies enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Section 3.13(b) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Acquiring Companies and (ii) all real property leased for the benefit of the Acquiring Companies

(c)    All material items of equipment and other tangible assets owned by or leased to the Acquiring Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquiring Companies do not own and have not, since the Parent Lookback Date, owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.13(b) of the Parent Disclosure Schedule.

(d)    Nothing in this Section 3.13 relates to Intellectual Property, which is covered with respect to the Acquiring Companies solely by Section 3.08.

Section 3.14    Environmental Matters.

(a)    No Hazardous Material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b)    Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c)    Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and Consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted.

(d)    No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

Section 3.15    Labor Matters.

(a)    To the knowledge of Parent, no key employee or group of employees has threatened to terminate employment with any Acquiring Company or has plans to terminate such employment.

(b)    No Acquiring Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)    No Acquiring Company is a party to any written or oral:  (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 3.16    Parent Contracts.

(a)    Except for Excluded Contracts and Contracts to which Tellenger, and not Parent, is a party, or as set forth (x) in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2022 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or (y) in Section 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)

any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between:  (i) any of the Acquiring Companies, and (ii) any active, retired or former employees, directors or consultants of any Acquiring Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of any Acquiring Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii)	any Contracts identified or required to be identified in Section 3.13(b) of the Parent Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $10,000;

(iv)

any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of Parent’s products or product candidates with an annual value in excess of $10,000;

(v)

any agreement or plan providing equity benefits to current or former employees of an Acquiring Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)

any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii)

any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company:  (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)

any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations);

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)	any joint marketing or development agreement;

(xi)

any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 3.03 of the Parent Disclosure Schedule;

(xii)

any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii)

any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)

any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $25,000 in the aggregate.

(b)    Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Section 3.14 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Section 3.14 of the Parent Disclosure Schedule but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2022 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”).  Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract, has, since the Parent Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts.  To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults.   Each Parent Contract is in full force and effect and is the legal, valid and binding obligation of Parent and its Subsidiaries and, to the knowledge of Parent, of the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 3.17    Insurance.

(a)    Section 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party.  Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects.  To the knowledge of Parent, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure.  Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to Company.

(b)    There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received written notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.18    Interested Party Transactions.  No event has occurred since the Parent Lookback Date that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.19    Government Contracts. Except as set forth on Section 3.19 of the Parent Disclosure Schedule (the “Government Contracts”), the Parent is not a party to any other contract with a Government Body. All Government Contracts shall be assigned or transferred to Tellenger prior to the Closing Date.

Section 3.20    No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of such Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 3.21    Solvency. Immediately after giving effect to the Transactions, including the Parent Restructuring, Parent and its Subsidiaries will be Solvent.  No transfer of property is being made, and no obligation is being incurred in connection with the Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries (including, following the Closing, each Acquired Company).

Section 3.22    [Reserved]

Section 3.23    Shell Company Status.  Parent is not, and never has been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.24    Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 3.25    Absence Of Assets and Liabilities.  Immediately after giving effect to the Transactions, including the Parent Restructuring: (i) there will be no material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, on the Parent except for the obligations related to this Agreement, Parent’s sublease obligations under the sublease dated October 1, 2021 for the premises located at Suite 300, 900 Bestgate Road, Annapolis, Maryland, and the Parent’s corporate affairs arising after the Closing as specifically set forth in Section 3.25 of the Parent Disclosure Schedule and (ii) the only assets of the Parent shall be the Parent Net Cash, the stock of the Company and such additional assets that are required for the Parent to meet any obligations associated with concluding its affairs as specifically set forth in Section 3.25 of the Parent Disclosure Schedule. Immediately prior to the Closing Date, the Parent will terminate the employment of all of the employees of the Parent.

Section 3.26    Disclaimer of Other Representations and Warranties. Except for the representations and warranties as previously set forth in this Article III (as modified by the applicable Parent Disclosure Schedule and, subject to the introduction to this Article III, the Parent SEC Documents filed with the SEC from and after January 1, 2020), Parent makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Parent makes no representation or warranty with respect to with respect to anything provided or made available to Acquired Companies or their respective Representatives in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01    Conduct of Company Business. Except as set forth on Section 4.01 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent Consents in writing (such Consent not to be unreasonably withheld, conditioned or delayed), or as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written Consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Parent has not objected in writing to any request for Consent within 3 calendar days of its receipt thereof provided that at least one full Business Day is included, such Consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a)    amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)    [reserved];

(c)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant a repurchase right in favor of Company with respect to unvested shares at no more than cost);

(d)    incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business consistent with past practices, and (ii) dispositions of obsolete or worthless assets);

(e)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or (ii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary of Company to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any Contract to which Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(f)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(f);

(g)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(h)    take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(i)    dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(j)    except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions;

(k)    take, or agree in writing or otherwise to take, any of the actions described in Section 4.01(a) through Section 4.02(j) above.

For the avoidance of doubt, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 4.02    Conduct of Parent Business.  During the Pre-Closing Period, Parent agrees, except to the extent that Company Consents in writing (such Consent not to be unreasonably withheld, conditioned or delayed), or as expressly permitted by this Agreement, in connection with a Permitted Financing or in connection with a Parent Restructuring (but only to the extent effected in compliance with the provisions of Section 5.28 or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written Consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for Consent within 3 calendar days of its receipt thereof provided that at least one full Business Day is included, such Consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a)    except for the Parent Charter Amendment, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than (i) the issuance of shares of Parent Common Stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options or warrants, as the case may be, are outstanding on the date hereof to the extent such issuances comply with all applicable Legal Requirements, and (ii) in connection with a Permitted Financing;

(c)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock;

(d)    incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business consistent with past practices, and (ii) dispositions of obsolete or worthless assets);

(e)    accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Parent Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)    other than with respect to the Reverse Split or as contemplated in Section 5.17 (Parent Warrants; Parent Preferred Stock): (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g)    sell, assign, transfer, license, sublicense or otherwise dispose of any Parent Owned IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Parent Contract (other than solely to decrease any payment obligation of the Acquiring Company) or grant any release or relinquishment of any material rights under any Parent Contract, with new obligations or losses of rights in excess of $25,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j)    (i) except in the ordinary course of business and consistent with prior practices, increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants;  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Company prior to the date hereof, or except as required by Legal Requirements;

(k)    hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l)    take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m)    make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n)    pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o)    enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p)    accelerate the collection of, or otherwise modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(q)    initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where one or more Acquiring Companies is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r)    dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s)    take any action that would cause the representation in Section 3.20 to become inaccurate;

(t)    enter into or amend or modify any Parent Contract or any lease with respect to material real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Parent Contract or lease with respect to material real estate hereunder;

(u)    except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions;

(v)    cause or permit Parent to become an issuer identified in Rule 144(i)(1)(i) of the Securities Act; or

(w)    take, or agree in writing or otherwise to take, any of the actions described in Section 4.02(a) through Section 4.02(v) above.

For the avoidance of doubt, nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 4.03    Financing.  During the Pre-Closing Period, in the event that Parent consummates a transaction that is a Permitted Financing, all proceeds from such transaction shall first be used to pay off all outstanding Indebtedness of Parent other than Indebtedness that is being assumed in the Tellenger Sale. After the payment of all outstanding Indebtedness of Parent, fifty percent (50)% of any remaining proceeds in excess of $1,500,000 shall be given to Company in exchange for a Promissory Note made by Company to Parent in substantially the form of Exhibit C attached hereto. Failure by the Parent to give the Company the proceeds above in exchange for a Promissory Note and which remain ungiven to the Company within five (5) Business Days after receipt of the proceeds will bear interest, accruing daily and being calculated and payable monthly in arrears on the last day of each and every month, at the lesser of 15% per annum or the maximum rate allowed by Law.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.01    Proxy Statement/Prospectus.

(a)    As promptly as reasonably practicable following the date of this Agreement, and no later than 30 days after the execution of this Agreement, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and Company shall cooperate with each other in connection with the preparation and filing of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and Company shall also use their commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Legal Requirements or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby.

(b)    Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company represents, covenants and agrees that the information provided by Company or its Subsidiaries to Parent for inclusion in the S-4 Registration Statement and/or the Proxy Statement/Prospectus (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information and the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-4 Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments from the SEC prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause (i) the S-4 Registration Statement to be declared effective as soon as possible, and (ii) the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.01. If any event relating to Parent or Company occurs, or if Parent or Company becomes aware of any information, that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then Parent or Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by Parent without the prior written Consent of Company, which shall not be unreasonably withheld, conditioned or delayed.

(c)    Company shall reasonably cooperate with Parent and provide, and cause its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.02    Company Stockholder Written Consent.

(a)    As promptly as practicable, and in any event within ten (10) Business Days, following the date that the S-4 Registration Statement is declared effective (the “Company Vote Deadline”), Company shall obtain the approval by written Consent in lieu of a meeting pursuant to Delaware Law from holders of a number of shares of Company Common Stock a majority of the issued and outstanding shares of Company Common Stock (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and the Company Documents and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Delaware Law, a copy of which will be provided to the Company Stockholders, and that such Company Stockholder has received and read a copy of the applicable provisions of Delaware Law, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Common Stock under Delaware Law (collectively, the “Company Stockholder Matters”). Under no circumstances shall Company assert that any other approval or Consent is necessary by its stockholders to approve this Agreement and the Transactions.

(b)    Company agrees that: (i) the Company Board shall recommend that the holders of Company Common Stock vote (by providing their written Consent) to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.02(a) above (the recommendation of the Company Board that Company Stockholders vote to approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)    The Company shall promptly provide written notice of the Company Stockholder Written Consent to all of the Company stockholders who did not execute the Company Stockholder Written Consent, in accordance with Section 228(e) of the DGCL.

Section 5.03    Parent Stockholders’ Meeting.

(a)    Parent shall (i)  take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Stockholders’ Meeting”) to vote on the approval of this Agreement and the Parent Documents and the Transactions, including the issuance of  Parent Common Stock in the Merger, the Parent Charter Amendment, including for purposes of effectuating the Reverse Split, the Tellenger Sale and the Incentive Plan (collectively, the “Parent Stockholder Approval Matters”) and (ii) mail to Parent Stockholders as of the record date established for the Parent Stockholders’ Meeting, the S-4 Registration Statement and the Proxy Statement/Prospectus.  The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 45 days, following the date that SEC declares the S-4 Registration Statement to be effective. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on any date on or before the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

(b)    Parent agrees that, subject to Section 5.03(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.03(a) above; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters (the recommendation of the Parent Board that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not, except to the extent required by applicable law, publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, including by soliciting proxies in favor thereof.

(c)    Notwithstanding anything to the contrary contained in Section 5.03(b), and subject to compliance with Section 5.13, at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the Parent Board concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 and which constitutes a Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for the Parent Board to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.03(c), Parent shall (i) provide Company with four (4) Business Days’ prior written notice advising Company that it intends to effect such Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.13(b)), (ii) during such four (4) Business Day period, negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Parent Board to effect such withdrawal or modification, and (iii) consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Parent Change in Recommendation.

(d)    Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Stockholders for adoption at the Parent Stockholders’ Meeting unless this Agreement is terminated in accordance with Article IV prior to the Parent Stockholders’ Meeting.

(e)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.03, provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.03(c).

Section 5.04    Access to Information; Confidentiality.  During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each (a) afford to the other Party, along with such Party’s officers, employees, accountants, counsel and other Representatives, reasonable access during normal business hours to all of its personnel, properties, assets, books, contracts, commitments and records (including, without limitation, Tax records), (b) furnish promptly to the other Party all information concerning its business, properties, assets, personnel, commitments and records, as such other Party may reasonably request, and (c) will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties, assets, personnel, commitments and records as either Party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such Party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such Party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.  Without limiting the generality of the foregoing, during the Pre-Closing Period, Company and Parent will promptly provide the other Party with copies of:  (i) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (ii) any written materials or communications sent by or on behalf of such Party to its stockholders; (iii) any material notice, document or other communication sent by or on behalf of any of such Party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and (v) any material notice, report or other document received from any Governmental Body.  Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company; provided, that each of Company and Parent may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable Company or Parent, as applicable, to comply with its obligations under this Agreement, including without limitation under Section 5.02 or Section 5.03 hereof.

Section 5.05    Regulatory Approvals and Related Matters.

(a)    Each Party shall use commercially reasonable efforts to consummate the Transactions. Without limiting the generality of the foregoing, each Party: (i) shall, subject to Section 5.05(a)(ii), make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions, and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Without limiting the generality of the foregoing, the Parties shall (i) use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) promptly after the date of this Agreement, prepare and file, if any, (A) the notification and report forms required to be filed under the HSR Act and (B) any notification or other document required to be filed in connection with the Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (x) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (y) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.06    Director and Officer Indemnification and Insurance.

(a)    From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). Company directors, any Parent director and any Company officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.  The certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of the Surviving Corporation and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b)    Effective as of the Effective Time, Company may, at Company’s sole expense, secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.

(c)    This Section 5.06 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.07    Notification of Certain Matters.

(a)    Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Parent Common Stock or any security or other right convertible into or exercisable for shares of Parent Common Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 5.07 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided, further, for the avoidance of doubt, that such notice shall not act as a supplement or amendment to the Company Disclosure Schedule or the Parent Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by either Party in this Agreement, or (y) determining whether any condition set forth in Section 6.02(a) or Section 6.03(a) has been satisfied.

(b)    Each of Company and Parent will give prompt notice to the other of:  (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company or a Parent Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 5.08    Stockholder Litigation.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the Parent Board or any of Parent’s officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party's prior written Consent (such Consent not to be unreasonably withheld, conditioned or delayed).

Section 5.09    Public Announcements.  Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior Consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the Consent or review of Company.

Section 5.10    Conveyance Taxes.  Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 5.11    Board of Directors and Officers of Parent.  Parent will take all actions necessary to cause the Parent Board, immediately after the Effective Time, to consist of five (5) members, it being understood that (a) Company shall have the right to designate up to four (4) members of the Parent Board, one of which shall be appointed as Chairman of Parent following the Effective Time, and (b) Parent shall have the right to designate up to one (1) member of the Parent Board, provided that such member designated by Parent must be acceptable to the Company. Prior to the mailing of the Proxy Statement/Prospectus, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the Parent Board effective immediately after the Effective Time; provided, however, the Parties acknowledge that so long as Parent remains a public reporting company, the Parent Board will continue to satisfy all applicable Legal Requirements with respect to membership and composition, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements.  Each new member of the Parent Board that was not a member of the Parent Board immediately before the Effective Time shall enter into an indemnification agreement with Parent, in a form mutually acceptable to Parent and Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment. The officers of Parent following the Effective Time will be elected by the Parent Board immediately following the Effective Time.

Section 5.12    Non-Solicitation by Company.

(a)    Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction.

(b)    Company will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c)    Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent, Company or any of their respective Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

Section 5.13    Non-Solicitation by Parent.

(a)    Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.13(a); (2) the Parent Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no less favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an “Accepted Confidentiality Agreement”), and (4) substantially contemporaneous with furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company).  Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

(b)    Parent will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period.  Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c)    Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent, Company or any of their respective Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

Section 5.14    Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent:  (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger and (b) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 5.15    Parent Charter Amendment.  Immediately prior to the Effective Time, Parent will file the Parent Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

Section 5.16    Company Options; Restricted Shares.

(a)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock (each, an “Assumed Option”), and Parent shall assume the Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock).  All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time:  (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by, (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time by, (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that:  (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.16(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) the Parent Board or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.  Notwithstanding anything to the contrary in this Section 5.16(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.  It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b)    At the Effective Time, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time under the Company Option Plan will be exchanged for restricted shares of Parent Common Stock that shall have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and the applicable Company Restricted Share agreements relating thereto, as in effect immediately prior to the Effective Time, in an amount equal to the number of Company Restricted Shares outstanding with respect to such Company Restricted Share award immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

(c)    Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to Company Options or Company Restricted Shares assumed by Parent in accordance with this Section 5.16.

Section 5.17    Parent Warrants; Parent Preferred Stock.

(a)    If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, Parent shall deliver notice to the holders of such Parent Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld). At the Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.

(b)    Prior to the Effective Time, Parent shall cause all issued and outstanding Parent Preferred Stock, if any, to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no Parent Preferred Stock issued or outstanding.

Section 5.18    Allocation Certificate; Indebtedness; Invoices; Parent Certificate.

(a)    Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (i) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number of shares of Company Common Stock owned by each such Company Stockholder and (ii) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

(b)    At least five (5) Business Days prior to the Closing Date, Parent shall, to the extent applicable, deliver to Company an accurate and complete copy of: (i) one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of Parent other than Indebtedness assumed in the Tellenger Sale or satisfied by Tellenger in connection with the Tellenger Sale, to: (A) satisfy such Indebtedness as of the Closing; and (B) terminate and release any Encumbrances related thereto (the “Indebtedness Payoff Letters”); and (ii) Parent Invoices with respect to all Transaction Costs estimated to be due and payable by Parent as of the Closing Date.

(c)    Parent will prepare and deliver to Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Parent in a form reasonably acceptable to Company which sets forth the calculation of Parent Net Cash, together with reasonable supporting detail (the “Parent Certificate”), which Parent Certificate shall be subject to the reasonable review and approval of Company. Following delivery of the Parent Certificate until the Closing, Company and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Parent and its accountants the calculation of Parent Net Cash and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Parent and its accountants so as to allow Company and its accountants to verify the accuracy of the Parent Net Cash.

Section 5.19    Company and Parent Disclosure Schedules.  Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.02(a) and Section 6.03(a) of this Agreement.

Section 5.20    Tax Matters.

(a)    The Parties shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)    The Parties acknowledge and agree that each has relied upon the advice of its own tax advisors in connection with the Merger and the other Transactions and that none of Company, on the one hand, or Parent and Merger Sub, on the other hand, makes any representation or warranty with respect to the tax treatment of the Merger or the Transactions, other than as expressly set forth in Section 2.07(h) or Section 3.07(g), respectively.

Section 5.21    Reverse Split.  Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt the Parent Charter Amendment, which shall include a proposal authorizing the Parent Board to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock, which range shall be sufficient to cause the price of the Parent Common Stock on the Nasdaq following such Reverse Split and the Effective Time to be no less than $5.00 per share. If applicable, Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time.

Section 5.22    Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq at or prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.22.

Section 5.23    Company Financial Statements. As promptly as practicable following the date of this Agreement, but in no event later than seven (7) Business Days following the date of this Agreement, Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2021 and 2022, if any, for inclusion in the Proxy Statement (the “Company Audited Financial Statements”). The Company Audited Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Company as of the dates of and for the periods referred to in the Company Audited Financial Statements.

Section 5.24    Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article VI. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.25    Anti-Takeover Statutes. If any state takeover statute or similar Legal Requirement is or may become applicable to the Transactions, each of Company, the Company Board, Parent, the Parent Board, Merger Sub and the board of directors of Merger Sub, as applicable, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.26    No Poison Pill. Parent shall take any and all necessary action to ensure that, as of the Effective Time, there shall be no rights plan, rights agreement, “poison pill” or similar agreement or arrangement that is in force and applicable to Parent or any other Acquiring Company in connection with this Agreement or the consummation of the Merger or any of the other Transactions.

Section 5.27    Incentive Plan.

(a)         Immediately following the Effective Time, Parent shall adopt or cause to be adopted a new stock incentive plan, in form and substance reasonably satisfactory to Parent and Company, pursuant to which shares of Parent Common Stock comprising an amount equal to 10% of the fully-diluted, outstanding equity interests of Parent immediately following the Merger will be reserved for issuance by Parent pursuant to, and in accordance with, the terms and conditions of such stock incentive plan, to employees, directors, consultants and other service providers of Parent and its Subsidiaries, including, following the Effective Time, the Surviving Corporation and its Subsidiaries (the “Incentive Plan”).

Section 5.28    Parent Restructuring. During the Pre-Closing Period, Parent shall consummate the Parent Restructuring, which shall be effective immediately prior to the Closing, in accordance with applicable Legal Requirements. Parent shall provide Company a reasonable opportunity to review and comment on all documents and agreements related to the Parent Restructuring, which documents and agreements shall be reasonably acceptable to Company. Prior to effecting the Parent Restructuring pursuant to the terms of this Section 5.28, Parent shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are distributed in connection with the Parent Restructuring releasing Parent from any and all liabilities and obligations under such Contracts, (b) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Parent Restructuring and (c) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred to Tellenger.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.01    Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation, Order or other Legal Requirement enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b)    Governmental Approvals.   Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c)    Stockholder Approvals.  This Agreement will have been duly adopted and the Merger will have been duly approved by holders of a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d)    Stock Exchange Listing.  The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

(e)    S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (or proceeding threatened in writing by the SEC) seeking a stop order with respect to the S-4 Registration Statement that has not been withdrawn.

Section 6.02    Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a)    Representations and Warranties.  The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (other than, in each case, any inaccuracy or breach that is de minimis) and (ii) contained in this Agreement (other than the Company Fundamental Representations) and the Company Documents will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement and the Company Documents will be disregarded.  Parent will have received a certificate to such effect signed by an officer of Company.

(b)    Agreements and Covenants.  Company will have, in all material respects, performed or complied with its agreements and covenants required by this Agreement and the Company Documents to be performed or complied with by it on or prior to the Effective Time.  Parent will have received a certificate to such effect signed by and officer of Company.

(c)    Officer’s Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by Company in accordance with Section 5.18(a) is true and accurate in all respects as of the Closing Date.

(d)    Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e)    FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in a form mutually acceptable to Parent and Company, dated as of the Closing Date and executed by Company.

(f)    Minimum Company Net Cash. Immediately prior to and as of the Effective Time, Company shall have Company Net Cash equal to or greater than the Minimum Company Net Cash Amount.

Section 6.03    Additional Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the following conditions:

(a)    Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) that constitute the Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (other than, in each case, any inaccuracy or breach that is de minimis), and (ii) contained in this Agreement (other than the Parent Fundamental Representations) and the Parent Documents will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement and the Parent Documents will be disregarded.  Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b)    Agreements and Covenants.  Parent and Merger Sub will have, in all material respects, performed or complied with its agreements and covenants required by this Agreement and the Parent Documents to be performed or complied with by them on or prior to the Effective Time.  Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(c)    Minimum Parent Net Cash. Immediately prior to and as of the Effective Time, Parent shall have Parent Net Cash equal to or greater than the Minimum Parent Net Cash Amount.

(d)    Officer’s Certificate. Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying (i) that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(e) have been duly satisfied and (ii) that the information set forth in the Parent Certificate delivered by Parent in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.

(e)    Parent Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect.

(f)    Parent Board of Directors Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the Parent Board contemplated by Section 5.11 and each of Parent’s Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the Parent Board immediately following the Effective Time.

(g)    Severance Forfeitures.  Company will have received a duly executed copy of an acknowledgment or similar documentation satisfactory to the Company from each of Jamie Benoit, Gwen Pal and Stan Reese releasing Parent from any and all claims to severance, separation pay, termination pay or similar compensation.

(h)    Parent Certificate.  The Chief Financial Officer of Parent will have executed and delivered to Company the Parent Certificate.

(i)    Parent Invoices. Company will have received written acknowledgements pursuant to which Parent’s outside legal counsel and any financial advisor who performed services for or on behalf of Parent, or who is otherwise entitled to any compensation from Parent that in each case is owed Transaction Costs from Parent: (i) the total amount of Transaction Costs that are payable to such Person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other Transaction Costs (collectively, the “Parent Invoices”).

(j)    Good Standing Certificate. Company shall have received a short-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within 15 Business Days prior to the Closing Date with respect to Parent.

(k)    No Parent Preferred Stock Outstanding. Parent shall have caused all issued and outstanding Parent Preferred Stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no Parent Preferred Stock issued or outstanding.

(l)    Parent Restructuring and Tellenger Sale. The Parent Restructuring shall have been completed to the satisfaction of the Company and the Tellenger Sale shall have been consummated pursuant to the Stock Purchase Agreement that is satisfactory to the Company.

ARTICLE VII.

TERMINATION

Section 7.01    Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and/or Parent:

(a)    by mutual written Consent of Company and Parent duly authorized by each of their respective boards of directors;

(b)    by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date); provided, however, that Parent or Company may, upon written notice delivered by one party to the other prior to the originally scheduled End Date, extend the originally scheduled End Date by up to thirty-one (31) calendar days (to May 30, 2024) (the “Extended Date”) so long as such party requesting the extension is not in material breach of any provision of this Agreement;

(c)    by either Parent or Company if a court of competent jurisdiction or Governmental Body will have issued a non-appealable final Order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)    by  Parent if the Company Stockholder Written Consent shall not have been obtained by the Company Vote Deadline; provided, however, that once the approval of holders of a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.01(d); provided, further, that the right to terminate this Agreement under this Section 7.01(d) will not be available if Parent’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the approval of holders of a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock to be obtained at or before such time;

(e)    by either Parent or Company, if the Parent Stockholders’ Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.03(a)) and the Parent Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.01(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained thereat);

(f)    by Company if the Parent Board has effected a Parent Change in Recommendation;

(g)    by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement and/or the Company Documents, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.01(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(g) (it being understood that this Agreement shall not terminate pursuant to this Section 7.01(g) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to the termination becoming effective pursuant to this Section 7.01(g)); provided, further that no termination may be made pursuant to this Section 7.01(g) solely as a result of the failure of Company to obtain the approval of holders of a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock (in which case such termination must be made pursuant to Section 7.01(d)); or

(h)    by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement and/or the Parent Documents, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.01(h) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(h) (it being understood that this Agreement shall not terminate pursuant to this Section 7.01(h) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to the termination becoming effective pursuant to this Section 7.01(h)); provided, further, that no termination may be made pursuant to this Section 7.01(h) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(e)).

Section 7.02    Effect of Termination.  Except as provided in Section 7.03(c), in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Section 7.03 and Article VIII hereof, and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.02, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement).  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VII and Article VIII, survive termination of this Agreement in accordance with its terms; provided, however termination of this Agreement may affect any outstanding Promissory Notes as set forth in Section 7.03(b).

Section 7.03    Expenses.

(a)    Except as set forth in this Section 7.03 or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)    If this Agreement is terminated other than in a termination by Parent pursuant to Section 7.01(d) or Section 7.01(g), then any outstanding Promissory Note, shall automatically and immediately be cancelled and terminated and the obligations of the parties under such Promissory Note shall immediately cease.

(c)    If this Agreement is validly terminated pursuant to Section 7.01, then except in the case of a willful breach (as defined in Section 7.02 above) by Parent of any representation, warranty, covenant, or obligation herein, Company’s right to cancel any outstanding Promissory Note pursuant to Section 7.03(b), and Company’s right to specific performance pursuant to Section 8.08, will be the sole and exclusive remedies of Company and its Affiliates against (A) Parent, and (B) the former, current and future holders of any equity, controlling Persons, Representatives, Affiliates, Subsidiaries, members, managers, general or limited partners, stockholders and assignees of each of Parent and each of their respective Subsidiaries and Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement and the Merger.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.01    Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (c) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)    If to Company:

Firefly Neurosciences Inc.
150 King St. W, 2nd Floor

Toronto, Ontario, M5H 1J9

Attn:

E-mail:

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attn.:     Rick A. Werner

Simin Sun

Alla Digilova
E-Mail:  rick.werner@haynesboone.com

simin.sun@haynesboone.com

alla.digilova@haynesboone.com

(b)    If to Parent or Merger Sub:

WaveDancer, Inc.

12015 Lee Jackson Memorial Highway

Suite 210

Fairfax, Virginia 22033

Attn:         G. James Benoit, Jr.

E-mail:         jb@wavedancer.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

Suite 1000

1750 Tysons Boulevard

McLean, Virginia 22102

Attn: Mark J. Wishner

          Fiorello (Rico) Vicencio, Jr.

E-mail:         wishnerm@gtlaw.com

rico.vicencio@gtlaw.com

Section 8.02    Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by holders of a number of shares of Company Common Stock representing a majority of the issued and outstanding shares of Company Common Stock or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.03    Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.04    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.05    Entire Agreement.  This Agreement, the Company Documents and the Parent Documents constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.06    Successors and Assigns; Parties In Interest.  This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders.  This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the Company Stockholders, and (v) the respective successors and assigns (if any) of the foregoing.  No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

Section 8.07    Waiver.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Effective Time, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

Section 8.08    Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party to this Agreement agree that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such Party will not be required to provide any bond or other security in connection with any such decree, Order or injunction or in connection with any related action or Legal Proceeding.

Section 8.09    Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    Each of the parties hereto irrevocably and unconditionally (a) Consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, any federal court located in the State of Delaware, and any appellate court from any thereof, in connection with any matters related to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any matters related to this Agreement in any court other than the Court of Chancery in the State of Delaware, or if (and only if) such court finds it lacks jurisdiction, any federal court located in the State of Delaware, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably Consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.09 in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

(c)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.10    Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11    Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.12    Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.13    Non-Survival of Representations, Warranties.  The representations and warranties of Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.14    Construction.

(a)    References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)    For purposes of this Agreement, whenever the context requires:  the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)    The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of Jamie Benoit, Tim Hannon, and Gwen Pal, and the knowledge such Persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.  The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Greg Lipschitz, Stephen Purcell and Jon Olsen, and the knowledge such Persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

(h)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Delaware are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first written above.

COMPANY FIREFLY NEUROSCIENCES INC.

By:
Name:
Title:

MERGER SUB FFN MERGER SUB, INC.

By:
Name:
Title:

PARENT WAVEDANCER, INC.

By:
Name:
Title:

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)          any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 10% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)          any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any Subsidiaries (including any of its voting equity interests) that constitute or account for 10% or more of the fair market value of the consolidated assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries) or to which 10% or more of the net revenues or net income on a consolidated basis of Company (or its Subsidiaries) or Parent (or its Subsidiaries) are attributable; or

(c)         any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries) or the declaration or payment of an extraordinary dividend (whether in cash or other property) by any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Valuation” means the Company Valuation plus the Parent Valuation.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Delaware are closed.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Allocation Percentage” means the quotient determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

“Company Net Cash” means, without duplication (1) the sum of (A) the Company’s unrestricted and unencumbered cash and cash equivalents, as of the Closing Date, and (B) the aggregate amount of binding commitments to invest in the Company within 60 days of the Closing.

“Company Common Stock” means the Common Stock of Company, par value $0.001 per share.

“Company Data” means all data and information, including Personal Information, Processed by or for the Acquired Companies.

“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Parent on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of Company set forth in Section 2.01 (Organization and Qualification; Charter Documents), Section 2.02 (Capital Structure), Section 2.03 (Authority; Non-Contravention; Approvals), Section 2.11 (Brokers’ and Finders’ Fees) and Section 2.13 (Title to Assets; Real Property).

“Company Intellectual Property” means all Intellectual Property that is necessary or required for, or used in connection with, Company’s and its Subsidiaries’ respective businesses as presently conducted or as presently proposed to be conducted.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; and with respect to items (i) – (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents Company from consummating the Merger.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Option Plan” means the Firefly Neurosciences Inc. 2023 Omnibus Equity Incentive Compensation Plan.

“Company Outstanding Shares” means the (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (b) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Company Options and Company Warrants (whether or not vested or currently exercisable).

“Company Restricted Share” means a share of Company Common Stock that is subject to repurchase by, or forfeiture to, Company pursuant to restricted stock or similar agreements with Company.

“Company Stockholders” mean the holders of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Valuation” means an amount equal to $110,000,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals, modifications, and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, Encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means April 30, 2024.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees (or their eligible dependents).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Merger Shares by (b) the Company Outstanding Shares, which shall be calculated in the same manner as set forth on Schedule B.

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to Company Owned IP Rights or Parent Owned IP Rights (as applicable) and entered into in the ordinary course of business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (iv) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“Financing” means the sale and issuance of Parent Common Stock and/or warrants to purchase shares of Parent Common Stock by Parent to former or existing stockholders or other investors or their respective Affiliates in Parent or its Subsidiaries.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) registered and unregistered trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) Copyrights, and (iv) confidential and proprietary information, including Trade Secrets and invention rights.

“Legal Proceeding” means any action, suit, claim, litigation, inquiry, grievance, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Shares” means the product of (a) the Post-Closing Parent Shares, multiplied by (b) the Company Allocation Percentage.

“Merger Sub Common Stock” means the Common Stock, no par value per share, of the Merger Sub.

“Minimum Company Net Cash Amount” means an amount equal to $2,500,000.

“Minimum Parent Net Cash Amount” means an amount equal to $0.

“Nasdaq” means The Nasdaq Capital Market.

“Order” means any order, writ, injunction, judgment or decree.

“Parent Allocation Percentage” means the quotient determined by dividing (i) the Parent Valuation by (ii) the Aggregate valuation.

“Parent Change in Control” means (a) a merger or consolidation in which (i) Parent is a constituent party, or (ii) a Subsidiary of Parent is a constituent party and Parent issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving Parent or a Subsidiary of Parent in which the shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale by Parent of all or substantially all the assets of Parent and its Subsidiaries taken as a whole; or (c) the sale by the stockholders of Parent of more than fifty percent (50%) by voting power of the then-outstanding capital stock of Parent to any single Person or “group” (as defined in the Exchange Act) of Persons.

“Parent Data” means all data and information, including Personal Information, Processed by or for the Acquiring Companies.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Section 3.01 (Organization and Qualification; Charter Documents), Section 3.02 (Capital Structure), Section 3.03 (Authority; Non-Contravention; Approvals), Section 3.11 (Brokers’ and Finders’ Fees), and Section 3.13(a) (Title to Assets).

“Parent IT Assets” means with respect to the Acquiring Companies, the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect:  Effects resulting (i) from conditions generally affecting the industries in which Parent participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic or other public health event, any civil unrest or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects (a) do not have a disproportionate impact on Parent or Merger Sub taken as a whole; or (b) prevents Parent or Merger Sub from consummating the Merger; provided further, however, that, in no event will a material adverse effect on the business, financial condition, operations or results of operations of Tellenger be deemed to constitute, nor will it be taken into account in determining whether there has occurred, a Parent Material Adverse Effect.

“Parent Net Cash” means, without duplication (1) the sum of (A) the Parent’s unrestricted and unencumbered cash and cash equivalents, as of the Closing Date, as of the Closing Date, including the Tellenger Amount, (B) the aggregate amount of Promissory Notes, if any, as of the Closing Date, minus (2) the sum of, without duplication, (V) any Transaction Costs of Parent and its Subsidiaries, except for Transaction Costs assumed by Tellenger, (W) any Indebtedness of Parent and its Subsidiaries not assumed in the Tellenger Sale, (X) any Taxes of Parent or its Subsidiaries related to or attributable to any Tax period or portion thereof that ends on or prior to the Closing Date and (Y) the current liabilities of Parent.

“Parent Outstanding Shares” means the sum of (a) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time and (b) the total number of shares of Parent Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Parent Options and Parent Warrants (whether or not vested or currently exercisable).

“Parent Restructuring” means a transaction or series of transactions resulting in the divestiture in one or more transactions of all of the assets and liabilities of Parent into Tellenger except for Parent Net Cash.

“Parent Stock Option Plans” means collectively the 2006 Stock Incentive Plan, the 2016 Stock Incentive Plan and the 2021 Stock Incentive Plan.

“Parent Stockholders” mean the holders of Parent Common Stock issued and outstanding immediately prior to the Effective Time.

“Parent Unaudited Interim Balance Sheet” means the balance sheet included in Parent’s Form 10-Q for the period ended June 30, 2023.

“Parent Warrant” means any warrant to purchase shares of Parent Common Stock.

“Parent Valuation” means $15,000,000 less, or plus if a negative number, the difference between $5,000,000 and Parent Net Cash. the Parent Net Cash including the Tellenger Amount (if applicable).

“Permitted Financing” shall mean the sale of Parent Common Stock pursuant to that certain Common Stock Purchase Agreement, dated July 8, 2022 between the Parent and B. Riley Principal Capital II, LLC, and, subject to the consent of Company which shall not be unreasonably withheld, other sales or issuances of shares of Parent Common Stock; provided, however, that the Company may withhold consent, in its sole discretion, in the following sales or issuances of equity securities by the Parent: (i) sales of Parent Common Stock which includes any rights, obligations, liabilities granted to any holder of Parent Common Stock which does not exist as of the date hereof; (ii) any issuances of an Parent Preferred Stock; and (iii) any sales or issuances of an equity securities which is at a discount that is greater than 10% to the volume weighted average price for the five trading days prior to the sale or issuance.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Liens of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Legal Requirements or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business; and (vi) Liens or Encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Process” means, with respect to any data or information, or set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use.

“Proxy Statement” shall mean the proxy statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s stockholders in connection with the Parent’s Stockholders’ Meeting.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Parent Lookback Date, including all amendments thereto.

“Solvent” means, with respect to any Person, that (i) the total assets of such Person and its Subsidiaries are, on the date of determination, greater than the total amount of all known liabilities of such Person and its Subsidiaries as of such date, (ii) on the date of determination, such Person and its Subsidiaries are able to pay their debts as such debts become due in the ordinary course of business, and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting their respective businesses as presently conducted or as proposed to be conducted by them.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 10% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Parent Board, as applicable, determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teaming Agreement” means each teaming or joint venture agreement to which the Acquiring Companies are a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Tellenger Amount” means an amount equal to the cash proceeds Parent received pursuant to the Tellenger Sale, less costs, fees and expenses paid by Parent or its affiliates related to such Tellenger Event, including but not limited to payment of any legal fees, consulting fees, third party broker fees, payment of indebtedness, severance costs, and any other payments.

“Tellenger Sale” means the sale of the outstanding shares of Tellenger, Inc. common stock pursuant to the Stock Purchase Agreement.

“Tellenger” means Tellenger, Inc.

“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, Software or services, including: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (c) the Export Control Reform Act of 2018 and the Export Administration Regulations (15 C.F.R. Parts 730-734.); (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s BIS and the U.S. Department of the Treasury’s International Revenue Service; (e) any Law, executive order or implementing regulations of the U.S. Department of the Treasury Office of Foreign Assets Controls (31 C.F.R. Parts 500-599), and Sanctions; and (f) all other Laws concerning exports and imports.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement, the Company Documents or the Parent Documents, as applicable, and the consummation of the Transactions, for (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions including but not limited to payments due to Tim Hannon and [non-officer employee name redacted] and, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any Consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and Company shall share equally all out of pocket costs and expenses (other than attorneys’, accountants’ and other similar service provider’s fees and expenses incurred in relation to: (i) the filings by the Parties under any filing requirement under the HSR Act; (ii) any antitrust Legal Requirement applicable to this Agreement and the Transactions; and (iii) the costs of the filing with the SEC of the S-4 Registration Statement and the Proxy Statement/Prospectus (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders (except for professional fees incurred by Company, which shall be borne by Company); the Company shall pay any fees and expenses (X) incurred in connection with obtaining Nasdaq approval for the Merger, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement (including professional fees incurred by Company) and (Y) the Parent shall be liable for and pay their own fees and costs incurred in connection with the Parent Restructuring. Notwithstanding the foregoing, the Company shall pay 50% of Parent’s attorney fees up to a maximum of $300,000 (e.g., if Parent’s attorney fees are $600,000, the Company will pay $300,000 of such fees).

“Voting Agreement Signatories” means those Persons set forth on Schedule A.

177

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Accepted Confidentiality Agreement”	Section 5.13(a)
“Agreement”	Preamble
“Allocation Certificate”	Section 5.18(a)
“Antitrust Laws”	Section 2.03(d)
“Assumed Option”	Section 5.16(a)
“Certificate of Merger”	Section 1.02
“Certifications”	Section 3.05(a)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“Code”	Recitals
“Company Audited Financial Statements”	Section 5.23
“Company Balance Sheet”	Section 2.05(a)
“Company Board Recommendation”	Section 5.02(b)
“Company Capital Stock”	Section 2.02(a)
“Company Contract”	Section 2.16(b)
“Company Data Partners’	Section 2.09(f)
“Company Disclosure Schedule”	Exhibit A
“Company Documents”	Section 2.03(a)
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.05(a)
“Company Insurance Policies”	Section 2.18(a)
“Company IP Registrations”	Section 2.08(a)
“Company Lookback Date”	Section 2.05(c)
“Company Permits”	Section 2.09(b)
“Company Personal Information”	Section 2.09(e)
“Company Privacy Policy”	Section 2.09(e)
“Company RSUs”	Section 2.02(a)
“Company Security Incident”	Section 2.09(f)
“Company Stock Certificate”	Section 1.08
“Company Stockholder Approval”	Section 2.03(a)
“Company Stockholder Matters”	Section 5.02(a)
“Company Stockholder Written Consent”	Section 5.02(a)
“Company Vote Deadline”	Section 5.02(a)
“Company”	Preamble
“Confidentiality Agreement”	Section 5.04
“D&O Indemnified Party”	Section 5.06(a)
“Effective Time”	Section 1.02
“Exchange Act”	Section 2.03(d)
“Exchange Agent”	Section 1.07(a)
“Exchange Fund”	Section 1.07(a)
“Extended Date”	Section 7.01(b)
“Foreign Antitrust Laws”	Section 2.03(d)
“Delaware Law”	Section 1.01
“GAAP”	Section 2.05(a)
“Government Contracts”	Section 3.19
“Hazardous Material Activities”	Section 2.14(b)
“Hazardous Material”	Section 2.14(a)
“Incentive Plan”	Section 5.27
“Indebtedness Payoff Letter”	Section 5.18(b)
“knowledge of Company”	Section 8.14(g)
“knowledge of Parent”	Section 8.14(g)
“Liability”	Section 2.05(d)
“Merger Consideration”	Section 1.06(a)
“Merger Sub”	Preamble
“Merger”	Recitals
“Nasdaq Listing Application”	Section 5.22
“Other Filings”	Section 5.01(a)
“Parent Board”	Recitals
“Parent Board Recommendation”	Section 5.03(b)
“Parent Certificate”	Section 5.18(c)
“Parent Change in Recommendation”	Section 5.03(c)
“Parent Charter Amendment”	Section 3.03(a)
“Parent Common Stock”	Section 1.06(a)
“Parent Contract”	Section 3.16(b)
“Parent Data Partners”	Section 3.09(f)
“Parent Documents”	Section 3.03(a)
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.14(c)
“Parent Financials”	Section 3.05(f)
“Parent Insurance Policy”	Section 3.17(a)
“Parent Invoices”	Section 6.03(i)
“Parent Lookback Date”	Section 3.05(a)
“Parent Option”	Section 3.02(b)
“Parent Owned IP Rights”	Section 3.08
“Parent Permits”	Section 3.09(b)
“Parent Personal Information”	Section 3.09(e)
“Parent Preferred Stock”	Section 3.02(a)
“Parent Privacy Policy”	Section 3.09(e)
“Parent Related Parties”	Section 7.03(c)
“Parent SEC Documents”	Section 3.05(a)
“Parent Security Incident”	Section 3.09(f)
“Parent Stockholder Approval”	Section 3.03(a)
“Parent Stockholder Approval Matters”	Section 5.03(a)
“Parent Stockholders’ Meeting”	Section 5.03(a)
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Performance Warrant”	Section 2.02(a)
“Pre-Closing Period”	Section 4.01
“Proxy Statement/Prospectus”	Section 5.01(a)
“Reverse Split”	Section 5.21
“S-4 Registration Statement”	Section 5.01(a)
“SEC”	Section 2.03(d)
“SEC Website”	Section 3.05(a)
“Securities Act” “Stock Purchase Agreement”	Section 3.05(a) Recitals
“Series C Preferred Stock”	Section 2.02(a)
“Series C Warrant”	Section 2.02(a)
“Surviving Corporation”	Section 1.01
“Transactions”	Recitals

ANNEX A-2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “First Amendment”) to the Merger Agreement (as defined below) is made and entered into as of January 12, 2024, by and WaveDancer, Inc. a Delaware corporation (“Parent”), FFN Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Firefly Neuroscience, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

WHEREAS, Parent, Merger Sub, and the Company have entered into that certain Agreement and Plan of Merger, dated as of November 15, 2023 (the “Merger Agreement”)

WHEREAS, the Parties desire to amend the terms and conditions of the Merger Agreement to, among other things: (i) clarify that the Effective Time shall be prior to or simultaneous with the Tellenger Sale; (ii) clarify regarding the treatment of Company Warrants at the Effective Time; and (iii) deletion of the closing obligations related to the HSR Act.

NOW, THEREFORE, for and in consideration of the mutual covenants contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party hereto, the Parties agree as follows:

1.            Amendment to Agreement. The Agreement is hereby amended as follows:

a.	The last sentence of Section 1.02 of the Merger Agreement is deleted in its entirety and replaced with the following:

“The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”) and shall be prior to or simultaneous with the Tellenger Sale.”

b.	A new Section 1.06(g) is hereby added as follows:

“(g)          Company Warrants.  Each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.16.  Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.06(g) under applicable Legal Requirements and all such Company Warrants, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Warrants.  In addition, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Warrants setting forth such holders’ rights pursuant to this Agreement.”

A-2-1

c.	Section 2.02(a) is hereby deleted in its entirety and replaced with the following:

“(a)          The authorized capital stock of Company consists of: (i) 2,470,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 49,948,700 shares are issued and outstanding and which, (A) 4,439,950 are issuable pursuant to the Company Option Plan, (B) 8,435,169 are issuable upon the exercise of various warrants of the Company (the “Company Warrants”), (C) an amount of shares equal to $400,000 at the go-public price of $1.72 per share, estimated to be 232,558, are issuable upon the vesting of RSUs (the “Company RSUs”), and (ii) 30,000,000 shares of preferred stock, of which 2,375,000 are designated Series C Preferred Stock and 1,538,132 are issued and outstanding (the “Series C Preferred Stock”). All outstanding shares of Company Common Stock and Series C Preferred Stock (collectively the “Company Capital Stock”) are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements. No shares of Company Capital Stock are held in Company’s treasury as of the date of this.”

d.	Section 2.02(b) is hereby deleted in its entirety and replaced with the following:

“(b)          As of the date of this Agreement, no more than 12% of the Company Common Stock can be issued to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 4,439,950 shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 2.02(b) of the Company Disclosure Schedule lists each director and officer of the Company who is a holder of Company Capital Stock and the number and type of shares of such stock held by such holder, each outstanding Company Option, Company RSUs, Company Warrant.”

e.	Section 5.16 of the Merger Agreement is deleted in its entirety and replaced with the following:

“Section 5.16         Company Options; Preferred Stock; Company RSU, Company Warrants.

(a)               At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock (each, an “Assumed Option”), and Parent shall assume the Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock).  All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time:  (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that:  (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.16(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) the Parent Board or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.  Notwithstanding anything to the contrary in this Section 5.16(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.  It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

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(b)          Immediately prior to the Effective Time, to the extent that any issued and outstanding Series B Preferred Stock or Series C Preferred Stock is outstanding, such Series B Preferred Stock or Series C Preferred Stock shall convert into Company Common Stock pursuant to the terms of the Certificate of Incorporation, as amended, of the Company.

(c)          At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time under the Company Option Plan shall accelerate and vest pursuant to the terms of such Company RSU. The holders of the Company RSU shall receive shares of the Parent Common Stock based on the terms as set forth in the applicable Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time.

(d)       At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock (each, an “Assumed Warrant”), and Parent shall assume the terms of the Company Warrant by which such Company Warrant is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Warrant by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under the Company Warrant assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant assumed by Parent in accordance with this Section 5.16(d) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

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(e) Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with this Section 5.16.

f.	Section 6.01(b) of the Merger Agreement is deleted in its entirety and replaced with the following:

“ (b) [Reserved].”

g.	Section 6.03(l) of the Merger Agreement is deleted in its entirety and replaced with the following:

“ (l) Parent Restructuring and Tellenger Sale. The Parent Restructuring shall have been completed to the satisfaction of the Company and the Tellenger Sale shall be consummated pursuant to the Stock Purchase Agreement simultaneous with, or immediately after, the Effective Time, that is satisfactory to the Company.”

h.	The definition for “Performance Warrants”, “Series C Warrants” and “Company Restricted Share” shall be deleted in its entirety from Exhibit A of the Merger Agreement.

i.	The definition for “Company Option Plan” is hereby deleted in its entirety and replaced with the following:

“ “Company Option Plan” means the 2023 Omnibus Equity Incentive Compensation Plan and/or the 2007 Share Option Plan, as applicable.”

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j.	The definition for “Exchange Ratio” is hereby deleted in its entirety and replaced with the following:

“ “Exchange Ratio” means the following ratio (rounded to six decimal places): the quotient obtained by dividing (a) the Merger Shares by (b) the Company Outstanding Shares which shall be calculated in the same manner as set forth on Schedule B.”

k.	Section 2.02(b) of the Company Disclosure Schedule is hereby deleted in its entirety and replaced with Exhibit A.

2.

No Other Changes. Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect upon its original terms. This Amendment and the Agreement constitute an integrated agreement with respect to the subject matter hereof and thereof. This Amendment may be amended, modified, and supplemented only in accordance with the terms of the Agreement.

3.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY FIREFLY NEUROSCIENCE, INC.

By:
Name:
Title:

MERGER SUB FFN MERGER SUB, INC.

By:
Name:
Title:

PARENT WAVEDANCER, INC.

By:
Name:
Title:

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Exhibit A

(attached)

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ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WAVEDANCER, INC.

WaveDancer, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The present name of the corporation is WaveDancer, Inc. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 14, 2021 as WaveDancer, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. Thereafter, this Amended and Restated Certificate of Incorporation was duly approved by the holders of the requisite number of shares of capital stock of the Corporation at a special meeting of the Corporation duly called and held, and upon notice duly given, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

D. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

E. This document becomes effective on [__] at [__] PM, Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, WaveDancer, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by G. James Benoit, a duly authorized officer of the Corporation, on [__].

By:
G. James Benoit
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIREFLY NEUROSCIENCE, INC.

I.

The name of this corporation is Firefly Neuroscience, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 101,000,000  shares, consisting of (1) 100,000,000  shares of Common Stock, par value of $0.0001 per share, and (2) 1,000,000  shares of Preferred Stock, par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock, or any series thereof, and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, respectively, irrespective of Section 242(b)(2) of the DGCL, unless a vote of any such holder is required pursuant to this Amended and Restated Certification of Incorporation (as further amended from time to time, the “Amended and Restated Certificate of Incorporation”) (including any certificate of designation relating to any series of Preferred Stock).

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or the Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Subject to the prior or equal rights, if any, of the holders of shares of any series of Preferred Stock duly created hereunder, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution. liquidation or winding-up of the Corporation, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

A.           Management of the Business

Except as otherwise provided by the DGCL or the Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

B.           Board of Directors.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. At any time that applicable law prohibits a classified board as described in this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. No stockholder entitled to vote at an election for directors may cumulate votes.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. If the total number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors constituting the Board remove or shorten the term of any incumbent director.

C.          Removal of Directors.

For so long as the Board of Directors is classified and subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 662/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

D.          Vacancies.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

E.         Preferred Stockholders’ Election Rights.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section A of Article V hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.         Bylaw Amendments.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Amended and Restated Bylaws of the Corporation (as amended from time to time, the “Amended and Restated Bylaws”). The stockholders shall also have power to adopt, amend or repeal the Amended and Restated Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 662/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

G.          Stockholder Actions.

1.	The directors of the Corporation need not be elected by written ballot unless the Amended and Restated Bylaws so provide.

2.

Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

3.

Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

4.

An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by the Board or a duly authorized committee thereof.

5.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Amended and Restated Bylaws.

VI.

A. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

VII.

A. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise.

VIII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

IX.

A. Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

B. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section C of this Article IX and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

C. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 662/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, X and XI.

X.

A. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Designated Party participates or desires or seeks to participate in and that involves any aspect of the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage (each, a “Business Opportunity”) other than a Business Opportunity that (i) is first presented to a Designated Party solely in such person’s capacity as a director or officer of the Corporation or its Subsidiaries and with respect to which, at the time of such presentment, no other Designated Party (other than a Nominee) has independently received notice of or otherwise identified such Business Opportunity or (ii) is identified by a Designated Party solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No Designated Party, including any Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any Designated Party may pursue a Renounced Business Opportunity, provided that such Renounced Business Opportunity is conducted by such Designated Party in accordance with the standard set forth in Section B of this Article X. The Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section A of Article X. Nothing in this Section A of Article X. shall be construed to allow any director to usurp a Business Opportunity of the Corporation or its Subsidiaries solely for his or her personal benefit.

B. In the event that a Designated Party acquires knowledge of a Renounced Business Opportunity, such Designated Party may pursue such Renounced Business Opportunity if such Renounced Business Opportunity is developed and pursued solely through the use of personnel and assets of the Designated Party (including, as applicable, such Designated Party in his or her capacity as a director, officer, employee or agent of a Designated Party).

C. Provided a Renounced Business Opportunity is conducted by a Designated Party in accordance with the standards set forth in Section B of this Article X, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary or other duty by reason of such Renounced Business Opportunity. In addition, subject to Section D of this Article X. hereof, no Designated Party shall be liable to the Corporation or a stockholder of the Corporation for breach of any fiduciary duty as a director or controlling stockholder of the Corporation, as applicable, by reason of the fact that such Designated Party conducts, pursues or acquires such Renounced Business Opportunity for itself, directs such Renounced Business Opportunity to another Person or does not communicate information regarding such Renounced Business Opportunity to the Corporation.

D. Should any director of the Corporation have actual knowledge that he or she or his or her Affiliates is pursuing a Renounced Business Opportunity also pursued by the Corporation, he or she shall disclose to the Board that he or she may have a conflict of interest, so that the Board may consider his or her withdrawal from discussions in Board deliberations, as appropriate.

E.

(a)	For purposes of this Article X, “Designated Parties” shall include all Subsidiaries and Affiliates of each Designated Party (other than the Corporation and its Subsidiaries).

(b)	As used in this Article X, the following definitions shall apply:

(i) “Affiliate” means with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and any directors, officers, partners or 5% or more owners of such person.

(ii) “Designated Parties” means any member of the Board who is not at the time also an officer of the Corporation or any entity through which such Person operates (each of which being a “Designated Party”).

(iii) “Nominee” means any officer, director, employee or other agent of any Designated Party who serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.

(iv) “Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.

(v) “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.

F. The provisions of this Article X shall terminate and be of no further force and effect at such time as no Designated Party serves as a director (including Chairman of the Board) or officer of the Corporation or its Subsidiaries.

XI.

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any 203 Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to that time, the 203 Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 50% of the outstanding voting stock that is not owned by the interested stockholder.

C. The restrictions contained in Article XI shall not apply if:

(a) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(b) the 203 Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section C(b) of Article XI, (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation ) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section C(b) of Article XI.

D. As used in this Article XI, the following definitions shall apply:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “203 Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XI is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include any person whose ownership of shares in excess of the twenty percent (20%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that any such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

XII.

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby

ANNEX C

AMENDED AND RESTATED BYLAWS

OF

FIREFLY NEUROSCIENCE, INC.

(A DELAWARE CORPORATION)

SECTION 1.

OFFICES

Section 1.1 Registered Office. The registered office of Firefly Neuroscience, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated from time to time, the “Amended and Restated Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

SECTION 2.

CORPORATE SEAL

Section 2.1 Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3.

STOCKHOLDERS’ MEETINGS

Section 3.1 Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2 Annual Meetings.

(a)

The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these Amended and Restated Bylaws (as may be further amended and/or restated from time to time, the “Amended and Restated Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)

At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)         For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence (as such term is used in any applicable stock exchange listing requirements or applicable law) of such proposed nominee or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange listing requirements or applicable law, or that the Board determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by the Amended and Restated Bylaws with respect to nominees for director).

(2)         For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(4).

(3)         To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the one hundred and twentieth (120th) day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the adoption of these Amended and Restated Bylaws, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 15 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the later of the close of business on (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)         The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable; (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2)); (E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation and (I) any other information relating to each Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)

A stockholder providing the written notice required by Section 3.2(b)(1) or (2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d)

Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(e)

To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3),3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; and (iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)

A person shall not be eligible for election or re-election as a director, unless the person is nominated, in the case of an annual meeting in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) of the Amended and Restated Bylaws and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Notwithstanding anything to the contrary in the Amended and Restated Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board of Directors or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c) of these Amended and Restated Bylaws. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Amended and Restated Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Amended and Restated Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five Business Days prior to the meeting of stockholders.

(g)	For purposes of Sections 3.2 and 3.3,

(1)         affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)         “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)         “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)         “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(5)         “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3 Special Meetings.

(a)

Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Amended and Restated Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b)

The Board shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f). The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such meeting or (ii) the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Amended and Restated Bylaws and, if any proposed nomination is not in compliance with the Amended and Restated Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)

Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Section 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Amended and Restated Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in the Amended and Restated Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Amended and Restated Certificate of Incorporation.

Section 3.4 Notice of Meetings. Except as otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time, and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting.

Section 3.5 Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Amended and Restated Certificate of Incorporation, or by the Amended and Restated Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of one third (1/3) of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or any applicable stock exchange rules, the holders of one third (1/3) of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is provided by law or by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6 Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 3.4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board. No stockholder entitled to vote at an election for directors may cumulate votes.

Section 3.8 List of Stockholders. The corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Nothing in this Section 3.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9 Remote Communication; Delivery to the Corporation.

(a)

If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)         participate in a meeting of stockholders; and

(2)         be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)

Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10 Organization.

(a)

At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Lead Independent Director (as defined below), or if no Lead Independent Director has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)

The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)

The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.

DIRECTORS

Section 4.1 Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Amended and Restated Certificate of Incorporation. Directors need not be stockholders unless so required by the Amended and Restated Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Amended and Restated Bylaws.

Section 4.2 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Amended and Restated Certificate of Incorporation or the DGCL.

Section 4.3 Terms. The terms of directors shall be as set forth in the Amended and Restated Certificate of Incorporation.

Section 4.4 Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Amended and Restated Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5 Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6 Removal. Directors shall be removed as set forth in the Amended and Restated Certificate of Incorporation.

Section 4.7 Meetings.

(a)

Regular Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)

Special Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or the Board.

(c)

Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)

Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

Section 4.8 Quorum and Voting.

(a)

Except as otherwise required by the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Amended and Restated Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b)

At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Section 4.9 Action without Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10 Fees and Compensation. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11 Committees.

(a)

Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one (1) or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b)

Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)

Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12 Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Sections 4.14 of the Amended and Restated Bylaws.

Section 4.13 Lead Independent Director. The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Amended and Restated Bylaws. For purposes of these Amended and Restated Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the stock exchange upon which the Corporation’s common stock is primarily traded.

Section 4.14 Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Lead Independent Director, or, if a Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

SECTION 5.

OFFICERS

Section 5.1 Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Section 5.2 Tenure and Duties of Officers.

(a)

General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)

Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Amended and Restated Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)

Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board, Lead Independent Director or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)

Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Amended and Restated Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Amended and Restated Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)

Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3 Delegation of Authority. The Board or any duly authorized committee thereof may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5 Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY

THE CORPORATION

Section 6.1 Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Amended and Restated Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)

All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)

Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)

Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2 Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

SECTION 7.

SHARES OF STOCK

Section 7.1 Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Amended and Restated Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2 Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3 Transfers.

(a)

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4 Fixing Record Dates.

(a)

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b)

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.6 Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Amended and Restated Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1 Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

SECTION 9.

DIVIDENDS

Section 9.1 Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to applicable law.

Section 9.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 10.

FISCAL YEAR

Section 10.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

SECTION 11.

INDEMNIFICATION

Section 11.1 Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)

Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that he or she is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, executive officer, other officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Amended and Restated Bylaws, and any reference to an officer of any other corporation, partnership, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b)

Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)

Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or executive officer in such director’s or executive officer’s capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)

Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within ninety (90) days of request therefor, or (iii) no disposition of a claim for an advance is made within twenty (20) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)

Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f)

Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)	Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)

Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i)

Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the full extent under applicable law.

(j)	Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(1)         The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)         The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)         The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4)         References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.

NOTICES

Section 12.1 Notices.

(a)

Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b)

Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Amended and Restated Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c)

Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)

Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)

Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)

Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty (60) days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g)

Waiver. Whenever notice is required to be given under any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws.

SECTION 13.

AMENDMENTS

Section 13.1 Amendments. Subject to the limitations set forth in Section 11.1(h) or the Amended and Restated Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Amended and Restated Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 662/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ANNEX D

WAVEDANCER REVERSE STOCK SPLIT CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIREFLY NEUROSCIENCE, INC.

Firefly Neuroscience, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of Delaware on December 14, 2021.

2.

The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended Certificate”), which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of Delaware on [•].

3.

Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended Certificate and declaring said this proposed Amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

4.

Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of [•], New York time, on [•], each [•] (#) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into [•] (#) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following such date.

5.	The Certificate of Incorporation is hereby amended by revising Article IV to include a new paragraph E as follows:

“Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each [•] shares of Old Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

D-1

6.

Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

7.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

[Signature page to Certificate of Amendment (Reverse Stock Split)]

IN WITNESS WHEREOF, Firefly Neuroscience, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this [•] day of [•], [•].

FIREFLY NEUROSCIENCE, INC.

By:
Name:
Title:

D-2

ANNEX E

SECTION 262 of DGCL

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX F

STOCK PURCHASE AGREEMENT

BY AND AMONG

WAVEDANCER, INC.

WAVETOP SOLUTIONS, INC.

AND

TELLENGER, INC.

Dated: November 15, 2023

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This Stock Purchase Agreement (this “Agreement”), dated as of November 15, 2023, is entered into by and among WaveDancer, Inc., a Delaware corporation (“Seller”), Wavetop Solutions, Inc., a Delaware corporation (“Buyer”), and Tellenger, Inc., a Maryland corporation (“Tellenger”).

RECITALS

WHEREAS, Seller holds all of the issued and outstanding shares of $1.00 par value common stock (the “Shares”) of Tellenger, which owns and operates a technology services firm for the primary benefit of agencies of the United States government (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, all of the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Books and Records” means originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Change in Control” means, with respect to Seller, the occurrence of any of the following:

(a)	a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of Seller, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to the commencement of such offer), any employee benefit plan of Seller or its subsidiaries, and their Affiliates;

(b)	Seller shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to such transaction), any employee benefit plan of Seller or its subsidiaries, and their Affiliates;

(c)	Seller shall sell substantially all of its assets to another entity that is not wholly owned by Seller, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of Seller (as of the time immediately prior to such transaction), any employee benefit plan of Seller or its subsidiaries, and their Affiliates; or

(d)	any change in ownership of more than 50% of the voting securities of Seller in one or more related transactions

For purposes of this definition, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b).

“Employees” means those Persons employed by Seller or Tellenger who worked for the Business immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller, Tellenger and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of capital stock of Seller entitled to vote on the matters contemplated by this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Termination and Release Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

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ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.02. Purchase Price. The aggregate purchase price for the Shares shall be $1,500,000 in cash payable at the Closing less the then outstanding balance of Summit Commercial Bank, N.A.’s (the “Bank”) loan to Seller and Tellenger to the extent assumed by Buyer and/or Tellenger.

Section 2.03. Employment Agreements. Tellenger shall assume all obligations under, and accept the assignment of, the Executive Employment Agreements by and between Seller and G. James Benoit, Jr., dated August 24, 2022, Gwendolyn Pal, dated February 22, 2022, and Stanley A. Reese, dated September 30, 1997.

Section 2.04. Lease. Tellenger shall assume all obligations under, and accept the assignment of, the Lease, dated May 6, 2021, by and between Map Ground Lease Owner LLC and Seller for the premises located at 12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033.

ARTICLE III

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP., 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102 at 10:00 A.M. Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02. Closing Deliverables.

(a)	At the Closing, Seller shall deliver to Buyer the following:

i.	A certificate representing all of the Shares;

ii.	the Seller Closing Certificate;

iii.	the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

iv.

a Bill of Sale for any and all of Seller’s assets being conveyed to Tellenger, including Intellectual Property Agreements, furniture and equipment, as set forth in Schedule 3.02, and Assignment and Assumption Agreement for all of the material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of Seller, as set forth in Schedule 3.02.

(b)	At the Closing, Buyer shall deliver to Seller the following:

i.

The cash payment of the purchase price and if the Bank loan is assumed by Seller and/or the Tellenger, a release of Seller by the Bank and a termination of any security interests which Seller has granted the Bank;

ii.	the Buyer Closing Certificate; and

iii.	the certificates of the Secretary or Assistant Secretary of Buyer required by Sections 7.03(e) and 7.03(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND TELLENGER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01. Organization and Qualification of Seller and Tellenger. Seller and Tellenger are corporations duly organized, validly existing and in good standing under the Laws of the states of Delaware and Maryland, respectively, and have all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on the Business as currently conducted. Tellenger is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02. Authority of Seller and Tellenger. Seller and Tellenger have all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Tellenger of this Agreement and any other Transaction Document to which Seller or Tellenger is a party, the performance by Seller and Tellenger of their obligations hereunder and thereunder and the consummation by Seller and Tellenger of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Tellenger. This Agreement has been duly executed and delivered by Seller and Tellenger, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and Tellenger, enforceable against Seller and Tellenger in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller or Tellenger is or will be a party has been duly executed and delivered by Seller and Tellenger (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and Tellenger enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

F-4

Section 4.03. Capitalization of Tellenger.

(a)	The authorized capital stock of Tellenger consists of 1,000 shares of common stock, par value $1.00, of which 200 are issued and outstanding and held by Seller.

(b)

No shares of Tellenger’s common stock are held in treasury. The shares of Tellenger’s common stock are owned beneficially and of record by Seller and constitute one 100% of the total issued and outstanding shares of capital stock of Tellenger. There are no declared or accrued but unpaid dividends with respect to any shares of Tellenger’s common stock.

(c)

Tellenger does not currently have, and has never previously adopted or maintained, a stock option plan or other equity-based plan or program providing for equity compensation of any Person in respect of Tellenger’s capital stock that Tellenger has ever adopted or maintained. Tellenger has not granted, promised or otherwise provided for the grant or issuance of any option, warrant or other right to acquire any shares of common stock to any Person.

(d)

The issued and outstanding shares of common stock (i) were duly authorized and validly issued in compliance with federal and applicable state and foreign Law, free and clear of all encumbrances and exempt from registration under all applicable federal and state securities laws and regulations; (ii) are fully paid and nonassessable; (iii) have not been issued in violation of any preemptive rights; and (iv) are not subject to preemptive rights, rights of first refusal or similar rights created by statute, Tellenger’s organizational documents or any agreement. There are no (x) outstanding obligations of Tellenger to repurchase, redeem or otherwise acquire any securities of Tellenger or (y) outstanding obligations of Tellenger to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in Tellenger or any other Person. Except for the shares of common stock, there are no other outstanding securities of Tellenger, including any debt securities, options, warrants, calls, commitments, agreements or other rights of any kind, giving any Person the right to acquire, or any securities that, upon conversion, exchange or exercise would give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, or otherwise convertible, exercisable or exchangeable into, shares of capital stock, or other equity interests in Tellenger. There are no authorized or outstanding stock appreciation rights, phantom stock or stock plans, profit participation rights or other similar rights with respect to Tellenger.

(e)

There are no change of control or similar rights, anti-dilution protections, accelerated vesting rights, good reason resignation or other rights to receive a payment, the issuance of any security, or similar right or benefit that any officer, employee or director of Tellenger or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated hereby or otherwise.

(f)

There are no voting trusts or other agreements or understandings to which Tellenger is a party with respect to the equity securities of Tellenger. Following the Closing, no Person will have any right to receive shares of capital stock or other equity interests in Tellenger upon exercise, conversion or vesting of any right or convertible instrument.

Section 4.04. No Conflicts; Consents. The execution, delivery and performance by Seller and Tellenger of this Agreement and the other Transaction Documents to which they are each a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or Tellenger; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or Tellenger or the Business; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Tellenger in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.06. Solvency. Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.07. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Seller, Tellenger nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Tellenger, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01. Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02. Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and Tellenger set forth in ARTICLE IV of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, Tellenger, the Business or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement.

F-5

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Tellenger shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 6.02. Confidentiality. Buyer covenants and agrees to keep confidential any and all information provided to Buyer pursuant to this Agreement; provided, that the foregoing shall not prohibit any disclosure required by any applicable law (in which case Buyer will provide Seller with the opportunity to review and comment in advance of such disclosure).

Section 6.03. Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.04. Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller;

(ii)    upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records; and

(iii)    convey Books and Records, as well as any other documentation relating to the operations of Tellenger, to Seller.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Neither Buyer nor Seller shall be obligated to provide each other with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05. Intellectual Property. Seller shall convey to Tellenger any and all Intellectual

Property, Intellectual Property Agreements, Intellectual Property Assets, and Intellectual Property Registrations that pertain to the Business that are held by, or in the name of, Seller.

Section 6.06. Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.07. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller or Buyer when due as is customary. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.09. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

F-6

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)	A Change in Control of Seller shall have been consummated.

(d)	Seller shall have obtained the Required Stockholder Vote with respect to the matters contemplated by this Agreement.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Seller and Tellenger contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)

 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have delivered to Seller the Purchase Price, if the Bank loan is assumed, a release of Seller from any liability in connection with such loan, including the termination of any financing statements filed in favor of the duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

F-7

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer if the transactions contemplated by this Agreement shall not have been consummated by April 30, 2024 (subject to possible extension as provided in this Section 8.01(b), the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to Seller, on the one hand, or to Buyer, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the Drop Dead Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Securities and Exchange Commission has not declared effective under the Securities Act of 1933, as amended, a registration statement related to a transaction involving a Change in Control by the date which is 60 days prior to the Drop Dead Date, then Seller shall be entitled to extend the Drop Dead Date for an additional 60 days;

(c)	by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)	by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e)	by Buyer or Seller in the event that:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this ARTICLE VIII, Section 6.02 and ARTICLE IX hereof; and

(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

F-8

ARTICLE IX

MISCELLANEOUS

Section 9.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller or Tellenger:

Timothy Hannon

12015 Lee Jackson Memorial Highway

Suite 210

Fairfax, VA 22033

Email: thannon@wavedancer.com

With a copy to:

Greenberg Traurig, LLP

1750 Tysons Blvd.

Suite 1000

McLean, VA 22102

Attention: Mark Wishner

                  Fiorello (Rico) Vicencio

Email: wishnerm@gtlaw.com

                                              rico.vicencio@gtlaw.com

If to Buyer:  900 Bestgate Road

Suite 300

Annapolis, MD 21401

Attention: G. James Benoit, Jr.

Email: jb@wavedancer.com

With a copy to:

Greenberg Traurig, LLP

1750 Tysons Blvd.

Suite 1000

McLean, VA 22102

Attention: Mark Wishner

                                              Fiorello (Rico) Vicencio

Email: wishnerm@gtlaw.com

                                              rico.vicencio@gtlaw.com

Section 9.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedule mean the Articles and Sections of and Schedule attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it was set forth verbatim herein.

Section 9.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

Section 9.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13. No Survival. The representations, warranties, covenants and agreements contained herein shall not survive the Closing and shall terminate on the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other representatives; provided, that the covenants and other agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part on or after the Closing shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall preclude Buyer or its Affiliates from seeking to enforce, against the applicable party thereto, any covenant or other agreement that by its terms contemplates performance in whole or in part after the Closing. For the avoidance of doubt, Buyer shall have no recourse following the Closing in respect of claims asserted under this Agreement and Seller and no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.14. Buyer Release. As of the Closing, Buyer, on behalf of himself, herself or itself, Tellenger and its controlled Affiliates and each of their respective successors and assigns (each, a “Buyer Releasor”) hereby irrevocably, unconditionally and completely releases and forever discharges each person comprising Seller and their respective Affiliates, and its and their respective present and former equityholders, officers, directors, managers, agents, employees and other representatives and each of their respective successors and assigns (separately and collectively, the “Seller Releasees”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, any liabilities of the Seller Releasees, and any and all actions, claims, losses, damages, liabilities, causes of action of whatever kind, known or unknown, that such Buyer Releasor may have had in the past, may now have or may have in the future against the Seller Releasees, for, upon or by reason of any matter, cause or thing whatsoever that occurred prior to the Closing (the “Seller Released Claims”). Each Buyer Releasor agrees to refrain from, directly or indirectly, asserting any claim, action or demand or commencing, instituting or causing to be commenced any claim, action or demand of any kind against any Seller Releasee, based on or arising from any of the Seller Released Claims and represents and warrants that it has not previously transferred and agrees that it will not transfer any Seller Released Claim.

[SIGNATURE PAGE FOLLOWS]

F-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

WAVEDANCER, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

BUYER:

WAVETOP SOLUTIONS, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

TELLENGER:

TELLENGER, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

F-10

ANNEX G

WAVEDANCER, INC.
2024 LONG-TERM INCENTIVE PLAN

The WaveDancer, Inc. 2024 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of WaveDancer, Inc., a Delaware corporation (the “Company”), effective as of _____________________, 2024 (the “Effective Date”), subject to approval by the Company’s stockholders.

ARTICLE 1.
PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a)    increase the interest of such persons in the Company’s welfare;

(b)    furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)    provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2.
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2    “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3    “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4    “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5    “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6    “Board” means the board of directors of the Company.

2.7    “Change in Control” means any of the following, except as otherwise provided herein: (a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d‑3 under the Exchange Act) of an aggregate of fifty percent (50%) or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than fifty percent (50%) of the voting power of the Company’s outstanding voting securities on the date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.7, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9    “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10    “Committee” means the Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.11    “Common Stock” means the common stock, par value $0.001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12    “Company” means WaveDancer, Inc., a Delaware corporation, and any successor entity.

2.13    “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14    “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.16    “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17    “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.18    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19    “Exercise Date” is defined in Section 8.3(b) hereof.

2.20    “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21    “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22    “Immediate Family Members” is defined in Section 15.8 hereof.

2.23    “Incentive” is defined in Section 2.3 hereof.

2.24    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.25    “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26    “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.27    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28    “Other Award” means an Award issued pursuant to Section 6.8 hereof.

2.29    “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30    “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31    “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32    “Performance Goal” means any of the Performance Criteria set forth in Section 6.98 hereof.

2.33    “Plan” means this WaveDancer, Inc. 2024 Long-Term Incentive Plan, as amended from time to time.

2.34    “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35    “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36    “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37    “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38    “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.39    “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.40    “Spread” is defined in Section 12.4(b) hereof.

2.41    “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.42    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.43    “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.43, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.44    “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3.
ADMINISTRATION

3.1    General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such Committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons, unless there are not two members of the Board who meet the qualification requirements set forth herein to administer the Plan, in which case, the Committee may consist of one person. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2    Designation of Participants and Awards.

(a)    The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)    Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself or herself as a recipient of any Award.

3.3    Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b‑3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4.
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including, without limitation, determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5.
SHARES SUBJECT TO PLAN

5.1    Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ________________ shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2    Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Shares of Common Stock otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, or shares canceled on account of termination, expiration or lapse of an Award, shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

ARTICLE 6.
GRANT OF AWARDS

6.1    In General.

(a)    The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)    If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c)    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2    Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Stock Option granted hereunder.

6.3    Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4    Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement, as applicable: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)    Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b)    Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)    Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)    Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates, if any are issued pursuant to this Section 6.4, for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii)    The Restriction Period, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv)    Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5    SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any SARs granted hereunder.

6.6    Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7    Performance Awards.

(a)    The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b)    Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8    Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.9    Performance Goals. Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.10    Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.11    No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR without stockholder approval. For purposes of this Section 6.11, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.11 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.12    Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7.
AWARD PERIOD; VESTING

7.1    Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2    Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8.
EXERCISE OR CONVERSION OF INCENTIVE

8.1    In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2    Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3    Exercise of Stock Option.

(a)    In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)    Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company (in accordance with the notice provisions in the Participant’s Award Agreement) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c)    Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option place a transfer restriction on any electronically registered shares (or if a physical certificate is issued to the Participant, retain physical possession of the certificate evidencing the shares acquired upon exercise) until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d)    Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4    SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a)    cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)    that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)    the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5    Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9.
AMENDMENT OR DISCONTINUANCE

9.1    Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10.
TERM

The Plan shall be effective as of the Effective Date, and, unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11.
CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12.
RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1    No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2    Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3    Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4    Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)    giving notice to each holder thereof or such holder’s personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b)    in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13.
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14.
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15.
MISCELLANEOUS PROVISIONS

15.1    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2    No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including, without limitation, any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5    Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including, without limitation, Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6    Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7    Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting or exercise of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8    Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.8, and (z) subsequent transfers of transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be transferable, exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.8.

15.9    Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10    Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain WaveDancer, Inc. 2024 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in [__________]. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.11    Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in [_________].

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of _________________________, 2024, by its Chief Executive Officer pursuant to prior action taken by the Board.

WAVEDANCER, INC.

By:

Name:

Title:	Chief Executive Officer

ANNEX H

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of [__], 2024, between WaveDancer, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder of the Company (as defined below) (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.00001 per share (the “Common Shares”) of Firefly Neuroscience, Inc., a Delaware corporation (“Company”), or any other voting shares of Company’s capital stock set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares, together with any other shares of capital stock of Company (“Shares”), the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Company, Parent, and FFN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), previously entered into an agreement and plan of merger, dated as of November 15, 2023 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Company, with Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of Company Common Stock outstanding on the applicable record date; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Company, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) against (A) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (B) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time and (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.

SECTION 2.2 Grant of Irrevocable Proxy. The Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Legal Requirements and that, to the extent Parent (and its officers on behalf of Parent) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.1 Subject Shares.

(a) The Stockholder agrees that (i) from the date hereof until the Expiration Time, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1) make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

SECTION 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including as an officer or director of the Company.

SECTION 3.3 Other Offers. The Stockholder (in the Stockholder’s capacity as such), shall not, and shall not authorize or permit any of its Representatives to, take any of the following actions: (i) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Parent, Merger Sub and any of their respective subsidiaries and representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

SECTION 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 3.5 Voting Trusts. The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

SECTION 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

SECTION 4.3 No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its assets (including any of the Subject Shares) may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Company.

SECTION 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Expiration Time; or (b) the termination of this Agreement by mutual written consent of the parties. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.

SECTION 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Parent, to:

WaveDancer, Inc.
12015 Lee Jackson Memorial Highway, Suite 210
Thorofare, Delaware USA 08086

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000 McLean, VA 22102
Attn:	Mark Wishner
Fiorello (Rico) Vicencio
E-mail:	wishnerm@gtlaw.com
Rico.vicencio@gtlaw.com

If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.

SECTION 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

SECTION 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Parent under and in accordance with the terms of the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

SECTION 6.10 Submission to Jurisdiction. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, any federal court located in the State of Delaware, and any appellate court from thereof, in connection with any matters related to this Agreement. The Stockholder: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or legal proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

SECTION 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

WAVEDANCER, INC.

By:
Name:
Title:

[Signature Page to Parent Voting Agreement]

Stockholder

Address:
Electronic Mail Address:

[Signature Page to Parent Voting Agreement]

Schedule I

Ownership of Shares

Name and Address of Stockholder	Number of Shares

ANNEX I

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of [__], 2024, between Firefly Neuroscience, Inc., a Delaware corporation (“Company”), and the undersigned stockholder of the Parent (as defined below) (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share (the “Common Shares”) of WaveDancer, Inc., a Delaware corporation (“Parent”), set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares, together with any other shares of capital stock of Parent (“Shares”), the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Company, Parent, and FFN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), previously entered into an agreement and plan of merger, dated as of November 15, 2023 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Company, with Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock outstanding on the applicable record date; and

WHEREAS, as an inducement to Company’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Parent, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) against (A) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (B) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time and (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.

SECTION 2.2 Grant of Irrevocable Proxy. The Stockholder hereby appoints Company and any designee of Company, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Company by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Company (and its officers on behalf of Company) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Legal Requirements and that, to the extent Company (and its officers on behalf of Company) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Company by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

ARTICLE III

COVENANTS

SECTION 3.1 Subject Shares.

(a) The Stockholder agrees that (i) from the date hereof until the Effective Time, it shall not, and shall not commit or agree to, without Company’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Company’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1) make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Company written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

SECTION 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including as an officer or director of Parent.

SECTION 3.3 Other Offers. Except to the extent Parent is permitted to take such action pursuant to the Merger Agreement, neither the Stockholder (in the Stockholder’s capacity as such), shall, nor shall the Stockholder authorize or permit any of its Representatives to, take any of the following actions: (i) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish any non-public information regarding Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Company and its representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

SECTION 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Company, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 3.5 Voting Trusts. The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Company as follows:

SECTION 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

SECTION 4.3 No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its assets (including any of the Subject Shares) may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Parent.

SECTION 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

TERMINATION

SECTION 5.1 Termination. This Agreement shall automatically terminate, and neither Company nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Expiration Time; or (b) the termination of this Agreement by mutual written consent of the parties. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.

SECTION 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Company, to:

Firefly Neuroscience, Inc.
150 King St. W, 2nd Floor
Toronto, Ontario, M5H 1J9

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attn.:	Rick A. Werner
Alla Digilova
E-Mail:	rick.werner@haynesboone.com
alla.digilova@haynesboone.com

If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.

SECTION 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

SECTION 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Company under and in accordance with the terms of the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

SECTION 6.10 Submission to Jurisdiction. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, any federal court located in the State of Delaware, and any appellate court from thereof, in connection with any matters related to this Agreement. The Stockholder: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or legal proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

SECTION 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

SECTION 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, Company and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

FIREFLY NEUROSCIENCE, INC.

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

Stockholder

Address:

Electronic Mail Address:

[Signature Page to Company Voting Agreement]

Schedule I

Ownership of Common Shares

Name and Address of Stockholder	Number of Common Shares
[ ]	[ ]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the WaveDancer Charter limits the liability of WaveDancer directors to the fullest extent permitted by the DGCL, and the WaveDancer Bylaws provide that we will indemnify them to the fullest extent permitted by such law. Any claims for indemnification by WaveDancer directors and officers may reduce its available funds to satisfy successful third-party claims against us and may reduce the amount of money available to it.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
2.1*+

Agreement and Plan of Merger, dated November 15, 2023, by and among Registrant, FFN Merger Sub, Inc., and Firefly Neuroscience, Inc. (included as Annex A-1 to this joint proxy and consent solicitation statement/prospectus).

2.2*

Amendment No. 1 to Agreement and Plan of Merger, dated January 12, 2024, by and among by and among Registrant, FFN Merger Sub, Inc., and Firefly Neuroscience, Inc. (included as Annex A-2 to this joint proxy and consent solicitation statement/prospectus).

2.3*	Stock Purchase Agreement between Registrant and Wavetop Solutions, Inc., dated November 15, 2023 (included as Annex F to this joint proxy and consent solicitation statement/prospectus).

2.4	Plan of Domestication of Registrant (incorporated by reference to Exhibit 2.1 of the Registrant’s. Current Report on Form 8-K filed on December 16, 2021).

2.5

Stock Purchase Agreement, dated November 12, 2021, among Jeffrey P. Gerald, Gray Matters, Inc. and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 16, 2021).

2.6

Amendment No. 1 to Stock Purchase Agreement by and between the Registrant and Gray Matters Data Corp., dated August 9, 2023 (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2023).

2.7

Rollover Stock Purchase Agreement by and among the Registrant, Gray Matters Data Corporation, and StealthPoint Fund I, LP, et al. dated August 9, 2023 (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2023).

2.8

Stock and Warrant Purchase Agreement, dated as of March 18, 2022, by and among the Registrant, Knowmadics, Inc., the sellers party thereto, and Shareholder Representative Services LLC as Sellers’ Representative (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 24, 2022).

3.1	Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 16, 2021).

3.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on December 16, 2021).

3.3*	Form of Amended & Restated Certificate of Incorporation of Registrant (included as Annex B to this joint proxy and consent solicitation statement/prospectus).

3.4*	Form of Amended & Restated Bylaws of the Registrant (included as Annex C to this joint proxy and consent solicitation statement/prospectus).

4.1	Description of Securities of Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s 2021 Annual Report on Form 10-K filed on April 12, 2022).

4.2	Form of Warrant issued in connection with the offering of August 26, 2021 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 30, 2021).

4.3	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on December 16, 2021).

4.4*#	Form of Option Agreement (Management) under Firefly Neurosciences, Inc. 2023 Omnibus Equity Incentive Compensation Plan.

4.5*#	Form of Option Agreement (Advisors) under Firefly Neurosciences, Inc. 2023 Omnibus Equity Incentive Compensation Plan.

5.1**	Legal Opinion of Greenberg Traurig, LLP.

10.1#

Executive Employment Agreement, by and between the Registrant and G. James Benoit, Jr. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 30, 2021).

10.2#	Executive Employment Agreement, by and between the Registrant and Timothy G. Hannon (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on March 24, 2022).

10.3

Commercial Line of Credit Renewal Agreement, dated April 30, 2022, by and between the Registrant, Tellenger, Inc. and Summit Community Bank (incorporated by reference to Exhibit 10.4 of the Registrant’s 2022 Annual Report on Form 10-K filed on April 17, 2023).

10.4

Business Loan Agreement, dated April 30, 2022, by and between the Registrant, Tellenger, Inc. and Summit Community Bank (incorporated by reference to Exhibit 10.5 of the Registrant’s 2022 Annual Report on Form 10-K filed on April 17, 2023).

10.5

Commercial Security Agreement, dated April 30, 2022, by and between the Registrant, Tellenger, Inc. and Summit Community Bank (incorporated by reference to Exhibit 10.6 of the Registrant’s 2022 Annual Report on Form 10-K filed on April 17, 2023).

10.6#	2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement on Schedule 14A filed on April 19, 2006).

10.7#	2016 Stock Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s definitive proxy statement filed on April 11, 2016).

10.8#	2021 Stock Incentive Plan (incorporated by reference to Appendix 4 of the Registrant’s definitive proxy statement filed on October 26, 2021).

10.9

Common Stock Purchase Agreement by and between the Registrant and B. Riley Principal Capital II, LLC dated July 8, 2022 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on July 11, 2022).

10.10

Registration Rights Agreement by and between the Registrant and B. Riley Principal Capital II, LLC dated July 8, 2022 (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on July 11, 2022).

10.11*#	Firefly Neuroscience, Inc. 2023 Omnibus Equity Incentive Compensation Plan

10.12*#	Elminda Ltd. Share Option Plan.

21.1*	List of Subsidiaries of Registrant.

23.1**	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of CohnReznick LLP, independent registered public accounting firm to Registrant.

23.3*	Consent of TPS Thayer, LLC, independent registered public accounting firm to Firefly Neuroscience, Inc.

23.4*	Consent of Turner, Stone & Company LLP, independent registered public accounting firm to Firefly Neuroscience, Inc.

24.1*	Powers of Attorney (included on the signature page to the original filing of this registration statement).

99.1**	Form of Proxy Card for the Special Meeting of WaveDancer, Inc.

99.2**	Form of Written Consent for the stockholders of Firefly Neuroscience, Inc.

99.3*	Consent of Scott Reeves to be named as director.

99.4*	Consent of Greg Lipschitz to be named as a director.

99.5*	Consent of Dave DeCaprio to be named as a director.

99.6*	Consent of Jon Olsen to be named as a director.

99.7*	Consent of G. James Benoit, Jr. to be named as director.

107*	Filing Fee Table.

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File included as Exhibit 101 (embedded within the Inline XBRL document)

* Filed herewith.

** To be filed by amendment.

# Management contract or compensatory plan or arrangement.

+ The schedules and exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, State of Virginia on January 22, 2024.

WAVEDANCER, INC.

By:	/s/ G. James Benoit, Jr.
Name:	G. James Benoit, Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of WaveDancer, Inc. hereby severally constitute and appoint G. James Benoit, Jr. our true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable WaveDancer, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. James Benoit, Jr.	Chief Executive Officer and Chairman of the Board	January 22, 2024
G. James Benoit, Jr.	(Principal Executive Officer)

/s/ Timothy G. Hannon	Chief Financial Officer	January 22, 2024
Timothy G. Hannon	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jack L. Johnson, Jr.		January 22, 2024
Jack L. Johnson, Jr.	Director

/s/ William H. Pickle		January 22, 2024
William H. Pickle	Director

/s/ Paul B. Becker		January 22, 2024
Paul B. Becker	Director

/s/ James C. DiPaula, Jr.		January 22, 2024
James C. DiPaula, Jr.	Director